As filed with the Securities and Exchange Commission on February 14, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Arcadia Biosciences, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2870	81-0571538

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5950 Sherry Lane, Suite 215

Dallas, TX 75225

(214) 974-8921

(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas J. Schaefer

Chief Executive Officer

5950 Sherry Lane, Suite 215

Dallas, TX 75225

(214) 974-8921

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

C. Kevin Kelso, Esq. Jeffrey Pietsch, Esq. Weintraub Tobin Chediak Coleman Grodin Law Corporation 400 Capitol Mall, Suite 1100 Sacramento, CA 95814 (916) 558-6000	Reid A. Godbolt, Esq. David A. Thayer, Esq. Jones & Keller, P.C. 1675 Broadway, 26th Floor Denver, CO 80202 (303) 573-1600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Exchange Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Arcadia may not sell its securities pursuant to the proposed transaction until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2025

On behalf of the board of directors of Arcadia Biosciences, Inc., a Delaware corporation (“Arcadia”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the proposed business combination of Arcadia and Roosevelt Resources LP, a Texas limited partnership (“Roosevelt” or the “Partnership”). We are requesting that you take certain actions as an Arcadia stockholder, as described in greater detail below.

Pursuant to the Securities Exchange Agreement, dated as of December 4, 2024 (which we refer to as the “Exchange Agreement,” as it may be amended from time to time), by and among Arcadia, Roosevelt, and Elliott Roosevelt, Jr. and David A. Roosevelt, in their capacities as representatives of the limited partners of the Partnership (the “LP Representatives”), Arcadia will issue shares of its common stock (sometimes referred to as “Arcadia common stock,” “Common Stock” or “common stock”) to the partners of Roosevelt in exchange for all of the equity interests in Roosevelt (such exchange, contributions and issuances referred to as the “Exchange”). As a result of the Exchange, Roosevelt will become a wholly owned subsidiary of Arcadia.

On the terms and subject to the conditions set forth in the Exchange Agreement, upon the closing (the “Closing”) of the transactions contemplated by the Exchange Agreement (sometimes referred to as the “Transactions”) and consummation of the Exchange (the “Effective Time”), Arcadia will issue 12,284,475 shares of common stock (the shares to be issued referred to as the “Exchange Shares”) to the Limited Partners, which will be subject to an upward or downward adjustment based on the amount of unrestricted cash and cash equivalents of Arcadia on the date of the Closing of the Exchange (the “Closing Date”). The number of Exchange Shares will be adjusted upwards or downwards based on the difference between Arcadia’s cash and cash equivalents on the Closing Date and the following amounts (the “Cash Amount”): the sum of (A) either (i) $1,250,000 if the Closing Date occurs in March 2025, or (ii) $950,000 if the Closing Date occurs after March 31, 2025; minus (B) the amount of certain transaction expenses; and plus (C) the amount by which transaction expenses specifically related to the Exchange exceed $1,000,000. If the difference is positive (the “surplus amount”), then the number of Exchange Shares will be decreased by a number equal to the surplus amount divided by $2.77. If the difference is negative (the “deficit amount”), then the number of Exchange Shares will be increased by a number equal to the deficit amount divided by $2.77. In no event will the number of Exchange Shares be less than the number required so that the number of shares issued to the Limited Partners is, immediately after the Closing, at least eighty percent (80%) of the total number of the outstanding shares of Arcadia’s common stock. The Exchange Agreement does not provide for an adjustment to the total number of shares of common stock that the Limited Partners will be entitled to receive in light of changes in the market price of Arcadia common stock.

Based on the number of shares of Arcadia common stock outstanding as of December 4, 2024, and the closing price of the common stock of $2.81 per share on December 4, 2024, the last trading day before public announcement of the proposed transaction, the Exchange Shares represent total aggregate consideration of approximately $34,519,375 as of such date. Upon completion of the Exchange, we estimate that the Limited Partners and the Arcadia stockholders as of immediately prior to the Closing will collectively own approximately 90% and 10%, respectively, of the shares of common stock of Arcadia outstanding immediately after the Closing. These percentages are estimates, are subject to certain assumptions and are subject to potential adjustment prior to the Closing, including as a result of changes in the number of outstanding shares of Arcadia common stock. As a result, Arcadia stockholders and the Limited Partners could own a greater, or a lesser, percentage of the outstanding shares of Arcadia immediately after the Effective Time of the Exchange than the estimates set forth above. We expect that after the Closing, we will be a “controlled company” under applicable Nasdaq rules because more than 50% of the voting power for the election of directors will be beneficially held by one stockholder. At the Closing or shortly thereafter, Arcadia expects to change its corporate name to “Roosevelt Resources, Inc.,” and expects that the common stock of the combined company will be listed on the Nasdaq Capital Market under a new trading symbol.

We expect the Exchange will qualify as an exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). As a result, subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Exchange,” no gain or loss should be recognized by the U.S. holders of Arcadia common stock or the U.S. holders of Partner Interests of the Partnership.

Arcadia will hold a special meeting of stockholders (the “Special Meeting”) in order to obtain the stockholder approvals necessary to complete the Exchange and related matters contemplated by the Exchange Agreement. At the Special Meeting, Arcadia will ask its stockholders to: (1) approve the issuance of Arcadia common stock pursuant to the Exchange and the Exchange Agreement, pursuant to Nasdaq Listing Rules 5635(a) and 5635(d) (which we refer to as the “share issuance proposal”); (2) approve an amendment to Arcadia’s amended and restated certificate of incorporation to effect a reverse stock split of Arcadia common stock, if the board of directors of Arcadia (the “Board”) determines in its discretion to effect a reverse stock split, at a ratio to be determined by the Board and anticipated to be before the Effective Time of the Exchange, but in all events before [•], 2025 (the “reverse split proposal”); (3) approve, on a non-binding basis, the compensation that may become payable to certain named executive officers that is based on or otherwise relates to the proposed Exchange transaction (sometimes referred to as the “exchange-related compensation proposal”); (4) approve and adopt the 2025 Long Term Incentive Plan (the “LTIP proposal”); and (5) approve the adjournment of the Special Meeting, if necessary, if there are not sufficient votes to approve the above proposals at the time of the Special Meeting.

The Special Meeting will be held on [•], 2025, at [•] Central time. The Special Meeting will be held in a virtual format only from Arcadia’s offices at 5950 Sherry Lane, Suite 215, Dallas, TX 75225. Information about the Special Meeting and the Exchange is contained in this proxy statement/prospectus. In particular, see “Risk Factors” beginning on page 24. We urge you to read this proxy statement/prospectus carefully and in its entirety.

Your vote is very important regardless of the number of shares of Arcadia common stock that you own. The Exchange cannot be completed without the approval of the share issuance proposal and certain of the other proposals described in the proxy statement/prospectus by the Arcadia stockholders. Whether or not you plan to attend the Special Meeting, please vote as soon as possible to make sure that your shares are represented at the meeting.

The Arcadia board of directors recommends that holders of Arcadia common stock vote “FOR” each of the proposals described herein to be considered at the Special Meeting of Arcadia stockholders.

Thomas J. Schaefer

Chief Executive Officer

Arcadia Biosciences, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [•], 2025, and is first being mailed to Arcadia stockholders on or about [•], 2025.

Notice of Special Meeting of Stockholders

To Arcadia Stockholders:

On December 4, 2024, Arcadia Biosciences, Inc. (“Arcadia” or the “Company”), Roosevelt Resources LP (“Roosevelt” or the “Partnership”) and Elliott Roosevelt, Jr. and David A. Roosevelt, in their capacities as representatives of the limited partners of the Partnership (the “LP Representatives”) entered into a Securities Exchange Agreement (the “Exchange Agreement,” as it may be amended from time to time).

Pursuant to the Exchange Agreement, subject to the terms of the Exchange Agreement, at the closing of the transactions contemplated by the Exchange Agreement, Arcadia will issue shares of its common stock (sometimes referred to as “Arcadia common stock,” “Common Stock” or “common stock”) to the limited partners of the Partnership in exchange for all of the limited partnership interests of Roosevelt and to the sole member of the general partner of Roosevelt (the “GP Member” and together with the limited partners, referred to collectively as the “Limited Partners”) in exchange for its membership interest (sometimes referred to as the “GP Interest” and together with the limited partnership interests of the Limited Partners, sometimes referred to as the “Partner Interests”) in the limited liability company that is the General Partner of the Partnership (the “General Partner”) (such exchange, contributions and issuances referred to as the “Exchange”). As a result of the Exchange, the Partnership will become a wholly owned subsidiary of Arcadia. A copy of the Exchange Agreement is attached as Annex A to the accompanying proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of Arcadia stockholders (which we refer to as the “Special Meeting,” including any adjournments or postponements thereof) will be held on [•], 2025, virtually via conference call at [•], Central time.

At the Special Meeting you will be asked to vote on the following matters:

1)
Proposal to approve the issuance of Arcadia common stock pursuant to the Exchange Agreement pursuant to which, among other things, Arcadia would issue shares of Arcadia common stock to the Limited Partners of the Partnership, representing more than 20% of the shares of Arcadia common stock that are outstanding immediately before the Exchange, pursuant to Nasdaq Rules 5635(a) and 5635(d) (the “share issuance proposal”).
2)
Proposal to approve an amendment to our amended and restated certificate of incorporation to authorize the Board of Directors of Arcadia (the “Board”) to effect a reverse stock split of the issued and outstanding shares of Arcadia common stock, if the Board determines in its discretion to effect a reverse stock split, at a range of between 1-for-2 and 1-for-5, with the final ratio to be determined by the Board and anticipated to be before the Effective Time of the Exchange, but in all events before [•], 2025, as described in the accompanying proxy statement/prospectus (the “reverse split proposal”).
3)
Proposal to approve, on a non-binding advisory basis, the compensation that may become payable to Arcadia’s named executive officers in connection with the completion of the Exchange (the “exchange-related compensation proposal”).
4)
Proposal to approve and adopt a new 2025 Long Term Equity Incentive Plan (the “LTIP proposal”).
5)
Proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the share issuance proposal, reverse split proposal, LTIP proposal, or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to Arcadia stockholders (the “adjournment proposal”).
6)
Transact such other business as may properly come before the stockholders at the Special Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on [•], 2025, as the record date for the Special Meeting. Only holders of record of Arcadia common stock as of the close of business on the record date for the Special Meeting are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

Your vote is very important regardless of the number of shares of Arcadia common stock that you own. The Exchange cannot be completed without the approval of the share issuance proposal by Arcadia stockholders, and one of the closing conditions of the Exchange may not be satisfied if the reverse split proposal and the LTIP proposal are not approved by Arcadia stockholders.

Arcadia’s board of directors recommends that holders of common stock vote “FOR” each of the proposals to be considered at the Special Meeting.

Whether or not you plan to attend the Special Meeting, please vote as soon as possible by either completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope or voting using the telephone or Internet voting procedures described on your proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

/s/ Thomas J. Schaefer
Thomas J. Schaefer
Chief Executive Officer

[•], 2025

i

(continued)

Exchange-Related Compensation of Named Executive Officers	75
Regulatory Approvals	77
Material U.S. Federal Income Tax Consequences of the Exchange	77
Anticipated Accounting Treatment	79
Nasdaq Capital Market Listing	80
Reporting Requirements	80
Appraisal Rights and Dissenters’ Rights	80

THE EXCHANGE AGREEMENT	81

Structure	81
Completion and Effectiveness of the Exchange	81
Exchange Consideration	82
Procedures for Exchanging Partnership Interests	83
Treatment of Arcadia Options and Warrants	84
Representations and Warranties	84
Covenants; Conduct of Business Pending the Exchange	87
Non-Solicitation	89
No Change of Recommendation or Alternative Acquisition Agreement	90
Preparation of the Proxy Statement/Prospectus; Stockholders Meeting	92
Review of Business; Announcements	92
Additional Agreements	92
Director & Officer Indemnification	94
Conditions to Completion of the Exchange	94
Termination of the Exchange Agreement; Termination Fees	96
Limited Partners Representatives; Appointment; Authority	98
Amendment and Waiver	98
Fees and Expenses	98

PROPOSAL NO. 1: APPROVAL OF THE ISSUANCE OF ARCADIA COMMON STOCK PURSUANT TO THE EXCHANGE AGREEMENT	99

Purpose and Effects of the Proposal	99
Required Vote	99
Recommendation of the Board of Directors	99

PROPOSAL NO. 2: APPROVAL AND ADOPTION OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION EFFECTING THE ARCADIA REVERSE STOCK SPLIT	100

Introduction	100
Background of and Reasons for the Reverse Stock Split	101
Risks Associated with the Reverse Stock Split	102
Determination of the Reverse Stock Split Ratio	103
Board Discretion to Effect the Reverse Stock Split	103
Effectiveness of the Reverse Stock Split	103
Effects of the Reverse Stock Split	104
Effects of the Reverse Stock Split on Outstanding Equity Awards and Warrants to Purchase Common Stock	105
Effect on Registered and Beneficial Stockholders	106
Effect on Registered Certificated Shares	106
Shares of Common Stock Issued and Outstanding	106
Anti-Takeover Effects	107
Fractional Shares	107
Appraisal Rights	107
Regulatory Approvals	107

(continued)

(continued)

(continued)

Annex A	Securities Exchange Agreement dated as of December 2, 2024

Annex B	Opinion of Northland Securities, Inc.

Annex C	Reverse Stock Split Certificate of Amendment

Annex D	2025 Long Term Incentive Plan

v

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, about Arcadia and Roosevelt. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Forward-looking statements include any statements regarding the expected timetable for completing the proposed transaction, the results, effects, and benefits of the proposed transaction, future opportunities for the combined company, future financial performance and condition, guidance. Any other statements regarding Arcadia’s or Roosevelt’s future expectations, beliefs, plans, objectives, financial condition, assumptions or future events or performance that are not historical facts are forward-looking statements. Forward-looking statements involve a wide variety of risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties relating to Arcadia include, but are not limited to, the risks set forth in filings that Arcadia makes with the Securities and Exchange Commission (“SEC”) from time to time, including in Arcadia’s Annual Report on Form 10-K for the year ended December 31, 2023 and other filings that Arcadia has made with the SEC since that date. Specific forward-looking statements also include statements regarding Roosevelt’s technology, Roosevelt’s anticipated development and production plans, and the ability of Roosevelt to grow production. The risks and uncertainties relating to Roosevelt include, without limitation, statements with respect to Roosevelt’s strategy and prospects, resource potential, expected future expenditures, production, financial position, business strategy, revenues, costs, capital expenditures and debt levels. Forward-looking statements are based on current expectations and assumptions and analyses made by Roosevelt and its management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: declines in oil, natural gas liquids or natural gas prices; the level of success in development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to level of indebtedness and periodic redeterminations of the borrowing base and interest rates under Roosevelt’s credit facility; Roosevelt’s ability to generate sufficient cash flows from operations to meet the internally funded portions of its capital expenditures budget; the effects of future regulatory or legislative actions; cost and availability of transportation and storage capacity as a result of oversupply, government regulation or other factors; and possible changes in taxation and environmental regulation. The combined company will have other risks and uncertainties as set forth below.

In addition, these forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the possibility that stockholders of Arcadia may not approve the issuance of new shares of Arcadia common stock in the transaction or other proposals that are a condition to the transaction or that the stockholders of Arcadia or the Limited Partners of Roosevelt may not approve matters relating to the Exchange Agreement; the risk that one or more conditions to the Closing of the proposed transaction may not be satisfied, that either party may terminate the Exchange Agreement or that the Closing of the proposed transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of Arcadia and Roosevelt; the effects of the business combination of Arcadia and Roosevelt, including the combined company’s future financial condition, results of operations, strategy and plans; changes in capital markets and the ability of the combined company to finance operations in the manner expected; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected following the public announcement or consummation of the proposed transaction. Statements regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic and regulatory conditions, and environmental matters reflect only our expectations regarding these matters.

Any information contained in hyperlinks in this proxy statement/prospectus is not deemed to be incorporated by reference into this proxy statement/prospectus unless this proxy statement/prospectus specifically states that such material is incorporated by reference herein.

Moreover, actual results could differ materially from those contained in any forward-looking statement as a result of various additional factors, including, without limitation:

•
the shares constituting the Exchange Consideration (as defined below) may have greater or lesser value at the Closing than at the time the Exchange Agreement was signed because the number of shares constituting the Exchange Consideration is not adjustable based on the market price of Arcadia common stock;
•
failure to complete the Exchange for certain reasons may result in a party being obligated to reimburse the other party for certain expenses, which could harm the business and financial condition of the reimbursing party;
•
if the conditions to the Exchange are not met, including failure to obtain Arcadia stockholder or approval by each of the Limited Partners for the Exchange, the Exchange may not occur;
•
the timing of the consummation of the Exchange is uncertain, as is the ability of each of Arcadia and the Partnership to consummate the Exchange;
•
the Exchange may be completed even though material adverse changes in the business of Arcadia or Roosevelt may occur;
•
Arcadia may not be able to correctly estimate its operating expenses and its expenses associated with the Exchange;
•
some executive officers of each company have interests in the Exchange that are different from yours, which may cause them to support or approve the Exchange without regard to your interests;
•
the market price of Arcadia common stock may decline following the Exchange;
•
restrictions in the Exchange Agreement may prevent Arcadia from entering into a business combination with another party at a favorable price;
•
certain provisions of the Exchange Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Exchange Agreement;
•
the Limited Partners may receive consideration in the Exchange that is greater or less than fair market value of the Partner Interests due to the lack of a public market for the Partner Interests;
•
if the Exchange does not qualify as an exchange under Section 351 of the Code, the receipt of Arcadia common stock pursuant to the Exchange could be fully taxable to the Limited Partners and the transaction might not be completed;
•
the combined company following the Exchange may never earn a profit;
•
the combined company following the Exchange may not be able to obtain additional funds when necessary, and/or on acceptable terms;
•
Arcadia’s small public float, low market capitalization, and limited operating history may make it difficult and expensive for the combined company to obtain additional funds following the Exchange;
•
the pro forma condensed combined financial statements appearing elsewhere in this proxy statement/prospectus may not be an indication of the combined company’s financial condition or results of operations following the completion of the Exchange and the transactions contemplated thereby;
•
the Exchange will result in changes to Arcadia’s board of directors and management that will affect the combined company’s business strategy and operations;

•
The price and trading volume of Arcadia’s common stock may be volatile and may fluctuate substantially following the Exchange and the transactions contemplated thereby;
•
if Arcadia were to be delisted from Nasdaq Capital Market, it could reduce the visibility, liquidity and price of its common stock;
•
a significant portion of Arcadia’s total outstanding shares of common stock may be sold into the public market at any point, which could cause the market price of Arcadia’s common stock to decline significantly regardless of the results or financial position of the combined company;
•
The combined company will have broad discretion in the use of its cash reserves and may not use them effectively;
•
Arcadia expects to continue to incur significant costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance initiatives and corporate governance practices;
•
provisions in Arcadia’s amended and restated certificate of incorporation, its bylaws or Delaware law might discourage, delay or prevent a change in control of the Company or change its management, which may depress the price of its common stock; and
•
securities analysts’ published reports could cause a decline in the price of Arcadia’s common stock.

The foregoing risks should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere. Arcadia can give no assurance that the conditions to the Exchange will be satisfied. For further discussion of the factors that may cause Arcadia, the Partnership or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risks associated with the ability of Arcadia and the Partnership to complete the Exchange and the effect of the Exchange on the business of Arcadia, the Partnership and the combined company, see the section titled “Risk Factors” in this proxy statement/prospectus.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Arcadia. See section titled “Where You Can Find More Information” of this proxy statement/prospectus.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of operations of Arcadia, the Partnership or the combined company could differ materially from the results contemplated by forward-looking statements made in this proxy statement/prospectus.

All forward-looking statements in this proxy statement/prospectus speak only as of the date of this proxy statement/prospectus. Arcadia and the Partnership do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which any statement is made, the occurrence of unanticipated events or any new information that becomes available in the future, except as required by applicable securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Solely for convenience, the trademarks, service marks and trade names referred to in this report may appear without the ®, TM, or SM symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, or trade names.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE AND SPECIAL MEETING

The following are some questions that you may have about the Exchange and the Special Meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Exchange and the Special Meeting. For your convenience, a Glossary of Oil and Gas Terms has been included and appears under the heading, “Roosevelt Business,” beginning on page 124.

Q:	What is the Exchange?

A:

Arcadia and the Partnership have entered into the Exchange Agreement. The Exchange Agreement contains the terms and conditions of the proposed business combination of Arcadia and the Partnership.

Upon consummation of the Exchange, Arcadia will issue 12,284,475 shares of common stock (the “Exchange Shares”) to the Limited Partners, which will be subject to an upward or downward adjustment based on the amount of unrestricted cash and cash equivalents of Arcadia on the date of the Closing. The number of Exchange Shares will be adjusted upwards or downwards based on the difference between Arcadia’s cash and cash equivalents on the second trading day before the Closing Date and on the following amount (the “Cash Amount”): the sum of (A) either (i) $1,250,000 if the Closing Date occurs in March 2025, or (ii) $950,000 if the Closing Date occurs after March 31, 2025; minus (B) the amount of certain transaction expenses, and plus (C) the amount by which transaction expenses specifically related to the Exchange exceed $1,000,000. If the difference is positive (the “surplus amount”), then the number of Exchange Shares will be decreased by a number equal to the surplus amount divided by $2.77. If the difference is negative (the “deficit amount”), then the number of Exchange Shares will be increased by a number equal to the deficit amount divided by $2.77. In no event shall the number of Exchange Shares be less than the number required so that (i) the number of shares issued to the Limited Partners is, immediately after the Closing, at least eighty percent (80%) of the total number of (ii) outstanding shares of Arcadia’s common stock.

In connection with the consummation of the Exchange, Arcadia will change its corporate name to “Roosevelt Resources, Inc.” Immediately following the Exchange, the Partnership will become a wholly-owned subsidiary of Arcadia.

Q:	What will happen to Arcadia if, for any reason, the Exchange does not close?

A:

If, for any reason, the Exchange does not close, the Arcadia board of directors may elect to, among other things, attempt to complete another strategic transaction, attempt to sell or otherwise dispose of the various assets of Arcadia, continue to operate the business of Arcadia, or consider other alternatives.

Q:	Why are the two companies entering into the Exchange Agreement?

A:

For a discussion of Arcadia’s and the Partnership’s reasons for entering into the Exchange Agreement, please see the section titled “The Exchange-Arcadia Reasons for the Exchange” and “The Exchange-Roosevelt’s Reasons for the Exchange” in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because (i) you have been identified as an Arcadia stockholder as of the applicable record date, and as such, are entitled to vote at the Special Meeting on the proposals to be considered at the Special Meeting, or (ii) you are a Limited Partner of the Partnership and are being offered the opportunity to receive shares of Arcadia common stock pursuant to the Exchange and the Exchange Agreement. This document serves as:

• a proxy statement of Arcadia used to solicit proxies for the Special Meeting; and

• a prospectus of Arcadia used to offer shares of Arcadia common stock in Exchange for the Partner Interests.

Q:	What will the partners of the Partnership receive in the Exchange?

A:

Based on the number of outstanding shares of Arcadia common stock as of the date of the Exchange Agreement, we estimate that the Limited Partners of Roosevelt and the Arcadia stockholders as of immediately before the Effective Time will collectively own approximately 90% and 10%, respectively, of the shares of common stock of Arcadia outstanding immediately after the Closing, without giving any effect to possible adjustments described above. For a more complete description of what the Limited Partners will receive in the Exchange, please see the sections titled “The Exchange Agreement-Exchange Consideration” in this proxy statement/prospectus.

Q:	Who will be the directors of Arcadia following the Exchange?

A:

Following the consummation of the Exchange, the authorized number of directors constituting the Arcadia board of directors will be five directors. We anticipate that following the Closing, the Arcadia board of directors will be constituted as follows:

Name	Current Principal Affiliation
Kevin Comcowich	Arcadia, Director
Elliott Roosevelt, Jr.	Roosevelt Resources LP, Chief Executive Officer
Jimmy C. Hawkins	Roosevelt Resources LP, President
L. Stephen Melzer	Oil and gas consultant
G. Larry Lawrence	Financial consultant

Q:	Who will be the executive officers of Arcadia immediately following the Exchange?

A:	Immediately following the consummation of the Exchange, the executive management team of Arcadia, as the combined company, is expected to include the following persons:

Name	Title
Elliott Roosevelt, Jr	Chief Executive Officer
Jimmy C. Hawkins	President
Jerrel Branson	Chief Development Officer and Chief Financial Officer
Paul Buckner	Chief Legal Officer and Corporate Secretary

Q:	What are the material U.S. federal income tax consequences of the Exchange to U.S. holders of Arcadia common stock?

A:

Arcadia and the Partnership intend and expect that the Exchange will qualify as an exchange under Section 351 of the Code. No gain or loss is expected to be recognized by the U.S. holders of Arcadia common stock as a result of the Exchange. For a more detailed summary of the material U.S. federal income tax consequences of the Exchange, see “Material U.S. Federal Income Tax Consequences of the Exchange” beginning on page 77.

Q:	What are the material U.S. federal income tax consequences of the Exchange to the Limited Partners of the Partnership?

A:

Arcadia and the Partnership intend that the Exchange will qualify as an exchange under Section 351 of the Code. As a result, subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Exchange,” no gain or loss is expected to be recognized by the U.S. Limited Partners of the Partnership as a result of the Exchange. However, the Limited Partners will recognize taxable gain upon the exchange of the Partner Interests in the Exchange if and to the extent that the aggregate amount of the Partnership’s liabilities assumed by Arcadia attributable to the Partner Interests exchanged by the Limited Partner exceeds their aggregate tax basis in the Partner Interests of the Partnership exchanged by such Limited Partner. For a more detailed summary of the material U.S. federal income tax consequences of the Exchange, see “Material U.S. Federal Income Tax Consequences of the Exchange” beginning on page 77.

Q:	What are the material U.S. federal income tax consequences of the reverse stock split?

A:

If Arcadia determines to effect a reverse stock split of the Common Stock before the Effective Time, then the reverse stock split is expected to constitute a “recapitalization” for U.S. federal income tax purposes. As a result, an Arcadia stockholder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of Arcadia common stock. For more information, please see the section of this proxy statement/prospectus titled "Proposal No. 2: Approval and Adoption of an Amendment to the Amended and Restated Certificate of Incorporation Effecting the Arcadia Reverse Stock Split Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split.”

Q:	As an Arcadia stockholder, how does the Arcadia board of directors recommend that I vote?

A:	After careful consideration, the Arcadia board of directors recommends that Arcadia stockholders vote “FOR” all of the proposals.

Q:

What risks should I consider in deciding whether to vote in favor of the issuance of Arcadia shares pursuant to the Exchange Agreement and the other proposals described in this proxy statement/prospectus?

A:

You should carefully review the section of this proxy statement/prospectus titled “Risk Factors,” which sets forth certain risks and uncertainties related to the Exchange, the Exchange Agreement and the transactions contemplated thereby, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Arcadia and the Partnership are subject.

Q:	How can stockholders attend the Special Meeting?

A:

The Special Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. Our virtual meeting will be governed by our Rules of Conduct and Procedures which will be posted at www.proxyvote.com in advance of the meeting and will be available during the online meeting at www.virtualshareholdermeeting.com/RKDA2025.

Q:	Who may vote at the Special Meeting?

A:

Stockholders of record as of the close of business on ______, 2025 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Special Meeting. As of the Record Date, there were [•] shares of Arcadia’s common stock issued and outstanding, held by [•] holders of record. Each share of Arcadia’s common stock is entitled to one (1) vote on each matter.

Q:	What is the voting requirement to approve each of the proposals?

A:

The presence, virtually or represented by proxy, at the Special Meeting of the holders of one-third of the voting power of all issued and outstanding stock entitled to vote at the Special Meeting, including at least one-third of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, is necessary to constitute a quorum at the Special Meeting. The following is a summary of the voting provisions, provided a quorum is present or represented at the Special Meeting, for the matters described in “What items will be voted on at the Special Meeting?”:

Proposal No.	Vote	Board Voting Recommendation	Routine or Non-Routine	Discretionary Voting by Broker Permitted?	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-votes (Uninstructed Shares)
1	Approval of the issuance of shares of Arcadia common stock pursuant to the terms of the Exchange Agreement	FOR	Non-routine; thus if you hold your shares in street name, your broker may not vote your shares for you absent instructions from you.	No	Majority of votes cast	No impact	No impact
2

Amendment to the Arcadia charter to effect a reverse stock split of Arcadia’s outstanding common stock in a ratio of between one-for-2 and one-for-5, if the Arcadia board of directors determines to effect a reverse stock split

		FOR	Routine; thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.	Yes	Majority of votes cast	No impact	No impact

Proposal No.	Vote	Board Voting Recommendation	Routine or Non-Routine	Discretionary Voting by Broker Permitted?	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-votes (Uninstructed Shares)
3	Approval of, on a non-binding basis, the compensation that may become payable to certain named executive officers that is based on or otherwise relates to the proposed Exchange transaction	FOR	Non-routine; thus if you hold your shares in street name, your broker may not vote your shares for you absent instructions from you.	No	Majority of votes cast	No impact	No impact
4	Approval of the 2025 Long Term Incentive Plan	FOR	Non-routine; thus if you hold your shares in street name, your broker may not vote your shares for you absent instructions from you.	No	Majority of votes cast	No impact	No impact
5	Approval of adjournment of the Special Meeting	FOR	Routine; thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.	Yes	Majority of votes cast	No impact	No impact

Q:	How many shares must be present or represented to conduct business at the Special Meeting?

A:

At the Special Meeting, the presence via website or by proxy of one-third of the aggregate voting power of the stock issued and outstanding, including at least one-third of the issued and outstanding Common Stock, entitled to vote at the Special Meeting as of the Record Date is required for the Special Meeting to proceed. If you have returned valid proxy instructions or attend the Special Meeting via the website hosting the Special Meeting, your shares of common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Q:	If I am a stockholder of record, how do I vote?

A:	If you are a stockholder of record, there are four ways to vote:

•
Via the Special Meeting website. You may vote during the Special Meeting by visiting www.virtualshareholdermeeting.com/RKDA2025. Please have your 16 control number to join the Special Meeting.
•
Via the Internet. You may vote by proxy via the Internet by following the instructions found on the proxy card.
•
By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.
•
By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided. If you vote by mail, your proxy card must be received by __________, 2025.

Please note that the Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on __________, 2025.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:

If you are a beneficial owner of shares held in street name, you should have received from your broker, bank, trustee or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “vote instruction form” sent by the broker, bank, trustee or other nominee. Please follow their instructions carefully. Street name stockholders generally may vote by one of the following methods:

•
Via the Special Meeting website. You may vote during the Special Meeting by visiting www.virtualshareholdermeeting.com/RKDA2025. Please have the instruction form provided to you by your broker, bank, trustee, or other nominee.
•
Via the Internet. You may vote by proxy via the Internet by following the instruction form provided to you by your broker, bank, trustee, or other nominee.
•
By Telephone. You may vote by proxy by calling the toll-free number found on the vote instruction form provided to you by your broker, bank, trustee, or other nominee.
•
By Mail. You may vote by proxy by filling out the vote instruction form and returning it in the envelope provided to you by your broker, bank, trustee, or other nominee.

Q:	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A:

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (“Equiniti”), you are considered the stockholder of record with respect to those shares, and the Notice or these proxy materials were sent directly to you by Arcadia.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the Notice or these proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

Q:	How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

A:

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions from you, your broker will not have discretion to vote on the share issuance proposal, exchange-related compensation proposal and the LTIP proposal at the Special Meeting, resulting in broker non-votes which will not be considered as votes cast at the Special Meeting. The Company expects that the Arcadia reverse split proposal and the adjournment proposal will be treated as routine matters, which means that your broker or other nominee will have discretionary authority to vote your shares held in street name on those matters.

Q:	Can I change my vote or revoke my proxy?

A:

If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to Arcadia’s Corporate Secretary at Arcadia Biosciences, Inc., 5950 Sherry Lane, Suite 215, Dallas, TX 75225 prior to your shares being voted, or (3) attending the Special Meeting and voting via the internet. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote via website at the Special Meeting.

For shares you hold beneficially in street name, you generally may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Special Meeting and voting via the internet.

Q:	Can I attend the meeting in person?

A:

No. This special meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to listen to the special meeting, submit your questions, and vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/RKDA2025 and entering the control number included on your proxy card, or in the instructions that accompanied your proxy materials.

Q:	If I submit a proxy, how will it be voted?

A:

When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Special Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Special Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Special Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described above under “Can I change my vote or revoke my proxy?”

Q:	What are broker non-votes and do they count for determining a quorum? If my Arcadia shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

Generally, a “broker non-vote” occurs when a broker submits a proxy card with respect to shares held in street name on behalf of a beneficial owner but does not vote on a particular proposal because the nominee does not have or did not exercise discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. These un-voted shares are counted as broker non-votes. If you hold shares beneficially in street name and do not provide your broker or other agent with voting instructions, the broker might not vote your shares on any proposals, or your shares may constitute “broker non-votes.” Broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. Broker non-votes will not be counted as votes cast “FOR” or “AGAINST” any proposal, and will therefore not have any effect with respect to Proposals Nos. 1, 2, 3, 4, and 5, but will be counted in determining whether there is a quorum for the Special Meeting. Broker non-votes will not be considered as votes cast by the holders of Arcadia common stock present or represented by proxy at the Special Meeting. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

If you do not give instructions to your bank or broker, it may vote on matters that are considered to be “routine” under applicable stock exchange rules but will not be permitted to vote your shares with respect to “non-routine” items. Rulings on proposals are made pursuant to rules and interpretations governing the conduct of brokerage firms rather than rules that apply directly to the Company. However, we believe that under the applicable rules, the reverse stock split proposal (Proposal No. 2), and the proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies under Proposal No. 5 if there are insufficient votes at the time of the meeting to adopt Proposals No. 1 and No. 2, are considered routine matters, while the proposal to approve the issuance of Arcadia shares pursuant to the Exchange Agreement (Proposal No. 1), the non-binding advisory exchange-related consideration proposal (Proposal No. 3), and the proposal to approve the 2025 Long Term Incentive Plan (Proposal No. 4), are non-routine matters. We strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.

Q:	How are proxies solicited for the Special Meeting?

A:

Our Board of Directors is soliciting proxies for use at the Special Meeting. All expenses associated with this solicitation will be borne by us. We may, on request, reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

Q:	What should I do if I get more than one proxy or voting instruction card?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of the proxy materials and multiple Notices, proxy cards, or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials or one Notice. You should vote in accordance with all of the proxy cards and voting instruction cards you receive relating to our Special Meeting to ensure that all of your shares are counted.

Q:	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding.”

Brokers with account holders who are Arcadia stockholders may be householding our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or Arcadia that you no longer wish to participate in householding.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Arcadia Biosciences, Inc., 5950 Sherry Lane, Suite 215, Dallas, TX 75225, or (3) contact our Investor Relations department by email at ir@arcadiabio.com or by telephone at (214) 974‑8921. Stockholders who receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement/prospectus to a stockholder at a shared address to which a single copy of the documents was delivered.

Q:	What if I have questions about my shares or need to change my mailing address?

A:

You may contact our transfer agent, Equiniti, by telephone at (800) 937-5449 (U.S.) or (718) 921-8124 (outside the U.S.), or by email at helpAST@equiniti.com, if you have questions about your Arcadia shares or need to change your mailing address.

Q:	Who will tabulate the votes?

A:	[________________] will serve as the Inspector of Elections and will tabulate the votes at the Special Meeting.

Q:	Where can I find the voting results of the virtual Annual Meeting?

A:

We will announce preliminary voting results at the Special Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Special Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Special Meeting, we will file a Current Report on Form 8-K to disclose preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Q:	What is required to consummate the Exchange?

A:

To consummate the Exchange, Arcadia stockholders must approve the issuance of shares of Arcadia common stock pursuant to the Exchange Agreement (Proposal No. 1), the reverse stock split Proposal No. 2, and the LTIP (Proposal No. 4), and the other conditions to Closing set forth in the Exchange Agreement must have been satisfied or waived.

Assuming that a quorum is present at the Special Meeting, the approval of the share issuance proposal, LTIP proposal, Arcadia reverse split proposal, Arcadia exchange-related compensation proposal, and adjournment proposal, requires the affirmative vote of a majority of the votes cast affirmatively or negatively on each proposal.

For a more complete description of the closing conditions under the Exchange Agreement, Arcadia urges you to read the section titled “The Exchange Agreement-Conditions to Completion of the Exchange” in this proxy statement/prospectus.

Q:	When do you expect the Exchange to be consummated?

A:

Arcadia anticipates that the Exchange will occur sometime soon after the Special Meeting is held, assuming that the proposals contemplated by the Exchange Agreement are approved, but cannot predict the exact timing. For more information, please see the section titled “The Exchange Agreement-Conditions to Completion of the Exchange” in this proxy statement/prospectus.

Q:	What do I need to do now?

A:

Arcadia urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the Exchange affects you.

If you are an Arcadia stockholder of record, you may provide your proxy instructions in accordance with the instructions provided.

Q:	Who can help answer my questions?

A:

If you are an Arcadia stockholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Exchange, including the procedures for voting your shares, you should contact:

Arcadia Biosciences, Inc.

5950 Sherry Lane, Suite 215

Dallas, TX 75225

Attn: Secretary

If you are a Limited Partner of the Partnership, and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Exchange, you should contact:

Roosevelt Resources LP

5956 Sherry Lane, Suite 1650

Dallas, TX 75225

Attn: General Counsel

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Exchange and the proposals being considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the Exchange Agreement, attached as Annex A, the opinion of Northland Securities, Inc. (“Northland”) attached as Annex B, and the other annexes to which you are referred herein. For more information, please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

The Companies

Arcadia Biosciences, Inc.

5950 Sherry Lane, Suite 215

Dallas, TX 75225

(214) 974-8921

www.arcadiobio.com

Arcadia has leveraged its history as a leader in science-based approaches to develop high value products and drive innovation in the consumer goods industry. Previously, Arcadia developed products primarily in wheat, which it commercialized through the sales of seed, grain and food ingredients and products, and through trait licensing and royalty agreements. Currently, Arcadia provides consumers with a way to rehydrate, reset, and reenergize with Zola brand coconut water products.

Roosevelt Resources LP

5956 Sherry Lane, Suite 1650

Dallas, TX 75225

(214) 871-2666

https://www.rooseveltresources.com

Roosevelt Resources LP (“Roosevelt” or the “Partnership”) is an independent oil and natural gas producer that is developing an enhanced oil recovery (“EOR”) project in the oil rich Permian Basin of West Texas using Roosevelt’s proprietary oil recovery process. Roosevelt was formed as a limited partnership under Texas law in 2011. As of January 1, 2025, Roosevelt had nine full-time employees.

The Exchange (see page 54)

Subject to the terms and conditions of the Exchange Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), effective upon the completion of the Exchange and the Closing (the “Effective Time”), Arcadia will issue shares of its common stock to the Limited Partners of the Partnership in exchange for all of the Partner Interests in the Partnership (including the Partner Interest of the GP Member in the General Partner) (such exchange, contributions and issuances referred to as the “Exchange”). As a result, the Partnership will become a wholly owned subsidiary of Arcadia.

Upon completion of the Exchange, we estimate that the Limited Partners of Roosevelt and the Arcadia stockholders as of immediately prior to the Closing will collectively own approximately 90% and 10%, respectively, of the shares of Arcadia common stock that are outstanding immediately after the Closing.

The Closing will occur no later than the fifth business day after the last of the conditions to the Exchange has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time as Arcadia and the Partnership agree. Arcadia and the Partnership anticipate that the consummation of the Exchange will occur shortly after the completion of the Special Meeting, assuming that the share issuance proposal, LTIP proposal, and reverse split proposal discussed in this proxy statement/prospectus are approved. However, because the Exchange is subject to a number of conditions, neither Arcadia nor the Partnership can predict exactly when the Closing will occur or if it will occur at all.

For a more complete description of the Exchange, please see the section titled “The Exchange Agreement” in this proxy statement/prospectus.

Reasons for the Exchange (see page 59)

Arcadia believes that the combined company will have the following potential advantages:

•
Growth. Arcadia believes that after the Exchange, the combined company will be well positioned to execute on the development of the Roosevelt-Googins field property and reserves in the Permian Basin of West Texas that Roosevelt has assembled, through the application of technology, drilling and producing oil and planning and sourcing necessary components for field development.
•
Management Team. It is expected that the combined company will be led by the experienced senior management from Roosevelt and a board of directors with representation from each of Arcadia and the Partnership.
•
Potential Access to Capital. Following the Closing, it is expected that the combined company may be able to take advantage of the potential benefits resulting from the combination of the Arcadia public company structure with the Partnership’s business to raise additional debt or equity capital necessary to fund the future operation of the combined company and to implement the combined company’s business plan.

The Board also considered other reasons for the Exchange, as described herein. For example, the Arcadia board of directors considered, among other things:

•
Arcadia’s prospects if it remained a small public company, including its available capital and likelihood of being able to successfully raise additional capital to continue its current business;
•
Current and historical information about Arcadia’s operations, financial performance, and management;
•
That Arcadia, under the direction of the Board, had conducted a publicly disclosed and active strategic alternatives process over a lengthy period of time and determined that the likelihood, if any, of any superior alternative strategic transaction being or becoming available in the near term in view of Arcadia’s available capital and sources of additional capital was remote;
•
The expectation that additional debt or equity capital resources might be available to the combined company as a result of the Exchange;
•
The exploration, development and production opportunities available to the combined company on Roosevelt’s properties;
•
The belief that the combined company will be able to benefit Arcadia’s existing stockholders by executing on the Partnership’s business plan and taking advantage of Arcadia’s remaining assets and its public reporting platform;
•
The benefit to Arcadia’s existing stockholders resulting from their ability to participate in the growth of the combined company and continue to have liquidity as to their shares, potentially to a greater degree in the future as a result of the Exchange;
•
The expectation that the Exchange Agreement provides the combined company with an experienced and qualified management team with a demonstrated record of success in the oil and gas exploration and production business in a major production area;
•
The expectation that one of the current Arcadia directors would continue as a director of the combined company, and that one or more members of Arcadia’s management may continue after the Effective Time to help operate Arcadia’s current business activities after the Effective Time;
•
The belief that the terms of the Exchange Agreement appropriately recognized the inherent value of Arcadia’s current business, assets and status as a public company to entities such as the Partnership that desired to enter the public markets;

•
The opinion, dated December 3, 2024, of Northland to the Board as to the fairness to Arcadia, from a financial point of view and as of the date of such opinion, of the Exchange Consideration to be issued pursuant to the Exchange Agreement, which opinion was based upon and subject to the factors, assumptions, limitations and qualifications set forth in its opinion;
•
The terms and conditions of the Exchange Agreement, including, without limitation, the following: the expected relative percentage ownership of Arcadia’s stockholders and the Partnership’s Limited Partners in the combined company immediately after the Effective Time and the implied valuation of the Partnership and Arcadia;
•
The terms of the Exchange Agreement that permit Arcadia to discuss and negotiate an unsolicited acquisition proposal should one be made, and permit Arcadia to terminate the Exchange Agreement in order to accept a “Superior Proposal,” in each case in certain circumstances and subject to certain payment obligations; and
•
The fact that the Exchange Agreement allows the Board, under specified circumstances, to change or withdraw its recommendation to its stockholders with respect to the approval of the Exchange subject to certain payment obligations.

Fairness Opinion to the Arcadia Board of Directors (see page 63)

Northland Securities, Inc., or Northland, rendered a fairness opinion to the Board that, as of the date specified in the opinion, and based upon and subject to the qualifications, limitations and assumptions stated in the opinion, the Exchange Consideration to be paid by Arcadia pursuant to the terms of the Exchange Agreement is fair, from a financial point of view, to Arcadia.

The full text of the written Northland opinion, dated December 3, 2024, which describes the assumptions made and limitations upon the review undertaken by Northland in preparing its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference in its entirety into this proxy statement/prospectus. The Northland opinion was provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Exchange and the other transactions contemplated by the Exchange Agreement. The Northland opinion addressed only the fairness, from a financial point of view, as of the date thereof, to Arcadia of the Exchange Consideration to be paid by Arcadia pursuant to the terms of the Exchange Agreement. The Northland opinion did not address any other term or aspect of the Exchange Agreement or the transactions contemplated thereby and does not constitute a recommendation to any stockholder of Arcadia as to whether or how such holder should vote with respect to the Exchange or otherwise act with respect to the Exchange and the other transactions contemplated by the Exchange Agreement or any other matter.

Pursuant to a letter agreement dated November 4, 2024, Arcadia engaged Northland to render a fairness opinion with respect to the Exchange Consideration to be delivered pursuant to the Exchange Agreement. As compensation for its services in connection with the Exchange, Arcadia paid Northland an aggregate of $250,000 for the delivery of its fairness opinion. Arcadia has also agreed to reimburse Northland for its expenses, including attorneys’ fees and disbursements, and to indemnify Northland and related persons against various liabilities.

Overview of the Exchange Agreement

Exchange Consideration (see page 82)

Upon consummation of the Exchange, Arcadia will issue 12,284,475 shares of common stock (the “Exchange Shares”) to the Limited Partners, which will be subject to an upward or downward adjustment based in part on the amount of unrestricted cash and cash equivalents of Arcadia on the date of the Closing. The number of Exchange Shares will be adjusted upwards or downwards based on the difference between Arcadia’s cash and cash equivalents on the Closing Date and the following amounts (the “Cash Amount”): the sum of (A) either (i) $1,250,000 if the Closing Date occurs in March 2025, or (ii) $950,000 if the Closing Date occurs after March 31, 2025; minus (B) the amount of certain transaction expenses, and plus (C) the amount by which transaction expenses specifically related to the Exchange exceed $1,000,000. If the difference is positive (the “surplus amount”), then the number of

Exchange Shares will be decreased by a number equal to the surplus amount divided by $2.77. If the difference is negative (the “deficit amount”), then the number of Exchange Shares will be increased by a number equal to the deficit amount divided by $2.77. In no event shall the number of Exchange Shares be less than the number required so that (i) the number of shares issued to the Limited Partners is, immediately after the Closing, at least eighty percent (80%) of the total number of (ii) outstanding shares of Arcadia’s common stock.

Conditions to Completion of the Exchange (see page 94)

The respective obligations of Arcadia and the Partnership to complete the Exchange and the other transactions contemplated by the Exchange Agreement are subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, approval by the Arcadia stockholders of Proposals No. 1, 2, and 4 contained in this prospectus/proxy statement, the approval of the Exchange Agreement by the Limited Partners of the Partnership, the approval by Nasdaq of the listing of the shares of Arcadia common stock to be issued to the Limited Partners in the Exchange and the continued listing of the Common Stock on the Nasdaq Capital Market, and other conditions set forth in the Exchange Agreement.

Termination (see page 96)

The Exchange Agreement may be terminated prior to the Closing by the delivery of a written notice of such termination as follows:

(a)
by written consent of Arcadia and the Partnership;
(b)
by Arcadia or the Partnership, if any governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable;
(c)
by Arcadia (provided that Arcadia is not then in material breach of any representation, warranty, covenant or other agreement contained in the Exchange Agreement), if there is a breach by the Partnership or the Limited Partners of any representation or warranty or any covenant or agreement contained in the Exchange Agreement that would result in a failure of an applicable closing condition, and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within 30 calendar days (but not later than the Termination Date, as defined below) after the giving of written notice to the Partnership of such breach (provided, that the Partnership may elect by written notice to Arcadia to extend the Termination Date if and as required in order for the Partnership to have a full 30 days after receipt of written notice of such breach from Arcadia within which to cure such breach);
(d)
by the Partnership (provided that neither the Partnership nor Limited Partners is not then in material breach of any representation, warranty, covenant or other agreement contained in the Exchange Agreement), if there is a breach by Arcadia of any representation or warranty or any covenant or agreement contained in the Exchange Agreement that would result in a failure of an applicable closing condition, and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within 30 calendar days (but not later than the Termination Date) after the giving of written notice to Arcadia of such breach (provided, that Arcadia may elect by written notice to the Partnership to extend the Termination Date if and as required in order for Arcadia to have a full 30 days after receipt of written notice of such breach from the Partnership within which to cure such breach);
(e)
by Arcadia or the Partnership if the Closing does not occur by the close of business on May 15, 2025 (the “Termination Date”); provided, however, that, notwithstanding the foregoing, no party hereto may terminate the Exchange Agreement for such reason if the action or failure of such party to act has been a principal cause of the failure of the Transaction to occur on or before the Termination Date and such action or failure to act constitutes a breach of the Exchange Agreement; and provided further, that if the SEC has not declared the Registration Statement of which this proxy statement/prospectus is a part by the date which is 35 business days before May 15, 2025, then either Arcadia or Roosevelt may extent the Termination Date for an additional 30 days;

(f)
by Arcadia at any time prior to the time that Arcadia’s stockholders approve the transactions contemplated by the Exchange Agreement (sometimes referred to as “Company Shareholder Approval”) is obtained, if (A) the Board authorizes Arcadia, subject to complying with the terms of the Exchange Agreement, to enter into an Alternative Acquisition Agreement, as defined in the Exchange Agreement, with respect to a Superior Proposal, as defined in the Exchange Agreement, and Arcadia notifies the Partnership that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (B) during the three business day period following delivery of such notice, (1) Arcadia does not enter into the binding agreement referred to in clause (A) above and (2) Arcadia negotiates in good faith with the Partnership respect to any revisions to the terms of the transaction contemplated by the Exchange Agreement proposed by the Partnership in response to a Superior Proposal, if any, so that the Partnership’s offer would, in the determination of the Board, be at least as favorable, from a financial point of view, to the Arcadia stockholders as the Superior Proposal, and (C) the Partnership does not make, within such three business day period, an offer that the Board determines, in good faith after consultation with its financial advisor and its legal counsel, is at least as favorable, from a financial point of view, to Arcadia’s stockholders as the Superior Proposal;
(g)
by Arcadia or the Partnership if the Company Shareholder Approval is not obtained at the Special Meeting (unless the Special Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof); or
(h)
by the Partnership if the Board shall have made a Qualifying Change of Recommendation, as defined in the Exchange Agreement.

Management of the Combined Company Following the Exchange (see page 166)

After the Closing, the officers of Arcadia, as the combined company, are expected to include the following persons:

Name	Title

Elliott Roosevelt, Jr	Chief Executive Officer

Jimmy C. Hawkins	President

Jerrel Branson	Chief Development Officer and Chief Financial Officer

Paul Buckner	Chief Legal Officer and Corporate Secretary

Interests of Certain Directors, Officers and Affiliates of Arcadia and the Partnership (see pages 72 and 74)

In considering the recommendation of the Board with respect to the approval of the share issuance proposal and the other proposals described in this proxy statement/prospectus, the Arcadia stockholders should be aware that certain members of the Board and current officers of Arcadia have interests in the Exchange that may be different from, or in addition to, the interests of the Arcadia stockholders. These interests relate to or arise from, among other things:

•
The parties’ expect that Mr. Schaefer, who is currently the president and chief executive officer of Arcadia, and Mark Kawakami, who is currently the chief financial officer of Arcadia, will continue to be employed by the combined company after the Effective Time, although they will not hold those positions and are not expected to be executive officers of the combined company following the Effective Time. If they continue as employees of the combined company after the Effective Time, then they will be eligible to receive cash and equity compensation from the combined company.
•
Each of Mr. Schaefer and Kawakami is a party to a severance and change in control agreement with Arcadia. Each agreement provides, among other things, that if at any time during the 12-month period immediately following a change of control, (x) Arcadia terminates the employment of such person for a reason other than cause or the employee’s death or disability, or (y) the employee resigns from employment for good reason, then the employee will be entitled to receive the following severance benefits from Arcadia: (i) severance in the form of base salary continuation for a period of 12 months; (ii) reimbursement for premiums paid for coverage pursuant to COBRA for the officer and his eligible dependents for up to 12 months; (iii) a pro-rated portion of the annual cash bonus that the officer would have been entitled to receive for the year of termination if the officer had remained employed by the Company through the end of such year; and (iv) vesting will accelerate as to 100% of all of the officer’s outstanding equity awards.
•
The vesting of unvested stock options held by Mr. Schaefer and Mr. Kawakami, as well as other Arcadia employees, will be accelerated such that the options are exercisable in full immediately before or in connection with the Closing of the Transactions contemplated by the Exchange Agreement.
•
Kevin Comcowich, who currently is the Chair of the Board of Arcadia, is expected to continue as a director following the Effective Time of the Exchange, and as a result will be eligible to receive cash and equity compensation from the combined company for services as a director. In addition, the vesting of options held by Mr. Comcowich, as well as other Arcadia directors, will be accelerated so that they are exercisable in full immediately before or in connection with the Closing of the transactions contemplated by the Exchange Agreement.

Arcadia’s Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Exchange Agreement and the Exchange, and to recommend, as applicable, that the Arcadia stockholders approve the proposals to be presented to the Arcadia stockholders for consideration at the Special Meeting and described in this proxy statement/prospectus.

As of December 31, 2024, the directors and executive officers of Arcadia beneficially owned, in the aggregate, approximately 2.0% of the outstanding shares of Arcadia common stock.

Material U.S. Federal Income Tax Consequences of the Exchange (see page 77)

Arcadia and the Partnership intend and expect that the Exchange will qualify as an exchange under Section 351 of the Code. As a result, subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Exchange,” no gain or loss is expected to be recognized by the U.S. holders of Arcadia common stock or the U.S. holders of Partner Interests in the Partnership as a result of the Exchange. However, the Limited Partners will recognize taxable gain upon the exchange of the Partner Interests in the Exchange if and to the extent that the aggregate amount of the Partnership liabilities assumed by Arcadia attributable to the Partner Interests exchanged by the Limited Partner exceeds the Limited Partner’s aggregate tax basis in the Partner Interests exchanged by such Limited Partner. For a more detailed summary of the material U.S. federal income tax consequences of the Exchange, see “Material U.S. Federal Income Tax Consequences of the Exchange” beginning on page 77.

Risk Factors (see page 24)

Both Arcadia and the Partnership are subject to various risks associated with their businesses and their industries. In addition, the Exchange poses a number of risks to each entity and its respective owners, including the possibility that the Exchange may not be completed, as well as the following risks:

•
the Exchange Consideration is not adjustable based on the market price of Arcadia common stock, so the Exchange Consideration at Closing may have a greater or lesser value than the value it had at the time the Exchange Agreement was signed;
•
failure to complete the Exchange may result in Arcadia or the Partnership paying expenses to the other company, which could decrease the per share price of Arcadia common stock and the future financial position and business of the company paying the expenses;
•
the Exchange may be completed even though material adverse changes may result from the announcement of the Exchange, industry-wide changes and other causes;

•
some Arcadia and the Partnership officers and directors have interests in the Exchange that are different from those considered by Arcadia stockholders, which may influence such officers and directors to support or approve the Exchange without regard to Arcadia stockholder interests;
•
the market price of Arcadia common stock following the Exchange may decline as a result of the Exchange;
•
Arcadia stockholders and the Limited Partners may not realize a benefit from the Exchange commensurate with the ownership dilution they will experience in connection with the Exchange;
•
Arcadia stockholders and the Limited Partners will have a significantly reduced ownership and voting interest in, and will exercise significantly less influence over the management of, the combined company following the completion of the Exchange as compared to their current ownership and voting interests in the respective companies;
•
If the Exchange transaction with Roosevelt is not completed, Arcadia will have extremely limited cash resources, and if no alternate transaction can be negotiated and completed or Arcadia is not successful in raising additional required funding, Arcadia believes that it could be forced to reduce or suspend operations, file for federal bankruptcy protection or seek dissolution or liquidation proceedings;
•
The combined company will require a large amount of funding in 2025, and thereafter, to complete the initial phase of Roosevelt’s business and project. Roosevelt does not currently have access to such capital and no agreements, oral or written, have been reached to provide any capital for Roosevelt. There are no assurances that Roosevelt or the combined company will be able to raise required capital, in which case its development plan would be significantly delayed or not undertaken to any meaningful degree. Further, raising additional capital could entail onerous terms and commitments and ownership dilution to the detriment of Arcadia stockholders, resulting in an insignificant benefit to them even if the project is capitalized and developed successfully;
•
Roosevelt has significant outstanding indebtedness under a line of credit agreement, and may enter into future debt financing transactions in the future, which could affect the operations of the combined company in many ways;
•
during the pendency of the Exchange, Arcadia may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Exchange Agreement, which could adversely affect Arcadia’s business;
•
certain provisions of the Exchange Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Exchange Agreement;
•
the lack of a public market for the Partner Interests makes it difficult to evaluate the value of the Partner Interests, the Limited Partners may receive shares of Arcadia common stock in the Exchange that have a value that is less than, or greater than, the fair market value of the Partner Interests;
•
if the conditions to the Exchange are not met, the Exchange will not occur;
•
the Exchange may fail to qualify as an exchange under Section 351 of the Code for U.S. federal income tax purposes, resulting in recognition of taxable gain or loss by the Limited Partners in respect of their Partner Interests; and
•
before the Effective Time Arcadia, and after the Effective Time the combined company, may become involved in securities class action litigation or other litigation relating to the Transactions that could divert management’s attention and harm the combined company’s business, and insurance coverage may not be sufficient to cover all costs, expenses, settlement amounts, or and damages involved in resolving such matters.

These and other risks are discussed in greater detail under the section titled “Risk Factors” in this proxy statement/prospectus. Arcadia encourages you to read and consider all of these risks carefully.

Regulatory Approvals (see page 77)

In the United States, Arcadia must comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq Capital Market in connection with the issuance of shares of Arcadia common stock and the filing of this proxy statement/prospectus with the SEC.

Nasdaq Capital Market Listing (see page 80)

Prior to consummation of the Exchange, Arcadia will file an initial listing application with the Nasdaq Stock Market, LLC (“Nasdaq”) pursuant to Nasdaq’s listing rules for companies, including companies such as Arcadia whose common stock already trades on the Nasdaq Capital Market, conducting a business combination transaction that results in a change of control, and Arcadia will need to satisfy the rules that are applicable to such an initial listing application. If the application is approved, Arcadia anticipates that shares of Arcadia common stock will continue to be listed on the Nasdaq Capital Market following the Effective Time under Arcadia’s new name, “Roosevelt Resources, Inc.,” with a new trading symbol approved by Nasdaq. The Exchange and the parties’ obligations to consummate the transactions contemplated by the Exchange Agreement are contingent on the Arcadia common stock continuing to be listed for trading on the Nasdaq Capital Market after the Closing.

Anticipated Accounting Treatment (see page 79)

Accounting Standards Codification Topic 805, Business Combinations, or ASC 805, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquirer. Arcadia has determined that the Partnership represents the accounting acquirer in the Exchange based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the transaction, including the expectations that, immediately following the Exchange: (1) the persons who were the Partnership’s limited partners prior to the Exchange will own a substantial majority of the voting rights of the combined organization immediately after the Effective Time of the Exchange; (2) certain senior management of the Partnership will constitute two of the initial members of the board of directors of the combined company immediately after the Effective Time; and (3) the Partnership’s senior management will become the senior management of the combined company.

Because the Partnership has been determined to be the accounting acquirer in the Exchange, but not the legal acquirer, the Exchange is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Exchange, (1) for periods prior to the Closing, the historical financial statements of the Partnership will become the historical financial statements of the combined organization, and (2) the Partnership will record the business combination in its financial statements and will apply the acquisition method to account for the acquired assets and assumed liabilities of Arcadia as of the Closing Date of the Exchange. Applying the acquisition method includes recording the identifiable assets acquired and liabilities assumed at their fair values, and recording goodwill for the excess of the purchase price over the aggregate fair value of the identifiable assets acquired and liabilities assumed.

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement of Arcadia’s assets to be acquired and liabilities to be assumed. A final determination of these estimated fair values, which cannot be made prior to the completion of the Exchange, will be based on the actual net tangible and intangible assets of Arcadia that exist as of the Closing Date of the Exchange.

Appraisal Rights and Dissenters’ Rights (see page 80)

Neither holders of shares of Arcadia common stock nor the Limited Partners of the Partnership are entitled to appraisal rights in connection with the Exchange.

Comparison of Rights of Holders of Arcadia Common Stock and the Partner Interests (see page 186)

Arcadia is incorporated under the laws of the State of Delaware, and the Partnership is organized under the laws of the State of Texas. The rights of the Arcadia stockholders are currently, and will continue to be, governed by the Delaware General Corporate Law (“DGCL”), and the rights of Roosevelt’s Limited Partners are currently governed by the Texas Business Organizations Code. If the Exchange is completed, the Limited Partners will become Arcadia stockholders, and their rights will be governed by the DGCL.

The rights of Arcadia stockholders contained in the Arcadia amended and restated certificate of incorporation and the Arcadia bylaws differ from the rights of the Limited Partners holding Partner Interests in the Partnership, as more fully described under the section titled “Comparison of Rights of Holders of Arcadia Common Stock and Partner Interests” in this proxy statement/prospectus.

MARKET PRICE AND DIVIDEND INFORMATION

The Arcadia common stock is currently listed on the Nasdaq Capital Market under the symbol “RKDA.” Because the market price of the Arcadia common stock is subject to fluctuation, the market value of the shares of the Arcadia common stock that the Partnership Limited Partners will be entitled to receive in the Exchange may increase or decrease.

As of [•], 2025, the Record Date for the Special Meeting, there were approximately [•] holders of record of the Arcadia common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of our common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The actual number of common stockholders is greater than the number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. As of [•], 2025, the Partnership had [•] limited partners. For detailed information regarding the beneficial ownership of certain Arcadia stockholders upon consummation of the Exchange, see the section titled “Principal Stockholders of the Combined Company” in this proxy statement/prospectus.

The closing market price of Arcadia’s common stock as of December 4, 2024, the date before announcement of entering into the Exchange Agreement, was $2.81. The Partner Interests of the Partnership are not traded on a public securities market, and the lack of a public securities market makes it extremely difficult to determine the fair market value of the Partner Interests.

Dividend Policy

Arcadia has never declared or paid any cash dividends on the Arcadia common stock and does not anticipate paying cash dividends on the Arcadia common stock for the foreseeable future. Any future determination to pay cash dividends after the Exchange will be at the discretion of Arcadia’s board of directors and will depend upon a number of factors, including the combined company’s results of operations, financial condition, operating results, capital requirements, future prospects, legal, tax, regulatory and contractual restrictions and implications on the payment of dividends by the combined company to its stockholders, and other factors the board of directors deems relevant. In addition, operating and financial restrictions or covenants in any loan agreement or other agreement relating to funding of the combined company after the Effective Time, and any future financing agreements, may restrict the combined company’s ability to pay dividends. Further, the amount of dividends the combined company would be able to pay in any quarter may be limited by the DGCL, which provides that a Delaware corporation may pay dividends only (i) out of the corporation’s surplus, which is defined as the excess, if any, of net assets (total assets less total liabilities) over capital, or (ii) if there is no surplus, out of the corporation’s net profit for the fiscal year in which the dividend is declared, or the preceding fiscal year.

For certain information concerning our equity compensation plans under which our securities are authorized for issuance, see “Proposal No. 4 – Approval and Adoption of the 2025 Long Term Incentive Plan – Equity Compensation Plan Information,” appearing elsewhere in this proxy statement/prospectus.

RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In determining whether you should approve the issuance of shares of Arcadia common stock pursuant to the Exchange and the Exchange Agreement and the other proposals described in this proxy statement/prospectus, in addition to the other information contained in this proxy statement/prospectus, you should carefully read the risk factors described below and those described in the section of this proxy statement/prospectus titled “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to the Exchange

The Exchange Consideration is not adjustable based on the market price of Arcadia common stock, so the exchange consideration at Closing may have a greater or lesser value than the market price at the time the Exchange Agreement was signed.

Any changes in the market price of Arcadia common stock before the completion of the Exchange will not affect the number of shares of Arcadia common stock that the Limited Partners will be entitled to receive pursuant to the Exchange Agreement. Therefore, if before the completion of the Exchange the market price of Arcadia common stock declines from the market price on the date of the Exchange Agreement, then the Limited Partners could receive Exchange Consideration with substantially lower value than the value of the Exchange Consideration as of the date of the Exchange Agreement. Similarly, if before the completion of the Exchange the market price of Arcadia common stock increases from the market price on the date of the Exchange Agreement, then the Limited Partners could receive exchange consideration with substantially more value for their Partner Interests than the value of such shares as of the date of the Exchange Agreement. The Exchange Agreement does not include a price-based termination right. Because the Exchange Consideration does not adjust as a result of changes in the value of Arcadia common stock, for each one percentage point that the market value of Arcadia common stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total Exchange Consideration issued to the Limited Partners.

Failure to complete the Exchange may result in either Arcadia or the Partnership or both companies paying expenses to the other party, which could decrease the price of Arcadia common stock and the future business and operations of each company.

If the Exchange is not completed, Arcadia and the Partnership are subject to the following risks:

•
if the Exchange Agreement is terminated under certain circumstances, Arcadia may be required to reimburse the Partnership’s expenses up to $500,000 or $750,000, depending on the reasons for the termination;
•
if the Exchange Agreement is terminated under certain circumstances, the Partnership may be required to reimburse Arcadia’s expenses up to $750,000;
•
the price of Arcadia common stock may decline; and
•
substantial costs related to the Exchange incurred by both parties, such as legal and accounting fees, must be paid even if the Exchange is not completed.

In addition, if the Exchange Agreement is terminated and the Arcadia board of directors determines to seek another business combination, there can be no assurance that Arcadia will be able to find a partner willing to engage in a similar strategic transaction.

The Exchange may be completed even though material adverse changes may result from the announcement of the Exchange, industry-wide changes, or other causes.

In general, under the Exchange Agreement, either Arcadia or the Partnership can refuse to complete the Exchange for certain reasons, including if there is a material adverse change affecting the other party between the date of the Exchange Agreement and the Closing. However, certain types of changes do not permit either party to refuse to complete the Exchange, even if such change could be interpreted to have a material adverse effect on the other party, including:

•
changes in United States, regional, international or global economic, industry, policy or market conditions (including general changes in credit availability and liquidity, interest rates, currency exchange rates or prices of securities or commodities generally or liquidity of trading markets);
•
changes in political conditions in the United States, any region or worldwide (including but not limited to an outbreak of war, strikes, riots, crimes or acts of terrorism and sudden legal changes, and events described by the term act of God);
•
natural catastrophic events, including but not limited to pandemics, epidemics or viruses;
•
changes or proposed changes in applicable law or interpretations thereof;
•
changes in applicable accounting principles, including generally accepted accounting principles in the United States (“GAAP”);
•
the execution and delivery, announcement, or pendency of the transactions contemplated by the Exchange Agreement (including, if effected, the reverse stock split), including without limitation the impact thereof on relationships, contractual or otherwise, of Arcadia (or the Partnership, as applicable) with employees, suppliers, customers, governmental authorities, or other third parties, or on the market prices of the Arcadia common stock;
•
the taking of any action, or the failure to take any action, by Arcadia or the Partnership (as applicable) that is required to comply with the terms of the Exchange Agreement; or
•
matters affecting the markets in which Arcadia or the Partnership (as applicable) operate generally, except to the extent such event, condition, change, circumstance, development, result, occurrence, fact, or effect adversely and disproportionately negatively impacts the assets, business, results of operations or condition of Arcadia or the Partnership (as applicable) as compared to other similarly structured participants operating in the same businesses.

If material adverse changes occur and Arcadia and the Partnership still complete the Exchange, the price of Arcadia common stock may suffer. This in turn may reduce the value of the Exchange to the Arcadia stockholders, the Limited Partners or both.

Some Arcadia and Roosevelt officers and directors have interests in the transactions contemplated by the Exchange Agreement that are different from yours, which may influence such officers and directors to support or approve the Exchange without regard to your interests.

Certain officers and directors of Arcadia and the Partnership participate in arrangements that provide them with interests in the Exchange that are different from yours, including, among others, the continued service as an employee or director of the combined company, severance benefits, and continued indemnification. For example, Thomas J. Schaefer, the current president and chief executive officer of Arcadia, and Mark Kawakami, the current chief financial officer of Arcadia, are expected to continue to be employees of the combined company after the Effective Time pursuant to employment agreements to be negotiated and approved, and those agreement may provide for, among other matters, base salary, bonus compensation, and severance benefits upon certain kinds of termination of services. For more information, please see the section titled “The Exchange—Interests of the Arcadia Officers and Executive Officers in the Exchange.” In addition, the current executive officers of Roosevelt are expected to become executive officers of the combined company after the Effective Time, and Kevin Comcowich, currently the Chair of the Board, is expected to continue as a director after the Effective Time. Also, the vesting of unvested options held by Arcadia officers, directors and employees will accelerate and the options will become fully vested and exercisable in connection with the Closing.

The market price of Arcadia common stock following the Exchange may decline as a result of the Exchange.

The market price of Arcadia common stock may decline as a result of the Exchange for a number of reasons, including, without limitation, if:

•
investors react negatively to the prospects of the combined company’s business or the Exchange;
•
the effect of the Exchange on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or
•
the combined company does not achieve the perceived benefits of the Exchange as rapidly or to the extent anticipated by financial or industry analysts.

Arcadia stockholders and the Roosevelt partners may not realize a benefit from the Exchange commensurate with the ownership dilution they will experience in connection with the Exchange.

If the combined company is unable to realize the substantial strategic and financial benefits currently anticipated from the Exchange, Arcadia stockholders and the Roosevelt Limited Partners will have experienced dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Exchange.

The issuance of shares of Arcadia common stock to the Roosevelt partners in the Exchange will dilute substantially the voting power of Arcadia’s current stockholders.

Immediately following the Exchange, Arcadia stockholders are expected to own approximately 10% of the outstanding common stock of the combined company, and the former Limited Partners of the Partnership are expected to own approximately 90% of the outstanding common stock of the combined company. Accordingly, the issuance of shares of Arcadia common stock to the Limited Partners in the Exchange will reduce significantly the relative voting power of each share of Arcadia common stock held by current Arcadia stockholders. Consequently, Arcadia stockholders as a group will have significantly less influence over the management and policies of the combined company after the Exchange than prior to the Exchange. If the combined company after the Exchange is unable to realize the strategic and financial benefits currently anticipated from the Exchange, the Arcadia stockholders will have experienced substantial dilution of their ownership interests without receiving the expected commensurate benefit, or receiving only part of the commensurate benefit to the extent the combined company is able to realize only part of the expected strategic and financial benefits currently anticipated from the Exchange.

During the pendency of the Exchange, Arcadia and the Partnership may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Exchange Agreement, which could adversely affect their respective businesses.

Covenants in the Exchange Agreement impede the ability of Arcadia and the Partnership to make acquisitions, subject to certain exceptions relating to fiduciary duties, as set forth below, or to complete other transactions that are not in the ordinary course of business pending completion of the Exchange. As a result, if the Exchange is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Exchange Agreement is in effect, Arcadia is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a share exchange, sale of assets or other business combination outside the ordinary course of business with any third party, subject to certain exceptions relating to fiduciary duties. Any such transactions could be favorable to Arcadia’s stockholders.

Certain provisions of the Exchange Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Exchange Agreement.

The terms of the Exchange Agreement prohibit Arcadia from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when Arcadia’s board of directors determines in good faith that failure to take action with respect to an unsolicited alternative takeover proposal is inconsistent with the board’s fiduciary duties.

Because the lack of a public market for the Partner Interests makes it difficult to determine the value of the Partnership, the Limited Partners may receive shares of Arcadia common stock in the Exchange that have a value that is less than, or greater than, the fair market value of the Partner Interests.

The Partner Interests are privately held and are not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of the Partner Interests. Because the percentage of Arcadia equity to be issued to the Limited Partners was determined based on negotiations between the parties, it is possible that the value of the Arcadia common stock to be received by the Limited Partners will be less than, or more than, the fair market value of the Partner Interests.

If the Exchange fails to qualify as a transaction described in Section 351 of the Code for U.S. federal income tax purposes, U.S. holders of the Partner Interests may recognize taxable gain as a result of the Exchange, and may be required to pay additional U.S. federal income taxes in the taxable year in which the Exchange occurs.

Arcadia and the Partnership intend for the Exchange to qualify as an exchange transaction described in Section 351 of the Code. The positions of Arcadia and the Partnership are not binding on the Internal Revenue Service (“IRS”) or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Exchange. Accordingly, there can be no assurance that the IRS will not challenge the qualification of the Exchange as a transaction within the meaning of Section 351 of the Code or that a court will not sustain such a challenge. If the IRS were to be successful in any such contention, or if for any other reason the Exchange was not treated as a transaction described in Section 351 of the Code, the Limited Partners of the Partnership would not be entitled to defer any portion of the gain realized as a result of receiving shares of Arcadia common stock in the Exchange and may be required to pay additional U.S. federal income taxes with respect to the taxable year in which the Exchange occurs. Each partner of the Partnership is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the Exchange.

A Limited Partner will recognize taxable gain upon the exchange of the Partner Interests in the Exchange if and to the extent that the aggregate amount of the Partnership liabilities assumed by Arcadia attributable to the Partner Interests exchanged by the Limited Partner exceeds the Limited Partner’s aggregate tax basis in the Partner Interests exchanged by such Limited Partner.

Under applicable federal income tax laws, the Partnership’s liabilities that are treated as recourse liabilities for U.S. federal income tax purposes are generally allocated to the partners that are treated as bearing the economic risk of loss with respect to the recourse liabilities, and the Partnership liabilities treated as nonrecourse liabilities for U.S. federal income tax purposes are generally allocated to the partners based on their respective percentage interests. Under Section 357(c) of the Code, if a corporation assumes (or, is treated for U.S. federal tax purposes as having assumed) liabilities of the transferor (or accepts property subject to liabilities) in a transaction described in Section 351 of the Code, the transferor generally must recognize taxable gain in the amount by which the liabilities exceed the transferor’s tax basis in the property contributed to the corporation. As a result of the Exchange, the Partnership liabilities allocated to the Limited Partners will be subject to Section 357(c) of the Code. Accordingly, a Limited Partner that, for tax purposes, has been allocated a share of Partnership liabilities will recognize taxable gain upon the exchange of the Partner Interests in the Exchange if and to the extent that (i) the aggregate amount of the Partnership recourse and nonrecourse liabilities assumed by Arcadia attributable to the Partner Interests exchanged by the Limited Partner that are assumed by Arcadia exceeds (ii) the Limited Partner’s aggregate tax basis in the Partner Interests exchanged by such Limited Partner. The tax implications of the Exchange will vary based on each Limited Partner’s individual tax situation, which can vary significantly. Each Limited Partner is urged to consult with his, her or its own tax advisor regarding whether such Limited Partner will recognize taxable gain under Section 357(c) of the Code upon the exchange of the Partner Interests in the Exchange. For additional information regarding the U.S. federal income tax consequences of these transactions, see the section entitled “The Exchange-Material U.S. Federal Income Tax Consequences of the Exchange.”

Investigations regarding the Exchange could result in one or more lawsuits against the Arcadia board of directors and/or Arcadia, and other lawsuits may be filed against Arcadia, Arcadia’s board of directors, the Partnership or the General Partner of the Partnership, challenging the Exchange. An adverse ruling in any such lawsuit may prevent the Exchange from being completed.

While no litigation has been filed to date, there is a possibility that legal proceedings could be threatened or initiated against Arcadia, Arcadia’s board of directors or officers, the Partnership, or the General Partner of the Partnership, challenging the Exchange or other related matters, including without limitation the adequacy of disclosures made in this proxy statement/prospectus. Any such lawsuit could seek, among other things, damages, injunctive relief or other equitable relief, including a request to rescind any parts of the Exchange Agreement already implemented, to prevent Arcadia from conducting the Special Meeting, or to otherwise enjoin the parties from consummating the Exchange, in addition to recovery of fees and costs.

The combined company may become involved in securities class action litigation or other litigation that could divert management’s attention and harm the combined company’s business, and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action or shareholder derivative litigation has been instituted relating to certain significant business transactions, such as the announcement of the Exchange. The combined company may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and resources, which could adversely affect the combined company’s business operations and financial condition.

Certain of our securities issued in prior offerings include a right to receive the Black-Scholes value of the unexercised portion of those securities in the event of a certain kinds of fundamental transactions, which payments, if applicable, could be significant.

Certain of our outstanding warrants (which in some instances are denominated as “investment option” securities) to purchase shares of common stock that we issued in prior offerings provide that, in the event of certain kinds of “fundamental transactions,” including, among other things, a merger or consolidation of our company, sale of all or substantially all of our assets or a sale of a certain percentage of our common stock, where the Company is not the surviving entity (as defined in the warrant or investment option) in the transaction or the Company’s common stock is no longer registered under the Securities Exchange Act of 1934 (or the “Exchange Act”), the holders of such warrants have the option, by delivering a notice within 30 days after the closing of the transaction, to require us to pay to such holders an amount of cash equal to the Black-Scholes value of the warrants, calculated as provided in the warrants. The Company believes that these provisions are not applicable to the proposed Exchange transaction contemplated by the Exchange Agreement. However, if such amounts were determined to be applicable and warrant holders timely delivered notices under the applicable provisions of the warrants, the amounts that the Company might be required to pay under such provisions could be material and could be significantly more than the warrant holders would otherwise receive if they were to exercise their warrants and immediately sell the exercised shares. In addition, if one or more holders of such warrants or investment options believes that such provisions are applicable and initiates legal proceedings to require the Company to make such payments, resolving such matters could involve significant time and expense, and an adverse outcome could have a material adverse effect on our business, financial condition and results of operations.

The opinion of Northland Securities, Inc. will not reflect changes in circumstances between the signing of the Exchange Agreement and the completion of the Exchange.

Arcadia received an opinion from Northland Securities, Inc. in connection with the Board’s approval of the Exchange Agreement, but has not obtained an updated opinion from such advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Arcadia or the Partnership, general market and economic conditions and other factors that may be beyond the control of Arcadia or the Partnership, and on which Northland’s opinion were based at least in part, may significantly alter the value of Arcadia or the Partnership or the prices of the shares of Arcadia’s common stock or the value of the Limited Partner Interests by the time the Exchange is completed. The opinion does not speak as of the time the Exchange will be completed or as of any date other than the date of such opinion. Because Arcadia does not currently anticipate asking Northland to update its opinion, the opinion will not address the fairness of the Exchange Consideration from a financial point of view at the time the Exchange is completed. The recommendation of the Arcadia board of directors that Arcadia stockholders vote “FOR” each of the proposals, however, is made as of the date of this proxy statement/prospectus.

For a description of the opinion that Arcadia received from Northland, see the sections entitled “The Exchange – Opinion of Northland Securities to Arcadia.” A copy of the opinion of Northland is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein in its entirety.

The pendency of the Exchange could have an adverse effect on the trading price of Arcadia common stock and Arcadia’s business, financial condition, results of operations or business prospects.

The pendency of the Exchange could disrupt Arcadia’s businesses in a number of ways, including:

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the attention of Arcadia’s management may be directed toward the Closing and related matters and may be diverted from the day-to-day business operations; and
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third parties may seek to terminate or renegotiate their relationships with Arcadia as a result of the Exchange, whether pursuant to the terms of their existing agreements with Arcadia or otherwise.

Should they occur, any of these matters could adversely affect the trading price of Arcadia common stock or harm Arcadia’s financial condition, results of operations or business prospects.

If the conditions of the Exchange are not met, the Exchange will not occur.

Even if the Exchange is approved by Arcadia stockholders and the Limited Partners, specified conditions must be satisfied or waived to complete the Exchange. These conditions are set forth in the Exchange Agreement and described in the section titled “The Exchange Agreement-Conditions to Completion of the Exchange” in this proxy statement/prospectus. There are no assurances that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Exchange will not occur or will be delayed, and Arcadia and the Partnership each may lose some or all of the intended benefits of the Exchange. Failure to complete the Exchange could have a material adverse effect on Arcadia’s business, results of operations, and financial condition.

There is no assurance that the Exchange will be completed in a timely manner or at all. If the Exchange with Roosevelt is not completed, Arcadia’s business could suffer materially. Arcadia would need to explore other alternatives, and might be required to reduce or suspend operations or seek dissolution proceedings or bankruptcy protection. Failure to complete, or delays in completing, the proposed Exchange transaction could materially and adversely affect Arcadia’s business, results of operations, financial condition and/or market prices of the common stock.

The Closing is subject to a number of closing conditions, including the approval by Arcadia’s stockholders of the issuance of shares of Arcadia common stock pursuant to the Exchange Agreement and related proposals, acceptance of the Exchange by the Limited Partners, approval of continued listing of the Arcadia common stock on the Nasdaq Capital Market, and other closing conditions. If the conditions are not satisfied or waived, the Exchange will not occur or will be delayed.

If the Exchange is not consummated, Arcadia may be subject to a number of material risks, and Arcadia’s business and stock price would likely be adversely affected, including in the following ways, among others:

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Arcadia has incurred and expects to continue to incur significant expenses related to the Exchange even if the Exchange is not consummated;
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Arcadia could be obligated to reimburse the Partnership for its expenses under certain circumstances pursuant to the Exchange Agreement;

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the market price of Arcadia common stock may decline to the extent that the current market price reflects a market assumption that the Exchange will be completed; and
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Arcadia may not be able to pursue an alternate Exchange or other strategic transaction if the Exchange with the Partnership is not completed, and its strategic alternatives regarding continued operation of its business may be limited.

In addition, if the Exchange transaction with Roosevelt is not completed, Arcadia will have extremely limited cash resources, and if no alternate transaction can be negotiated and completed or Arcadia is not successful in raising additional required funding, Arcadia believes that it could be forced to reduce or suspend operations, file for federal bankruptcy protection or seek dissolution or liquidation proceedings. In such an event, the creditors of Arcadia would have first claim on the value of the assets of Arcadia which, other than remaining cash, would most likely be liquidated in one or more transactions or a bankruptcy sale, in which case the common stock of Arcadia would have little or no value. Arcadia can give no assurance as to the magnitude of the net proceeds of such a sale and whether such proceeds would be sufficient to satisfy Arcadia’ obligations to its creditors, let alone to permit any distribution to its equity holders.

Uncertainties associated with the Exchange may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Whether or not the Exchange is completed, the announcement and pendency of the Exchange could disrupt the businesses of Arcadia. Arcadia is dependent on the experience and industry knowledge of its management and other key employees to execute its business plans. The combined company’s success after the Exchange will depend in part upon the ability of Arcadia to retain key management personnel and other key employees before the Closing, and of the combined company to do so following the Exchange. Current employees of Arcadia or Roosevelt may experience uncertainty about their roles within the combined company following the Exchange, which may have an adverse effect on the ability of Arcadia or the combined company to retain key management and other key personnel.

Following the Closing, we expect that we will be a “controlled company” under applicable Nasdaq listing rules, and accordingly we will be exempt from several of Nasdaq’s listing rules and will not be required to have a compensation committee, nominating and governance committee, or other Board committees other than an audit committee.

We expect that after the Closing, we will be a “controlled company” under applicable Nasdaq rules because more than 50% of the voting power for the election of directors will be held by Elliott Roosevelt, Jr. Accordingly, as long as we are a controlled company under applicable Nasdaq listing rules, we will not be required to have a compensation committee, nominating and governance committee, or a corporate governance committee, and we will be exempt from the requirements of Rule 5605(b), (d) and (e) of the Nasdaq listing rules (except for the requirements under subsection (b)(2) thereof pertaining to executive sessions of independent directors and those under subsection (c) thereof pertaining to the Audit Committee) that would otherwise require us to have (i) a majority of independent directors on the Board, (ii) compensation and nominating committees composed solely of independent directors, (iii) the compensation of executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and (iv) director nominees selected or recommended to the Board for selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

Risks Related to the Proposed Reverse Stock Split

The proposed reverse stock split may not increase the combined company’s stock price over the long-term.

A principal purpose of the proposed reverse stock split, if the Board determines to effect the reverse stock split in connection with the Closing of the transactions contemplated by the Exchange Agreement, is to increase the per-share market price of Arcadia common stock above the minimum bid price requirement under the Nasdaq rules so that the common stock of Arcadia and the combined company will comply with the initial listing requirements for the Nasdaq Capital Market and continue to be listed on the Nasdaq Capital Market. It cannot be assured, however, that the proposed reverse stock split, if effected, will accomplish this objective for any meaningful period of time after the Effective Time. While it is expected that the reduction in the number of outstanding shares of Arcadia common stock will proportionally increase the market price of Arcadia common stock, it cannot be assured that the proposed reverse stock split will result in any permanent or sustained increase in the market price of Arcadia common stock, which is dependent upon many factors, including the combined company’s business and financial performance, general market conditions and prospects for future success. Thus, while the stock price of the combined company might meet the initial listing requirements for the Nasdaq Capital Market, it cannot be assured that it will continue to do so.

The proposed reverse stock split may decrease the liquidity of the combined company’s common stock.

Although the Board believes that if the reverse stock split is effected, the anticipated increase in the market price of the combined company’s common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the proposed reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading, a smaller number of market makers for the combined company’s common stock and limitations on the combined company’s ability to raise additional capital.

The proposed reverse stock split may lead to a decrease in the combined company’s overall market capitalization.

A reverse stock split may be viewed negatively by the market and, consequently, can lead to a decrease in the combined company’s overall market capitalization. If the per share market price does not increase in proportion to the proposed reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of the combined company’s common stock will remain the same after the proposed reverse stock split is effected, or that the proposed reverse stock split will not have an adverse effect on the stock price of the combined company’s common stock due to the reduced number of shares outstanding after the proposed reverse stock split.

Risks Related to Roosevelt

Roosevelt is subject to various risks and uncertainties in the ordinary course of its business. The following summarizes significant risks and uncertainties that may adversely affect Roosevelt’s business, financial condition, or results of operations and, after the Closing, the combined company. Roosevelt can make no assurance that any of the events discussed in the risk factors below will not occur. Further, the risks and uncertainties described below are not the only such risks or uncertainties Roosevelt faces, as additional risks not presently known to Roosevelt or that Roosevelt currently deems immaterial may also materially affect its business. Readers should carefully consider the risk factors included below as well as those matters referenced in this proxy statement/prospectus under “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Relating to Roosevelt’s Capital Structure

Roosevelt is significantly undercapitalized and needs substantial additional financing in 2025 in order to achieve its business plan.

Roosevelt expects it will need approximately $125 million in 2025 to complete the initial phase of its project. It does not currently have access to such capital and no agreements, oral or written, have been reached to provide any capital for Roosevelt. It cannot assure that it will be able to raise any meaningful amount of capital even after the proposed Exchange is completed, in which case its development plan would be significantly delayed or not undertaken to any meaningful degree. Further, raising additional capital could entail onerous terms and commitments and ownership dilution to the detriment of Arcadia stockholders, resulting in an insignificant benefit to them even if the project is capitalized and developed successfully.

Roosevelt's auditors have expressed doubt about its ability to continue as a going concern.

As disclosed in the financial statements of Roosevelt included in this proxy statement/prospectus, as of September 30, 2024, Roosevelt had accumulated losses since inception of ($37,619,908) and is projecting further losses from continuing operations. Additionally, Roosevelt had negative cash flows from operations of ($1,500,897) for the year ended December 31, 2023. Based on Roosevelt’s cash balance as of September 30, 2024, and projected cash needs for the twelve months following the issuance of the financial statements, management estimates that it will need to raise additional capital to cover operating requirements, raising substantial doubt about the entity’s ability to continue as a going concern for one year after the date the financial statements were available to be issued. The accompanying Roosevelt financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of Roosevelt to continue as a going concern. No assurance can be given that Roosevelt, or the combined company if the Exchange is finalized, will be successful in its efforts to meet its cash and capital needs.

Roosevelt has significant indebtedness.

Roosevelt has a line of credit in place with $14.0 million in commitments. As of September 30, 2024, $12.6 million was outstanding on the line of credit. The level of Roosevelt’s indebtedness could affect its operations in several ways, including the following:

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a significant portion of Roosevelt’s cash flow may be needed to service the indebtedness;
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Roosevelt may be required to put into place derivative contracts to hedge a significant portion of Roosevelt’s oil and gas production;
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a high level of debt would increase Roosevelt’s vulnerability to general adverse economic and industry conditions;
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the covenants contained in Roosevelt’s line of credit agreement limit its ability to borrow additional funds, dispose of assets, pay cash dividends to owners, and make certain investments, and
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a high level of debt could impair Roosevelt’s ability to obtain additional financing in the future for working capital, capital expenditures, general corporate, or other purposes.

Roosevelt may be unable to access the equity or debt capital markets to meet Roosevelt’s obligations.

Roosevelt’s plans for growth include accessing the capital markets. Recent reluctance to invest in the exploration and production sector based on market volatility, historically perceived underperformance, environmental, social and governance, or ESG, trends, among other things, has raised concerns regarding capital availability for the sector. If those markets are unavailable, or if Roosevelt is unable to access alternative means of financing on acceptable terms, it may be unable to implement any or all of its project or otherwise carry out its business strategy, which would have a material adverse effect on its financial condition and results of operations and impair Roosevelt’s ability to service its indebtedness.

Roosevelt continues to be impacted by inflationary pressures on its operating costs and capital expenditures.

Roosevelt, similar to other companies in its industry, experienced inflationary pressures on its operating costs and capital expenditures - namely the costs of fuel, steel (i.e., wellbore tubulars), labor, and drilling and completion services. Such inflationary pressures on Roosevelt’s operating and capital costs, which it currently expects to continue in 2025, have impacted Roosevelt’s cash flows and results of operations. Roosevelt has undertaken, and plans to continue with, certain initiatives and actions (such as agreements with service providers to secure the costs and availability of services) to mitigate inflationary pressures. However, there can be no assurance that such efforts will offset, largely or at all, the impacts of any future inflationary pressures on Roosevelt’s operating costs and capital expenditures and, in turn, Roosevelt’s cash flows and results of operations.

Risks Relating to Roosevelt’s Business, Operations, and Strategy

Part of Roosevelt’s strategy involves using some of the latest available EOR techniques, which may involve additional risks and uncertainties in their application compared to typical vertical CO2 flood projects.

Roosevelt plans to use some of the latest enhanced oil recovery procedure techniques as developed by Roosevelt. As discussed above, Roosevelt intends to use “Miscible Ascending Dispersion” (“MAD”) in its enhanced oil recovery project, which to date has not been thoroughly tested in Roosevelt’s area of operations. MAD pertains to a process for causing or enhancing the production of hydrocarbons from subterranean hydrocarbon-bearing reservoirs with the presence of high levels of water saturation by displacing the crude oil upward within the reservoir into a producing well for oil recovery. While Roosevelt has worked closely with its consulting engineering firms in modeling this method, it is still unproven.

Roosevelt may be adversely affected by natural disasters, pandemics and other catastrophic events, or man-made problems, that could disrupt Roosevelt’s business operations.

Natural disasters, adverse weather conditions (particularly abnormally cold weather and thunderstorms), floods, pandemics, acts of terrorism and other catastrophic or geo-political events may cause damage or disruption to Roosevelt’s operations and the global economy, or could result in market disruptions, any of which could have an adverse effect on Roosevelt’s business, operating results, and financial condition.

The coronavirus outbreak impacted various businesses throughout the world, including an impact on the global demand for oil and natural gas, travel restrictions and the extended shutdown of certain businesses in impacted geographic regions. If other pandemics occur, they could have a material adverse impact on Roosevelt’s business operations, operating results and financial condition.

Roosevelt lacks property diversification.

Roosevelt’s sole oil and gas property is located in Yoakum County, Texas, a portion of which is currently producing and all of which covers 16,208 gross (13,892 net) acres which will comprise the CO2 EOR project. Roosevelt has additional acreage in proximity to its project that it may develop in the future depending on the economic success of its initial project. Because Roosevelt lacks diversity in its property holdings, any adverse developments in the project or production, transportation and sale of oil and gas, transportation and delivery on CO2 to the project in Yoakum County in general and the Permian Basin in general, could be expected to materially and adversely affect Roosevelt’s operations and financial performance.

The loss of key members of management or failure to attract and retain other highly qualified personnel could adversely affect Roosevelt’s business results.

Roosevelt’s success depends on its ability to attract, retain and motivate a highly skilled management team and workforce. Failure to ensure that Roosevelt has the depth and breadth of management and personnel with the necessary skill sets and experience could impede its ability to achieve its business objectives and execute its operational strategy. As Roosevelt continues to seek to expand its operations on its project, it will need to promote or hire additional staff, and, as a result of increased compensation and benefit packages in Roosevelt’s industry, as well as inflationary pressures, it may be difficult to attract or retain such individuals without incurring significant additional costs.

Risks Relating to the Oil and Natural Gas Industry

A substantial or extended decline in oil and natural gas prices may adversely affect Roosevelt’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and financial commitments.

The prices Roosevelt receives for its oil and natural gas production heavily influence its revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile and Roosevelt expects these markets will likely continue to be volatile. The prices Roosevelt receives for its production, and the levels of its production, depend on numerous factors beyond Roosevelt’s control. These factors include, but are not limited to, the following:

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changes in global supply and demand for oil and natural gas;
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the actions of the Organization of Petroleum Exporting Countries (“OPEC”);
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the actions of oil exporting countries that are not members of OPEC;
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the price and quantity of imports and exports of oil and natural gas;
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political conditions, including embargoes, in or affecting other oil-producing activities;
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acts of war and related armed conflicts;
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the level of global oil and natural gas exploration and production activity;
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the level of global oil and natural gas inventories;
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weather conditions;
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technological advances affecting energy consumption; and
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the price and availability of alternative energy sources.

Lower oil and natural gas prices may not only decrease Roosevelt’s revenues on a per Boe basis but also may reduce the amount of oil and natural gas that Roosevelt can produce economically. Lower prices also negatively impact the value of Roosevelt’s proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect Roosevelt’s future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect Roosevelt’s business, financial condition and results of operations.

Roosevelt’s future success will depend on the exploitation, development and production activities of its project. These activities are subject to numerous risks beyond Roosevelt’s control, including the risk that its project will not result in a commercially viable CO2 flood project.

Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling for the project, including delays imposed by or resulting from compliance with regulatory requirements; shortages of or delays in obtaining adequate CO2 supplies, equipment and qualified personnel; equipment failures or accidents; adverse weather conditions; reductions in oil and natural gas prices; and limitations in the market for oil and natural gas.

Decreases in oil and natural gas prices may require Roosevelt to take write-downs of the financial carrying values of Roosevelt’s oil and natural gas properties.

Accounting rules require that Roosevelt review periodically the financial carrying value of its oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, Roosevelt may be required to write-down the financial carrying value of its oil and natural gas properties. A write-down would constitute a non-cash charge.

It is difficult to predict with reasonable certainty the amount of any future property carrying value impairments given the many factors impacting the ceiling test calculation, including, but not limited to, future pricing, operating costs, upward or downward reserve revisions, reserve adds, and tax attributes.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of Roosevelt’s reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could negatively affect the estimated quantities and present value of Roosevelt’s reported reserves.

In order to prepare reserve estimates, Roosevelt must project production rates and timing of development expenditures. Roosevelt must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from Roosevelt’s estimates. Any significant variance could materially affect the estimated quantities and present value of Roosevelt’s reported reserves. In addition, Roosevelt may adjust estimates of proved reserves to reflect production history, results of development, prevailing oil and natural gas prices and other factors, many of which are beyond Roosevelt’s control.

You should not assume that the present value of future net revenues from Roosevelt’s reported proved reserves is the current market value of its estimated oil and natural gas reserves. In accordance with SEC requirements, Roosevelt generally bases the estimated discounted future net cash flows from Roosevelt’s proved reserves on prices and costs calculated on the date of the estimate. Discounted future net revenues are estimated using oil and natural gas spot prices based on the average price during the preceding 12-month period determined as an unweighted arithmetic average of the first day-of-the-month price for each month within such period, except for changes which are fixed and determinable by existing contracts. Actual future prices and costs may differ materially from those used in the present value estimate. If future values decline or costs increase it could negatively impact Roosevelt’s ability to finance operations, and its project could cease being commercially viable, affecting Roosevelt’s decision to continue operations on certain producing parts of the project or to attempt to further develop the project. All of these factors would have a negative impact on earnings and net income. These factors could also result in the acceleration of debt repayment.

Roosevelt may incur substantial losses and be subject to substantial liability claims as a result of Roosevelt’s oil and natural gas operations.

Roosevelt is not insured against all risks. Losses and liabilities arising from uninsured and under-insured events could materially and adversely affect its business, financial condition and results of operations. The oil and natural gas production activities of Roosevelt are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

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environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater;
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mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses;
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fires and explosions;
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personal injuries and death; and
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natural disasters.

Any of these risks could adversely affect Roosevelt’s ability to conduct operations or result in substantial losses to Roosevelt. Roosevelt may elect not to obtain certain insurance coverage if it believes that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could materially and adversely affect Roosevelt.

Competition is intense in the oil and natural gas industry.

Roosevelt operates in a highly competitive environment for marketing oil and natural gas and obtaining qualified personnel. Its competitors include multinational oil and natural gas companies, major oil and natural gas companies, independent oil and natural gas companies, individual producers, financial buyers as well as participants in other industries that supply energy and fuel to consumers. Many of Roosevelt’s competitors have greater and more diverse resources than Roosevelt does. Roosevelt competes for the personnel and equipment required to develop and operate properties. Roosevelt’s competitors may be able to address these competitive factors more effectively than Roosevelt can. Further, if Roosevelt is not successful in its competition or in Roosevelt’s marketing of production, then its financial condition and operation results may be adversely affected.

Extreme weather conditions could adversely affect Roosevelt’s ability to conduct EOR activities.

Roosevelt’s EOR activities and equipment can be adversely affected by extreme weather conditions, such as abnormally low temperatures, which can cause a loss of production from temporary cessation of activity from regional power outages or lost or damaged facilities and equipment. Extreme weather conditions could also impact access to Roosevelt’s drilling and production facilities for routine operations, maintenance and repairs and the availability of and Roosevelt’s access to, necessary third-party services, such as gathering, processing, compression and transportation services. These constraints and the resulting shortages or high costs could delay or temporarily halt Roosevelt’s operations and materially increase Roosevelt’s operation and capital costs, which could have a material adverse effect on Roosevelt’s business, financial condition, and results of operations.

Roosevelt’s operations are substantially dependent on the availability, use and disposal of water. New legislation and regulatory initiatives or restrictions relating to water disposal wells could have a material adverse effect on Roosevelt’s future business, financial condition, operating results and prospects.

Water is an essential component of Roosevelt’s proposed project. If Roosevelt is unable to obtain water to use in operations from local sources, Roosevelt may be unable to economically produce oil, natural gas and NGLs, which could have an adverse effect on Roosevelt’s business, financial condition, and results of operations. Produced water from Roosevelt’s operations typically is disposed of via underground injection. Some studies have linked earth tremors in certain areas to underground injection, which has led to greater public scrutiny of disposal wells. Any new environmental initiatives or regulations that restrict injection of fluids, including, but not limited to, CO2 injected water, drilling fluids and other wastes associated with the exploration, development or production of oil and gas, or that limit the withdrawal, storage or use of surface water or ground water necessary for Roosevelt’s project, could increase Roosevelt’s operating costs and cause delays, interruptions or cessation of Roosevelt’s operations, the extent of which cannot be predicted, and all of which would have an adverse effect on Roosevelt’s business, financial condition, results of operations, and cash flows.

Risks Relating to Legal, Regulatory, Privacy, and Tax Matters

Roosevelt is subject to complex laws, trade policies and tariffs that can affect the cost, manner, or feasibility of doing business.

Exploration, development, production, and sale of oil and natural gas are subject to extensive federal, state and local regulation. It is not possible to predict how or when regulations affecting Roosevelt’s operations might change. Changes in trade policies, including the imposition of tariffs and other import measures, may adversely affect our ability to secure components to our operations or may reflect higher acquisition costs in ways that Roosevelt currently cannot predict. Roosevelt may be required to make large expenditures to comply with governmental regulations. Other matters subject to regulation include: discharge permits for drilling operations; drilling bonds; reports concerning operations; the spacing of wells; unitization and pooling of properties; and taxation.

Under these laws, Roosevelt could be liable for personal injuries, property damage, and other damages. Failure to comply with these laws also may result in the suspension or termination of Roosevelt’s operations and subject Roosevelt to administrative, civil, and criminal penalties. Moreover, these laws could change in ways that substantially increase Roosevelt’s costs. Any such liabilities, penalties, suspensions, terminations, or regulatory changes could materially adversely affect Roosevelt’s financial condition and results of operations.

Roosevelt’s operations may incur substantial liabilities to comply with environmental laws and regulations.

Roosevelt’s oil and natural gas operations are subject to stringent federal, state, and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences; restrict the types, quantities, and concentration of substances that can be released into the environment in connection with drilling and production activities; and impose substantial liabilities for pollution resulting from Roosevelt’s operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties; incurrence of investigatory or remedial obligations; or the imposition of injunctive relief. Changes in environmental laws and regulations and the interpretation thereof occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal, or cleanup requirements could require Roosevelt to make significant expenditures to maintain compliance and may otherwise have a material adverse effect on Roosevelt’s results of operations, competitive position, and financial condition as well as the industry in general. Under these environmental laws and regulations, Roosevelt could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether Roosevelt was responsible for the release or if Roosevelt’s operations were standard in the industry at the time they were performed. The amount of additional future costs is not fully determinable due to such factors as the unknown magnitude of possible contamination, the unknown timing and extent of the corrective actions or compliance efforts that may be required, the determination of Roosevelt’s liability in proportion to other responsible parties, and the extent to which such costs are recoverable from third parties.

Roosevelt’s operations are subject to a series of risks arising out of the perceived threat of climate change that could result in increased operating costs, and reduce demand for the oil and natural gas Roosevelt produce.

In the United States, no comprehensive climate change legislation has been implemented at the federal level, though recently passed laws such as the Inflation Reduction Act, or IRA, advance numerous climate-related objectives. However, the federal administration has highlighted addressing climate change as a priority, which included potential initiatives for climate change legislation to be proposed and passed into law. Moreover, federal regulators, state and local governments, and private parties have taken (or announced that they plan to take) actions that have or may have a significant influence on Roosevelt’s operations. For example, in response to findings that emissions of carbon dioxide, methane, and other GHGs endanger public health and the environment, the EPA has adopted regulations under existing provisions of the CAA that, among other things, establish construction and Title V operating permit reviews for certain large stationary sources that are already potential major sources of certain principal, pollutant emissions. Facilities required to obtain permits for GHG emissions also will be required to meet “best available control technology” standards that will be established by the states or, in some cases, by the EPA for those emissions. These EPA rules could adversely affect Roosevelt’s operations and restrict or delay Roosevelt’s ability to obtain air permits for new or modified sources. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore and offshore oil and gas production sources in the United States on an annual basis, which may include certain of Roosevelt’s operations.

The federal regulation of methane from oil and gas facilities has been subject to substantial uncertainty in recent years. In June 2016, the EPA finalized New Source Performance Standards (“NSPS”), known as Subpart OOOOa, that establish emission standards for methane and Volatile Organic Compounds (“VOCs”) from new and modified oil and natural gas production and natural gas processing and transmission facilities. In September 2020, the EPA finalized amendments to the 2016 standards that removed the transmission and storage segment from the oil and natural gas source category and rescinded the methane-specific requirements for production and processing facilities. However, President Biden signed an executive order calling for the suspension, revision, or rescission of the September 2020 rule and the reinstatement or issuance of methane emission standards for new, modified and existing oil and gas facilities. Subsequently, the U.S. Congress approved, and President Biden signed into law, a resolution under the Congressional Review Act to repeal the September 2020 revisions to the methane standards, effectively reinstating the prior standards. In response to President Biden’s executive order calling on the EPA to revisit federal regulations regarding methane, the EPA finalized more stringent methane rules for new, modified, and reconstructed facilities, known as OOOOb, as well as standards for existing sources for the first time ever, known as OOOOc, in December 2023. Under the final rules, states have two years to prepare and submit their plans to impose methane emission controls on existing sources. The presumptive standards established under the final rule are generally the same for both new and existing sources. The requirements include enhanced leak detection survey requirements using optical gas imaging and other advanced monitoring to encourage the deployment of innovative technologies to detect and reduce methane emissions, reduction of emissions by 95% through capture and control systems and zero-emission requirements for certain devices. The rule also establishes a “super emitter” response program that would allow third parties to make reports to EPA of large methane emission events, triggering certain investigation and repair requirements. Fines and penalties for violations of these rules can be substantial. The final rule and its requirements have been subject to legal challenges. Moreover, compliance with the new rules may affect the amount Roosevelt owes under the IRA 2022’s methane fee described above, because compliance with EPA’s methane rules would exempt an otherwise covered facility from the requirement to pay the methane fee. The requirements of the EPA’s final methane rules have the potential to increase Roosevelt’s operating costs and thus may adversely affect Roosevelt’s financial results and cash flows. Moreover, failure to comply with these CAA requirements can result in the imposition of substantial fines and penalties as well as costly injunctive relief.

In addition, on March 6, 2024, the SEC adopted a rule requiring registrants to include certain climate-related disclosures, including Scope 1 and 2 GHG emissions, climate-related targets and goals, and certain climate-related financial statement metrics, in registration statements and annual reports, which has been put on stay. The ultimate impact of these regulations, if implemented, on Roosevelt’s business is uncertain. Separately, enhanced climate related disclosure requirements could lead to reputational or other harm with customers, regulators, investors or other stakeholders and could also increase Roosevelt’s litigation risks relating to statements alleged to have been made by Roosevelt or others in Roosevelt’s industry regarding climate change risks, or in connection with any future disclosures it may make regarding reported emissions, particularly given the inherent uncertainties and estimations with respect to calculating and reporting GHG emissions.

Increasingly, oil and natural gas companies are exposed to litigation risks associated with the threat of climate change. A number of parties have brought lawsuits against oil and natural gas companies in state or federal court for alleged contributions to, or failures to disclose the impacts of, climate change. Roosevelt is not currently party to any such litigation but could be named in future actions making similar claims of liability. To the extent that societal pressures or political or other factors are involved, it is possible that such liability could be imposed without regard to Roosevelt’s causation of or contribution to the asserted damage, or to other mitigating factors.

Additionally, in response to concerns related to climate change, companies in the oil and natural gas industry may be exposed to increasing financial risks. Financial institutions, including investment advisors and certain sovereign wealth, pension and endowment funds, have elected and in the future may elect to shift some or all of their investments into non-oil and natural gas related sectors. Institutional lenders who provide financing to hydrocarbon energy companies also have become more attentive to so called “sustainable” lending practices, and some of them have elected and may elect in the future not to provide funding for oil and natural gas companies. Several of the largest U.S. banks have made net zero commitments and have announced that they will be assessing financed emissions across their portfolios and taking steps quantify and reduce those emissions. In addition, at COP26, the Glasgow Financial Alliance for Net Zero (“GFANZ”) announced that commitments from over 450 firms across 45 countries had resulted in over $130 trillion in capital committed to net zero goals. The various sub-alliances of GFANZ generally require participants to set short-term, sector-specific targets to transition their financing, investing and/or underwriting activities to net zero emissions by 2050. These and other developments in the financial sector could lead to lenders further restricting access to capital for or divesting in the oil and natural gas sector, or requiring that borrowers take additional steps to reduce their GHG emissions. At COP27, leaders announced their goal to seek greater collaboration between nations and to start assessing the outcome from COP26. Similarly, COP28’s headline outcome was an assessment to the transition from fossil fuels. There is also a risk that financial institutions will be required to adopt policies that will reduce the funding provided to the oil and natural gas industry. A material reduction in the capital available to the oil and natural gas industry could make it more difficult to secure funding for enhanced oil recovery, development, production, transportation and processing activities, which could adversely impact Roosevelt’s financial performance.

The adoption and implementation of new or more stringent international, federal or state legislation, regulations or other regulatory initiatives related to climate change or GHG emissions from oil and natural gas facilities could result in increased costs of compliance or costs of consumption, thereby reducing demand for, oil and natural gas. Additionally, political, litigation, and financial risks may result in (i) restriction or cancellation of certain oil and natural gas production activities, including enhanced oil recovery, (ii) incurrence of obligations for alleged damages resulting from climate change, or (iii) impairment of Roosevelt’s ability to continue operating in an economic manner. One or more of these developments could have a material adverse effect on Roosevelt’s business, financial condition, and results of operations.

Changes in tax laws or the interpretation thereof or the imposition of new or increased taxes or fees may adversely affect Roosevelt’s operating results and cash flows.

From time to time, federal and state level legislation has been proposed that would, if enacted into law, make significant changes to tax laws, including to certain key federal and state income tax provisions currently applicable to oil and natural gas exploration and development companies. Such legislative changes have included, but have not been limited to, (i) the elimination of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) an extension of the amortization period for certain geological and geophysical expenditures, (iv) the elimination of certain other tax deductions and relief previously available to oil and natural gas companies, and (v) an increase in the federal income tax rate applicable to corporations such as Roosevelt. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. Additionally, states in which Roosevelt operates, or owns assets may impose new or increased taxes or fees on oil and natural gas extraction. The passage of any legislation as a result of these proposals and other changes in federal income tax laws or the imposition of new or increased taxes or fees on oil and natural gas extraction could adversely affect Roosevelt’s operating results and cash flows.

In addition, the IRA includes, among other things, a corporate alternative minimum tax (the “CAMT”), which provides for an investment tax credit for qualified biomass property and introduces a one percent excise tax on corporate stock repurchases. Under the CAMT, a 15 percent minimum tax will be imposed on certain adjusted financial statement income of “applicable corporations,” which was effective beginning January 1, 2023. The CAMT generally treats a corporation as an applicable corporation in any taxable year in which the “average annual adjusted financial statement income” of the corporation and certain of its subsidiaries and affiliates for a three-taxable-year period ending prior to such taxable year exceeds $1 billion. Based on Roosevelt’s current interpretation of the IRA and the CAMT and a number of operational, economic, accounting and regulatory assumptions, Roosevelt does not anticipate the CAMT materially increasing its U.S. federal income tax liability in the near term. The foregoing analysis is based upon Roosevelt’s current interpretation of the provisions contained in the IRA and the CAMT and Internal Revenue Service interim guidance relating to the CAMT. In the future, the U.S. Department of Treasury and the Internal Revenue Service are expected to release regulations and/or further interpretive guidance relating to the CAMT, and any significant variance from Roosevelt’s current interpretation could result in a change in the expected application of the CAMT to Roosevelt and adversely affect Roosevelt’s operating results and cash flows.

Further, there is uncertainty regarding the amount and availability of tax credits under the IRA for sequestration of anthropogenic CO2. Roosevelt anticipates that, in connection with its project, entities within the vicinity of Roosevelt’s project that produce anthropogenic CO2 will consider the economic viability of selling such CO2 to Roosevelt, enhanced by tax credits to the producers under the IRA. The IRA provides credits to producers of $60 per metric ton of CO2 used in EOR operations and $85 per metric ton of CO2 that is geologically sequestered. President Trump has announced a policy goal of repealing large parts of the IRA and although the new EPA Administrator and the U.S. Secretaries of Interior and Energy have voiced support for carbon sequestration, whether the CO2 credits are reduced or remain in place is uncertain. If the tax credits are reduced or eliminated, it would lessen the economic viability of anthropomorphic CO2 producers to sell such CO2 to Roosevelt, and it could make the cost of CO2 more expensive to Roosevelt, thereby adversely affecting Roosevelt’s operating results and cash flows.

Risks Relating to Technology and Cybersecurity

Roosevelt relies on computer and telecommunications systems, and failures in its systems or cyber security attacks or breaches could result in information theft, data corruption, disruption in operations and/or financial loss.

The oil and natural gas industry has become increasingly dependent upon digital technologies to conduct day-to-day operations, including certain exploration, development, and production activities. Roosevelt depends on digital technology to process and record financial and operating data, estimate quantities of oil and natural gas reserves, analyze seismic and drilling information, process and store personally identifiable information on employees and royalty owners, and communicate with employees and other third parties. Roosevelt’s business partners, including vendors, service providers, purchasers of production, and financial institutions, are also dependent on digital technology. It is possible that Roosevelt could incur interruptions from cybersecurity attacks or breaches, computer viruses or malware that could result in disruption of its business operations and/or financial loss. Although Roosevelt utilizes various procedures and controls to monitor and protect against these threats and mitigate its exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing and causing Roosevelt to suffer losses in the future. Even so, any cyber incidents or interruptions to Roosevelt’s computing and communications infrastructure or Roosevelt’s information systems could lead to data corruption, communication interruption, unauthorized release, gathering, monitoring, misuse, or destruction of proprietary or other information, or otherwise significantly disrupt Roosevelt’s business operations. As cyber threats continue to evolve, Roosevelt may be required to expend significant additional resources to continue to modify or enhance Roosevelt’s protective measures or to investigate and remediate any information security vulnerabilities.

Risks Related to Arcadia

Risks Related to Arcadia’s Business

Unfavorable global economic or political conditions could adversely affect Arcadia’s business, financial condition or results of operations.

Arcadia’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A global financial crisis or a global or regional political disruption could cause extreme volatility in the capital and credit markets. Outbreaks of epidemic, pandemic, or contagious diseases could disrupt Arcadia’s business resulting in a loss of productivity from its employees. In addition, the US financial markets have been negatively impacted by the rise of inflation and interest rates, increasing the potential for a local and/or global economic recession that could disrupt Arcadia’s business. A political disruption could also strain Arcadia’s manufacturers or suppliers, possibly resulting in supply disruption, or cause its customers to delay making payments for its services. Any of the foregoing could harm Arcadia’s business, and we cannot anticipate all of the ways in which the political or economic climate and financial market conditions could adversely impact our business.

Arcadia has a history of significant losses, which it expects to continue, and Arcadia may never achieve or maintain profitability.

Arcadia has incurred significant net losses since its formation in 2002 and expects to continue to incur net losses for the foreseeable future. Arcadia incurred net losses of $14.0 million and $15.6 million for the years ended December 31, 2023 and 2022, respectively, and net losses of $2.97 million and $11.0 million for the nine months ended September 30, 2024 and 2023, respectively. As of December 31, 2023, and September 30, 2024, Arcadia had an accumulated deficit of $271.8 million and $274.8 million, respectively. Net cash used in operations was $15.3 million and $14.0 million for the years ended December 31, 2023 and 2022, and was $7.4 million and $11.1 million for the nine months ended September 30, 2024 and 2023. Arcadia expects to continue to incur losses. If Arcadia is unable to adequately control the costs associated with operating its business, including costs of development and commercialization of its traits, its business, financial condition, operating results, and prospects will suffer.

Arcadia may require additional financing and may not be able to obtain such financing on favorable terms, if at all, which could adversely impact the Company’s operations and ability to continue its business.

If the Exchange is not consummated, Arcadia will continue to need capital to fund its business and the marketing and sale of its products and to provide working capital to fund other aspects of its business. Arcadia expects it will have to seek to raise additional funds. If future financings involve the issuance of equity securities, Arcadia’s existing stockholders would suffer dilution. If Arcadia is able to raise debt financing, it may be subject to restrictive covenants that limit its operating flexibility. Arcadia may not be able to raise sufficient additional funds on terms that are favorable to it, if at all. If Arcadia fails to raise sufficient funds and continues to incur losses, its ability to fund its operations, take advantage of strategic opportunities, or otherwise respond to competitive pressures, would likely be significantly limited. If adequate funds are not available, Arcadia will not be able to successfully execute on its business strategy or continue its business.

Arcadia’s gross profit margins on its consumer products may be impacted by a variety of factors, including but not limited to variations, freight costs, pricing, customer requirements, market acceptance rate and promotional support costs.

Arcadia expects that its gross profit as a percentage of net sales could fluctuate as a result of a number of factors, including product pricing, retail discounts, and input costs. If Arcadia is not able to increase its selling prices or reduce product sizes sufficiently, or in a timely manner, to offset increased input costs, or if its sales volume decreases significantly, there could be a negative impact on its financial condition and results of operations.

Competition is intense and requires continuous technological development, and, if Arcadia is unable to compete effectively, its financial results will suffer.

Arcadia faces significant competition in the markets in which it operates. The markets for coconut water products are intensely competitive. Arcadia may be unable to compete successfully against its current and future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for its products. In addition, several of Arcadia’s competitors have substantially greater financial, marketing, sales, distribution, research and development, and technical resources than Arcadia, and some of its collaborators have more experience in research and development, regulatory matters, manufacturing, and marketing. Competition could increase in the future if new companies enter the market.

Arcadia depends on its key personnel and, if it is not able to attract and retain qualified technical and business personnel, it may not be able to continue its business.

If the Exchange is not consummated, Arcadia’s future performance depends on the continued services and contributions of its management team and other key employees, the loss of whose services might significantly delay or prevent the achievement of its business objectives. The replacement of any member of Arcadia’s management team involves significant time and costs and such loss could significantly delay or prevent the achievement of its business objectives.

Additionally, Arcadia’s business is dependent on its ability to recruit and maintain a highly skilled and educated workforce with expertise in a range of disciplines, including supply chain management, marketing, and other subjects relevant to its operations. All of Arcadia’s current employees are at-will employees, and the failure to retain or hire skilled and highly educated personnel could limit its growth and hinder its business.

Arcadia’s business is subject to the risks of security breaches, including cybersecurity incidents.

Arcadia utilizes and critically relies upon information technology systems in all aspects of its business, including large amounts of data to support its products and advance its research and development. Failure to effectively prevent, detect, and recover from the increasing number and sophistication of information security threats could result in theft, misuse, modification, and destruction of information, including trade secrets and confidential business information, and cause business disruptions, delays in research and development, and reputational damage, which could significantly affect Arcadia’s results of operations and financial condition.

Arcadia may be required to pay substantial damages as a result of product liability or other similar claims for which insurance coverage is not available.

Arcadia is subject to product liability or similar claims with respect to its products. Product liability claims against Arcadia or its collaborators selling Arcadia’s products could damage Arcadia reputation, harm its relationships with its collaborators, and materially and adversely affect its business, results of operations, financial condition, and prospects. Furthermore, while many of Arcadia’s collaboration agreements require that Arcadia’s collaborators indemnify Arcadia for the cost of product liability claims brought against Arcadia as a result of its collaborator’s misconduct, such indemnification provisions may not always be enforced, and we may receive no indemnification if Arcadia’s own misconduct contributed to the claims.

Changes to U.S. trade policy, tariff and import/export regulations may adversely affect our operating results.

Changes in U.S. or international social, political, regulatory and economic conditions or in laws and policies governing foreign trade, development and investment in the countries relevant to our business, as well as any negative sentiment toward the U.S. as a result of such changes, could adversely affect our business. The U.S. has instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where we conduct our business.

As a result of policy changes and government proposals, there may be greater restrictions and economic disincentives on international trade. The new tariffs and other changes in U.S. trade policy could trigger retaliatory actions by affected countries, and foreign governments have instituted or are considering imposing trade sanctions on U.S. goods. Such changes have the potential to adversely impact the U.S. economy or sectors thereof, our industry and the global demand for our products, and as a result, could have a negative impact on our business, financial condition and results of operations. Because our Zola coconut water product is sourced in Thailand, such steps, if adopted and if they affect countries that impact our business, could adversely impact our business and operations, increase our costs, and make our products less competitive.

As a result of being a public company, Arcadia is obligated to develop and maintain proper and effective internal control over financial reporting. Arcadia may not complete our analysis of its internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in Arcadia and, as a result, the value of its common stock.

Pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002, as amended (“SOX”) and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, Arcadia’s management is required to report on the effectiveness of its internal control over financial reporting. Section 404(b) of SOX requires that its independent registered public accounting firm will also need to attest to the effectiveness of Arcadia’s internal control over financial reporting if Arcadia’s qualify as an accelerated filer or a large accelerated filer.

Arcadia is continuously seeking to maintain and/or improve its internal control environment. As a result, Arcadia may experience higher than anticipated operating expenses, as well as higher auditor fees during and after the implementation of these changes. If Arcadia is unable to implement any of the required changes to its internal control over financial reporting effectively or efficiently or are required to do so earlier than anticipated, it could adversely affect its operations, financial reporting, and results of operations and could result in an adverse opinion on internal controls from Arcadia’s independent registered public accounting firm.

Risks Related to Ownership of Arcadia’s Common Stock

Future sales of substantial amounts of Arcadia’s common stock, or the possibility that such sales could occur, could adversely affect the market price of Arcadia’s common stock.

Future sales in the public market of Arcadia’s common stock, or shares issued upon exercise of its outstanding stock options or warrants, or the perception by the market that these issuances or sales could occur, could lower the market price of Arcadia’s common stock or make it difficult for Arcadia to raise additional capital. Arcadia’s stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon the sale of their shares. As of December 31, 2024, we had 1,364,940 shares of common stock outstanding, substantially all of which Arcadia believes may be sold publicly, subject in some cases to volume and other limitations, provisions or limitations in registration rights agreements, or prospectus delivery or other requirements relating to the effectiveness and use of registration statements registering the resale of such shares. As of September 30, 2024, we had 50,515 shares of Arcadia’s common stock issuable upon the exercise of outstanding stock options under our equity incentive plans at a weighted-average exercise price of $84.37 per share, and outstanding warrants and preferred investment options to purchase 1,083,435 shares of common stock at a weighted-average exercise price of $34.27 per share. Subject to applicable vesting requirements, upon exercise of these options or warrants, the underlying shares may be resold into the public market, subject in some cases to volume and other limitations or prospectus delivery requirements pursuant to registration statements registering the resale of such shares. In the case of outstanding options and warrants that have exercise prices that are below the market price of Arcadia’s common stock from time to time, Arcadia’s stockholders would experience dilution upon the exercise of these options and warrants.

Arcadia’s stock price has been and may continue to be volatile, and you could lose all or part of your investment.

The market price of Arcadia’s common stock has been and may continue to be volatile. After making adjustments for the impact of reverse stock splits, since shares of our common stock were sold in its initial public offering in May 2015 at a price of $6,400.00 per share, Arcadia’s stock price has ranged from $1.85 to $6,984.00, through January 9, 2025. The market price of Arcadia’s common stock is subject to wide fluctuations in response to various risk factors, some of which are beyond Arcadia’s control and may not be related to its operating performance, including:

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addition or loss of significant customers, collaborators or distributors;
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changes in laws or regulations applicable to its industry ;
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additions or departures of key personnel;
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the failure of securities analysts to cover its common stock after an offering;
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actual or anticipated changes in expectations regarding its performance by investors or securities analysts;
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price and volume fluctuations in the overall stock market;
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volatility in the market price and trading volume of companies in its industry or companies that investors consider comparable;
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share price and volume fluctuations attributable to inconsistent trading volume levels of its shares;
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sales of its common stock by Arcadia or its stockholders;
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the expiration of contractual lock-up agreements;
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litigation involving us, its industry, or both;
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major catastrophic events; and
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general economic and market conditions and trends.

Further, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes, or international currency fluctuations, may cause the market price of Arcadia’s common stock to decline. If the market price of Arcadia’s common stock fluctuates or declines, you may not realize any return on your investment and may lose some or all of your investment.

Arcadia expects its operating results to vary significantly from quarter to quarter, which may cause Arcadia’s stock price to fluctuate widely.

Arcadia expects its quarterly operating results to fluctuate widely and unpredictably for the following reasons, among others:

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its significant customer concentration;
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the effectiveness of its marketing and advertising efforts;
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the impact of seasonality on sales of its products;
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adjustments to inventory due to excess or slow-moving;

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supplier or quality problems; and
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variance in the timing of customer and distributor orders for its products.

Any unanticipated change in revenues or operating results is likely to cause Arcadia’s stock price to fluctuate since such changes reflect new information available to investors and analysts.

Arcadia’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of its common stock, which could negatively impact the market price and liquidity of its common stock and its ability to access the capital markets.

Arcadia’s common stock is listed on the Nasdaq Capital Market. If Arcadia fails to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist Arcadia’s common stock. Such a delisting would have a negative effect on the price of Arcadia’s common stock, impair the ability to sell or purchase Arcadia’s common stock when persons wish to do so, and materially adversely affect Arcadia’s ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms, or at all. Delisting from the Nasdaq Capital Market could also have other negative results, including the potential loss of institutional investor interest and fewer business development opportunities.

In addition, in connection with the proposed Exchange transaction, the Company will need to file an initial listing application with Nasdaq and satisfy the initial listing standards for listing on the Nasdaq Capital Market, which in certain instances are different from and more restrictive than Nasdaq’s continued listing standards. Approval of listing of the common stock on the Nasdaq Capital Market is a closing condition under the Exchange Agreement.

Risks Related to, After the Exchange, the Combined Company

In addition to the risks described below under the heading “Risks Related to, After the Exchange, the Combined Company,” the risks below will apply to the combined company after the completion of the Exchange.

After completion of the Exchange, the Partnership’s former executive officers and Limited Partners will maintain the ability to control or significantly influence all matters submitted to the combined company’s stockholders for approval.

Upon the Effective Time of the Exchange, the former Limited Partners of the Partnership are expected to own, in the aggregate, approximately 90% of the shares of Arcadia common stock outstanding immediately after the Effective Time, and one of the former Limited Partners is expected to beneficially own approximately 60% of the outstanding shares]. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the combined company’s stockholders for approval, as well as the combined company’s management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors or other decisions that are submitted to the Company’s stockholders for approval. This concentration of voting power could delay or prevent an acquisition of the combined company on terms that other stockholders may desire.

The combined company’s stock price is expected to be volatile, and the market price of its common stock may decline following the Exchange.

The market price of the combined company’s common stock following the Exchange could be subject to significant fluctuations following the Exchange. Market prices for securities of oil and natural gas exploration and production companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

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changes in prices of oil and natural gas;
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the combined company’s operating and financial performance and drilling results, including reserve estimates;

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actual or anticipated fluctuations in the combined company’s quarterly results of operations, and financial indicators, such as net income, cash flow and revenues;
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the combined company’s failure to meet revenue, reserves or earnings estimates by research analysts or other investors;
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sales of the combined company’s common stock by the combined company or other stockholders, or the perception that such sales may occur;
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the public reaction to the combined company’s press releases, the combined company’s other public announcements and the combined company’s filings with the SEC;
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publication of research reports about the combined company’s or the oil and natural gas exploration and production industry generally;
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changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;
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speculation in the press or investment community;
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the failure of research analysts to cover the combined company’s common stock;
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increases in market interest rates or funding rates, which may increase the combined company’s cost of capital;
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changes in market valuations of similar companies to the combined company;
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changes in accounting principles, policies, guidance, interpretations or standards;
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additions or departures of key management personnel;
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actions by the combined company’s stockholders;
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political conditions in oil and gas producing regions;
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domestic and international economic, legal and regulatory factors unrelated to the combined company’s performance; and
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the realization of any risks described under this “Risk Factors” section.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s business, financial condition, results of operations and reputation.

The combined company will need to access funding through capital market transactions. Due to the combined company’s small public float, low market capitalization, and limited operating history, it may be difficult and expensive for the combined company to raise additional funds through the issuance of equity.

The combined company expects to need to raise funds through the issuance of shares of its common stock or other equity securities linked to its common stock. The combined company’s ability to raise these funds may be dependent on a number of factors, including the risk factors further described herein and the low trading volume and volatile trading price of its shares of common stock. The stocks of small cap companies tend to be highly volatile. The combined company expects that the price of its common stock will be highly volatile for the next several years.

As a result, the combined company may be unable to access funding through sales of its common stock or other equity-linked securities. Even if the combined company were able to access funding, the cost of capital may be substantial due to its low market cap and its small public float. The terms of any funding the combined company is able to obtain may not be favorable to it and may be highly dilutive to its stockholders. The combined company may be unable to access capital due to unfavorable market conditions or other market factors outside of its control. There can be no assurance that it will be able to raise additional capital when needed. The failure to obtain additional capital when needed would have a material adverse effect on its business.

The Exchange will result in changes to the combined company’s board of directors that may affect the combined company’s business strategy and operations.

The composition of the combined company’s board of directors will change as described in more detail in the section of this proxy statement/prospectus titled “Management Following the Exchange.” The newly comprised board of directors of the combined company may affect business strategies and operating decisions with respect to the combined company that may have an adverse impact on the combined company’s business, financial condition and results of operations following the completion of the transaction.

If the combined company fails to continue to meet the requirements for continued listing on the Nasdaq Capital Market, its common stock could be delisted from trading, which would decrease the liquidity of its common stock and ability to raise additional capital.

Arcadia common stock is listed for quotation on the Nasdaq Capital Market. Even if the common stock is approved for listing after the completion of the Exchange transaction, the combined company will be required to meet specified financial requirements, a minimum bid price per share, a minimum public float and continued business operations. If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our common stock. Such a delisting would have a negative effect on the price of our common stock, impair the ability to sell or purchase our common stock when persons wish to do so, and any delisting materially adversely affect our ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms, or at all. Delisting from the Nasdaq Capital Market could also have other negative results, including the potential loss of institutional investor interest and fewer business development opportunities.

Arcadia’s ability to use its net operating loss carryforwards to offset future taxable income may be subject to certain limitations and may be subject to further limitations as a result of the Exchange.

Arcadia’s ability to utilize net operating loss carryforwards and other tax attributes to offset future income could be limited if Arcadia undergoes an “ownership change” within the meaning of Section 382 of the Code. Under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its net operating losses, or NOLs, to offset future taxable income. In general, an ownership change will occur if there is a cumulative increase in ownership of Arcadia common stock by five percent shareholders (as defined in the Code) that exceeds 50 percentage points over the lowest percentage of stock owned by such shareholders at any time over a rolling three-year period. If an ownership change does occur, Section 382 of the Code establishes an annual limitation on the amount of certain deferred tax assets that may be used to offset taxable income in the future years. A number of complex rules apply in calculating this limitation. A significant portion of Arcadia’s existing NOLs are limited due to known ownership changes under IRC Section 382 that we experienced as a result of the common stock we issued in connection with equity financings in December 2020 and January 2021. Changes in Arcadia’s stock ownership since 2021 or in the future, including in connection with the consummation of the Exchange, could result in an ownership change under Section 382 of the Code. Accordingly, all or a portion of Arcadia’s deferred tax assets, including net operating loss carryforwards, are expected to become subject to this limitation and as a result thereof, Arcadia’s federal income tax liability could increase and its business could be adversely affected. Furthermore, Arcadia’s ability to utilize NOLs of companies that it may acquire in the future may be subject to limitations. There is also a risk that, due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, Arcadia’s existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, Arcadia may not be able to realize a tax benefit from the use of its NOLs, whether or not Arcadia experiences profitability.

The combined company will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined company will incur significant legal, accounting and other expenses that the Partnership did not incur as a private company, including costs associated with public company reporting requirements. The combined company will also incur costs associated with corporate governance requirements, including requirements under SOX, as well as rules implemented by the SEC and Nasdaq. These rules and regulations are expected to increase the combined company’s legal and financial compliance costs and to make some activities more time consuming and costly. For example, the combined company’s management team will consist of certain executive officers of the Partnership prior to the Exchange. These executive officers and other personnel will need to devote substantial time regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the combined company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the combined company to attract and retain qualified individuals to serve on the combined company’s board of directors or as executive officers of the combined company, which may adversely affect investor confidence in the combined company and could cause the combined company’s business or stock price to suffer.

If securities analysts do not publish research or reports about the combined company’s business or if they publish negative evaluations of the combined company’s stock, the price of the combined company’s stock could decline.

The trading market for the combined company’s common stock will rely, in part, on the research and reports that industry or financial analysts publish about the combined company or the combined company’s business. Equity research analysts may elect not to provide research coverage of the combined company’s common stock after the completion of this Exchange, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined company will not have any control over the analysts or the content and opinions included in their reports. The price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

Because Arcadia does not expect to pay any dividends for the foreseeable future, investors may be forced to sell their stock to realize a return on their investment. The combined company may never pay dividends. Payment of dividends may be limited or restricted.

Arcadia has never declared or paid any cash dividends on the Arcadia common stock and does not anticipate paying cash dividends on the Arcadia common stock for the foreseeable future. Any future determination to pay cash dividends after the Exchange will be at the discretion of the combined company’s board of directors and will depend upon a number of factors, including the combined company’s results of operations, financial condition, operating results, capital requirements, future prospects, legal, tax, regulatory and contractual restrictions, including restrictions in any debt financing agreements, on the payment of dividends, by the combined company to its stockholders, and other factors the board of directors deems relevant. In addition, operating and financial restrictions or covenants in any loan agreement or other agreement relating to indebtedness or funding of the combined company after the Effective Time, including if the Exchange is consummated the terms of agreements relating to indebtedness incurred by Roosevelt, and any future financing agreements, may restrict the combined company’s ability to pay dividends. Consequently, you should not rely on dividends to receive a return on your investment. Further, the amount of dividends the combined company would be able to pay in any quarter may be limited by the DGCL, which provides that a Delaware corporation may pay dividends only (i) out of the corporation’s surplus, which is defined as the excess, if any, of net assets (total assets less total liabilities) over capital, or (ii) if there is no surplus, out of the corporation’s net profit for the fiscal year in which the dividend is declared, or the preceding fiscal year.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the Exchange.

The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Exchange for several reasons. The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of Arcadia and the Partnership, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Exchange. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma condensed combined financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Exchange. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the unaudited pro forma condensed combined financial information. As a result, the actual financial condition of the combined company following the Exchange may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition following the Exchange. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” in this proxy statement/prospectus.

Future sales of shares by existing stockholders, or the exercise of outstanding warrants, could cause the combined company stock price to decline.

If existing stockholders of Arcadia and the Partnership sell, or indicate an intention to sell, substantial amounts of the combined company’s common stock in the public market after the completion of the Exchange, the trading price of the common stock of the combined company could decline. If additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of the combined company common stock could decline. As of September 30, 2024, we had outstanding warrants to purchase 1,083,435 shares of common stock, at exercise prices ranging from $9.00 to $14,528.00 per share, and at a weighted average exercise price of $34.27 per share. Exercise of these warrants and public resale of the underlying warrant shares could adversely impact the trading prices of our common stock and result in dilution to the stockholders.

If the combined company fails to maintain an effective system of internal control over financial reporting, the combined company may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in the combined company’s financial and other public reporting, which would harm its business and the trading price of its common stock.

Effective internal control over financial reporting is necessary for the combined company to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause the combined company to fail to meet its reporting obligations. In addition, any testing by the combined company, as and when required, conducted in connection with Section 404 of SOX, or any subsequent testing by the combined company’s independent registered public accounting firm, as and when required, may reveal deficiencies in the combined company’s internal control over financial reporting that are deemed to be significant deficiencies or material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the combined company’s reported financial information, which could have a negative effect on the trading price of its common stock.

Provisions of our charter documents and under Delaware law could make an acquisition of the combined company more difficult and may discourage any takeover attempts the company stockholders may consider favorable, and may lead to entrenchment of management.

Provisions of our amended and restated certificate of incorporation and bylaws and, after the Exchange, the restated certificate of incorporation and bylaws of the combined company, could delay or prevent changes in control or changes in management without the consent of the board of directors. For example, shares of our preferred stock may be issued in the future without further stockholder approval, and upon such terms and conditions, and having such rights, privileges and preferences, as our board of directors may determine, including, for example, rights to convert into our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future. The issuance of our preferred stock could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage those investors from acquiring a majority of our common stock. Similarly, our bylaws include a prohibition on stockholder action by written consent, which means that all stockholder action must be taken at an annual or special meeting of the stockholders. Moreover, our charter documents do not provide for cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates. Our bylaws require that any stockholder proposals or nominations for election to our board of directors must meet specific advance notice requirements and procedures, which make it more difficult for our stockholders to make proposals or director nominations. In addition, our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board. The existence of these charter provisions could have the effect of entrenching management and making it more difficult to change our management. The amendment of our bylaws by stockholders requires approval by the holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors. Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit or restrict large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, unless one or more exemptions from such provisions apply. These provisions under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future.

In addition, our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for several kinds of actions, including: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; any action asserting a claim against us arising pursuant to any provisions of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Furthermore, the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our business. These exclusive-forum provisions are not intended to apply to any causes of action arising under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

THE SPECIAL MEETING OF ARCADIA STOCKHOLDERS

Date, Time and Place

The Special Meeting will be held on [•], 2025 and will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. The Special Meeting will be held entirely online. Arcadia stockholders will be able to attend and participate in the Special Meeting online by visiting www.virtualshareholdermeeting.com/RKDA2025, where they will be able to listen to the meeting live, submit questions and vote. Our virtual meeting will be governed by our Rules of Conduct and Procedures which will be posted at www.proxyvote.com in advance of the meeting and will be available during the online meeting at www.virtualshareholdermeeting.com/RKDA2025.

Arcadia is delivering this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the Arcadia board of directors for use at the Special Meeting and any adjournments or postponements of the Special Meeting. This proxy statement/prospectus is first being furnished to Arcadia stockholders on or about [•], 2025.

Purposes of the Special Meeting

At the Special Meeting you will be asked to vote on the following matters:

1.
Proposal to approve the issuance of Arcadia common stock pursuant to the Exchange Agreement pursuant to which, among other things, Arcadia would issue shares of Arcadia common stock to the Limited Partners of the Partnership, in an amount representing more than 20% of the shares of Arcadia common stock outstanding immediately before the Exchange, pursuant to Nasdaq Rules 5635(a) and 5635(d) (the “share issuance proposal”).
2.
Proposal to approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Arcadia common stock, if the Board of Directors of Arcadia (the “Board”) determines in its discretion to effect a reverse stock split, at a ratio between 1-for-2 and 1-for-5 to be determined by the Board and anticipated to be before the Effective Time of the Exchange but in all events before ___________, 2025, as described in the accompanying proxy statement/prospectus (the “reverse split proposal”).
3.
Proposal to approve, on a non-binding advisory basis, the compensation that may become payable to Arcadia’s named executive officers in connection with the completion of the Exchange (the “exchange-related compensation proposal”).
4.
Proposal to approve and adopt a new 2025 Long Term Equity Incentive Plan (the “LTIP proposal”).
5.
Proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the share issuance proposal, Arcadia reverse split proposal, LTIP proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to Arcadia stockholders (the “adjournment proposal”).
6.
Transact such other business as may properly come before the stockholders at the Special Meeting or any adjournment or postponement thereof.

Recommendation of the Arcadia Board of Directors

•
The Board has determined that the issuance of shares of Arcadia common stock to the Limited Partners of Roosevelt pursuant to the Exchange Agreement, as described in this proxy statement/prospectus, is advisable and in the best interests of Arcadia and its stockholders and has approved such proposal. The Board recommends that Arcadia stockholders vote “FOR” Proposal No. 1 to approve the issuance of shares of Arcadia common stock to the Limited Partners of the Partnership pursuant to the Exchange.
•
The Board has determined that it is advisable and in the best interests of Arcadia and its stockholders to amend its amended and restated certificate of incorporation to effect a reverse stock split if the board of directors of Arcadia decides to effect a reverse stock split, as described in this proxy statement/prospectus, and has approved such proposal. The Board recommends that Arcadia stockholders vote “FOR” Proposal No. 2 to approve and adopt an amendment to the amended and restated certificate of incorporation of Arcadia effecting the reverse stock split.
•
The Board unanimously recommends that the stockholders vote, on a non-binding basis, “FOR” Proposal No. 3 to approve the exchange-related compensation proposal.
•
The Board has determined that it is advisable and in the best interests of Arcadia and its stockholders to approve the 2025 Long Term Incentive Plan, and has approved such proposal. The board of directors recommends that Arcadia stockholders vote “FOR” Proposal No. 4 to approve and adopt the 2025 Long Term Incentive Plan.
•
The Board has determined and believes that adjourning the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, or 4 outlined above is advisable and in the best interests of Arcadia and its stockholders and has approved such proposal. The Board recommends that Arcadia stockholders vote “FOR” Proposal No. 5 to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, or 4 or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to Arcadia stockholders.

Record Date and Voting Power

Only holders of record of Arcadia common stock at the close of business on the Record Date, [•], 2025, are entitled to notice of, and to vote at, the Special Meeting. There were approximately [•] holders of record of Arcadia common stock at the close of business on the Record Date. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of our common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The actual number of common stockholders is greater than the number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. At the close of business on the Record Date, [•] shares of Arcadia common stock were issued and outstanding. Each share of Arcadia common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval at the Special Meeting. See the section titled “Principal Stockholders of Arcadia” in this proxy statement/prospectus for information regarding persons known to the management of Arcadia to be the beneficial owners of more than 5% of the outstanding shares of Arcadia common stock.

Voting and Attending the Special Meeting; Revocation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Arcadia board of directors for use at the Special Meeting.

If you are the “record holder” of shares of Arcadia common stock, meaning that your shares are registered in your name in the records of Arcadia’s transfer agent, Equiniti Trust Company, LLC (“Equiniti”):

•
you will receive a proxy card from Equiniti. The proxy card will tell you how you may vote your shares before the Special Meeting. The proxy card also contains instructions on how to attend the virtual Special Meeting and provides the required URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Equiniti by telephone at (800) 937-5449 (U.S.) or (718) 921-8124 (outside the U.S.), or by email at helpAST@equiniti.com]; and
•
on the day of the Special Meeting you will log in to the Special Meeting by going to the following URL address, [•]. You should do this about 15 minutes before the Special Meeting to assure timely entrance to the virtual Special Meeting.

If your shares are held in “street name,” meaning they are held for your account by an intermediary, such as a broker, then you are deemed to be the beneficial owner of your shares and the broker that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the broker that holds your shares. In order to vote your shares, you will need to follow the instructions that your broker provides you. Many brokers solicit voting instructions over the Internet or by telephone. However, the forms you receive from the broker will not contain instructions for attending the Special Meeting. If you vote your shares before the Special Meeting, you are not obliged to attend the Special Meeting but are welcome to do so.

Required Vote

The presence, in person, virtually or represented by proxy, at the Special Meeting of the holders of one-third of the voting power of the shares of Arcadia common stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted toward a quorum.

The approval of each of the share issuance proposal, reverse stock split proposal, LTIP proposal, the exchange-related compensation proposal, and the adjournment proposal, requires the affirmative vote of a majority of votes cast at the Special Meeting on the relevant proposal.

Generally, a “broker non-vote” occurs when a broker or other nominee holder submits a proxy card with respect to shares held in street name on behalf of a beneficial owner but does not vote on a particular proposal because the nominee does not have or did not exercise discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. These un-voted shares are counted as broker non-votes. If you hold shares beneficially in street name and do not provide your broker or other agent with voting instructions, the broker may not vote your shares on proposals No. 1, No. 3 or No. 4, and might not vote on proposals No. 2 and No. 5, in which case, your shares will constitute “broker non-votes.” Broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. If there is no quorum, the holders of a majority of shares present virtually or represented by proxy at the Special Meeting may adjourn the Special Meeting to another date. Broker non-votes will not be considered as votes cast “FOR” or “AGAINST” any proposal, and will therefore not have any effect with respect to the Proposals. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

If you do not give instructions to your bank or broker, it may vote on matters that are considered to be “routine” under applicable stock exchange rules but will not be permitted to vote your shares with respect to “non-routine” items. Rulings on proposals are made pursuant to rules and interpretations governing the conduct of brokerage firms rather than rules that apply directly to Arcadia. However, we believe that under the applicable rules, the reverse stock split proposal (Proposal No. 2), and the proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies under Proposal No. 5 if there are insufficient votes at the time of the meeting to adopt Proposals No. 1, 2 or 4, are considered routine matters, while the share issuance proposal (Proposal No. 1), the exchange-related compensation proposal (Proposal No. 3), and the LTIP proposal (Proposal No. 4), are non-routine matters. We strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.

As of the date of this proxy statement/prospectus, Arcadia is not aware of any affiliate of the Partnership that owns any shares of Arcadia common stock entitled to vote at the Special Meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Arcadia may solicit proxies from Arcadia stockholders by personal interview, telephone, telegram or otherwise. Arcadia will pay the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Arcadia common stock for the forwarding of solicitation materials to the beneficial owners of Arcadia common stock. Arcadia will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this proxy statement/prospectus, the Board does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE EXCHANGE

This section and the section titled “The Exchange Agreement” in this proxy statement/prospectus describe the material aspects of the Exchange, including the Exchange Agreement. While Arcadia believes that this description covers the material terms of the Exchange and the Exchange Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Exchange and the Exchange Agreement, which is attached to this proxy statement/prospectus as Annex A, the opinion of Northland Securities, Inc. attached as Annex B, and the other documents to which you are referred herein. See also the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

Background of the Exchange

The terms of the Exchange Agreement are the result of negotiations between representatives of Arcadia and Roosevelt. The following is a brief discussion of the background of these negotiations. The following chronology does not purport to catalogue every conversation among Arcadia, Roosevelt, and their respective representatives.

In the ordinary course of its business and in an effort to enhance stockholder value, the Arcadia board of directors and Arcadia executive management regularly review and discuss Arcadia’s near and long-term operating and strategic priorities. Among other things, these reviews and discussions focus on the opportunities and risks associated with Arcadia’s products and product candidates, financial condition and its strategic relationships and potential long-term strategic options. These reviews have included consideration of purchases and sales of assets and businesses, potential strategic business combinations and other transactions with third parties that would further the Company’s strategic objectives and ability to create shareholder value.

As part of its review process to explore a range of potential transactions and alternative strategies focused on maximizing long-term shareholder value, and taking into account the challenges of being a small public company with limited capital, the Arcadia board of directors authorized management to retain Lake Street Capital Markets, LLC (“Lake Street”), to act as its financial advisor with respect to the strategic review process, and the Company engaged Lake Street pursuant to an engagement letter dated June 29, 2023. Subsequently, on July 20, 2023, Arcadia issued a press release disclosing that it had initiated a process to explore a range of potential transactions and alternative strategies focused on maximizing long-term shareholder value, and that as part of this process, the Company would explore strategic options that may include the potential for an acquisition, company sale, merger, business combination, asset sale, joint venture, licensing arrangement, capital raise or other strategic transactions.

Following its engagement, Arcadia and Lake Street engaged in a thorough strategic review process. During the course of its engagement, Lake Street contacted approximately 79 parties concerning their possible interest in an acquisition, business combination or other strategic transaction with Arcadia. Of those companies, approximately 36 did not respond, and approximately 36 indicated that they were not interested in pursuing further discussions. Between July and November 2023, Arcadia entered into nondisclosure agreements with 10 of the potential parties that were contacted, and distributed and provided certain materials to such parties. The nondisclosure agreements contained customary standstill provisions pursuant to which, for a period of between 18 and 24 months depending on the agreement, the counterparty entering into the nondisclosure agreement agreed that unless approved in advance by the Arcadia Board, it would not, directly or indirectly: initiate, effect or seek, offer or propose to effect, or cause or participate in, or in any way advise, assist or encourage any other person to initiated, effect or seek, offer or propose to initiate, effect or cause or participate in, (i) any acquisition of any securities, debt instruments or assets of Arcadia or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination or similar transaction involving Arcadia or any of this subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution, sale or purchase of assets, securities or debt instruments or other extraordinary transaction with respect to Arcadia or any of its subsidiaries, or (iv) any solicitation of proxies or consents to vote any voting securities of Arcadia or any of its subsidiaries; form or participate in a group with respect to, or otherwise seek to advise or influence any person with respect to the voting of, any securities of Arcadia or its subsidiaries; nominate any person as a director of Arcadia or propose any matter to be voted upon by the Arcadia stockholders; or take certain other actions with respect to the foregoing matters. One of these agreements containing a “fall-away” provision that terminated the standstill obligation following Arcadia’s entry into a definitive agreement relating to, among other things, a merger or other business combination transaction with a third party. The nondisclosure agreements did not contain “don’t ask, don’t waive” provisions. As part of its review of strategic alternatives, Arcadia considered the possibility of acquiring certain other niche food companies or assets, but no transaction resulted from such possibilities for a variety of reasons including without limitation differences concerning determination of ownership structure, valuation and Arcadia’s ability to fund such transactions and operations.

Prior to Arcadia’s discussions with Roosevelt, five parties expressed some level of interest in pursuing discussions concerning a transaction. The parties included U.S. and non-U.S. companies in the agricultural or ingredients manufacturing business, and private technology or consumer products companies seeking to become a publicly listed and traded company. Arcadia had discussions with these companies from July 2023 and prior to the Company’s initial discussions with Roosevelt, which ultimately led to Arcadia deciding not to pursue further discussion regarding a business combination transaction with such parties due to a variety of considerations, including without limitation the complexities of structuring a transaction, concerns expressed by some of the companies regarding the Company’s current and anticipated cash and financial position, differences in views concerning the valuation of the Company and the respective percentage ownership of Arcadia’s stockholders and the other party’s equity owners following such a transaction, and in some instances Arcadia’s questions concerning the other party’s current and anticipated business and prospects.

In connection with its evaluation of operations and priorities, the Company decided to streamline its operations and exit its remaining body care brands, ProVault and SoulSpring, during the third quarter of 2023. In addition, on May 14, 2024, Arcadia sold its non-GMO Resistant Starch durum wheat trait to Corteva AgriScience. On July 3, 2024, Arcadia appointed its chief financial officer, Thomas J. Schaefer, as its chief executive officer. The Arcadia board of directors appointed Mr. Schaefer with the intention of focusing and growing its Zola coconut water business while continuing consideration of strategic alternatives.

On July 29, 2024, representatives of Roth Capital Partners, LLC (“Roth”), Roosevelt’s financial advisor, contacted Lake Street to inform Lake Street that Roosevelt might have an interest in discussing a transaction with a public company. Lake Street informed Roth that Arcadia might be a potential partner.

On August 2, 2024, Lake Street hosted a conference call with Thomas J. Schaefer, Arcadia’s Chief Executive Officer, and Kevin Comcowich, Arcadia’s Board chair, to discuss a potential opportunity to consider transaction with Roosevelt. Mr. Schaefer and Mr. Comcowich informed Lake Street that they would review materials relating to Roosevelt and would discuss the opportunity with Arcadia’s Board. On August 7, 2024, Mr. Schaefer and Mr. Comcowich informed Lake Street that Arcadia had an interest in exploring further a potential transaction with Roosevelt.

On August 9, 2024, Roosevelt entered into a Non-Disclosure Agreement with Arcadia. On August 14, 2024, representatives of Lake Street and Arcadia held a conference call to discuss due diligence matters relating to Roosevelt. On August 15, 2024, Lake Street hosted a call with representatives from Roth, Roosevelt, Arcadia and Weintraub Tobin, outside counsel to Arcadia (“WT”), to discuss preliminary matters regarding a potential business combination transaction between Arcadia and Roosevelt, during which Roosevelt provided an overview of its business. Between August 16, 2024 and August 22, 2024, representatives of Arcadia and Lake Street had a number of calls, and Arcadia held calls with WT, to discuss Roosevelt’s interest in pursuing a transaction and requests for due diligence information. On August 28, 2024, representatives of Lake Street and Roth held a call to discuss potential post-transaction percentage ownership of the combined company.

On August 29, 2024, Roosevelt delivered to Arcadia a draft non-binding letter of intent outlining some of the general terms and conditions of a potential transaction, and Arcadia held a call with Lake Street to discuss the letter of intent submitted by Roosevelt. As part of the general proposed terms, the letter contemplated that the board of directors of the combined company would include one current Arcadia director, either Mr. Schaefer or Mr. Comcowich, and contemplated that Arcadia personnel would continue to provide services to the combined company in some capacity after the closing of the transaction, pursuant to arrangements to be negotiated.

On August 31, 2024, Arcadia and Lake Street held a call regarding a proposed in-person meeting with Roosevelt in Dallas, Texas, to further discuss a potential transaction. Roth provided Lake Street with access to a virtual data room for Roosevelt, as part of the due diligence process.

On September 10, 2024, Roosevelt hosted a meeting in Dallas, Texas with Messrs. Schaefer and Comcowich of Arcadia, representatives of Lake Street and Roth, and Roosevelt’s management, to discuss a potential business combination between Roosevelt and Arcadia. The parties presented an overview of their businesses and further discussed the terms of the potential business combination.

On September 16, 2024, the special committee of the Board (the “Special Committee”), consisting of Arcadia directors Deborah Carosella, Kevin Comcowich, Lilian Shackelford Murray, and Amy Yoder, and representatives from WT met to discuss issues relating to the discussions with Roosevelt. On September 18, 2024, Mr. Comcowich and Mr. Schaefer of Arcadia, and Jerrel Branson, Jimmy Hawkins and Paul Buckner of Roosevelt, held a conference call to discuss the terms of the potential business combination. Arcadia also provided an update concerning its current and expected financial and cash position. On September 20, 2024, Mr. Comcowich called Mr. Branson of Roosevelt to discuss matters relating to the timing of discussions concerning a transaction.

On September 24, 2024, Mr. Comcowich and Mr. Schaefer held a conference call with representatives of WT to discuss terms of the Roosevelt letter of intent, and Arcadia subsequently provided a revised letter of intent to Roosevelt and responded to requests from Roosevelt for additional information. The revised letter of intent addressed, among other things, matters relating to determination of the relative percentage ownership of the combined company, continuation of services of Arcadia executive officers after the closing of the transaction, and matters relating to Nasdaq and SEC processes and filings. On September 27, 2024, Roosevelt distributed to Arcadia a revised draft of the letter of intent, addressing issues including the calculative of relative percentage ownership of the combined company, agreements relating to Mr. Schaefer and Mr. Kawakami for services after the closing of the transaction, insurance matters, closing conditions, and transaction expenses.

On September 30, 2024, the Arcadia board of directors held a meeting, where among other things the draft letter of intent from Roosevelt was discussed. Roosevelt and Lake Street provided information to the Board regarding Roosevelt's current and anticipated future business activities. A consultant previously retained by Arcadia summarized certain matters relating to an evaluation of Roosevelt's business. Taking into consideration a range of factors, the Arcadia board of directors determined that a possible transaction with Roosevelt could be advantageous to stockholders of Arcadia and authorized management of the Company to proceed with negotiations concerning a non-binding letter of intent. Following the Board meeting, Mr. Comcowich called Mr. Branson to inform him that Arcadia would continue to move forward with discussions concerning the non-binding letter of intent. On October 1, 2024, Mr. Comcowich and Mr. Schaefer of Arcadia, and Mr. Branson, Mr. Hawkins and Mr. Buckner of Roosevelt, held a conference call to discuss some of the terms of the letter of intent.

On October 3, 2024, Arcadia sent a revised draft of the letter of intent to Roosevelt, reflecting comments relating to, among other matters, the determination of the relative percentage ownership of shares of the post-transaction company of the Arcadia stockholders and the Roosevelt limited partners, indebtedness of Roosevelt, conduct of business, and proposed closing conditions. Arcadia also provided Roosevelt with additional information concerning its capitalization and financial position. On October 4, 2024, Mr. Comcowich and Mr. Schaefer held a call with Messrs. Branson, Hawkins and Buckner of Roosevelt to discuss the letter of intent.

On October 7, 2024, Roosevelt circulated a revised draft of the letter of intent. Mr. Comcowich spoke with Mr. Buckner regarding the revised letter of intent, and Mr. Comcowich and Mr. Schaefer discussed the revised letter of intent with WT. Revisions to the letter of intent were distributed to the Special Committee, and the Special Committee held a meeting, with representatives of WT present, to discuss the revised letter of intent and approved the letter of intent and authorized management of the Company to finalize and execute the letter of intent, and to engage an investment banking firm to provide a fairness opinion in connection with the proposed transaction. Arcadia sent the revised letter of intent to Roosevelt.

On October 8, 2024, Roosevelt and Arcadia entered into a non-binding (with certain exceptions) indicative letter of intent outlining the proposed terms (including the exchange consideration and the relative percentage ownership of shares between Arcadia stockholders and Roosevelt’s limited partners), closing conditions, and anticipated timing of the exchange transaction. The letter of intent’s only substantive binding exclusivity provision provided that Arcadia, upon execution of the letter of intent, would end solicitation of expressions of interest from other parties or discussions with other parties concerning a proposed transaction. Each party agreed that, for a period of 45 days from the date of the non-binding letter of intent was executed, neither party would (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase all, or substantially all, of such party’s equity or material assets, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such a purchase, or (iii) other than its directors, executive officers or members, as the case may be, or their respective representatives, provide to any persons any information or data related to such a purchase, or afford access to the properties, books or records of such party to any other persons for the purpose of facilitating such a purchase, except in each of the above cases, only to the extent that the Arcadia board of directors determined in good faith that such actions were necessary to comply with the directors’ fiduciary duties under applicable law in response to an unsolicited third party offer received during the exclusivity period. The letter of intent also included customary binding provisions concerning governing law and the parties' responsibility for transaction expenses. Following execution of the letter of intent, Roosevelt and Arcadia each commenced additional due diligence and began to negotiate the terms of a definitive securities exchange agreement. Over the course of the following several weeks, consultants and advisors of each of Arcadia and Roosevelt established a virtual data room to provide documents and each party performed diligence, including diligence regarding each company’s financial condition, accounting, tax, and legal and environmental matters

On October 10, 2024, representatives from Arcadia, Roosevelt, WT, Jones & Keller (outside counsel to Roosevelt) and Lake Street held a telephonic meeting to discuss matters relating to the transaction, information to be included in the registration statement and other documents contemplated to be filed with the SEC in connection with the proposed transaction.

During the month of October 2024, each party engaged in due diligence activities, reviewed information provided by the other party, and engaged in discussions with its financial and legal advisors concerning matters relating to anticipated transaction agreements and related documents.

On October 11, 2024, representatives from Arcadia and Lake Street held a telephonic meeting with Northland to discuss the possibility of Northland providing Arcadia a fairness opinion relating to the transaction, and representatives of Arcadia and Roosevelt held a call to discuss certain matters regarding insurance and Nasdaq listing requirements relating to the transaction. On October 16, 2024, Arcadia entered into a confidentiality and nondisclosure agreement with The Benchmark Company (“Benchmark”) in connection with discussions concerning the possibility of Arcadia considering retaining Benchmark to provide a fairness opinion relating to the transaction, and subsequently provided materials to Benchmark. On October 18, 2024, representatives of Northland met with the Special Committee of the Board regarding the possibility of Arcadia engaging Northland to provide a fairness opinion relating to the transaction.

Commencing on October 15, 2024 and thereafter on a weekly basis until the Exchange Agreement was executed and delivered, representatives from Arcadia, Roosevelt, WT, Jones & Keller, Roth and Lake Street held a weekly conference call regarding the status of matters and documents relating to the transaction.

On October 16, 2024, Jones & Keller delivered an initial draft of the Exchange Agreement to Arcadia. Subsequently, the parties engaged in ongoing negotiations regarding the terms of the Exchange Agreement. As part of these negotiations, senior management and legal counsel for each party engaged in a series of telephonic meetings regarding ongoing negotiations and the status of the due diligence review. During the following weeks, legal counsel for each of Roosevelt and Arcadia engaged in a series of teleconferences and correspondence regarding transaction documents and open issues, including further revisions to the Exchange Agreement, disclosure schedules and exhibits. In addition, during October and November 2024, Arcadia held several calls with its auditors and financial and tax advisors concerning tax matters and financial statement matters relating to the transaction. Also during the month of October 2024, representatives of WT met telephonically with Arcadia management to discuss the draft of the Exchange Agreement received from Roosevelt and preparation of schedules to the transaction documents.

On October 24, 2024, representatives of Benchmark held a call with Mr. Schaefer and Mr. Comcowich to discuss matters relating to the possibility of Benchmark providing a fairness opinion concerning the proposed transaction. On October 25, 2024, the Special Committee held a meeting to discuss the alternatives for engaging an investment banking firm to provide a fairness opinion relating to the transaction. The Special Committee approved the engagement of Northland to provide a fairness opinion to Arcadia regarding the proposed transaction. On October 28, 2024, Mr. Schaefer met with Northland to discuss the terms of and engagement letter regarding delivery of a fairness opinion.

On October 28, 2024, representatives of WT submitted a revised draft of the Exchange Agreement to Jones & Keller. On October 29, 2024, Mr. Schaefer held a call with Mr. Buckner of Roosevelt to discuss matters relating to insurance.

On October 30, 2024, the Board held a meeting, with representatives of WT present, during which the Board discussed the terms of the Exchange Agreement and the status of the transaction. Also on October 30, 2024, Mr. Schaefer held a call with Mr. Branson to discuss financial due diligence matters.

On November 2, 2024, Roosevelt submitted to Arcadia a revised draft of the Exchange Agreement. On November 4, 2024, Northland entered into an engagement letter with Arcadia, pursuant to which Northland agreed to deliver an opinion to Arcadia’s Board regarding the fairness of the consideration to be provided in the proposed transaction.

On November 5, 2024, Mr. Schaefer and Mr. Comcowich had a call with representatives of WT to discuss the revised draft of the Exchange Agreement. On November 6, 2024, Mr. Schaefer and Mr. Comcowich had a conference call with Mr. Branson to discuss the Exchange Agreement. Throughout the month of November 2024, Arcadia management held several calls with WT to discuss the Exchange Agreement, Arcadia’s schedules to the Exchange Agreement and matters relating to the Exchange Agreement, and other matters relating to the transaction documents.

On November 8, 2024, representatives of WT submitted a revised draft of the Exchange Agreement to Jones & Keller. Arcadia’s Special Committee held meetings, with representatives of WT present, to discuss the status of the transaction on November 8, 15 and 24, 2024. On November 12, 2024, Roosevelt submitted a revised draft of the Exchange Agreement to Arcadia. On November 14, 2024, Mr. Comcowich and Mr. Schaefer called Mr. Branson to discuss the Exchange Agreement.

On November 20, 2024, Arcadia submitted a draft of certain schedules and the Arcadia disclosure schedules to Roosevelt. In addition, the parties agreed to extend the exclusivity period as provided in the letter of intent by 20 additional days. On November 22, 2024, representatives of WT submitted a revised draft of the Exchange Agreement to Jones & Keller. Also on November 22, 2024, Roosevelt submitted a draft of its schedules to the Exchange Agreement, and Mr. Schaefer called Mr. Branson to discuss the status of the Exchange Agreement. On November 23, 2024, Mr. Schaefer and Mr. Comcowich called Mr. Branson to discuss open issues related to Exchange Agreement.

On November 26, 2024, Mr. Comcowich had a call with Mr. Branson of Roosevelt to discuss the Exchange Agreement, and Mr. Schaefer had a call with Lake Street to discuss matters relating to the transaction, including any public announcement of entering into an agreement concerning a transaction. Also on November 26, 2024, Roosevelt submitted a revised draft of the Exchange Agreement to Arcadia.

On November 29, 2024, Arcadia’s Special Committee, with representatives of WT present, held a meeting to discuss the status of the transaction.

On December 2, 2024, Mr. Schaefer had calls with WT and with Mr. Branson to discuss matters relating to the timing of the transaction.

On December 3, 2024, the Board held a telephonic meeting together with members of Arcadia management and representatives of WT, Lake Street and Northland. At the meeting, the Board reviewed and asked questions about the Exchange Agreement, a draft of which had been provided to the directors prior to the meeting, and the resolutions of the Board approving the Exchange Agreement and the transactions related thereto. The Special Committee recommended that the Board approve the Exchange Agreement and related transactions. The Board discussed due diligence performed by management, financial advisors, and counsel, as to business of Roosevelt, accounting and legal matters. Lake Street described the process undertaken by Arcadia to review strategic alternatives. Northland then reviewed with the Board its financial analysis of the Exchange Consideration to be issued pursuant to the Exchange Agreement and delivered to the Board its December 3, 2024 oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 3, 2024, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in the opinion, the Exchange Consideration provided for in the Exchange Agreement is fair, from a financial point of view, to Arcadia, as more fully described in the section “Opinion of Northland Securities to Arcadia” appearing elsewhere in this proxy statement/prospectus. Following a discussion of these matters, the Arcadia Board of Directors unanimously (i) determined that, subject to the finalization of the Exchange Agreement and related matters, the Exchange Agreement and the transactions contemplated thereby, including the Exchange and the issuance of Arcadia common stock in the Exchange, were advisable and in the best interests of, Arcadia and Arcadia’s stockholders, (ii) adopted and approved the Exchange Agreement and the transactions contemplated thereby, including the Exchange and the issuance of shares of Arcadia common stock as the Exchange Consideration, and (iii) resolved to recommend that Arcadia’s stockholders approve the issuance of the Exchange Consideration and related matters contemplated by the Exchange Agreement. After the meeting, Mr. Comcowich had a conference call with Mr. Branson to inform him of the results of the meeting.

On December 4, 2024, Arcadia and Roosevelt signed the Exchange Agreement, and a press release was issued by Arcadia before the opening of markets on December 5, 2024, announcing the signing of the Exchange Agreement. On December 11, 2024, Arcadia held a conference call webcast to discuss the proposed transaction and Roosevelt’s business.

Arcadia Reasons for the Exchange

The following discussion sets forth material factors considered by the Arcadia board of directors in reaching its determination to approve the terms and authorize the execution of the Exchange Agreement for the purpose of implementing the Exchange; however, it may not include all of the factors considered. Because of the number and wide variety of factors considered in connection with its evaluation of the Exchange Agreement, the Arcadia board of directors did not consider it practicable to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination, and did not attempt to do so. The Arcadia board of directors viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. Individual directors may have given different weight to different factors.

In the course of reaching its decision to approve the terms and authorize the execution of the Exchange Agreement for the purpose of consummating the Exchange, the Arcadia board of directors consulted with Arcadia’s senior management, legal counsel and other advisors reviewed a significant amount of information and considered a number of factors, including, among others:

•
Arcadia’s prospects if it remained a small public company, including its available capital and ability to raise additional required capital;
•
Current and historical information about Arcadia’s operations, financial performance, and management;
•
That Arcadia, under the direction of the Arcadia board of directors, had conducted a publicly disclosed and active strategic alternatives process over a lengthy period of time and determined that the likelihood, if any, of any superior alternative strategic transaction being or becoming available in the near term in view of Arcadia’s available capital and sources of additional capital was unlikely;
•
The expectation that additional capital resources would be available to the combined company as a result of the Exchange;
•
The belief that the combined company will be able to benefit Arcadia’s existing stockholders by executing on Roosevelt’s business plan and taking advantage of Arcadia’s remaining assets and its public reporting platform;
•
The fact that the principal components of the transaction, including issuance of shares pursuant to the Exchange Agreement and a proposed reverse stock split contemplated by the Exchange Agreement, would be submitted to the Arcadia stockholders for approval;
•
The benefit to Arcadia’s existing stockholders resulting from their ability to participate in the potential growth of the combined company and continue to have liquidity as to their shares, potentially to a greater degree in the future as a result of the Exchange;

•
The expectation that the Exchange Agreement provides the combined company with an experienced and qualified management team with a demonstrated record of success in the oil and gas exploration and production business in a major production area;
•
The expectation that Arcadia would continue to have some representation on the board of directors of the combined company and that some current Arcadia personnel would continue with the combined company;
•
The results of the Company's due diligence review of Roosevelt's business and prospects and the prospects for value creation for Arcadia stockholders in connection with the Exchange;
•
The Board’s belief that the Exchange would provide the existing Arcadia stockholders with an opportunity to participate in the potential growth of the combined company following the Exchange and the potential long-term value of Roosevelt’s oil and gas development programs;
•
The financial presentation and opinion, dated December 3, 2024, of Northland to the Arcadia board of directors as to the fairness to Arcadia, from a financial point of view and as of the date of such opinion, of the Exchange Consideration, which opinion was based upon and subject to the factors, assumptions, limitations and qualifications set forth in its opinion;
•
The terms and conditions of the Exchange Agreement, including, without limitation, the following: the expected relative percentage ownership of Arcadia’s stockholders and the Limited Partners in the combined company initially at the Closing and the implied valuation of the Partnership and Arcadia; the terms of the Exchange Agreement that permit Arcadia to discuss and negotiate an unsolicited acquisition proposal should one be made, and permit Arcadia to terminate the Exchange Agreement in order to accept a “Superior Proposal” (as defined in the Exchange Agreement), in each case in certain circumstances and subject to certain payment obligations; and the fact that the Exchange Agreement allows the Arcadia board of directors, under specified circumstances, to change or withdraw its recommendation to its stockholders with respect to the approval of the Exchange subject to certain payment obligations.

The Arcadia board of directors also considered a number of uncertainties and risks in its deliberations concerning the Exchange and the other transactions contemplated by the Exchange Agreement, including the following:

•
the prohibition on Arcadia to solicit alternative acquisition proposals during the pendency of the Exchange;
•
the possible volatility of the trading price of the Arcadia Common Stock resulting from the announcement, pendency or completion of the Exchange;
•
the fact that the Company’s stockholders might not approve the issuance of shares pursuant to the Exchange Agreement or a reverse stock split of the Arcadia common stock;
•
the fact that Arcadia’s stockholders would experience significant dilution by virtue of the exchange ratio in the Exchange transaction, although they would have the opportunity to benefit from future increases in value of the combined company’s business after the closing of the Exchange;
•
the risk to Arcadia’s business, operations and financial results in the event that the Exchange is not consummated in a timely manner or at all, and the possibility the Company could be required to seek dissolution or liquidation proceedings or bankruptcy protection;
•
the capital requirements of the combined company and the risk that the combined company might not be able to obtain debt or equity financing sufficient to fund the anticipated operations of the combined company after the closing of the transactions contemplated by the Exchange Agreement;
•
the scientific, technical, regulatory and other risks and uncertainties associated with development and commercialization of Roosevelt’s oil and gas resources;

•
the risk that the combined company will not be successful in developing additional oil and gas products, the risk that the combined company will not be able to secure funding for such development on commercially reasonable terms or at all, and the risk that revenues from Roosevelt’s future products and services will be less than expected;
•
the risks, challenges and costs inherent in combining the operations of the two companies;
•
the risk of stockholder demands or lawsuits once the transaction is announced and the Form S-4 registration statement is filed, and the amount of time and resources that might be required in order to resolve any such demands or lawsuits;
•
The fact that certain of the Company’s directors and executive officers may have interests in the proposed transaction that are different from, or are in addition to, the interests of the Company’s stockholders generally, and these interests may present them with actual or potential conflicts of interest; and
•
various other risks associated with the combined company and the transaction;

The Arcadia board of directors weighed the benefits, advantages and opportunities of a potential transaction against the uncertainties and risks described above, as well as the possible diversion of management attention for an extended period of time. After taking into account these and other factors, the Arcadia board of directors unanimously approved the terms and authorized the execution of the Exchange Agreement for the purpose of implementing the Exchange.

Roosevelt’s Reasons for the Exchange

The following discussion sets forth material factors considered by Roosevelt in reaching its determination to approve and authorize the execution of the Exchange Agreement; however, it may not include all of the factors considered by Roosevelt. In light of the number and wide variety of factors considered in connection with its evaluation of the Exchange Agreement, Roosevelt did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Roosevelt viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it.

In the course of reaching its decision to approve the terms and authorize the execution of the Exchange Agreement for the purpose of consummating the Exchange, Roosevelt consulted with legal counsel and other advisors and reviewed a significant amount of information and considered a number of factors, including, among others:

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Historical and current information concerning Roosevelt’s business, including its financial performance and condition, operations and management;
•
Roosevelt’s prospects if it were to remain an independent private company;
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The likelihood of alternative strategic transactions being available to Roosevelt;
•
Roosevelt’s beliefs concerning its ability to obtain funding for its anticipated business operations after the Closing;
•
The potential to provide its Limited Partners with greater liquidity by owning stock in a public company;
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The expectation that the Exchange with Arcadia would provide a platform for obtaining required capital after the Closing;
•
The broader range of investors available to a public company to potentially support Roosevelt’s growth than Roosevelt could otherwise obtain if it continued to operate as a privately held company;
•
The expectation that substantially all of Roosevelt’s employees, particularly its management, will serve in similar roles at the combined company; and

•
The terms and conditions of the Exchange Agreement, including, without limitation, the following:
o
The expected relative percentage ownership of Arcadia’s stockholders and Roosevelt’s Limited Partners in the combined company after the Closing and the implied valuation of the Partnership and Arcadia;
o
The parties’ representations, warranties and covenants in the Exchange Agreement and the conditions to their respective obligations; and
o
The limited number and nature of the conditions of the obligation of Arcadia to consummate the Exchange; and
o
The likelihood that the Exchange will be consummated on a timely basis.

Roosevelt also considered a number of uncertainties and risks in its deliberations concerning the Exchange and the other transactions contemplated by the Exchange Agreement, including the following:

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The risk that the potential benefits of the Exchange Agreement may not be realized;
•
The risk that future sales of common stock by existing Arcadia stockholders may cause the price of Arcadia common stock to decline, thus reducing the potential value of Arcadia common stock received by Roosevelt’s Limited Partners following the Exchange;
•
The obligation to reimburse Arcadia for certain transaction expenses in an amount up to $750,000 if the Exchange Agreement is terminated by Roosevelt upon the occurrence of certain events;
•
The price volatility of Arcadia common stock, which may reduce the potential value of Arcadia common stock received by Roosevelt’s Limited Partners following the Exchange;
•
The potential reduction of Arcadia’s net cash prior to Closing;
•
The possibility that Arcadia could, under certain circumstances, consider unsolicited acquisition proposals if superior to the Exchange or that Arcadia’s board of directors could change its recommendation to approve the Exchange upon the occurrence of certain events;
•
The possibility that the Exchange might not be completed for a variety of reasons, such as the failure of Arcadia to obtain the required stockholder vote, and the potential adverse effect on the reputation of Roosevelt and the ability of Roosevelt to pursue other transactions in the future in the event the Exchange is not completed;
•
The risk that the Exchange might not be consummated in a timely manner or at all;
•
The risk that the combined company may be subject to potential liabilities that Roosevelt would not be subject to as a stand-alone company;
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The expenses to be incurred in connection with the Exchange and related administrative challenges associated with combining the organizations;
•
The additional expenses that Roosevelt’s business will be subject to as a public company following the Closing to which it has not previously been subject; and
•
Various other risks associated with the combined company and the Exchange, including the risks described in the section titled “Risk Factors.”

Roosevelt weighed the benefits, advantages and opportunities of a potential transaction against the uncertainties and risks described above, as well as the possible diversion of management attention for an extended period of time. After taking into account these and other factors, Roosevelt approved the terms and authorized the execution of the Exchange Agreement for the purpose of implementing the Exchange.

Opinion of Northland Securities to Arcadia

The Arcadia board of directors retained Northland Securities, Inc. (“Northland”) to render an opinion regarding the fairness, from a financial point of view, to Arcadia of the Exchange Consideration proposed to be paid by Arcadia pursuant to the terms of the Exchange Agreement. Arcadia selected Northland after a review of a variety of firms to be its fairness opinion provider because Northland is a recognized firm that has experience with transactions similar to the transaction contemplated under the Exchange Agreement. At a meeting of the Arcadia Board held on December 3, 2024, to evaluate the proposed Exchange Agreement and the Transaction, Northland rendered to the Arcadia board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 3, 2024, that, as of such date and based upon and subject to the assumptions made and limitations upon the review undertaken by Northland in preparing its opinion, the Exchange Consideration to be paid by Arcadia pursuant to the terms of the Exchange Agreement was fair, from a financial point of view, to Arcadia.

The full text of the written Northland opinion, dated December 3, 2024, which describes the assumptions made and limitations upon the review undertaken by Northland in preparing its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference in its entirety into this proxy statement/prospectus. Northland’s opinion were provided for the information and assistance of the Arcadia board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Exchange and the other transactions contemplated by the Exchange Agreement. The Northland opinion addressed only the fairness, from a financial point of view, as of the date thereof, to Arcadia of the Exchange Consideration to be paid by Arcadia pursuant to the terms of the Exchange Agreement. The Northland opinion did not address any other term or aspect of the Exchange Agreement or the transactions contemplated thereby and does not constitute a recommendation to any stockholder of Arcadia as to whether or how such holder should vote with respect to the Exchange or otherwise act with respect to the Exchange and the other transactions contemplated by the Exchange Agreement or any other matter, including the proposals described in this proxy statement/prospectus. Northland expressed no opinion or view as to the relative merits of the Exchange or related transactions as compared to any alternative business strategies or transactions that might exist for Arcadia or the effect of any other transaction in which Arcadia might engage.

Northland was not requested to, and did not, (i) participate in negotiations regarding the Exchange Agreement, (ii) solicit any expressions of interest from any other parties regarding any business combination with Arcadia or any other alternative transaction, or (iii) advise the Board or any committee thereof) of Arcadia or any other party regarding alternatives to the Exchange. In addition, Northland was not requested to and did not provide advice regarding the structure or any other aspect of the Exchange, or to provide services other than the delivery of its opinion. Northland has not acted as financial advisor to any party to the Exchange, and has not provided any other services to Arcadia or any other party to the Exchange during the past two years. In the ordinary course of Northland’s business, Northland and its affiliates may actively trade securities of Arcadia for its own account or the account of its customers and, accordingly, may hold a long or short position in such securities. In addition, Northland may seek to be engaged for compensation in the future to perform investment banking services for Roosevelt.

In connection with rendering the opinion described above and performing its related financial analyses, Northland reviewed a draft of the Exchange Agreement, dated November 26, 2024, and certain related documents, and also:

1.
reviewed the financial terms of the executed Term Sheet dated October 8, 2024;
2.
reviewed a draft of the Exchange Agreement, dated November 26, 2024;
3.
reviewed Arcadia’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K, and other reports filed with the Securities and Exchange Commission;
4.
reviewed estimated proved reserves of Roosevelt as of September 30, 2024;
5.
reviewed certain non-public financial and business information provided to Northland by Arcadia and their advisors;

6.
reviewed certain internal financial information, estimates, and financial and operations forecasts for Roosevelt, prepared by Roosevelt, Arcadia and their respective advisors;
7.
reviewed press releases issued by Arcadia and Roosevelt;
8.
reviewed certain industry and research reports; and
9.
reviewed (i) the reported historical price and trading activity for the common stock of Arcadia, (ii) certain financial stock market information for Arcadia, (iii) certain financial stock market information for certain other publicly traded companies, (iv) the financial terms of certain recent business combinations, and (v) other studies and analyses Northland deemed appropriate.

In addition, Northland held numerous discussions with certain members of Arcadia’s management team and Board of Directors regarding the assessment of the strategic rationale for, and the potential benefits of, the Exchange and the past and current business operations, financial condition, and future prospects of Roosevelt. These discussion and related diligence materials, access through a data room, were held over a period of 29 days, from November 5, 2024, to delivery of the opinion on December 3, 2024.

In addition, Northland has conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as it deemed necessary and appropriate in arriving at its opinion.

In reviewing the Exchange, financial analyses, and in rendering its opinion, Northland relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Northland, discussed with or reviewed by Northland, or publicly available, and Northland assumes no responsibility regarding such data, material, and other information. In addition, Northland relied on advice from Arcadia’s management and advisors, and Northland assumed, that the financial projections and reserve data reviewed by us were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of their respective management as to the future financial results and condition of Roosevelt, and Northland expressed no opinion regarding such projections or the assumptions on which they are based. Northland also assumed that Arcadia will have adequate financing to enable it to achieve Roosevelt’s financial projections and extract reserves as projected. Northland relied upon Arcadia’s management to advise Northland if any information provided became inaccurate or had to be updated during the period of Northland’s review. Neither Arcadia nor Roosevelt publicly discloses internal financial information of the type provided to Northland in connection with its review of the Exchange. As a result, such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure. In addition, Northland expressed no opinion or view as to any potential effects of volatility in the credit, financial, and stock markets on the Exchange, and Northland’s opinion did not address potential developments in any such markets. Furthermore, Northland expressed no opinion or view as to any potential effects of any foreign or domestic geopolitical instability. In addition, we express no opinion or view as to any potential effects of the COVID-19 pandemic on the Exchange, Arcadia or Roosevelt.

Northland relied upon and assumed, without independent verification, there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Northland that would be material to its analyses or its opinion, and there is no information or any facts that would make the information reviewed by us incomplete or misleading.

Northland assumed that the Exchange will be consummated under the terms of the Exchange Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at its opinion, Northland assumed that all the regulatory approvals and consents required for the Exchange will be obtained in a manner that will not adversely affect Roosevelt or alter the terms of the Exchange. Without limiting the generality of the foregoing, Northland assumed, for purposes of its analyses of the consideration of the fair market value of Arcadia and the Exchange Consideration, that the financial projections, PDP reserves data, and proved reserves data furnished to us by Arcadia and their advisors were accurate, and further assumed there would be no adjustment to the consideration for balance sheet or other items.

Northland assumed that the final form of the Exchange Agreement will be substantially similar to the draft Exchange Agreement we reviewed, dated November 26, 2024, without modification of material terms or conditions. Northland assumed that the Exchange will be consummated under the terms of the Exchange Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at its opinion, Northland assumed that all the regulatory approvals and consents required for the Exchange will be obtained in a manner that will not adversely affect Arcadia or Roosevelt or alter the terms of the Exchange. Without limiting the generality of the foregoing, for purposes of its analyses of the consideration of the fair market value of Roosevelt and the Exchange, Northland assumed the financial projections furnished to it by Arcadia and their advisors were accurate and further assumed there would be no adjustment to the consideration for balance sheet or other items.

In arriving at its opinion, Northland performed no appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of Roosevelt, including any reserves, intellectual property for which Roosevelt might receive royalty or licensing fees, Northland was not furnished with any such appraisals or valuations, and Northland made no physical inspection of the property or assets of Roosevelt. Northland expresses no opinion regarding the liquidation value of any entity. In arriving at its opinion, Northland did not undertake any independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of Roosevelt or its affiliates is a party or may be subject, and in arriving at its opinion Northland made no assumption about and did not consider the possible assertion of claims, outcomes, damages, or recoveries arising out of any such matters.

None of the companies or transactions Northland may have used in any analysis for purposes of comparison is identical or directly comparable to Roosevelt or the proposed Exchange. Accordingly, Northland’s analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Roosevelt and the Exchange were compared and other factors that could affect the public trading value or transaction value of the companies or transactions. Northland identified a number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Roosevelt, Arcadia or the proposed Exchange in one or more respects. Northland also did not consider any potential judicial, legislative, or regulatory changes pending or being considered or that may be adopted by any judicial, governmental, or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.

Northland’s opinion was based upon the financial, market, economic, and other conditions that exist on, and the information made available to Northland as of, the date of its opinion. Subsequent developments may affect the opinion, and Northland disclaimed and disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion that may come or be brought to its attention after the date of the opinion. Northland has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events after the date of its opinion and disclaimed any obligation to update, revise or reaffirm the opinion.

Consistent with applicable legal and regulatory requirements, Northland has adopted policies and procedures to establish and maintain the independence of its research department and personnel. Northland’s research analysts may hold opinions, make statements or recommendations, or publish research reports regarding Roosevelt or the Exchange and other participants in the Exchange that differ from the views of Northland’s investment banking personnel.

The opinion was furnished under Northland’s engagement letter dated November 4, 2024 with Arcadia (the “Engagement Letter”). Its opinion was directed to the Board of Directors of Arcadia in connection with its consideration of the Exchange. The opinion was furnished solely to be used by the Board of Directors of Arcadia as only one input to consider in its process of analyzing the Exchange and was not intended to be and does not constitute a recommendation to any member of the Board of Directors or any stockholder of Arcadia as to how such director or stockholder should act or vote regarding the Exchange or any other matter.

The opinion addresses solely the fairness, from a financial point of view, to Arcadia of the Exchange Consideration under the Exchange Agreement. The opinion does not address the basic business decision to proceed with or effect the Exchange, or any solvency or fraudulent conveyance consideration relating to the Exchange. Northland expressed no opinion as to the relative merits of the Exchange as compared to any alternative business strategies or transactions that might exist for Arcadia or any other party or the effect of any other transaction in which Arcadia or any other party might engage. Northland expressed no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or because of the Exchange by securityholders, holders of any warrants or debt or debt-like instruments, officers, directors, or employees of Roosevelt in such capacities, or relative to or in comparison with the Exchange Consideration. The opinion does not address the solvency or viability of Arcadia to pay its obligations when they come due. Northland did not render any financial, legal, accounting, or other advice.

Preparing a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and applying those methods to the particular circumstances, and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Northland attributed no particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Northland in its analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Northland’s analyses must be considered as a whole, and selecting portions of Northland’s analyses and of the factors considered by Northland, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the opinion. The conclusion reached by Northland, therefore, was based on applying Northland’s own experience and judgment to all analyses and factors considered by Northland.

No company or transaction utilized by Northland in its analyses of comparable companies or transactions is identical to Arcadia or the proposed Exchange. The selected companies were chosen because they were deemed to be similar to Arcadia in one or more respects including, but not limited to, nature of business, size, diversification, growth prospects, geographic location, balance sheet information deemed to be relevant (including, but not limited to inventory and debt balances), margin profile, financial performance and market concentration. No specific numeric or other specific criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value of the companies considered. An analysis of the results of such comparison is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the public trading value of the comparable companies or enterprise value of the comparable transactions to which the Partnership and the transaction with Arcadia were being compared.

In performing its analyses, Northland made certain assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Arcadia and Roosevelt. Any estimates contained in the analyses performed by Northland are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Financial Analyses

The summary of the financial analyses described below under this heading is a summary of the material financial analyses reviewed with the Arcadia board of directors and performed by Northland in connection with its opinion, dated December 3, 2024. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Northland, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Northland. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material.

Based on the assumed number of shares constituting the Exchange Consideration, the average of the closing prices of the Arcadia common stock for the five consecutive trading days prior to the public announcement of entering into the Exchange Agreement, and approximately $12.6 million of debt of Roosevelt as of the date of the Exchange Agreement, Northland derived an implied enterprise value for Roosevelt of approximately $47 million.

No company or transaction used in Northland’s analysis of comparable companies or selected transactions summarized below were identical or directly comparable to Roosevelt or the proposed Exchange. The companies selected for the analyses were chosen because they were deemed to be similar to Roosevelt in one or more respects including, without limitation, the nature of the business, size, diversification, geographic locations and similarities in geography of their primary assets, balance sheet information deemed to be relevant, financial performance and market concentration. No specific numeric or other specific criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Accordingly, the analyses must take into account differences in the financial and operating characteristics of the selected companies and, for public companies selected, differences in the structure and timing of the selected transactions and other factors that would affect the public trading value of the companies considered. Northland identified a number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Roosevelt or the proposed Exchange in one or more respects. Due to Roosevelt’s negative EBITDA projections, Northland did not use EBITDA ratios as part of its analyses.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Northland reviewed certain information for the following 12 oil and gas exploration and production companies (the “selected companies”). In addition to the considerations described above, the selected companies were chosen because they were deemed to be similar to Roosevelt in one more respects, including based on similarities in geography of their primary assets, market capitalization and market perception, reserve and production mix, as well as Northland’s industry expertise. In conducting this analysis, Northland used market information as of December 2, 2024.

•
EON Resources Inc.
•
HighPeak Energy, Inc.
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Matador Resources Company
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PEDEVCO Corp.
•
Riley Exploration Permian, Inc.
•
Ring Energy, Inc.
•
SM Energy Company
•
Vital Energy, Inc.
•
Berry Corporation
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California Resources Corporation
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Crescent Energy Company
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Whitecap Resources Inc.

Financial data of the selected companies were based on publicly available information including information from public filings, and information from S&P Capital IQ consensus estimates and public market data. Northland calculated enterprise value using the market capitalization, plus total debt and preferred equity, plus non-controlling interest, minus cash. Northland reviewed data, including: market capitalization; enterprise value (“EV”); EV/most recent quarter ended September 30, 2024 (“MRQ”) production; EV/last 12 months (from October 1 through September 30) (“LTM”) production; EV/estimated 2024, 2025, 2026 and 2027 production; EV/proved reserves

(“PR”); EV/value of proved PV-10 (present value utilizing a discount rate of 10%) reserves; EV/proved development producing (“PDP”) reserves; and EV/value of PDP PV-10 reserves. Northland then compared the results for the selected companies to information for Roosevelt in order to reach implied enterprise values for Roosevelt based on these metrics. Northland derived inferred values of Roosevelt based on the selected metrics by taking the metrics of the selected companies and applying them to certain Roosevelt metrics.

Applying the first quartile, mean, median and third quartile multiples and metrics for the selected companies to information concerning estimated Roosevelt MRQ production, LTM production, estimated production for each of the years 2024-2027, proved reserves, proved PV-10 reserves, PDP reserves, and PDP PV-10 reserves, resulted in implied approximate enterprise values for Roosevelt based on these metrics as follows: MRQ production, $14 million, $19 million, $19 million and $21 million; LTM production, $14 million, $20 million, $19 million, and $22 million; 2024E production, $10 million, $14 million, $15 million, and $15 million; 2025E production, $9 million, $11 million, $11 million, and $12 million; 2026E production, $10 million, $14 million, $15 million, and $17 million; 2027E production, $55 million, $71 million, $78 million and $84 million; proved reserves, $360 million, $566 million, $520 million and $635 million; Proved PV-10 reserves, $249 million, $347 million, $309 million, and $429 million; PDP reserves, $33 million, $46 million, $42 million, and $51 million; and PDP PV-10 reserves, $18 million, $21 million, $22 million, and $24 million.

The table below illustrates these estimated approximate values:

		EV/Production
		MRQ Production		LTM Production		2024E Production		2025E Production		2026E Production		2027E Production		EV/Proved Reserves		EV/Proved PV-10		EV/PDP Reserves		EV/PDP PV-10
($ in USD millions, except dollars per barrel)
	1st Quartile	$32,154		$32,046		$31,014		$31,391		$27,447		$29,432		$6.00	(3)	0.4x		$13.82	(3)	0.9x
Selected	Mean	$43,455		$45,402		$43,555		$38,909		$37,847		$38,264		$9.44	(3)	0.5x		$19.01	(3)	1.1x
Multiples	Median	$43,493		$43,688		$46,549		$38,779		$38,658		$41,774		$8.66	(3)	0.5x		$17.39	(3)	1.1x
	3rd Quartile	$47,722		$51,009		$48,172		$42,684		$44,337		$45,034		$10.59	(3)	0.7x		$21.34	(3)	1.2x

Roosevelt Resources LP		0.4	(2)	0.4	(2)	0.3	(2)	0.3	(2)	0.4	(2)	1.9	(2)	60.0	(4)	$638.0	(1)	2.4	(4)	$19.8	(1)
($ in USD millions)
Implied	1st Quartile	$14		$14		$10		$9		$10		$55		$360		$249		$33		$18
Roosevelt	Mean	$19		$20		$14		$11		$14		$71		$566		$347		$46		$21
Enterprise	Median	$19		$19		$15		$11		$15		$78		$520		$309		$42		$22
Value	3rd Quartile	$21		$22		$15		$12		$17		$84		$635		$429		$51		$24

(1)
Based on the SEC Price Deck as of September 30, 2024.
(2)
Mboe/d.
(3)
Dollars per barrel.
(4)
MMboe.

Selected Precedent Transactions

Northland reviewed several selected precedent transactions in the oil and gas exploration and production industry, taking into account, among other factors, transactions closed within the last 24 months, and companies deemed similar to Roosevelt in one or more respects, including (but not limited to) the nature of the business, size, diversification, geographic locations, growth rates, and financial performance.

The following table presents certain information concerning the selected precedent transactions:

($ USD in millions, except per share values)
General Transaction Information			Implied	Transaction Valuation Metrics
Closed Date	Buyer(s)	Target(s)	Enterprise Value	EV/Proved Reserves	EV/Proved PV‑10	EV/PDP Reserves	EV/PDP PV-10	EV/Net Acreage	EV/Current Production
09/23/24	Vital Energy, Inc. / Northern Oil and Gas, Inc.	Point Energy Partners II	$1,100	N/A	N/A	N/A	1.5x	$67,485	$58,667
09/17/24	Permian Resources Corporation	Bolt-On Acquisition of Delaware Basin Assets	$818	N/A	N/A	N/A	N/A	$27,712	$54,500
09/12/24	Matador Resources Company	Ameredev Stateline II, LLC	$1,832	$15.56	1.3x	N/A	N/A	$54,687	$73,280
05/23/24	Kinder Morgan Inc.	Permian Basin Assets of AVAD Energy Partners II LLC	$100	N/A	N/A	N/A	N/A	$8,621	$90,909
05/07/24	Riley Exploration Permian, LLC	Oil and Natural Gas Properties in Eddy County, New Mexico	$21	NA	NA	NA	NA	$1,475	$18,636
12/21/23	Vital Energy, Inc.	Granite Ridge Permian Basin Assets	$56	NA	NA	NA	NA	$33,957	$33,118
11/15/23	HNR Acquisition Corp	Pogo Oil & Gas, LLC	$120	$7.42	0.3x	$21.25	0.7x	$8,759	$117,302
11/05/23	Vital Energy, Inc.	Permian Basin Assets of Henry Energy, Tall City, and Maple Energy	$1,165	$4.70	NA	NA	NA	$21,981	$33,286
08/15/23	Earthstone Energy, Inc.	Novo Oil & Gas Holdings, LLC	$1,500	$17.68	NA	$26.21	1.6x	$132,743	$39,474
08/15/23	Ring Energy, Inc.	Founders Oil & Gas IV, LLC	$75	$8.15	NA	NA	NA	$20,833	$30,000
07/05/23	Callon Petroleum Company	Delaware Basin Assets of Percussion Petroleum	$475	NA	NA	NA	NA	$26,389	$33,688
06/30/23	SM Energy Company	Reliance Energy, Inc.	$91	$3.39	0.2x	$44.85	1.6x	$4,314	$69,692
06/30/23	Vital Energy, Inc. / Northern Oil and Gas, Inc.	Forge II Delaware	$540	NA	NA	NA	NA	$22,500	$41,860
06/01/23	Kinder Morgan Inc.	Diamond M Field Assets	$15	NA	NA	NA	NA	NA	$32,189
04/04/23	Riley Exploration Permian, LLC	New Mexico Yeso Trend Assets	$330	NA	NA	$20.00	1.3x	$28,205	$45,833
04/03/23	Vital Energy, Inc.	Driftwood Energy Operating, LLC	$214	NA	NA	NA	NA	$19,107	$39,630
01/31/23	Diamondback Energy	Lario Permian, LLC	$1,447	NA	NA	NA	NA	$96,445	$57,867

Northland derived inferred values of Roosevelt by taking the transaction value multiples of the selected precedent transactions and applying them to Roosevelt’s metrics, including based on production, reserves and acreage. Northland utilized information from public filings, publicly-filed presentations annual reports and press releases, S&P Capital IQ, Enverus, and from Roosevelt.

Applying the first quartile, mean, median and third quartile multiples and metrics for the selected precedent transaction companies to information and estimates concerning Roosevelt proved reserves, proved PV-10 reserves, PDP reserves, proved PDP PV-10 reserves, net acreage, and current production, resulted in implied approximate values for Roosevelt based on the stated metrics, as follows: proved reserves, $322 million, $569 million, $467 million, and $822 million; proved PV-10 reserves, $168 million, $379 million, $176 million, and $488 million; PDP reserves, $50 million, $67 million, $57 million, and $74 million; PDP PV-10 reserves, $25 million, $26 million, $29 million and $32 million; net acreage, $264 million, $575 million, $391 million, and $626 million; and current production, $15 million, $23 million, $19 million, and $26 million.

The table below illustrates these estimated values:

		Current Production		EV/Proved Reserves		EV/Proved PV-10		EV/PDP Reserves		EV/PDP PV-10		EV/Net Acreage
($ in USD Millions, except dollars per barrel)
Selected	1st Quartile	$33,286		$5.38	(1)	0.3x		$20.94	(1)	1.3x		$16,520
Company	Mean	$51,172		$9.48	(1)	0.6x		$28.08	(1)	1.3x		$35,951
Multiples	Median	$41,860		$7.79	(1)	0.3x		$23.73	(1)	1.5x		$24,444
	3rd Quartile	$58,667		$13.71	(1)	0.8x		$30.87	(1)	1.6x		$39,139

Roosevelt Resources LP		0.4	(2)	60.0	(2)	$638.0	(3)	2.4	(2)	$19.8	(3)	16,000
($ in USD millions)
Implied	1st Quartile	$15		$322		$168		$50		$25		$264
Roosevelt	Mean	$23		$569		$379		$67		$26		$575
Enterprise	Median	$19		$467		$176		$57		$29		$391
Value	3rd Quartile	$26		$822		$488		$32		$32		$626

(1)
Dollars per barrel.
(2)
Mboe/d.
(3)
Based on the SEC Price Deck as of September 30, 2024.

In reviewing the above selected companies and selected transactions, Northland utilized available balance sheet data as of September 30, 2024, unless other noted. The selected public companies were evaluated based on a fully diluted basis utilizing the treasury stock method for outstanding options, warrants, restricted share awards, and other potentially dilutive securities, as applicable. The exchange rate as of filing date was utilized for foreign filers. Adjustments subsequent to the filing of financial statements were applied when sufficient information was available to accurately reflect all relevant metrics, as applicable. Northland took into account certain information concerning subsequent developments of certain of the companies, including the following:

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Berry Corporation (NasdaqGS: BRY): In November 2024, Berry Corporation raised approximately $450 million in a Term Loan Credit Agreement.
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California Resources Corporation (NYSE: CRC). In November 2024, California Resources Corporation received approximately $50 million following an amendment to their Revolving Credit Facility. In October 2024, California Resources Corporation issued approximately 2.6 million shares from the exercise of warrants. In July 2024, California Resources Corporation completed their merger with Aera Energy.
•
Crescent Energy Company (NYSE: CRGY): In October 2024, Crescent Energy Company closed an acquisition of a Central Eagle Ford Bolt-On Acquisition for approximately $168 million, and also closed Non-Core Divestitures for proceeds of approximately $21 million.. In July 2024, Crescent Energy Company closed its acquisition of SilverBow Resources
•
EON Resources Inc. (NYSEAM: EONR): Subsequent to EON Resources Inc’s latest Form 10-Q filing, EON Resources Inc. issued approximately 2.6 million shares of Class A common stock.
•
Matador Resources Company (NYSE: MTDR). Subsequent to Matador Resources Company’s latest Form 10-Q filing, Matador Resources Company repaid approximately $97 million related to two separate credit agreements. In October 2024, Matador Resources Company closed its sale of Pinon Midstream, LLC, resulting in proceeds of approximately $113 million. In September 2024, Matador Resources Company closed its acquisition of Ameredev for approximately $1.8 billion.
•
Riley Exploration Permian, Inc. (NYSEAM: REPX): In November 2024, Riley Exploration Permian, Inc. paid a cash dividend of $0.38 per share of common stock.
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SM Energy Company (NYSE: SM): In October 2024, SM Energy Company closed its Uinta Basin Acquisition for approximately $2.1 billion.
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Vital Energy. Inc. (NYSE: VTLE): In November 2024, Vital Energy, Inc. raised approximately $190 million in a Senior Secured Credit Facility. In November 2024, Vital Energy, Inc. closed its acquisition of Point Energy Acquisition for approximately $834 million. In February 2024, Vital Energy, Inc.

closed an acquisition to acquire working interests related to a recent Permian Basin acquisition for approximately $78 million.
•
Whitecap Resources Inc. (TSX: WCP): In November 2024, Whitecap Resources Inc. received proceeds of approximately CAD$400 million in a Senior Notes Financing. In June 2024, Whitecap Resources Inc. closed on the sale of working interest at its Musreau Facility for proceeds of approximately CAD$100 million. Whitecap Resources Inc. financials are stated in U.S. dollars, utilizing conversion rates published by the Wall Street Journal.

Discounted Cash Flow Analysis

Northland performed a discounted cash flow analysis for Roosevelt, which was performed to demonstrate an illustrative indication of the implied present value of Roosevelt as an enterprise value, based on information from Roosevelt concerning projected production data and future results and estimated PDP reserves and proved reserves. Different commodity pricing scenarios were analyzed to determine a range of value of the reserves in the current market conditions, adjusted for three commodity price sensitivities, as of September 30, 2024: SEC price deck as of December 31, 2023, which averages the spot NYMEX price on the first day of the preceding twelve months and holds that price flat throughout the reserve life; SEC price deck as of September 30, 2024, which averages the spot NYMEX price on the first day of the preceding twelve months and holds that price flat throughout the reserve life; and NYMEX forward pricing as of November 26, 2024. Northland utilized a discount rate of 10%, which it believed is the prevailing industry discount rate in valuations of this type. For purposes of its analysis, in the tables below Northland calculated barrels of oil equivalent ("BOE") amounts using the conversion ratio of six thousand cubic feet (6 Mcf) of natural gas to one barrel of oil (1 bb).

The following is an overview of the discounted cash flow analysis as applied to Roosevelt’s estimated PDP reserves, utilizing varying discount rates, resulting in the following implied valuations for Roosevelt based on Roosevelt PDP reserves:

PDP Reserves Discounted Cash Flow Analysis - Roosevelt resources (numbers in thousands)
		Discount Rate
Present Value	5.0%	10.0%	12.0%	15.0%
SEC Price Deck (12/31/23)	$24,948	$19,873	$18,367	$16,501
SEC Price Deck (09/30/24)	$24,908	$19,843	$18,340	$16,477
NYMEX Forward Prices	$20,456	$16,583	$15,424	$13,979
Mean	$23,437	$18,766	$17,377	$15,652

The following is an overview of the discounted cash flow analysis as applied to Roosevelt’s estimated proved reserves, utilizing varying discount rates, resulting in the following implied valuations for Roosevelt based on Roosevelt proved reserves:

Proved Reserves Discounted Cash Flow Analysis - Roosevelt Resources (numbers in thousands)
		Discount Rate
Present Value	5.0%	10.0%	12.0%	15.0%
SEC Price Deck (12/31/23)	$966,596	$561,753	$452,817	$327,259
SEC Price Deck (09/30/24)	$1,033,995	$637,965	$531,466	$408,775
NYMEX Forward Prices	$681,150	$376,851	$295,830	$203,218
Mean	$893,914	$525,523	$426,704	$313,084

Based on Roosevelt’s PDP reserves, the analyses resulted in an implied enterprise value range for Roosevelt, based on a discount rate of 10%, of approximately $16.6 million to $19.9 million, with a mean of $18.8 million. Based on Roosevelt’s proved reserves, the analyses resulted in an implied enterprise value range for Roosevelt, based on a discount rate of 10%, of approximately $376.9 million to $638.0 million, with a mean of $525.5 million.

Although discounted cash flow analysis is a widely accepted and practices valuation methodology, it relies on a number of assumptions, including commodity prices and discount rates. The valuation derived from discounted cash flow analysis is not necessarily indicative of Roosevelt’s present or future value or results. Discount cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Miscellaneous

Northland, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with exchanges and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Northland and Northland’s affiliates are currently providing and may in the future provide investment banking and other financial services to Arcadia and Arcadia’s affiliates for which Northland and its affiliates have received and would expect to receive compensation. Northland is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Northland and Northland’s affiliates may acquire, hold or sell, for Northland’s and Northland’s affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Arcadia, and accordingly, may at any time hold a long or a short position in such securities. Northland may in the future provide investment banking and financial services to Arcadia or the Partnership for which it would expect to receive compensation.

Arcadia has agreed to pay Northland for its services in connection with the mergers an aggregate retainer fee of $250,000, of which $12,500 was paid upon the execution of the Engagement Letter with Arcadia and the balance of which was due and paid following the initial delivery of Northland’s opinion. In addition, Arcadia agreed to reimburse Northland upon request for its reasonable, documented, out-of-pocket expenses, including the fees and disbursements related to travel, database, printing and other reasonable out-of-pocket expenses incurred in performing its services and including reasonable fees and disbursements of legal counsel and any other outside professionals retained by Northland or its counsel, up to a maximum aggregate amount of $25,000 (or such greater amount as the Company may agree). In addition, Arcadia agreed to indemnify Northland against certain liabilities, including liabilities under federal securities laws, arising from Northland’s engagement.

In the ordinary course of business, Northland and its affiliates may actively trade securities of Arcadia, Roosevelt, Holdco or their respective affiliates for their own account or the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Although Northland did not in the two-year period prior to the date of its opinion provide financial advisory or financing services to Arcadia unrelated to the mergers or to Roosevelt, Northland may provide such services to Arcadia, Roosevelt, Holdco and their respective affiliates in the future and may receive fees for the rendering of such services.

Consistent with applicable legal and regulatory requirements, Northland has adopted policies and procedures to establish and maintain the independence of Northland’s research department and personnel. As a result, Northland’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to Arcadia, Roosevelt, the Exchange, or related transactions and other participants in the industries in which Arcadia and Roosevelt operate that differ from the views of Northland’s investment banking personnel.

Northland is a nationally recognized investment banking firm and, as a customary part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Arcadia selected Northland on the basis of Northland’s experience and reputation in connection with mergers, acquisitions and other similar transactions.

Interests of the Arcadia Directors and Executive Officers in the Exchange

In considering the recommendation of the Arcadia board of directors with respect to the approval of the Exchange Agreement, the Exchange and the issuance of shares of Arcadia common stock as contemplated by the Exchange Agreement, and the other matters to be acted upon by the Arcadia stockholders at the Special Meeting, the Arcadia stockholders should be aware that certain members of the Arcadia board of directors and executive officers of Arcadia have interests in the Exchange that may be different from, or in addition to, the interests of the Arcadia stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Arcadia board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Exchange Agreement and the Exchange, and to recommend, as applicable, that the Arcadia stockholders approve the proposals to be presented to the Arcadia stockholders for consideration at the Special Meeting as contemplated by this proxy statement/prospectus.

Ownership Interests

As of December 31, 2024, the current directors and executive officers of Arcadia as a group held approximately 0.4% of the outstanding shares of Arcadia common stock and held options to purchase a total of 144,720 shares of Arcadia common stock. As of December 31, 2024, Mr. Schaefer held stock options to purchase a total of 25,475 shares of Arcadia common stock at exercise prices ranging from $2.71 to $146.80 per share, and Mr. Kawakami held stock options to purchase a total of 21,487 shares of Arcadia common stock at exercise prices ranging from $2.71 to $90.80 per share. On August 19, 2024, each of Mr. Schaefer and Mr. Kawakami was granted stock options under the Company’s 2015 Omnibus Equity Incentive Plan to purchase 20,000 shares of Arcadia common stock with an exercise price of $2.71 per share. The right to exercise these options vests over four years (25% on the one-year anniversary of the grant date, with the remaining 75% vesting in 36 equal monthly installments thereafter), subject to the applicable executive continuing to provide service to the Company on each vesting date. Mr. Schaefer also holds other options to purchase up to a total of 5,475 shares of common stock at exercise prices ranging from $7.55 to $146.80. The unvested portions of these options will accelerate and become fully vested and exercisable in connection with the Closing.

Compensation

The parties expect that Mr. Schaefer, who is the current president and chief executive officer of Arcadia, and Mark Kawakami, who is the current chief financial officer of Arcadia, will continue to be employees of the combined company after the Effective Time, although they will not hold those positions and are not expected to be executive officers of the combined company following the Effective Time. For the year ended December 31, 2024, Mr. Schaefer’s base salary rate was $260,000 per annum and his annual target bonus opportunity was 40% of his annual base salary rate for the portion of the year during which he served as chief financial officer of the Company, and 50% of his annual base salary rate for the portion of the year during which he served as chief executive officer of the Company. As of December 31, 2024, Mr. Kawakami’s base salary rate was $212,063 per annum and his annual target bonus opportunity was 20% of his annual base salary rate for the portion of the year during which he served as vice president, finance, and 30% of his annual base salary rate for the portion of the year during which he served as chief financial officer. If they continue pursuant to arrangements that are mutually acceptable to such persons, Arcadia and Roosevelt, then as employees of the combined company after the Effective time they will be eligible to receive compensation from the combined company, which may include base salary, bonus payments and other cash or equity compensation arrangements, pursuant to such arrangements as may be mutually agreed upon, and such arrangements may be similar to that provided for under their current agreements with Arcadia, or may differ from those arrangements.

Each of Mr. Schaefer and Kawakami is a party to a severance and change in control agreement, or “CIC Agreement” with Arcadia. Each agreement provides, among other things, that if Arcadia terminates the employment of the officer for a reason other than “cause” or the named executive officer’s death or disability, at any time other than during the 12‑month period immediately following a change of control, then the officer will receive the following severance benefits from Arcadia: (i) severance in the form of base salary continuation for a period of six months; (ii) reimbursement for premiums paid for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for the officer and his eligible dependents for up to six months; and (iii) a pro‑rated portion of the annual cash bonus that the officer would have been entitled to receive for the year of termination if the officer had remained employed by Arcadia through the end of such year. If during the

12-month period immediately following a change of control, (x) Arcadia terminates the officer’s employment for a reason other than cause or the officer’s death or disability, or (y) the officer resigns from employment for good reason, then, in lieu of the above described severance benefits, the officer will receive the following severance benefits from Arcadia: (i) severance in the form of base salary continuation for a period of 12 months; (ii) reimbursement for premiums paid for coverage pursuant to COBRA for the officer and his eligible dependents for up to 12 months; (iii) a pro‑rated portion of the annual cash bonus that the officer would have been entitled to receive for the year of termination if the officer had remained employed by the Company through the end of such year; and (iv) vesting will accelerate as to 100% of all of the officer’s outstanding equity awards. An executive’s receipt of severance payments or benefits pursuant to a CIC Agreement is subject to the executive signing a release of claims in Arcadia’s favor and complying with certain restrictive covenants set forth in the CIC Agreement. Each agreement contains a “better after-tax” provision, which provides that if any of the payments to an executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code, in each case based upon the highest marginal rate for the applicable tax. Effective at the Closing, Mr. Schaefer and Mr. Kawakami will no longer hold their current officer positions with Arcadia. Before the Closing, Arcadia and each of Mr. Schaefer and Mr. Kawakami expect to execute a waiver of a “good reason” trigger event (as defined in the severance and change in control agreement) due to a change in the person’s status and responsibility resulting from the Closing. Notwithstanding the waiver, the terms of each CIC Agreement will remain in effect.

Kevin Comcowich, currently a director and Chair of the Board of Arcadia, is expected to continue as a director of the combined company. As such, he will be eligible to receive compensation as a director and will be eligible to receive stock options or other equity awards under the combined company’s equity incentive plans. Mr. Comcowich holds stock options granted under the 2015 Omnibus Equity Incentive Plan (the “2015 Plan”) to purchase a total of 5,587 shares of common stock, with an exercise price of $4.80 with respect to 2,186 of the shares and exercise prices ranging from $53.60 to $1,376.00 with respect to the remaining shares. Pursuant to the terms of the original awards and the 2015 Plan, the unvested portion of these options will accelerate, vest in full and become exercisable in connection with the Closing. In addition, following termination of Mr. Comcowich’s relationship with the Company as a director or otherwise, the options will remain exercisable for their full original term.

Indemnification and Insurance

Under the Exchange Agreement, all rights to exculpation, indemnification and advancement of expenses existing as of the date of the Exchange Agreement in favor of the current or former directors, officers or employees, as the case may be (each, a “D&O Indemnified Party”), of each of Arcadia and its subsidiaries as provided in their respective organizational documents, under applicable law or under any written indemnification agreement previously entered into between Arcadia and its directors or officers, will survive the Effective Time and will continue in full force and effect.

With prior discussion and consultation with, and input from Roosevelt, in particular as to cost and coverage, at or prior to the Effective Time, the Company agreed to purchase and pay in full all premiums and other costs for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s directors and officers in a form acceptable to the Company and the Partnership that provides such directors and officers with coverage for six years following the Effective Time (the “Tail Period”) of not less than the existing coverage as of the Effective Time and has other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Effective Time. The Partnership agreed to, and agreed to cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder, for the duration of the Tail Period. The Exchange Agreement provides that the rights of each D&O Indemnified Party are in addition to, and not in limitation of, any other rights such person may have under any applicable law. The Exchange Agreement provisions regarding indemnification will survive the Effective Time and are intended to benefit and be enforceable by each of the D&O Indemnified Parties as third party beneficiaries.

Interests of Roosevelt Directors and Executive Officers in the Exchange

The members of management of Roosevelt have interests in the Exchange that may be different from, or in addition to, interests they have as the Limited Partners. Certain of officers of the General Partner of the Partnership and the Partnership are expected to become directors and executive officers of the combined company upon the Closing.

Compensation of Executive Officers

The persons who are officers of the Partnership, including Elliott Roosevelt, Jr., Jimmy C. Hawkins, Jerrel Branson, and Paul Buckner, are expected to become executive officers of the combined company after the Closing. As such, they will receive compensation from the combined company, which may include base salary, bonus payments and other cash or equity compensation arrangements, pursuant to such arrangements as may be mutually agreed upon. In addition, certain of the officers and directors of the Partnership are expected to become directors of the combined company, and will be eligible for cash and equity compensation awards as directors. See the section in this proxy statement/prospectus captioned “Management of the Combined Company Following the Exchange.”

Exchange-Related Compensation of Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to the named executive officers of Arcadia for the year ended December 31, 2024, that is based on or otherwise relates to the Exchange and assuming that the Exchange is consummated on the latest practicable date prior to the filing of this proxy statement/prospectus, December 31, 2024. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. In this section, Arcadia uses this term to describe the Exchange-related compensation that may be paid or become payable to our named executive officers assuming the occurrence of a change in control on December 31, 2024, the latest practicable date prior to the filing of this proxy statement/prospectus with the SEC, and, where applicable, assuming each named executive officer experiences a qualifying termination as of December 31, 2024.

Although we are required to include this information pursuant to the rules described above, stockholders should note that our named executive officers will not receive any cash payments pursuant to the Closing.

Please note that the amounts indicated below are estimates based on the material assumptions described in the assumptions and notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. For purposes of this disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the Exchange and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the Exchange and a qualifying termination of employment.

Furthermore, for purposes of calculating such amounts, we have assumed:

•
a date of December 31, 2024 (which is the latest practicable date prior to the filing of this proxy statement/prospectus) (the “Table Date”);
•
the employment of each named executive officer is terminated by the combined company (Arcadia) for a reason other than “cause” or the named executive officer’s death or disability, or by the named executive officer for “good reason,” in either case, immediately following the consummation of the Exchange;
•
the named executive officer’s base salary and target bonus will remain unchanged from those applicable as of the Table Date;
•
no change in the applicable provisions of such officer’s severance and change in control agreement;
•
each named executive officer’s outstanding Arcadia equity awards are those that are outstanding and unvested as of the Table Date;
•
each named executive officer will receive reimbursement or payment of COBRA premiums, as applicable, for the maximum eligible period; and

•
a price per share of Arcadia common stock equal to the average closing price per share of Arcadia common stock for the first five business days following the date of the first public announcement of the Exchange (which announcement occurred on December 5, 2024) of $6.07.

Quantification of Potential Payments and Benefits to Arcadia’s Named Executive Officers

Name (1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Other ($)(5)	Total ($)
Thomas J. Schaefer	$377,000	$67,200	$34,179	$41,340	$519,719
Mark Kawakami	$265,079	$67,895	$250	$30,555	$363,779

(1)
Stanley E. Jacot, Jr., and Laura Pitlik were named executive officers in Arcadia’s definitive proxy statement for its 2024 annual meeting of stockholders filed with the SEC on May 16, 2024, which filing required disclosures pursuant to Item 402(m) of Regulation S-K; however, they are not included in these tables or the accompanying explanatory paragraphs as named executive officers because as of July 2, 2024, and March 1, 2024, respectively, they were no longer employed by Arcadia, and they are not receiving and will not receive any cash or equity compensatory payments that are based on or otherwise related to the Exchange.
(2)
Amounts in this column reflect cash severance that each named executive officer would be eligible to receive under their respective employment agreement or severance and change in control agreement and are “double-trigger” benefits. Represents (i) base salary continuation for a period of 12 months in the amount of $260,000, and (ii) a pro rated portion of the annual cash bonus the named executive officer would have been entitled to receive for the year of termination if he had remained employed by the Company through the end of the year, based on a target bonus opportunity of, for Mr. Schaefer,40% of the officer’s base salary for the portion of the year during which the named executive officer served as chief financial officer and 50% of the officer’s base salary for the portion of the year during which the named executive officer served as chief executive officer, and for Mr. Kawakami, 20% of his annual base salary rate for the portion of the year during which he served as vice president, finance, and 30% of his annual base salary rate for the portion of the year during which he served as chief financial officer. Under the employment agreement and/or severance and change in control agreements with each of Mr. Schaefer and Mr. Kawakami, if Arcadia terminates the employment of the officer for a reason other than “cause” or the named executive officer’s death or disability, at any time other than during the 12-month period immediately following a change of control, then the officer will receive the following severance benefits from Arcadia: (i) severance in the form of base salary continuation for a period of six months; (ii) reimbursement for premiums paid for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for the officer and his eligible dependents for up to six months; and (iii) a pro-rated portion of the annual cash bonus he would have been entitled to receive for the year of termination if he had remained employed by the Company through the end of such year. If during the 12-month period immediately following a change of control, (x) Arcadia terminates the officer’s employment for a reason other than “cause” or the officer’s death or disability, or (y) the officer resigns from employment for “good reason,” then, in lieu of the above described severance benefits, the officer will receive the following severance benefits from Arcadia: (i) severance in the form of base salary continuation for a period of 12 months; (ii) reimbursement for premiums paid for coverage pursuant to COBRA for the officer and his eligible dependents for up to 12 months; (iii) a pro-rated portion of the annual cash bonus he would have been entitled to receive for the year of termination if he had remained employed by the Company through the end of such year; and (iv) vesting will accelerate as to 100% of all of the officer’s outstanding equity awards. These amounts require a qualifying termination of employment following a change in control and therefore are “double trigger” in nature.

Effective at the Closing, Mr. Schaefer will no longer be President and Chief Executive Officer of Arcadia, and Mr. Kawakami will no longer be Chief Financial officer of Arcadia. Before the Closing, Arcadia expects to enter into a waiver with each of Mr. Schaefer and Mr. Kawakami of the officer’s current severance and change in control agreement with Arcadia with respect to a change in his status and responsibilities resulting from the Closing constituting a “good reason” trigger event as defined in his severance and change in control agreement.

(3)
In addition, in connection with the Closing, the unvested portion of all of the named officer’s options will vest and become exercisable in full, and as a result such acceleration is a single-trigger event. This amount represents the estimated intrinsic value of the officer’s unvested in-the-money stock options that will accelerate and vest upon the consummation of the Exchange. “Intrinsic value” with respect to Mr. Schaefer’s unvested in-the-money stock options refers to the excess of $6.07, which is the average closing market price of Arcadia’s common stock over the first five business days after December 5, 2024, the date of the first announcement of the entry into the Exchange Agreement, over the aggregate exercise price of the in-the-money Arcadia stock options held by Mr. Schaefer that were unvested as of December 31, 2024. “Intrinsic value” with respect to Mr. Kawakami’s unvested in-the-money stock options refers to the excess of $6.07, which is the average closing market price of Arcadia’s common stock over the first five business days after December 5, 2024, the date of the first announcement of the entry into the Exchange Agreement, over the aggregate exercise price of the in-the-money Arcadia stock options held by Mr. Kawakami that were unvested as of December 31, 2024.
(4)
Amounts in this column reflect the estimated value of the continued health benefits at company expense that the named executive officer would be eligible to receive under his employment agreement and/or severance and change in control agreement for a period of 12 months after his date of termination if during the 12-month period immediately following a change of control, (x) Arcadia terminates the named officer’s employment for a reason other than cause or the officer’s death or disability, or (y) the named officer resigns from employment for good reason. These amounts require a qualifying termination of employment following a change in control and therefore are “double trigger” in nature.
(5)
Reflects the estimated value of cash payments in consideration of unused vacation/PTO days as of December 31, 2024, required to be paid to the officer upon termination of employment.

Regulatory Approvals

In the United States, Arcadia must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq Capital Market in connection with the issuance of shares of Arcadia common stock and the filing of this proxy statement/prospectus with the SEC.

Material U.S. Federal Income Tax Consequences of the Exchange

The following is a summary discussion of the material U.S. federal income tax consequences of the Exchange to the Arcadia stockholders and the Limited Partners of the Partnership. This summary does not discuss the U.S. federal income tax consequences of any transactions other than the Exchange.

This discussion is based upon the Code, Treasury Regulations promulgated under the Code, judicial authorities, published positions of the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). Any such change or interpretation could affect the continuing validity of this discussion. This discussion is limited to U.S. holders (as defined below) that hold their shares of Arcadia common stock or the U.S. Limited Partners who hold Partner Interests as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a particular type of person or entity, or to persons or entities that are subject to special treatment under U.S. federal income tax laws, such as:

•
persons or entities that are not U.S. holders;
•
financial institutions;
•
insurance companies;
•
any entity which is subject to special tax rules described in Section 7874 of the Code (i.e. applicable to certain entities engaged in specified “inversion” transactions);
•
tax-exempt organizations;
•
dealers in securities or currencies;
•
certain expatriates or persons whose functional currency is not the U.S. dollar;

•
traders in securities that elect to use a mark to market method of accounting;
•
persons that own more than 5% of the outstanding Arcadia stock;
•
persons that hold Arcadia stock or the Partner Interests as part of a straddle, hedge, constructive sale or conversion transactions; and
•
U.S. holders that acquired their shares of Arcadia stock or the Partnership common units through the exercise of an option issued in connection with the performance of services or otherwise as compensation and/or in connection with the performance of services.

In addition, this discussion does not address any alternative minimum tax, or AMT, or any state, local or foreign tax consequences of the Exchange.

With respect to any entity that is treated as the beneficial owner of Arcadia common stock or the Partner Interests and, which is classified for U.S. federal income tax purposes as a “partnership,” the U.S. federal tax consequences, if any, of the Exchange will generally depend upon the status of the equityholders of such entity, and/or the activities of such entity, and certain determinations made at the equity holder level. Thus, such entities which are classified for U.S. federal tax purposes as a “partnership” and their equity owners should consult their tax advisors about the tax consequences of the Exchange to them.

This discussion is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the transactions described herein. No rulings will be sought by any of the parties to the Exchange Agreement from the IRS with respect such transactions, and there can be no assurance that the IRS or a court will not take a position contrary to the tax consequences described herein. The discussion does not address any non-income tax considerations, nor any foreign, state or local tax consequences. We urge you to consult your own tax advisor with respect to the particular U.S. federal, state and local, or foreign tax consequences of these transactions to you given your particular facts and circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Arcadia common stock or the Partnership’s Partner Interests, as applicable, that for U.S. federal income tax purposes is:

•
an individual who is a citizen or resident (as determined under special rules of the Code and Treasury Regulations) of the United States;
•
an entity which is treated for U.S. federal tax purposes as a “corporation,” and which has been created or organized in or under the laws of the United States or any state or political subdivision thereof;
•
an estate that is subject to U.S. federal income tax on its income regardless of its source; or
•
a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

The following discussion assumes that the Exchange will be consummated as described in the Exchange Agreement and as described in this proxy statement/prospectus. Arcadia and the Partnership each intend to take the position that the Exchange qualifies as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”).

U.S. Federal Income Tax Consequences to U.S. Holders of Arcadia Common Stock

The Exchange is not expected to cause the holders of Arcadia common stock to recognize gain or loss with respect to such shares for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences to U.S. Holders of Partner Interests

The receipt of Arcadia common stock in exchange for Partner Interests of the Partnership pursuant to the Exchange is expected to qualify as an “exchange” described in Section 351 of the Code, and, therefore, a U.S.

holder of the Partner Interests receiving Arcadia common stock pursuant to the Exchange generally should not recognize gain or loss with respect to such receipt of Arcadia common stock for U.S. federal tax purposes. The aggregate adjusted tax basis of the Arcadia common stock a U.S. holder of the Partner Interests receives pursuant to the Exchange will generally be equal to the aggregate adjusted tax basis of the Partner Interests the U.S. holder surrendered pursuant to the Exchange (increased by the amount of gain recognized in the exchange by such U.S. holder and reduced by such U.S. holder’s allocable share of any liabilities of the Partnership which are deemed to be assumed in connection with the Exchange), and the holding period of the Arcadia common stock will generally include the U.S. holder’s holding period of the Partner Interests surrendered therefor.

Notwithstanding the foregoing, however, there are potential exceptions under the U.S. federal tax law which may alter the tax consequences summarized above with respect to certain Limited Partners of the Partnership. For example, under Section 357(c) of the Code, if a corporation assumes (or, is treated for U.S. federal tax purposes as having assumed) liabilities of the transferor (or accepts property subject to liabilities) in a transaction described in Section 351 of the Code, the transferor generally must recognize taxable gain in the amount by which the liabilities exceed the transferor’s tax basis in the property contributed to the corporation. For this purpose, the Partnership liabilities will be treated as liabilities of the Limited Partners, as to their respective Partner Interests, which are being assumed by Arcadia in the Exchange. Accordingly, the Limited Partner that, for tax purposes, has been allocated the Partnership liabilities will recognize taxable gain upon the exchange of the Partner Interests in the Exchange if and to the extent that the aggregate amount of the Partnership recourse and nonrecourse liabilities assumed by Arcadia attributable to the Partner Interests exchanged by the Limited Partner exceeds the Limited Partner’s aggregate tax basis in the Partner Interests exchanged by such Limited Partner. In the event that the Limited Partner recognizes gain under Section 357(c) of the Code, the gain will increase its tax basis in its shares of Arcadia common stock received in the Exchange. In addition, in the event that a Limited Partner is an individual, estate or trust recognizes gain under Section 357(c) of the Code, such gain may, in addition to regular U.S. federal income taxes, also be subject to an additional 3.8% tax imposed pursuant to Section 1411 of the Code. The determination of whether such additional 3.8% tax will apply with respect to each particular Limited Partner will depend on that particular Limited Partner’s own particular facts and circumstances and, accordingly, each such Limited Partner should consult with its own tax advisor regarding the same. The tax implications of the transactions will vary based on each the Limited Partner’s individual tax situation which can vary significantly. Each Limited Partner is urged to consult with its own tax advisor regarding whether such Limited Partner will recognize taxable gain under Section 357(c) of the Code upon the exchange of the Partner Interests in the Exchange, and the overall tax implications of the transactions.

The foregoing summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Limited Partner of the Partnership. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the Exchange to you.

Anticipated Accounting Treatment

Accounting Standards Codification Topic 805, Business Combinations, or ASC 805, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquirer. Management has determined that the Partnership represents the accounting acquirer in the Exchange based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the transaction, including the expectations that, immediately following the Exchange: (1) the persons who were the Limited Partners of the Partnership immediately prior to the Exchange will own a substantial majority of the voting rights of the combined organization; (2) a majority (three of five) of the initial members of the board of directors of the combined company are expected to be persons who are currently directors of the Partnership; and (3) the Partnership’s senior management will hold substantially all key positions in senior management of the combined organization.

Because the Partnership has been determined to be the accounting acquirer in the Exchange, but not the legal acquirer, the Exchange is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Exchange, (1) for the periods prior to the Closing, the historical financial statements of the Partnership will become the historical financial statements of the combined organization and (2) the Partnership will record the business combination in its financial statements and will apply the acquisition method to account for the acquired assets and assumed liabilities of Arcadia as of the Closing Date of the Exchange. Applying the acquisition method includes recording the identifiable assets acquired and liabilities assumed at their fair values, and recording goodwill or a gain on bargain purchase for the excess or shortfall of the purchase price over the aggregate fair value of the identifiable assets acquired and liabilities assumed, respectively.

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement of Arcadia’s assets to be acquired and liabilities to be assumed. A final determination of these estimated fair values, which cannot be made prior to the completion of the Exchange, will be based on the actual net tangible and intangible assets of Arcadia that exist as of the Closing Date of the Exchange.

Nasdaq Capital Market Listing

As of the date of this proxy statement/prospectus, the Arcadia common stock is listed on the Nasdaq Capital Market under the symbol “RKDA.” Pursuant to the Exchange Agreement, it is a condition to Closing that the shares of Arcadia common stock being issued in connection with the Exchange be approved for listing (subject to official notice of issuance) on the Nasdaq Capital Market. Pursuant to the Exchange Agreement, Arcadia has also agreed to use its reasonable best efforts to change its symbol for the Arcadia common stock on the Nasdaq Capital Market from “RKDA” to a symbol satisfactory to the Partnership and approved by Nasdaq.

Reporting Requirements

Arcadia and the Partnership intend that, as a result of the Exchange, the taxable year of the Partnership will cease, and the Partnership will file its final partnership tax return. Neither Arcadia nor the Partnership shall take any position that is inconsistent with the Exchange qualifying as an “exchange” described in Section 351 of the Code.

U.S. holders of the Partnership’s Partner Interests that receive shares of Arcadia common stock and, upon completion of the Exchange, own shares of Arcadia common stock representing at least 5.0% of the total combined voting power or value of the total outstanding shares of Arcadia common stock, are required to attach to their tax returns for the year in which the Exchange is consummated, and maintain a permanent record of, a statement containing the information listed in Treasury Regulations Section 1.351-3. The facts to be disclosed by a U.S. holder include the aggregate fair market value of, and the U.S. holder’s basis in, the Partner Interests exchanged pursuant to the Exchange.

Appraisal Rights and Dissenters’ Rights

Holders of the Partner Interests in the Partnership are not entitled to appraisal rights under Texas law in connection with the Exchange.

Holders of Arcadia common stock are not entitled to appraisal rights under Delaware law in connection with the Exchange.

THE EXCHANGE AGREEMENT

The following is a summary of the material terms of the Exchange Agreement. A copy of the Exchange Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Exchange Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Arcadia or the Partnership. The following description does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement. You should refer to the full text of the Exchange Agreement for details of the Exchange and the terms and conditions of the Exchange Agreement.

The Exchange Agreement contains representations and warranties that Arcadia, the Partnership, and the Limited Partners have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Exchange Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Exchange Agreement. While Arcadia and the Partnership do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Exchange Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Arcadia or the Partnership, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Arcadia and the Partnership and are modified by the disclosure schedules.

Structure

Subject to the terms and conditions of the Exchange Agreement and the applicable provisions of the DGCL, and in accordance with Delaware law, effective upon the Effective Time, Arcadia will issue shares of its common stock to the Limited Partners of the Partnership in exchange for all of the Partner Interests held by the Limited Partners, including the member interest of the entity that is the General Partner of the Partnership. As a result, the Partnership will become a wholly owned subsidiary of Arcadia.

Completion and Effectiveness of the Exchange

The Exchange Agreement requires the parties to consummate the Exchange as promptly as practicable (and in any event within five business days) after all of the conditions to completion of the Exchange contained in the Exchange Agreement are satisfied or waived, including, without limitation, approval by the Arcadia stockholders of the issuance of shares pursuant to the Exchange Agreement and the other matters contemplated by the Exchange Agreement, other than those conditions that by their nature are to be satisfied at the Closing, or at such other time as Arcadia and the Partnership may agree. Arcadia cannot predict the exact timing of the consummation of the Exchange.

Pursuant to the Exchange Agreement, immediately following the Effective Time: (a) the initial size of the board of directors of Arcadia will be five, and the initial directors are expected to be: Elliott Roosevelt, Jr., as Chairman of the Board; Jimmy C. Hawkins; L. Stephen Melzer; Kevin Comcowich; and G. Larry Lawrence; and (b) the executive officers of the combined company are expected to be: Elliott Roosevelt, Jr., Chief Executive Officer; Jimmy C. Hawkins, President; Jerrel Branson, Chief Development Officer and Chief Financial Officer; and Paul Buckner, Chief Legal Officer and Corporate Secretary.

Pursuant to the Exchange Agreement, Arcadia agreed to amend its amended and restated certificate of incorporation to change its corporate name to Roosevelt Resources, Inc. in connection with the Closing, and to effect the proposed reverse stock split described in this proxy statement/prospectus, if the Board, in consultation with the Partnership, determines to effect a reverse stock split.

Exchange Consideration

For purposes of determining the number of shares of Arcadia Common Stock that will be issued to the Limited Partners of Roosevelt pursuant to the Exchange, the Exchange Agreement defines the following terms as having the following meanings:

•
“Applicable Pro Rata Share” means a fraction, expressed as a percentage (a) the numerator of which is the aggregate Exchange Consideration such Limited Partner is entitled to receive pursuant to the Exchange Agreement by virtue of the Exchange Shares issuable to such Limited Partner, and (b) the denominator of which is the aggregate Exchange Consideration that all Limited Partners are entitled to receive pursuant to the Exchange Agreement.
•
“Cash Amount” means $1,650,000 if the Closing Date occurs in February 2025, $1,250,000 if the Closing Date occurs in March 2025 and $950,000 if the Closing occurs after March 31, 2025, in each case (i) minus the amount of Unpaid Transaction Expenses (but taking into consideration and giving effect to Company Transaction Expenses that have been paid prior to the Closing Date and to Company Transaction Expenses that will be paid at the Closing), and (ii) plus the amount by which the items included in clause “(i)” of the definition of Company Transaction Expenses exceed $1,000,000, all determined in accordance with GAAP and consistent with the Company’s past accounting policies.
•
“Company Transaction Expenses” means, without duplication, all (i) fees, costs, expenses or other amounts incurred by the Company or any of its subsidiaries paid or not yet paid as of the Closing Date in connection with the Company’s negotiation, documentation, implementation and/or consummation of the Exchange and other transactions contemplated by the Exchange Agreement and the other Transaction Documents (as defined in the Exchange Agreement), including amounts payable pursuant to the Exchange Agreement by any of the foregoing, including any fees paid to its investment bankers or any other financial advisor, broker, or finder, and legal, engineering, consulting, accounting or other professional fees and disbursements, (ii) premiums and other costs associated with obtaining the directors and officers insurance tail policy required to be obtained pursuant to the Exchange Agreement, and (iii) any severance, bonus, retention, change in control, transaction or settlement payments that become immediately payable to Arcadia employees (other than to Mr. Schaefer and Mr. Kawakami) or other service providers of Arcadia or its subsidiaries pursuant to an existing employment agreement or otherwise as a result of or in connection with the transactions contemplated by the Exchange Agreement, any gross-up or reimbursement amounts payable to Arcadia employees or other service providers with respect to any Taxes (as defined in the Exchange Agreement) that may apply to such payments, and the employer portion of any employment Taxes that are incurred by Arcadia or its subsidiaries in connection with the payment of any such amounts.
•
“Deficit Amount” means, as of the close of business on the second trading day before the Closing Date, the amount by which the Company’s cash and cash equivalents is less than the Cash Amount.
•
“Limited Partners Representative” means each of Elliott Roosevelt, Jr. and David A. Roosevelt, solely in his capacity as representative of the limited partners of the Partnership.
•
“Surplus Amount” means, as of the close of business on the second trading day before the Closing Date, the amount by which Arcadia’s cash and cash equivalents are greater than the Cash Amount.
•
“Taxes” means any federal, state, county, municipal, local or foreign tax (including any transfer tax), charge, fee, levy, impost, duty or other assessment, including income, gross receipts, premium, escheat, abandoned and unclaimed property, real property, personal property, sales, use, license, excise, franchise, employment, payroll, withholding, recording, severance, documentary, stamp, occupation, windfall profits, alternative or add-on minimum, ad valorem, estimated, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge, including, in all cases, any estimated payments or pre-payments relating thereto and any interest, penalties and additions imposed thereon or with respect thereto, whether disputed or not.
•
“Unpaid Transaction Expenses” means all Company Transaction Expenses that have not been paid at or prior to the Closing Date.

At the Closing, Arcadia will deliver irrevocable instructions to its transfer agent (the “Transfer Agent”) that 12,284,475 shares of Common Stock minus (i) the number of shares equal to the quotient obtained by dividing the Surplus Amount, if any, by $2.71 (the “Trading Price”), or plus (ii) the number of shares equal to the quotient obtained by dividing the Deficit Amount, if any, by the Trading Price (the “Exchange Shares”), shall be transferred and delivered, free and clear of all liens and encumbrances, to the Limited Partners of the Partnership upon their submission of appropriate letters of transmittal. Notwithstanding anything else in the Exchange Agreement, in no event will the number of Exchange Shares be less than the number required so that (i) the number of shares issued to the former Limited Partners of the Partnership is, immediately after the Closing, at least 80% of the total number of (ii) outstanding shares of Company Common Stock. Concurrently, the Limited Partners Representatives, on behalf of the Limited Partners, will deliver to Arcadia documents satisfactory to Arcadia and its counsel, evidencing the sale, transfer and conveyance of the Partner Interests and the GP LLC Interest (together, the “Partnership Interests”) representing 100% of the legal and beneficial ownership of the Partnership, with such Partnership Interests to be free and clear of all liens and encumbrances. No fractional shares of Arcadia common stock will be issuable pursuant to the Exchange to the partners of the Partnership.

Except for possible adjustments in the number of shares constituting the Exchange Consideration resulting from a Deficit Amount or a Surplus Amount, the Exchange Agreement does not provide for an adjustment to the total number of shares of Arcadia common stock that partners of the Partnership will be entitled to receive, including in light of changes in the market price of Arcadia common stock. Accordingly, the market value of the shares of Arcadia common stock issued pursuant to the Exchange will depend on the market value of the shares of Arcadia common stock at the time the Exchange closes, and could vary significantly from the market value on the date of this proxy statement/prospectus.

Procedures for Exchanging Partnership Interests

Prior to receiving any of the Exchange Consideration, each holder of Partner Interests must deliver to the Transfer Agent (A) a properly completed and duly executed letter of transmittal (in form and substance satisfactory to Arcadia and the Partnership) from the Transfer Agent on behalf of Arcadia that, among other things, informs Limited Partners how to obtain their Applicable Pro Rata Share of the Exchange Consideration, in form and substance reasonably satisfactory to the Partnership and Arcadia (a “Letter of Transmittal”) and, if applicable, (B) a certificate or certificates that immediately prior to the Effective Time represented the Partner Interests held by such holder of record (the “Certificates”). The Letter of Transmittal will also bind such holder to the provisions of the Exchange Agreement relating to the appointment of the Limited Partners Representatives. Upon surrender of the Certificate (if applicable) to the Transfer Agent, together with such Letter of Transmittal, duly executed, the holder of such Partnership Interests will be entitled to receive in exchange therefor the aggregate number of shares of Common Stock into which the Partner Interests represented by such Certificate (if applicable) are being exchanged, based on the Limited Partner’s Applicable Pro Rata Share of the Exchange Consideration. If any portion of the Exchange Consideration is to be paid to a Person (defined in the Exchange Agreement as any individual, corporation, company, partnership, limited liability company, joint venture, association, trust, estate or other entity) other than the Person in whose name the Partnership Interest Certificate (if applicable) so surrendered or a Person in whose name the Partnership Interest is registered, such Certificate must be properly endorsed or otherwise in proper form for transfer or the Transfer Agent must be provided with reasonable evidence of the transfer of such Partnership Interest and that the Person requesting such exchange agrees to pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Partnership Interest. The Exchange Agreement provides that until surrendered, ownership of Partnership Interests and each Certificate, if applicable, will be deemed as of the Effective Time to represent only the right to receive, upon receipt of a Letter of Transmittal duly signed and surrender of such Certificate, the aggregate amount of Exchange Consideration into which the Partnership Interests are being exchanged for pursuant to the Exchange Agreement.

Any portion of the Exchange Consideration that remains unclaimed by the Limited Partners one year after the Effective Time will be remitted to Arcadia, and the Limited Partners thereafter may look only to Arcadia for such payment, without any interest thereon. The Exchange Agreement provides that neither the Partnership or Arcadia will be liable to any Limited Partner for any portion of the Exchange Consideration or interest thereon properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. The Transfer Agent, the Partnership or Arcadia (as appropriate) will be entitled to perform any required tax information reporting regarding Exchange Consideration otherwise payable pursuant to the Exchange Agreement to any Limited Partner, and deduct and withhold from consideration otherwise payable pursuant to the Exchange Agreement to any Limited Partner such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of any tax law. To the extent that amounts are so withheld, (i) such withheld amounts will be treated for all purposes of the Exchange Agreement as having been paid to the Limited Partner in respect of which such deduction and withholding was made, and (ii) the transfer agent, the Partnership or Arcadia (as appropriate) will provide to such Limited Partner written notice of the amounts so deducted or withheld.

HOLDERS OF PARTNER INTERESTS SHOULD NOT SEND IN DOCUMENTATION REGARDING THEIR PARTNER INTERESTS UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF THEIR PARTNER INTERESTS.

Treatment of Arcadia Options and Warrants

Each option to purchase shares of Arcadia common stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will survive the Closing and remain outstanding. Each warrant to purchase shares of Arcadia common stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will survive the Closing and remain outstanding in accordance with its terms. The number of shares of Arcadia common stock underlying such options or warrants and the exercise prices for such options or warrants will be appropriately adjusted to reflect any proposed reverse stock split that is implemented in connection with the transaction.

Representations and Warranties

The Exchange Agreement contains customary representations and warranties made by Arcadia and the Partnership relating to their respective businesses, as well as other facts pertinent to the Exchange, and representations and warranties of the Limited Partners Representatives regarding matters concerning the Limited Partners and the Partnership Interests. These representations and warranties are subject to materiality, knowledge, material adverse effect, and other similar qualifications in many respects and expire at the Effective Time, except in cases of knowing and intentional breach or intentional fraud. The representations and warranties of each of Arcadia and the Partnership have been made solely for the benefit of the other parties to the Exchange Agreement, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk among the parties, may have been modified by the disclosure schedules delivered in connection with the Exchange Agreement, are subject to the materiality standard described in the Exchange Agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the Exchange Agreement or another date as is specified in the Exchange Agreement.

The Partnership made a number of representations and warranties to Arcadia in the Exchange Agreement, including representations and warranties relating to the following matters:

•
due organization, power, authority and qualifications to do business and good standing of the Partnership;
•
capital structure;
•
requisite power and authority to enter into the Exchange Agreement and to complete the Exchange and the transactions contemplated by the Exchange Agreement, subject to obtaining various consents;
•
absence of any conflicts with organizational documents, required consents and waivers, violations or breaches of any obligations or applicable laws as a result of entering into the Exchange Agreement and of completing the transactions contemplated by the Exchange Agreement;
•
except for certain items, absence of any consents or approvals required from or by any governmental authority required by or with respect to the execution and delivery of the Exchange Agreement and the consummation of the transactions proposed under the Exchange Agreement;
•
financial statements and absence of off balance sheet arrangements;

•
litigation and legal proceedings;
•
brokers, fees and expenses;
•
compliance with applicable laws, permits and regulatory matters;
•
material contracts;
•
insurance coverage;
•
taxes and tax returns;
•
employees; employee benefit plans and ERISA;
•
intellectual property;
•
privacy;
•
environmental matters;
•
royalties, working interest payments and suspense funds;
•
leases and fee minerals;
•
oil and gas matters;
•
limitations on representations and warranties;
•
related party transactions;
•
absence of certain changes or other events since September 30, 2024; and
•
no other representations and warranties.

Arcadia made a number of representations and warranties to the Partnership in the Exchange Agreement, including representations and warranties relating to the following subject matters:

•
corporate organization, power, authority and qualifications to do business and corporate standing of Arcadia its subsidiaries; and absence of any conflicts with organizational documents, required consents and waivers, violations or breaches of any obligations or applicable laws as a result of entering into the Exchange Agreement and of completing the transactions proposed under the Exchange Agreement;
•
capitalization and capital structure;
•
corporate power and authority to enter into the Exchange Agreement and to complete the Exchange, and required consents and approvals;
•
SEC filings; financial statements and absence of off balance sheet arrangements; internal controls, disclosure controls, compliance with certain laws;
•
material contracts;
•
brokers, fees and expenses;
•
litigation and legal proceedings;
•
compliance with applicable laws; permits;
•
insurance coverage;
•
tax and tax returns;
•
employees, employee benefit plans, ERISA;
•
intellectual property;
•
privacy;

•
properties;
•
absence of certain changes or events since September 30, 2024;
•
except for certain items set forth in the Exchange Agreement, absence of any consents or approvals with any governmental authority required by or with respect to the execution and delivery of the Exchange Agreement and the consummation of the transactions proposed under the Exchange Agreement;
•
environmental matters;
•
Arcadia’s Nasdaq listing;
•
intellectual property;
•
related party transactions;
•
takeover statutes;
•
fairness opinion; and
•
limitation on representations and warranties.

As noted above, several of the representations and warranties are qualified as to “materiality,” “knowledge,” or “material adverse effect,” and will not survive the Closing, but their accuracy forms the basis of one of the conditions to the obligations of Arcadia and the Partnership to complete the Exchange and the other transactions contemplated by the Exchange Agreement. Under the Exchange Agreement, a “Material Adverse Effect” means (a) any event, condition, change, circumstance, development, result, occurrence, fact, or effect that, individually or in the aggregate, has or is reasonably likely to have a material adverse impact on the assets, business, results of operations or financial condition of Arcadia and its subsidiaries, or the Partnership (as applicable), except to the extent any such event, condition, change, circumstance, development, result, occurrence, fact, or effect relates to, arises out of or results from:

(i)
changes in United States, regional, international or global economic, industry, policy or market conditions (including general changes in credit availability and liquidity, interest rates, currency exchange rates or prices of securities or commodities generally or liquidity of trading markets);
(ii)
changes in political conditions in the United States, any region or worldwide (including, but not limited to, an outbreak of war, strikes, riots, crimes or acts of terrorism and sudden legal changes, and events described by the term act of god);
(iii)
natural catastrophic events, including, but not limited to, pandemics, epidemics or viruses;
(iv)
changes or proposed changes in Applicable Law or interpretations thereof;
(v)
changes in applicable accounting principles in the United States, including GAAP;
(vi)
the execution and delivery, announcement, or pendency of the transactions contemplated by the Exchange Agreement, including, without limitation, the impact thereof on relationships, contractual or otherwise, of Arcadia and its subsidiaries (or the Partnership, as applicable) with employees, suppliers, customers, Governmental Authorities, or other third parties, or on the market prices of the Arcadia Common Stock;
(vii)
the taking of any action, or the failure to take any action, by Arcadia or the Partnership (as applicable) that is required to comply with the terms of the Exchange Agreement; or
(viii)
matters affecting the markets in which Arcadia and its subsidiaries, or the Partnership (as applicable), operate generally, except to the extent such event, condition, change, circumstance, development, result, occurrence, fact, or effect adversely and disproportionately negatively impacts the assets, business, results of operations or condition of Arcadia or its subsidiaries, or the Partnership (as applicable), as compared to other similarly structured participants operating in the same businesses; and (b) a material impairment on the ability of Arcadia, or the Partnership (as applicable), to perform its obligations under the Exchange Agreement, including consummation of the transactions contemplated by the Exchange Agreement.

The representations and warranties in the Exchange Agreement or in any instrument delivered pursuant to the Exchange Agreement will terminate at the Effective Time, and only the covenants or agreements of the parties, which by their terms contemplate performance after the Effective Time, and certain other provisions, will survive the Effective Time.

Covenants; Conduct of Business Pending the Exchange

Conduct of Business by Arcadia

Except for limited exceptions agreed to or as consented to in writing by the other party, from the date of the Exchange Agreement until the Closing Date (or termination of the Exchange Agreement), each of the Partnership and Arcadia agreed that it will use all commercially reasonable efforts to (a) carry on its business in the ordinary course in all material respects consistent with past practice; (b) keep available the present services of its employees; and (c) preserve intact their material businesses, operations, and relations with clients, service providers and others with whom they conduct business.

Arcadia also agreed that prior to the Effective Time, subject to certain limited exceptions, without the consent of the Partnership, Arcadia will not, and will not cause or permit any of its subsidiaries to:

•
(i) amend or agree to amend its organizational documents, (ii) merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person (with certain exceptions relating to acceptance of a Superior Proposal, as defined in the Exchange Agreement), (iii) adjust, split, combine or reclassify any capital stock or other ownership interest, except in connection with the Reverse Stock Split if effected before the Effective Time, (iv) grant any stock appreciation rights or grant to any individual, corporation or other entity (other than employees or contractors pursuant to Arcadia’s equity plans) any right to acquire any shares of its capital stock or other ownership interest, (v) except for the issuance shares upon the exercise or settlement of Arcadia options or outstanding warrants to purchase shares of Arcadia Common Stock, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or redeem or propose the purchase or redemption of, any additional shares of capital stock of Arcadia or any of its subsidiaries or any securities convertible into, exercisable or exchangeable for, capital stock of Arcadia or any of its subsidiaries or other securities convertible into capital stock of Arcadia or any of its subsidiaries, or subscriptions, rights, warrants or options to acquire capital stock of Arcadia or any of its subsidiaries or other securities convertible into capital stock of Arcadia or any of its subsidiaries, or other agreements or commitments of any character obligating any of them to issue or purchase or redeem any such shares or other convertible securities, or create new ownership interests, (vi) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other ownership interest, or (vii) declare, pay or set aside any dividend or distribution in respect of any class of shares of capital stock;
•
incur any Indebtedness (as defined in the Exchange Agreement) greater than $25,000;
•
make or incur any capital expenditure in excess of $25,000 other than in the ordinary course of business;
•
sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its assets, except in the ordinary course of business, or grant or suffer to exist, or agree to grant or suffer to exist, any encumbrances (other than encumbrances permitted by the Exchange Agreement) on any of its properties or assets;
•
except as it relates to the transactions contemplated by the Exchange Agreement, renew, amend, terminate, accelerate, waive or cancel any Material Contract (as defined in the Exchange Agreement) or any term or condition thereof, in each case, other than (i) the expiration of any Material Contract in accordance with its terms, (ii) the automatic renewal of any Material Contract in accordance with its terms; and (iii) Contracts entered into, renewed, amended, terminated, accelerated, waived or cancelled in the ordinary course of business;
•
(i) enter into, adopt, amend, terminate, renew or accelerate any rights or benefits under any Arcadia plan or any arrangement that would be a Company Plan (as defined in the Exchange Agreement) if in effect as of the date hereof, (ii) grant to any Arcadia employee any salary or wage increase or increase in severance or termination pay or make any awards of any shares of capital stock (or securities convertible into, exercisable or exchangeable for, capital stock) or other incentive compensation, or grant any awards or enter into any award agreement under Arcadia’s current equity incentive plans, or terminate (other than for cause) the employment of any officer of Arcadia or any subsidiary, or (iii) enter into any collective bargaining agreement applicable to any Arcadia employee or otherwise recognize any union as the bargaining representative of any such Arcadia employee;
•
other than with respect to Shareholder-Related Claims (as defined in the Exchange Agreement), (i) commence or settle any proceeding other than any proceedings involving solely the payment of claims arising in the ordinary course of business and not in excess of policy limits under Arcadia’s insurance policies (if such claims are being resolved pursuant to such policies), or (ii) waive or release any material rights or claims other than in the ordinary course of business;
•
enter into, amend or extend or renew any material lease or sublease of real property or material tangible personal property (to which Arcadia is a party as of the date of the Exchange Agreement);
•
adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, redomestication or other reorganization;
•
(i) form any subsidiary, (ii) acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or (iii) acquire other assets, properties, interests or securities other than in the ordinary course of business;
•
make any material change in the pricing, accounting, investment, valuation, reserving, compliance, marketing, management, tax or other material policies, practices or principles of Arcadia or any of its Subsidiaries, except as may be required by GAAP, or any other applicable law;
•
exit any line of business or enter into any new line of business or introduce any new material products or services;
•
prepare or file any Tax Return (as defined in the Exchange Agreement) required to be filed by or with respect to Arcadia or any of its subsidiaries in a manner inconsistent with past practice; settle or compromise any income Tax liability, enter into any closing agreement or similar agreement related to Taxes (as defined in the Exchange Agreement); consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; change any taxable period or any Tax accounting method; fail to file any Tax return when due or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;
•
terminate, cancel, permit to lapse (if within the control of Arcadia) or materially amend any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) that is not replaced by comparable insurance coverage, or fail to maintain, with financially responsible insurance companies, insurance on the assets and properties of Arcadia and its Subsidiaries in such amounts and against such risks and losses as are consistent with past practice;
•
voluntarily abandon any material permit, except to the extent required in order to comply with applicable law, or voluntarily terminate, fail to renew or permit to lapse any permit, or enter into any contract or commitment with any governmental authority;
•
enter into any transaction or take any other action that would reasonably be expected to cause or constitute a breach of any representation or warranty of Arcadia set forth in the Exchange Agreement; or
•
authorize, resolve, commit or agree (by contract or otherwise) to do any of the foregoing.

Conduct of Business by the Partnership

The Partnership agreed that prior to the Effective Time, subject to certain limited exceptions, without the consent of Arcadia, the Partnership will not, and will not cause or permit any of its subsidiaries to:

•
(i) amend or agree to amend its organizational documents, (ii) merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, (iii) adjust, split, combine or reclassify any ownership interest, (iv) grant to any individual, corporation or other entity any right to acquire any interest in Partnership capital or other ownership interest, (v) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or redeem or propose the purchase or redemption of, any Partnership interests or any securities convertible into, exercisable or exchangeable for, Partnership interests or other securities convertible into Partnership interests, or subscriptions, rights, warrants or options to Partnership interests or other securities convertible into interests of the Partnership, or other agreements or commitments of any character obligating the Partnership to issue or purchase or redeem any such interests or other convertible securities, or create new ownership interests, (vi) enter into any agreement, understanding or arrangement with respect to the sale or voting of its Partnership interests or other ownership interest, or (vii) declare, pay or set aside any dividend or distribution in respect of any Partnership interest;
•
sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its assets, except in the ordinary course of business;
•
adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, redomestication or other reorganization;
•
(i) form any subsidiary, (ii) acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or (iii) acquire other assets, properties, interests or securities other than in the ordinary course of business;
•
terminate, cancel, permit to lapse or materially amend any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) that is not replaced by comparable insurance coverage, or fail to maintain, with financially responsible insurance companies, insurance on the assets and properties of the Partnership in such amounts and against such risks and losses as are consistent with past practice;
•
enter into any transaction or take any other action that would reasonably be expected to cause or constitute a breach of any representation or warranty of the Partnership set forth in the Exchange Agreement; or
•
authorize, resolve, commit or agree (by contract or otherwise) to do any of the foregoing.

Non-Solicitation

Arcadia agreed that, except as permitted by the Exchange Agreement, neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries will, and that it will instruct and use its commercially reasonable best efforts to cause its and its subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such persons, collectively, “Representatives”) not to, directly or indirectly: (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or (C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. The Exchange Agreement defines “Acquisition Proposal” as (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, share purchase, business combination or similar transaction involving Arcadia or any of its Subsidiaries, and (ii) any acquisition by any Person resulting in, or proposal or offer, in each case, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 25% or more of the total voting power of any class of equity securities of Arcadia (or of the surviving entity in a merger involving Arcadia, as applicable) or 25% or more of the total assets of Arcadia, in each case other than the transactions contemplated by the Exchange Agreement.

Notwithstanding the foregoing, prior to the time, but not after, that Arcadia’s stockholders approve the proposals relating to the Exchange and the transactions contemplated by the Exchange Agreement, Arcadia may (A) provide non-public and other information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if Arcadia receives from the Person so requesting such information an executed confidentiality agreement on terms that, if taken as a whole, are not materially less restrictive to the other party than those contained in the confidentiality agreement that Arcadia and the Partnership have previously entered into (except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions) and promptly discloses (and, if applicable, provides copies of) any such information to Partnership to the extent not previously provided to Partnership, or (B) engage or otherwise participate in any discussions or negotiations regarding such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clauses (A) or (B), Arcadia’s Board determines in good faith that based on the information then available (x) after consultation with its financial advisor and outside legal counsel, such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, and (y) after consultation with its outside legal counsel, tax advisors and other outside advisors it deems relevant, a failure to take such action, in light of the Acquisition Proposal and the terms of the Exchange Agreement, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law. The Exchange Agreement defines “Superior Proposal” as any unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 51%) that would result in a Person or group, other than the Partnership or any of its Subsidiaries or controlled Affiliates, becoming the beneficial owner of, directly or indirectly, 51% of the total voting power of the equity securities of Arcadia (or of the surviving entity in a merger involving Arcadia, as applicable) or 51% of the total assets of Arcadia that Board has determined in good faith, after consultation with outside legal counsel and its financial advisor that (a) if consummated, would result in a transaction more favorable to Arcadia stockholders from a financial point of view than the Transactions, and (b) is reasonably likely to be consummated on the terms proposed. Notwithstanding anything to the contrary in the Exchange Agreement, no Acquisition Proposal will be deemed to constitute a Superior Proposal for any purpose under the Exchange Agreement if the Acquisition Proposal resulted or arose, directly or indirectly, from a material breach of Arcadia’s obligations relating to its non-solicitation obligations.

No Change of Recommendation or Alternative Acquisition Agreement

Company Recommendation

Arcadia agreed that, except as permitted by the Exchange Agreement, Arcadia’s Board and each committee thereof shall not: (1) withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) its recommendation that the holders of Arcadia Common Stock approve the Exchange Agreement and the transactions contemplated thereby (the “Company Recommendation”), (2) fail to recommend against acceptance of any tender offer or exchange relating to the securities of Arcadia within 10 business days after commencement of such offer, or (3) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal (any of the actions described in clauses (1), (2) or (3), a “Change of Recommendation”); or except in circumstances that would allow Arcadia to terminate the Exchange Agreement pursuant to the provisions allowing termination in connection with an Alternative Acquisition Agreement relating to a Superior Proposal, cause or permit Arcadia to enter into any acquisition agreement, merger agreement or other similar definitive acquisition agreement (other than a confidentiality agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

Change of Recommendation

Notwithstanding the foregoing, prior to the time, but not after, Arcadia Stockholder Approval is obtained, the Board may:

•
effect a Change of Recommendation if, and only if, (1) an unsolicited, bona fide written Acquisition Proposal is received by Arcadia and has not been withdrawn, (2) Arcadia’s Board determines in good faith that based on the information then available (x) after consultation with its financial advisor and outside legal counsel, such Acquisition Proposal constitutes a Superior Proposal, and (y) after consultation with its outside legal counsel and other outside advisors it deems relevant, a failure to effect a Change of Recommendation in connection with such Acquisition Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, (3) the Board intends to terminate the Exchange Agreement in order to enter into an Alternative Acquisition Agreement in relation to such Acquisition Proposal and (4) Arcadia and the Board have complied with the applicable requirements of the Exchange Agreement regarding such a Change of Recommendation (such actions, a “Qualifying Change of Recommendation”); or
•
cause or permit Arcadia or any of Arcadia’s subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (and Arcadia may enter into or cause a subsidiary thereof to enter into such an Alternative Acquisition Agreement) or agree, authorize or commit to do so, if, and only if, Arcadia and the Board have complied with the applicable requirements of the Exchange Agreement concerning entering into an Alternative Acquisition Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal.

The Exchange Agreement does not prohibit either Arcadia or the Board from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation; and provided, further, that a public statement that is limited to describing Arcadia’s receipt of an Acquisition Proposal and the operation of the Exchange Agreement with respect thereto and issuance by the Board of a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, will not be deemed a Change of Recommendation.

The Exchange Agreement provides that Arcadia will, and will cause its subsidiaries and all of its and their respective representatives to, immediately (i) cease all solicitation, encouragement, discussions and negotiations regarding any inquiry, proposal or offer pending at any time on or prior to the date of the Exchange Agreement that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; and (ii) terminate access to any Arcadia controlled physical or electronic data rooms relating to a possible Acquisition Proposal.

Notice; Matching Rights

Arcadia agreed that it will as promptly as reasonably practicable (and, in any event, within two business days after receipt) notify the Partnership if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by it or its subsidiaries or any of their representatives indicating, in connection with such notice, the name of the Person making such inquiries, proposals or offers and a copy of the inquiries, proposals or offers (if written), or a summary of the material terms and conditions of such proposals or offers (if oral), and thereafter will keep the Partnership reasonably informed, on a current basis, of the status and material terms of any such proposals or offers.

Notwithstanding anything to the contrary in the Exchange Agreement, no Qualifying Change of Recommendation may be made until the fourth business day following receipt by the Partnership of written notice from Arcadia regarding the Board’s intention to make a Qualifying Change of Recommendation (a “Notice of Change of Recommendation”), and specifying the reasons for the Qualifying Change of Recommendation in reasonable detail and attaching to such notice the most current version of such agreement shared between the proposed parties thereto. At the Partnership’s option, the parties will negotiate in good faith during the three business days following receipt by the Partnership of the Notice of Change of Recommendation to reach mutual agreement on revisions to the Exchange Agreement so that the conditions allowing a Qualifying Change of Recommendation would not be satisfied.

Any action taken by any representative of Arcadia that would, if taken directly by Arcadia, constitute a breach of the non-solicitation provisions will be deemed a breach by Arcadia.

Preparation of the Proxy Statement/Prospectus; Stockholders Meeting

Arcadia and the Partnership agreed to prepare this proxy statement/prospectus and Arcadia agreed to file with the SEC the registration statement of which this proxy statement/prospectus is a part (the “Registration Statement”). Each of Arcadia and the Partnership agreed to use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by the Exchange Agreement, and to take certain other actions with respect to the Registration Statement. Arcadia and the Partnership agreed to use their reasonable efforts to cause the proxy statement/prospectus to be delivered to Arcadia’s stockholders as soon as reasonably practicable after the Registration Statement is declared effective by the SEC. Arcadia agreed to take actions required to be taken under any applicable state securities laws in connection with the issuance of the Exchange Shares.

Arcadia agreed (with certain exceptions) (i) to request acceleration of the effectiveness of the Registration Statement and as soon as reasonably practicable after the staff of the SEC confirms that it has no further comments on the Registration Statement and give notice of Arcadia Stockholders Meeting to be convened and held no later than 45 days (or such other date as Arcadia and the Partnership may agree) following the date on which the definitive version of this proxy statement/prospectus is first mailed to Arcadia’s stockholders, (ii) through the Board, to recommend to Arcadia’s stockholders that they approve the proposals that are subject to Company Shareholder Approval (the “Company Recommendation”), (iii) to use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the proposals relating to the Exchange and the transactions contemplated by the Exchange Agreement, and (iv) to use its commercially reasonable efforts to take all other actions necessary or advisable to secure the approval by the Arcadia stockholders of such proposals. Arcadia has the right, after good faith consultation with the Partnership, to, and will at the request of the Partnership, postpone or adjourn the special meeting of stockholders called to such consider such proposals (the “Company Stockholders Meeting”) for no longer than 20 business days in the aggregate, or such longer time as Arcadia and the Partnership may agree in writing, (A) in the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Stockholders Meeting, Arcadia has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Company Stockholder Approval at the Company Stockholders Meeting. During the period from the date of the Exchange Agreement and continuing through the Closing Date, Arcadia agreed to timely file or furnish all documents required to be filed or furnished by Arcadia with the SEC and to provide the Partnership with certain financial statements prepared in the ordinary course of business. No later than 15 business days after the date on which the staff of the SEC declares the Registration Statement effective (such period of time referred to as the “LPR Consent Delivery Period”), the Limited Partners Representatives may deliver an executed written consent in form and substance reasonably satisfactory to the Company (the “Limited Partners Representatives Consent”) pursuant to which each Limited Partner, acting through the Limited Partners Representatives, agrees to, approves and adopts the Exchange Agreement as party thereto, the Exchange and the other transactions contemplated by the Exchange Agreement.

Review of Business; Announcements

Subject to certain restrictions between the date of the Exchange Agreement and the Closing, each of the Partnership and Arcadia agreed to provide such access to the other party and the other party’s employees and agents to all information and data relating to Arcadia or the Partnership (as applicable), as is reasonably requested, subject to compliance with applicable law. Arcadia and the Partnership agreed to consult with each other as to the form, substance and timing of certain public disclosures primarily related to the Exchange Agreement or related Transactions, and to obtain the other party’s consent to any such document or disclosure, subject to certain exceptions.

Additional Agreements

Each party agreed to use its commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary or advisable under the Exchange Agreement and applicable laws to consummate the transactions contemplated by the Exchange Agreement, and to obtain all consents, waivers or approvals necessary or advisable to be obtained from any third party, including any stock exchange or governmental authority in order to consummate the Transactions.

In connection therewith, each party made a number of additional agreements, including the following:

•
The Exchange Agreement provides that neither the Partnership nor Arcadia is obligated to take or refrain from taking or to agree to take, any action or to permit or suffer to exist any restriction, condition, limitation or requirement, in each case imposed or required by a governmental authority that, individually or in the aggregate with any other actions, restrictions, conditions, limitations or requirements imposed or required by a governmental authority, would reasonably be likely to result in a Burdensome Condition, defined as any condition that would require the Partnership, Arcadia or any of their respective affiliates to take or agree to take any other action or agree or consent to any limitation or restriction on or changes in any such businesses, operations or assets of the Partnership or Arcadia or any of their respective affiliates that, individually or in the aggregate, would have a Material Adverse Effect on the Combined Company (defined in the Exchange Agreement as Arcadia and the Partnership, and any subsidiaries of either, considered together as a single entity, after the Closing).
•
Each party agreed to give prompt notice to the other parties of (i) any event or existence of any condition of which such party becomes aware that has caused or would reasonably be expected to cause any of its representations or warranties contained in the Exchange Agreement to be untrue or inaccurate in any material respect at any time after the date of the Exchange Agreement, (ii) the occurrence of any matter or event that would reasonably be expected to have a Material Adverse Effect, (iii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under the Exchange Agreement that would cause the closing conditions applicable to the party not to be satisfied, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions, and (v) any proceeding initiated after the date of the Exchange Agreement and pending or, to the applicable party’s knowledge, threatened against the party or the parties relating to the Transactions.
•
Except as otherwise provided in the Exchange Agreement, each of Arcadia and the Partnership agreed to bear its own costs and expenses incurred in connection with the negotiation and preparation of the Exchange Agreement and the consummation of the Transactions.
•
Each party agreed to use commercially reasonable efforts to (a) execute and deliver to each other such further documents or instruments, and (b) do such other acts and things as may be reasonably necessary or appropriate, in each case in order more effectively to confirm or carry out the provisions of the Exchange Agreement and to consummate the Transactions.
•
The Board will determine employment matters related to its current management team and personnel. Arcadia will be solely responsible for payment of any severance or other similar cash payments or equity issuances relating to changes in its personnel at any time prior to or at the Closing Date; provided, however, that Arcadia will offer to certain of its employees continued employment as employees of Arcadia after the Closing under existing agreements or such agreements as amended, as are satisfactory to the Partnership, and any severance relating to the termination of their employment after the Closing Date will be the responsibility of the post-closing Combined Company. After the Closing Date, Arcadia will remain a participating employer in, and each Arcadia employee will continue to participate in, Arcadia health and welfare and defined contribution plans until such date as the Combined Company may determine.
•
The Partnership agreed to cause all outstanding indebtedness of the Partnership to any affiliate, partner or other related party to be converted into Partnership interests before the Closing.
•
The parties agreed that all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes that become payable in connection with the Exchange Agreement and the Transactions will be paid when due and borne and paid equally by Arcadia and the Partnership.
•
The parties agreed to use their respective reasonable best efforts to cause the Exchange to qualify as an exchange described in Section 351 of the Code, and to not take any action that would prevent the Exchange from qualifying as such an exchange.

•
Arcadia agreed that if any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover applicable law becomes or is deemed to be applicable to the Partnership, Arcadia, the Exchange, or any other Transactions, then each of Arcadia and the Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by the Exchange Agreement may be consummated as promptly as practicable and otherwise act to render such anti-takeover applicable law inapplicable.
•
Arcadia agreed that it or the Board will, prior to the Effective Time, take all such actions as may be necessary or advisable to cause the transactions contemplated by the Exchange Agreement and any other dispositions of equity securities of Arcadia in connection with the transactions contemplated by the Exchange Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Arcadia, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable law.
•
Arcadia and the Partnership agreed to cooperate to prepare any notification form or application for listing, or continued listing, of the Common Stock on the Nasdaq Capital Market (including the shares of Common Stock that are issuable pursuant to the Exchange Agreement) that may be required in connection with the Transactions contemplated by the Exchange Agreement, with the goal that the Exchange Shares will be listed upon issuance on the Nasdaq Capital Market and tradable under the symbol requested by the Partnership or any new symbol assigned by Nasdaq at the request of Arcadia. The Partnership agreed to pay, or reimburse Arcadia for, the amount of any application and listing fees relating to such application or notice. Arcadia and the Partnership agree to use reasonable efforts to cause such application for listing to be conditionally approved and such shares to be approved for listing (subject to notice of issuance) prior to the Closing.

Director & Officer Indemnification

Under the Exchange Agreement, all rights to exculpation, indemnification and advancement of expenses existing as of the date of the Exchange Agreement in favor of the current or former directors, officers or employees, as the case may be (each, a “D&O Indemnified Party”), of each of Arcadia and its subsidiaries as provided in their respective organizational documents, under applicable law or under any written indemnification agreement previously entered into between Arcadia and its directors or officers, will survive the Closing and will continue in full force and effect. The rights of each D&O Indemnified Party will be in addition to any other rights such Person may have under any applicable law. These obligations will survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, as an intended third-party beneficiary.

With the Partnership’s prior written consent, Arcadia will purchase and pay in full all premiums and other costs for an extended reporting period endorsement under Arcadia’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for Arcadia’s directors and officers in a form acceptable to Arcadia and the Partnership that shall provide such directors and officers with coverage for six years following the Effective Time (the “Tail Period”) of not less than the existing coverage as of the Effective Time and have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by Arcadia as of the Effective Time. The Partnership will, and will cause Arcadia to, maintain such policy in full force and effect, and continue to honor the obligations thereunder, for the duration of the Tail Period.

Conditions to Completion of the Exchange

Mutual Conditions

Each party’s obligation to consummate the Exchange and the Transactions is subject to the satisfaction or waiver of each of the following conditions:

•
no order, preliminary or permanent injunction or decree issued by any governmental authority of competent jurisdiction preventing the consummation of the Transactions is in effect, and no applicable law has been enacted, entered or promulgated by any governmental authority which prohibits or makes illegal the consummation of the Transactions;

•
the Company Stockholder Approval has been obtained and remains in full force and effect; and
•
the Arcadia Common Stock, including the Exchange Shares upon issuance, shall be or have been approved for listing on the Nasdaq Stock Market.

In addition, each party’s obligation to complete the Exchange is further subject to the satisfaction or waiver by that party of the additional conditions described below:

Conditions to the Obligations of the Partnership

The obligations of the Partnership to consummate the Transactions is subject to the satisfaction of each of the following conditions, any of which may be waived in writing by the Partnership:

•
(i) Each of the representations and warranties of Arcadia in the Exchange Agreement regarding certain matters related to organization, organizational documents, authority, capitalization, execution and delivery of the Exchange Agreement and other Transaction Documents, enforceability, and brokers and financial advisors, are true and correct in all respects as of the date of the Exchange Agreement and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which will speak only as of such date), and (ii) each of the other representations and warranties of Arcadia contained in the Exchange Agreement shall be true and correct (and, except for the representations and warranties set forth in the Exchange Agreement regarding the absence of a Material Adverse Effect, without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier) in all material respects on and as of the date of the Exchange Agreement and on and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date); and the Partnership must have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of Arcadia, to the foregoing effect;
•
Arcadia shall have performed in all material respects each of the obligations and covenants required to be performed by it under the Exchange Agreement at or prior to the Closing Date, and the Partnership must have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of Arcadia, to the foregoing effect;
•
The Partnership shall have received certain certificates and other documents from Arcadia that are required under the Exchange Agreement to be delivered at the Closing;
•
From the date of the Exchange Agreement through the Closing Date, there shall not have occurred any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Combined Company; and
•
The Exchange shall qualify as a tax-free exchange under the provisions of Section 351(a) of the Code.

Conditions to the Obligations of Arcadia

The obligations of Arcadia to consummate the Transactions shall be subject to satisfaction of each of the following conditions, which may be waived in writing by Arcadia:

•
(i) Each of the representations and warranties of the Partnership and the Limited Partners in the Exchange Agreement regarding certain matters related to organization, organizational documents, authority, capitalization, execution and delivery of the Exchange Agreement and other Transaction Documents, enforceability, and brokers and financial advisors, shall be true and correct in all respects as of the date of the Exchange Agreement and as of the Closing Date, and (ii) each of the other representations and warranties of the Partnership and the Limited Partners in the Exchange Agreement shall be true and correct (without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier) in all material respects on and as of the date of the Exchange Agreement and on and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of the date); and Arcadia shall have received a certificate dated as of the Closing Date signed on behalf of the Partnership by an appropriate officer of the Partnership to the foregoing effect and by the Limited Partners Representatives on behalf of the Limited Partners;
•
Each of the Partnership and the Limited Partners or their Affiliates shall have performed in all material respects each of the obligations and covenants required to be performed by each of them under the Exchange Agreement at or prior to the Closing Date, and Arcadia shall have received certificates signed on behalf of the Partnership and Limited Partners by appropriate officers of the Partnership to the foregoing effect;
•
The Partnership shall have delivered to Arcadia certain certificates and other documents and taken certain actions that are required under the Exchange Agreement to be delivered to Arcadia at the Closing; and
•
With certain exceptions, all indebtedness of the Partnership to any affiliate, partner or other related party shall have been converted into Partnership interests before the Closing.

Termination of the Exchange Agreement; Termination Fees

Termination

The Exchange Agreement may be terminated prior to the Closing by the delivery by the party terminating the Exchange Agreement to each other party of a written notice of such termination as follows:

(a)
by written consent of Arcadia and the Partnership;
(b)
by Arcadia or the Partnership, if any governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable;
(c)
by Arcadia (provided that Arcadia is not then in material breach of any representation, warranty, covenant or other agreement contained in the Exchange Agreement), if there is a breach by the Partnership or the Limited Partners of any representation or warranty or any covenant or agreement contained in the Exchange Agreement that would result in a failure of an applicable condition, and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within 30 calendar days (but not later than the Termination Date) after the giving of written notice to the Partnership of such breach (provided, that the Partnership may elect by written notice to Arcadia to extend the Termination Date if and as required in order for the Partnership to have a full 30 days after receipt of written notice of such breach from Arcadia within which to cure such breach);
(d)
by the Partnership (provided that neither the Partnership nor Limited Partners is not then in material breach of any representation, warranty, covenant or other agreement contained in the Exchange Agreement), if there is a breach by Arcadia of any representation or warranty or any covenant or agreement contained in the Exchange Agreement that would result in a failure of an applicable closing condition, and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within 30 calendar days (but not later than the Termination Date) after the giving of written notice to Arcadia of such breach (provided, that Arcadia may elect by written notice to the Partnership to extend the Termination Date if and as required in order for Arcadia to have a full 30 days after receipt of written notice of such breach from the Partnership within which to cure such breach);
(e)
by Arcadia or the Partnership if the Closing does not occur by the close of business on May 15, 2025 (the “Termination Date”); provided, however, that, notwithstanding the foregoing, no party hereto may terminate the Exchange Agreement for such reason if the action or failure of such party to act has been a principal cause of the failure of the Transaction to occur on or before the Termination Date and such action or failure to act constitutes a breach of the Exchange

Agreement; and provided further, that if the SEC has not declared the Registration Statement of which this proxy statement/prospectus is a part by the date which is 35 business days before May 15, 2025, then either Arcadia or Roosevelt may extend the Termination Date for an additional 30 days;
(f)
by Arcadia at any time prior to the time Company Shareholder Approval is obtained, if (A) the Board authorizes Arcadia, subject to complying with the terms of the Exchange Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and Arcadia notifies the Partnership in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (B) during the three business day period following delivery of such notice, (1) Arcadia does not enter into the binding agreement referred to in clause (A) above and (2) Arcadia negotiates in good faith with the Partnership respect to any revisions to the terms of the transaction contemplated by the Exchange Agreement proposed by the Partnership in response to a Superior Proposal, if any, so that the Partnership’s offer would, in the determination of the Board, be at least as favorable, from a financial point of view, to the Arcadia stockholders as the Superior Proposal, and (C) the Partnership does not make, within such three business day period, an offer that the Board determines, in good faith after consultation with its financial advisor and its legal counsel, is at least as favorable, from a financial point of view, to Arcadia’s stockholders as the Superior Proposal;
(g)
by Arcadia if the Limited Partners Representatives Consent is not delivered by the end of the LPR Consent Delivery Period;
(h)
by Arcadia or the Partnership if the Company Shareholder Approval is not obtained at the Company Stockholders Meeting (unless such Company Stockholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof); or
(i)
by the Partnership if the Board shall have made a Qualifying Change of Recommendation.

Effect of Termination

If the Exchange Agreement is terminated in accordance with its terms, and the Transactions are not consummated, the Exchange Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto; provided, that the provisions of the Exchange Agreement regarding confidentiality, expenses, and exculpation and indemnification provisions, and the confidentiality agreement previously entered into between Arcadia and the Partnership will remain in effect in accordance with their terms, and provided further: (a) the Partnership will reimburse Arcadia for Arcadia’s documented out-of-pocket expenses incurred in connection with the Exchange Agreement and the Exchange contemplated thereby not to exceed a total of $750,000 upon the Partnership’s intentional fraud in the making of its representations and warranties, a Limited Partner’s intentional fraud in the making of the Limited Partners’ representations and warranties, or the Partnership’s intentional breach, in each case resulting in a failure to close; and (b) Arcadia will reimburse the Partnership for the Partnership’s documented out-of-pocket expenses incurred in connection with the Exchange Agreement and the Exchange, not to exceed a total of (i) $750,000 upon Arcadia’s intentional fraud in the making of its representations and warranties or intentional breach, in each case resulting in a failure to close, or (ii) $500,000 upon Arcadia entering into an Alternative Acquisition Agreement. Notwithstanding the foregoing, the foregoing provisions will not relieve any party to the Exchange Agreement of liability for any intentional breach or intentional fraud by such party prior to the date of such termination. The Exchange Agreement defines “intentional breach” as, with respect to any agreement or covenant of a party in the Exchange Agreement, an action or omission taken or omitted to be taken by such party after the date hereof in material breach of such agreement or covenant that the breaching party intentionally takes (or fails to take) with knowledge of such party that such action or omission would cause such material breach of such agreement or covenant, and provides that the failure to close the Transactions contemplated by the Exchange Agreement by a party when all closing conditions relating to such party have been satisfied or waived will constitute an intentional breach of the Exchange Agreement.

Limited Partners Representatives; Appointment; Authority

The Exchange Agreement provides that by approval of the Exchange Agreement and the Transactions and/or the execution and delivery of a letter of transmittal, any by the consummation of the Exchange or participating in the Exchange and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Exchange, each of the Partnership’s Limited Partners will be deemed to have, and have by separate power of attorney, authorized and appointed each of the Limited Partners Representatives as its agent, proxy, attorney-in-fact and representative for all purposes in connection with the Exchange Agreement, the Transaction Documents and the agreements ancillary thereto.

The Exchange Agreement provides that the Limited Partners Representatives will incur no liability of any kind with respect to any action or omission by the Limited Partners Representatives in connection with their services pursuant to the Exchange Agreement and any ancillary agreements, except in the event of liability directly resulting from the Limited Partners Representatives’ (or either of them) gross negligence or willful misconduct. The Limited Partners Representatives will not be liable for any action or omission pursuant to the advice of counsel. The Limited Partners, severally and not jointly, will indemnify, defend and hold harmless each of the Limited Partners Representatives from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representatives Losses”) arising out of or in connection with the Limited Partners Representatives execution and performance of the Exchange Agreement, the Transaction Documents and any ancillary agreements, in each case as such Representatives Loss is suffered or incurred; provided, that in the event that any such Representatives Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Limited Partners Representatives, the Limited Partners Representatives will reimburse the Limited Partners the amount of such indemnified Representatives Loss to the extent attributable to such gross negligence or willful misconduct. In no event will the Limited Partners Representatives be required to advance its own funds on behalf of the Limited Partners or otherwise. The foregoing indemnities will survive the Closing, the resignation or removal of the Limited Partners Representatives or the Termination of the Exchange Agreement.

Amendment and Waiver

The Exchange Agreement may not be amended, altered or modified, except by written instrument executed by Arcadia (after approval by the Board) and the Partnership, except that after Company Shareholder Approval of the Exchange Agreement, no amendment will be made that by law requires further approval of Arcadia’s stockholders without the further approval of such stockholders.

Any provision of the Exchange Agreement may be waived by any party solely on that party’s behalf, without the consent of any other party. The waiver must be expressly set forth in a written instrument duly executed and delivered on behalf of such party, which will only be valid in the specific instance in which it is given, and will not constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of the Exchange Agreement.

Fees and Expenses

The Exchange Agreement provides all fees and expenses incurred in connection with the Exchange Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except as described above in the section entitled “—Termination of the Exchange Agreement; Termination Fees,” and, except that the Partnership will pay or reimburse Arcadia for any fees and expenses incurred in relation to the Nasdaq fees associated with the initial listing application and continued listing of Arcadia’s securities on the Nasdaq Capital Market.

PROPOSAL NO. 1:

APPROVAL OF THE ISSUANCE OF ARCADIA COMMON STOCK PURSUANT TO THE EXCHANGE AGREEMENT

At the Special Meeting, Arcadia stockholders will be asked to approve the Exchange Agreement and the transactions contemplated thereby, including the Exchange and the issuance of shares of Arcadia common stock constituting the Exchange Consideration pursuant to the terms of the Exchange Agreement.

On the terms and subject to the conditions set forth in the Exchange Agreement, upon consummation of the Exchange, Arcadia will issue 12,284,475 shares of common stock to the Limited Partners (the shares to be issued to the Limited Partners referred to as the “Exchange Shares”), which will be subject to an upward or downward adjustment based on the amount of unrestricted cash and cash equivalents of Arcadia on the date of the Closing. The number of Exchange Shares will be adjusted upwards or downwards based on the difference between Arcadia’s cash and cash equivalents on the Closing Date and the following amounts (the “Cash Amount”): the sum of (A) either (i) $1,250,000 if the Closing Date occurs in March 2025, or (ii) $950,000 if the Closing Date occurs after March 31, 2025; minus (B) the amount of certain transaction expenses; and plus (C) the amount by which transaction expenses specifically related to the Exchange exceed $1,000,000. If the difference is positive (the “surplus amount”), then the number of Exchange Shares will be decreased by a number equal to the surplus amount divided by $2.77. If the difference is negative (the “deficit amount”), then the number of Exchange Shares will be increased by a number equal to the deficit amount divided by $2.77. In no event will the number of Exchange Shares be less than the number required so that the number of shares issued to the Limited Partners is, immediately after the Closing, at least eighty percent (80%) of the total number of the outstanding shares of Arcadia’s common stock. The Exchange Agreement does not provide for an adjustment to the total number of shares of common stock that the Limited Partners will be entitled to receive in light of changes in the market price of Arcadia common stock.

The Exchange Agreement does not provide for an adjustment to the total number of shares of Arcadia common stock that the Limited Partners will be entitled to receive, in light of changes in the market price of Arcadia common stock. Accordingly, the market value of the shares of Arcadia common stock issued pursuant to the Exchange will depend on the market value of the shares of Arcadia common stock at the time the Exchange closes, and could vary significantly from the market value on the date of this proxy statement/prospectus.

Purpose and Effects of the Proposal

Arcadia refers you to the terms of, reasons for and other aspects of the Exchange Agreement, the Exchange and the issuance of Arcadia common stock in the Exchange, which are described in detail in the other sections in this proxy statement/prospectus. A copy of the Exchange Agreement is attached to this proxy statement/prospectus as Annex A.

Required Vote

Assuming that a quorum is present, the affirmative vote of holders of a majority of shares of Arcadia’s common stock voting affirmatively or negatively on the proposal is required to approve the issuance of shares of Arcadia common stock in the Exchange pursuant to the terms of the Exchange Agreement.

Recommendation of the Board of Directors

THE ARCADIA BOARD OF DIRECTORS RECOMMENDS THAT THE ARCADIA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF ARCADIA COMMON STOCK PURSUANT TO THE EXCHANGE AGREEMENT.

PROPOSAL NO. 2:

APPROVAL AND ADOPTION OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF EFFECTING THE ARCADIA REVERSE STOCK SPLIT

Introduction

In __________, 2025, the Board unanimously approved an amendment to our amended and restated certificate of incorporation (the “Restated Certificate”), which would effect a reverse stock split (“Reverse Stock Split”) of all issued and outstanding shares of our Common Stock, at a ratio ranging from 1-for-2 to 1-for-5, inclusive. Effecting a Reverse Stock Split would reduce the number of outstanding shares of our Common Stock. The decision whether or not to effect a Reverse Stock Split and the ratio of any Reverse Stock Split will be determined by the Board following the Special Meeting and prior to ___________, 2025. The Board has recommended that the proposed amendment be presented to our stockholders for adoption and approval (the “reverse stock split proposal”).

Our stockholders are being asked to approve this reverse stock split proposal and to grant authorization to the Board to determine, at its option, whether to implement a Reverse Stock Split, including its specific timing and ratio. Should we receive the required stockholder approvals for Proposal No. 2, the Board will have the sole authority to elect, at any time on or prior to _________, 2025, and without the need for any further action on the part of our stockholders, whether to effect a Reverse Stock Split and the number of whole shares of our Common Stock, between and including two and five, that will be combined into one share of our Common Stock.

Notwithstanding that the reverse stock split proposal, if approved, would give the Board the discretion to effect the Reverse Stock Split at any time before ___________, 2025, Arcadia’s intention is that the Reverse Stock Split would be effected only in connection with the Closing and only if the Board determined that the Reverse Stock Split was necessary or appropriate in order to satisfy, or continue to satisfy, Nasdaq’s initial listing requirements for continued listing of the Arcadia common stock on the Nasdaq Capital Market or requirements for continued listing, as described further below.

If Proposal No. 1 and this Proposal No. 2 are approved by the Arcadia stockholders, and if Arcadia, in consultation with the Partnership, determines to effect the Reverse Stock Split, then the Arcadia board of directors intends to effect the Reverse Stock Split before the Closing pursuant to the Exchange Agreement.

By approving Proposal No. 2, our stockholders will: (a) approve an amendment to our Restated Certificate pursuant to which any whole number of outstanding shares of common stock between and including two and five could be combined into one share of common stock; and (b) authorize the Board to file such amendment with the Secretary of State of the State of Delaware, as determined by the Board at its sole option. The Board may effect only one reverse stock split in connection with this Proposal No. 2. The exact ratio of the Reverse Stock Split, if effected, will be determined by the Board and will be publicly announced by Arcadia prior to the effective time of the Reverse Stock Split. If Proposal No. 1 is not approved or the Board determines that the proposed Exchange transaction will not be consummated, the Board may also elect not to undertake any Reverse Stock Split and therefore abandon the amendment. No further action on the part of stockholders will be required to either implement or abandon the Reverse Stock Split. If a Certificate of Amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on __________, 2025, our Board will abandon the Reverse Stock Split, and stockholder approval would again be required prior to implementing any Reverse Stock Split.

The form of the proposed amendment to the Restated Certificate to effect the Reverse Stock Split is as set forth on Annex C (subject to the Board’s selection of the applicable reverse stock split ratio). The Reverse Stock Split, if effected, would affect all of our holders of Common Stock uniformly. The following description of the proposed amendment is a summary and is subject to the full text of the proposed Certificate of Amendment to our Restated Certificate, which is attached to this Proxy Statement as Annex C (the “Reverse Stock Split Amendment”).

Background of and Reasons for the Reverse Stock Split

For the reasons described below, among others, we believe that approving this reverse stock split proposal and giving authorization to the Board to determine, at its option, whether to effect a Reverse Stock Split, as described in this Proposal, is in the Company’s and our stockholders’ best interests.

Nasdaq Listing Standards Relating to the Exchange Transaction

On the date of the mailing of this proxy statement/prospectus, our Common Stock is listed on the Nasdaq Capital Market under the symbol “RKDA.”

According to Nasdaq’s listing rules, a Nasdaq-listed issuer such as Arcadia must apply for initial inclusion on the Nasdaq Capital Market in connection with a transaction whereby the issuer combines with a non-Nasdaq listed entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. The listing standards of Nasdaq will require Arcadia to have, among other things, a $4.00 per share minimum bid price upon the Closing. Depending on the trading prices of the common stock, Arcadia may not be able to meet the minimum bid price requirement of Nasdaq unless it effects a reverse stock split to increase the per share market price of Arcadia common stock. Continued listing of the Arcadia common stock on the Nasdaq Capital Market is a closing condition under the Exchange Agreement, and if the common stock is not approved for continued listing, the transaction will likely not be consummated.

If the Reverse Stock Split Amendment is effected, it would cause a decrease in the total number of shares of our Common Stock outstanding and increase the market price of our Common Stock. The Board intends to effect the Reverse Stock Split only if it believes that the Reverse Stock Split is necessary or useful to satisfy Nasdaq’s listing standards. Accordingly, our Board approved the Reverse Stock Split as being in the best interests of the Company.

Our amended and restated certificate of incorporation currently authorizes the Company to issue a total of 170,000,000 shares of capital stock, consisting of 150,000,000 shares of Common Stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. If the Reverse Stock Split is implemented it will not modify or affect the foregoing authorized capital stock. The primary goal of the Proposal is to give the Board the authority to effect a Reverse Stock Split if necessary or appropriate to satisfy the Nasdaq initial listing requirements for continued listing of the common stock on the Nasdaq Capital Market after the Closing. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” within the meaning of Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Reverse Stock Split is not intended to modify the rights of existing stockholders in any material respect.

If the Reverse Stock Split Proposal is approved by our stockholders and the Reverse Stock Split is effected, up to every five shares of our outstanding Common Stock would be combined and reclassified into one share of Common Stock. The actual timing for implementation of the Reverse Stock Split would be determined by the Board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders. Notwithstanding approval of the Reverse Stock Split Proposal by our stockholders, the Board will have the sole authority to elect whether or not and when to amend our Restated Certificate to effect the Reverse Stock Split. If the Reverse Stock Split Proposal is approved by our stockholders, the Board will make a determination as to whether effecting the Reverse Stock Split is in the best interests of the Company and our stockholders in light of, among other things, the Company’s ability to meet the minimum stock price initial listing standards of Nasdaq in connection with the transactions contemplated by the Exchange Agreement without effecting the Reverse Stock Split, the per share price of the Common Stock immediately prior to the Reverse Stock Split and the expected stability of the per share price of the Common Stock following the Reverse Stock Split. If the Board determines that it is in the best interests of the Company and its stockholders to effect the Reverse Stock Split, it will determine and announce the ratio of the Reverse Stock Split. For additional information concerning the factors the Board will consider in deciding whether to effect the Reverse Stock Split, see “— Determination of the Reverse Stock Split Ratio” and “— Board Discretion to Effect the Reverse Stock Split.”

The text of the proposed Reverse Stock Split Certificate of Amendment to effect the Reverse Stock Split is included as Annex C to this proxy statement/prospectus. If the Reverse Stock Split Proposal is approved by the Company’s stockholders, the Company will have the authority to file the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, which will become effective upon its filing; provided, however, that the Reverse Stock Split Amendment is subject to revision to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable.

Potential Consequences if the Reverse Stock Split Proposal is Not Approved

If the Reverse Stock Split Proposal is not approved by our stockholders, our Board will not have the authority to effect the Reverse Stock Split Amendment to, among other things, satisfy the Nasdaq requirements for listing of the common stock in connection with the Exchange, and the Exchange likely would not be consummated and the Exchange Agreement likely would be terminated if Nasdaq does not approve the continued listing of the Arcadia common stock after the Closing.

Risks Associated with the Reverse Stock Split

The Reverse Stock Split May Not Increase the Price of our Common Stock over the Long-Term. As noted above, the principal purpose of the Reverse Stock Split, if implemented, is to increase the trading price of our Common Stock, if needed, in order to meet the initial minimum stock price standards of Nasdaq. However, the effect of the Reverse Stock Split on the market price of our Common Stock cannot be predicted with any certainty, and we cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. While we expect that the reduction in the number of outstanding shares of Common Stock will proportionally increase the market price of our Common Stock, we cannot assure you that the Reverse Stock Split will increase the market price of our Common Stock by a multiple of the Reverse Stock Split ratio, or result in any permanent or sustained increase in the market price of our Common Stock. The market price of our Common Stock may be affected by other factors which may be unrelated to the number of shares outstanding, including the Company’s business and financial performance, general market conditions, and prospects for future success.

The Reverse Stock Split May Decrease the Liquidity of our Common Stock. The Board believes that the Reverse Stock Split, if effected, may result in an increase in the market price of our Common Stock, which could lead to increased interest in our Common Stock and possibly promote greater liquidity for our stockholders. However, the Reverse Stock Split will also reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading volume and a smaller number of market makers for our Common Stock, particularly if the price per share of our Common Stock does not increase as a result of the Reverse Stock Split, and could otherwise adversely affect the liquidity of our Common Stock.

The Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Common Stock. A purchase or sale of less than 100 shares of Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own fewer than 100 shares of Common Stock following the Reverse Stock Split, if effected, may be required to pay higher transaction costs if they sell their Common Stock.

The Reverse Stock Split May Lead to a Decrease in our Overall Market Capitalization. A Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our Common Stock does not increase in proportion to the Reverse Stock Split ratio, or following such increase does not maintain or exceed such price, then the value of our Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of Common Stock outstanding following the Reverse Stock Split.

Determination of the Reverse Stock Split Ratio

The Board believes that stockholder approval of a range of potential Reverse Stock Split ratios is in the best interests of our Company and stockholders because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split ratio to be selected by our Board will be not more than 1-for-5.

The selection of the specific Reverse Stock Split ratio will be based on several factors, including, among other things:

•
our ability to satisfy the listing requirement of our Common Stock on The Nasdaq Capital Market in connection with the transactions contemplated by the Exchange Agreement;
•
the per share price of our Common Stock immediately prior to the Reverse Stock Split;
•
the expected stability of the per share price of our Common Stock following the Reverse Stock Split;
•
the likelihood that the Reverse Stock Split will result in increased marketability and liquidity of our Common Stock;
•
prevailing market conditions;
•
general economic conditions in our industry; and
•
our market capitalization before, and anticipated market capitalization after, the Reverse Stock Split.

If the Board chooses to implement the Reverse Stock Split, the Company will make a public announcement regarding the determination of the Reverse Stock Split ratio.

Board Discretion to Effect the Reverse Stock Split

If the Reverse Stock Split Proposal is approved by our stockholders, the Board will have the discretion to implement the Reverse Stock Split or to not effect the Reverse Stock Split at all. The Board currently intends to effect the Reverse Stock Split only if necessary or useful in connection with the Closing of the transactions contemplated by the Exchange Agreement and maintaining the listing of the common stock on the Nasdaq Capital Market. If the trading price of our Common Stock is sufficiently high without effecting the Reverse Stock Split, the Reverse Stock Split may not be necessary. Following the Reverse Stock Split, if implemented, there can be no assurance that the market price of our Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split, or that the market price of the post-split Common Stock can be maintained above $4.00, or other applicable, minimum bid price levels to maintain listing of the common stock on the Nasdaq Capital Market. There also can be no assurance that our Common Stock will not be delisted from Nasdaq for other reasons.

If our stockholders approve the Reverse Stock Split Proposal at the Special Meeting, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board that the Reverse Stock Split is in the best interests of the Company and its stockholders at that time. No further action on the part of the stockholders will be required to either effect or abandon the Reverse Stock Split. If our Board does not implement the Reverse Stock Split prior to _______________, 2025, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Reverse Stock Split Amendment will be abandoned.

We have not proposed the Reverse Stock Split in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our stockholders.

Effectiveness of the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, and if implemented, will become effective upon the filing with the Secretary of State of the State of Delaware of the Reverse Stock Split Amendment attached to this proxy statement/prospectus as Annex C. The exact timing of the filing of the Reverse Stock Split Amendment will be determined by the Board based upon its evaluation of when such action will be most advantageous to the Company and our stockholders. The Board reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing such Reverse Stock Split Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of the Company and our stockholders. If our Board does not implement the Reverse Stock Split prior to _______________, 2025, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Reverse Stock Split Amendment to effect the Reverse Stock Split will be abandoned.

Effects of the Reverse Stock Split

Pursuant to the Reverse Stock Split Amendment, each holder of our Common Stock outstanding immediately prior to the effectiveness of the Reverse Stock Split (sometimes referred to as “Old Common Stock”) will become the holder of fewer shares of our Common Stock (sometimes referred to as “New Common Stock”) after consummation of the Reverse Stock Split.

For illustrative purposes only, based on 1,364,940 shares of our Common Stock outstanding as of the Record Date and an assumed 12,284,475 shares of Old Common Stock issued to the Roosevelt Limited Partners pursuant to the Exchange, the following table reflects the approximate number of shares of our Common Stock that would be outstanding as a result of the Reverse Stock Split under certain possible exchange ratios, without giving effect to the treatment of fractional shares, and the remaining number of unissued shares authorized in our Restated Certificate (without giving effect to shares that are reserved for future issuance upon the exercise of outstanding options or warrants or shares authorized under our equity incentive plans).

Proposed Ratio (Old Common Stock: New Common Stock)	Total Authorized Common Stock	Percentage Reduction in Outstanding Common Stock	Approximate Number of Shares of New Common Stock to be Outstanding after the Reverse Stock Split	Remaining Authorized Shares under Restated Certificate (1)
As of December 31, 2024	150,000,000	—	13,649,415	136,350,585
2:1	150,000,000	50.0%	6,284,708	143,175,293
3:1	150,000,000	66.7%	4,549,805	145,450,195
4:1	150,000,000	75.0%	3,412,354	146,587,646
5:1	150,000,000	80.0%	2,729,883	147,270,117

(1)
Does not include shares that are reserved for future issuance upon the exercise of outstanding options or warrants or shares authorized under our equity incentive plans.

The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder’s proportionate equity interest in the Company, except for those stockholders who receive an additional share of our Common Stock in lieu of a fractional share. None of the rights currently accruing to holders of our Common Stock will be affected by the Reverse Stock Split. Following the Reverse Stock Split, each share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to Old Common Stock. The Reverse Stock Split also would have no effect on the number of authorized shares of our Common Stock. The shares of New Common Stock will be fully paid and non-assessable.

The par value per share of the Common Stock will remain unchanged at $0.001 per share after the Reverse Stock Split, if implemented. As a result, on the effective date of the Reverse Stock Split, if any, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionately based on the Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. After the Reverse Stock Split, net income or loss per share and other per share amounts will be increased because there will be fewer shares of our Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split. As described below under “Effects of the

Reverse Stock Split on Outstanding Equity Awards and Warrants to Purchase Common Stock,” the per share exercise price of outstanding option awards and warrants would increase proportionately, and the number of shares of our Common Stock issuable upon the exercise of outstanding options and warrants, or that relate to other equity awards (e.g., restricted stock awards) would decrease proportionately, in each case based on the Reverse Stock Split ratio selected by the Board. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

We are currently authorized to issue a maximum of 150,000,000 shares of our Common Stock. As of the Record Date, there were 1,364,940 shares of our Common Stock issued and outstanding. Although the number of authorized shares of our Common Stock will not change as a result of the Reverse Stock Split, the number of shares of our Common Stock issued and outstanding will be reduced in proportion to the ratio selected by the Board. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split. Conversely, with respect to the number of shares reserved for issuance under, for example, our 2015 Plan, our Board will proportionately reduce such reserve in accordance with the terms of the 2015 Plan. As of December 31, 2024, there were 338,310 shares of Common Stock reserved for issuance under the 2015 Plan, of which 133,074 remained available for future awards, and following the Reverse Stock Split, if implemented, such reserve will be reduced to between approximately 169,155 – 67,662 shares of Common Stock, of which between approximately 66,537 – 26,615 shares will be available for future awards. If a reverse split is effected, the number of shares of common stock to be reserved for awards under the proposed 2025 Long Term Incentive Plan discussed in Proposal No. 4 will be reduced proportionately.

The proposed Reverse Stock Split Amendment, which would amend our Restated Certificate and effect a Reverse Stock Split, does not reduce the number of authorized shares of Common Stock set forth in our Restated Certificate, which is currently 150,000,000. The Reverse Stock Split would result in a reduction of the total outstanding shares of Common Stock and shares reserved for issuance under outstanding options, restricted stock units (“RSUs”), warrants and convertible securities, without a proportionate reduction in the number of shares of Common Stock that the Company is authorized to issue under the Restated Certificate. Accordingly, if this Proposal No. 2 is approved and a Reverse Stock Split is effected, after the Reverse Stock Split we will have a somewhat larger number of authorized unissued shares relative to the number of outstanding shares of Common Stock, and we will have the ability under our Restated Certificate to issue new shares of Common Stock up to the number of authorized shares set forth therein, without further vote of the stockholders of the Company, except as required under Delaware corporate law or under the rules of Nasdaq or other securities exchange on which shares of Common Stock of the Company are then listed. If this Proposal No. 2 is approved, then the additional authorized shares may be issued in the future for a variety of corporate purposes as the Board considers advisable, including, but not limited to, the following: issuance of shares upon exercise of outstanding options or warrants; capital raising transactions involving equity or convertible debt securities; providing equity incentives to employees, directors, consultants or advisors under equity incentive plans or otherwise; establishing strategic relationships with other companies; expanding our business through the acquisition of other businesses, technologies or products; stockholder right plans; stock splits or stock dividends; or other corporate purposes. Such shares could be issued directly, or could be reserved for issuance and then issued pursuant to the exercise of warrants, options, RSUs, or on conversion of convertible securities that we may issue in the future. As of the date of this proxy statement/prospectus we do not have any commitments, arrangements, agreements or understandings to issue any of the authorized but unissued shares that would become available as a result of approval of this Proposal and carrying out a Reverse Stock Split.

Effects of the Reverse Stock Split on Outstanding Equity Awards and Warrants to Purchase Common Stock

If the Reverse Stock Split is effected, all outstanding options entitling their holders to purchase shares of our Common Stock, as well as any other equity awards granted pursuant to, or available under, the 2015 Plan, the 2015 Employee Stock Purchase Plan (the “2015 ESPP”) or the 2006 Stock Plan (the “2006 Plan”, and together with the 2015 Plan and 2015 ESPP, the “Incentive Plans”), will be proportionately reduced, in accordance with the terms of the applicable Incentive Plan, in the same ratio as the reduction in the number of shares of outstanding Common Stock, except that any fractional shares resulting from such reduction will be rounded down to the nearest whole share to comply with the requirements of Code Sections 409A and 424. Correspondingly, the per share exercise price of any such options will be increased in direct proportion to the Reverse Stock Split ratio (rounded up to the nearest whole cent), so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain materially unchanged. For example, assuming that we effect the Reverse Stock Split at a ratio of 1-for-4, and that an optionee holds options to purchase 1,200 shares of our Common Stock at an exercise price of $1.00 per share, upon the effectiveness of the Reverse Stock Split at such ratio, the number of shares of the Common Stock subject to that option would be reduced to 300 and the exercise price would be proportionately increased to $4.00 per share.

As of December 31, 2024, there are outstanding warrants to purchase a total of 1,083,435 shares Common Stock at a weighted average exercise price of $34.27 per share. If the Reverse Stock Split is effected, the outstanding warrants will automatically be reduced in the same ratio as the reduction in the number of shares of outstanding Common Stock. Correspondingly, the per share exercise price of such warrants will be increased in direct proportion to the Reverse Stock Split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the warrants will remain unchanged.

Effect on Registered and Beneficial Stockholders

Upon the Reverse Stock Split, if implemented, banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name”; however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our Common Stock with a bank, broker or other nominee, and have any questions in this regard, the Company encourages you to contact your nominee.

The Company’s stockholders of record may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares of Common Stock registered in their accounts.

If you hold registered shares of Old Common Stock in a book-entry form, you do not need to take any action to receive your shares of New Common Stock in registered book-entry form, if applicable. A transaction statement will automatically be sent to your address of record as soon as practicable after the effective time of the Reverse Stock Split indicating the number of shares of New Common Stock you hold.

Effect on Registered Certificated Shares

Some stockholders of record hold their shares of our Common Stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our Common Stock are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the Reverse Stock Split, if any. The transmittal letter will be accompanied by instructions specifying how to exchange your certificate representing the Old Common Stock for a statement of holding or a certificate of New Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Shares of Common Stock Issued and Outstanding

With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of our Common Stock prior and subsequent to the Reverse Stock Split will remain the same. After the effectiveness of the Reverse Stock Split, we do not anticipate that our financial condition, the percentage ownership of management, the number of our stockholders, or any aspect of our business would materially change as a result of the Reverse Stock Split.

Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. If effected, the proposed Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act or our periodic or other reporting requirements thereunder.

Anti-Takeover Effects

In addition, we have not proposed the Reverse Stock Split, with its corresponding increase in the number of authorized unissued shares of Common Stock, with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company.

We do not believe that our officers or directors have interests in this proposal that are different from or greater than those of any other of our stockholders.

Fractional Shares

Fractional shares will not be issued in connection with the Reverse Stock Split. Each stockholder who would otherwise hold a fractional share of Common Stock as a result of the Reverse Stock Split will receive one share of Common Stock in lieu of such fractional share. If such shares are subject to an award granted under the Incentive Plans, each fractional share of Common Stock will be rounded down to the nearest whole share of Common Stock in order to comply with the requirements of Sections 409A and 424 of the Code.

Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal or dissenter’s rights with respect to the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Regulatory Approvals

The Reverse Stock Split will not be consummated, if at all, until after approval of the Company’s stockholders is obtained. The Company is not obligated to obtain any governmental approvals or comply with any state or federal regulations prior to consummating the Reverse Stock Split other than the filing of the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders (as defined below). This discussion is included for general information purposes only, does not purport to address all aspects of U.S. federal income tax law that may be relevant to U.S. holders in light of their particular circumstances, and does not describe any potential state, local, or foreign tax consequences. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), current Treasury Regulations and administrative and court decisions and interpretations, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, or different interpretation. Any such changes could affect the continuing validity of this discussion.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

This discussion does not address tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, U.S. holders whose functional currency is not the U.S. dollar, partnerships (or other flow-through entities for U.S. federal income purposes and their partners or members), persons who acquired their shares or equity awards in connection with employment or other performance of services (who will not incur a taxable event in connection with the Reverse Stock Split), broker-dealers, foreign entities, nonresident alien individuals and tax-exempt entities. This summary also assumes that the Old Common Stock shares were, and the New Common stock shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

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an individual citizen or resident of the United States;
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a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;
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an estate the income of which is subject to U.S. federal income tax regardless of its source; or
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a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than with respect to any stockholder that receives a full share for a fractional share (which will not apply to outstanding equity awards granted under the Incentive Plans), a stockholder generally will not recognize a gain or loss by reason of such stockholder’s receipt of shares of New Common Stock pursuant to the Reverse Stock Split solely in exchange for shares of Old Common Stock held by such stockholder immediately prior to the Reverse Stock Split. A stockholder’s aggregate tax basis in the shares of New Common Stock received pursuant to the Reverse Stock Split (including any fractional shares) will equal the stockholder’s aggregate basis in the Old Common Stock exchanged therefor and will be allocated among the shares of New Common Stock received in the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in the shares of Old Common Stock held immediately prior to the Reverse Stock Split should consult their own tax advisers to determine their basis in the shares of New Common Stock received in exchange therefor in the Reverse Stock Split. A stockholder’s holding period in the shares of New Common Stock received pursuant to the Reverse Stock Split will include the stockholder’s holding period in the shares of Old Common Stock surrendered in exchange therefore, provided the shares of Old Common Stock surrendered are held as capital assets at the time of the Reverse Stock Split.

No gain or loss will be recognized by us as a result of the Reverse Stock Split.

Required Vote

Assuming that a quorum is present at the Special Meeting, the affirmative vote of holders of a majority of the votes cast on the proposal is required for approval of the reverse stock split proposal. For this proposal, broker non-votes, if any, and a properly marked “ABSTAIN” with respect to such matter, will not be voted “for” or “against,” and will not be counted as a vote cast for purposes of determining the number of votes cast with respect to such proposal. Accordingly, broker non-votes and duly effected abstentions will not be considered as voting with respect to this proposal.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL NO. 3:

ADVISORY VOTE ON THE EXCHANGE COMPENSATION PROPOSAL

The Exchange Compensation Proposal

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Arcadia is required to submit a proposal to Arcadia stockholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to the named executive officers of Arcadia identified below that is based on or otherwise relates to the Exchange, as determined in accordance with Item 402(t) of Regulation S-K. For further information, see the section titled “The Exchange—Exchange Related Compensation of Named Executive Officers” beginning on page 75 of this proxy statement. This proposal is commonly known as a “say-on-golden parachute proposal,” and we refer to it as the “Exchange Compensation Proposal.” Although we are required to include this information and proposal pursuant to the statutes and rules described above, stockholders should note that, except for acceleration of a portion of options held by Mr. Schaefer and Mr. Kawakami, our named executive officers will not receive any cash or other equity payments.

As required by these provisions, Arcadia is asking its stockholders to vote on the following resolutions. The Board unanimously recommends that the stockholders of Arcadia approve the following resolution:

“BE IT RESOLVED THAT:

the compensation that may be paid or become payable to Arcadia’s named executive officers in connection with the Exchange, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “The Exchange—Exchange Related Compensation of Named Executive Officers” appearing elsewhere in this proxy statement/prospectus, including the table, associated footnotes and narrative discussion, is hereby approved, ratified and confirmed on a non-binding, advisory basis.”

Required Vote

Assuming that a quorum is present, approval of the Exchange Compensation Proposal requires the affirmative vote of holders of a majority of the votes cast either in person or represented by proxy at the Special Meeting. For this proposal, broker non-votes, if any, and a properly marked “ABSTAIN” with respect to such matter, will not be voted “for” or “against,” and will not be counted as a vote cast for purposes of determining the number of votes cast with respect to such proposal. Accordingly, broker non-votes and duly effected abstentions will not be considered as voting with respect to this proposal and will have no effect on the Exchange Consideration Proposal. Each share of Arcadia common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on this Proposal, such stockholder’s shares of Arcadia’s common stock will be voted in favor of this Proposal.

The vote on the Exchange Compensation Proposal is a vote separate and apart from the vote on Proposal No. 1. Accordingly, you may vote to approve Proposal No. 1 and vote against or abstain with respect to the Exchange Compensation Proposal and vice versa. Because the vote on the Exchange Compensation Proposal is advisory only, it will not be binding on us. Accordingly, if Proposal No. 1 is approved and the Exchange is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Arcadia stockholders on the Exchange Compensation Proposal.

Recommendation of the Board of Directors

THE ARCADIA BOARD OF DIRECTORS RECOMMENDS THAT THE ARCADIA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO APPROVE ON A NON-BINDING ADVISORY BASIS THE COMPENSATION PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF ARCADIA IN CONNECTION WITH THE CLOSING.

PROPOSAL NO. 4:

APPROVAL AND ADOPTION OF THE 2025 LONG TERM INCENTIVE PLAN

The Board adopted and approved the 2025 Long-Term Incentive Plan (the “2025 Plan”) on [•], 2025, subject to approval by our stockholders. See the “Roosevelt Resources, Inc. 2025 Long-Term Incentive Plan” attached as Annex D to this proxy statement/prospectus. If the 2025 Plan is approved by stockholders, we intend to file, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-8 to register the shares available for delivery under the 2025 Plan as soon as reasonably practicable after the Special Meeting and the Closing. The 2025 Plan is a successor to our 2015 Plan, whose term will expire in April 2025. The Company is proposing the approval of the 2025 Plan in order to provide for a pool of shares to be available to make equity awards to current and future employees, directors and eligible consultants, in order to provide them with equity incentives in amounts that the Company and the Board deem desirable. The 2025 Plan will become effective upon the Closing.

The Board believes that equity-based compensation is an important part of the Company’s compensation program. We rely on equity incentives in the form of stock awards to attract and retain key employees, and to attract and retain qualified directors. Without approval of the 2025 Plan, we would be limited in our ability to use equity as a component of compensation to attract and retain key personnel. Operating without an equity incentive plan could make it difficult to attract new employees, as well as retain current employees. The approval of the 2025 Plan will allow us to grant stock options and other awards at levels determined to be appropriate by the Board or other administrator of the Plan in order to help secure and retain the services of current and new employees and eligible consultants, and to provide incentives for such persons to exert efforts for our success.

Stockholder approval of the 2025 Plan is necessary in order for us to meet the stockholder approval requirements of the Nasdaq Stock Market that (with certain exceptions) require stockholder approval of equity plans or other equity compensation arrangements, as well as to grant incentive stock options under the 2025 Plan. If the stockholders do not approve the 2025 Plan, then the Company will not be able to make new equity awards under a stockholder-approved plan, which would adversely affect our ability to provide equity-based compensation to help attract new employees and directors, as well as adversely affect our ability to incentivize and retain our existing personnel.

Summary of the Principal Terms of the 2025 Plan

The following is a summary description of the material features of the 2025 Plan. The statements made in this proxy statement/prospectus regarding the 2025 Plan should be read in conjunction with and are qualified in their entirety by reference to the 2025 Plan, a copy of which is available as Annex D hereto.

Currently, the 2025 Plan is effective until [•], 2035. The purposes of the 2025 Plan are to create incentives which are designed to motivate participants to put forth maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence are able to make important contributions to our success, and thereby to enhance stockholder value.

Under the 2025 Plan, we may grant stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, performance bonuses, stock awards and other incentive awards to our employees or those of our subsidiaries or affiliates, subject to the terms and conditions set forth in the 2025 Plan. We may also grant nonqualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, stock awards and other incentive awards to any persons rendering consulting or advisory services and non-employee directors, subject to the conditions set forth in the 2025 Plan. Generally, all classes of our employees are eligible to participate in the 2025 Plan. As of [•], 2025, there were approximately [•]full-time employees, [•]consultants, and [•]non-employee directors of the Company that are eligible to participate in the 2025 Plan.

The 2025 Plan provides that a maximum of 1,800,000 shares of our Common Stock may be issued in conjunction with awards granted under the 2025 Plan. At December 31, 2024, 133,074 shares of our Common Stock remained available for awards to be granted under the 2015 Plan. On [•], 2025, the closing price of a share of our Common Stock on the NASDAQ was $[•]. Shares of Common Stock cancelled, settled in cash, forfeited, withheld, or tendered by the participant to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards.

The 2025 Plan limits the aggregate number of shares of our Common Stock that may be issued pursuant to any awards to any eligible director in any calendar year to 500,000 shares. One of the requirements for the favorable tax treatment available to incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), is that the 2025 Plan must specify, and our stockholders must approve, the maximum number of shares available for issuance pursuant to incentive stock options. As a result, in order to provide flexibility, the 2025 Plan provides that up to 1,300,000 shares of Common Stock may be issued pursuant to incentive stock options. The shares issued under the 2025 Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares.

The 2025 Plan expires on [•], 2035, and no awards may be granted under the 2025 Plan after that date. However, the terms and conditions of the 2025 Plan will continue to apply after that date to all 2025 Plan awards granted prior to that date until they are no longer outstanding.

Administration

Our Board will administer the 2025 Plan until it establishes a compensation committee and delegates to that committee the authority to administer the 2025 Plan (in which case for purposes of the description below of the 2025 Plan, the term “Board” will also refer to the Compensation Committee in its capacity as administrator of the 2025 Plan). With respect to awards to be made to any of our non-employee directors, the Board will determine:

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which of such persons should be granted awards;
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the terms of proposed grants or awards to those selected to participate;
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the exercise price for options and stock appreciation rights;
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any limitations, restrictions and conditions upon any awards; and
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rules for the administration of the 2025 Plan and resolution of any disputes that may arise under the 2025 Plan.

In connection with the administration of the 2025 Plan, the Board, with respect to awards to be made to any officer, employee or consultant who is not one of our non-employee directors, will:

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determine which employees and other persons will be granted awards under the 2025 Plan;
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grant the awards to those selected to participate;
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determine the exercise price for options and stock appreciation rights; and
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prescribe any limitations, restrictions and conditions upon any awards.

In addition, our Board will:

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interpret the 2025 Plan; and
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make all other determinations and take all other actions that may be necessary or advisable to implement and administer the 2025 Plan.

The Board may allocate or delegate its responsibilities to the extent permitted by applicable law or stock exchange rules.

Types of Awards

The 2025 Plan permits the Board to make several types of awards and grants, including awards of shares of restricted stock, awards of restricted stock units, the grant of options to purchase shares of our Common Stock, awards of stock appreciation rights (“SARs”), awards of performance units, awards of performance bonuses, stock awards and other incentive awards.

Restricted Stock. Restricted shares of our Common Stock may be granted under the 2025 Plan subject to such terms and conditions, including forfeiture and vesting provisions, time- and performance-based restrictions, and restrictions against sale, transfer or other disposition as the Board may determine to be appropriate at the time of making the award. In addition to or in lieu of any time vesting conditions determined by the Board, vesting and/or the grant of restricted stock awards may be subject to our achievement of specified performance criteria. In addition, the Board may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the participant, be delivered to and held by us until such restrictions lapse. Shares of restricted stock will generally vest upon the occurrence of a change of control.

Restricted Stock Units. A restricted stock unit entitles the recipient to receive a payment from us, following the lapse of restrictions on the award, equal to the fair market value of a share of our Common Stock. The 2025 Plan provides for payment in the form of shares of our Common Stock or cash. Restricted stock units may be granted under the 2025 Plan subject to such terms and conditions, including forfeiture and vesting provisions, as well as time and performance-based restrictions, as the Board may determine to be appropriate at the time of making the award. In addition to or in lieu of any time vesting conditions determined by the Board, vesting and/or the grant of restricted stock units may be subject to our achievement of specified performance criteria. Restricted stock units would generally vest upon the occurrence of a change of control.

The 2025 Plan also permits the Board to grant tandem cash dividend rights or dividend unit rights with respect to restricted stock units. A cash dividend right is a contingent right to receive an amount in cash equal to the cash distributions made by us with respect to a share of our Common Stock during the period the tandem restricted stock unit is outstanding. A grant of cash dividend rights may provide that such cash payments shall be paid directly to the participant at the time of payment of the related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem restricted stock unit award (with or without interest in the discretion of the Board), or be subject to such other provisions or restrictions as determined in the discretion of the Board. A dividend unit right is a contingent right to have an additional number of restricted stock units credited to a participant in respect of a restricted stock unit award equal to the number of shares of our Common Stock that could be purchased at fair market value with the amount of each cash distribution made by us with respect to a share of our Common Stock during the period the tandem restricted stock unit is outstanding. A grant of dividend unit rights shall be subject to the same vesting and payment provisions as the tandem restricted stock unit award.

Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of Common Stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under the 2025 Plan will be determined by the Board at the time of the grant. The Board will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, the Board may, in its discretion, impose limitations on the exercise of all or some options granted under the 2025 Plan, such as specifying minimum periods of time after grant during which options may not be exercised. The 2025 Plan generally provides for acceleration of the right of a participant to exercise his or her stock option in the event we experience a change of control.

The 2025 Plan provides that the stock options may either be incentive stock options within the meaning of Section 422 of the Code, or nonqualified options, which are stock options other than incentive stock options.

Incentive Stock Options. Incentive stock options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share exercise price not less than the fair market value of Common Stock on the date the incentive stock option is granted. In the case of an incentive stock option granted to a stockholder who owns shares of our outstanding stock of all classes representing more than 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share exercise price may not be less than 110% of the fair market value of the Common Stock on the date the incentive stock option is granted and the term of such option may not exceed five years. As required by Section 422 of the Code, the aggregate fair market value, determined at the time an incentive stock option is granted, of Common Stock with respect to which incentive stock options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option 2025 Plans may not exceed $100,000.

Nonqualified Options. Nonqualified options are stock options which do not qualify as incentive stock options under Section 422 of the Code. Nonqualified options may be granted to directors and consultants, as well as to employees, or those directors, consultants, and employees of subsidiaries in which we have a controlling interest. The exercise price for nonqualified options will be determined by the Board at the time the nonqualified options are granted, but may not be less than the fair market value of our Common Stock on the date the nonqualified option is granted. Nonqualified options are not subject to any of the restrictions described above with respect to incentive stock options. Incentive stock options and nonqualified options are treated differently for federal income tax purposes as described below under “Tax Treatment.”

The 2025 Plan provides that the exercise price of stock options may be paid (1) in cash, (2) subject to the prior approval by the Board, in whole shares of Common Stock, (3) subject to the prior approval by the Board, by withholding shares of Common Stock which otherwise would be acquired on exercise, or (4) subject to the prior approval by the Board, by a combination of the foregoing, equal in value to the exercise price. The Board may also permit a stock option to be exercised by a broker-dealer acting on behalf of a participant through procedures approved by the Board, as applicable.

Stock Appreciation Rights. Awards of SARs entitle the recipient to receive a payment from us equal to the amount of any increase in the fair market value of the shares of our Common Stock subject to the SAR award between the date of the grant of the SAR award and fair market value of these shares on the exercise date. The 2025 Plan provides for payment in the form of shares of our Common Stock or cash. The 2025 Plan generally provides for acceleration of the right of a participant to exercise his or her SAR in the event we experience a change of control.

Performance Unit Awards. Performance units entitle the recipient to receive a certain target, maximum or minimum value in cash or Common Stock per unit upon the achievement of performance goals established by the Board.

Performance Bonuses. A performance bonus entitles the recipient to receive a cash bonus upon the attainment of one or more performance targets established by the Board. The 2025 Plan permits payment of performance bonuses in the form of cash or our Common Stock.

Stock Awards. A stock award entitles the recipient to shares of our Common Stock not subject to vesting or forfeiture restrictions. Stock awards are awarded with respect to such number of shares of our Common Stock and at such times as the Board may determine, and the Board may require a participant to pay a stipulated purchase price for each share of our Common Stock covered by a stock award.

Other Incentive Awards. The 2025 Plan permits the grant of other incentive awards based upon, payable in or otherwise related to, in whole or in part, shares of our Common Stock if the Board determines that such other incentive awards are consistent with the purposes of the 2025 Plan. Such other incentive awards may include, but are not limited to, Common Stock awarded as a bonus, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon our performance or any other factors designated by the Board, and awards valued by reference to the book value of our Common Stock or the value of securities or the performance of specified subsidiaries. Long-term cash awards are also permitted under the 2025 Plan. Cash awards are also permitted as an element of or a supplement to any awards permitted under the 2025 Plan. Awards are permitted in lieu of obligations to pay cash or deliver other property under the 2025 Plan or under other 2025 Plans or compensation arrangements, subject to any applicable provision under Section 16 of the Exchange Act.

Transferability

Awards under the 2025 Plan are not transferrable other than by will or by the laws of descent and distribution. Nonqualified Options are transferable on a limited basis, only with prior approval or authorization of the Board. In no event may a stock option be exercised after the expiration of its stated term.

Termination

Stock options, restricted stock, restricted stock units, SARs, performance units, performance bonuses and other incentive awards which have not vested will generally terminate immediately upon the holder’s termination of employment with us or any of our subsidiaries or affiliates, unless the Board specifies otherwise in an award agreement or elects to accelerate the vesting of the award. Unless the Board specifies otherwise in an award agreement, if an employee’s employment with us or any of our subsidiaries or affiliates terminates as a result of death or disability, the employee (or personal representative in the case of death) may exercise any vested incentive stock options for a period of up to one year after such termination and any vested nonqualified option during the remaining term of the option. Unless the Board specifies otherwise in an award agreement, if an employee’s employment with us or any of our subsidiaries or affiliates terminates for any other reason, the employee may exercise any vested option for a period of up to three months after such termination. Unless the Board specifies otherwise in an award agreement, if a consultant ceases to provide services to us or any of our subsidiaries or affiliates or a director terminates service as our director, the unvested portion of any award will be forfeited unless otherwise accelerated by the Board. Unless the Board specifies otherwise in an award agreement, a consultant or director may have three years following the date he or she ceases to provide consulting services or ceases to be a director, as applicable, to exercise any nonqualified options which are otherwise exercisable on the date of termination of service. No stock option or SAR may be exercised following the expiration date of the stock option or SAR.

Dilution; Substitution

The 2025 Plan provides protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. The 2025 Plan provides that, upon the occurrence of a change of control event, the Board would have discretion, without the consent of any participant or holder of an award, to the extent permitted by applicable law, to cancel awards and make payments in respect thereof in cash; replace awards with other rights or property selected by the Board; provide that awards will be assumed by a successor or survivor entity (or a parent or subsidiary thereof) or be exchanged for similar rights or awards based on the equity of the successor or survivor (or a parent or subsidiary thereof); adjust outstanding awards as appropriate to reflect the change of control event; accelerate any vesting schedule to which an award is subject; provide that awards are payable; and/or provide that awards terminate upon such event.

Amendment

The Board may amend the 2025 Plan, or any part of the 2025 Plan, at any time and for any reason. However, without stockholder approval, the 2025 Plan may not be amended in a manner that (i) would materially increase the number of shares that may be issued under the 2025 Plan, (ii) would materially modify the requirements as to eligibility for participation in the 2025 Plan, (iii) would materially increase the benefits to participants provided by the 2025 Plan, (iv) would decrease the exercise price for an outstanding stock option or SAR, or (v) must otherwise be approved by the stockholders in order to comply with national securities exchange rules.

Tax Treatment

The following is a brief description of the U.S. federal income tax consequences, under existing law, with respect to awards that may be granted under the 2025 Plan. This summary is based on current U.S. federal income tax laws and is not intended to provide or supplement tax advice to eligible employees or other participants. This summary is not intended to be exhaustive and does not describe state, local or foreign consequences, employment withholding tax consequences, or the effect, if any, of gift, estate and inheritance taxes.

Restricted Stock. A recipient of restricted stock generally will not recognize taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss (long-term or short-term depending on the holding period) in the year of such sale in an amount equal to the difference between the amount realized from the sale and his or her basis in the stock, equal to the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in ordinary income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of ordinary income that must be recognized by virtue of the restricted stock grant. Subject to Section 162(m) of the Code, we generally will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Restricted Stock Units. A recipient of restricted stock units generally will not recognize taxable income until the recipient receives cash and/or the transfer of shares in satisfaction of the restricted stock unit award. At that time, an amount equal to the aggregate of any cash and the fair market value of any shares received is taxable to the recipient as ordinary income. If a recipient of restricted stock units subsequently sells any shares so transferred, he or she generally will realize capital gain or loss (at long-term or short-term rates depending on the holding period) in the year of such sale in an amount equal to the difference between the amount realized from the sale and his or her basis equal to the amount previously included in income as ordinary income with respect to such shares received in satisfaction of a restricted stock unit award. Subject to Section 162(m) of the Code, we generally will be entitled to a deduction in the year the recipient is required to recognize income by virtue of receipt of cash or shares, equal to the amount of taxable income recognized by the recipient.

Incentive Stock Options. An optionee will not realize taxable income upon the grant of an incentive stock option. As long as the optionee has been an employee of us or of one of our permissible corporate subsidiaries from the date of grant through the date the incentive stock option is exercised and if the incentive stock option is exercised during his or her period of employment and within three months after termination, the optionee will not recognize taxable income upon exercise. Upon exercise, however, the amount by which the fair market value of the shares with respect to which the incentive stock option is exercised (determined on the date of exercise) exceeds the exercise price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of the shares of Common Stock acquired by exercising an incentive stock option within two years from the date of the grant of the incentive stock option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the exercise price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an incentive stock option.

If any shares of Common Stock acquired upon exercise of an incentive stock option are resold or disposed of before the expiration of the prescribed holding periods (i.e., two years from grant and one year from exercise), the optionee will realize ordinary income instead of capital gain. The amount of the ordinary income realized will generally be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the exercise price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized upon the sale over the exercise price. Any additional gain would generally be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an incentive stock option, subject to Section 162(m) of the Code, we generally would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

If an optionee uses already owned shares of Common Stock to pay the exercise price under an incentive stock option, the resulting tax consequences will depend upon whether the already owned shares of Common Stock are “statutory option stock,” and, if so, whether the statutory option stock has been held by the optionee for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, “statutory option stock” is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase 2025 Plan, but not stock acquired through the exercise of a nonqualified stock option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, no income will be recognized by the optionee upon the transfer of the stock in payment of the exercise price of an incentive stock option. If the stock used to pay the exercise price is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of the stock will be a premature disposition, as described above, which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the incentive stock option covering the stock was exercised over the amount paid for the stock.

If an optionee effects a net exercise of an incentive stock option by surrendering a portion of the shares of stock with respect to which the option is exercisable to pay the exercise price, the surrender of the stock will be a premature disposition, as described above, which will result in the recognition of ordinary income by the optionee in an amount equal to the fair market value of the surrendered stock.

Nonqualified Options. An optionee will not realize taxable income upon the grant of a nonqualified option. At the time the optionee exercises the nonqualified option, the amount by which the fair market value, at the time of exercise, of the shares with respect to which the nonqualified option is exercised exceeds the exercise price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as a capital gain or loss, at short-term or long-term rates depending on the length of time the stock was held by the optionee before sale.

If an optionee uses already owned shares of Common Stock to pay the exercise price under a nonqualified option, the number of shares received pursuant to the nonqualified option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon the exercise will be taxable to the optionee as ordinary income. If the already owned shares of Common Stock are not “statutory option stock” or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the nonqualified option will not be statutory option stock. However, if the already owned shares of Common Stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a premature disposition of the statutory option stock, whether the shares received upon exercise will be statutory option stock, or how the optionee’s basis will be allocated among the shares received.

Stock Appreciation Rights. A recipient of SARs will not realize taxable income upon the grant of a SAR. At the time the recipient exercises the SAR, an amount equal to the aggregate of any cash and the fair market value of any shares received is taxable to the recipient as ordinary income in the year of such exercise. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the recipient. If the recipient thereafter sells any shares received upon exercise, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the recipient as a capital gain or loss, at short-term or long-term rates depending on the length of time the stock was held by the recipient before sale.

Performance Units and Performance Bonuses. A recipient of performance units or a performance bonus generally will not realize taxable income upon the grant of such award. The recipient will recognize ordinary income upon the receipt of cash and/or the transfer of shares in satisfaction of the award of performance units or performance bonus in an amount equal to the aggregate of any cash and the fair market value of any shares received. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the recipient. If the recipient thereafter sells any shares received in satisfaction of the award, the difference between any amount realized on the sale and the fair market value of the shares at the time of their receipt will be taxed to the recipient as a capital gain or loss, at short-term or long-term rates depending on the length of time the stock was held by the recipient before sale.

Stock Awards. A recipient of a stock award will recognize ordinary income upon the receipt of shares in an amount equal to the fair market value of any shares received over the amount, if any, paid for the shares. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the recipient. If a recipient subsequently sells the shares, he or she generally will realize capital gain or loss (at long-term or short-term rates depending on the holding period) in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the fair market value of the shares at the time of receipt plus the price paid for the stock, if any.

Other Incentive Awards. The specific tax consequences applicable with respect to other incentive awards granted under the 2025 Plan will depend on the terms and conditions applicable to the award.

Code Section 162(m). Under Section 162(m) of the Code, no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to our “covered employees.” A “covered employee” is any individual who has served at any time after December 31, 2016 as our chief executive officer, chief financial officer, or other executive officer whose compensation has been reported in our proxy statement, regardless of whether any such individual is still employed by us.

Code Section 409A. The 2025 Plan and any awards granted under it are intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Code and its related Treasury Regulations and guidance. If any provision of the 2025 Plan or award granted under the 2025 Plan is determined not to comply with Section 409A, the Board has authority to take any actions necessary and appropriate for compliance. No payments that would constitute “deferred compensation” upon termination of employment or other service under Section 409A will be made under the 2025 Plan unless the termination is also a “separation from service” under Section 409A. If a participant is a “specified employee” under Section 409A, the commencement of any payments or benefits under the award will be deferred until six months plus one day following the date of the participant’s termination or, if earlier, death (or such other period as required to comply with Section 409A). The Company will not be liable for any additional tax, interest or penalties imposed on a participant by Section 409A of the Code or damages for failing to comply with Section 409A.

The foregoing is only a summary of the current effect of certain U.S. federal income taxation upon the participant and us with respect to the grant and exercise of awards or compensation granted under the 2025 Plan. Participants are hereby notified that (i) any discussion of U.S. federal tax issues in this proxy statement is not intended to be written or used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Code, and (ii) participants should seek advice based on their particular circumstances from an independent tax advisor.

New Plan Benefits

The benefits that will be awarded or paid in the future under the 2025 Plan cannot currently be determined. Awards granted under the 2025 Plan after the date of the Special Meeting are within the discretion of the Board, subject to the terms and conditions of the 2025 Plan.

Equity Compensation Plan Information

The table below presents certain information concerning our equity compensation plans under which our securities are authorized for issuance, excluding the proposed 2025 Plan. As of December 31, 2024, we maintained three equity compensation plans, all of which were approved by the Board and our stockholders prior to our initial public offering in May 2015. The following table provides the information shown as of December 31, 2024, for each of the three plans and for certain warrants granted to entities.

Plan	Shares issuable upon exercise of outstanding plan options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Shares remaining available for future issuance under equity compensation plans (excluding those reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	205,230	(2)	$20.51	133,074	(3)
Equity compensation plans not approved by security holders	56,895	(4)	$1.85	—
Total	270,027		$16.46	133,074

(1)
Includes the following plans: 2006 Stock Plan, 2015 Omnibus Equity Incentive Plan (“2015 Plan”), and 2015 Employee Stock Purchase Plan (“ESPP”). Only option grants were made under the 2006 Stock Plan and 2015 Plan.
(2)
As of December 31, 2024, there were 205,230 outstanding options or other equity grants under the 2015 and 2006 Plans, and there had been purchases pursuant to the ESPP of 8,703 shares.
(3)
There are no shares of common stock available for issuance under our 2006 Stock Plan, but that plan will continue to govern the terms of option and stock purchase rights granted thereunder. Any shares of common stock that are subject to outstanding awards under our 2006 Stock Plan that are issuable upon the exercise of stock options or purchase of shares pursuant to stock purchase rights that expire or become unexercisable for any reason without having vested or been exercised in full will generally be available for future grant and issuance as shares of common stock under our 2015 Plan. This number includes shares available for future issuance under our 2015 Plan and ESPP. The 2015 Plan provides that on the first day of each fiscal year beginning in 2016 and ending in 2025, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 4% of the outstanding shares of our common stock as of the last day of our immediately preceding fiscal year or (ii) such other amount as the Board of Directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in 2016, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 546 shares, (ii) 1% of the outstanding shares of our common stock on the first day of such fiscal year, or (iii) such other amount as the Board of Directors may determine.
(4)
Consists of the following warrants to purchase shares of our common stock that were outstanding as of December 31, 2024: (i) 1,743 warrants issued on May 18, 2020 to a placement agent in an equity financing that expire on the fifth anniversary of the issue date and that have an exercise price of $245 per share, (ii) 805 warrants issued on July 8, 2020 to a placement agent in an equity financing that expire on the fifth anniversary of the issue date and that have an exercise price of $198.75 per share, (iii) 3,276 warrants issued on December 22, 2020 to a placement agent in an equity financing that expire on the fifth anniversary of the issue date and that have an exercise price of $152.75 per share, (iv) 9,848 warrants issued on January 28, 2021 to a placement agent in an equity financing that expire on the fifth and one-half anniversary of the issue date and that have an exercise price of $159.60 per share, (v) 5,906 preferred investment options issued on August 16, 2022 to a placement agent in an equity financing that expire on the fifth anniversary of the issue date and that have an exercise price of $52.94 per share, (vi) 1,000 warrants issued on October 18, 2022 to a consulting entity that vest monthly as to 1/12th of the underlying shares, expire on the fifth anniversary of the issue date and that have an exercise price of $16 per share, (vii) 1,000 warrants issued on December 21, 2022 to a consulting entity that vest monthly as to 1/12th of the underlying shares, expire on the fifth anniversary of the issue date and that have an exercise price of $11.20 per share, and (viii) 33,317 preferred investment options issued on March 6, 2023 to a placement agent in an equity financing that expire on the fifth anniversary of the issue date and that have an exercise price of $11.25 per share.

The following table sets forth information about awards granted under the 2015 Plan during the year ended December 31, 2024, to our named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees, including all current officers who are not executive officers, as a group:

NAME	Weighted Average Exercise Price of Stock Option Awards ($)	Number of Shares Subject to Stock Option Awards
Thomas J. Schaefer
2024	$2.71	20,000
Mark Kawakami
2024	$2.71	20,000
Stanley E. Jacot, Jr.
2024	$—	—
Executive Officers as a group (2 people)
2024	$2.71	40,000
Non-Employee Directors (6 people)
2024	$2.71	80,000
Non-Executive Officer Employees as a Group (approximately 6 people)
2024	$2.71	37,000

Required Vote

Assuming that a quorum is present, approval of the LTIP proposal requires the affirmative vote of holders of a majority of the votes cast affirmatively or negatively either in person or represented by proxy at the Special Meeting. For this proposal, broker non-votes, if any, and a properly marked “ABSTAIN” with respect to such matter, will not be voted “for” or “against,” and will not be counted as a vote cast for purposes of determining the number of votes cast with respect to such proposal. Accordingly, broker non-votes and duly effected abstentions will not be considered as voting with respect to this proposal and will have no effect on the Exchange Consideration Proposal. Each share of Arcadia common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on the LTIP proposal, such stockholder’s shares of Arcadia’s common stock will be voted in favor of the LTIP proposal.

Recommendation of the Board of Directors

THE ARCADIA BOARD OF DIRECTORS RECOMMENDS THAT ARCADIA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO APPROVE AND ADOPT THE 2025 LONG TERM INCENTIVE PLAN.

PROPOSAL NO. 5:

APPROVAL OF POSSIBLE ADJOURNMENT OF THE ARCADIA SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

General

If Arcadia fails to receive a sufficient number of votes to approve Proposals Nos. 1, 2 and 4, Arcadia and/or our proxy holders may propose to adjourn the Special Meeting, for a period of not more than 60 days, for the purpose of soliciting additional proxies to approve Proposals No. 1, 2 and 4. Arcadia currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve Proposals No. 1, 2 and 4. Arcadia currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve such proposals. In addition, if a quorum is not present or represented at the Special Meeting, pursuant to our Bylaws the chairperson of the meeting or the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy, has the power to adjourn the meeting from time to time in accordance with the Bylaws.

If a quorum is present, the affirmative vote of the majority of votes cast on the proposal (not counting “abstentions” or “broker non-votes” as votes cast) is required to approve the adjournment of the Special Meeting for the purpose of soliciting additional proxies to approve Proposals No. 1, 2 and 4.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by the board of directors to vote in favor of adjourning the Special Meeting to another time and place, if necessary, to solicit additional proxies in the event there are not sufficient votes to approve Proposals No. 1, 2 and 4. If our stockholders approve this proposal, we could adjourn the Special Meeting and any adjourned or postponed session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted.

If it is necessary to adjourn the Special Meeting, except as may be required by applicable law, SEC regulations, or our Bylaws, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Special Meeting of the date, time and place to which the Special Meeting is adjourned, and the means of remote communication, if any, by which stockholders may participate in the meeting, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Required Vote

Assuming that a quorum is present, approval of this proposal requires the affirmative vote of holders of a majority of the votes cast affirmatively or negatively either in person or represented by proxy at the Special Meeting. For this proposal, broker non-votes, if any, and a properly marked “ABSTAIN” with respect to such matter, will not be voted “for” or “against,” and will not be counted as a vote cast for purposes of determining the number of votes cast with respect to such proposal. Accordingly, broker non-votes and duly effected abstentions will not be considered as voting with respect to this proposal and will have no effect on this proposal. Each share of Arcadia common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on this proposal, such stockholder’s shares of Arcadia’s common stock will be voted in favor of this proposal.

The Exchange is not conditioned upon the approval of this proposal.

Recommendation of the Board of Directors

THE ARCADIA BOARD OF DIRECTORS RECOMMENDS THAT THE ARCADIA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS NO. 1, 2 AND 4.

ARCADIA BUSINESS

As permitted by applicable SEC rules and regulations, the discussion below provides an update to the general development of the Company’s business and describes material developments to the Company’s overall business that have occurred since the Company’s most recent annual report on Form 10-K, for the year ended December 31, 2023, filed with the SEC on March 28, 2024, which is incorporated by reference herein.

Overview

Prior to its transfer and sale during 2024 of the various assets described below, Arcadia was a producer and marketer of innovative, plant-based products. Arcadia sought to be a leader in science-based approaches to developing high value crop improvements, primarily in wheat which it commercialized through the sales of seed, grain, food ingredients and products, and through trait licensing and royalty agreements. The acquisition of the assets of Live Zola, LLC (“Zola”) in May 2021 added coconut water to Arcadia’s portfolio of products.

In May 2021, Arcadia’s wholly owned subsidiary Arcadia Wellness, LLC (“Arcadia Wellness”), acquired the businesses of Eko Holdings, LLC, Lief, LLC. The acquisition included Saavy Naturals™, a line of natural body care products, Soul Spring™, a CBD-infused botanical therapy brand in the natural category, and ProVault™, a THC-free CBD sports performance formula made with natural ingredients, providing effective support and recovery for athletes (collectively, “body care brands”). Also included in the purchase was Zola, a coconut water sourced exclusively with sustainably grown coconuts from Thailand. In July 2022, the Company entered into an agreement to license Saavy Naturals to Radiance Beauty and Wellness, Inc. (“Radiance Beauty”). In July 2023, Arcadia’s management made the decision to exit the remaining body care brands, Soul Spring and ProVault, as a result of continued pressure on the CBD market due to regulatory uncertainty. Body care operations ceased during the third quarter of 2023.

On May 14, 2024, Arcadia sold its non-GMO Resistant Starch (“RS”) durum wheat trait to longtime partner Corteva Agriscience (“Corteva”) for total cash consideration of $4.0 million. Under the terms of the agreement, Arcadia retained certain rights to use the RS durum wheat trait.

On May 16, 2024, Arcadia sold the GoodWheat™ brand to Above Food for net consideration of $3.7 million. The strategic decision to sell GoodWheat enabled the Company to monetize its intellectual property early. The assets sold consisted primarily of grain and finished goods inventories, formulations and trademarks. The disposition of GoodWheat met the "held for sale" criteria per ASC 205-20-45-1B and represented a strategic shift that had a major effect on the Company's operations and financial results. As a result, the financial statements and related notes as of December 31, 2023 and 2022 were recast to reflect the GoodWheat disposition as a discontinued operation. The disposition of GoodWheat resulted in a loss of $1,500 in 2024. Refer to Note 6 to the condensed consolidated financial statements for the three-and nine-month periods ending September 30, 2024 and 2023, appearing elsewhere in this proxy statement/prospectus for further details of the transaction.

Our Products

Zola Coconut Water

Founded in 2002, Zola became part of the Arcadia family of brands in May 2021. Sourced from Thailand, Zola is a pure, natural, 100% coconut water with a crisp, clean taste that’s slightly sweet and refreshing. Naturally hydrating and rich in electrolytes, Zola is Non-GMO Project Verified and only contains 60 calories per serving. Zola flavors include original, original with pulp, espresso, lime and pineapple. Based on Arcadia’s research, consumers prefer the clean, crisp taste of Zola to that of other leading coconut water brands. In taste tests, Zola beat competitors 2 to 1, and the Company believes it is a superior way to rehydrate, reset and reenergize.

Intellectual Property

We rely on patents and other proprietary right protections, including trade secrets and contractual protection of our proprietary know-how and confidential information, to preserve our competitive position. As of December 31, 2024, we owned or exclusively controlled 79 issued patents, 24 pending patent applications worldwide, and six plant variety protection certificates. These totals reflect the following: (i) with respect to the U.S. territory, we owned 24 issued patents, and we owned six U.S. patent applications and six plant variety protection certificates relating to our plants and trait technologies; and (ii) in connection with foreign territories, we owned 54 and exclusively in-licensed three foreign issued patents, and owned 18 pending foreign patent applications. As of December 31, 2024, our wheat patent portfolio included 16 U.S. issued patents, six U.S. patent applications, one plant variety certificate, 52 foreign issued patents and 14 foreign patent applications. With respect to all of the foregoing patent and plant protection assets, our exclusive licenses afford us control over the prosecution and maintenance of the licensed patents and patent applications. These numbers do not include in-licensed patents for which we either do not have exclusive rights (such as certain enabling technology licenses), or for which we have exclusive rights only in a limited field of use or do not control prosecution and maintenance of the licensed patents.

As of December 31, 2024, Arcadia Biosciences, Inc. had four registered trademarks and two pending trademark applications in the United States, and five trademark registrations in various other countries; and our wholly-owned subsidiary Arcadia Wellness, LLC had nine registered trademarks in the United States.

Competition

The markets for beverage products are highly competitive, and we face significant direct and indirect competition in several aspects of our business. We compete with both large, established manufacturers, as well as small, innovative producers of beverage products. The beverage industry is competitive. Competitors in this market compete for brand recognition, ingredient sourcing, product shelf space, and e-commerce page rankings. Our competitors have similar distribution channels and retailers to deliver and sell their products. Competitors in this space include Vita Coco, ZICO, C20 and Harmless Harvest.

Employees

As of December 31, 2024, we had nine employees, including in management, operations, accounting/finance, legal and administration. We believe our employee relations to be good. None of our employees are represented by a labor union or collective bargaining agreement.

Facilities

Our corporate headquarters are located in Dallas, Texas with additional office space in Sacramento, California. We believe that our leased facilities are adequate to meet our current needs and that, if needed, suitable additional or alternative space will be available to accommodate our operations.

ROOSEVELT BUSINESS

The following discussion should be read in conjunction with the “Selected Historical Financial Data” and the accompanying Roosevelt financial statements and related notes included elsewhere in this proxy statement/prospectus.

General Overview of the Partnership and Business

Glossary of Oil and Gas Terms

The following is a glossary of certain terms used in this proxy statement / prospectus.

3-D seismic – An advanced technology method of detecting accumulation of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

BBl – One barrel or 42 U.S. gallons liquid volume of oil or other liquid hydrocarbons.

Boe – Barrel of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one barrel of oil equivalent. The ratio does not assume price equivalency and, given price differentials, the price for a barrel of oil equivalent for natural gas differs significantly from the price for a barrel of oil. A barrel of natural gas liquids also differs significantly in price from a barrel of oil.

Boepd – Boe per day.

Bopd – Barrels of oil per day.

CCUS – Carbon capture utilization and storage

Dispersion – Spatial separation of fluids within a reservoir.

EOR– Enhanced oil recovery

Field – An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Gross acres or gross wells – The total acres or wells, as the case may be, in which a working interest is owned.

Horizontal drilling – A drilling technique that permits the operator to drill horizontally within a specified targeted reservoir and thus exposes a larger portion of the producing horizon to a wellbore than would otherwise be exposed through conventional vertical drilling techniques.

Joint Operating Agreement or JOA – Any agreement between working interest owners concerning the duties and responsibilities of the operator and rights and obligations of the non-operators.

MBbls – One thousand barrels of crude oil or other liquid hydrocarbons.

MBoe – One thousand barrels of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one barrel of oil equivalent.

MMBoe – One million barrels of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one barrel of oil equivalent.

Mcf – One thousand cubic feet.

MMcf – One million cubic feet,

Miscibility – The ability of a liquid to completely dissolve in another liquid solution. A distinct layer between the liquids will not form in the solution. When CO2 and oil are miscible, they form a single-phase fluid that has lower viscosity and higher mobility than the original oil, making it easier to produce.

Natural gas liquids or NGLs – Natural gas liquids measured in barrels. Natural gas liquids are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which have different uses and different pricing characteristics.

Net acres or net wells – The sum of the fractional working interests owned in gross acres or gross wells.

Proved developed producing reserves or PDP – Reserves that can be expected to be recovered from existing wells and completions with existing equipment and operating methods.

Proved developed reserves or PD – The estimated quantities of oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved reserves – Those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain.

Proved undeveloped reserves or PUD – Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Reservoir – A permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Working interest or WI – The ownership interest, generally defined in a JOA, that gives the owner the right to drill, produce and/or conduct operating activities on the property and share in the sale of production, subject to all royalties, overriding royalties and other burdens and obligates the owner of the interest to share in all costs of exploration, development operations and all risks in connection therewith.

Description of Business

Roosevelt Resources LP is an independent oil and natural gas producer that is developing an enhanced oil recovery (“EOR”) project in the oil rich Permian Basin of West Texas using Roosevelt’s proprietary oil recovery process. Roosevelt was formed as a limited partnership under Texas law in 2011. As of January 1, 2025, Roosevelt had nine full-time employees.

Roosevelt Business

Roosevelt’s project is located in Yoakum County, Texas in the Roosevelt-Googins field, which is part of the Texas Railroad Commission designated Platang (“San Andres”) Field and which covers approximately 25 square miles or 16,208 gross (13,892 net) contiguous acres. Since 2008, Roosevelt has commissioned several third-party engineering studies to survey the oil in the project area and which serve as the foundation for the full field development plan.

The San Andres Formation is one of the most active, producing areas of oil and natural gas in the world. According to research dated end-of-year 2023, by Advanced Resources International, a third-party energy consulting and engineering firm, the San Andres Formation:

•
Has produced 12+ billion barrels of cumulative oil through 2023;
•
Is the highest cumulative volume producing conventional oil reservoir in the onshore lower 48 states of the U.S.;
•
As of end-of-year 2023:
o
~130,000 barrels of oil per day (“Bopd”) was produced from all conventional San Andres wells;
o
~110,000 Bopd EOR recovered using carbon dioxide or “CO2” as injector flood stimulant; and
o
EOR has produced two billion barrels of oil since the 1980s, primarily from the San Andreas Formation.

Roosevelt management believes the geology of the San Andres Field, as well as the economics of EOR CO2 projects, is well established in the vicinity of Roosevelt’s project. In Yoakum County, Texas, there are four other large CO2 EOR projects and an additional seven larger CO2 projects in adjacent counties.

To date, RR has invested over $82 million in its project to assess production potential and to attempt to reduce the risk of and to and define a development plan. Roosevelt’s appraisal wells that confirm hydrocarbon saturation in the field have been producing since 2015, and have produced approximately 1.2 million gross barrel of oil equivalent (“Boe”) since then, with current production of approximately 450 gross Boepd. Based on engineering studies and Roosevelt’s internal geologic and engineering work, Roosevelt believes its project has the potential to produce several hundred million Boe over its planned 70-year life.

Roosevelt intends to drill horizontal injection wells to flood the formation with CO2 which is expected to enhance the capital efficiency of the project compared to conventional vertical wells used for subsurface CO2 flooding.

Roosevelt has established its development plan for the project, and is currently engaged in Phase I, which entails installing a CO2 distribution system and drilling six CO2 injection wells to enhance hydrocarbon production from four of Roosevelt’s existing producing horizontal wells, as well as installing a produced water cleaning pilot operation and upgrading the project’s saltwater disposal infrastructure. Before commencing substantive operations for Phase I, Roosevelt will need to raise substantial additional capital as discussed below. Roosevelt cannot assure that some or all of the needed additional capital will be raised or if raised that it will be on economic terms favorable to Roosevelt and the stockholders of Arcadia.

As part of Phase I, Roosevelt will commence injection of CO2 into the injection wells. Roosevelt is in the midst of securing natural CO2 supplies for the anticipated injection needs of the project. In order to provide CO2 emitters storage for CO2, Roosevelt is also seeking to secure a supply of man-made or “anthropogenic” CO2 to supplement the natural CO2 as the project expands. Such emitters can thereby seek to take advantage of certain tax benefits for the storage and utilization of CO2 under the Inflation Reduction Act of 2022 (“IRA”) discussed below. Roosevelt believes that these tax benefits will incentivize CO2 emitters in the project area to provide anthropogenic CO2 to geologically secure storage providers, such as Roosevelt.

An existing major CO2 pipeline crosses the Roosevelt project area that may be available for Roosevelt’s use to transport CO2 to the project, in addition to a direct CO2 pipeline being planned to supply volumes from multiple sources. The direct pipeline would run from the Denver City, Texas CO2 hub, which is the largest in the U.S. and is located 20 miles from Roosevelt’s project area.

In seeking to optimize EOR in its project, Roosevelt will use a process known as “Miscible Ascending Dispersion” (“MAD”) for which Roosevelt has a patent application pending. The goal is to substantially increase oil recovery compared to what is recoverable with conventional CO2 recovery that utilizes vertical injection wells alongside conventional vertical producing oil and gas wells. Roosevelt will use MAD by injecting CO2 at pressurized rates through which the CO2 will disperse laterally via horizontal wellbores and mix with the liquids in place to allow for wider dispersion and a fluid that will rise through the targeted oil bearing zones above the initial injection area. Roosevelt management has observed that typical EOR in the San Andres reservoir using CO2 in vertical wells results in recovery ranging from 23% to 45% of the estimated oil in place. Using Roosevelt’s newly developed MAD process, Roosevelt will seek to recover approximately 55% to 60% of the oil in place in the Roosevelt project. Roosevelt believes this process will enhance the economic viability of Roosevelt’s project.

Roosevelt estimates that development costs to complete Phase I of the project will be in the range of $125 million, and Roosevelt will be seeking a goal of gross production of 1,500 Bopd by the end of 2026, if Roosevelt is able to raise substantially all of the required capital in 2025, and CO2 injection operations begin by mid-2025. Following Phase I, Roosevelt will conduct further drilling and CO2 injection and seek to increase total project production by an average of approximately 4,000 gross Boepd each year for the first ten years thereafter, with the goal of reaching approximately 40,000 gross Boepd and remaining greater than 40,000 gross Boepd for over 25 years with a peak production rate of approximately 55,000 gross Boepd beginning around 2051.

Roosevelt began its initial work on the project in 2007, with an internal analysis of hydrocarbons in place across its acreage. Roosevelt commissioned an outside study of oil in place in 2008, and in 2009 Roosevelt began capturing and interpreting 3D seismic data over the acreage. From 2011 through 2021, Roosevelt drilled and completed eleven horizontal production wells on the acreage. Presently, Roosevelt is collaborating with well-known engineering firm, Schlumberger, in seeking to optimize development of the project.

In addition, Roosevelt believes that the IRA tax benefits have significantly increased interest in developing carbon capture facilities for industrial emitters. In the Permian Basin, major emission sources include refineries, natural gas power plants, gas processing plants, and producers of carbon black, ethanol, cement, and ammonia. These man-made, or anthropogenic, emissions, also known as “ACO2”, differ from naturally occurring CO2 which comes from subsurface reservoirs. The IRA provides federal income tax credits for each metric ton of ACO2 captured and sequestered: $60 per metric ton for EOR and $85 per metric ton for permanent, deep saline sequestration. Roosevelt believes that use of ACO2 in the project would allow ACO2 emitters to take advantage of the IRA’s federal tax credits, based on the amount of ACO2 projected to be sequestered and Roosevelt’s interpretation and modeling of the project’s reservoir geology.

Roosevelt is in the process of unitizing the mineral interests within its project area with other oil and mineral owners, which, if successful, would allow for improved economies of scale and lower production costs. However, Roosevelt cannot assure that a unitization will take place within any particular timeframe, or at all.

Competitive Business Conditions

Roosevelt operates in a competitive environment for securing competent personnel. Many of Roosevelt’s competitors in its area of operations possess and employ financial resources substantially greater than Roosevelt’s and many competitors have the financial resources to provide greater compensation to personnel than Roosevelt is capable of providing, thus Roosevelt may be deemed to be at a competitive disadvantage to these entities.

Marketing, Pricing, and Transportation

The price range of crude oil in the Permian Basin is largely established by global oil and supply demand factors and is driven by major crude oil purchasers, refiners and high volume traders, such as commodities brokers. Pricing for natural gas is primarily based on regional supply and demand conditions. Roosevelt believes that prices it receives for its produced oil and natural gas are comparable to other producers in its areas of operation and there is little risk in its ability to sell its production at prevailing prices. Roosevelt views its primary pricing risk to be potential declines in oil prices to a level which could render Roosevelt’s production uneconomical.

Roosevelt is a party to agreements for the gathering, processing and selling of its produced oil and natural gas under customary terms and conditions. The oil produced by Roosevelt flows from wellheads to Roosevelt’s central tank battery. The sole crude oil purchaser of the Roosevelt oil takes delivery at Roosevelt’s central tank battery for transport by truck. Similarly, Roosevelt’s natural gas is transported from wellheads to Roosevelt’s central tank battery where it is metered before delivery to the natural gas purchaser at the designated delivery point to be transported for processing and sale by the purchaser. Roosevelt intends to implement a Leak Detection and Repair program, or LDAR, to locate and repair leaking components, including valves, pumps and connectors, in order to minimize the emission of fugitive volatile organic compounds and hazardous air pollutants. In addition, Roosevelt expects to install vapor recovery units in its newly installed tank batteries which should also reduce emissions. Roosevelt’s produced saltwater is generally moved by pipeline connected to its operated saltwater disposal wells or by pipeline to commercial disposal facilities.

Major Customers

Roosevelt currently sells all of its crude oil to P66 and all of its produced natural gas to Stakeholder Midstream. For the year ended December 31, 2023, sales to both of these purchasers accounted for a combined 100% of Roosevelt’s oil, natural gas, and natural gas liquids revenues. As of September 30, 2024, P66 represented 100% of Roosevelt’s accounts receivable and Stakeholder Midstream represented 0% of accounts receivable. Roosevelt believes that the loss of these purchasers would not materially impact its business because Roosevelt could readily find other purchasers for its oil and the revenue from natural gas is de minimis; however, the inability to sell its natural gas would cause Roosevelt to flare more gas, or find some other operational use for it.

Delivery Commitments

As of December 31, 2023, and September 30, 2024, Roosevelt was not committed to providing a fixed quantity of oil or natural gas under any existing contracts.

Governmental Regulations

Oil and natural gas operations such as Roosevelt’s are subject to a myriad of legislation, regulation and other legal requirements, which are under regular review for amendment or expansion. Some of these requirements carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases Roosevelt’s cost of doing business and, consequently, can affect its profitability.

Regulation of Drilling and Production

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state, and local statutes and regulations require permits for drilling operations, drilling bonds, and reports concerning operations. Oil and natural gas regulations have trended upwards, increasing regulatory restrictions and limitations on such activities. More changes to, or more stringent enforcement of, such laws and regulations may result in delays or restrictions in permitting or project development, more stringent or costly construction, drilling, water management or completion activities, waste handling, storage, transport, remediation, or disposal emission or discharge requirements, all of which could have a material adverse effect on the Company. For example, in January 2021, President Biden signed an Executive Order directing the Department of Interior (the “DOI”) to temporarily pause new oil and gas leases on federal lands and waters pending completion of a comprehensive review of the federal government’s existing oil and gas leasing and permitting program. In June 2021, a federal district court enjoined the DOI from implementing the pause and leasing resumed, although litigation over the leasing pause remains ongoing. In February 2022, another judge ruled that the Biden administration’s efforts to raise the cost of climate change in its environmental assessments, would increase energy costs and damage state revenues from energy production. As a result, federal agencies have delayed issuing new oil and gas leases and permits on federal lands and waters.

Currently, all of Roosevelt’s operated properties are in Texas, which has regulations governing conservation matters, such as the unitization or pooling of oil and natural gas properties, maximum allowable rates of production from oil and natural gas wells, well spacing, and plugging and abandonment of wells. These regulations limit the amount of oil and natural gas that Roosevelt can produce from its wells, and limit the number of wells or the locations at which it can drill, although Roosevelt can apply for exceptions to certain regulations. Moreover, Texas imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids (“NGLs”) within its jurisdictions.

Failure to comply with these rules and regulations can result in substantial penalties. Roosevelt’s competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect Roosevelt’s operations.

Regulation of Transportation of Oil

Sales of crude oil, condensate, and NGLs are not currently regulated and are made at negotiated prices. However, Congress could reenact price controls in the future.

Future sales of Roosevelt’s crude oil would be affected by the availability, terms, and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. The Federal Energy Regulatory Commission, (“FERC”), regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, Roosevelt believes that the regulation of oil transportation rates will not affect Roosevelt’s operations in any way that is of material difference to its competitors. Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by pro-rationing provisions set forth in the pipelines’ published tariffs.

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938 (“NGA”), the Natural Gas Policy Act of 1978 (“NGPA”), and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

Roosevelt cannot accurately predict whether the FERC’s actions will achieve its goal of increasing competition in markets in which Roosevelt’s natural gas is sold. Further, Roosevelt cannot provide any assurance that the less stringent regulatory approach established by the FERC will continue. However, Roosevelt does not believe that any FERC action taken will affect Roosevelt in a way that materially differs from the way it affects other natural gas producers.

Intrastate natural gas transportation is subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a state will affect all intrastate natural gas shippers within the state on a comparable basis, Roosevelt believes that the regulation of similarly situated intrastate natural gas transportation in any states in which it operates and ships natural gas on an intrastate basis will not affect Roosevelt’s operations in any way that is of material difference from those of its competitors.

Environmental Compliance and Risks

Roosevelt’s oil and natural gas exploration, development, and production operations are subject to stringent federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. At the federal level, among the more significant laws that may affect Roosevelt’s business and the oil and natural gas industry generally are: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”); the Oil Pollution Act of 1990 (“OPA”); the Resource Conservation and Recovery Act (“RCRA”); the Clean Air Act (“CAA”); Federal Water Pollution Control Act of 1972, also known as the Clean Water Act (“CWA”); and the Safe Drinking Water Act of 1974 (“SDWA”). These federal laws are administered by the United States Environmental Protection Agency (“EPA”). Generally, these laws (i) regulate air and water quality, impose limitations on the discharge of pollutants and establish standards for the handling of solid and hazardous wastes; (ii) subject Roosevelt’s operations to certain permitting and registration requirements; (iii) require remedial measures to mitigate pollution from former or ongoing operations; and (iv) may result in administrative, civil and criminal penalties for failure to comply with such laws. In addition, state and local governments in the jurisdictions in which Roosevelt operates impose environmental regulations of oil and gas production. As described below, various regulations issued by the EPA and other governmental agencies pursuant to federal statutes govern Roosevelt’s operations.

In Texas, oil and natural gas regulations apply to oil and natural gas operations, including the drilling, completion and operations of wells, and the disposal of waste oil and saltwater. State regulations also implement procedures incident to the plugging and abandonment of dry holes or other non-operational wells, all as governed by state agencies.

At the federal level, among the more significant laws and regulations that may affect Roosevelt’s business and the oil and natural gas industry are:

Hazardous Substances and Wastes

CERCLA, also known as the Superfund law, as well as analogous state laws impose liability on certain classes of persons, known as “potentially responsible parties,” for the disposal or release of a regulated hazardous substance into the environment. These potentially responsible parties include (1) the current owners and operators of a facility, (2) the past owners and operators of a facility at the time the disposal or release of a hazardous substance occurred, (3) parties that arranged for the offsite disposal or treatment of a hazardous substance, and (4) transporters of hazardous substances to off-site disposal or treatment facilities. While CERCLA does not designate petroleum or NGLs as a “hazardous substance”, other chemicals used in or generated by Roosevelt’s operations may be regulated as hazardous substances. Potentially responsible parties under CERCLA may be subject to strict, joint and several liability for the costs of investigating and cleaning up environmental contamination, damages to natural resources, and certain health studies. In addition to statutory liability under CERCLA, common law claims for personal injury or property damage can also be brought by neighboring landowners and other third parties related to contaminated sites.

RCRA, and comparable state statutes and their implementing regulations, regulate the generation, transportation, treatment, storage, disposal, and cleanup of hazardous and solid (non-hazardous) wastes. Under a delegation of authority from the EPA, most states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Federal and state regulatory agencies can seek to impose administrative, civil, and criminal penalties for alleged non-compliance with RCRA and analogous state requirements. Certain wastes associated with the production of oil and natural gas, as well as certain types of petroleum-contaminated media and debris, are excluded from regulation as hazardous waste under Subtitle C of RCRA. These wastes, instead, are regulated as solid waste (i.e., non-hazardous waste) under the less stringent provisions of Subtitle D of RCRA. It is possible, however, that certain wastes now classified as non-hazardous could be reclassified as hazardous wastes in the future and therefore be subject to more rigorous and costly disposal requirements. Federal legislation which would regulate certain oil and natural gas wastes as hazardous waste under RCRA has been periodically proposed in Congress. Any such change could result in an increase in Roosevelt’s costs to manage and dispose of wastes, which could have a material adverse effect on Roosevelt’s results of operations and financial position.

Under CERCLA, RCRA and analogous state laws, Roosevelt could be required to remove or remediate environmental impacts on properties it currently owns and leases or formerly owned or leased (including hazardous substances or wastes disposed of or released by prior owners or operators), clean up contaminated off-site disposal facilities where Roosevelt’s wastes have come to be located, or implement remedial measures to prevent or mitigate future contamination. Compliance with these laws may constitute a significant cost and effort for us, although no specific accounting for environmental compliance has been maintained or projected by Roosevelt at this time. Roosevelt is not presently aware of any material environmental demands, claims, or adverse actions, litigation or administrative proceedings in which either Roosevelt or its acquired properties are involved in or subject to, or arising out of any predecessor operations.

Air Emissions

Roosevelt operations are subject to the CAA and comparable state and local laws and regulations, which regulate emissions of air pollutants from various sources and implement certain mandatory permitting, monitoring, recordkeeping, and reporting requirements. The CAA and its implementing regulations may require that Roosevelt obtains permits prior to the construction, modification, or operation of certain projects or facilities expected to produce or increase air emissions above certain threshold levels and strictly comply with those permits, including emissions and operational limitations. These permits may require Roosevelt to install emission control technologies to limit emissions, which can impose significant costs on Roosevelt’s business.

As discussed above, on August 16, 2022, President Biden signed the IRA, which allocated $1.55 billion to the Methane Emissions and Waste Reduction Incentive Program. The IRA also required the EPA to implement a waste emission charge on methane emitted from applicable oil and gas facilities that exceed certain thresholds. The methane charge went into effect in 2024 at $900 per metric ton of methane, and will increase to $1,500 per metric ton of methane by 2026. On January 12, 2024, the EPA announced a proposed rule to implement the methane emissions charge, which will act as an incentive for operators to reduce emissions by minimizing leaks and replacing equipment rather than paying for excessive emissions.

While the State of Texas has not formally conducted recent rulemaking related to air emissions, scrutiny of oil and natural gas operations and the rules affecting them has increased in recent years. For example, the EPA and environmental non-governmental organizations have conducted flyovers with optical gas imaging cameras to survey emissions from oil and natural gas production facilities and transmission infrastructure. In August 2022, for example, the EPA announced that it would be conducting helicopter flyovers of the Permian Basin region in Texas. The flyovers used infrared cameras to survey oil and gas operations to identify large emitters of methane and volatile organic compounds ("VOCs"). Based on data obtained during flyovers, EPA intends to initiate enforcement follow up actions with facilities operators. In addition, the Railroad Commission of Texas (“RRC”) has increased oversight related to flaring, with reporting reviews and site inspections. While none of these activities increase Roosevelt’s compliance obligations, they signal the potential for increased enforcement and possible rulemaking in the future.

Oil Pollution Prevention

The OPA amended the CWA to impose liability for releases of crude oil from vessels or facilities into navigable waters. If a release of crude oil into navigable waters occurs during shipment or from an oil terminal, Roosevelt could be subject to liability under the OPA. In 1973, the EPA adopted oil pollution prevention regulations under the CWA. These regulations require the preparation of a Spill Prevention Control and Countermeasure (“SPCC”) plan for facilities engaged in drilling, producing, gathering, storing, processing, refining, transferring, distributing, using, or consuming crude oil and oil products, and which due to their location, could reasonably be expected to discharge oil in harmful quantities into or upon the navigable waters of the U.S. SPCC requirements under the CWA require appropriate containment berms and similar structures to help prevent the discharge of pollutants into regulated waters in the event of a crude oil or other constituent tank spill, rupture, or leak. The regulations require affected facilities to prepare a written, site-specific SPCC plan, detailing how a facility’s operations comply with the requirements of the pollution prevention regulations. To comply, the facility’s SPCC plan must satisfy all of the applicable requirements for drainage, bulk storage tanks, tank car and truck loading and unloading, transfer operations (intra-facility piping), inspections and records, security, and training. Most importantly, the facility must fully implement the SPCC plan and train personnel in its execution. Where applicable, Roosevelt maintains and implements SPCC plans for its facilities.

Water Discharges

The CWA and analogous state laws and regulations impose restrictions and strict controls regarding the discharge of pollutants into navigable waters, defined as waters of the U.S. (“WOTUS”), as well as state waters. The CWA prohibits the placement of dredge or fill material in wetlands or other WOTUS unless authorized by a permit issued by the U.S. Army Corps of Engineers (“Corps”) or a delegated state agency pursuant to Section 404. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. Also, in June 2016, the EPA issued a final rule implementing wastewater pretreatment standards that prohibit onshore unconventional oil and natural gas extraction facilities from sending wastewater to publicly owned treatment works. This restriction of disposal options for hydraulic fracturing waste and other changes to CWA requirements may result in increased costs to Roosevelt. Federal and state regulatory agencies can impose administrative, civil, and criminal penalties for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations.

In January 2023, the EPA and the Corps issued a final rule that revises the definition of WOTUS. Separately, in May 2023, the U.S. Supreme Court’s decision in Sackett v. EPA narrowed federal jurisdiction over wetlands to “traditional navigable waters” and wetlands or other waters that have a “continuous surface connection” with or are otherwise indistinguishable from traditional navigable water. In September 2023, the EPA and the Corps published a direct-to-final rule that conforms the regulatory definition of WOTUS to the Supreme Court’s Sackett decision. However, litigation opposing the September 2023 final rule remains ongoing and substantial uncertainty exists with respect to future implementation of the September 2023 rule and the scope of CWA jurisdiction more generally. To the extent the rule or any future rule or court decision expands the scope of the CWA’s jurisdiction, Roosevelt could face increased permitting costs and project delays.

Underground Injection Control

The underground injection of crude oil and natural gas wastes is regulated by the Underground Injection Control (“UIC”) program, as authorized by the SDWA, as well as by state programs. The primary objective of injection well operating requirements is to ensure the mechanical integrity of the injection apparatus and to prevent migration of fluid from the injection zone into underground sources of drinking water, as well as to prevent communication between injected fluids and zones capable of producing hydrocarbons. The SDWA establishes requirements for permitting, testing, monitoring, recordkeeping, and reporting of injection well activities, and prohibits the migration of fluid containing contaminants into underground sources of drinking water. Any leakage from the subsurface portions of the injection wells could cause degradation of fresh groundwater resources, potentially resulting in the suspension of permits, issuance of fines and penalties from governmental agencies, required costly remediation of the affected resource, and imposition of liability by third parties for property damages and personal injuries.

Under the auspices of the federal UIC program as implemented by states with UIC primacy, regulators, particularly at the state level, are becoming increasingly sensitive to possible correlations between underground injection and seismic activity. Consequently, state regulators implementing both the federal UIC program and state corollaries are heavily scrutinizing the location of injection facilities relative to faulting and are limiting both the density and injection facilities as well as the rate of injection.

In Texas, the RRC regulates the disposal of produced water by injection well. Permits must be obtained before drilling saltwater disposal wells, and casing integrity monitoring must be conducted periodically to ensure the casing is not leaking saltwater to groundwater. Contamination of groundwater by oil and natural gas drilling, production, and related operations may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In response to recent seismic events near underground injection wells used for the disposal of oil and natural gas-related waste waters, federal and some state agencies have begun investigating whether such wells have caused increased seismic activity, and some states have shut down or placed volumetric injection limits on existing wells or imposed moratoria on the use of such injection wells. In response to concerns related to induced seismicity, regulators in some states have already adopted or are considering additional requirements related to seismic safety. For example, the RRC has adopted rules for injection wells to address these concerns in Texas. Among other things, the rules require companies seeking permits for disposal wells to provide seismic activity data in permit applications, provide for more frequent monitoring and reporting for certain wells and allow the RRC to modify, suspend, or terminate permits on grounds that a disposal well is likely to be, or determined to be, causing seismic activity. More stringent regulation of injection wells could lead to reduced construction or the capacity of such wells, which could in turn impact the availability of injection wells for disposal of wastewater from Roosevelt’s operations. Increased costs associated with the transportation and disposal of produced water, including the cost of complying with regulations concerning produced water disposal, may reduce Roosevelt’s profitability. The costs associated with the disposal of produced water are commonly incurred by all oil and natural gas producers, however, Roosevelt does not believe that these costs will have a material adverse effect on Roosevelt’s operations. In addition, third-party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Hydraulic Fracturing

Hydraulic fracturing is a practice used to stimulate production of natural gas and/or oil from low permeability subsurface rock formations by injecting water, sand, and chemicals such as CO2 under pressure. Oil and natural gas may be recovered from certain of Roosevelt’s oil and natural gas properties through the use of hydraulic fracturing. Hydraulic fracturing is subject to regulation by state regulatory authorities, and several federal agencies have asserted federal regulatory authority over certain aspects of the hydraulic fracturing process. For example, the EPA published permitting guidance in February 2014 addressing the use of diesel fuel in fracturing operations, and in June 2016, issued final effluent limitations guidelines under the CWA that wastewater from shale natural gas extraction operations must meet before discharging to a publicly owned treatment works.

Congress has, from time to time, considered legislation to provide for federal regulation of hydraulic fracturing, including a requirement to disclose the chemicals used in the hydraulic fracturing process but, at this time, federal legislation related to hydraulic fracturing appears uncertain. In Texas, specific oil and natural gas regulations apply to oil and gas operations, including the drilling, completion and operations of wells, and the disposal of waste oil and salt water. In October 2023, the RRC announced draft amendments to its water protection rules to, among other things, encourage waste recycling. There are also procedures incident to the plugging and abandonment of dry holes or other non-operational wells, all as governed by the applicable governing state agency. As an example, the RRC adopted rules in 2014 requiring companies seeking permits for disposal wells to provide seismic activity data in permit applications. The rules also allow the RRC to modify, suspend, or terminate permits if a disposal well is determined to be causing seismic activity. Determinations by the RRC under these rules may adversely affect Roosevelt’s operations.

Local governments may also seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. In Texas, state law expressly preempts local governments from regulating oil and gas operations with limited exceptions. If new laws or regulations that significantly restrict hydraulic fracturing are adopted at the local, state, or federal level, Roosevelt’s fracturing activities could become subject to additional permit and financial assurance requirements, more stringent construction requirements, increased reporting or plugging and abandoning requirements or operational restrictions and associated permitting delays and potential increases in costs. These delays or additional costs could adversely affect the determination of whether a well is commercially viable and could cause Roosevelt to incur substantial compliance costs. Restrictions on hydraulic fracturing could also reduce the amount of oil and natural gas that Roosevelt is ultimately able to produce in commercial quantities.

Climate Change

Continuing political and social attention to the issue of global climate change has resulted in both existing and pending international agreements and national, regional or local legislation and regulatory measures to limit or reduce emissions of so-called greenhouse gases (“GHGs”), such as cap-and-trade regimes, carbon taxes, restrictive permitting, increased fuel efficiency standards and incentives or mandates for renewable energy. The EPA has adopted and implemented regulations under existing provisions of the CAA that, among other things, establish Prevention of Significant Deterioration (“PSD”) construction and Title V operating permit requirements for GHG emissions from certain large stationary sources that are already major sources of criteria pollutants under the CAA. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet “best available control technology” standards. GHG emissions standards could adversely affect Roosevelt’s operations and restrict or delay Roosevelt’s ability to obtain air permits for new or modified facilities that exceed GHG emission thresholds. In addition, the EPA has adopted rules requiring the reporting of GHG emissions from oil and natural gas production and processing facilities on an annual basis, as well as reporting GHG emissions from gathering and boosting systems, oil well completions and workovers using hydraulic fracturing.

In addition, the Bureau of Land Management (“BLM”) has issued final rules to reduce methane emissions from venting, flaring, and leaks during oil and natural gas operations on federal lands that are substantially similar to the CAA’s New Source Performance Standards in 40 C.F.R. Part 60, Subpart OOOOa (“GHG NSPS”), although these rules were rescinded by federal courts and the rescissions are currently under appeal. Moreover, several states have already adopted rules requiring operators of both new and existing sources to develop and implement an LDAR program and to install devices on certain equipment to capture methane emissions. Compliance with these rules could require Roosevelt to purchase pollution control and leak detection equipment, and to hire additional personnel to assist with inspection and reporting requirements.

Additionally, a number of state and regional efforts are aimed at tracking and/or reducing GHG emissions by means of cap-and-trade programs that typically require major sources of GHG emissions to acquire and surrender emission allowances in return for emitting those GHGs. At the international level, under the United Nations-sponsored "Paris Agreement," signatories agreed to limit their GHG emissions through non-binding, individually determined reduction goals every five years after 2020. The United States rejoined the Paris Agreement in February 2021. In early 2021, the Biden Administration issued a moratorium on oil and gas leasing on federal lands and waters to reduce emissions. Since then, the moratorium has been the subject of litigation and in August 2022, a federal judge entered an injunction against the moratorium. In November 2021, the United States participated in the United Nations Climate Change Conference in Glasgow, Scotland, United Kingdom (“COP26”). COP26 resulted in a pact among approximately 200 countries, including the United States, called the Glasgow Climate Pact. Relatedly, the United States and European Union jointly announced the launch of the “Global Methane Pledge,” which aims to cut global methane pollution at least 30% by 2030 relative to 2020 levels, including “all feasible reductions” in the energy sector. In conjunction with COP26, the United States committed to an economy-wide target of reducing net greenhouse gas emissions by 50-52 percent below 2005 levels by 2030. Also in November 2021, President Biden signed a $1 trillion dollar infrastructure bill into law. The new infrastructure law, IRA, includes several climate-focused investments, including upgrades to power grids to accommodate increased use of renewable energy and expansion of electric vehicle infrastructure. The above-referenced IRA allocated $369 billion to energy and climate initiatives. In November 2022, the United States participated in the United Nations Climate Change Conference in Egypt (“COP27”). In December 2023, the United States participated in the United Nations Climate Change Conference in the United Arab Emirates (“COP28”). In November 2024, the United States participated in COP29 in Azerbaijan. Further, several states and local governments remain committed to the principles of the Paris Agreement in their effectuation of policy and regulations.

However, considering the inauguration of President Trump, it is not possible at this time to predict the effect of the new administration’s actions or policies regarding domestic legislation and participation in the Paris Agreement or the Glasgow Climate Pact, or how ensuing related legislation, policies or regulations that may be adopted would impact Roosevelt’s business. However, any such future laws and regulations restricting federal leases, imposing reporting obligations, or limiting emissions of GHGs from Roosevelt’s equipment and operations, could impair Roosevelt’s production, could require it to incur costs to reduce emissions of GHGs associated with Roosevelt’s operations and could decrease demand for oil and natural gas.

In September 2023, the Biden Administration directed federal agencies to consider the Social Cost of GHGs metric in budgeting, procurement and other agency decisions, including in environmental reviews, where appropriate. Several states, though none in the areas where Roosevelt operates, have implemented, of their own accord or in coordination with their neighbor states, regional initiatives and programs limiting, monitoring or otherwise regulating GHG emissions.

The adoption and implementation of any laws or regulations imposing reporting obligations on, or limiting emissions of GHG from Roosevelt’s equipment and operations could require additional expenditures to reduce emissions of GHGs associated with its operations, or could adversely affect demand for the oil and natural gas Roosevelt produces, and thus possibly have a material adverse effect on Roosevelt’s revenues, as well as having the potential effect of lowering the value of Roosevelt’s reserves. Recently, stakeholders concerned about the potential effects of climate change have directed their attention at sources of funding for fossil-fuel energy companies, which has resulted in certain financial institutions, funds and other sources of capital restricting or eliminating their investment in oil and natural gas activities. Ultimately, this could make it more difficult to secure funding for exploration and production activities. Finally, to the extent increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods, and other climatic events, such events could have a material adverse effect on the Company and potentially subject the Company to further regulation. The trend of more expansive and stringent environmental legislation and regulations, including greenhouse gas regulation, could continue, resulting in increased costs of conducting business and consequently affecting Roosevelt’s profitability. Roosevelt also is aware that the SEC intends to propose new and additional rules regarding company disclosure of climate change risk. Roosevelt will monitor and comply with any such promulgated rules.

Operational Hazards and Insurance

The oil and natural gas business involves a variety of operating risks, including the risk of fire, explosions, well blow-outs, pipe failures, industrial accidents, and, in some cases, abnormally high pressure formations which could lead to environmental hazards such as oil releases, chemical releases, natural gas leaks and the discharge of toxic gases.

Any of these risks could adversely affect Roosevelt’s ability to conduct operations or result in substantial losses to Roosevelt, for example, as a result of damage to its property or equipment or injury to its personnel. These operational risks could also result in the spill or release of hazardous materials such as drilling fluids or other chemicals, which may result in pollution, natural resource damages, or other environmental damage and necessitate investigation and remediation costs. As a result, Roosevelt could be subject to liability under environmental law or common law theories. In addition, these operational risks could result in the suspension or delay of Roosevelt’s operations, which could have significant adverse consequences on its business.

In accordance with what Roosevelt believes to be industry practice, it maintains insurance against some, but not all, of the operating risks to which Roosevelt’s business is exposed. Under certain circumstances, Roosevelt may be liable for environmental damage caused by previous owners or operators of properties that Roosevelt owns, leases or operates. As a result, Roosevelt may incur substantial liabilities to third parties or governmental entities for environmental matters for which Roosevelt does not have insurance coverage, which could reduce or eliminate funds available for exploration, development or acquisitions or cause it to incur losses.

Seasonal Nature of Business

Weather conditions often affect the demand for, and prices of, natural gas and can also delay oil and natural gas drilling, completion, and production activities, disrupting Roosevelt’s overall business plans. Generally, the demand for oil and natural gas fluctuates depending on the time of year, although seasonal anomalies such as mild winters and summers sometimes lessen this fluctuation. Demand for natural gas is typically higher during the winter, resulting in higher natural gas prices for Roosevelt’s natural gas production during our first and fourth fiscal quarters. Further, pipelines, utilities, local distribution companies, and industrial end users utilize oil and natural gas storage facilities and purchase some of their anticipated winter requirements during the summer, which can also lessen seasonal demand. Due to these seasonal fluctuations, Roosevelt’s results of operations for individual quarterly periods may not be indicative of the results that Roosevelt may realize on an annual basis.

Available Information

Roosevelt’s website can be found at https://www.rooseveltresources.com/. The information on, or that can be accessed through, our website is not incorporated by reference into this proxy statement/prospectus and should not be considered part of this proxy statement/prospectus.

Risk Management and Strategy

The Roosevelt’s cybersecurity environment is led by Roosevelt’s information technology (IT) outside contractor under the oversight of the Board, which, in addition to cybersecurity matters, oversees Roosevelt’s IT infrastructure. The IT contractor is responsible for monitoring and managing the security of the Roosevelt’s corporate network and enterprise systems, including technical controls, and safety protocols and responding to security threats.

Roosevelt maintains a cybersecurity risk management program that establishes safeguards for protecting the confidentiality, integrity, and availability of its data, technology, and information systems. The program includes general controls for managing changes in and access to Roosevelt’s IT environment, cybersecurity awareness and training to help employees identify and mitigate against cybersecurity threats, cybersecurity incident response plans and third-party incident response retainers to help expedite Roosevelt’s response in the event of a cybersecurity incident.

Roosevelt’s IT contractor is primarily responsible for the day-to-day operation of Roosevelt’s cybersecurity program, identifying cybersecurity threats and incidents, and managing the material risks associated with cybersecurity threats. Roosevelt’s IT contractor engages third-party vendors and cybersecurity consortiums periodically for cybersecurity-related guidance and certifications. In the event of a cybersecurity incident, Roosevelt’s policy requires that the IT contractor, the Roosevelt Security Officer, and the Roosevelt Chief Financial Officer to work to assess and respond to the incident.

There have been no cybersecurity incidents that have materially affected Roosevelt’s business strategy, results of operations, or financial condition.

Description of Property

The following is a discussion of Roosevelt’s significant oil and natural gas properties. Reserve estimates as of September 30, 2024, were determined internally by Jimmy C. Hawkins, Roosevelt’s President. See "Reserve Estimates" below.

At September 30, 2024, Roosevelt owned and operated interests in eight gross (6.96 net) oil wells in its CCUS-EOR project area.

Developed Leasehold Acreage

As of September 30, 2024, Roosevelt owned leasehold interests in the following developed properties in both gross and net acreage.

	Developed
	Gross Acres	Net Acres
Texas	22,785	17,626

Gross and Net Productive Wells

As of September 30, 2024, Roosevelt owned interests in the following oil and gas wells in both gross and net acreage:

	Gross Wells	Net Wells
Oil	8	6.96
Total	8	6.96

Drilling Activities

Roosevelt did not drill any oil and gas wells during 2023 or during the nine months ended September 30, 2024.

Production

The following table summarizes, for the years indicated, Roosevelt’s net share of oil and natural gas production, average sales price per BBl and per Mcf, and the total barrels of oil equivalent based on natural gas liquid yields. A 6 Mcf to 1 BBl energy equivalent ratio was applied to residue natural gas during the conversion. “Net” production refers to production that Roosevelt owns either directly or indirectly through partnership or joint venture interests produced to its interest after deducting royalty, limited partner or other similar interests. Roosevelt generally sells its oil and natural gas at prices then prevailing on the “spot market” and does not have any material long-term contracts for the sale of natural gas at a fixed price.

	2023	2022
Net volume
Oil (BBl)	85,261	118,174
Gas (Mcf)	124,247	24,620
Total Boe	105,969	122,277
Average sales price
Oil (BBl)	$75.27	$94.92
Gas (Mcf)	$5.12	$6.89
Net production costs and taxes	$917,734	$625,814
Lifting costs (per Boe)	$8.66	$5.12

Reserve Estimates

Roosevelt management has established, and is responsible for, internal controls designed to provide reasonable assurance that the estimates of proved reserves are computed and reported in accordance with rules and regulations of the SEC as well as established industry practices used by independent engineering firms and Roosevelt’s peers. These internal controls include documented process workflows and qualified engineering and geological personnel with specific reservoir experience. Roosevelt’s President has over 45 years of experience in the oil and natural gas industry and graduated with a degree in Petroleum Engineering from Texas A&M University in 1984 and an Associates in Applied Science in Petroleum Technology from Tyler Junior College in 1981. He also did post-graduate work at Heriot-Watt University, in Edinburgh, Scotland. During his career, he has had various relevant responsibilities in technical and leadership roles including asset management, drilling and completions, production engineering, reservoir engineering and reserves management, economic evaluations, and field development in U.S. onshore projects and various international projects in the eastern hemisphere. Mr. Hawkins meets or exceeds the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

The following table summarizes our proved developed and undeveloped oil and natural gas reserves as of September 30, 2024, using average first-day-of-the-month closing prices for the prior twelve months and disaggregated by product. All proved reserves are located in Texas.

Net Proved Oil and Natural Gas Reserves

	All located in Texas
Category	Oil (MBbl)	Natural Gas (MMcf)
PROVED
Developed:	1,788	3,652
Undeveloped:	36,843	—
TOTAL PROVED	38,631	3,652
Prices used:	$73.71	$3.20

Oil and gas reserve estimates and the discounted present value estimates associated with the reserve estimates are based on numerous engineering, geological and operational assumptions that generally are derived from limited data. The accuracy of the reserve estimates is dependent on many factors, including the following:

•
the quality and quantity of available data and the engineering and geological interpretation of that data;
•
estimates regarding the amount and timing of future costs, which could vary considerably from actual costs;
•
the accuracy of economic assumptions; and
•
the judgment of the personnel preparing the estimates.

The proved oil and natural gas reserves disclosed above are based on reserve estimates determined and prepared by Mr. Hawkins primarily using decline curve analysis to determine the reserves of individual producing wells. To establish reasonable certainty with respect to Roosevelt’s estimated proved reserves, Mr. Hawkins employed technologies that have been demonstrated to yield results with consistency and repeatability. Reserves attributable to producing wells with limited production history were estimated using volumetric estimates or performance from analogous wells in the surrounding area. These wells were considered to be analogous based on production performance from the same formation and completions using similar techniques. The technologies and economic data used to estimate Roosevelt’s proved reserves include, but are not limited to, well logs, geological maps, seismic data, well test data, production data, historical price and cost information and property ownership interests. Reserves attributable to undeveloped locations were estimated using a numerical reservoir simulator loaded with rigorously determined geological and reservoir characteristics. Estimates for specific geological locations were determined using reservoir simulation and overall forecasts were compared to production performance of analogous wells from the surrounding area.

Legal Proceedings

From time to time, Roosevelt may be involved in various legal proceedings or may be subject to claims that arise in the ordinary course of business. The outcome of any such claims or proceedings cannot be predicted with certainty. As of the date of this filing, Roosevelt management is not aware of any claims against Roosevelt, which if determined against Roosevelt, would be material to Roosevelt.

ARCADIA MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. In addition to historical financial information, this report contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. The statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and elsewhere in this proxy statement/prospectus under the heading “Risk Factors.” Furthermore, such forward-looking statements speak only as of the date of this proxy statement/prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Solely for convenience, the trademarks, service marks and trade names referred to in this proxy statement/prospectus may appear without the ®, TM, or SM symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, or trade names.

Overview

Since acquiring the assets of Zola in May 2021, Arcadia has provided consumers with a way to rehydrate, reset, and reenergize with Zola coconut water products. Arcadia has leveraged its history as a leader in science-based approaches to develop high value products and drive innovation in the consumer goods industry. Previously, Arcadia developed products primarily in wheat, which it commercialized through the sales of seed, grain and food ingredients and products, and through trait licensing and royalty agreements.

In May 2021, Arcadia’s wholly owned subsidiary Arcadia Wellness, LLC (“Arcadia Wellness”) acquired the businesses of Eko Holdings, LLC, Lief, LLC, and Zola. The acquisition included Saavy Naturals™, a line of natural body care products, Soul Spring™, a CBD-infused botanical therapy brand in the natural category, and ProVault™, a THC-free CBD sports performance formula made with natural ingredients, providing effective support and recovery for athletes (collectively, “body care brands”). Also included in the purchase was Zola, a coconut water sourced exclusively with sustainably grown coconuts from Thailand. In July 2022, the Company entered into an agreement to license Saavy Naturals to Radiance Beauty and Wellness, Inc. (“Radiance Beauty”). In July 2023, Arcadia’s management made the decision to exit the remaining body care brands, Soul Spring and ProVault, as a result of continued pressure on the CBD market due to regulatory uncertainty. Body care operations ceased during the third quarter of 2023.

In July 2023, Arcadia issued a press release disclosing that it had initiated a process to explore a range of potential transactions and alternative strategies focused on maximizing long-term shareholder value, and that strategic options might include the potential for an acquisition, company sale, merger, business combination, asset sale, joint venture, licensing arrangement, capital raise or other strategic transaction. Following commencement of the process and during the 2024 year, Arcadia engaged in a number of transactions resulting in the sale or disposition of several of its consumer products technology and assets.

On May 14, 2024, Arcadia sold its non-GMO Resistant Starch (“RS”) durum wheat trait to longtime partner Corteva Agriscience (“Corteva”) for total cash consideration of $4.0 million. Under the terms of the agreement, Arcadia retained certain rights to use the RS durum wheat trait.

On May 16, 2024, Arcadia sold the GoodWheat™ brand to Above Food for net consideration of $3.7 million. The strategic decision to sell GoodWheat enabled the Company to monetize its intellectual property early. The assets sold consisted primarily of grain and finished goods inventories, formulations and trademarks. The disposition of GoodWheat met the "held for sale" criteria per ASC 205-20-45-1B and represented a strategic shift that had a major effect on the Company's operations and financial results. As a result, the financial statements and related notes as of December 31, 2023 and 2022 were recast to reflect the GoodWheat disposition as a discontinued operation. The disposition of GoodWheat resulted in a loss of $1,500 in 2024. Refer to Note 6 to the condensed consolidated financial statements for the three-and nine-month periods ending September 30, 2024 and 2023, appearing elsewhere in this proxy statement/prospectus for further details of the transaction.

Our Products

Zola Coconut Water

Founded in 2002, Zola became part of the Arcadia family of brands in May 2021. Sourced from Thailand, Zola is a pure, natural, 100% coconut water with a crisp, clean taste that’s slightly sweet and refreshing. Naturally hydrating and rich in electrolytes, Zola is Non-GMO Project Verified and only contains 60 calories per serving. In taste tests, Zola beat competitors 2 to 1, and the Company believes that it is a superior way to rehydrate, reset and reenergize. Zola flavors include original, original with pulp, espresso, lime and pineapple.

Agronomic Wheat Traits

On average, Americans get approximately 20% of their daily calories from wheat. As a result, Arcadia developed a portfolio of non-GMO specialty wheat traits to offer healthier, nutrient-rich wheat options while providing the same baking quality, taste, and texture as traditional wheat. Arcadia’s non-GMO Reduced Gluten High Fiber Wheat has fewer allergenic glutens and higher fiber than traditional wheat while Arcadia’s non-GMO Extended Shelf-Life Wheat extends the shelf life of milled whole wheat flour.

Arcadia believes that its proprietary intellectual property with multiple non-GMO wheat traits offer functional benefits and a compelling point of differentiation. We intend to seek to monetize our proprietary technology, including through possible asset sale transactions.

Recent Developments

On December 4, 2024, Arcadia entered into the Exchange Agreement with Roosevelt pursuant to which, among other matters and subject to the satisfaction or waiver of the conditions set forth in the Exchange Agreement, Arcadia agreed to issue the Exchange Consideration to the Limited Partners of Roosevelt in exchange for all of the partner interests in Roosevelt, with Arcadia continuing and Roosevelt continuing as a wholly owned subsidiary of Arcadia. For additional information, see the sections entitled “The Exchange” and “The Exchange Agreement” beginning on pages 54 and 81 of this proxy statement/prospectus, respectively.

If the Exchange is completed, the combined company will focus on developing Roosevelt’s oil and gas resources and business, which are described on beginning on page 123 under the section entitled “Roosevelt’s Business,” and Arcadia’s Zola business will also continue after the completion of the Exchange, subject to any future decisions by the board of directors and management of the combined company concerning the Zola business. If the Exchange is not completed, then Arcadia will reconsider its strategic alternatives.

Discontinued Operations

As noted above, Arcadia exited the GoodWheat and body care brands. In accordance with the provisions of ASC 205-20, Arcadia has separately reported the assets and liabilities of the discontinued operations in the consolidated balance sheets and the results of the discontinued operations as separate components on the consolidated statements of operations and comprehensive loss for all periods presented. See Note 1 to the Arcadia consolidated financial statements appearing elsewhere in this proxy statement/prospectus for further information on discontinued operations.

Components of Our Statements of Operations Data

Revenues

We derive our revenues from product sales, royalties and license fees.

Product revenues

Product revenues consist primarily of sales of Zola and GLA products. We recognize revenue from product sales when control of the product is transferred to third-party distributors and manufacturers, collectively “our customers,” which generally occurs upon delivery. Revenues fluctuate depending on the timing of shipments of product to our customers and are reported net of estimated chargebacks, returns and losses.

Royalty Revenues

Royalty revenues consist of amounts earned from the sale of commercial products that incorporate the Company’s traits by third parties. Royalty revenues consist of a minimum annual royalty, offset by amounts earned from the sale of products. The Company recognizes the minimum annual royalty on a straight-line basis over the year, and recognizes royalty revenue resulting from the sale of products when the third parties transfer control of the product to their customers, which generally occurs upon shipment. Royalty revenues can fluctuate depending on the timing of shipments of product by the third parties to their customers.

License revenues

License revenues consist of up-front, nonrefundable license fees, annual license fees, and subsequent milestone payments that we receive under our license agreements. Revenue generated from up-front license fees are recognized upon execution of the agreement. We recognize annual license fees when it is probable that a material reversal will not occur.

Milestone fees are variable consideration that is initially constrained and recognized only when it is probable that such amounts would not be reversed. The Company assesses when achievement of milestones are probable in order to determine the timing of revenue recognition for milestone fees. Milestones typically represent significant stages of development for our traits in a potential commercial product, such as achievement of specific technological targets, completion of trials, filing with regulatory agencies, completion of the regulatory process, and commercial launch of a product containing our traits. Given the seasonality of agriculture and time required to progress from one milestone to the next, achievement of milestones is inherently uneven, and license revenues are likely to fluctuate significantly from period to period.

Operating Expenses

Cost of revenues

Cost of revenues primarily relates to the sale of Zola products and consists of product and freight costs. Adjustments or write-downs to inventory are also included in the cost of revenues.

Research and development expenses (“R&D”)

Research and development expenses consist of costs incurred in the development and testing of our products and other products in development incorporating our traits. These expenses currently consist primarily of fees paid to product formulation consultants and are expensed as incurred. Additionally, the Company is required from time to time to make certain milestone payments in connection with the development of technologies in-licensed from third parties. The Company’s research and development expenses may fluctuate from period to period.

Gain on sale of Verdeca

The gain on sale of Verdeca is the gain recognized for the sale of the Company’s membership interests in the Verdeca joint venture to our partner Bioceres in November 2020. In February 2012, the Company partnered with

Bioceres to form Verdeca, which we equally owned. Verdeca was formed to develop and deregulate soybean varieties using both partners’ agricultural technologies. In November 2020, Arcadia sold its membership interest in Verdeca to Bioceres in a transaction in which Arcadia received cash, shares of Bioceres stock and a royalty stream of up to $10.0 million on sales of Haab 4 (“HB4”) soybean. An additional $2.0 million in cash was to be paid to Arcadia upon Verdeca achieving commercial plantings of at least 200,000 hectares of HB4 or China approving the HB4 soybean trait for “food and feed”.

Impairment of Intangible Assets

Impairments of intangible assets are recorded when the fair value of intangible assets drops below their carrying amount.

Change in fair value of contingent consideration

Change in the fair value of contingent consideration is comprised of the fair value remeasurement of the liabilities associated with the Company’s contingent consideration.

Gain on sale of property and equipment, net

Gain on sale of fixed assets includes gains from the sale of tangible assets sold above their net book value.

Impairment of property and equipment

Impairment of property and equipment, net includes losses from tangible assets due to impairment or recoverability test charges to write down fixed assets to their fair value or recoverability value.

Impairment of right-of-use (“ROU”) assets

Impairment of ROU assets includes losses from right-of-use assets due to impairment or recoverability test charges to write down the ROU asset to their fair value or recoverability value.

Selling, general and administrative expenses

Selling, general and administrative expenses consist primarily of employee costs, professional service fees, broker and sales commission fees, and overhead costs. Our selling, general, and administrative expenses may fluctuate from period to period. In connection with our commercialization activities for our consumer products, we expect to increase our investments in sales and marketing, including additional consulting fees.

Interest income

Interest income consists of interest income on our cash and cash equivalents and investments.

Other income, net

Other income, net consists of miscellaneous income.

Valuation loss on March 2023 PIPE

Valuation loss on March 2023 PIPE includes the fair value in excess of gross proceeds and the increase in fair value related to the re-pricing of existing warrants.

Change in the estimated fair value of common stock warrant and option liabilities

Change in the estimated fair value of common stock warrant and option liabilities is comprised of the fair value remeasurement of the liabilities associated with our financing transactions.

Issuance and offering costs allocated to liability classified options

Issuance and offering costs generally include placement agent, legal, advisory, accounting and filing fees related to financing transactions.

Income tax expense

Our income tax provision has not been historically significant, as we have incurred losses since our inception. The provision for income taxes consists of state and foreign income taxes. Due to cumulative losses, we maintain a valuation allowance against our U.S. deferred tax assets as of December 31, 2023 and 2022. We consider all available evidence, both positive and negative, including but not limited to: earnings history, projected future outcomes, industry and market trends, and the nature of each of the deferred tax assets in assessing the extent to which a valuation allowance should be applied against our U.S. deferred tax assets.

Net loss from discontinued operations

Net loss from discontinued operations represents results of operations related to the discontinued GoodWheat and body care brands. See Note 1 to the Arcadia consolidated financial statements for the years ended December 31, 2023 and 2022, and Note 1 to the Arcadia consolidated financial statements for the periods ended September 30, 2024 and 2023, appearing elsewhere in this proxy statement/prospectus for further information on discontinued operations.

Results of Operations

Comparison of the Three Months Ended September 30, 2024 and 2023

	Three Months Ended September 30,
	2024	2023	$ Change	% Change
	(In thousands except percentage)
Revenues:
Product	$1,537	$1,298	$239	18%
License	—	—	—	0%
Total revenues	1,537	1,298	239	18%
Operating expenses:
Cost of revenues	1,032	818	214	26%
Research and development	24	15	9	60%
Selling, general and administrative	2,241	1,862	379	20%
Total operating expenses	3,297	2,695	602	22%
Loss from continuing operations	(1,760)	(1,397)	(363)	(26)%
Interest income	233	133	100	75%
Other income, net	15	17	(2)	(12)%
Change in fair value of common stock warrant and option liabilities	330	608	(278)	(46)%
Net loss from continuing operations before income taxes	(1,182)	(639)	(543)	85%
Income tax provision	—	—	—	0%
Net loss from continuing operations	(1,182)	(639)	(543)	85%
Net loss from discontinued operations — Body Care	—	(83)	83	(100)%
Net loss from discontinued operations — GoodWheat	(430)	(1,845)	1,415	(77)%
Net loss	(1,612)	(2,567)	955	(37)%
Net loss attributable to non-controlling interest	—	—	—	0%
Net loss attributable to common stockholders	$(1,612)	$(2,567)	$955	(37)%

Revenues

Product revenues accounted for 100% of total revenues during the three months ended September 30, 2024. Product revenues increased $239,000, or 18%, during the three months ended September 30, 2024 compared to the same period in 2023 driven by an increase in Zola sales.

Cost of revenues

Cost of revenues increased by $214,000, or 26%, during the three months ended September 30, 2024 compared to the same period in 2023 driven by higher revenues and input costs.

Research and development

Research and development expenses increased by $9,000, or 60%, during the three months ended September 30, 2024 compared to the same period in 2023.

Selling, general, and administrative

Selling, general, and administrative expenses increased by $379,000, or 20%, during the three months ended September 30, 2024 compared to the same period in 2023 primarily driven by employee severance expenses related to the change in management.

Interest income

During the three months ended September 30, 2024, the Company recognized interest income of $233,000, of which $186,000 was related to discount amortization and accrued interest on the promissory note from Above Food. The remaining difference was related to interest from investments. During the three months ended September 30, 2023, the Company recognized interest income of $133,000 from investments.

Other income, net

During the three months ended September 30, 2024 and 2023, the Company recognized other income of $15,000 and $17,000, respectively.

Change in the estimated fair value of common stock warrant and option liabilities

The change in the estimated fair value of common stock warrant and option liabilities resulted in a gain of $330,000 and $608,000 during the three months ended September 30, 2024 and 2023, respectively, related to the change in the estimated fair value of the liability classified preferred investment options issued in connection with the March 2023 PIPE and August 2022 Registered Direct Offering financing transactions.

Net loss from discontinued operations

Net loss from discontinued operations for Body Care was $83,000 during the three months ended September 30, 2023. Net loss from discontinued operations for GoodWheat was $430,000 and $1.8 million during the three months ended September 30, 2024 and 2023, respectively. See Note 1 to the condensed consolidated financial statements for further information on discontinued operations.

Comparison of the Nine Months Ended September 30, 2024 and 2023

	Nine Months Ended September 30,
	2024	2023	$ Change	% Change
	(In thousands except percentage)
Revenues:
Product	$3,829	$3,667	$162	4%
License	—	10	(10)	(100)%
Total revenues	3,829	3,677	152	4%
Operating expenses:
Cost of revenues	2,136	1,996	140	7%
Research and development	40	55	(15)	(27)%
Gain on sale of intangible assets	(4,000)	—	(4,000)	100%
Impairment of property and equipment	36	—	36	(100)%
Selling, general and administrative	6,986	6,535	451	7%
Total operating expenses	5,198	8,586	(3,388)	(39)%
Loss from continuing operations	(1,369)	(4,909)	3,540	(72)%
Interest income	428	538	(110)	(20)%
Other income, net	168	36	132	367%
Valuation loss on March 2023 PIPE	—	(6,076)	6,076	(100)%
Change in fair value of common stock warrant and option liabilities	493	5,965	(5,472)	(92)%
Issuance and offering costs allocated to liability classified options	—	(430)	430	(100)%
Net loss from continuing operations before income taxes	(280)	(4,876)	4,596	(94)%
Income tax provision	—	(1)	1	(100)%
Net loss from continuing operations	(280)	(4,877)	4,597	(94)%
Net loss from discontinued operations — Body Care	—	(591)	591	(100)%
Net loss from discontinued operations — GoodWheat	(2,694)	(5,665)	2,971	(52)%
Net loss	(2,974)	(11,133)	8,159	(73)%
Net loss attributable to non-controlling interest	—	(5)	5	(100)%
Net loss attributable to common stockholders	$(2,974)	$(11,128)	$8,154	(73)%

Revenues

Product revenues accounted for 100% of total revenues during the nine months ended September 30, 2024. Product revenues increased $162,000, or 4%, during the nine months ended September 30, 2024 compared to the same period in 2023 driven by an increase in Zola sales.

Cost of revenues

Cost of revenues increased by $140,000, or 7%, during the nine months ended September 30, 2024 compared to the same period in 2023 driven by higher revenues and input costs.

Research and development

Research and development expenses decreased by $15,000, or 27%, during the nine months ended September 30, 2024 compared to the same period in 2023.

Gain on sale of intangible assets

During the nine months ended September 30, 2024, the Company realized a gain of $4.0 million related to the sale of its RS durum wheat trait to Corteva. There was no such gain recorded during the nine months ended September 30, 2023.

Impairment of property and equipment

During the nine months ended September 30, 2024, the Company recognized impairment of property and equipment held for sale of $36,000. There was no such impairment of property and equipment during the nine months ended September 30, 2023.

Selling, general, and administrative

Selling, general, and administrative expenses increased by $451,000, or 7%, during the nine months ended September 30, 2024 compared to the same period in 2023 primarily driven by employee severance expenses related to the change in management as well as higher consulting and legal expenses.

Interest income

During the nine months ended September 30, 2024, the Company recognized interest income of $428,000, of which $282,000 was related to discount amortization and accrued interest on the promissory note from Above Food. The remaining difference was related to interest from investments. During the nine months ended September 30, 2023, the Company recognized interest income of $538,000 from investments.

Other income, net

During the nine months ended September 30, 2024, the Company recognized other income of $168,000, of which $117,000 was related to realized gains on investments. During the nine months ended September 30, 2023, the Company recognized other income of $36,000.

Valuation loss on March 2023 PIPE

During the nine months ended September 30, 2023, the Company recognized a $6.1 million valuation loss related to the March 2023 PIPE financing transaction. The valuation loss includes the fair value in excess of gross proceeds and the increase in fair value related to the re-pricing of existing warrants. There was no such valuation loss during the nine months ended September 30, 2024.

Change in the estimated fair value of common stock warrant and option liabilities

The change in the estimated fair value of common stock warrant and option liabilities resulted in a gain of $493,000 and $6.0 million during the nine months ended September 30, 2024 and 2023, respectively, related to the change in the estimated fair value of the liability classified preferred investment options issued in connection with the March 2023 PIPE and August 2022 Registered Direct Offering financing transactions.

Issuance and offering costs allocated to liability classified options

Issuance and offering costs were $430,000 during the nine months ended September 30, 2023 and were related to the liability classified options issued in the March 2023 PIPE financing transaction. There were no such issuance and offering costs during the nine months ended September 30, 2024.

Net loss from discontinued operations

Net loss from discontinued operations for Body Care was $591,000 during the nine months ended September 30, 2023. Net loss from discontinued operations for GoodWheat was $2.7 million and $5.7 million during the nine months ended September 30, 2024 and 2023, respectively. See Note 1 to the condensed consolidated financial statements for further information on discontinued operations.

Comparison of the Years Ended December 31, 2023 and 2022

	Year Ended December 31,
	2023	2022	$ Change	% Change
	(in thousands)
Revenues:
Product	$4,437	$4,001	$436	11%
License	17	879	(862)	(98)%
Royalty	—	117	(117)	(100)%
Total revenues	4,454	4,997	(543)	(11)%
Operating expenses (income):
Cost of revenues	2,174	3,969	(1,795)	(45)%
Research and development	64	15	49	327%
Gain on sale of Verdeca	—	(1,138)	1,138	(100)%
Impairment of intangible assets	—	141	(141)	(100)%
Change in fair value of contingent consideration	—	(70)	70	(100)%
Gain on sale of property and equipment	(29)	(314)	285	(91)%
Impairment of property and equipment	—	160	(160)	(100)%
Impairment of ROU asset	113	—	113	100%
Selling, general and administrative	8,234	9,221	(987)	(11)%
Total operating expenses	10,556	11,984	(1,428)	(12)%
Loss from operations	(6,102)	(6,987)	885	(13)%
Interest income	695	289	406	140%
Other income, net	48	9	39	433%
Valuation loss on March 2023 PIPE	(6,076)	—	(6,076)	100%
Change in fair value of common stock warrant and option liabilities	6,544	3,209	3,335	104%
Issuance and offering costs allocated to liability classified options	(430)	(314)	(116)	37%
Net loss from continuing operations before income taxes	(5,321)	(3,794)	(1,527)	40%
Income tax expense	(8)	(14)	6	(43)%
Net loss from continuing operations	(5,329)	(3,808)	(1,521)	40%
Net loss from discontinued operations — Body Care	(821)	(4,784)	3,963	(83)%
Net loss from discontinued operations — GoodWheat	(7,836)	(7,020)	(816)	100%
Net loss	(13,986)	(15,612)	1,626	(10)%
Net loss attributable to non-controlling interest	(5)	(236)	231	(98)%
Net loss attributable to common stockholders	$(13,981)	$(15,376)	$1,395	(9)%

Revenues

Product revenues accounted for 100% and 80% of our total revenues in 2023 and 2022, respectively. The $0.4 million, or 11%, increase in product revenues in 2023 compared to 2022 was driven by an increase in GLA sales.

License revenues accounted for 0% and 18% of our total revenues in 2023 and 2022, respectively. During the year ended December 31, 2022, the Company recognized one-time license revenue of $862,000 related to the Verdeca-Bioceres licensing agreement discussed below.

Royalty revenues accounted for 0% and 2% of our total revenues in 2023 and 2022, respectively. The $117,000 of royalty revenues for the year ended December 31, 2022 represents the proportionate share of contracted minimum annual royalty fees that expired in 2022.

Operating expenses (income)

Cost of revenues

Cost of revenues decreased by $1.8 million, or 45%, in 2023 compared to 2022, primarily driven by lower freight costs and inventory write-downs. Gross profit, calculated as total revenues less cost of revenues, was $2.3 million and $1.0 million during the years ended December 31, 2023 and 2022, respectively. The increase in gross profit in 2023 was also primarily driven by lower freight costs and inventory write-downs.

Research and development

Research and development expenses increased by $49,000 in 2023 compared to 2022, primarily related to higher consulting fees.

Gain on sale of Verdeca

In February 2012, the Company partnered with Bioceres to form Verdeca, which we equally owned. Verdeca was formed to develop and deregulate soybean varieties using both partners’ agricultural technologies. In November 2020, Arcadia sold its membership interest in Verdeca to Bioceres in a transaction in which Arcadia received cash, shares of Bioceres stock and a royalty stream of up to $10.0 million on sales of Haab 4 (“HB4”) soybean. An additional $2.0 million in cash was to be paid to Arcadia upon Verdeca achieving commercial plantings of at least 200,000 hectares of HB4 or China approving the HB4 soybean trait for “food and feed”. During the year ended December 31, 2022, the Company recognized a gain on sale of Verdeca of $1.1 million related to the regulatory approval of the Haab 4 soybeans.

Impairment of intangible assets

During the year ended December 31, 2022, the Company recognized impairments of intangible assets of $141,000 related to the Industrial Seed Innovations (“ISI”) intangible assets. See Note 13 to the consolidated financial statements. There was no such impairment of intangible assets recognized during the year ended December 31, 2023.

Change in fair value of contingent consideration

During the year ended December 31, 2022, the Company recognized a decrease in the fair value of the ISI contingent consideration liability due to its remeasurement. See Note 13 to the consolidated financial statements. There was no such change in fair value recognized during the year ended December 31, 2023.

Gain on sale of property and equipment

During the years ended December 31, 2023 and 2022, the Company sold property and equipment for net proceeds exceeding book value by $29,000 and $314,000, respectively.

Impairment of property and equipment, net

During the year ended December 31, 2022, the Company recognized $160,000 of impairments of property and equipment related to Archipelago. There was no impairment of property and equipment recognized during the year ended December 31, 2023.

Impairment of ROU assets

During the year ended December 31, 2023, the Company recognized $113,000 of impairment related to ROU assets. There was no impairment of ROU assets recognized during the year ended December 31, 2022.

Selling, General, and Administrative

Selling, general, and administrative expenses decreased by $1.0 million, or 11%, in 2023 compared to 2022 primarily driven by a decrease in employee compensation.

Interest income

During the year ended December 31, 2023, the Company recognized interest income of $695,000 from investments as compared to $289,000 in 2022.

Other income, net

During the year ended December 31, 2023, the Company recognized other income of $48,000 as compared to $9,000 in 2022.

Valuation loss on March 2023 PIPE

During the year ended December 31, 2023, the Company recognized a $6.1 million valuation loss related to the March 2023 PIPE financing transaction. The valuation loss includes the fair value in excess of gross proceeds and the increase in fair value related to the re-pricing of existing warrants.

Change in the estimated fair value of common stock warrant and option liabilities

The change in the estimated fair value of common stock warrant and option liabilities was $6.5 million during the year ended December 31, 2023 related to the change in the estimated fair value of the liability classified preferred investment options issued in connection with the March 2023 PIPE and August 2022 Registered Direct Offering financing transactions. The change in the estimated fair value of common stock warrant and option liabilities was $3.2 million during the year ended December 31, 2022 related to the change in the estimated fair value of the liability classified preferred investment options issued in connection with the August 2022 Registered Direct Offering financing transaction.

Issuance and offering costs

Issuance and offering costs were $430,000 during the year ended December 31, 2023 and were related to the liability classified options issued in the March 2023 PIPE financing transaction. Issuance and offering costs were $314,000 during the year ended December 31, 2022 related to the August 2022 Registered Direct Offering financing transaction.

Income tax expense

The income tax provision resulted in an expense of $8,000 and $14,000 during the years ended December 31, 2023 and 2022, respectively.

Net loss from discontinued operations

Net loss from discontinued operations for Body Care was $821,000 and $4.8 million during the years ended December 31, 2023 and 2022, respectively. Net loss from discontinued operations for GoodWheat was $7.8 million and $7.0 million during the years ended December 31, 2023 and 2022, respectively. The net loss from discontinued operations was driven by the high cost of selling these products including employee and marketing expenses. See Note 1 to the Arcadia consolidated financial statements appearing elsewhere in this proxy statement/prospectus for further information on discontinued operations.

Seasonality

The coconut water category, similar to other beverages, is seasonal. Generally, sales volumes are highest during our second and third fiscal quarters when the weather is warmer.

Liquidity & Capital Resources

We have funded our operations primarily with the net proceeds from our private and public offerings of our equity securities as well as proceeds from the sale of our products and payments under license agreements. Our principal use of cash is to fund our operations, which are primarily focused on commercializing our products. Our contractual obligations are primarily related to our operating leases for facilities, land and equipment. As of September 30, 2024, we had cash and cash equivalents of $3.9 million, short-term investments of $2.6 million and current note receivable of $1.8 million. For the nine months ended September 30, 2024, the Company had net losses of $3.0 million and net cash used in operations of $7.4 million. As of December 31, 2023, we had cash and cash equivalents of $6.5 million and short-term investments of $5.1 million. For the years ended December 31, 2023 and 2022, the Company had net losses of $14.0 million and $15.6 million, respectively, and net cash used in operations of $15.3 million and $14.0 million, respectively.

Material Cash Requirements

We believe that our existing cash and cash equivalents, short-term investments and current note receivable will not be sufficient to meet our anticipated cash requirements for at least the next 12 months from December 31, 2024, and this raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We may seek to raise additional funds through debt or equity financings, if necessary. We may also consider entering into additional partner arrangements. Any sale of additional equity would result in dilution to our stockholders. Our incurrence of debt would result in debt service obligations, and the instruments governing our debt could provide for additional operating and financing covenants that would restrict our operations. If we require additional funds and are not able to secure adequate additional funding, we may be forced to reduce our spending, extend payment terms with our suppliers, liquidate assets, or suspend or curtail planned product launches. Any of these actions could materially harm our business, results of operations and financial condition.

Liquidity

The following tables summarize total current assets, current liabilities and working capital for the dates indicated (in thousands):

	As of September 30, 2024	As of December 31, 2023
Current assets	$10,711	$14,972
Current liabilities	2,328	3,590
Working capital surplus	$8,383	$11,382

	As of December 31,
	2023	2022
Current assets	$14,972	$25,398
Current liabilities	3,590	4,209
Working capital surplus	$11,382	$21,189

Cash Flows

The following tables summarize our cash flows for the periods indicated (in thousands):

	Nine Months Ended September 30,
	2024	2023
Net cash (used in) provided by:
Operating activities	$(7,418)	$(11,149)
Investing activities	4,827	(4,396)
Financing activities	9	5,512
Net decrease in cash	$(2,582)	$(10,033)

	Year Ended December 31,
	2023	2022
Net cash (used in) provided by:
Operating activities	$(15,294)	$(13,977)
Investing activities	(4,344)	1,417
Financing activities	5,512	4,519
Net decrease in cash and cash equivalents	$(14,126)	$(8,041)

Cash flows from operating activities

Cash used in operating activities for the nine months ended September 30, 2024, was $7.4 million. With respect to our net loss of $3.0 million, non-cash charges, including $92,000 of depreciation, $502,000 of lease amortization, $395,000 of stock-based compensation, $154,000 of write-downs of inventory, and $36,000 of impairment of property and equipment, were offset by the change in fair value of common stock warrant and option liabilities of $493,000, amortization of note receivable discount of $90,000, a gain on disposal of property and equipment of $65,000, gain on sale of RS durum wheat trait of $4.0 million, adjustments in our working capital accounts of $297,000, and operating lease payments of $678,000.

Cash used in operating activities for the nine months ended September 30, 2023, was $11.1 million. With respect to our net loss of $11.1 million, non-cash charges, including $430,000 of issuance and offering costs, $6.1 million of valuation loss recognized for the March 2023 PIPE, $573,000 of stock-based compensation, $535,000 of lease amortization, $227,000 of depreciation and $444,000 of write-downs of inventory, were offset by the change in fair value of common stock warrant and option liabilities of $6.0 million, adjustments in our working capital accounts of $1.7 million, a gain on disposal of property and equipment of $36,000, and operating lease payments of $573,000.

Cash used in operating activities for the year ended December 31, 2023 was $15.3 million. With respect to our net loss of $14.0 million, non-cash charges, including $430,000 of issuance and offering costs, $6.1 million of valuation loss recognized for the March 2023 PIPE, $717,000 of stock-based compensation, $697,000 of lease amortization, $287,000 of depreciation, $444,000 of write-downs of inventory and $113,000 of impairment of ROU assets, were offset by the change in fair value of common stock warrant and option liabilities of $6.5 million, adjustments in our working capital accounts of $2.7 million, a gain on disposal of property and equipment of $40,000, and operating lease payments of $764,000.

Cash used in operating activities for the year ended December 31, 2022 was $14.0 million. With respect to our net loss of $15.6 million, non-cash charges including $1.1 million of stock-based compensation, $884,000 of lease amortization, $2.5 million of write-downs of inventory, $530,000 of impairment of property and equipment, $314,000 of issuance and offering costs, $404,000 of impairment of intangible assets, $439,000 of depreciation, and $1.0 million adjustments in our working capital accounts were offset by $3.2 million for the change in fair value of common stock warrant and option liabilities, gain on sale of Verdeca of $1.1 million, $314,000 of net gain on disposal of property and equipment, and operating lease payments of $932,000.

Cash flows from investing activities

Cash provided by investing activities for the nine months ended September 30, 2024 consisted of proceeds of $342,000 from the sale of property and equipment, proceeds from the sale of investments of $2.5 million, proceeds from the sale of our RS durum wheat trait of $4.0 million, offset by cash paid related to the GoodWheat sale of $2.0 million and $16,000 of purchases of property and equipment.

Cash used in investing activities for the nine months ended September 30, 2023 consisted of proceeds of $42,000 from the sale of property and equipment as well as proceeds of $569,000 from the sale of Verdeca, offset by $5,000 of purchases of property and equipment and $5.0 million of purchases of investments.

Cash used in investing activities for the year ended December 31, 2023 consisted of proceeds of $115,000 from the sale of property and equipment, proceeds of $569,000 from the sale of Verdeca, and proceeds of $2.5 million from the sale of investments, offset by $5,000 of purchases of property and equipment and $7.5 million of purchases of investments.

Cash provided by investing activities for the year ended December 31, 2022 of $1.4 million primarily consisted of $920,000 of proceeds from sales of property and equipment, $569,000 proceeds from sale of Verdeca, partially offset by $72,000 of purchases of property and equipment.

Cash flows from financing activities

Cash provided by financing activities for the nine months ended September 30, 2024 consisted of proceeds from the purchase of ESPP shares of $9,000.

Cash provided by financing activities for the nine months ended September 30, 2023 consisted of gross proceeds of $6.0 million from the March 2023 PIPE financing transaction and proceeds from the purchase of ESPP shares of $12,000, which were offset by payments of transaction costs related to the March 2023 PIPE financing transaction of $497,000.

Cash provided by financing activities for the year ended December 31, 2023 consisted of gross proceeds of $6.0 million from the March 2023 PIPE financing transaction and proceeds from the purchase of ESPP shares of $12,000, which were offset by payments of transaction costs related to the March 2023 PIPE financing transaction of $497,000.

Cash provided by financing activities for the year ended December 31, 2022 of $4.5 million consisted of proceeds from the issuance of common stock relating to the August 2022 RDO financing transaction of $5.0 million gross proceeds and proceeds from the purchase of ESPP shares of $7,000, which were offset by payments of transaction costs related to the August 2022 RDO financing transaction of $488,000.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities, other than Verdeca, a joint venture sold in November 2020.

Critical Accounting Polices and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated, and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We consider our critical accounting policies and estimates to be revenue recognition, determination of the provision for income taxes, and net realizable value of inventory.

Recent Accounting Pronouncements

For discussions of the adoption and potential impacts of recently issued accounting standards, refer to Note 3 and Note 2 of the notes to the Arcadia financial statements for the years ended December 31, 2023 and 2022, and for the periods ended September 30, 2024 and 2023, respectively, appearing elsewhere herein.

ROOSEVELT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Roosevelt’s financial condition and results of operations should be read in conjunction with Roosevelt’s audited financial statements and the related notes to those statements and unaudited interim financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. In addition to historical financial information, this report contains forward-looking statements that involve risks and uncertainties. Roosevelt’s actual results could differ materially from those discussed in the forward-looking statements. The statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of Roosevelt’s management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and elsewhere in this proxy statement/prospectus under the heading “Risk Factors.” Furthermore, such forward-looking statements speak only as of the date of this proxy statement/prospectus. Except as required by law, neither Arcadia nor Roosevelt undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Overview

Roosevelt is a Texas limited partnership formed in September 2011. It is an independent crude oil and natural gas producer that is in business through the development of its enhanced oil recovery (“EOR”) project in the Permian Basin of West Texas.

Roosevelt’s assets are located in Yoakum County, Texas, which lie in the crude oil-rich Northwest Shelf of the Permian Basin. We own approximately 17,626 net acres, of which approximately 1,560 net acres are held in production, with an average working interest of approximately 99%. We operate 100% of the net acreage across our assets. For the year ended December 31, 2023, approximately 80% and 20% of our net production was attributable to crude oil and NGLs (collectively, “liquids”) and natural gas, respectively.

Recent Events

Roosevelt and Arcadia announced December 5, 2024 that the two parties had entered into a securities exchange agreement, which will combine the two companies in an all-stock transaction. Arcadia will issue to the partners of Roosevelt shares of Arcadia common stock at the closing of the transaction in exchange for all of the equity interests in Roosevelt. Following the closing of the transaction, the current equity owners of Roosevelt and the Arcadia shareholders as of the closing are expected to own approximately 90% and 10%, respectively, of the outstanding shares of Arcadia, subject to certain possible adjustments as provided in the definitive agreement.

On December 9, 2024, our original line of credit agreement with Prosperity Bank, as lender, was amended and restated. The amended and restated term loan agreement with Prosperity Bank has a maximum borrowing capacity of $14,000,000, with a maturity date of June 30, 2025. Interest is payable monthly at the greater of a variable rate per annum equal to Prime Rate or 5.50%. The line of credit is secured by substantially all assets of Roosevelt. The line of credit agreement requires Roosevelt to comply with certain financial and nonfinancial covenants commencing on December 31, 2024.

As of January 1, 2025, Roosevelt became the operator of all of its oil and gas properties. Roosevelt is now paying all operating invoices directly and will be processing joint interest billings and distributing revenue to well owners.

Crude Oil and Natural Gas Industry Considerations

Our revenue and profitability depend substantially on factors beyond our control, such as economic, political and regulatory developments. The markets for the commodities produced by Roosevelt are driven by domestic and international forces determining supply and demand bases and, hence, prices.

Outlook

Our financial position and future prospects, including revenue, operating results, profitability, liquidity, ability to implement field development plans and the value of its assets, depend heavily on prevailing commodity prices and access to development capital. The crude oil and natural gas industry is cyclical and commodity prices are highly volatile and subject to a high degree of uncertainty. Capital markets, too, are subject to many influences, both domestic and international, which may affect both the price of and access to development capital.

Principal Components of Results of Operations

Total Revenues

Our revenues are currently derived from the sale of our produced crude oil, including NGLs, and natural gas. These revenues do not include the effects of derivative instruments and may vary significantly from period to period as a result of changes in volumes of production sold or changes in commodity prices. Roosevelt recognizes revenue from its crude oil sales when control transfers to the purchaser at a contractually specified delivery point at or near the central tank battery. The crude oil production is priced on the delivery date based upon prevailing index prices less certain deductions related to oil quality and physical location. When selling crude oil on behalf of royalty owners or working interest owners, Roosevelt is acting as an agent and thus reports the revenue on a net basis. Roosevelt recognizes derivative instruments as assets or liabilities in its balance sheets, measured at fair value and marked-to-market at the end of each reporting period.

Roosevelt recognizes revenue from its natural gas sales when control transfers to the purchaser at a contractually specified delivery point at or near the wellhead or at a collection point for processing. Pricing provisions are tied to a market index, with certain deductions based on, among other factors, whether a well delivers to a gathering or transmission line, quality of natural gas, and prevailing supply and demand conditions, so that the price of the natural gas fluctuates to remain competitive with other available natural gas supplies. Roosevelt recognizes revenue upon delivery of the natural gas to third party purchasers based on the relevant index price net of deductions. When Roosevelt sells natural gas to a processor at the collection point and marketing charges are incurred after control has passed to the processor, those charges are included in the net price recorded as revenue. When selling natural gas on behalf of royalty owners or working interest owners, Roosevelt is acting as an agent and thus reports the revenue on a net basis.

Lease operating expenses

Lease operating expenses represent costs incurred in operations of producing properties and workover costs. The majority of these costs are labor, supplies, repairs and maintenance, allocated overhead costs, workover costs and electricity.

Production taxes

Production taxes are directly related to commodity sales volumes and price changes and are based upon current year sales revenues at current commodity prices.

Depreciation, depletion, and amortization

Roosevelt accounts for its oil and natural gas properties using the successful efforts method, whereby costs relating to the acquisition and development of proved areas are capitalized when incurred. The costs of developed wells are capitalized whether productive or non-productive. Leasehold acquisition costs are capitalized when incurred.

We record depletion expense associated with our producing oil and natural gas properties by field using the units of production (UOP) method. Acquisition costs of proved properties are amortized on the basis of all proved reserves, developed and undeveloped, and capitalized development costs (wells and related equipment and facilities) are amortized on the basis of proved developed reserves.

Depreciation and amortization expense relates to the consumption of our property and equipment. Depreciation is calculated using the straight-line method based on an estimated useful life of seven years.

Management fee expense

Through December 31, 2024, Roosevelt had an internal management fee arrangement with an affiliated entity for the purpose of providing certain accounting and reporting, human resources, information technology, and other services, excluding legal services, for a management fee.

Other expense

Our other expense is primarily comprised of interest expense associated with our line of credit agreement and note payable agreement with Roosevelt Investments, L.P. The note payable to Roosevelt Investments, L.P. was fully paid effective September 30, 2024.

Results of Operations

For the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023

The following table sets forth key components of our results of operations during the nine months ended September 30, 2024, and September 30, 2023:

	Nine Months Ended September 30,
	2024	2023	Variance ($)	Variance (%)
REVENUES
Crude oil and natural gas revenues	$4,319,845	$4,866,176	$(546,331)	-11.2%
EXPENSES
Lease operating expense	2,141,876	2,184,530	(42,654)	-2.0%
Production taxes	204,824	228,378	(23,554)	-10.3%
General and administrative expenses	611,211	104,510	506,701	484.8%
Management fee expense	1,889,018	1,640,985	248,033	15.1%
Participation agreement expenses	113,071	93,357	19,714	21.1%
Depreciation, depletion and amortization	1,022,442	1,661,163	(638,721)	-38.5%
Accretion of asset retirement obligation	12,033	11,429	604	5.3%
Total expenses	5,994,475	5,924,352	70,123	1.2%
Loss from operations	(1,674,630)	(1,058,176)	(616,454)	58.3%
OTHER EXPENSES
Interest expense	(2,436,393)	(2,395,080)	(41,313)	1.7%
Net realized and unrealized loss on commodity price hedging contracts	(15,954)	(84,069)	68,115	-81.0%
Total other (expense)	(2,452,347)	(2,479,149)	26,802	-1.1%
NET LOSS	$(4,126,977)	$(3,537,325)	$(589,652)	16.7%

Our results of operations, or net loss, increased $589,652, or 16.7%, primarily due to an increase in our loss from operations of $616,454, which was primarily associated with our reduction in total revenues and increased operating expenses, as described below, and other immaterial changes.

Total revenues were $4,319,845 for the nine months ended September 30, 2024, compared to $4,866,176 for the nine months ended September 30, 2023, representing a decrease of $546,331 or 11.2%. This decrease was primarily due to a decrease in crude oil revenues of $433,610 due to lower volumes and an $112,721 decrease in natural gas revenues due to lower realized gas prices. Realized crude oil prices were $76.21/ bbl and $74.83/bbl for the nine months ended September 30, 2024 and September 30, 2023, respectively. Realized net natural gas prices were $(0.90)/mcf and $0.06/mcf for the nine months ended September 30, 2024 and September 30, 2023, respectively. The negative gas price was driven by marketing and transportation costs exceeding the realized gross sale prices.

Lease operating expenses were $2,141,876 for the nine months ended September 30, 2024, compared to $2,184,530 for the nine months ended September 30, 2023, representing a decrease of $42,654 or 2.0%. This decrease was primarily due to lower workover costs of $399,119, offset by higher lease operating expenses of $356,465.

Production taxes were $204,824 for the nine months ended September 30, 2024, compared to $228,378 for the nine months ended September 30, 2023, representing a decrease of $23,554 or 10.3%. This decrease was primarily due to the aforementioned decrease in crude oil volumes as production taxes are directly related to commodity sales volumes and price changes.

Depreciation, depletion and amortization was $1,022,442 for the nine months ended September 30, 2024, compared to $1,661,163 for the nine months ended September 30, 2023, representing a decrease of $638,721 or 38.5%. This decrease was due to facilities equipment having been fully depreciated, as well as a reduction in the depletion rate. Depletion rates were $10.43/bbl and $13.76/bbl, respectively, for the nine months ended September 30, 2024 and September 30, 2023.

Management fee expenses were $1,889,018 for the nine months ended September 30, 2024, compared to $1,640,985 for the nine months ended September 30, 2023, representing an increase of $248,033 or 15.3%. The increase in management fees was primarily due to the build-up of costs associated with the EOR project; this includes the additional employees, consultants, and professional services.

Other expenses were $2,452,347 for the nine months ended September 30, 2024, compared to $2,479,149 for the nine months ended September 30, 2023, representing a decrease of $26,802 or 1.1%. This decrease was primarily due to a decrease in net realized and unrealized loss on commodity price hedging contracts of $68,115 partially offset by an increase in interest expense of $41,313.

For the year ended December 31, 2023 compared to the year ended December 31, 2022

The following table sets forth key components of our results of operations during the year ended December 31, 2023 and December 31, 2022:

	Years Ended December 31,
	2023	2022	Variance ($)	Variance (%)
REVENUES
Crude oil revenue	$6,417,620	$11,217,447	$(4,799,827)	-42.8%
Natural gas revenue	20,547	65,226	(44,679)	-68.5%
Total revenues	6,438,167	11,282,673	(4,844,506)	-42.9%
EXPENSES
Lease operating expense	3,298,356	7,982,851	(4,684,495)	-58.7%
Production taxes	302,071	521,363	(219,292)	-42.1%
General and administrative expenses	172,093	162,117	9,976	6.2%
Management fee expense	2,253,570	1,709,753	543,817	31.8%
Participation agreement expenses	141,651	153,571	(11,920)	-7.8%
Depreciation, depletion and amortization	2,173,548	2,248,151	(74,603)	-3.3%
Accretion of asset retirement obligation	15,373	14,655	718	4.9%
Total expenses	8,356,662	12,792,461	(4,435,799)	-34.7%
Loss from operations	(1,918,495)	(1,509,788)	(408,707)	27.1%
OTHER EXPENSES
Interest expense	(3,193,215)	(2,500,349)	(692,866)	27.7%
Abandonment expense	—	(235,506)	235,506	-100.0%
Net realized and unrealized loss on commodity price hedging contracts	(44,736)	(710,244)	665,508	-93.7%
Total other (expense)	(3,237,951)	(3,446,099)	208,148	-6.0%
NET LOSS	$(5,156,446)	$(4,955,887)	$(200,559)	4.0%

Our results of operations, or net loss, increased $200,559, or 4.0%, primarily due to an increase in our loss from operations of $408,707, which was associated with a decrease in our total revenues, partially offset by our decrease in operating expenses, as described below, and other immaterial changes.

Total revenues were $6,438,167 for the year ended December 31, 2023, compared to $11,282,673 for the year ended December 31, 2022, representing a decrease of $4,844,506 or 42.9%. This decrease was primarily due to a decrease in crude oil revenues of $4,799,827. Crude oil volumes decreased 28% during the year, which caused a decrease of $3,124,207 in crude oil revenues, and oil prices decreased 21%, causing a $1,675,620 decline in crude oil revenues. Realized oil prices were $75.27/BBl and $94.92/BBl for year ended December 31, 2023 and December 31, 2022, respectively. Natural gas revenues decreased by $44,679 due to lower prices offset partially by higher volumes. Realized natural gas prices were $0.17/mcf and $2.65/mcf for the year ended December 31, 2023 and December 31, 2022, respectively.

Lease operating expenses were $3,298,356 for the year ended December 31, 2023, compared to $7,982,851 for the year ended December 31, 2022, representing a decrease of $4,684,495 or 58.7%. This decrease was primarily due to lower workover costs of $1,258,434 and lower lease operating expenses of $3,399,060.

Production taxes were $302,071 for the year ended December 31, 2023, compared to $521,363 for the year ended December 31, 2022, representing a decrease of $219,292 or 42.1%. This decrease was primarily due to the aforementioned decrease in crude oil volumes as production taxes are directly related to commodity sales volumes and price changes.

Depreciation, depletion and amortization was $2,173,548 for the year ended December 31, 2023, compared to $2,248,151 for the year ended December 31, 2022, representing a decrease of $74,603 or 3.3%. This decrease was primarily due to an increase in the depletion rate, which created an unfavorable $117,326 variance; this was partially offset by a favorable variance of $200,926 due to volume decreases. Depletion rates were $13.43/BBl and $12.32/BBl for the years December 31, 2023 and December 31, 2022, respectively.

Management fee expenses were $2,253,570 for the year ended December 31, 2023, compared to $1,709,753 for the year ended December 31, 2022, representing an increase of $543,817 or 31.8%. The increase in management fees was primarily due to the build-up of costs associated with the EOR project; this includes the additional employees, consultants, and professional services.

Other expenses were $3,237,951 for the year ended December 31, 2023, compared to $3,446,099 for the year ended December 31, 2022, representing a decrease of $208,148 or 6.0%. This decrease was primarily due to decreases in net realized and unrealized loss on commodity price hedging contracts of $665,508 and abandonment expense of $235,506, partially offset by an increase in interest expense of $692,866. Abandonment expenses were nil and $235,506 for the years ended December 31, 2023 and December 31, 2022, respectively.

Liquidity and Capital Resources

We measure our liquidity in a number of ways, including cash balances on hand, working capital, and operating cash flows. At September 30, 2024, December 31, 2023 and December 31, 2022, we had cash and cash equivalent balances of $31,593, $350,326 and $102,863, respectively. We also had a working capital of $494,643 and $465,723 at September 30, 2024 and December 31, 2023, respectively, and a working deficit at December 31, 2022 of $509,945. For the nine months ended September 30, 2024, we had net losses of $4,126,977 and net cash provided by operations of $79,200. For the years ended December 31, 2023 and 2022, we had had net losses of $5,156,446 and $4,955,887 respectively, and net cash provided by operations of $219,668 and $375,046, respectively.

Our primary sources of liquidity have been cash flow from operations, receiving loans and or contributions from our owners, and borrowings under our line of credit. The implementation of our business plan, as discussed in “Business,” will require the receipt of substantial additional capital. In 2025, we expect to need approximately $125,000,000 to complete the initial phase of our EOR project. We do not currently have access to such capital, and no agreements, oral or written, have been reached to provide any capital for our business. However, following the closing of the transaction and initial trading of the Roosevelt Resources, Inc., it is our intent to secure the required development funds through additional equity raises, vendor financing and commercial lending. It cannot be assured, however, that we will be able to raise any meaningful amount of capital even after the proposed Exchange is completed, in which case our business, results of operations, financial condition, and liquidity would be materially and adversely affected and may impact Roosevelt’s ability to continue as a going concern. Additionally, our development plan would be significantly delayed or not undertaken to any meaningful degree. See “Risks Related to Roosevelt and, After the Exchange, the Combined Company.”

Going Concern

Based on Roosevelt’s cash balance as of September 30, 2024, and projected cash needs for the twelve months following, management estimates that it will need to raise additional capital to cover operating requirements, raising substantial doubt about the entity’s ability to continue as a going concern for one year after the date the September 30, 2024 and December 31, 2023 financial statements were available to be issued.

Historically, Roosevelt has funded operating shortfalls by receiving loans and or contributions from its owners and by drawing on its line of credit. Our plans to alleviate the substantial doubt include obtaining additional funding from our owners and others as described in the Liquidity and Capital Resources section above.

The September 30, 2024 and December 31, 2023 accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of us to continue as a going concern.

Material cash requirements

Our material cash requirements from known obligations include repayment of outstanding borrowings under our line of credit and note payable, interest payment obligations related to our long-term debt, obligations to plug, abandon and remediate our oil and gas properties at the end of their productive lives and obligations associated with outstanding commodity derivative contracts that settle in a loss position. At September 30, 2024, December 31, 2023, and December 31, 2022, the line of credit had an outstanding balance of $12,600,000, $10,898,703 and $13,154,919, respectively. At September 30, 2024, December 31, 2023, and December 31, 2022, the note payable had an outstanding balance of nil, $44,165,638 and $39,678,573, respectively, with accrued interest balances of $12,440,166, $10,970,042 and $8,924,003, respectively.

Cash Flow

For the nine months ended September 30, 2024, compared to the nine month ended September 30, 2023

The following table summarizes Roosevelt's cash flows for the nine months ended September 30, 2024 and 2023:

	Nine Months Ended
	9/30/2024	9/30/2023	Variance ($)	Variance (%)
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$79,200	$(31,538)	$110,738	(351.1)%
Net cash (used in) investing activities	$(49,996)	$(428,182)	$378,186	(88.3)%
Net cash provided by (used in) financing activities	$(347,937)	$490,000	$(837,937)	(171.0)%

Net cash provided by operating activities was $79,200 for the nine months ended September 30, 2024, compared to net cash used in operating activities of $31,538 for the nine months ended September 30, 2023, representing an increase in cash provided by operating activities of $110,738 or 351.1%.

Cash provided by changes in operating assets and liabilities were $1,473,870 during the nine months ended September 30, 2024 compared to $242,263 during the nine months ended September 30, 2023. Changes in operating assets and liabilities during the nine months ended September 30, 2024 were primarily related to a $150,960 decrease in accounts/ affiliate receivable, a $1,752,844 increase in accounts/ affiliate payable and an offsetting $429,933 decrease in accrued liabilities. The increase in accounts/ affiliate payable primarily resulted from an increase in accrued overhead expenses, which were settled through an increase in Roosevelt’s note payable with Roosevelt Investments during the nine months ended September 30, 2024.

Net cash used in investing activities was $49,996 for the nine months ended September 30, 2024, compared to $428,182 used in investing activities for the nine months ended September 30, 2023, representing a decrease of cash used in investing activities of $378,186 or 88.3%. This decrease was primarily due to reduction in capital expenditures on oil and gas properties and decreases in additions to crude oil and natural gas properties.

Net cash used in financing activities was $347,937 for the nine months ended September 30, 2024, compared to net cash provided by financing activities of $490,000 for the nine months ended September 30, 2023, representing a decrease of $837,937, or 171.0%. This decrease was primarily due to cash repayments of our note payable and line of credit exceeding the proceeds received from our line of credit and note payable. Repayments for the nine months ended September 30, 2024 as compared to September 30, 2023 increased $2,752,321; this was partially offset by an increase in proceeds for the same comparative period of $1,914,384, resulting in our net change.

For the year ended December 31, 2023, compared to the year ended December 31, 2022

The following table summarizes Roosevelt’s cash flows for the years ended December 31, 2023 and 2022:

	Year Ended
	12/31/2023	12/31/2022	Variance ($)	Variance (%)
Statement of Cash Flows Data:
Net cash provided by operating activities	$219,668	$375,046	$(155,378)	(41.4)%
Net cash (used in) investing activities	$(482,489)	$(8,376,899)	$7,894,410	(94.2)%
Net cash provided by financing activities	$510,284	$8,100,000	$(7,589,716)	(93.7)%

Net cash provided by operating activities was $219,668 for the year ended December 31, 2023, compared to net cash provided by operating activities of $375,046 for the year ended December 31, 2022, representing a decrease in cash of $155,378 or 41.4%.

Changes in operating assets and liabilities were $1,141,154 during the year ended December 31, 2023 compared to $1,547,377 during the year ended December 31, 2022. Changes in operating assets and liabilities during the year ended December 31, 2023 were primarily related to increases in accounts/ affiliate payable and accrued liabilities of $826,550 and $379,755, respectively (along with other immaterial changes). The increase in payables primarily resulted from the change in affiliate payable due to an increase in accrued overhead expenses, which were settled through an increase in Roosevelt’s note payable with Roosevelt Investments.

Net cash used in investing activities was $482,489 for the year ended December 31, 2023, compared to $8,376,899 for the year ended December 31, 2022, representing a decrease of cash used in investing activities of $7,894,410 or 94.2%. This decrease was primarily due to reduction in capital expenditures on oil and gas properties and decreases in additions to crude oil and natural gas properties as Roosevelt was actively drilling and completing wells during the year ended December 31, 2022. Roosevelt did not drill any crude oil or natural gas wells during the year ended December 31, 2023.

Net cash provided by financing activities was $510,284 for the year ended December 31, 2023, compared to $8,100,000 provided by financing activities for the year ended December 31, 2022 representing a decrease of $7,589,716 or 93.7%. This decrease is primarily due to a reduction in the proceeds from our related party notes payable and line of credit of $5,333,500 and increase in repayments of our line of credit of $2,256,216.

Indebtedness

We are party, as borrowers, to a line of credit agreement with Prosperity Bank, as lender, dated December 10, 2020, as amended from time to time thereafter (the “Amended Prosperity Agreement”). At September 30, 2024, the Amended Prosperity Agreement included a term loan agreement with a maximum borrowing capacity of $13,000,000, with a maturity date of March 29, 2026. The proceeds under the Amended Prosperity Agreement may be used to (i) repay existing indebtedness, (ii) pay fees and expenses related to the Credit Facility Agreement and certain acquisitions and other investments, and (iii) provide for our general corporate purposes, including working capital requirements and capital expenditures. Interest on outstanding principal under the Amended Prosperity Agreement is charged at the greater of a variable rate per annum equal to Prime Rate or 5.50%. Lastly, the Amended Prosperity Agreement requires Roosevelt to comply with certain financial and nonfinancial covenants commencing on December 31, 2024.

At September 30, 2024, December 31, 2023, and December 31, 2022, the line of credit had an outstanding balance of $12,600,000, $10,898,703 and $13,154,919, respectively.

On December 9, 2024, our line of credit agreement was amended and restated. The amended and restated term loan agreement has a maximum borrowing capacity of $14,000,000, with a maturity date of June 30, 2025. Interest is payable monthly at the greater of a variable rate per annum equal to Prime Rate or 5.50%. The line of credit is secured by substantially all assets of Roosevelt. The line of credit agreement requires Roosevelt to comply with certain financial and nonfinancial covenants commencing on December 31, 2024.

We are also party to a note payable agreement with Roosevelt Investments, L.P., a related party. The note payable provides a principle sum of $60,000,000 and matures on July 1, 2028. Interest on the note payable accrues annually at a rate of 4% per annum. The note payable agreement was modified effective September 30, 2024 by entering into a “Debt Exchange and Joinder Agreement” which was essentially a debt for equity swap whereby (i) the principle balance of the note was deemed terminated in full and null, void of and of no further force or effect; and (ii) the accrued interest balance on the note was deemed to cease accruing additional interest as of this date and was ultimately forgiven in total on December 31, 2024. At September 30, 2024, December 31, 2023, and December 31, 2022, the note payable had an outstanding balance of nil, $44,165,638 and $39,678,573, respectively, with accrued interest balances of $12,440,166, $10,970,042 and $8,924,003, respectively.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

Roosevelt does not currently have exposure to the foreign exchange risk arising from foreign currency exposures, primarily in relation to the US dollar.

Interest Rate Risk

Interest rate risk is the risk that changes in market interest rates affect the fair value of our financial instruments. Our exposure to the risk of changes in market interest rates arises primarily from our variable rate debt associated with the Amended Prosperity Agreement. At September 30, 2024, December 31, 2023, and December 31, 2022, we had $12,600,000, $10,898,703 and $13,154,919, borrowings outstanding on the Amended Prosperity Agreement, respectively. Roosevelt also has fixed rate debt but does not currently utilize derivative instruments to manage the economic effect of changes in interest rates.

Counterparty and Customer Credit Risk

Credit risk is the risk of financial loss to us if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises primarily from our collection of receivables resulting from the sale of crude oil, NGL and natural gas production. We monitor our exposure to counterparties on crude oil, NGL and natural gas sales primarily by reviewing credit ratings, financial statements and payment history. We extend credit terms based on our evaluation of each counterparty’s credit worthiness. We have not generally required our counterparties to provide collateral to secure crude oil, NGL and natural gas sales receivables owed to us. For the three and nine months ended September 30, 2024 and for the years ended December 31, 2023 and 2022, we had no allowance for credit losses on our joint interest receivables.

In addition, our commodity derivative arrangements expose us to credit risk in the event of nonperformance by counterparties. However, in order to mitigate the risk of nonperformance, we only enter into derivative contracts with counterparties that are high credit-quality financial institutions. This risk is also managed by limiting the volumes placed under individual contracts. Furthermore, agreements are allowed to be netted upon payment subject to a master netting arrangement with the same counterparty. As a result of these netting provisions, our maximum amount of loss due to credit risk is limited to the net amounts due to and from the counterparties under the derivative contracts. There were no open derivative contracts at September 30, 2024. Roosevelt entered into the following gas hedge contracts in September and October 2024:

•
Gas collar for periods October 31, 2024 through December 31, 2025 totaling 112,500 MMBTU at a floor of $2.50 and a ceiling of $4.00;
•
Gas basis swap for the periods October 1, 2024 through December 31, 2025 for 112,500 MMBTU at a price based on the Henry Hub less $1.085;
•
Gas basis swap for the month of October 31, 2024 for 7,500 MMBTU at a price based on the El Paso, Permian Basin (inside FERC) less $0.09;
•
Gas basis swap for the month of November 30, 2024 for 7,500 MMBTU at a price based on the El Paso, Permian Basin (inside FERC) less $0.12.

Concentration risk

For the nine months ended September 30, 2024, 100% of our total revenue was earned from two customers. Amounts due from these customers included in crude oil and natural gas receivable at September 30, 2024 were $365,843. For the year ended December 31, 2023, 100% of our total revenue was earned from two customers. Amounts due from these customers included in crude oil and natural gas receivable at December 31, 2023 were $446,922. For the year ended December 31, 2022, 100% of our total revenue was earned from two customers. Amounts due from these customers included in crude oil and natural gas receivable at December 31, 2022 were $624,259.

Liquidity Risk

We manage liquidity risk by monitoring cash balances on hand, working capital, and operating cash flows. If operating cash flows are not sufficient to fund our operations, we will need to raise additional financing. It is our intent to secure such additional financing through additional equity raises, vendor financing and commercial lending. See “Liquidity and Capital Resources.”

Inflation Risk

We expect we will continue to experience inflationary pressures on our operating costs and capital expenditures for the foreseeable future. We have undertaken, and plan to continue with, agreements with service providers to secure the costs and availability of services, to mitigate inflationary pressures. However, there can be no assurance that such efforts will offset, largely or at all, the impacts of any future inflationary pressures.

Cybersecurity Risk

As a producer of crude oil and natural gas, we have become increasingly dependent upon digital technologies to conduct our day-to-day operations. It is possible that we could incur interruptions from cybersecurity attacks or breaches, computer viruses or malware that could result in disruption of our business operations and/or financial loss. In response, we maintain a cybersecurity risk management program that establishes safeguards for protecting the confidentiality, integrity, and availability of its data, technology, and information systems. The program includes general controls for managing changes in and access to our IT environment, cybersecurity awareness and training to help employees identify and mitigate against cybersecurity threats, cybersecurity incident response plans and third-party incident response retainers to help expedite our response in the event of a cybersecurity incident. Although we utilize these various procedures and controls to monitor and protect against these threats and mitigate our exposure, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing and causing us to suffer losses in the future. See “Risks Relating to Technology and Cybersecurity” and “Risk Management and Strategy.”

Critical Accounting Estimates

Our financial statements included in this proxy statement/prospectus have been prepared in accordance with accounting principles generally accepted in the United States. See Note 2 of Notes to the Financial Statements. The following is a discussion of our most critical accounting estimates, judgments and uncertainties that are inherent in our application of GAAP.

Reserves. Roosevelt’s proved reserve information as of December 31, 2023 and 2022 was prepared by Roosevelt’s in-house reservoir engineer. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, proved reserve estimates will be different from the quantities of crude oil and natural gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions, positively or negatively, to the estimate of proved reserves. Reserves and their relation to estimated future net cash flows impact Roosevelt’s depletion and impairment calculations. Reserve estimates are a function of many factors including the quality and quantity of available data, interpretation of that data, various economic assumptions, and judgements made by the individuals preparing the estimates.

Recently Issued Accounting Pronouncements

Roosevelt considers the applicability and the impact of all Accounting Standard Updates (ASUs). ASUs were assessed and determined to be either not applicable, the effects of adoption are not expected to be material or are clarifications of ASUs previously disclosed.

Off-Balance Sheet Arrangements

During the fiscal year ended December 31, 2023 and the nine months ended September 30, 2024, Roosevelt did not engage in any off-balance sheet arrangements as defined in Item 303(a)(4) of the SEC’s Regulation S-K.

INFORMATION CONCERNING ROOSEVELT MANAGEMENT

Roosevelt is a privately owned limited partnership that is managed by its general partner, Roosevelt Resource Management, LLC, an entity controlled by Elliott Roosevelt, Jr. The executive officers of Roosevelt are as follows:

Name	Age	Position
Elliott Roosevelt, Jr.	88	Chief Executive Officer & Manager of the General Partner

Jimmy C. Hawkins	65	President

Jerrel Branson	74	Chief Development and Financial Officer

Paul Buckner	58	Chief Legal Officer & Corporate Secretary

The executive officers of Roosevelt do not have employment agreements and serve at the discretion of the general partner of Roosevelt. There is no family relationship between or among the executive officers of Roosevelt.

Elliott Roosevelt, Jr. Mr. Roosevelt is a 64-year veteran of the oil and gas industry. In 2011, Mr. Roosevelt formed Roosevelt. Mr. Roosevelt began his career in the 1960s with Ambassador Oil Corporation and soon after founded General Petroleum Corp., a Texas interstate oil and gas company, followed by General Gas Co. and Caledonia Energy Partners, among other entities and ventures.

Jimmy C. Hawkins. Mr. Hawkins began working with Mr. Roosevelt in 1996, and he currently holds the positions of President of Roosevelt. In 1985, Mr. Hawkins began his career as a reservoir engineer for Santa Fe Minerals. In 1989, he joined the Kuwait Petroleum Corporation, working on projects in 18 countries while leading the long-range planning team. Mr. Hawkins holds a BSc degree in Petroleum Engineering from Texas A&M University and an Associates in Applied Science in Petroleum Technology from Tyler Junior College in 1981. He also did post-graduate work at Heriot-Watt University, in Edinburgh, Scotland. During his career, he has had various relevant responsibilities in technical and leadership roles including asset management, drilling and completions, production engineering, reservoir engineering and reserves management, economic evaluations, and field development in U.S. onshore projects and various international projects in the eastern hemisphere.

Jerrel Branson. Mr. Branson has been working with Roosevelt since 2022 and currently serves as Roosevelt’s Chief Financial Officer. Prior to his joining Roosevelt, in 1991, he founded Ecogas Corp., a company that developed landfill gas to pipeline technologies, and he was Chairman and President of Ecogas from 1991 to 2022. Before then, Mr. Branson worked for McCord-Lewis Engineers in its Asian office, which performed petroleum engineering projects for certain southeast Asian countries and private companies. Mr. Branson began his career after graduating from college with First City National Bank where he was based out of Tokyo and Singapore. Mr. Branson holds multiple degrees from Rice University (1972).

Paul Buckner. Mr. Buckner has been Roosevelt’s Chief Legal Officer and Corporate Secretary since March 2020. Prior to that, Mr. Buckner worked as General Counsel, VP-Human Resources and President for Pacesetter Energy, Inc., a family-owned oil and gas company, from 2008 to March 2020. Mr. Buckner began his career as an attorney in the private practice of law in 1992. Mr. Buckner holds degrees from the University of Texas-Austin and St. Mary’s University School of Law.

ROOSEVELT EXECUTIVE COMPENSATION

Elliott Roosevelt, Jr., Chief Executive Officer of Roosevelt, receives a salary of $250,000.00 per year.

Jimmy Hawkins, President of Roosevelt, receives a salary of $304,000.00 per year.

Jerrel Branson, Chief Financial Officer of Roosevelt, receives a salary of $264,000.00 per year.

Paul Buckner, Chief Legal Officer of Roosevelt, receives a salary of $304,000.00 per year.

All officers participate in Roosevelt wide employee benefit programs, including health insurance.

In addition, executive officers may receive bonuses at the discretion of Roosevelt’s General Partner and standard employee benefits offered to all employees of Roosevelt.

Each of the above persons will assume substantially similar roles for Arcadia upon consummation of the Exchange with substantially similar salaries.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE EXCHANGE

Executive Officers and Directors

Executive Officers of the Combined Company Following the Exchange

Following the Exchange, the management team of Arcadia is expected to be composed of the current officers of Roosevelt. The following table lists the names, ages and positions of the individuals who are expected to serve as executive officers of Arcadia, as the combined company, upon completion of the Exchange:

Name	Age	Position
Elliott Roosevelt, Jr.	88	Chief Executive Officer, Director and Chairman of the Board
Jimmy C. Hawkins	65	President and Director
Jerrel Branson	74	Chief Development Officer, Chief Financial Officer
Paul Buckner	58	Chief Legal Officer, Corporate Secretary

Information concerning the background of the above persons appears elsewhere in this proxy statement/prospectus under the heading “Information Concerning Roosevelt Management.”

Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal, subject to the terms of any employment agreement between the Company and the officer. There are no family relationships among any of the persons who are anticipated to be directors or executive officers of the combined company after the Exchange.

Directors of the Combined Company Following the Exchange

The combined company’s business and affairs will be managed under the direction of the Board of Directors. Our bylaws permit our Board to establish by resolution the authorized number of directors, and as of December 31, 2024, seven directors are currently authorized. Our Board currently consists of seven members, six of whom qualify as “independent” under the listing standards of The Nasdaq Stock Market. Arcadia’s Board is divided into three staggered classes, with one class to be elected at each annual meeting to serve for a three-year term. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our outstanding voting stock. Directors may not be removed by our stockholders without cause.

The staggered structure of the board of directors will remain in place for the combined company following the completion of the Exchange, with Class I directors, including Kevin Comcowich, holding terms expiring at the annual meeting of stockholders to be held in 2025, Class II directors holding terms expiring at the annual meeting of stockholders to be held in 2026, and Class III directors holding terms expiring at the annual meeting of stockholders to be held in 2027. Following the Exchange, the Arcadia board of directors is expected to consist of five directors. Pursuant to the Exchange Agreement, Arcadia will take such action that upon the Effective Time, the directors are expected to consist of Kevin Comcowich, who is currently a director of Arcadia, Elliott Roosevelt, Jr., Jimmy C. Hawkins, and L. Stephen Melzer, and G. Larry Lawrence. Mr. Comcowich is a Class I director; ________ and ___________ are expected to be Class II directors; and _______ and ________ are expected to be Class III directors.

The following table lists, as of December 31, 2024, the names, ages and positions of the individuals who are expected to serve as directors of Arcadia, as the combined company, upon completion of the Exchange:

Name	Age	Position
Elliott Roosevelt, Jr.	88	Chief Executive Officer, Director and Chairman of the Board
Jimmy C. Hawkins	65	President and Director
Non-Employee Directors
L. Stephen Melzer	76	Director
Kevin Comcowich	56	Director
G. Larry Lawrence	73	Director

Information concerning Messrs. Roosevelt and Hawkins appears elsewhere in this proxy statement/prospectus under the heading “Information Concerning Roosevelt Management.” Arcadia believes that the extensive experience of Mr. Roosevelt and Mr. Hawkins as an executive with companies engaged in the energy industry and their deep knowledge of the business of Roosevelt qualifies each of them for service on the board of directors of Arcadia, as the combined company after the Exchange.

Non-Employee Directors

Kevin Comcowich. Mr. Comcowich has served as a director of Arcadia since November 2016. From January 1, 2022 to February 2, 2022, he served as Interim Chief Executive Officer while the Company conducted a search for a permanent Chief Executive Officer. Before retiring in 2014, he was a founder and portfolio manager of HTX Energy Fund, a hedge fund, in Houston, Texas since 2012. He was previously the President and Chief Investment Officer (CIO) of Sound Energy Partners and served as Chief Information Officer and research analyst for Southport Energy Plus Partners Fund. Mr. Comcowich received his MBA from the University of Indiana and earned his bachelor’s degree from the College of the Holy Cross. We believe Mr. Comcowich is qualified to serve on the board of directors due to his extensive experience in financial leadership, business strategy, investment management and global capital market strategies.

Laurence Stephen (Steve) Melzer. Mr. Melzer is a consulting engineer based in Midland, Texas, specializing in oil and gas reservoir properties, CO2 injection projects, enhanced oil recovery (EOR), and horizontal well reservoir depressuring projects. Mr. Melzer provides engineering and business planning services for a variety of U.S. and international commercial clients in the oil and gas, industrial gas, coal and power sectors as well as advising policy makers and non-governmental organizations on the subject of CO2 EOR and carbon capture and storage. He has also originated and operated many exploration and production projects in the oil and gas sector. He has conducted research on the origin and distribution of residual oil zones and their commercial exploitation through the use of both CO2 EOR and horizontal wells. He is the director of the annual CO2 Flooding Conference and assists in organizing the EOR Carbon Management Workshop held each year in December in Midland, Texas. He has served on the Governor of Texas’ FutureGen Board, as a past Director of The University of Texas of the Permian Basin’s Petroleum Industry Alliance, and continues to serve on several out of state Technical Advisory Boards. He has a BS in geological engineering from Texas A&M and a MS degree in Engineering from Purdue University. Arcadia believes that Mr. Melzer’s experience as a consulting engineer qualifies him for service on the board of directors of Arcadia, as the combined company after the Exchange.

G. Larry Lawrence. G. Larry Lawrence is a retired executive with decades of experience in the oil and gas exploration and services industry. From September 2010 to July 2011, Mr. Lawrence served as the controller, and then in November 2019 until his retirement in November 2019, as the Chief Financial Officer and Principal Accounting Officer of Natural Gas Services Group, Inc., a Midland, Texas based public company traded on the New York Stock Exchange that provides compression services to the oil and gas industry. Previously, from June 2006 to August 2010, Mr. Lawrence was self-employed as a management consultant doing business as Crescent Consulting. Overlapping this time, from September 2006 to August 2009, he also served as the CFO of Lynx Operating Company, a private company engaged in oil and gas production and gas processing activities. From May 2004 through April 2006, Mr. Lawrence served as Controller of Pure Resources, an exploration and production company and wholly owned subsidiary of Unocal Corporation, which was acquired by Chevron Corporation. From June 2000 through May 2004, Mr. Lawrence was a practice manager of the Parson Group, LLC, a financial management consulting firm whose services included Sarbanes Oxley engagements with oil and natural gas industry clients. From 1973 through May 2000, Mr. Lawrence was employed by Atlantic Richfield Company where his final position was Controller of ARCO Permian (from 1993 through 2000). Since January 2019, Mr. Lawrence has served as a director and audit committee member of ProPetro Holding Corp., a publicly traded company on the New York Stock Exchange that provides oilfield services in the Permian Basin to upstream oil and gas producers. From May 2006 until December 2019, Mr. Lawrence also served as a director of Legacy Reserves, LP, a defunct company that was formerly a public company traded on the Nasdaq Stock Market. Mr. Lawrence has a Bachelor of Arts Degree in Accounting, with honors, from Dillard University. Arcadia believes that Mr. Lawrence’s experiences as a financial officerand board member of other public companies qualifies him for service on the board of directors of Arcadia, as the combined company after the Exchange.

Independence of Directors

The Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based on information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board anticipates that none of the directors of the combined company immediately after the Exchange, other than Mr. Roosevelt and Mr. Hawkins, who will be executive officers of the combined company, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of such directors is “independent” as that term is defined under the rules of Nasdaq and applicable SEC rules.

Committees of the Board of Directors

After completion of the Exchange, the combined company’s board of directors will have an audit committee, and may have such other committees as the board of directors may determine from time to time. We anticipate that each of the standing committees of the board of directors will have the composition and responsibilities described below.

We expect that after the Closing, we will be a “controlled company” under applicable Nasdaq rules because more than 50% of the voting power for the election of directors will be held by Elliott Roosevelt, Jr. Accordingly, as long as we are a controlled company under applicable Nasdaq listing rules, we will not be required to have a compensation committee, nominating and governance committee, or a corporate governance committee, and we will be exempt from the requirements of Rule 5605(b), (d) and (e) of the Nasdaq listing rules (except for the requirements under subsection (b)(2) thereof pertaining to executive sessions of independent directors and those under subsection (c) thereof pertaining to the Audit Committee) that would otherwise require us to have (i) a majority of independent directors on the Board, (ii) compensation and nominating committees composed solely of independent directors, (iii) the compensation of executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and (iv) director nominees selected or recommended to the Board for selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

Audit Committee

We anticipate that after the Effective Time, the audit committee will be comprised of Messrs. Comcowich, Melzer and Lawrence serving as audit committee chair, that each such person satisfies the requirements for independence and financial literacy under the current listing standards of The Nasdaq Stock Market and SEC rules and regulations, including Rule 10A-3, and that Mr. Lawrence qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. The responsibilities of our audit committee include, among other things: (i) selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements; (ii) helping to ensure the independence and performance of the independent registered public accounting firm; (iii) discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results; (iv) developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters; (v) reviewing our policies on risk assessment and risk management, including for cybersecurity risks; (vi) overseeing our principal risk exposures; (vii) reviewing related party transactions; and (viii) approving all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee was established in accordance with and operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of The Nasdaq Stock Market. A copy of the charter of our audit committee is available in the Investors section of our website at http://ir.arcadiabio.com under “Corporate Governance.”

Other Compensation

Roosevelt does not have directors. Information concerning compensation to Messrs. Roosevelt and Hawkins for service as officers of Roosevelt is described under the heading “Roosevelt Executive Compensation” appearing elsewhere herein. L. Stephen Melzer and G. Larry Lawrence have not served in any capacity for Roosevelt and are expected to become directors of the combined company following the Effective Time.

Arcadia Non-Employee Director Compensation

Mr. Comcowich, who currently is a director and Chair of the Board of Arcadia, is expected to continue as a director of Arcadia, as the combined company, after the Closing. The following table summarizes compensation paid to Mr. Comcowich for service as a director during the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Kevin Comcowich	$90,000	$62,942	$153,442

(1)
Represents the cash annual retainer and the meeting attendance fees earned by the non-employee directors. Also includes $4,500 paid to Mr. Comcowich for serving on a special committee of the Board in connection with the Company’s strategic review process.
(2)
Amounts do not reflect compensation actually received by the non-employee director. Instead, the amounts represent aggregate grant date fair value of options granted during 2024 computed in accordance with ASC Topic 718 Stock Compensation. The valuation assumptions used in determining such amounts are consistent with those described in Note 12 of the Consolidated Financial Statements of Arcadia for the years ended December 31, 2023 and 2022, which are included elsewhere in this proxy statement/prospectus. Mr. Comcowich, as the continuing non-employee chairman, received a grant of 24,455 stock options, which vest as described below.

The following table lists all outstanding equity awards held by Mr. Comcowich as of December 31, 2024.

Director Name	Option Grant Date	Number of Options Outstanding		Option Exercise Price Per Share ($)(1)	Option Expiration Date
Kevin Comcowich	10/30/2016	59	(2)	$1,376.00	10/30/2026
	6/7/2017	75	(2)	$584.00	6/7/2027
	6/6/2018	186	(2)	$432.00	6/6/2028
	6/3/2019	403	(2)	$201.60	6/3/2029
	6/1/2020	533	(2)	$147.60	6/1/2030
	7/8/2020	131	(2)	$149.20	7/8/2030
	6/2/2021	637	(2)	$115.60	6/2/2031
	6/1/2022	1,377	(2)	$53.60	6/1/2032
	6/6/2023	2,186	(3)	$4.80	6/6/2033
	8/14/2024	24,455	(3)	$2.71	8/14/2034

(1)
The option exercise price per share reflects the fair market value per share of our common stock on the date of grant.
(2)
These options are fully vested.
(3)
These options vest on the earlier of the one-year anniversary of the date of grant and the date of the Company’s next annual meeting of stockholders after the date of grant.

Non-Employee Director Compensation Policy

After the Closing, the policies of the combined company regarding compensation of directors will be determined by the board of directors of the combined company. The description below summarizes certain information concerning the current policies of the Company regarding compensation of non-employee directors.

Cash Compensation

Each non-employee director receives an annual cash retainer of $30,000 for serving on our Board of Directors. The retainer is payable in arrears in equal quarterly installments, subject to such director’s continued service on the last day of the preceding quarter and prorated as necessary to reflect service commencement or termination during the quarter. In addition, each non-employee director shall receive the following amount for each regular meeting of the Board attended: (i) $2,500 if attendance is in person or via teleconference or (ii) $500 if attendance is through telephone; provided, however, that the total meeting fees may not exceed $10,000 per calendar year.

The chair and non-chair members of the Board’s three standing committees are entitled to the following additional annual cash fees (payable quarterly in arrears and prorated for partial service in a quarter):

Board Committee	Chair Fee	Non-Chair Member Fee
Audit Committee	$18,000	$7,500
Compensation Committee	$12,000	$6,000
Nominating and Governance Committee	$8,500	$4,500

The chair of the Board is entitled to an additional $40,000 annual cash fee (payable quarterly in arrears and prorated for partial service in a quarter).

Equity Compensation

Upon joining the Board, each newly elected non-employee director (excluding an employee director who ceases to be an employee, but who remains a director) receives an initial option to purchase a number of shares of our common stock equal to (x) $60,000 divided by (y) the Black-Scholes value of a share on the date of grant, as determined consistent with the historical practices of the Company. This initial option will vest and become exercisable in three equal installments on each of the first three anniversaries of the date of grant, subject to the director’s continued service through each vesting date. The per share exercise price for the initial option shall be equal to the fair market value for a share of our common stock on the date of grant, which shall be equal to the closing price of our common stock on the date of grant. An employee director who ceases to be an employee, but who remains a director, will not receive an option grant.

On the date of each annual meeting of our stockholders, each non-employee director (including a non-employee director who was previously an employee) will be granted an annual option to purchase a number of shares of our common stock equal to equal to (x) $30,000 divided by (y) the Black-Scholes value of a share on the date of grant, as determined consistent with the historical practices of the Company. This annual option will vest and become exercisable on the earlier of (i) the one-year anniversary of the date of grant or (ii) the date of our next annual meeting of stockholders, subject to the director’s continued service through the vesting date. The per share exercise price for the annual option shall be equal to the fair market value for a share of our common stock on the date of grant.

On the date of each annual meeting of our stockholders, the chair of the Board will be granted an additional annual option to purchase a number of shares of our common stock equal to (x) $40,000 divided by (y) the Black-Scholes value of a share on the date of grant, as determined consistent with the historical practices of the Company. This annual option for the chair of the Board will vest and become exercisable on the earlier of (i) the one-year anniversary of the date of grant or (ii) the date of our next annual meeting of stockholders, subject to the chair of the Board’s continued service through the vesting date. The per share exercise price for the annual option for the chair of the Board shall be equal to the fair market value for a share of our common stock on the date of grant.

Notwithstanding the vesting schedules described above, the vesting of each equity award will accelerate in full in case of a termination of directorship due to a change in control.

In 2023, the non-employee directors received only 14% of their scheduled stock option awards. These directors voluntarily reduced their 2023 awards because the authorized number of shares under the Company’s 2015 Omnibus Equity Incentive Plan was insufficient to allow the non-employee directors to receive their usual grants under the Company’s Director Compensation Policy.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

Roosevelt Transactions

Roosevelt was a party to a management agreement with an affiliated company, ER Operating Company (ER Operating), which is owned by Elliott Roosevelt, the majority owner of Roosevelt. The purpose of the agreement was for ER Operating to manage the operations of Roosevelt’s oil, gas, and mineral properties. Roosevelt has an outstanding affiliate receivable of $208,842 and $242,488 due from ER Operating at September 30, 2024 and December 31, 2023, respectively. The management agreement was terminated as of December 31, 2024.

Arcadia Transactions

Described below are transactions or series of similar transactions since January 1, 2022, to which Arcadia was a party and in which (i) the amount involved exceeds the lesser of (a) $120,000 or (b) one percent of the average of our total assets at the end of the last two completed fiscal years of Arcadia, and in which any director or executive officer, or any security holder who is known by Arcadia to own of record or beneficially more than 5% of any class of Arcadia’s voting securities, or any member of the immediate family of any of the foregoing persons, has a direct or indirect material interest, other than (i) compensation for services as executive officers and directors, or (ii) employment relationships or transactions involving an executive officer and related compensation solely resulting from that employment relationship or transaction, including the employment agreements, stock option or other equity awards, and other transactions described in Arcadia’s definitive proxy statement dated May 16, 2024, relating to the Arcadia 2024 annual meeting of stockholders under the heading “Executive Compensation” or not required to be reported (a “related party transaction”). The information below is in addition to the information described in the sections of this proxy statement/prospectus entitled “The Exchange—Interests of the Arcadia Directors and Executive Officers in the Exchange”, and “The Exchange – Exchange-Related Compensation of Named Executive Officers,” including information regarding the terms of the severance and change in control agreements entered into in August 2024 by Arcadia with each of Mr. Schaefer and Mr. Kawakami.

During the year ended December 31, 2022, the Company sold Archipelago equipment to Mr. Comcowich at fair value of $9,500.

We have entered into indemnification agreements with our non-employee directors. Each agreement provides, among other things, that we will indemnify the director to the fullest extent permissible under Delaware law against liabilities and certain expenses (including attorneys’ fees, judgments, fines and settlement amounts reasonably incurred by the officer in any action or proceeding), that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

On August 16, 2022, we sold to Armistice Capital Master Fund Ltd. (i) 2,450,000 shares of our common stock at a purchase price of $1.05876 per share, (ii) pre-funded warrants to purchase 2,272,506 shares of our common stock at a purchase price of $1.05866 per share of common stock underlying each such warrant and (iii) preferred investment options exercisable for a total of 4,722,506 shares of our common stock with an exercise price of $0.93376 per share.

On March 6, 2023, we sold to certain institutional and accredited investors (i) 165,500 shares of our common stock at a purchase price per share of $9.00, (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 500,834 shares of our common stock; (iii) Series A preferred investment options (the “Series A Investment Options”) to purchase up to a total of 666,334 shares of our common stock and (iv) Series B preferred investment options (the “Series B Investment Options”, and together with the Series A Investment Options, the “Investment Options”) to purchase up to a total of 666,334 shares of our common stock. The purchase price for the Pre-Funded Warrants was $8.9999 per share of common stock underlying each such warrant (equal to the purchase price per share of common stock, minus the exercise price of $0.0001). Each Pre-Funded Warrant is exercisable for one share of common stock at an exercise price of $0.0001 per share. The Investment Options are exercisable at a price of $9.00 per share. Pursuant to this transaction, (i) Armistice Capital Master Fund Ltd. purchased 82,500 shares of common stock, 250,834 Pre-Funded Warrants, 333,334 Series A Investment Options and 333,334 Series B

Investment Options, (ii) Sabby Volatility Warrant Master Fund, Ltd. purchased 250,000 Pre-Funded Warrants, 250,000 Series A Investment Options and 250,000 Series B Investment Options, and (iii) Altium Growth Fund Ltd. purchased 83,000 shares of common stock, 83,000 Series A Investment Options and 83,000 Series B Investment Options.

Before the Effective Time of the Exchange, Arcadia expects to enter into an amendment of Mr. Schaefer’s and Mr. Kawakami’s employment agreement and severance and change in control agreement to provide, among other things, that effective upon the Closing and the Effective Time of the Exchange, (i) Mr. Schaefer will no longer be President and Chief Executive Officer of Arcadia and will resign as a director of Arcadia but will remain an employee of the combined company, (ii) Mr. Kawakami will no longer be Chief Financial Officer of Arcadia but will remain an employee of the combined company, and (ii) that such changes do not constitute “good reason” as defined in such person’s severance and change in control agreement.

Policies and Procedures for Related Party Transactions

Our audit committee charter states that our audit committee is responsible for reviewing and approving in advance any related party transaction, which is a transaction between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed the lesser of (i) $120,000 or (ii) one percent of the average of our total assets for the last two fiscal years in any calendar year. Our audit committee has adopted policies and procedures for review of, and standards for approval of, such a related party transaction. For purposes of these policies and procedures, a related person is defined as an executive officer, director, or nominee for director, including his or her immediate family members, or a beneficial owner of greater than 5% our common stock, in each case since the beginning of the most recently completed year. These policies and procedures are expected to continue after the Effective Time and be in effect for the combined company, subject to any future changes that the board of directors of the combined company may make.

It is our intention to ensure that all future transactions between us and our officers, directors, and principal stockholders and their affiliates are approved by the audit committee of our Board of Directors and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Pursuant to the Exchange Agreement, Arcadia will issue shares of its common stock to the limited partners of the Partnership in exchange for all of the limited partnership interests of the Partnership and to the sole member of the General Partner of the Partnership (the “GP Member” and together with the limited partners of the Partnership, referred to collectively as the “Limited Partners”) in exchange for its membership interest in the limited liability company that is the General Partner of the Partnership (such exchange, contributions and issuances referred to as the “Exchange”). Arcadia’s stockholders will continue to own and hold their existing shares of Arcadia common stock. All of Arcadia’s currently issued and outstanding options will remain outstanding after the completion of the Exchange in accordance with their terms.

Roosevelt was determined to be the accounting acquirer based upon the terms of the Exchange and other factors including (1) the persons who were the Limited Partners of Roosevelt immediately prior to the Exchange will own a substantial majority of the voting rights of the combined company; (2) a majority (three of five) of the initial members of the board of directors of the combined company are expected to be persons who are currently directors of Roosvelt; and (3) Roosevelt’s senior management will hold substantially all key positions in senior management of the combined company.

The pro forma financial information has been prepared under the following assumptions:

•
The unaudited pro forma condensed combined balance sheet of Arcadia and Roosevelt (together the "Combined Company") as of September 30, 2024 assumes that the Exchange had occurred on September 30, 2024.
•
The unaudited pro forma condensed combined statement of operations of the Combined Company for the year ended December 31, 2023 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024 assumes that the Exchange had occurred on January 1, 2023. The pro forma condensed combined statements of operations are based on income (loss) from continuing operations of Arcadia and Roosevelt during the respective periods.

The pro forma financial information has been compiled using, and should be read in conjunction with the following:

•
The audited consolidated financial statements of Arcadia as of and for the year ended December 31, 2023 and the unaudited condensed consolidated financial statements for the nine months ended September 30, 2024 included elsewhere in this proxy statement/prospectus;
•
The audited consolidated financial statements of Roosevelt as of and for the year ended December 31, 2023 and unaudited condensed consolidated financial statements for the nine months ended September 30, 2024 included elsewhere in this proxy statement/prospectus; and
•
The accompanying notes to the unaudited pro forma condensed combined financial information.

The pro forma financial information is for informational purposes only and is not necessarily indicative of what the actual consolidated results of operations and financial position of the Combined Company would have been had the Exchange taken place on the dates indicated, nor are they indicative of future consolidated results of operations or financial position of the Combined Company. The pro forma financial information is based on the information available to management at the time of preparation and assumptions that management believes are reasonable and supportable. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. It is likely that the actual adjustments upon the completion of the Exchange will differ from the pro forma adjustments, and it is possible the differences may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2024

(in thousands)

	Arcadia, Inc. (Historical)	Roosevelt Partners, LP (Historical)	Transaction Accounting Adjustments (Note 3)	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,936	$31			$3,967
Short-term investments	2,640	—			2,640
Accounts receivable	882	—			882
Affiliate receivable	—	209			209
Crude oil and natural gas receivable	—	366			366
Inventories	835	—			835
Note receivable, current	1,827	—			1,827
Prepaid expenses and other current assets	521	88			609
Current assets of discontinued operations	70	—			70
Total current assets	$10,711	$694			$11,405
Property and equipment, net	$55	$582			$637
Oil and gas properties, net	—	30,851			30,851
Operating lease right-of-use assets	306	—			306
Intangible assets, net	39	—			39
Note receivable, noncurrent	3,966	—			3,966
Other noncurrent assets	164	—			164
Total assets	$15,241	$32,127			$47,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,692	$183	$992	B	$2,867
Amounts due to related parties	30	—			30
Operating lease liability, current	346	—			346
Other current liabilities	260	—			260
Commodity price hedging contracts, current	—	16			16
Total current liabilities	2,328	199	992		3,519
Common stock warrant and option liabilities	764	—	1,247	C	2,011
Other noncurrent liabilities	2,000	—			2,000
Asset retirement obligation, non-current	—	342			342
Line of credit	—	12,600			12,600
Related party interest payable	—	12,440			12,440
Total liabilities:	$5,092	$25,581	$2,239		32,912
Stockholders’ equity:
Common stock	65	—	1	C	1
			(65)	D
Additional paid-in capital	284,919	—	6,546	A	14,049
			7,503	C
			(284,919)	D
Accumulated other comprehensive income	117	—	(117)	D	—
Accumulated deficit	(274,814)	(4,127)	4,127	A	406
			(992)	B
			(8,751)	C
			10,149	D
			274,814	D
Non-controlling interest	(138)	—	138	D	—
Capital - ER FLP	—	(33,489)	33,489	A	—
Capital - RM LLC	—	(4)	4	A	—
Capital - Roosevelt Investments	—	44,166	(44,166)	A	—

Total stockholders' equity	10,149	6,546	(2,239)		14,456
Total liabilities and stockholders’ equity	$15,241	$32,127	$—		$47,368

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2023

(in thousands, except share and per share data)

	Arcadia, Inc. (Historical)	Roosevelt Partners, LP (Historical)	Transaction Accounting Adjustments (Note 3)	Notes	Pro Forma Combined
Revenue:
Product	$4,437	$—			$4,437
License	17	—			17
Crude oil reserves	—	6,418			6,418
Natural gas revenue	—	21			21
Total revenue	4,454	6,439			10,893
Operating expenses:
Cost of revenue	2,174	—			2,174
Research and development	64	—			64
Gain on sale of property and equipment	(29)	—			(29)
Impairment of ROU asset	113	—			113
Selling, general and administrative	8,234	172	992	AA	9,398
Lease operating expenses	—	3,298			3,298
Production and ad valorem taxes	—	302			302
Management fee expense	—	2,254			2,254
Participation agreement expense	—	142			142
Depreciation, depletion and amortization	—	2,174			2,174
Accretion of asset retirement obligation	—	15			15
Total operating expenses	10,556	8,357	992		19,905
Operating loss	(6,102)	(1,918)	(992)		(9,012)
Other income (expense):
Interest income	695	—			695
Other income, net	48	—			48
Valuation loss on March 2023 PIPE	(6,076)	—			(6,076)
Change in fair value of common stock warrant and option liabilities	6,544	—			6,544
Issuance and offering costs allocated to liability classified options	(430)	—			(430)
Interest expense	—	(3,193)			(3,193)
Net realized and unrealized loss on commodity price hedging contracts	—	(45)			(45)
Gain on bargain purchase	—	—	1,398	BB	1,398
Net loss from continuing operations before income taxes	5,321	(5,156)	(406)		10,071
Income tax expense	(8)	—			(8)
Net loss from continuing operations	$5,329	$(5,156)	$(406)		$10,079
Basic and diluted net loss per share from continuing operations	$(4.33)				$(0.83)
Weighted average number of common shares outstanding used in computing loss per share:	1,236,934				12,190,723

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2024

(in thousands, except share and per share data)

	Arcadia, Inc. (Historical)	Roosevelt Partners, LP (Historical)	Transaction Accounting Adjustments (Note 3)	Notes	Pro Forma Combined
Revenue:
Product	$3,829				$3,829
Crude oil and natural gas revenues	—	4,320			4,320
Total revenue	3,829	4,320			8,149
Operating expenses:
Cost of revenue	2,136	—			2,136
Research and development	40	—			40
Gain on sale of intangible assets	(4,000)	—			(4,000)
Impairment of property and equipment	36	—			36
Selling, general and administrative	6,986	611			7,597
Lease operating expenses	—	2,142			2,142
Production and ad volorem taxes	—	205			205
Management fee expense	—	1,889			1,889
Participation agreement expense	—	113			113
Depreciation, depletion and amortization	—	1,023			1,023
Accretion of asset retirement obligation	—	12			12
Total operating expenses	5,198	5,995			11,193
Operating loss	(1,369)	(1,675)			(3,044)
Other income (expense):
Interest income	428	—			428
Other income, net	168	—			168
Change in fair value of common stock warrant and option liabilities	493	—			493
Interest expense	—	(2,436)			(2,436)
Net realized and unrealized loss on commodity price hedging contracts	—	(16)			(16)
Net loss from continuing operations before income taxes	(280)	(4,127)			(4,407)
Income tax expense	—	—
Net loss from continuing operations	(280)	(4,127)			(4,407)
Basic and diluted net loss per share from continuing operations	$(0.21)				$(0.36)
Weighted average number of common shares outstanding used in computing loss per share:	1,362,754				12,316,543

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33-10786 “Amendments to Financial disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”), and the assumptions set forth herein. The pro forma adjustments include transaction accounting adjustments, which reflect the application of required accounting for the Exchange and other transactions contemplated by the Exchange Agreement. Article 11 of Regulation S-X permits presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Arcadia has elected not to present Management’s Adjustments as the specificity of the timing and nature of such items is still under evaluation as of the date of this proxy statement/prospectus.

Accounting for the Exchange

The Exchange is accounted for as a business combination and a reverse acquisition pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), where Roosevelt, the legal acquiree, is determined to be the accounting acquirer of Arcadia based upon an evaluation of the following factors:

•
Immediately following the Exchange, former Arcadia shareholders are expected to hold approximately 10% of the voting rights on a fully diluted basis. Former Roosevelt partners are expected to hold approximately 90% of the voting rights on a fully diluted basis and therefore will control the Combined Company.
•
Following the Exchange, it is expected that the board of directors will consist of five total directors. Three directors are to be designated by Roosevelt, and two other directors who are to be independent, one of which is a director of Arcadia prior to the Exchange.
•
Roosevelt’s existing senior management team will comprise all of the senior management of the Combined Company.
•
The Combined Company’s headquarters will be located at Roosevelt’s headquarters, the Combined Company’s name will be Roosevelt Resources, Inc., and the ticker symbol of the Combined Company is expected to be “RRI.”

Under the reverse acquisition method of accounting, the assets and liabilities of Arcadia as of the closing date will be consolidated by Roosevelt at their respective fair values, and the excess or shortfall of the purchase price consideration over the fair value of Arcadia’s net assets will be recognized as goodwill or gain on bargain purchase, respectively.

Preliminary purchase price consideration

The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately $9.5 million, which consists of the following (in thousands):

Value of shares of the combined company owned by Arcadia equity holders (1)	$6,565
Arcadia liability-classified options and warrants assumed by Roosevelt (2)	2,011
Arcadia equity-classified options and warrants assumed by Roosevelt (2)	939
Total preliminary estimated purchase price	$9,515

(1)
Represents the number of shares of common stock of the combined company that Arcadia equity holders would own as of the closing of the transaction pursuant to the Exchange Agreement.

Estimated number of shares of the combined company to be owned by Arcadia equity holders (a)	1,364,940
Multiplied by the assumed price per share of Arcadia stock (b)	$4.81
Fair value of shares of the combined company owned by Arcadia equity holders (in thousands)	$6,565

a.
Represents the number of shares of common stock of the combined company that Arcadia equity holders would own as of the closing of the transaction pursuant to the Exchange Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Arcadia common stock outstanding as of September 30, 2024.

b.
The estimated purchase price was based on the closing price of Arcadia common stock on February 12, 2025. The actual purchase price will fluctuate until the effective date of the transaction. A 10% increase (decrease) to the Arcadia share price would increase (decrease) the purchase price by $1.0 million. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual transferred consideration will be when the transaction is completed.

(2)
Effective with the Exchange, any Arcadia stock option or warrant, that is outstanding and unexercised as of immediately prior to the Exchange, for accounting purposes is converted into an award, or the Replacement Award, of the Combined Company and will be subject to the same terms and conditions after the Exchange as the terms and conditions applicable to the corresponding Arcadia award. Accordingly, these balances represent the estimated fair value of the Replacement Awards, all of which were fully-vested as of the completion of the Exchange. The estimated fair value of the Replacement Awards is based on the number of options and warrants outstanding as of September 30, 2024 and valued using the Black-Scholes model with the Arcadia common stock price as of February 12, 2025 and the following assumptions:

	Liability-classified options and warrants	Equity-classified options and warrants
Expected term (in years)	2.54 - 3.03	0.01 - 9.88
Volatility	101.31%	101.31%
Risk free interest rate	3.77%	3.77%
Dividend yield	—	—

Preliminary purchase price allocation

The allocation of the purchase price consideration, including any related tax effects, is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment of the specifically identifiable tangible and intangible assets acquired. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, third party appraisals, and other potential adjustments.

Since the pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the business combination, the actual amounts eventually recorded may differ materially from the information presented, which may increase, reduce or eliminate the gain on bargain purchase or result in goodwill.

The preliminary allocation of the purchase price consideration is as follows (in thousands):

Fair value of consideration transferred		$9,515
Cash	$3,936
Short-term investments	2,640
Accounts receivable	882
Inventories - current	835
Note receivable - current	1,827
Prepaid expenses and other current assets	521
Current assets of discontinued operations	70
Property and equipment, net	55
Right-of-use assets, net	306
Intangible assets, net	39
Note receivable - noncurrent	3,966
Other noncurrent assets	164
Estimated fair value of total assets acquired	$15,241
Accounts payable and accrued liabilities	1,692
Amounts due to related parties	30
Operating lease liability - current	346
Other current liabilities	260
Accounts payable and accrued liabilities	2,000
Estimated fair value of total liabilities assumed	$4,328
Estimated fair value of net assets acquired		$10,913
Gain on bargain purchase		$(1,398)

Note 2—Accounting Policies

Upon consummation of the Exchange, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when confirmed, could have a material impact on the combined financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

Note 3—Pro Forma Adjustments

Explanations of the adjustments to the unaudited condensed combined pro financial statements are as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet

A

Reflects the reclassification of RRI partnership interests to paid-in capital in the pro forma financial statement. This presentation assumes a constructive distribution to (contribution by) the owners or partners followed by a capital contribution (distribution).

B	Represents the accrual of transaction costs directly attributable to the Exchange that have been or are expected to be incurred by Roosevelt subsequent to September 30, 2024.

C	Represents estimated purchase consideration based on the estimated fair value of Arcadia common stock, options and warrants.

D	To eliminate Arcadia’s historical stockholders’ equity balances, including accumulated deficit.

Unaudited Pro Forma Condensed Combined Statements of Operations

AA	Reflects non-recurring transaction costs incurred by Roosevelt subsequent to September 30, 2024 related to the Exchange.

BB

Represents the non-recurring gain from a bargain purchase as the estimated fair value of the identifiable net assets acquired exceeds the estimated preliminary purchase price consideration. The preliminary purchase price consideration is derived from Arcadia’s stock price, which will continue to fluctuate from the date of this proxy statement/prospectus through the Effective Time, and the final fair value purchase price allocation may differ materially from the preliminary estimates. As a result, gain on bargain purchase may be increased, reduced or fully eliminated upon the consummation of the Exchange.

Note 4—Loss per Share

As the unaudited pro forma condensed combined statement of operations assumes that the Exchange had occurred at January 1, 2023, the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Exchange have been outstanding for the entirety of the period presented. The number of shares of common stock issuable to Roosevelt is equal to 12,284,475 shares as adjusted for (i) the number of shares equal to the quotient obtained by dividing the surplus or deficit of the cash outstanding on the Closing Date and the Cash Amount as defined in the Exchange Agreement, if any, by $2.77. The Cash Amount is $1,650,000 if the Closing Date occurs in February 2025, $1,250,000 if the Closing Date occurs in March 2025 and $950,000 if the Closing occurs after March 31, 2025. For purposes of the pro forma net loss per share, the shares issued to Roosevelt have been calculated using the cash outstanding as of September 30, 2024 and the Cash Amount of $1,250,000.

As the Combined Company is in a pro forma net loss position, and all potentially dilutive securities were determined to be anti-dilutive, the Company’s pro forma diluted net loss per share is the same as its pro forma basic net loss per share.

The table below presents the components of the pro forma earnings per share calculation (in thousands, except share and per share data):

	For the year ended December 31, 2023	For the nine months ended September 30, 2024
Pro Forma net loss from continuing operations	$(10,079)	$(4,407)
Basic Shares:
Arcadia historical weighted average shares outstanding	1,236,934	1,362,754
Shares issued to Roosevelt	10,953,789	10,953,789
Basic weighted average shares outstanding	12,190,723	12,316,543
Pro forma net loss from continuing operations per share, basic and diluted	$(0.83)	$(0.36)

DESCRIPTION OF ARCADIA CAPITAL STOCK

The following description of Arcadia capital stock and provisions of Arcadia’s amended and restated certificate of incorporation (the “Restated Certificate”) and bylaws are summaries and are qualified by reference to such Restated Certificate and bylaws and applicable provisions of Delaware corporate law. Arcadia has filed copies of these documents with the SEC as exhibits to its periodic filings.

General

Our authorized capital stock consists of 150,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value. Forty-thousand shares of our preferred stock initially were designated as “Series A Preferred Stock.” Our common stock and Series A Preferred Stock have been registered under Section 12 of the Securities Exchange Act of 1934, as amended. As of the date of this proxy statement/prospectus, there are no outstanding shares of Series A Preferred Stock.

Common Stock

Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our Restated Certificate does not provide for cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock, $0.001 par value per share, in one or more series. The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Series A Preferred Stock

Our board of directors declared a dividend of one one-thousandth of a share of Series A Preferred Stock for each share of our common stock outstanding as of 5:00 p.m. Eastern Time on December 28, 2022, and 24,642.96 shares of Series A Preferred Stock were issued pursuant to this dividend. Pursuant to the terms governing the Series A Preferred Stock, in 2023, all outstanding shares of Series A Preferred Stock were redeemed by the Company. All redeemed shares of Series A Preferred Stock automatically were retired and restored to the status of authorized but unissued shares of preferred stock, and there are no outstanding shares of preferred stock as of the date of this proxy statement/prospectus.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Our Restated Certificate and Bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of the DGCL, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

As discussed above, our board of directors will have the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our Restated Certificate provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws.

In addition, our Bylaws provide that special meetings of the stockholders may be called only by the majority of our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws require advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification

Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board.

No Cumulative Voting

Our Restated Certificate and Bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Amendment of Charter and Bylaws Provisions

The amendment of many provisions of our Restated Certificate requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors. The amendment of our Bylaws by the stockholders requires approval by the holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or
•
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of the DGCL and the provisions of our Restated Certificate and Bylaws, as amended upon the completion of this offering, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Forum Selection

Our Restated Certificate provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for:

•
any derivative action or proceeding brought on our behalf;
•
any action asserting a breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;
•
any action asserting a claim against us arising pursuant to any provisions of the DGCL, our Certificate of Incorporation or our Bylaws; or
•
any action asserting a claim against us that is governed by the internal affairs doctrine.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Furthermore, the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find either exclusive-forum provision in our Restated Certificate to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our business.

These exclusive-forum provisions are not intended to apply to any causes of action arising under the Securities Act of 1933 or the Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

Transfer Agent and Registrar

The transfer agent and registrar for Arcadia common stock is Equiniti Trust Company, LLC.

Nasdaq Capital Market

Arcadia common stock is listed on the Nasdaq Capital Market under the symbol “RKDA.”

Holders

As of the Record Date, the number of shareholders of record of Arcadia’s common stock was __ and management believes that there are approximately _____ beneficial owners of Arcadia’s common stock. Each share of Arcadia’s common stock is entitled to one (1) vote on each matter.

COMPARISON OF RIGHTS OF HOLDERS OF ARCADIA COMMON STOCK AND THE PARTNERSHIP INTERESTS

If the Exchange is completed, the Limited Partners of Roosevelt will receive shares of Arcadia common stock, pursuant to the terms of the Exchange Agreement. Before the Closing, if the Board determines to implement the Reverse Stock Split, then Arcadia’s Restated Certificate will be amended to effect the Reverse Stock Split, as set forth in the form of Reverse Stock Split Amendment attached as Annex C to this proxy statement/prospectus. In addition, after the completion of the Exchange, Arcadia’s amended and restated certificate of incorporation will be amended to change its corporate name to “Roosevelt Resources, Inc.”

Arcadia is incorporated under the laws of the State of Delaware as a Delaware corporation, and the Partnership is organized under the laws of the State of Texas as a Texas limited partnership. If the Exchange is completed, the Limited Partners will become Arcadia stockholders, and their rights will be governed by the DGCL, the amended and restated bylaws of Arcadia and the amended and restated certificate of incorporation of Arcadia. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation.

The table below summarizes some of the material differences between the current rights of the Limited Partners under the Partnership’s certificate of formation (the “Partnership certificate”) and agreement of limited partnership, as amended (the “Limited Partnership Agreement”), and the current rights of Arcadia stockholders under Arcadia’s amended and restated certificate of incorporation (the “Arcadia charter”) and amended and restated bylaws (the “Arcadia bylaws” and together with the Arcadia charter, sometimes referred to as the “Arcadia charter documents”), each as amended, as applicable, and as in effect immediately prior to the Exchange.

While Arcadia and the Partnership believe that the summary tables cover the material differences between the rights of their respective stockholders and Limited Partners prior to the Exchange and the rights of Arcadia stockholders following the Exchange, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Arcadia stockholders and the Limited Partners and are qualified in their entirety by reference to the DGCL, the Texas Business Organizations Code and the various documents of Arcadia and the Partnership that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being an Arcadia stockholder and a Limited Partner of the Partnership before the Exchange and being an Arcadia stockholder after the Exchange. Arcadia has filed copies of the Arcadia charter and the Arcadia bylaws with the SEC, and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

Current Rights of the Limited Partners of the Partnership Compared To Rights of Arcadia’s Stockholders Pre-Exchange

Provision	Roosevelt (Pre‑Exchange)	Arcadia (Pre-Exchange)
Organizational Documents	The rights of the Roosevelt partners are governed by Roosevelt’s certificate of formation and agreement of limited partnership, as amended (the “LPA”).	The rights of Arcadia stockholders are governed by Arcadia’s amended and restated certificate of incorporation, Arcadia’s amended and restated bylaws and the DGCL.

Provision	Roosevelt (Pre‑Exchange)	Arcadia (Pre-Exchange)
Authorized Equity

Unlike a corporation, the LPA does not provide for authorized equity. Under the LPA, unlimited additional capital contributions shall be made to the Partnership in proportion to the Partners’ respective percentage interests, but only upon the approval of all of the Partners.

The Arcadia charter authorizes the issuance of up to 150,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. The board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series. The board of directors also has the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation establishing the rights of a series of preferred stock.

Management; Board of Directors and Number of Directors

The Partnership does not maintain a Board of Directors. The General Partner conducts, directs, and manages all activities of the Partnership. Except as expressly provided in the LPA, all management powers over the business and affairs of the Partnership are exclusively vested in the General Partner, and no limited partner has any management power over the business and affairs of the Partnership. The General Partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the Partnership’s business. The Limited Partners are not entitled to elect the General Partner or the Partnership’s officers.

As a corporation, Arcadia is managed by a Board of Directors. The Arcadia charter and the Arcadia bylaws provide that the number of directors that constitute the whole Arcadia board of directors will be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (the “Whole Board”). Arcadia currently has seven authorized directors.

Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by the stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until such director’s successor shall have been duly elected and qualified. No

Provision	Roosevelt (Pre‑Exchange)	Arcadia (Pre-Exchange)
decrease in the number of authorized directors shall shorten the term of any incumbent director.
Classified Board of Directors	Not applicable. The Partnership does not maintain a Board of Directors. See “Management: Board of Directors and Number of Directors” above.

The Arcadia bylaws provide that the board of directors is divided into three classes, one class of which is elected each year by our stockholders. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The directors in each class will serve three-year terms.

Board Quorum and Voting Requirements

The LPA does not provide for voting rights or voting requirements. Limited Partners only have very limited voting rights under the Title 4, Partnerships of the Texas Business Organizations Code, such as in the case of the withdrawal of the General Partner.

At meetings of the board of directors, a majority of the Whole Board constitutes a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Company’s restated certificate of incorporation. If a quorum is not present at any meeting, then the majority of directors present may adjourn the meeting from time to time.

Stockholder or Partner Nominations and Proposals	Not applicable. See above responses. The General Partner was contractually appointed in the LPA.

The Arcadia bylaws provide that nominations of any person for election to the Arcadia board of directors at an annual meeting may be made (i) by the Arcadia board of directors or (ii) by any Arcadia stockholder of record who timely complies with the notice procedures and other requirements set forth in the Arcadia bylaws.

Our bylaws require advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

The Arcadia bylaws further provide that a stockholder’s notice must be received in writing by the secretary at Arcadia’s principal executive offices as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is called for a date that is not

Provision	Roosevelt (Pre‑Exchange)	Arcadia (Pre-Exchange)

within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the later of the 90th day before such annual meeting or the tenth day following the day on which the notice of the date of the meeting was publicly announced.

Removal of Directors	The LPA does not provide for the removal of the General Partner. Upon the voluntary withdrawal of the General Partner, under Texas law the partnership may be reconstituted.

Delaware law provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate of incorporation otherwise provides. Arcadia’s charter documents provide that subject to the rights of the holders of any series of preferred stock then outstanding, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting as a single class.

Special Meeting of the Stockholders or Partners	Meetings of the Partners may only be called by the General Partner.

Delaware law permits special meetings of stockholders to be called by the board of directors and any other persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call special meetings. Arcadia’s bylaws provide that special meetings of the stockholders of the corporation, other than as may be required by statute, may be called, for any purpose or purposes, by the Whole Board, but not by any other person or persons, including stockholders.

Cumulative Voting	Not applicable.	The Arcadia charter specifically denies the ability of the Arcadia stockholders to engage in cumulative voting.
Vacancies	Not applicable.

Delaware law provides that, unless the corporation’s certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. Under the certificate of incorporation and bylaws of Arcadia, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal

Provision	Roosevelt (Pre‑Exchange)	Arcadia (Pre-Exchange)

from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by the stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Quorum for Stockholder Meeting	Not applicable. Neither Title 4, Partnerships of the Texas Business Organizations Code or the LPA sets forth quorum requirements in connection with a meeting of the Partners.

Under Arcadia’s bylaws, the presence at a meeting, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of one-third of the voting power of all issued and outstanding stock entitled to vote at the meeting (which, if the holders of common stock of the Company are entitled to vote on any matter submitted to stockholders at the meeting, shall include the holders of at least 1/3 of the issued and outstanding shares of common stock entitled to vote at the meeting).

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business and the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Restated Certificate of Incorporation. If a quorum is not present at any meeting of the Board of Directors, then the majority of directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present, constitutes a quorum at all meetings of the stockholders for the transaction of business, except to the extent that the presence of a larger number may be required by law or the rules of any stock exchange upon which the Company’s securities are listed. Where a separate vote by a class or classes or series is required, one-third of the voting power of all issued and outstanding stock of such class or series, present in person, by remote communication, if applicable, or represented by proxy, constitutes a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the chairperson of the meeting or the holders of a

Provision	Roosevelt (Pre‑Exchange)	Arcadia (Pre-Exchange)
majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time.
Amendment of Charter Documents	The LPA may only be amended by the consent of the General Partner and all Limited Partners.

With certain exceptions provided under the DGCL, the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose, will be required to amend certain provisions of Arcadia’s amended and restated certificate of incorporation.

Notwithstanding any other provisions of Arcadia’s charter documents, or any provision of law which might otherwise permit a lesser vote or no vote, stockholders may vote to amend Arcadia’s amended and restated certificate of incorporation pursuant to Section 242 of the DGCL.

The Board is expressly authorized to adopt, amend and repeal the bylaws subject to the power of the holders of capital stock of the Company to adopt, amend or repeal the bylaws; provided, however, that, with respect to the power of holders of capital stock to adopt, amend and repeal bylaws, notwithstanding any other provision of the bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Company required by law, the bylaws or any preferred stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (662/3)% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws.

Stockholder Action by Written Consent	Not applicable.

Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken by written consent without a meeting.

Arcadia’s charter documents provide that subject to the rights of the holders of any series of preferred stock, no action may be taken by the

Provision	Roosevelt (Pre‑Exchange)	Arcadia (Pre-Exchange)

stockholders of Arcadia other than at an annual or special meeting of the stockholders, upon due notice and in accordance with the provisions of the bylaws, and no action may be taken by the stockholders by written consent.

Conversion Rights and Redemption Right	Title 4, Partnerships of the Texas Business Organizations Code and the LPA do not provide the partners of the Partnership with any preemptive, conversion, redemption, or other protective rights.	The charter documents of Arcadia do not provide the holders of Arcadia common stock with any preemptive, conversion, redemption, or other protective rights.
Consideration of Other Constituencies

The Partnership’s LPA does not contain any provision specifically authorizing or requiring the General Partner to consider the interests of any constituencies of the Partnership other than its Partners in considering whether to approve or oppose any Partnership action.

Arcadia’s charter does not contain any provision specifically authorizing or requiring the Arcadia board of directors to consider the interests of any constituencies of Arcadia other than its stockholders in considering whether to approve or oppose any corporate action.

However, Delaware law provides that, in the performance of their duties to the corporation, directors are protected in relying on good faith upon the records of the corporation and information, opinions, reports, or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Right of First Refusal	Title 4, Partnerships of the Texas Business Organizations Code and the LPA do not provide for rights of first refusal.	Arcadia charter documents do not provide for rights of first refusal.
Right of Co-Sale	Title 4, Partnerships of the Texas Business Organizations Code and the LPA do not provide for co-sale rights.	Arcadia charter documents do not provide for rights of co-sale.
Stock Transfer Restrictions Applicable to Stockholders	Transfers of interests in the Partnership are not allowed unless approved by the General Partners. Any such approved transfer is subject to compliance with applicable securities laws.	Shares of Arcadia are transferable in the manner prescribed by the DGCL, subject to compliance with applicable securities laws.
Forum Selection	The LPA requires arbitration in connection with any dispute, claim or controversy relating to the agreement, and venue is set in Dallas, Dallas County, Texas.

The Arcadia bylaws provide that unless Arcadia consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Arcadia (ii) any action

Provision	Roosevelt (Pre‑Exchange)	Arcadia (Pre-Exchange)

asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Arcadia to Arcadia or Arcadia stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Tax Status	The Partnership is treated as a partnership for federal income tax purposes.	Arcadia is taxable as a corporation for federal income tax purposes.
Limitation on Director Liability

Limited Partners do not have any personal liability whatsoever, whether to the Partnership, the General Partner or any creditor of the Partnership, for any of the debts of the Partnership or any of the losses thereof beyond their respective capital contributions to the Partnership. The General Partner is not liable, responsible or accountable in damages or otherwise to a Limited Partner or the Partnership for any act performed by it in good faith and within the scope of the LPA unless such act is attributable to gross negligence, malfeasance or fraud.

The liability of the Arcadia directors to Arcadia or its stockholders for monetary damages is and will be eliminated to the fullest extent under applicable law. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to Arcadia will be eliminated or limited to the fullest extent permitted by applicable law as so amended.

Indemnification

The LPA provides that the Partnership shall, to the full extent permitted by law, (i) indemnify any person or entity who was or is a party or is threatened to be made a named defendant or respondent to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person or entity is or was a general partner (or the shareholder, director or officer of an entity that serves as the general partner) against judgments, penalties

Arcadia’s bylaws provide that it will indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law. Arcadia may also enter into individual indemnification agreements. This indemnification right continues after the individual ceases to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Arcadia also has the power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law.

Provision	Roosevelt (Pre‑Exchange)	Arcadia (Pre-Exchange)

(including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by such person or entity in connection with such action, suit, or proceeding, and (ii) advance reasonable expenses to such person or entity in connection with such action, suit or proceeding.

Corporate Opportunity

The LPA provides that any Partner and its affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar to or competitive with the business conducted by the Partnership, and neither the Partnership nor any Partner shall have any rights in or to such independent ventures or the income or profits derived therefrom.

The Arcadia charter documents do not renounce the corporate opportunity doctrine.
Dividends Declaration and Payment of Dividends

The LPA provides that cash flow of the Partnership periodically may be distributed to the Partners in the ratio of their percentage interests, at such times as the General Partner shall, in its reasonable discretion, determine.

Under Delaware law, subject to any restrictions in the corporation’s certificate of incorporation, a Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ARCADIA

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the Reverse Stock Split discussed in Proposal No. 2.

The following table sets forth information regarding beneficial ownership of Arcadia’s common stock as of December 31, 2024 (the “Table Date”), by: (1) each person or group of affiliated persons known by Arcadia to be the beneficial owner of more than 5% of its common stock; (2) each of Arcadia’s named executive officers; (3) each of Arcadia’s directors; and (4) all of its executive officers and directors as a group.

Arcadia has determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to Arcadia’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. To Arcadia’s knowledge, no person or entity, except as set forth below, is the beneficial owner of more than 5% of the voting power of our common stock as of the close of business on the Table Date.

Under SEC rules, the calculation of the number of shares of Arcadia’s common stock beneficially owned by a person and the percentage ownership of that person includes both outstanding shares of Arcadia’s common stock then owned as well as any shares of Arcadia’s common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Table Date. Shares subject to those options or warrants for a particular person are not included as outstanding, however, for the purpose of computing the percentage ownership of any other person. Arcadia has based percentage ownership of our common stock on [•] shares of our common stock outstanding as of the Table Date.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Arcadia Biosciences, Inc., 5950 Sherry Lane, Suite 215, Dallas, TX 75225.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Named Executive Officers, Directors and Director Nominees:
Stanley E. Jacot, Jr. (1)	12,588	*
Thomas J. Schaefer (2)	5,941	*
Mark Kawakami (3)	2,896	*
Laura Pitlik (4)	3,976	*
Kevin Comcowich (5)	6,087	*
Dr. Albert Bolles (6)	2,485	*
Lilian Shackelford Murray (7)	2,592	*
Gregory D. Waller (8)	2,429	*
Amy Yoder (9)	2,533	*
Deborah Carosella (10)	2,346	*
All current executive officers and directors as a group (8 persons) (11)	27,309	2.0%
5% Stockholders:
Sabby Volatility Warrant Master Fund, Ltd. (12)	533,812	4.9%
Armistice Capital Master Fund Ltd. (13)	477,655	4.9%
Altium Growth Fund Ltd. (14)	166,000	4.9%

* Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Mr. Jacot is the former Chief Executive Officer. His beneficial ownership consists of (i) 5,000 shares of common stock and (ii) 7,588 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Table Date.

(2)
Mr. Schaefer is our current Chief Executive Officer and was previously our Chief Financial Officer. His beneficial ownership consists of (i) 2,119 shares of common stock and (ii) 3,822 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Table Date.
(3)
Mr. Kawakami is our current Chief Financial Officer. His beneficial ownership consists of (i) 1,982 shares of common stock and (ii) 914 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Table Date.
(4)
Ms. Pitlik is our former Chief Marketing Officer. Her beneficial ownership consists of 3,976 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Table Date.
(5)
Mr. Comcowich is the current chair of our Board of Directors. His beneficial ownership consists of (i) 500 shares of common stock and (ii) 5,587 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Table Date, with options to purchase 24,4545 shares of common stock becoming exercisable at dates more than 60 days after the Table Date.
(6)
Dr. Bolles serves as a member of our Board of Directors. His beneficial ownership consists of 2,485 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Table Date.
(7)
Ms. Murray serves as a member of our Board of Directors. Her beneficial ownership consists of (i) 214 shares of common stock and (ii) 2,378 shares of common stock issuable pursuant to stock options exercisable within 60 days afterthe Table Date.
(8)
Mr. Waller serves as a member of our Board of Directors. His beneficial ownership consists of 2,429 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Table Date.
(9)
Ms. Yoder serves as a member of our Board of Directors. Her beneficial ownership consists of 2,533 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Table Date.
(10)
Ms. Carosella serves as a member of our Board of Directors. Her beneficial ownership consists of 2,346 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Table Date.
(11)
Beneficial ownership consists of (i) 4,815 shares of common stock and (ii) 22,494 shares of common stock subject to options exercisable within 60 days of the Table Date, in each case beneficially owned by our current executive officers and directors.
(12)
Includes 533,812 shares of common stock issuable upon exercise of warrants and preferred investment options. Under the terms of these warrants and preferred investment options, the holder may not exercise these instruments to the extent such exercise would cause such holder to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding common stock following such exercise. The number of shares listed in the second column above does not reflect this limitation. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The beneficial owner’s address is c/o Ogier Fiduciary Services (Cayman) Limited 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.
(13)
Includes 477,655 shares of common stock issuable upon exercise of warrants and preferred investment options. Under the terms of these warrants and preferred investment options, the holder may not exercise these instruments to the extent such exercise would cause such holder to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding common stock following such exercise. The number of shares listed in the second column above does not reflect this limitation. These securities are directly held by (i) Armistice Capital Master Fund, Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The beneficial owner’s address is c/o Armistice Capital, LLC 510 Madison Avenue, 7th Floor, New York, NY 10022.
(14)
Includes 166,000 shares underlying preferred investment options. Under the terms of these preferred investment options, the holder may not exercise these instruments to the extent such exercise would cause such holder to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding common stock following such exercise. The number of shares listed in the second column above does not reflect this limitation. Jacob Gottlieb has sole voting and dispositive power over the securities held for the account of this beneficial owner. The beneficial owner’s address is 152 W. 57th Street, Floor 20, New York, NY 10019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ROOSEVELT

The following table sets forth information concerning the beneficial ownership of Roosevelt’s partnership interests as of _____________, 2025 (the “Table Date”): (i) each person known by Roosevelt to beneficially own more than five percent of Roosevelt’s partnership interests; (ii) each of Roosevelt’s executive officers; and (iii) all of Roosevelt’s executive officers and directors (of which there are none) as a group. Except as noted below, Roosevelt believes that the beneficial owners of the partnership interests listed in the table below have sole voting and investment power with respect to all interests shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Limited Partnership Ownership Interest (Percent)
Elliott Roosevelt, Jr.	60.0%	(1)
Jimmy C. Hawkins	—
Jerrel Branson	—
Paul Buckner	—
Elliott Roosevelt, III	8.9%
David A. Roosevelt	8.6%
Elizabeth R. Kelly	8.3%
2010 Laura Roosevelt Trust	5.38%	(2)
L. Stephen Melzer	—
All current Roosevelt directors and officers as a group (five persons)	60.0%

(1)
Includes (i) interests that are owned by E.R. Family Limited Partnership, of which Mr. Roosevelt is the sole manager of the general partner and controls the voting power, and (ii) interests owned by Mr. Roosevelt’s wife of which he is deemed to beneficially own.
(2)
U.S. Trust Company is the Trustee and Laura Roosevelt is the sole beneficiary.

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table and the related notes present certain information with respect to the estimated beneficial ownership of our common stock following consummation of the Exchange, by (1) each person expected to be a director or executive officer of the combined company, (2) each person or group who is known to the management of Arcadia to be or become the beneficial owner of more than 5% of the common stock of the combined company immediately following the consummation of the Exchange, and (3) all persons expected to be directors and executive officers of the combined company as a group immediately following the consummation of the Exchange. The applicable share numbers and percentages are based on an estimated 13,649,415 outstanding shares of Arcadia common stock, including 1,364,940 shares of Arcadia common stock outstanding as of December 31, 2024 (the “Table Date”) and an estimated 12,284,475 shares of Arcadia common stock to be issued to the former Roosevelt Limited Partners pursuant to the Exchange Agreement. The number of shares constituting the Exchange Consideration is subject to potential adjustment between the Table Date and the Closing. As a result, the number of shares constituting the Exchange Consideration could be more or less than the numbers reflected in the table below, and the former Roosevelt Limited Partners identified in the table below could own a different number and percentage of the outstanding shares of common stock of the combined company immediately after the Effective Time of the Exchange than the estimated numbers and percentages reflected in the table below.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we also included and deemed outstanding shares of Common Stock that are issuable upon exercise of outstanding options and warrants, or upon vesting of restricted stock units, held by that person that are currently convertible, exercisable or issuable within 60 days after the Table Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Share information in the table does not give effect to the proposed Reverse Stock Split that is the subject of Proposal No. 2 discussed elsewhere in this proxy statement/prospectus. If the Reverse Stock split is approved and implemented before the Effective Time of the Exchange, then the number of shares of Common Stock reflected in the table below would be proportionately reduced by the reverse stock split ratio that the Board approves and selects.

Unless otherwise indicated, the address of all listed stockholders is c/o the Partnership, 5956 Sherry Lane, Suite 1650, Dallas, TX 75225.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class
Elliott Roosevelt, Jr.	8,183,234	(2)	60.0%
Jimmy C. Hawkins	—	(3)	—
Jerrel Branson	—	(4)	—
Paul Buckner	—	(5)	—
Elliott Roosevelt, III	1,088,896		8.0%
David A. Roosevelt	1,051,060		7.7%
Elizabeth R. Kelly	1,020,840		7.5%
2010 Laura Roosevelt Trust	661,396	(6)	4.8%
Kevin Comcowich	6,087	(7)	—
L. Stephen Melzer	—	(8)	—
G. Larry Lawrence	—	(9)	—
All Directors, Director Nominees and Executive Officers as a group (seven persons)	—		—

(1)
The amounts and percentages of common units beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in the footnotes to this table, Arcadia believes that each of the persons named in this table will have sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws where applicable.
(2)
Includes (i) 4,913,299 shares that are owned by E.R. Family Limited Partnership, of which Mr. Roosevelt is the sole manager of the general partner and controls the voting power, and (ii) 1,274,146 shares owned by Mr. Roosevelt’s wife of which he is deemed to beneficially own. If the Exchange is approved and following the Closing, it is expected that Mr. Roosevelt will be appointed as the Chief Executive Officer and Chairman of the Board of Arcadia.
(3)
If the Exchange is approved and following the Closing, it is expected that Mr. Hawkins will be appointed as the President of Arcadia and as a member of the Arcadia Board of Directors.
(4)
If the Exchange is approved and following the Closing, it is expected that Mr. Branson will be appointed as the Chief Financial Officer of Arcadia.
(5)
If the Exchange transaction is approved and following the Closing, it is expected that Mr. Buckner will be appointed as the Chief Legal Officer and Corporate Secretary of Arcadia.
(6)
U.S. Trust Company is the Trustee and Laura Roosevelt is the sole beneficiary.
(7)
Mr. Comcowich’s beneficial ownership consists of (i) 500 shares of common stock and (ii) 5,587 shares of common stock issuable pursuant to stock options exercisable within 60 days after the Table Date.
(8)
If the Exchange transaction is approved and following the Closing, it is expected that Mr. Melzer will be appointed as a member of the Arcadia Board of Directors.
(9)
If the Exchange transaction is approved and following the Closing, it is expected that Mr. Lawrence will be appointed as a member of the Arcadia Board of Directors.

LEGAL MATTERS

Weintraub Tobin Chediak Coleman Grodin will pass upon the validity of the Arcadia common stock offered by this proxy statement/prospectus.

EXPERTS

The financial statements of Arcadia Biosciences, Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Roosevelt Resources LP as of December 31, 2023 and 2022 and for each of the two years then ended that are included in this proxy statement/prospectus have been so included in reliance on the report of Baker Tilly US, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Arcadia files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Arcadia files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Arcadia’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Arcadia also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006. You can also request such information, and copies of any of the other information or documents attached hereto or incorporated herein, in writing, by e-mail or by telephone at the appropriate address below:

Arcadia Biosciences, Inc.

5950 Sherry Lane, Suite 215

Dallas, TX 75225

Attn: Investor Relations

Email:

Phone: (214) 974-8921

You will not be charged for any of these documents that you request from Arcadia. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the Special Meeting.

No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2025, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. Neither the mailing of this proxy statement/prospectus to Arcadia stockholders nor the issuance by Arcadia of shares of Arcadia common stock in connection with the Exchange will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Arcadia has been provided by Arcadia, and information contained in this document regarding Roosevelt has been provided by Roosevelt.

Arcadia has filed a registration statement on Form S-4 to register with the SEC the Arcadia common stock that Arcadia will issue to the Limited Partners in the Exchange. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Arcadia, as well as a proxy statement of Arcadia for the Special Meeting.

OTHER MATTERS

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to Arcadia’s Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2025 Annual Meeting of Stockholders, the Corporate Secretary of Arcadia must have received the written proposal at our principal executive offices no later than January 16, 2025. If we hold our 2025 Annual Meeting of Stockholders more than 30 days before or after June 25, 2025 (the one-year anniversary date of the 2024 Annual Meeting of Stockholders), we will disclose the new deadline by which stockholders proposals must be received in a press release or under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or a Current Report on Form 8-K, or in another permitted manner. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act, and related SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Proposals should be addressed to:

Arcadia Biosciences, Inc.
Attn: Corporate Secretary
5950 Sherry Lane, Suite 215
Dallas, TX 75225

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) pursuant to our proxy materials with respect to such meeting, (2) by or at the direction of our Board of Directors, or (3) by a stockholder (i) who is a stockholder of record at the time the stockholder provides proper written notice of the proposal which the stockholder seeks to present at our annual meeting and (ii) who has timely complied in proper written form with the notice procedures set forth in our bylaws. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to our bylaws and applicable law. To be timely for our 2025 Annual Meeting of Stockholders, the Corporate Secretary must receive the written notice at our principal executive offices:

•
not earlier than the close of business on February 25, 2025, and
•
not later than the close of business on March 27, 2025.

If we hold our 2025 Annual Meeting of Stockholders more than 30 days before or after June 25, 2025 (the one-year anniversary date of the 2024 Annual Meeting of Stockholders), then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received by the Corporate Secretary at our principal executive offices not later than the close of business on the later of:

•
the 90th day prior to such annual meeting, and
•
the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

To be in proper written form, a stockholder’s notice to the Corporate Secretary shall set forth:

(A)
As to each matter of business the stockholder intends to bring before the annual meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and
(B)
As to the stockholder giving notice and the beneficial owner, if any, on whose behalf the business is proposed (each, a “party”), (1) the name and address of each such party; (2) the class, series and number of shares of capital stock of the Company which are owned, directly or indirectly, beneficially and of record by each such party, (3) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (4) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the Company, (5) any short interest in any security of the Company held by each such party (a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (6) any rights to dividends on the shares of the Company owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the Company, (7) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which either party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (8) any performance-related fees (other than an asset-based fee) that each such party is directly or indirectly entitled to base on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such party’s immediate family sharing the same household (which information set forth in this paragraph shall be supplemented by such stockholder or such beneficial owner, as the case may be, not later than ten (10) days after the record date for determining the stockholders entitled to notice of the meeting and/or to vote at the meeting to disclose such ownership as of such record date) (these preceding eight requirements, collectively referred to as the “Notice Requirements”).

Nomination of Director Candidates: A stockholder that wants to recommend a candidate for election to the Board should direct the recommendation in writing by letter to the Company, attention of the Corporate Secretary, at 5950 Sherry Lane, Suite 215, Dallas, TX 75225. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company, and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership.

In addition, our bylaws permit eligible stockholders to nominate directors for election at an annual meeting of stockholders. To be eligible, a stockholder must be a stockholder of record at the time the stockholder provides proper written notice of the proposed nomination. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 26, 2025. Nominations by eligible stockholders must also be in proper written form in compliance with our bylaws as summarized below. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

To be in proper written form, a stockholder’s notice to the Corporate Secretary shall set forth:

(A)
As to each person whom the stockholder proposes to nominate for election or re-election as a director (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.
(B)
As to each party on whose behalf the nomination is made, the Notice Requirements as described on pages 7 and 8 of this Proxy Statement.

Availability of Bylaws: A copy of our bylaws is available in the Investors section of our website at http://ir.arcadiabio.com under “Corporate Governance.” You may also contact the Corporate Secretary at the address given above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. The bylaws, and not the foregoing summary, together with applicable law, control stockholder actions and nominations relating to our annual meetings.

Stockholder Communications with the Arcadia Board of Directors

Interested parties who wish to communicate with our Board of Directors or any specified individual director, including our non-employee directors, may send their communications in writing to the Corporate Secretary at Arcadia Biosciences, Inc., 5950 Sherry Lane, Suite 215, Dallas, TX 75225, Attn: Corporate Secretary. The Corporate Secretary will review incoming communications (except for mass mailings, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, route such communications to the appropriate member(s) of the Board of Directors or, if none is specified, to the Chair of the Board. The Corporate Secretary may decide in the exercise of his or her judgment whether a response to any communication is necessary and will provide a report to the nominating and governance committee on a quarterly basis of any communications received for which the Corporate Secretary has either responded or determined no response is necessary. This procedure for communications with the non-management directors is administered by the Company’s nominating and governance committee. This procedure does not apply to (a) communications to non-employee directors from officers or directors of the Company who are stockholders, or (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding.”

Brokers with account holders who are Arcadia stockholders may be householding our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or Arcadia that you no longer wish to participate in householding.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Arcadia Biosciences, Inc., 5950 Sherry Lane, Suite 215, Dallas, TX 75225, or (3) contact our Investor Relations department by email at ir@arcadiabio.com, or by telephone at (214) 974-8921. Stockholders who receive multiple copies of the proxy statement or annual report at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Arcadia Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Arcadia Biosciences, Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has an accumulated deficit, recurring net losses and net cash used in operations, and resources that will not be sufficient to meet its anticipated cash requirements, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

GoodWheat Inventory Valuation – Refer to Note 4 to the consolidated financial statements

Critical Audit Matter Description

GoodWheat inventories are recorded at the lower of cost or net realizable value. Management periodically evaluates the carrying value of inventories in relation to the forecasts of product demand, which takes into consideration the estimated marketability and salability of products. When quantities on hand exceed forecasted demand, regulatory changes occur, or quality specifications are not met, a write-down is recorded for such inventories. Changes in assumptions of forecasted product demand could have a significant impact on the amount of inventory valuation, and any related write-downs.

Given the significant judgments made by management in forecasting product demand, including the impact of product marketability and salability, auditing the reasonableness of management’s estimates and assumptions required a high degree of auditor judgment and an increased extent of effort.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures over GoodWheat inventory valuation included the following, among others:

•
We evaluated the demand forecasts by obtaining documentation to support customer orders, contracts, historical and future sales that corroborate the reasonableness of amount estimated for demand.
•
We evaluated management’s ability to accurately forecast product demand by comparing actual results to management’s historical estimates.
•
We performed corroborative inquiries with the personnel responsible for sales forecasting to evaluate the reasonableness of the product salability and demand forecasts.

/s/ Deloitte & Touche LLP

Tempe, Arizona

March 28, 2024 (February 14, 2025, as to the discontinued operation and subsequent events described in Notes 1 and 2)

We have served as the Company’s auditor since 2007.

Arcadia Biosciences, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$6,518	$20,644
Short-term investments	5,124	—
Accounts receivable and other receivables, net of allowance for doubtful accounts of $0 and $3 as of December 31, 2023 and 2022, respectively	506	1,221
Inventories, net — current	837	1,231
Assets held for sale	51	87
Prepaid expenses and other current assets	807	795
Current assets of discontinued operations — Body Care	—	330
Current assets of discontinued operations — GoodWheat	1,129	1,090
Total current assets	14,972	25,398
Property and equipment, net	70	178
Right of use assets	792	1,848
Inventories, net — noncurrent	196	272
Intangible assets, net	39	40
Other noncurrent assets	164	165
Noncurrent assets of discontinued operations — Body Care	—	24
Noncurrent assets of discontinued operations — GoodWheat	3,472	997
Total assets	$19,705	$28,922
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,910	$2,381
Amounts due to related parties	58	48
Operating lease liability — current	852	1,010
Other current liabilities	270	270
Current liabilities of discontinued operations — Body Care	—	26
Current liabilities of discontinued operations — GoodWheat	500	474
Total current liabilities	3,590	4,209
Operating lease liability — noncurrent	155	1,007
Common stock warrant and option liabilities	1,257	806
Other noncurrent liabilities	2,000	2,000
Total liabilities	7,002	8,022
Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock, $0.001 par value—150,000,000 shares authorized as of December 31, 2023 and December 31, 2022; 1,285,337 and 616,079 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively.	65	65
Additional paid-in capital	284,515	278,827
Accumulated other comprehensive income	101	—
Accumulated deficit	(271,840)	(257,859)
Total Arcadia Biosciences stockholders’ equity	12,841	21,033
Non-controlling interest	(138)	(133)
Total stockholders' equity	12,703	20,900
Total liabilities and stockholders’ equity	$19,705	$28,922

The accompanying notes are an integral part of these consolidated financial statements.

Arcadia Biosciences, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and share data)

	Year Ended December 31,
	2023	2022
Revenues:
Product	$4,437	$4,001
License	17	879
Royalty	—	117
Total revenues	4,454	4,997
Operating expenses (income):
Cost of revenues	2,174	3,969
Research and development	64	15
Gain on sale of Verdeca	—	(1,138)
Impairment of intangible assets	—	141
Change in fair value of contingent consideration	—	(70)
Gain on sale of property and equipment	(29)	(314)
Impairment of property and equipment	—	160
Impairment of ROU asset	113	—
Selling, general and administrative	8,234	9,221
Total operating expenses	10,556	11,984
Loss from operations	(6,102)	(6,987)
Interest income	695	289
Other income, net	48	9
Valuation loss on March 2023 PIPE	(6,076)	—
Change in fair value of common stock warrant and option liabilities	6,544	3,209
Issuance and offering costs allocated to liability classified options	(430)	(314)
Net loss from continuing operations before income taxes	(5,321)	(3,794)
Income tax expense	(8)	(14)
Net loss from continuing operations	(5,329)	(3,808)
Net loss from discontinued operations — Body Care	(821)	(4,784)
Net loss from discontinued operations — GoodWheat	(7,836)	(7,020)
Net loss	(13,986)	(15,612)
Net loss attributable to non-controlling interest	(5)	(236)
Net loss attributable to common stockholders	$(13,981)	$(15,376)
Net loss per share attributable to common stockholders:
Basic and diluted from continuing operations	$(4.30)	$(5.96)
Basic and diluted from discontinued operations	$(7.00)	$(19.69)
Weighted-average number of shares used in per share calculations:
Basic and diluted	1,236,934	599,389
Other comprehensive income, net of tax
Unrealized gains on available-for-sale securities	$101	$—
Other comprehensive income	$101	$—
Comprehensive loss attributable to common stockholders	$(13,880)	$(15,376)

The accompanying notes are an integral part of these consolidated financial statements.

Arcadia Biosciences, Inc.

Consolidated Statements of Stockholders’ Equity

(In thousands, except share data)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Non-controlling	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income	Interest	Equity
Balance at December 31, 2021	554,609	$63	$257,515	$(226,485)	$—	$103	$31,196
Reclassification upon adoption of ASU 2020-06	—	—	19,390	(15,998)	—	—	3,392
Issuance of shares related to August 2022 Offering	61,250	2	1,174	—	—	—	1,176
Offering costs related to August 2022 Offering	—	—	(365)	—	—	—	(365)
Issuance of shares related to employee stock purchase plan	220	—	7	—	—	—	7
Stock-based compensation	—	—	1,106	—	—	—	1,106
Net loss	—	—	—	(15,376)	—	(236)	(15,612)
Balance at December 31, 2022	616,079	$65	$278,827	$(257,859)	$—	$(133)	$20,900
Issuance of shares related to March 2023 PIPE	165,500	—	4,740	—	—	—	4,740
Modification of warrants related to March 2023 PIPE	—	—	219	—	—	—	219
Issuance of shares related to August 2022 pre-funded warrants exercise	56,813	—	—	—	—	—	—
Issuance of shares related to March 2023 pre-funded warrants exercise	425,834	—	—	—	—	—	—
Issuance of shares related to employee stock purchase plan	1,993	—	12	—	—	—	12
Issuance of shares related to reverse stock split	19,118	—	—	—	—	—	—
Stock-based compensation	—	—	717	—	—	—	717
Unrealized gains on available- for-sale securities	—	—	—	—	101	—	101
Net loss	—	—	—	(13,981)	—	(5)	(13,986)
Balance at December 31, 2023	1,285,337	$65	$284,515	$(271,840)	$101	$(138)	$12,703

The accompanying notes are an integral part of these consolidated financial statements.

Arcadia Biosciences, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,986)	$(15,612)
Adjustments to reconcile net loss to cash used in operating activities:
Change in fair value of common stock warrant and option liabilities	(6,544)	(3,209)
Change in fair value of contingent consideration	—	(70)
Issuance and offering costs allocated to liability classified options	430	314
Valuation loss on March 2023 PIPE	6,076	—
Depreciation	287	439
Amortization of intangible assets	—	40
Lease amortization	697	884
Impairment of intangible assets	—	404
Gain on disposal of property and equipment	(40)	(314)
Stock-based compensation	717	1,106
Bad debt expense	20	60
Gain on sale of Verdeca	—	(1,138)
Write-down of inventories	444	2,471
Impairment of property and equipment	—	530
Impairment of ROU asset	113	—
Changes in operating assets and liabilities:
Accounts receivable and other receivables	184	592
Inventories	(2,419)	1,118
Prepaid expenses and other current assets	1	91
Other noncurrent assets	2	16
Accounts payable and accrued expenses	(522)	(757)
Amounts due to related parties	10	(16)
Other current liabilities	—	6
Operating lease payments	(764)	(932)
Net cash used in operating activities	(15,254)	(13,977)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	115	920
Proceeds from sale of Verdeca — earn-out received	569	569
Proceeds from sale of investments	2,502	—
Purchases of property and equipment	(5)	(72)
Purchases of investments	(7,525)	—
Net cash (used in) provided by investing activities	(4,344)	1,417
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, pre-funded warrants and preferred investment options from March 2023 PIPE	5,997	—
Payments of offering costs relating to March 2023 PIPE	(497)	—
Proceeds from issuance of common stock, pre-funded warrants and preferred investment options from August 2022 Offering	—	5,000
Payments of offering costs relating to August 2022 Offering	—	(488)
Proceeds from ESPP purchases	12	7
Net cash provided by financing activities	5,512	4,519
Net decrease in cash and cash equivalents	(14,086)	(8,041)
Cash and cash equivalents — beginning of period	20,644	28,685
Cash and cash equivalents — end of period	$6,518	$20,644
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$1
NONCASH TRANSACTIONS:
Common stock warrant liabilities reclassified to equity upon adoption of ASU 2020-06	$—	$3,392
Common stock options issued to placement agent and included in offering costs related to August 2022 RDO securities purchase agreement	$—	$191
Common stock options issued to placement agent and included in offering costs related to March 2023 PIPE	$212	$—
Right of use assets obtained in exchange for new operating lease liabilities	$—	$114
Proceeds from sale of property and equipment in accounts receivable and other receivables	$8	$19
Proceeds from sale of Verdeca in accounts receivable and other receivables	$—	$569
Warrant and option modifications included in Valuation loss on March 2023 PIPE	$404	$—

The accompanying notes are an integral part of these consolidated financial statements.

Arcadia Biosciences, Inc.

Notes to Consolidated Financial Statements

Note 1. Description of Business

Organization

Arcadia Biosciences, Inc. (the "Company," "Arcadia" or "management"), was incorporated in Arizona in 2002 and maintains its headquarters in Dallas, Texas, with additional office space in Davis and Sacramento, California. The Company was reincorporated in Delaware in March 2015.

Since acquiring the assets of Live Zola, LLC ("Zola") in May 2021, the Company has provided consumers with a great tasting way to rehydrate, reset, and reenergize with Zola coconut water products. The company has leveraged its history as a leader in science-based approaches to develop high value products and drive innovation in the consumer goods industry. Previously, the Company developed products primarily in wheat, which it commercialized through the sales of seed, grain and food ingredients and products, and through trait licensing and royalty agreements.

On May 16, 2024, Arcadia sold the GoodWheat™ brand to Above Food for net consideration of $3.7 million. The strategic decision to sell GoodWheat enabled the Company to monetize its intellectual property early. The assets sold consisted primarily of grain and finished goods inventories, formulations and trademarks. The disposition of GoodWheat met the "held for sale" criteria per ASC 205-20-45-1B and represented a strategic shift that had a major effect on the Company's operations and financial results. As a result, the financial statements and related notes as of December 31, 2023 and 2022 were recast to reflect the GoodWheat disposition as a discontinued operation. The disposition of GoodWheat resulted in a loss of $1,500 in 2024.

On May 14, 2024, the Company sold its non-GMO Resistant Starch ("RS") durum wheat trait to longtime partner Corteva AgriScience ("Corteva") for total cash consideration of $4.0 million. Under the terms of the agreement, Arcadia retained certain rights to use the RS durum wheat trait.

In May 2021, the Company’s wholly owned subsidiary Arcadia Wellness, LLC (“Arcadia Wellness” or “AW”) acquired the businesses of Eko Holdings, LLC, Lief, LLC, and Zola. The acquisition included Saavy Naturals™, a line of natural body care products, Soul Spring™, a CBD-infused botanical therapy brand in the natural category, and ProVault™, a THC-free CBD sports performance formula made with natural ingredients, providing effective support and recovery for athletes (collectively, "body care brands"). Also included in the purchase was Zola, a coconut water sourced exclusively with sustainably grown coconuts from Thailand. In July 2022, the Company entered into an agreement to license Saavy Naturals to Radiance Beauty and Wellness, Inc. ("Radiance Beauty"). In July 2023, management made the decision to exit the remaining body care brands, Soul Spring and ProVault, as a result of continued pressure on the CBD market due to regulatory uncertainty. Body care operations ceased during the third quarter of 2023.

In August 2019, the Company entered into a joint venture agreement with Legacy Ventures Hawaii, LLC (“Legacy,” see Note 6) to grow, extract, and sell hemp products. The partnership Archipelago Ventures Hawaii, LLC (“Archipelago”), combines the Company’s extensive genetic expertise and resources with Legacy’s experience in hemp extraction and sales. In October 2021, Arcadia and Legacy mutually agreed to wind down the cultivation activities of Archipelago, due to regulatory challenges and a saturated hemp market.

In February 2012, the Company formed Verdeca, which was equally owned with Bioceres. Verdeca was formed to develop and deregulate soybean varieties using both partners’ agricultural technologies. In November 2020, Arcadia sold its membership interest in Verdeca to Bioceres in a transaction in which Arcadia received cash, shares of Bioceres stock and a royalty stream of up to $10.0 million on sales of Haab 4 soybeans (“HB4”). An additional $2.0 million in cash is to be paid to Arcadia upon Verdeca of achieving commercial plantings of at least 200,000 hectares of HB4 or China approving the HB4 soybean trait for “food and feed”. During 2022, Bioceres received China's approval of the HB4 soybean trait and as a result, Arcadia recorded license revenue of $862,000 and a gain on sale of Verdeca of $1.1 million on the consolidated statements of operations and comprehensive loss. The Company received the full payment of $2.0 million as of December 31, 2023.

Reverse Stock Split

In February 2023, the Company’s board of directors approved a reverse split of 40:1 on the Company’s issued and outstanding common stock. On February 15, 2023, the Company’s stockholders approved the certificate of amendment to the Company’s certificate of incorporation, which the Company filed on February 27, 2023 with the Secretary of State of Delaware to effect the reverse split on March 1, 2023. As a result of the reverse stock split, 19,118 additional shares of common stock were issued in lieu of fractional shares. All issued and outstanding common stock, options to purchase common stock and per share amounts contained in the consolidated financial statements have been retroactively adjusted to reflect the reverse stock split for all periods presented.

Liquidity, Capital Resources, and Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. Since inception, the Company has financed its operations primarily through equity and debt financings. As of December 31, 2023, the Company had an accumulated deficit of $271.8 million, cash and cash equivalents of $6.5 million and short-term investments of $5.1 million. For the years ended December 31, 2023 and 2022, the Company had net losses of $14.0 million and $15.6 million, respectively, and net cash used in operations of $15.3 million and $14.0 million, respectively. The Company believes that its existing cash and cash equivalents and short-term investments will not be sufficient to meet its anticipated cash requirements for at least the next 12 months from the issuance date of these financial statements, and thus raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company may seek to raise additional funds through debt or equity financings. The Company may also consider entering into additional partner arrangements. The sale of additional equity would result in dilution to the Company’s stockholders. The incurrence of debt would result in debt service obligations, and the instruments governing such debt could provide for additional operating and financing covenants that would restrict operations. If the Company requires additional funds and is unable to secure adequate additional funding at terms agreeable to the Company, the Company may be forced to reduce spending, extend payment terms with suppliers, liquidate assets, or suspend or curtail planned product launches. Any of these actions could materially harm the business, results of operations and financial condition.

Discontinued Operations

On May 16, 2024, the Company sold the GoodWheat brand to Above Food. GoodWheat operations ceased during the second quarter of 2024.

In July 2023, management made the decision to exit its body care brands as a result of continued pressure on the CBD market due to regulatory uncertainty. Body care operations ceased during the third quarter of 2023.

In accordance with the provisions of ASC 205-20, the Company has separately reported the assets and liabilities of the discontinued operations in the consolidated balance sheets and the results of the discontinued operations as separate components on the consolidated statements of operations and comprehensive loss for all periods presented.

Major classes of line items constituting the balance sheet of discontinued operations:

	GoodWheat		Body Care
(In thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Assets
Accounts receivable and other receivables	$8	$—	$—	$66
Inventories, net — current	1,121	1,090	—	250
Prepaid expenses and other current assets	—	—	—	14
Property and equipment, net	314	502	—	24
Inventories, net — noncurrent	3,158	495	—	—
Total assets	$4,601	$2,087	$—	$354

Liabilities
Accounts payable and accrued expenses	$500	$474	$—	$26
Total liabilities	$500	$474	$—	$26

Major classes of line items constituting net loss from discontinued operations:

	GoodWheat		Body Care
	Year Ended December 31,		Year Ended December 31,
(In thousands)	2023	2022	2023	2022
Product revenue	$876	$2,421	$357	$2,537
Cost of revenues	(1,126)	(2,132)	(314)	(3,700)
Research and development	(1,323)	(1,494)	—	—
Impairment of intangible assets	—	—	—	(263)
Gain on sale of property and equipment	11	—	—	—
Impairment of property and equipment	—	—	—	(371)
Selling, general and administrative	(6,274)	(5,815)	(864)	(3,011)
Other income, net	—	—	—	24
Net loss from discontinued operations	$(7,836)	$(7,020)	$(821)	$(4,784)

The following table presents significant non-cash items of discontinued operations:

	GoodWheat		Body Care
	Year Ended December 31,		Year Ended December 31,
(In thousands)	2023	2022	2023	2022
Depreciation	$151	$105	$24	$88
Impairment of intangible assets	$—	$—	$—	$263
Write-down of inventories	$275	$111	$—	$1,369
Gain on disposal of property and equipment	$(11)	$—	$—	$—
Impairment of property and equipment	$—	$—	$—	$371
Accounts receivable and other receivables	$(8)	$—	$66	$588
Inventories	$(2,969)	$1,290	$250	$(251)
Prepaid expenses and other current assets	$—	$—	$14	$132
Accounts payable and accrued expenses	$26	$(401)	$(26)	$(415)
Proceeds from sale of property and equipment	$48	$—	$—	$—

There were no other significant operating or investing non-cash items for the years ended December 31, 2023 and 2022.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and Archipelago. All intercompany balances and transactions have been eliminated in consolidation. The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP (“GAAP”), and with the rules of the Securities and Exchange Commission.

The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities ("VIEs"). This approach focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE.

For all periods presented, the Company has determined that it is the primary beneficiary of Archipelago, a joint venture, as it has a controlling interest in Archipelago. Accordingly, the Company consolidates Archipelago in the consolidated financial statements after eliminating intercompany transactions. For consolidated joint ventures, the non-controlling partner’s share of the assets, liabilities and operations of the joint venture is included in non-controlling interests as equity of the Company. The non-controlling partner’s interest is generally computed as the joint venture partner’s ownership percentage of Archipelago. Net loss attributable to non-controlling interest of $5,000 and $236,000 is recorded as an adjustment to net loss to arrive at net loss attributable to common stockholders for the years ended December 31, 2023 and 2022, respectively. The non-controlling partner’s equity interests are presented as non-controlling interests on the consolidated balance sheets as of December 31, 2023 and 2022.

Reclassifications

Certain previously reported financial information has been reclassified to conform to the current year presentation. For a discussion of the reclassification of the financial presentation of our former GoodWheat and body care brands reported as discontinued operations, see “Discontinued Operations” section above. Unless otherwise noted, amounts and disclosures throughout these notes to consolidated financial statements relate solely to continuing operations and exclude all discontinued operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions in the Company’s consolidated financial statements and notes thereto. Significant estimates and assumptions made by management included the determination of revenue recognition, the provision for income taxes, net realizable value of inventory, and fair value of the preferred investment option and contingent liabilities. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that management believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers any liquid investment with a stated maturity of three months or less at the date of purchase to be a cash equivalent. Cash and cash equivalents consist of cash on deposit with banks and money-market funds. The Company limits cash investments to financial institutions with high credit standings; therefore, management believes that there is no significant exposure to any credit risk in the Company’s cash and cash equivalents.

Investments in debt and equity securities

Investments in debt and equity securities are carried at fair value and classified as short-term investments. Unrealized gains and losses are included in accumulated other comprehensive income, which is reflected as a separate component of stockholder’s equity in the consolidated balance sheets. Gains and losses are recognized when realized in the consolidated statements of operations and comprehensive loss. Investment securities are reported as cash and cash equivalent, short-term investments or long-term investments in the consolidated balance sheets based on the nature of the investments and maturity period. Short-term investments have maturities of less than a year and long-term investments have maturities of a year and greater from the balance sheet date.

Other-than-temporary impairments on investments

The Company regularly reviews each of its investments for impairment by determining if the investment has sustained an other-than-temporary decline in its value, in which case the investment is written down to its fair value by a charge to earnings. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include (i) the market value of the investment in relation to its cost basis, (ii) the financial condition of the investment, and (iii) the Company’s intent and ability to retain the investment for a sufficient period of time to allow for recovery of the market value of the investment. As of December 31, 2023 and 2022, there was no impairment of the Company’s investments.

Accounts receivable and other receivables

Accounts receivable represents amounts owed to the Company from product sales, licenses, and royalties. Other receivables represent amounts owed to the Company for miscellaneous non-trade activities including the sale of property and equipment. The carrying value of the Company’s receivables represents estimated net realizable values. The Company generally does not require collateral and estimates any required allowance for doubtful accounts based on historical collection trends, the age of outstanding receivables, and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances and the allowance is recorded accordingly. Past-due receivable balances are written off when the Company’s internal collection efforts have been unsuccessful in collecting the amounts due. The Company had $0 and $3,000 amounts reserved for doubtful accounts at December 31, 2023 and 2022, respectively, and the allowance activity during each of the years ended December 31, 2023 and 2022, was immaterial.

Inventory

Inventory costs are tracked on a lot-identified basis and are included as cost of revenues when sold. Inventories are stated at the lower of cost or net realizable value. The Company makes adjustments to inventory when conditions indicate that the net realizable value may be less than cost due to physical deterioration, obsolescence, changes in price levels, or other factors. Additional adjustments to inventory are made for excess and slow-moving inventory on hand that is not expected to be sold within a reasonable timeframe to reduce the carrying amount to its estimated net realizable value.

Inventories mainly consist of coconut water imported from Thailand, freight-in, supplies, and labor.

The inventories—current line item on the balance sheet represents inventory forecasted to be sold or used in production in the next 12 months, as of the balance sheet date, and consist primarily of Zola Coconut water. The inventories—noncurrent line item on the balance sheet represents inventory expected to be used in production or sold beyond the next 12 months, as of the balance sheet date, and consist of GoodWheat seeds.

Raw materials inventories consists of GoodWheat seeds and in-transit Zola Coconut Water. Finished goods inventories consist of Zola Coconut Water that are available for sale.

Property and equipment

Property and equipment acquisitions are recorded at cost. Provisions for depreciation are calculated using the straight-line method over the following average estimated useful lives of the assets:

	Years
Software and computer equipment	3
Machinery and equipment	2-20
Furniture and fixtures	7
Leasehold improvements	2-10	*

* Leasehold improvements are depreciated over the shorter of the estimated life of the asset or the remaining life of the lease.

The Company evaluates if events and circumstances have occurred that indicate the remaining estimated useful life of fixed assets may warrant revision or that the remaining balance of these assets may not be recoverable. In evaluating for recoverability, the Company estimates the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. In the event that the balance of any asset exceeds the future undiscounted cash flow estimate, impairment is recognized based on the excess of the carrying amounts of the asset above its estimated fair value.

Fair value of financial instruments

Fair value accounting is applied for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities, are as follows:

•
Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date.
•
Level 2 inputs are observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•
Level 3 inputs are unobservable inputs for the asset or liability.

Concentration of risk

Cash and cash equivalents are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear minimal credit risk. The Company seeks to mitigate its credit risks by spreading such risks across multiple counterparties and monitoring the risk profiles of these counterparties.

Customer concentration

Significant customers are those that represent greater than 10% of the Company’s total revenues or gross accounts receivable balance at each respective balance sheet date.

Customers representing greater than 10% of accounts receivable were as follows (in percentages):

	As of December 31,
	2023	2022
Customer A	—	63
Customer B	21	—

Customers representing greater than 10% of total revenues were as follows (in percentages):

	For Year Ended December 31,
	2023	2022
Customer A	—	14
Customer C	13	14

Stock-based compensation

The Company recognizes compensation expense related to its employee stock purchase plan and the cost of stock-based compensation awards on a straight-line basis over the requisite service period, net of estimated forfeitures. Judgment is required in estimating the amount of stock-based awards that will be forfeited prior to vesting. Compensation expense could be revised in subsequent periods if actual forfeitures differ from those estimates. The Company has selected the Black-Scholes option-pricing model and various inputs to estimate the fair value of its stock-based awards. See Note 12 for additional information. Amounts recognized in the consolidated statements of operations and comprehensive loss were as follows (in thousands):

	Year Ended December 31,
	2023	2022
Research and development	$3	$75
Selling, general and administrative	714	1,031
Total stock-based compensation	$717	$1,106

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Net loss per share

Basic net loss per share, which excludes dilution, is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, convertible promissory notes, convertible preferred stock, redeemable convertible preferred stock and warrants, result in the issuance of common stock which share in the losses of the Company. Certain potential shares of common stock have been excluded from the computation of diluted net loss per share as their effect would be anti-dilutive. Such potentially dilutive shares are excluded when the effect would be to reduce the loss per share. Due to net losses, there is no impact on earnings per share calculation in applying the two-class method since the participating securities have no legal requirement to share in any losses.

Revenue recognition

The Company derives its revenues from product sales, licensing agreements and royalty fees.

Product revenues

Product revenues consist primarily of Zola and GLA products. We recognize revenue from product sales when control of the product is transferred to third-party distributors and manufacturers, collectively “our customers,” which generally occurs upon delivery. The Company's revenues fluctuate depending on the timing of shipments of product to our customers and are reported net of estimated chargebacks, returns and losses.

License revenues

License revenues to date consist of up-front, nonrefundable license fees, annual license fees, and subsequent milestone payments that the Company receives under the Company’s research and license agreements. The Company recognizes revenue generated from up-front, nonrefundable license fees upon execution of the agreement and recognizes annual license fees when it is probable that a material reversal will not occur.

Milestone fees are variable consideration that is initially constrained and recognized only when it is probable that such amounts would not be reversed. The Company assesses when achievement of milestones is probable to determine the timing of revenue recognition for milestone fees. Milestones typically consist of significant stages of development for the Company’s traits in a potential commercial product, such as achievement of specific technological targets, completion of field trials, filing with regulatory agencies, completion of the regulatory process, and commercial launch of a product containing the Company’s traits. Given the seasonality of agriculture and time required to progress from one milestone to the next, achievement of milestones is inherently uneven, and the Company’s license revenues are likely to fluctuate significantly from period to period.

Royalty revenues

Royalty revenues consist of amounts earned from the sale of commercial products that incorporate the Company's traits by third parties. Royalty revenues consist of a minimum annual royalty, offset by amounts earned from the sale of products. The Company recognizes the minimum annual royalty on a straight-line basis over the year, and the Company recognizes royalty revenue resulting from the sale of products when the third parties transfer control of the product to their customers, which generally occurs upon shipment. Royalty revenues can fluctuate depending on the timing of shipments of product by the third parties to their customers.

Unearned revenue

The Company defers revenue to the extent that cash received in conjunction with a license agreement is not yet earned in accordance with the Company policies.

Cost of revenues

Cost of revenues primarily relates to the sale of Zola products and consists primarily of product and freight costs. Adjustments or write-downs to inventory are also included in cost of revenues.

Research and development expenses

Research and development expenses consist of costs incurred in the development and testing of the Company's products and other products in development incorporating the Company's traits. These expenses currently consist primarily of fees paid to product formulation consultants and are expensed as incurred. Additionally, the Company is required from time to time to make certain milestone payments in connection with the development of technologies in-licensed from third parties. The Company's research and development expenses may fluctuate from period to period.

Change in the estimated fair value of common stock warrant and option liabilities

Change in the estimated fair value of common stock warrant and option liabilities is comprised of the fair value remeasurement of liability classified common stock warrants and options. See Note 10.

Note 3. Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Additionally, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326 in April 2019 and ASU 2019-05, Financial Instruments — Credit Losses (Topic 326) — Targeted Transition Relief in May 2019. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. In November 2019, the FASB issued ASU No. 2019-10, which defers the effective date of ASU No. 2016-13 for smaller reporting companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted ASU No. 2016-13 on January 1, 2023 with an immaterial impact on the Company’s disclosures.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures. The amendments in this update improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The new guidance is effective retrospectively for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of this update on our segment disclosures in Note 17.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures. The amendments in this update require additional income tax disclosures primarily related to the rate reconciliation and income taxes paid. The new guidance is effective either prospectively or retrospectively, for fiscal years beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact of this update on our income tax disclosures.

Note 4. Inventory

Inventory costs are tracked on a lot-identified basis and are included as cost of revenues when sold. Inventories are stated at the lower of cost or net realizable value. The Company makes adjustments to inventory when conditions indicate that the net realizable value may be less than cost due to physical deterioration, obsolescence, changes in price levels, or other factors. Additional adjustments to inventory are made for excess and slow-moving inventory on hand that is not expected to be sold within a reasonable timeframe to reduce the carrying amount to its estimated net realizable value. The write-downs to inventory are included in cost of revenues and are based upon estimates about future demand from the Company’s customers and distributors and market conditions. The Company recorded inventory write-downs of $170,000 related to hemp seeds during the year ended December 31, 2023. The Company recorded write-downs of hemp seed and CBD oil inventories of $845,000 during the year ended December 31, 2022. If there are significant changes in demand and market conditions, substantial future write-downs of inventory may be required, which would materially increase the Company’s expenses in the period the write down is taken and materially affect the Company’s operating results.

Inventories, net consist of the following (in thousands):

	December 31, 2023	December 31, 2022
Raw materials	$373	$571
Finished goods	660	932
Inventories	$1,033	$1,503

Note 5. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2023	2022
Software and computer equipment	$349	$383
Machinery and equipment	34	10
Furniture and fixtures	39	83
Leasehold improvements	1,590	1,590
Property and equipment, gross	2,012	2,066
Less accumulated depreciation and amortization	(1,942)	(1,888)
Property and equipment, net	$70	$178

Depreciation expense was $111,000 and $193,000 for the years ended December 31, 2023 and 2022, respectively.

As of December 31, 2022, there was $10,000 of construction in progress included in property and equipment that had not been placed into service and was not subject to depreciation. As of December 31, 2023, there was no construction in progress included in property and equipment.

Property and equipment are considered assets held for sale when management approves and commits to a plan to dispose of a property or group of properties. The property and equipment held for sale prior to the sale date is separately presented, within current assets, on the consolidated balance sheet as assets held for sale.

Property and equipment related to Archipelago, in the amount of $51,000 and $87,000 have been classified as assets held for sale, and are recorded at fair value as of December 31, 2023 and 2022, respectively. The fair value has been estimated using publicly available prices for some of the assets, and business partners' estimates for assets with prices not readily available, due to the relatively small size of the industry in which they can be used.

During the year ended December 31, 2022, management initiated the sale of property and equipment primarily related to the Davis laboratory and Archipelago. The Company completed the sale of such property and equipment with a net gain on sale of property and equipment in the amount of $314,000 recorded on the consolidated statements of operations and comprehensive loss during the year ended December 31, 2022. The proceeds related to the sale of property and equipment during the year ended December 31, 2022 were $920,000.

During the year ended December 31, 2022, the Company recorded write-downs of property and equipment of $162,000 related to Archipelago. There were no such write-downs of property and equipment during the year ended December 31, 2023.

Note 6. Investments and Fair Value Instruments

Investments

The investments are carried at fair value, based on quoted market prices or other readily available market information. Unrealized gains and losses are included in accumulated other comprehensive income, which is reflected as a separate component of stockholder’s equity in the consolidated balance sheets. Gains and losses are recognized when realized in the consolidated statements of operations and comprehensive loss.

The following tables summarize the amortized cost and fair value of the investment securities portfolio at December 31, 2023 and 2022:

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
December 31, 2023
Cash equivalents:
Money market funds	$4,925	$—	$—	$4,925
Short-term investments:
Treasury bills	5,023	101	—	5,124
Total Assets at Fair Value	$9,948	$101	$—	$10,049

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
December 31, 2022
Cash equivalents:
Money market funds	$18,620	$—	$—	$18,620
Total Assets at Fair Value	$18,620	$—	$—	$18,620

The Company did not have any investment categories that were in a continuous unrealized loss position for more than twelve months as of December 31, 2023 and 2022.

Fair Value Measurement

The fair value of the investment securities at December 31, 2023 were as follows:

	Fair Value Measurements at December 31, 2023
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets at Fair Value
Cash equivalents:
Money market funds	$4,925	$—	$—	$4,925
Short-term investments:
Treasury bills	5,124	—	—	5,124
Total Assets at Fair Value	$10,049	$—	$—	$10,049

The fair value of the investment securities at December 31, 2022 were as follows:

	Fair Value Measurements at December 31, 2022
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets at Fair Value
Cash equivalents:
Money market funds	$18,620	$—	$—	$18,620
Total Assets at Fair Value	$18,620	$—	$—	$18,620

The Company uses the market approach technique to value its financial instruments and there were no changes in valuation techniques during 2023 or 2022. The Company’s financial instruments consist primarily of cash and cash equivalents, short-term investments, accounts receivable and other receivables, accounts payable and accrued liabilities. For short-term investments, accounts receivable and other receivables, accounts payable and accrued liabilities, the carrying amounts of these financial instruments as of December 31, 2023 and December 31, 2022 were considered representative of their fair values due to their short term to maturity or repayment. Cash equivalents are carried at cost, which approximates their fair value.

The Company’s Level 3 liabilities consist of a contingent liability resulting from the Anawah, Inc. ("Anawah") acquisition as described in Note 13, as well as preferred investment options related to the March 2023 Private Placement and August 2022 Registered Direct offerings discussed in Note 10.

The contingent liability related to the Anawah acquisition was measured and recorded on a recurring basis as of December 31, 2023 and 2022, using unobservable inputs, namely the Company’s ability and intent to pursue certain specific products developed using technology acquired in the purchase. A significant deviation in the Company’s ability and/or intent to pursue the technology acquired in the purchase could result in a significantly lower (higher) fair value measurement.

The preferred investment option liabilities were measured and recorded on a recurring basis using the Black-Scholes Model with the following assumptions at December 31, 2023 and 2022:

	March 2023 Options - Series A & March 2023 Placement Agent Options		March 2023 Options - Series B		August 2022 Options & August 2022 Placement Agent Options
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Remaining term (in years)	4.16	—	0.61	—	3.67	4.67
Expected volatility	91.7%	—	78.7%	—	90.5%	106.2%
Risk-free interest rate	3.9%	—	5.2%	—	4.0%	4.0%
Expected dividend yield	0%	—	0%	—	0%	0%

The significant unobservable input used in the fair value measurement of the Company’s Level 3 warrant liabilities is volatility. A significant increase (decrease) in volatility could result in a significantly higher (lower) fair value measurement.

The following table sets forth the establishment of the Company’s Level 3 liabilities, as well as a summary of the changes in the fair value and other adjustments (in thousands):

(Dollars in thousands)	March 2023 Options - Series A	March 2023 Options - Series B	March 2023 Placement Agent Options	August 2022 Options	August 2022 Placement Agent Options	Contingent Liabilities	Total
Balance as of December 31, 2022	$—	$—	$—	$767	$39	$2,000	$2,806
Initial recognition	4,324	2,274	212	—	—	—	6,810
Change in fair value and other adjustments	(3,316)	(2,233)	(166)	(608)	(36)	—	(6,359)
Balance as of December 31, 2023	$1,008	$41	$46	$159	$3	$2,000	$3,257

Assets classified as held for sale are recorded at fair value as of December 31, 2023 and 2022. The Company has classified the fair value measurements as a Level 3 measurement in the fair value hierarchy as the fair value has been estimated using publicly available prices for some of the assets, and business partners' estimates for assets with prices not readily available, due to the relatively small size of the industry in which they can be used.

Note 7. Consolidated Joint Venture

In 2019, the Company and Legacy Ventures Hawaii, LLC, a Nevada limited liability company (“Legacy”), formed Archipelago Ventures Hawaii, LLC, a Delaware limited liability company and entered into a Limited Liability Company Operating Agreement (the “Operating Agreement”). The Company and Legacy formed Archipelago to develop, extract and commercialize hemp-derived products from industrial hemp grown in Hawaii.

Pursuant to the Operating Agreement, a joint operating committee consisting of two individuals appointed by the Company and two individuals appointed by Legacy will manage Archipelago. As of December 31, 2023, the Company and Legacy hold 50.75% and 49.25% interests in Archipelago, respectively, and have made capital contributions to Archipelago of $3.1 million and $3.0 million, respectively, as determined by the joint operating committee. The Operating Agreement includes indemnification rights, non-competition obligations, and certain rights and obligations in connection with the transfer of membership interests, including rights of first refusal.

The Company consolidates Archipelago in the consolidated financial statements after eliminating intercompany transactions. Net loss attributable to non-controlling interest of $5,000 and $236,000 was recorded as an adjustment to net loss to arrive at net loss attributable to common stockholders for the years ended December 31, 2023 and 2022, respectively. Legacy’s equity interests are presented as non-controlling interests on the consolidated balance sheets. Refer to Note 2 for basis of presentation.

In October 2021, Arcadia and Legacy mutually agreed to wind down the cultivation activities of Archipelago, due to regulatory challenges and a saturated hemp market.

Note 8. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	As of December 31,
	2023	2022
Accounts payable - trade	$485	$440
Payroll and benefits	1,119	1,364
Inventory	—	69
Royalty fees due to unrelated parties	4	6
Consulting	—	8
Rent and utilities	—	28
Audit and tax fees	218	99
Legal	40	69
Other	44	298
Total accounts payable and accrued expenses	$1,910	$2,381

Note 9. Collaborative Arrangements

In August 2017, the Company entered into a collaborative arrangement for the research, development and commercialization of an improved wheat quality trait in North America. This collaborative arrangement is a contractual agreement with Corteva AgriScience (“Corteva”) and involves a joint operating activity where both Arcadia and Corteva are active participants in the activities of the collaboration. Arcadia and Corteva participate in the research and development, and Arcadia has the primary responsibility for the intellectual property strategy while Corteva will generally lead the marketing and commercialization efforts. Both parties are exposed to significant risks and rewards of the collaboration and the agreement includes both cost sharing and profit sharing. The activities are performed with no guarantee of either technological or commercial success.

The Company accounts for research and development (“R&D”) costs in accordance ASC 730, Research and Development, which states R&D costs must be charged to expense as incurred. Accordingly, internal R&D costs are expensed as incurred. Third-party R&D costs are expensed when the contracted work has been performed or as milestone results are achieved.

Note 10. Equity Financing

March 2023 Private Placement

In March 2023, the Company issued in a private placement offering (the “March 2023 Private Placement”) pursuant to a securities purchase agreement (“March 2023 Purchase Agreement”) (i) 165,500 shares of its common stock, (ii) pre-funded common stock purchase warrants (the “March 2023 Pre-Funded Warrants”) to purchase up to 500,834 shares of common stock, at an exercise price of $0.0001 per share, (iii) Series A preferred investment options (the “March 2023 Options - Series A") to purchase up to a total of 666,334 shares of common stock, at an exercise price of $9.00 per share, and (iv) Series B preferred investment options (the “March 2023 Options - Series B”, and together with the March 2023 Options - Series A, the "March 2023 Options") to purchase up to a total of 666,334 shares of common stock, at an exercise price of $9.00 per share, and raised total gross proceeds of $6.0 million. The March 2023 Private Placement closed on March 6, 2023. The March 2023 Pre-Funded Warrants became exercisable upon issuance and are exercisable until exercised in full. The March 2023 Options - Series A are exercisable at any time at the option of the holder and expire 5 years from the date of issuance. The March 2023 Options - Series B are exercisable at any time at the option of the holder and expire 1.5 years from the date of issuance. During the year ended December 31, 2023, 425,834 Pre-Funded Warrants were exercised.

In connection with the March 2023 Private Placement, the Company entered into preferred investment option amendment agreements (the “Option Amendment Agreements”) with certain investors. Under the Option Amendment Agreements, the Company agreed to amend certain existing warrants and preferred investment options to purchase up to a total of 178,132 shares of common stock that were previously issued to the investors in September 2019, May 2020, July 2020, December 2020, January 2021 and August 2022, with exercise prices of $300.80, $191.00, $154.00, $120.00, $125.20 and $37.35 per share, respectively (the “Existing Warrants”). Under the Option Amendment Agreements, the Company agreed to lower the exercise price of the Existing Warrants to $9.00 per share. In addition, the Company granted to a placement agent preferred investment options to purchase a total of 33,317 shares of Common Stock (the “March 2023 Placement Agent Options”) that have an exercise price per share equal to $11.25 and a term of 5 years from the date of issuance. The re-pricing of the Existing Warrants resulted in an increase in fair value of $404,000, of which $185,000 of the increase in fair value was related to the August 2022 liability classified options. The increase in fair value related to the re-pricing of Existing Warrants was recognized in Valuation Loss on March 2023 PIPE on the consolidated statements of operations and comprehensive loss.

The March 2023 Options and March 2023 Placement Agent Options are classified as liabilities within Level 3 due to certain early settlement provisions that preclude them from equity classification. The Company utilized the Black-Scholes Model on March 6, 2023 with the following assumptions for the Series A Investment Options: volatility of 128.55%, stock price of $7.61 and risk-free rate of 4.27%. The following assumptions were utilized for the Series B Investment Options: volatility of 103.33%, stock price of $7.61 and risk-free rate of 4.97%. The estimated fair value of the liability classified March 2023 Options issued was $6.6 million. The estimated fair value of the common stock option liabilities was subsequently remeasured at December 31, 2023 with the changes recorded on the Company’s consolidated statements of operations and comprehensive loss.

The estimated fair value of the common stock issued and March 2023 Pre-Funded Warrants was $5.1 million. The total estimated fair value of the common stock issued, March 2023 Pre-Funded Warrants and March 2023 Options as of March 6, 2023 exceeded the gross proceeds of the March 2023 Private Placement by $5.7 million and this amount was recognized in Valuation Loss on March 2023 PIPE on the consolidated statements of operations and comprehensive loss.

The March 2023 Placement Agent Options were issued for services performed by the placement agent as part of the March 2023 Private Placement and were treated as offering costs. The value of the March 2023 Placement Agent Options was determined to be $212,000, calculated using the Black-Scholes Model. The Company incurred additional offering costs totaling $548,000 that consist of direct incremental legal, advisory, accounting and filing fees relating to the March 2023 Private Placement. A total of $430,000 was allocated to the common stock option liabilities and expensed while the remaining $330,000 was allocated to the common stock and March 2023 Pre-Funded Warrants and offset to additional paid in capital.

August 2022 Registered Direct Offering

On May 11, 2018, the Company filed a shelf Registration Statement on Form S-3 with the SEC which was declared effective on June 8, 2018 (“2018 Shelf Registration Statement”). On April 21, 2022, the Company filed a shelf Registration Statement on Form S-3 with the SEC which was declared effective on May 12, 2022 (“2022 Shelf Registration Statement”). Each of the 2018 Shelf Registration Statement and the 2022 Shelf Registration Statement allows the Company to sell any combination of common stock, preferred stock, warrants and units consisting of such securities in one or more offerings from time to time having aggregate offering prices of up to $50.0 million. The Company ceased being able to use the 2018 Shelf Registration Statement after June 8, 2021, the three-year anniversary of its effective date. The 2022 Shelf Registration Statement may no longer be used after May 12, 2025, the three-year anniversary of its effective date.

In August 2022, the Company entered into a securities purchase agreement (the “August 2022 Purchase Agreement”) pursuant to which it sold (i) 61,250 registered shares of its common stock, pursuant to the 2022 Shelf Registration Statement, (ii) pre-funded common stock purchase warrants (the “August 2022 Pre-Funded Warrants”) to purchase up to 56,813 shares of common stock, at an exercise price of $0.004 per share, which the August 2022 Pre-Funded Warrants were registered under the 2022 Shelf Registration Statement, and (iii) unregistered preferred investment options (the "August 2022 Options") to purchase up to 118,063 shares of common stock, at an exercise price of $37.35 per share, for total gross proceeds of $5.0 million (the “August 2022 Registered Direct Offering”). The August 2022 Registered Direct Offering closed on August 16, 2022. The August 2022 Pre-Funded Warrants became exercisable upon issuance and were fully exercised during the year ended December 31, 2023. The August 2022 Options became exercisable upon issuance and expire 5 years after the date of issuance. In connection with the August 2022 Registered Direct Offering, the Company granted to a placement agent preferred investment options ("August 2022 Placement Agent Options") to purchase a total of 5,904 shares of common stock that have an exercise price per share equal to $52.80 and a term of five years.

The August 2022 Options and August 2022 Placement Agent Options are classified as liabilities within Level 3 due to certain early settlement provisions that preclude them from equity classification. The Company utilized the Black-Scholes Model on August 16, 2022 with the following assumptions: volatility of 128.46%, stock price of $37.60, risk-free rate of 2.97% and a term of 5 years. The estimated fair value of the common stock option liabilities was subsequently remeasured at December 31, 2023 with the changes recorded on the Company’s consolidated statements of operations and comprehensive loss.

The August 2022 Placement Agent Options were issued for services performed by the placement agent as part of the August 2022 Registered Direct Offering and were treated as offering costs. The value of the August 2022 Placement Agent Options was determined to be $191,000, calculated using the Black-Scholes Model. The Company incurred additional offering costs totaling $488,000 that consist of direct incremental legal, advisory, accounting and filing fees relating to the August 2022 Registered Direct Offering. The offering costs, inclusive of the August 2022 Placement Agent Options, totaled $679,000 and were allocated to the common stock option liabilities, the common stock and August 2022 Pre-Funded Warrants using their relative fair values. A total of $314,000 was allocated to the common stock option liabilities and expensed while the remaining $365,000 was allocated to the common stock and August 2022 Pre-Funded Warrants and offset to additional paid in capital.

Note 11. Warrants and Options

Equity Classified Common Stock Warrants

The Company issued the following warrants to purchase shares of its common stock, which are outstanding as of December 31, 2023 and 2022, respectively. These warrants are exercisable any time at the option of the holder until their expiration date.

	Issuance Date	Term	Exercise Price Per Share	Exercised during the Year Ended December 31, 2022	Outstanding at December 31, 2022	Exercised during the Year Ended December 31, 2023	Outstanding at December 31, 2023
March 2023 Pre-Funded Warrants	March 2023	perpetual	$—	—	—	(425,834)	75,000
December 2022 Service and Performance Warrants (1)	December 2022	5 years	$11.20	—	1,000	—	1,000
October 2022 Service and Performance Warrants (1)	October 2022	5 years	$16.00	—	1,000	—	1,000
August 2022 Pre-Funded Warrants	August 2022	perpetual	$—	—	56,813	(56,813)	—
January 2021 Placement Agent Warrants	January 2021	5.5 years	$159.60	—	9,846	—	9,846
January 2021 Service and Performance Warrants (1)(3)	January 2021	2 years	$123.20	—	188	—	—
December 2020 Warrants (4)	December 2020	5.5 years	$9.00	—	16,367	—	16,367
December 2020 Warrants	December 2020	5.5 years	$120.00	—	49,100	—	49,100
December 2020 Placement Agent Warrants	December 2020	5 years	$152.80	—	3,274	—	3,274
July 2020 Warrants (4)	July 2020	5.5 years	$9.00	—	16,036	—	16,036
July 2020 Placement Agent Warrants	July 2020	5.5 years	$198.80	—	802	—	802
May 2020 Warrants (4)	May 2020	5 years	$9.00	—	9,946	—	9,946
May 2020 Warrants	May 2020	5 years	$191.20	—	24,863	—	24,863
May 2020 Placement Agent Warrants	May 2020	5 years	$245.20	—	1,741	—	1,741
March 2020 Service and Performance Warrants (1)(3)	March 2020	3 years	$100.00	—	459	—	—
September 2019 Placement Agent Warrants	September 2019	5 years	$379.20	—	1,649	—	1,649
June 2019 Placement Agent Warrants	June 2019	5 years	$251.60	—	1,862	—	1,862
April 2019 Service and Performance Warrants (1)	April 2019	5 years	$247.20	—	3,629	—	3,629
June 2018 Placement Agent Warrants (3)	June 2018	5 years	$502.80	—	1,741	—	—
March 2018 Placement Agent Warrants (3)	March 2018	5 years	$1,662.40	—	376	—	—
January 2021 Warrants (2)(4)	January 2021	5.5 years	$9.00	—	7,831	—	7,831
January 2021 Warrants (2)	January 2021	5.5 years	$125.20	—	90,629	—	90,629
September 2019 Warrants (2)(4)	September 2019	5.5 years	$9.00	—	9,892	—	9,892
September 2019 Warrants (2)	September 2019	5.5 years	$300.80	—	6,594	—	6,594
June 2019 Warrants (2)	June 2019	5.5 years	$200.00	—	10,896	—	10,896
March 2018 Warrants (2)(3)	March 2018	5 years	$429.20	—	16,036	—	—
Total				—	342,570	(482,647)	341,957

(1)
The Company issued service and performance warrants (“Service and Performance Warrants”) in connection with professional services agreements with non-affiliated third party entities.

(2)
Certain warrants contain a contingent cash payment feature and therefore were accounted for as a liability at the date of issuance and were adjusted to fair value at each balance sheet date. Upon adoption of ASU No. 2020-06 on January 1, 2022, all of the common stock warrant liabilities have been reclassified to equity classified common stock warrants, due to the elimination of the contingent cash payments as criteria for liability classification.
(3)
These warrants expired in the during the year ended December 31, 2023.
(4)
These warrants were repriced as part of the March 2023 Private Placement offering.

Liability Classified Preferred Investment Options

The preferred investment options issued in connection with the March 2023 Private Placement and August 2022 Registered Direct offerings contain certain early settlement provisions that preclude them from equity classification and therefore were accounted for as liabilities at the date of issuance and are adjusted to fair value at each balance sheet date. The change in fair value of the options liabilities is recorded as change in fair value of common stock warrant and option liabilities in the consolidated statements of operations and comprehensive loss. The key terms and activity of the liability classified preferred investment options are summarized as follows:

	Issuance Date	Term	Exercise Price Per Share	Exercised during the Year Ended December 31, 2022	Outstanding at December 31, 2022	Exercised during the Year Ended December 31, 2023	Outstanding at December 31, 2023
March 2023 Options - Series A	March 2023	5 years	$9.00	—	—	—	666,334
March 2023 Options - Series B	March 2023	1.5 years	$9.00	—	—	—	666,334
March 2023 Placement Agent Options	March 2023	5 years	$11.25	—	—	—	33,317
August 2022 Options (1)	August 2022	5 years	$9.00	—	118,063	—	118,063
August 2022 Placement Agent Options	August 2022	5 years	$52.80	—	5,904	—	5,904
Total				—	123,967	—	1,489,952

See Note 6 for the Black-Scholes option-pricing model and weighted-average assumptions used to estimate the fair value of the preferred investment options liabilities.

Note 12. Stock-Based Compensation and Employee Stock Purchase Program

Stock Incentive Plans

The Company has two equity incentive plans: the 2006 Stock Plan (“2006 Plan”) and the 2015 Omnibus Equity Incentive Plan (“2015 Plan”).

In 2006, the Company adopted the 2006 Plan, which provided for the granting of stock options to executives, employees, and other service providers under terms and provisions established by the Board of Directors. The Company granted non-statutory stock options (“NSOs”) under the 2006 Plan until May 2015, when it was terminated as to future awards, although it continues to govern the terms of options that remain outstanding and were issued under the 2006 Plan. The 2015 Plan became effective upon the Company’s IPO in May 2015 and all shares that were reserved, but not issued, under the 2006 Plan were assumed by the 2015 Plan. Upon effectiveness, the 2015 Plan had 3,860 shares of common stock reserved for future issuance, which included 259 that were transferred to and assumed by the 2015 Plan. The 2015 Plan provides for automatic annual increases in shares available for grant. In addition, shares subject to awards under the 2006 Plan that are forfeited or canceled will be added to the 2015 Plan. The 2015 Plan provides for the grant of incentive stock options (“ISOs”), NSOs, restricted stock awards, stock units, stock appreciation rights, and other forms of equity compensation, all of which may be granted to employees, officers, non-employee directors, and consultants. The exercise price for ISOs and NSOs will be granted at a price per share not less than the fair value of our common stock at the date of grant. Options granted generally vest over a four-year period; however, there might be alternative vesting schedules, as approved by the Board. Options granted, once vested, are generally exercisable for up to 10 years, after grant to the extent vested.

In June 2019, the shareholders approved an amendment to the Company’s 2015 Plan for a one-time increase to the number of shares of common stock that may be issued under the 2015 Plan by 3,000 shares. On February 2, 2022, Stanley Jacot, Jr. was hired as the new president and chief executive officer of the Company. The Company granted Mr. Jacot an inducement stock option to purchase 7,902 shares of the Company’s common stock pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. The Company has filed a registration statement on Form S-8 to register the issuance of shares upon exercise of this inducement stock option. The inducement options grants have been issued outside of the 2015 Plan, but are subject to the terms and conditions of the 2015 Plan. As of December 31, 2023, a total of 86,835 shares of common stock were reserved for issuance under the 2015 Plan, of which 15,226 shares of common stock are available for future grant. As of December 31, 2023, a total of 102 and 71,609 options were outstanding under the 2006 and 2015 Plans, respectively. As of December 31, 2022, a total of 103 and 51,421 options were outstanding under the 2006 and 2015 Plans, respectively. A total of 8,366 and 8,477 inducement options were outstanding as of December 31, 2023 and 2022, respectively.

The following is a summary of stock option information and weighted average exercise prices under the Company’s stock incentive plans (in thousands, except share data and price per share):

	Shares Subject to Outstanding Options	Weighted- Average Exercise Price Per Share	Aggregate Intrinsic Value
Outstanding — Balance at December 31, 2021	35,554	$211.20	$—
Options granted	33,408	44.00	11,880
Options exercised	—	—	—
Options forfeited	(6,658)	91.60	—
Options expired	(2,302)	644.80	—
Outstanding — Balance at December 31, 2022	60,002	114.80	—
Options granted	26,021	6.38	—
Options exercised	—	—	—
Options forfeited	(5,644)	29.58	39,062
Options expired	(301)	121.05	—
Outstanding — Balance at December 31, 2023	80,078	85.30	—
Vested and expected to vest — December 31, 2023	74,608	89.85	—
Exercisable —December 31, 2023	41,735	$139.82	$—

Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of the Company’s common stock determined by its Board of Directors for each of the respective periods.

As of December 31, 2023, there was $623,000 of unrecognized compensation cost related to unvested stock-based compensation grants that will be recognized over the weighted-average remaining recognition period of 2.1 years.

In determining the fair value of the stock-based awards, the Company uses the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Expected Term—The expected term is the estimated period of time outstanding for stock options granted and was estimated based on a simplified method allowed by the SEC, and defines the term as the average of the contractual term of the options and the weighted-average vesting period for all open employee awards.

Expected Volatility—The historical volatility data was computed using the daily closing prices for the Company’s shares during the equivalent period of the calculated expected term of the stock-based awards.

Risk-Free Interest Rate—The risk-free interest rate is based on the interest rate of U.S. Treasuries of comparable maturities on the date the options were granted.

Expected Dividend—The expected dividend yield is based on the Company’s expectation of future dividend payouts to common stockholders.

The fair value of stock option awards was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumption:

	Year Ended December 31,
Assumptions	2023	2022
Expected term (years)	7.06	6.40
Expected volatility	124%	122%
Risk-free interest rate	3.61%	2.61%
Expected dividend yield	—	—

The weighted-average, estimated grant date fair value of employee stock options granted during the years ended December 31, 2023 and 2022 was $5.72 and $38.50, respectively. The Company recognized $717,000 and $1.1 million of compensation expense for stock options awards for the years ended December 31, 2023 and 2022, respectively.

Employee Stock Purchase Plan

The Company’s 2015 Employee Stock Purchase Plan (“ESPP”) became effective on May 14, 2015. The ESPP allows eligible employees to purchase shares of the Company’s common stock at a discount of up to 15% of their eligible compensation through payroll deductions, subject to any plan limitations. After the first offering period, which began on May 14, 2015 and ended on February 1, 2016, the ESPP provides for six-month offering periods, and at the end of each offering period, employees are able to purchase shares at 85% of the lower of the fair market value of the Company’s common stock on the first trading day of the offering period or on the last day of the offering period. As of December 31, 2023, the number of shares of common stock reserved for future issuance under the ESPP were 7,265. The ESPP provides for automatic annual increases in the shares available for purchase beginning on January 1, 2016. As of December 31, 2023, 3,468 shares had been issued under the ESPP. The Company recorded $6,000 and $4,000 of ESPP related compensation expense for the years ended December 31, 2023 and 2022, respectively.

Note 13. Commitments and Contingencies

Leases

The Company leases office and laboratory space, grain storage bins, warehouse space, farmland, and equipment under operating lease agreements having initial lease terms ranging from one to five years, including certain renewal options available to the Company at market rates. See Note 14.

Legal Matters

From time to time, in the ordinary course of business, the Company may become involved in certain legal proceedings. The Company currently is not a party to any material litigation or other material legal proceedings.

Contingent Liability Related to the Anawah Acquisition

In June 2005, the Company completed its agreement and plan of merger and reorganization with Anawah to purchase the Anawah’s food and agricultural research company through a non-cash stock purchase. Pursuant to the merger with Anawah, and in accordance with the ASC 805 - Business Combinations, the Company incurred a contingent liability not to exceed $5.0 million. This liability represents amounts to be paid to Anawah’s previous stockholders for cash collected on revenue recognized by the Company upon commercial sale of certain specific products developed using technology acquired in the purchase. During 2010, the Company ceased activities relating to three of the six Anawah product programs thus, the contingent liability was reduced to $3.0 million. During 2016, one of the programs previously accrued for was abandoned and another program previously abandoned was reactivated. During 2019, the Company determined that one of the technologies was no longer active and decided to abandon the previously accrued program. As of December 31, 2023, the Company continues to pursue or are otherwise liable for a total of two development programs using this technology and believes that the contingent liability is probable. As a result, $2.0 million remains on the consolidated balance sheet as an other noncurrent liability.

Contingent Liability Related to the ISI Acquisition

In August 2020, the Company acquired by merger ISI. A portion of the purchase price consideration for the acquisition in the amount of $280,000 was to be recognized in two annual installments, each of up to 3,316 shares of the Company’s common stock, subject to the achievement of revenue milestones in 2021 and 2022. The contingent consideration was measured and recorded at fair value. The contingent consideration liability was remeasured quarterly with changes in fair value recorded in the consolidated statements of operations and comprehensive loss. During 2022, the contingent consideration liability was fully written down as the probability of achievement of the 2022 revenue milestone was remote.

Contracts

The Company has entered into contract research agreements with unrelated parties that require the Company to pay certain funding commitments. The initial terms of these agreements range from one to three years in duration and in certain cases are cancelable.

The Company licenses certain technologies via executed agreements (“In-Licensing Agreements”) that are used to develop and advance the Company’s own technologies. The Company has entered into various In-Licensing Agreements with related and unrelated parties that require the Company to pay certain license fees, royalties, and/or milestone fees. In addition, certain royalty payments ranging from 2% to 15% of net revenue amounts as defined in the In-Licensing Agreements are or will be due.

The Company could be adversely affected by certain actions by the government as it relates to government contract revenue received in prior years. Government agencies, such as the Defense Contract Audit Agency routinely audit and investigate government contractors. These agencies review a contractor’s performance under its agreements; cost structure; and compliance with applicable laws, regulations and standards. The agencies also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. While the Company’s management anticipates no adverse result from an audit, should any costs be found to be improperly allocated to a government agreement, such costs will not be reimbursed, or if already reimbursed, may need to be refunded. If an audit uncovers improper or illegal activities, civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments or fines, and suspension or prohibition from doing business with the government could occur. In addition, serious reputational harm or significant adverse financial effects could occur if allegations of impropriety were made against the Company. There currently are routine audits in process relating to government grant revenues.

Note 14. Leases

Operating Leases

As of December 31, 2023, the Company leases office space in Dallas, Texas, Davis and Sacramento, California, as well as additional buildings, land and equipment. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these short-term leases on a straight-line basis. The Company subleases the Davis office to third parties. In 2022, the Company terminated its lease for office space in Chesterfield, MO effective September 30, 2022. The original lease term was scheduled to expire in May 2024. As a result, the Company paid $47,000 in early termination fees. In addition, the Company subleased the facility in Chatsworth, CA to Radiance Beauty as part of the licensing agreement beginning November 1, 2022 for the remainder of the lease term. During 2022, the Company entered into an agreement to lease office space in Dallas, Texas. The new lease commenced in July 2022.

Some leases (the Dallas and Davis offices and a warehouse) include one or more options to renew, with renewal terms that can extend the lease term from one to six years. The exercise of lease renewal options is at the Company’s sole discretion.

The Company’s lease agreements do not contain any material variable lease payments, material residual value guarantees or material restrictive covenants. Leases consisted of the following (in thousands):

Leases	Classification	December 31, 2023	December 31, 2022
Assets
Operating lease assets	Right of use asset	$792	$1,848
Total leased assets		$792	$1,848
Liabilities
Current - Operating	Operating lease liability - current	$852	$1,010
Noncurrent - Operating	Operating lease liability - noncurrent	155	1,007
Total leased liabilities		$1,007	$2,017

Lease Cost	Classification	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Operating lease cost	SG&A and R&D Expenses	$763	$1,028
Short term lease cost	SG&A and R&D Expenses	13	6
Sublease income (1)	SG&A and R&D Expenses	(450)	(384)
Net lease cost		$326	$650

(1)
Sublease income is recorded as a reduction to lease expense.

Lease Term and Discount Rate	December 31, 2023	December 31, 2022
Weighted-average remaining lease term (years)	2.3	2.4
Weighted-average discount rate	6%	6%

The maturities of the operating lease liabilities as of December 31, 2023 are as follows (in thousands):

Years Ending December 31,	Amounts
2024	$886
2025	156
Total operating lease payments	$1,042
Less: imputed interest	35
Total current and noncurrent operating lease liabilities	$1,007

Note 15. Income Taxes

The components of loss before income taxes are as follows (in thousands):

	Year Ended December 31,
	2023	2022
Domestic	$(13,978)	$(15,598)
Foreign	—	—
Loss before income taxes	$(13,978)	$(15,598)

The total income tax provision for the years ended December 31, 2023 and 2022 was expense of $8,000 and $14,000, respectively, and is comprised of current state taxes and foreign taxes withheld by governmental agencies outside of the United States, as follows (in thousands):

	Year Ended December 31,
	2023	2022
Current:
Federal	$—	$—
State	(7)	(13)
Foreign	(1)	(1)
Total current tax (expense)	(8)	(14)
Deferred:
Federal	—	—
State	—	—
Foreign	—	—
Total deferred tax (expense)	—	—
Total tax (expense)	$(8)	$(14)

The Company operates in only one federal jurisdiction, the United States. The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2023	2022
Expected income tax provision at the federal statutory rate	21.0%	21.0%
State taxes, net of federal benefits	5.0%	16.0%
Change in valuation allowance	(26.6)%	(40.9)%
Derivative liability	9.8%	4.1%
PIPE Transactions	(9.8)%	—
Contingent Consideration Release	—	0.1%
Non-controlling interest	—	(0.3)%
Other	0.5%	(0.1)%
Income tax provision	(0.1)%	(0.1)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, net operating loss carryforwards (“NOLs”) and other tax credits. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$23,160	$19,654
Stock-based compensation	4,654	4,541
Accrued payroll and benefits	342	296
Research and development credits	16	16
Fixed asset basis difference	87	54
Inventory reserve	102	445
Charitable contributions	3	2
Income from partnerships	231	97
Lease liability	261	531
Other accounts receivable reserve	147	65
Amortized intangibles	755	819
Goodwill	358	393
Section 174 Capitalization	583	340
Total deferred tax assets	30,699	27,253
Deferred tax liabilities:
Right of use asset	(205)	(486)
Total deferred tax liabilities	(205)	(486)
Less valuation allowance	(30,494)	(26,767)
Net deferred tax assets	$—	$—

Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been offset by a valuation allowance. The net valuation allowance increased by $3.7 million and $6.3 million during the years ended December 31, 2023 and 2022, respectively.

At December 31, 2023, the Company had federal and state NOLs aggregating approximately $94.1 million and $60.4 million, respectively. At December 31, 2023, the utilization of a portion of the federal NOLs is subject to an annual limitation under Section 382 of the Internal Revenue Code (IRC). Of the $230.5 million of federal NOLs available, approximately $136.4 million are expected to expire unutilized due to ownership changes as defined in IRC Section 382. If not utilized, the federal and state NOLs will begin to expire in 2024. IRC Section 382 may also limit NOLs generated after 2022 and in future years.

The Company evaluates deferred tax assets, including the benefit from NOLs, to determine if a valuation allowance is required. Such evaluation is based on consideration of all available evidence using a “more likely than not” standard with significant weight being given to evidence that can be objectively verified. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses; forecasts of future profitability; the length of statutory carryforward periods; the Company’s experience with operating losses; and tax-planning alternatives. The significant piece of objective negative evidence evaluated was the cumulative loss incurred through the year ended December 31, 2023. Given this evidence and the expectation to incur operating losses in the foreseeable future, a full valuation allowance has been recorded against the net deferred tax asset. The Company will continue to maintain a full valuation allowance against the entire amount of its net deferred tax asset, until such time as the Company has determined that the weight of the objectively verifiable positive evidence exceeds that of the negative evidence. Although the Company has established a full valuation allowance on its net deferred tax asset, for Federal tax losses before 2018 and for all state tax losses, it has not forfeited the right to carryforward tax losses up to 20 years and apply such tax losses against taxable income in such years, thereby reducing its future tax obligations. Federal tax losses generated in 2018 and later do not expire. The Company is subject to taxation in the United States and various state jurisdictions. As of December 31, 2023, the Company’s tax years for 2004 through 2022 are generally subject to examination by the tax authorities. The years are open back to 2004 to the extent the NOLs being carried forward were generated then.

The Company had the following unrecognized tax benefits (in thousands), none of which, if recognized, would impact the Company’s effective tax rate:

	Year Ended December 31,
	2023	2022
Unrecognized tax benefit beginning balance	$16	$17
Increases for tax positions taken in prior years	—	—
Decreases for tax positions taken in prior years	—	(1)
Increases for tax positions taken in current years	—	—
Settlements	—	—
Unrecognized tax benefit ending balance	$16	$16

The Company does not anticipate its total unrecognized tax benefits as of December 31, 2023 will significantly change due to settlement of examination or the expiration of statute of limitations during the next 12 months. The Company is currently unaware of any uncertain tax positions that could result in significant additional payments, accruals or other material deviation in this estimate over the next 12 months.

The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2023, the Company has not recognized any interest and penalties related to uncertain tax positions.

In February 2023, the Company received notification from the Internal Revenue Service that our Archipelago joint venture was selected for audit for the 2021 tax year. The Company received a preliminary summary of examination changes during November 2023, is currently awaiting the Notice of Proposed Partnership Adjustment, and plans to accept the adjustments. Accordingly, the Company has adjusted the tax disclosures to capture the anticipated impact of the proposed adjustments.

The Company is currently not under audit for state purposes.

Note 16. Retirement Benefits

The Company has a 401(k) retirement plan (the “Plan”) available for participation by all regular full-time employees who have completed three months of service with the Company. The Company established the Plan in 2008. The Plan provides for a discretionary matching contribution equal to 50% of the amount of the employee’s salary deduction, not to exceed 3% of the salary per employee. Highly compensated employees are excluded from receiving any discretionary matching contribution. Employees’ rights to employer contributions vest on the one-year anniversary of their date of employment. The Company has the option to make discretionary matching contributions. The Company did not make discretionary matching contributions during the years ended December 31, 2023 and 2022.

Note 17. Segment and Geographic Information

Management has determined that it has one business activity and operates in one segment as it only reports financial information on an aggregate and consolidated basis to its Chief Executive Officer, who is the Company’s chief operating decision maker.

Revenues based on the location of the customers, are as follows (in thousands):

	Year Ended December 31,
	2023	2022
United States	$4,156	$3,893
Argentina	—	862
India	7	7
Canada	291	178
Germany	—	57
Total	$4,454	$4,997

Note 18. Net Loss per Share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period and excludes any dilutive effects of stock-based awards, warrants and options. Diluted net loss per share attributable to common stockholders is computed giving effect to all potentially dilutive common shares, including common stock issuable upon exercise of stock options and warrants. Dilutive securities are not included in the computation of net loss per share when the impact would be anti-dilutive.

Securities that were not included in the diluted per share calculations because they would be anti-dilutive were as follows (in shares):

	Year Ended December 31,
	2023	2022
Options to purchase common stock	80,078	60,002
Warrants to purchase common stock	266,957	285,757
Preferred investment options	1,489,952	123,967
Total	1,836,987	469,726

Note 19. Related Party Transactions

The Company’s related parties include Moral Compass Corporation (“MCC”) and the John Sperling Foundation (“JSF”). The rights to the intellectual property owned by Blue Horse Labs, Inc. (“BHL”) were assigned to its sole shareholder, the John Sperling Revocable Trust (“JSRT”) due to BHL’s dissolution and then subsequently to the JSF. The JSF is deemed a related party of the Company because MCC, one of the Company’s largest stockholders, and the JSF share common officers and directors.

JSF receives a single digit royalty from the Company when revenue has been collected on product sales or for license payments from third parties that involve certain intellectual property developed under research funding originally from BHL. Royalty fees due to JSF were $58,000 and $48,000 as of December 31, 2023 and December 31, 2022, respectively, and are included in the consolidated balance sheets as amounts due to related parties.

Note 20. Subsequent Events

On May 13, 2024, Arcadia Biosciences, Inc. (“Arcadia”) entered into an Asset Purchase Agreement with Pioneer Hi-Bred International, Inc. (“Pioneer”), an indirect, wholly-owned subsidiary of Corteva, Inc., pursuant to which on May 13, 2024 Arcadia sold or licensed to Pioneer certain patent and related rights associated with

Arcadia’s resistant starch durum wheat trait. Since 2017, Pioneer has worked to introgress the resistant starch durum wheat trait into elite germplasm lines. As consideration for the sale and license of the resistant starch durum wheat trait, Pioneer paid to Arcadia $4,000,000 in cash.

On May 14, 2024, Arcadia and its wholly-owned subsidiary Arcadia Wellness, LLC (“Wellness”) entered into an Asset Purchase Agreement (“Purchase Agreement”) with Above Food Corp., a corporation formed under the laws of Saskatchewan (“Parent”), and Above Food Ingredients Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Buyer”). Pursuant to the Purchase Agreement, Arcadia and Wellness sold to Buyer certain assets relating to Arcadia’s GoodWheat business ("Purchased Assets”) and Arcadia transferred to Buyer $2,000,000 of cash. The Purchase Agreement includes a number customary provisions addressing matters such as closing deliverables, representations and warranties, covenants, survival of the representations and warranties for a period of time after the closing, and indemnification obligations. The transactions contemplated by the Purchased Agreement closed on May 14, 2024.

As consideration for the Purchased Assets and the $2,000,000 cash payment, Parent and Buyer issued a promissory note, dated May 14, 2024, in favor of Arcadia and in the original principal amount of $6,000,000 (“Promissory Note”). The Promissory Note has a term of three years and accrues interest at the prime rate. On each of the first, second and third anniversaries of the Promissory Note, accrued interest and $2,000,000 of principal are payable to Arcadia. Buyer, Parent and Arcadia entered into a Security Agreement, dated May 14, 2024, pursuant to which Buyer and Parent granted Arcadia a security interest in certain Purchased Assets other than inventory to secure Buyer’s and Parent’s obligations to Arcadia under the Promissory Note.

Arcadia Biosciences, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$3,936	$6,518
Short-term investments	2,640	5,124
Accounts receivable and other receivables, net of allowance for doubtful accounts of $0 as of September 30, 2024 and December 31, 2023	882	506
Inventories — current	835	837
Assets held for sale	—	51
Note receivable — current	1,827	—
Prepaid expenses and other current assets	521	807
Current assets of discontinued operations — GoodWheat	70	1,129
Total current assets	10,711	14,972
Property and equipment, net	55	70
Right of use asset	306	792
Inventories — noncurrent	—	196
Intangible assets, net	39	39
Note receivable — noncurrent	3,966	—
Other noncurrent assets	164	164
Noncurrent assets of discontinued operations — GoodWheat	—	3,472
Total assets	$15,241	$19,705
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,692	$1,910
Amounts due to related parties	30	58
Operating lease liability — current	346	852
Other current liabilities	260	270
Current liabilities of discontinued operations — GoodWheat	—	500
Total current liabilities	2,328	3,590
Operating lease liability — noncurrent	—	155
Common stock warrant and option liabilities	764	1,257
Other noncurrent liabilities	2,000	2,000
Total liabilities	5,092	7,002
Commitments and contingencies (Note 14)
Stockholders’ equity:
Common stock, $0.001 par value—150,000,000 shares authorized; 1,364,940 and 1,285,337 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	65	65
Additional paid-in capital	284,919	284,515
Accumulated other comprehensive income	117	101
Accumulated deficit	(274,814)	(271,840)
Total stockholders’ equity	10,287	12,841
Non-controlling interest	(138)	(138)
Total stockholders’ equity	10,149	12,703
Total liabilities and stockholders’ equity	$15,241	$19,705

See accompanying notes to the unaudited condensed consolidated financial statements.

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Product	$1,537	$1,298	$3,829	$3,667
License	—	—	—	10
Total revenues	1,537	1,298	3,829	3,677
Operating expenses:
Cost of revenues	1,032	818	2,136	1,996
Research and development	24	15	40	55
Gain on sale of intangible assets	—	—	(4,000)	—
Impairment of property and equipment	—	—	36	—
Selling, general and administrative	2,241	1,862	6,986	6,535
Total operating expenses	3,297	2,695	5,198	8,586
Loss from continuing operations	(1,760)	(1,397)	(1,369)	(4,909)
Interest income	233	133	428	538
Other income, net	15	17	168	36
Valuation loss on March 2023 PIPE	—	—	—	(6,076)
Change in fair value of common stock warrant and option liabilities	330	608	493	5,965
Issuance and offering costs allocated to liability classified options	—	—	—	(430)
Net loss from continuing operations before income taxes	(1,182)	(639)	(280)	(4,876)
Income tax provision	—	—	—	(1)
Net loss from continuing operations	(1,182)	(639)	(280)	(4,877)
Net loss from discontinued operations — Body Care	—	(83)	—	(591)
Net loss from discontinued operations — GoodWheat	(430)	(1,845)	(2,694)	(5,665)
Net loss	(1,612)	(2,567)	(2,974)	(11,133)
Net loss attributable to non-controlling interest	—	—	—	(5)
Net loss attributable to common stockholders	$(1,612)	$(2,567)	$(2,974)	$(11,128)
Net loss per share attributable to common stockholders:
Basic and diluted from continuing operations	$(0.87)	$(0.47)	$(0.21)	$(4.08)
Basic from discontinuing operations	$(0.32)	$(1.42)	$(1.98)	$(5.24)
Net loss per basic and diluted share attributable to common stockholders	$(1.18)	$(1.89)	$(2.18)	$(9.31)
Weighted-average number of shares used in per share calculations:
Basic and diluted	1,363,753	1,359,511	1,362,754	1,195,354
Other comprehensive income (loss), net of tax
Unrealized gains on available-for-sale securities	$36	$66	$117	$87
Reclassification adjustment for gains on available-for-sale securities included in net loss	—	—	(111)	—
Change in unrealized gains on available-for-sale securities	$36	$66	$6	$87
Comprehensive loss	$(1,576)	$(2,501)	$(2,968)	$(11,041)

See accompanying notes to the unaudited condensed consolidated financial statements.

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited)

(In thousands, except share data)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Non- Controlling	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income	Interest	Equity
Balance at December 31, 2023	1,285,337	$65	$284,515	$(271,840)	$101	$(138)	$12,703
Issuance of shares related to March 2023 pre-funded warrants exercise	75,000	—	—	—	—	—	—
Issuance of shares related to employee stock purchase plan	2,503	—	5	—	—	—	5
Stock-based compensation	—	—	138	—	—	—	138
Unrealized gains on available-for-sale securities	—	—	—	—	60	—	60
Net loss	—	—	—	(2,423)	—	—	(2,423)
Balance at March 31, 2024	1,362,840	$65	$284,658	$(274,263)	$161	$(138)	$10,483
Stock-based compensation	—	—	102	—	—	—	102
Change in unrealized gains on available-for-sale securities	—	—	—	—	(80)	—	(80)
Net income	—	—	—	1,061	—	—	1,061
Balance at June 30, 2024	1,362,840	$65	$284,760	$(273,202)	$81	$(138)	$11,566
Issuance of shares related to employee stock purchase plan	2,100	—	4	—	—	—	4
Stock-based compensation	—	—	155	—	—	—	155
Change in unrealized gains on available-for-sale securities	—	—	—	—	36	—	36
Net loss	—	—	—	(1,612)	—	—	(1,612)
Balance at September 30, 2024	1,364,940	$65	$284,919	$(274,814)	$117	$(138)	$10,149

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Non- Controlling	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income	Interest	Equity
Balance at December 31, 2022	616,079	$65	$278,827	$(257,859)	$—	$(133)	$20,900
Issuance of shares related to March 2023 PIPE	165,500	—	4,740	—	—	—	4,740
Modification of warrants related to March 2023 PIPE	—	—	219	—	—	—	219
Issuance of shares related to August 2022 pre-funded warrants exercise	56,813	—	—	—	—	—	—
Issuance of shares related to employee stock purchase plan	88	—	5	—	—	—	5
Issuance of shares related to reverse stock split	19,092	—	—	—	—	—	—
Stock-based compensation	—	—	212	—	—	—	212
Net loss	—	—	—	(9,384)	—	—	(9,384)
Balance at March 31, 2023	857,572	$65	$284,003	$(267,243)	$—	$(133)	$16,692
Issuance of shares related to March 2023 pre-funded warrants exercise	250,834	—	—	—	—	—	—
Issuance of shares related to reverse stock split	26	—	—	—	—	—	—
Stock-based compensation	—	—	199	—	—	—	199
Unrealized gains on available-for-sale securities	—	—	—	—	21	—	21
Net income	—	—	—	823	—	(5)	818
Balance at June 30, 2023	1,108,432	$65	$284,202	$(266,420)	$21	$(138)	$17,730
Issuance of shares related to employee stock purchase plan	1,905	—	7	—	—	—	7
Stock-based compensation	—	—	162	—	—	—	162
Unrealized gains on available-for-sale securities	—	—	—	—	66	—	66
Net loss	—	—	—	(2,567)	—	—	(2,567)
Balance at September 30, 2023	1,110,337	$65	$284,371	$(268,987)	$87	$(138)	$15,398

See accompanying notes to the unaudited condensed consolidated financial statements.

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,974)	$(11,133)
Adjustments to reconcile net loss to cash used in operating activities:
Change in fair value of common stock warrant and option liabilities	(493)	(5,965)
Issuance and offering costs allocated to liability classified options	—	430
Valuation loss on March 2023 PIPE	—	6,076
Depreciation	92	227
Lease amortization	502	535
Amortization of note receivable discount	(90)	—
Gain on disposal of property and equipment	(65)	(36)
Gain on sale of RS durum wheat trait	(4,000)	—
Stock-based compensation	395	573
Write-down of inventories	154	444
Impairment of property and equipment	36	—
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(445)	249
Inventories	620	(1,388)
Prepaid expenses and other current assets	287	(284)
Other noncurrent assets	—	(13)
Accounts payable and accrued expenses	(719)	(300)
Amounts due to related parties	(29)	(2)
Other current liabilities	(11)	11
Operating lease liabilities	(678)	(573)
Net cash used in operating activities	(7,418)	(11,149)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	342	42
Proceeds from sale of Verdeca — earn-out received	—	569
Proceeds from sale of investments	2,501	—
Proceeds from sale of RS durum wheat trait	4,000	—
Cash paid related to sale of GoodWheat	(2,000)	—
Purchases of property and equipment	(16)	(5)
Purchases of investments	—	(5,002)
Net cash provided by (used in) investing activities	4,827	(4,396)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, pre-funded warrants and preferred investment options from March 2023 PIPE	—	5,997
Payments of offering costs relating to March 2023 PIPE	—	(497)
Proceeds from ESPP purchases	9	12
Net cash provided by financing activities	9	5,512
Net decrease in cash and cash equivalents	(2,582)	(10,033)
Cash and cash equivalents — beginning of period	6,518	20,644
Cash and cash equivalents — end of period	$3,936	$10,611
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stock options issued to placement agent and included in offering costs related to March 2023 PIPE	$—	$212
Warrant and option modifications included in Valuation loss on March 2023 PIPE	$—	$404
Right of use assets obtained in exchange for new operating lease liabilities	$86	$—
Note receivable recognized from sale of GoodWheat	$5,705	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

Arcadia Biosciences, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.
Description of Business and Basis of Presentation

Organization

Arcadia Biosciences, Inc. (the “Company,” “Arcadia” or “management”), was incorporated in Arizona in 2002 and maintains its headquarters in Dallas, Texas, with additional office space in Davis and Sacramento, California. The Company was reincorporated in Delaware in March 2015.

Since acquiring the assets of Live Zola, LLC (“Zola”) in May 2021, the Company has provided consumers with a great tasting way to rehydrate, reset, and reenergize with Zola coconut water products. The company has leveraged its history as a leader in science-based approaches to develop high value products and drive innovation in the consumer goods industry. Previously, the Company developed products primarily in wheat, which it commercialized through the sales of seed, grain and food ingredients and products, and through trait licensing and royalty agreements.

In February 2012, the Company formed Verdeca, which was equally owned with Bioceres. Verdeca was formed to develop and deregulate soybean varieties using both partners’ agricultural technologies. In November 2020, Arcadia sold its membership interest in Verdeca to Bioceres in a transaction in which Arcadia received cash, shares of Bioceres stock and a royalty stream of up to $10.0 million on sales of Haab 4 soybeans (“HB4”). An additional $2.0 million in cash was to be paid to Arcadia upon Verdeca achieving commercial plantings of at least 200,000 hectares of HB4 or China approving the HB4 soybean trait for “food and feed”. During 2022, Bioceres received China’s approval of the HB4 soybean trait and as a result, Arcadia recorded license revenue of $862,000 and a gain on sale of Verdeca of $1.1 million on the condensed consolidated statements of operations and comprehensive loss. The Company received the full payment of $2.0 million as of December 31, 2023.

In August 2019, the Company entered into a joint venture agreement with Legacy Ventures Hawaii, LLC (“Legacy,” see Note 7) to grow, extract, and sell hemp products. The partnership Archipelago Ventures Hawaii, LLC (“Archipelago”), combines the Company’s extensive genetic expertise and resources with Legacy’s experience in hemp extraction and sales. In October 2021, Arcadia and Legacy mutually agreed to wind down the cultivation activities of Archipelago, due to regulatory challenges and a saturated hemp market.

In May 2021, the Company’s wholly owned subsidiary Arcadia Wellness, LLC (“Arcadia Wellness” or “AW”) acquired the businesses of Eko Holdings, LLC, Lief, LLC, and Zola. The acquisition included Saavy Naturals™, a line of natural body care products, Soul Spring™, a CBD-infused botanical therapy brand in the natural category, and ProVault™, a THC-free CBD sports performance formula made with natural ingredients, providing effective support and recovery for athletes (collectively, “body care brands”). Also included in the purchase was Zola, a coconut water sourced exclusively with sustainably grown coconuts from Thailand. In July 2022, the Company entered into an agreement to license Saavy Naturals to Radiance Beauty and Wellness, Inc. (“Radiance Beauty”). In July 2023, management made the decision to exit the remaining body care brands, Soul Spring and ProVault, as a result of continued pressure on the CBD market due to regulatory uncertainty. Body care operations ceased during the third quarter of 2023.

On May 14, 2024, the Company sold its non-GMO Resistant Starch (“RS”) durum wheat trait to longtime partner Corteva Agriscience (“Corteva”). Under the terms of the agreement, Arcadia retained certain rights to use the RS durum wheat trait. The Company received $4.0 million in cash payment from Corteva during the nine months ended September 30, 2024 and recorded a gain of the same amount as the trait had no carrying value on the condensed consolidated statement of operations and comprehensive loss related to the transaction. Refer to Note 8 for details of the partnership and transaction.

On May 16, 2024, the Company sold the GoodWheat™ brand to Above Food Ingredients Corp. (“Above Food”) for net consideration of $3.7 million. Refer to Note 6 for details of the transaction.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial statements and are in the form prescribed by the Securities and Exchange Commission (the “SEC”) in instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In the opinion of management, the accompanying condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of the Company’s financial position, results of operations and cash flows for the periods indicated. All material intercompany accounts and transactions have been eliminated in consolidation. The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, Arcadia Wellness, and Archipelago.

The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities (“VIEs”). This approach focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE.

For all periods presented, the Company has determined that it is the primary beneficiary of Archipelago, a joint venture, as it has a controlling interest in Archipelago. Accordingly, the Company consolidates Archipelago in the condensed consolidated financial statements after eliminating intercompany transactions. For consolidated joint ventures, the non-controlling partner’s share of the assets, liabilities and operations of the joint venture is included in non-controlling interests as equity of the Company. The non-controlling partner’s interest is generally computed as the joint venture partner’s ownership percentage of Archipelago. The non-controlling partner’s equity interests are presented as non-controlling interests on the condensed consolidated balance sheets.

The information included in these condensed consolidated financial statements and notes thereto should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein and Management’s Discussion and Analysis of Financial Condition and Results of Operations and the condensed consolidated financial statements and notes thereto for the fiscal year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K, filed with the SEC on March 28, 2024.

Reclassifications

Certain previously reported financial information has been reclassified to conform to the current year presentation. For a discussion of the reclassification of the financial presentation of our former GoodWheat and body care brands reported as discontinued operations, see “Discontinued Operations” section below. Unless otherwise noted, amounts and disclosures throughout these notes to condensed consolidated financial statements relate solely to continuing operations and exclude all discontinued operations.

Reverse Stock Split

In February 2023, the Company’s board of directors approved a reverse split of 40:1 on the Company’s issued and outstanding common stock. On February 15, 2023, the Company’s stockholders approved the certificate of amendment to the Company’s certificate of incorporation, which the Company filed on February 27, 2023 with the Secretary of State of Delaware to effect the reverse split on March 1, 2023. As a result of the reverse stock split, 19,118 additional shares of common stock were issued in lieu of fractional shares. All issued and outstanding common stock, options to purchase common stock and per share amounts contained in the condensed consolidated financial statements have been retroactively adjusted to reflect the reverse stock split for all periods presented.

Liquidity, Capital Resources, and Going Concern

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. Since inception, the Company has financed its operations primarily through equity financings. As of September 30, 2024, the Company had an accumulated deficit of $274.8 million, cash and cash equivalents of $3.9 million, short-term investments of $2.6 million and current note receivable of $1.8 million. For the nine months ended September

30, 2024, the Company had net loss of $3.0 million and net cash used in operations of $7.4 million. For the twelve months ended December 31, 2023, the Company had net losses of $14.0 million and net cash used in operations of $15.3 million.

With cash and cash equivalents of $3.9 million, short-term investments of $2.6 million and current note receivable of $1.8 million as of September 30, 2024, the Company believes that its existing cash, cash equivalents and short-term investments will not be sufficient to meet its anticipated cash requirements for at least the next 12-18 months from the issuance date of these financial statements, and thus raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company may seek to raise additional funds through debt or equity financings. The Company may also consider entering into additional partner arrangements. The sale of additional equity would result in dilution to the Company’s stockholders. The incurrence of debt would result in debt service obligations, and the instruments governing such debt could provide for additional operating and financing covenants that would restrict operations. If the Company requires additional funds and is unable to secure adequate additional funding at terms agreeable to the Company, the Company may be forced to reduce spending, extend payment terms with suppliers, liquidate assets, or suspend or curtail planned product launches. Any of these actions could materially harm the business, results of operations and financial condition.

Discontinued Operations

On May 16, 2024, the Company sold the GoodWheat brand to Above Food. GoodWheat operations ceased during the second quarter of 2024.

In July 2023, management made the decision to exit its body care brands as a result of continued pressure on the CBD market due to regulatory uncertainty. Body care operations ceased during the third quarter of 2023.

In accordance with the provisions of ASC 205-20, the Company has separately reported the assets and liabilities of the discontinued operations in the condensed consolidated balance sheets and the results of the discontinued operations as separate components on the condensed consolidated statements of operations and comprehensive loss for all periods presented.

Major classes of line items constituting the balance sheet of discontinued operations:

	GoodWheat		Body Care
(In thousands)	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Assets
Accounts receivable and other receivables	$70	$8	$—	$—
Inventories, net — current	—	1,121	—	—
Property and equipment, net	—	314	—	—
Inventories, net — noncurrent	—	3,158	—	—
Total assets	$70	$4,601	$—	$—

Liabilities
Accounts payable and accrued expenses	$—	$500	$—	$—
Total liabilities	$—	$500	$—	$—

Major classes of line items constituting net loss from discontinued operations:

	GoodWheat				Body Care
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023	2024	2023	2024	2023
(In thousands)
Product revenue	$(76)	$300	$372	$484	$—	$37	$—	$373
Cost of revenues	—	(285)	(691)	(634)	—	(34)	—	(313)
Research and development	—	(291)	(400)	(1,000)	—	—	—	—
(Loss) Gain on sale of property and equipment	(24)	11	65	36	—	—	—	—
Selling, general and administrative	(330)	(1,580)	(2,040)	(4,551)	—	(86)	—	(651)
Net loss from discontinued operations	$(430)	$(1,845)	$(2,694)	$(5,665)	$—	$(83)	$—	$(591)

The following table presents non-cash items of discontinued operations:

	GoodWheat		Body Care
	Nine Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2024	2023	2024	2023
Depreciation	$37	$109	$—	$24
Gain on disposal of property and equipment	$(65)	$(36)	$—	$—
Write-down of inventories	$—	$275	$—	$—
Accounts receivable and other receivables	$(78)	$—	$—	$(99)
Inventories	$575	$(1,975)	$—	$250
Prepaid expenses and other current assets	$—	$—	$—	$14
Accounts payable and accrued expenses	$(500)	$144	$—	$5
Proceeds from sale of property and equipment	$342	$37	$—	$—

There were no other operating or investing non-cash items for the nine months ended September 30, 2024 and 2023.

2.
Recent Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures. The amendments in this update improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The new guidance is effective retrospectively for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this update on our segment disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures. The amendments in this update require additional income tax disclosures primarily related to the rate reconciliation and income taxes paid. The new guidance is effective either prospectively or retrospectively, for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this update on our income tax disclosures.

3.
Inventory

Inventory costs are tracked on a lot-identified basis and are included as cost of revenues when sold. Inventories are stated at the lower of cost or net realizable value. The Company makes adjustments to inventory when conditions indicate that the net realizable value may be less than cost due to physical deterioration, obsolescence, changes in price levels, or other factors. Additional adjustments to inventory are made for excess and slow-moving inventory on hand that is not expected to be sold within a reasonable timeframe to reduce the carrying amount to its estimated net realizable value. The write-downs to inventory are included in cost of revenues and are based upon estimates about future demand from the Company’s customers and distributors and market conditions. The Company recorded a write-down of $154,000 related to hemp and GoodWheat seed during the three and nine months ended September 30, 2024. The Company recorded inventory write-downs of $252,000 and $444,000 related to packaging materials, hemp seed and GoodWheat during the three and nine months ended September 30, 2023, respectively. If there are significant changes in demand and market conditions, substantial future write-downs of inventory may be required, which would materially increase the Company’s expenses in the period the write down is taken and materially affect the Company’s operating results.

Inventories, net consist of the following (in thousands):

	September 30, 2024	December 31, 2023
Raw materials	$450	$373
Finished goods	385	660
Inventories	$835	$1,033

4.
Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	September 30, 2024	December 31, 2023
Software and computer equipment	$291	$349
Machinery and equipment	—	34
Furniture and fixtures	32	39
Leasehold improvements	1,584	1,590
Property and equipment, gross	1,907	2,012
Less: accumulated depreciation and amortization	(1,852)	(1,942)
Property and equipment, net	$55	$70

Depreciation expense was $7,000 and $92,000 for the three and nine months ended September 30, 2024, respectively. Depreciation expense was $89,000 and $227,000 for the three and nine months ended September 30, 2023, respectively.

During the three and nine months ended September 30, 2024 and 2023, there were no sales of property and equipment from continuing operations.

Property and equipment are considered assets held for sale when management approves and commits to a plan to dispose of a property or group of properties. The property and equipment held for sale prior to the sale date is separately presented, within current assets, on the condensed consolidated balance sheet as assets held for sale.

Property and equipment related to Archipelago of $51,000 were classified as assets held for sale as of December 31, 2023. During the first quarter of 2024, the Company recorded an impairment of $36,000 related to these assets. During the second quarter of 2024, all Archipelago property and equipment previously held for sale were sold.

5.
Investments and Fair Value Instruments

Available-for-Sale Investments

The Company classified short-term investments as “available-for-sale.” These short-term investments are free of trading restrictions. The investments are carried at fair value, based on quoted market prices or other readily available market information. Unrealized gains and losses are included in accumulated other comprehensive income, which is reflected as a separate component of stockholder’s equity in the condensed consolidated balance sheets. Gains and losses are recognized when realized in the condensed consolidated statements of operations and comprehensive loss.

The following tables summarize the amortized cost and fair value of the investment securities portfolio at September 30, 2024 and December 31, 2023 and the corresponding amounts of unrealized gains and losses recognized in accumulated other comprehensive income:

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
September 30, 2024
Cash equivalents:
Money market funds	$2,770	$—	$—	$2,770
Short-term investments:
Treasury bills	2,523	117	—	2,640
Total Assets at Fair Value	$5,293	$117	$—	$5,410

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
December 31, 2023
Cash equivalents:
Money market funds	$4,925	$—	$—	$4,925
Short-term investments:
Treasury bills	5,023	101	—	$5,124
Total Assets at Fair Value	$9,948	$101	$—	$10,049

The Company did not have any investment categories that were in a continuous unrealized loss position for more than twelve months as of September 30, 2024.

Fair Value Measurement

The fair value of the investment securities at September 30, 2024 were as follows:

	Fair Value Measurements at September 30, 2024
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets at Fair Value
Cash equivalents:
Money market funds	$2,770	$—	$—	$2,770
Short-term investments:
Treasury bills	2,640	—	—	2,640
Total Assets at Fair Value	$5,410	$—	$—	$5,410

The fair value of the investment securities at December 31, 2023 were as follows:

	Fair Value Measurements at December 31, 2023
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Assets at Fair Value
Cash equivalents:
Money market funds	$4,925	$—	$—	$4,925
Short-term investments:
Treasury bills	5,124	—	—	5,124
Total Assets at Fair Value	$10,049	$—	$—	$10,049

The Company uses the market approach technique to value its financial instruments and there were no changes in valuation techniques during 2024 or 2023. The Company’s financial instruments consist primarily of cash and cash equivalents, short-term investments, accounts receivable and other receivables, note receivable, accounts payable and accrued liabilities. For short-term investments, accounts receivable and other receivables, accounts payable and accrued liabilities, the carrying amounts of these financial instruments as of September 30, 2024 and December 31, 2023 were considered representative of their fair values due to their short term to maturity or repayment. Cash equivalents are carried at cost, which approximates their fair value. The note receivable is recorded at amortized cost. The amortized cost of the note receivable is considered approximate fair value due to its variable interest rate.

The Company’s Level 3 liabilities consist of a contingent liability resulting from the Anawah, Inc. (“Anawah”) acquisition as described in Note 14, as well as preferred investment options related to the March 2023 Private Placement and August 2022 Registered Direct offerings described in Note 10.

The contingent liability related to the Anawah acquisition was measured and recorded on a recurring basis as of September 30, 2024 and December 31, 2023, using unobservable inputs, namely the Company’s ability and intent to pursue certain specific products developed using technology acquired in the purchase. A significant deviation in the Company’s ability and/or intent to pursue the technology acquired in the purchase could result in a significantly lower (higher) fair value measurement.

The preferred investment option liabilities were measured and recorded on a recurring basis using the Black-Scholes Model with the following assumptions as of September 30, 2024 and December 31, 2023:

	March 2023 Options - Series A & March 2023 Placement Agent Options		March 2023 Options - Series B		August 2022 Options & August 2022 Placement Agent Options
	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023	September 30, 2024	December 31, 2023
Remaining term (in years)	3.40	4.16	—	0.61	2.92	3.67
Expected volatility	86.9%	91.7%	—	78.7%	91.8%	90.5%
Risk-free interest rate	3.6%	3.9%	—	5.2%	3.6%	4.0%
Expected dividend yield	0%	0%	—	0%	0%	0%

The significant input used in the fair value measurement of the Company’s Level 3 options liabilities is volatility. A significant increase (decrease) in volatility could result in a significantly higher (lower) fair value measurement.

The following table sets forth the establishment of the Company’s Level 3 assets and liabilities, as well as a summary of the changes in the fair value and other adjustments (in thousands):

(Dollars in thousands)	March 2023 Options - Series A	March 2023 Options - Series B	March 2023 Placement Agent Options	August 2022 Options	August 2022 Placement Agent Options	Note Receivable Bifurcated Derivatives	Contingent Liabilities	Total
Balance as of December 31, 2023	$1,008	$41	$46	$159	$3	$—	$2,000	$3,257
Initial recognition	—	—	—	—	—	250	—	250
Change in fair value	(378)	(41)	(19)	(53)	(2)	—	—	(493)
Balance as of September 30, 2024	$630	$—	$27	$106	$1	$250	$2,000	$3,014

6.
Note Receivable

On May 16, 2024, the Company sold the GoodWheat brand to Above Food for net consideration of $3.7 million. The assets sold consisted primarily of grain and finished goods inventories, formulations and trademarks. A loss of $1,500 was recognized in the condensed consolidated statements of operations and comprehensive loss during the nine months ended September 30, 2024, related to the sale.

In connection with the transaction, Arcadia paid to Above Food $2.0 million and received a $6.0 million promissory note dated May 14, 2024. The promissory note has a term of three years and accrues interest at the Wall Street Journal prime rate. On each of the first, second and third anniversaries of the promissory note, accrued interest and $2.0 million of principal are payable to Arcadia. The promissory note contains contingent features, including an option that requires Above Food to cause its parent entity, Above Food Ingredients Inc. (“Parent Company”), to issue to the Company publicly traded stock of Parent Company in exchange for the cancellation of a portion of the principal of the promissory note, as well as default provisions.

The Company accounted for the promissory note as a note receivable in accordance with ASC 310. The Company did not elect the fair value option and since the Company intends to and has the ability to hold the promissory note to maturity, it has been classified as held for investment and is reported on the condensed consolidated balance sheet at amortized cost. The first installment payment due in 2025 is classified as current and the remaining installment payments due in 2026 and 2027 are classified as noncurrent on the condensed consolidated balance sheet.

The contingent features of the promissory note were evaluated for bifurcation in accordance with ASC 815. The contingent features requiring bifurcation had an estimated fair value of $250,000 as of the transaction date and as of September 30, 2024. The estimated fair value of the contingent features is reported in note receivable – noncurrent on the condensed consolidated balance sheet as of September 30, 2024. The promissory note was recorded at a discount of $545,000, which is being amortized over the term of the promissory note using the effective interest method. The Company recognized discount amortization of $60,000 and $89,000 in the condensed consolidated statements of operations and comprehensive loss during the three and nine months ended September 30, 2024, respectively. The Company recognized accrued interest of $126,000 and $193,000 in the condensed consolidated statements of operations and comprehensive loss during the three and nine months ended September 30, 2024, respectively.

7.
Consolidated Joint Venture

In 2019, the Company and Legacy Ventures Hawaii, LLC, a Nevada limited liability company (“Legacy”), formed Archipelago Ventures Hawaii, LLC, a Delaware limited liability company and entered into a Limited Liability Company Operating Agreement (the “Operating Agreement”). The Company and Legacy formed Archipelago to develop, extract and commercialize hemp-derived products from industrial hemp grown in Hawaii.

Pursuant to the Operating Agreement, a joint operating committee consisting of two individuals appointed by the Company and two individuals appointed by Legacy will manage Archipelago. As of September 30, 2024, the Company and Legacy hold 50.75% and 49.25% interests in Archipelago, respectively, and have made capital contributions to Archipelago of $3.1 million and $3.0 million, respectively, as determined by the joint operating committee. The Operating Agreement includes indemnification rights, non-competition obligations, and certain rights and obligations in connection with the transfer of membership interests, including rights of first refusal.

The Company consolidates Archipelago in the condensed consolidated financial statements after eliminating intercompany transactions. Legacy’s equity interests are presented as non-controlling interests on the condensed consolidated balance sheets. Refer to Note 1 for basis of presentation.

In October 2021, Arcadia and Legacy mutually agreed to wind down the cultivation activities of Archipelago, due to regulatory challenges and a saturated hemp market.

8.
Collaborative Arrangements

In August 2017, the Company entered into a collaborative arrangement for the research, development and commercialization of our non-GMO RS durum wheat trait in North America. This collaborative arrangement was a contractual agreement with Corteva and involved a joint operating activity where both Arcadia and Corteva were active participants in the activities of the collaboration. Arcadia and Corteva participated in the research and development, and Arcadia had the primary responsibility for the intellectual property strategy while Corteva generally led the marketing and commercialization efforts. Both parties were exposed to significant risks and rewards of the collaboration and the agreement included both cost sharing and profit sharing. The activities were performed with no guarantee of either technological or commercial success.

The Company accounted for research and development (“R&D”) costs in accordance ASC 730, Research and Development, which states R&D costs must be charged to expense as incurred. Accordingly, internal R&D costs are expensed as incurred. Third-party R&D costs are expensed when the contracted work has been performed or as milestone results are achieved.

On May 14, 2024, the Company sold its RS durum wheat trait to Corteva. Under the terms of the agreement, Arcadia retained certain rights to use the RS durum wheat trait. The Company received $4.0 million in cash payment from Corteva during the nine months ended September 30, 2024 and recorded a gain of the same amount as the trait had no carrying value on the condensed consolidated statement of operations and comprehensive loss related to the transaction.

9.
Leases

Operating Leases

As of September 30, 2024, the Company leases office space in Dallas, TX, Davis and Sacramento, CA, as well as additional buildings, land and equipment. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these short-term leases on a straight-line basis. The Company subleases the Davis office to third parties.

Some leases (the Dallas and Davis offices, a warehouse, and a copy machine) include one or more options to renew, with renewal terms that can extend the lease term from one to six years. The exercise of lease renewal options is at the Company’s sole discretion. In January 2024, the Company exercised its option to renew the facility lease in American Falls, Idaho for one year through December 31, 2024. The lease renewal resulted in recognition of additional right-of-use asset and lease liability of $86,000 on the condensed consolidated balance sheet. The Company subsequently terminated the facility lease in American Falls, Idaho effective July 2024.

The Company’s lease agreements do not contain any material variable lease payments, material residual value guarantees or material restrictive covenants. Leases consisted of the following (in thousands):

Leases	Classification	September 30, 2024	December 31, 2023
Assets
Operating lease assets	Right of use asset	$306	$792
Total leased assets		$306	$792
Liabilities
Current - Operating	Operating lease liability- current	$346	$852
Noncurrent - Operating	Operating lease liability- noncurrent	—	155
Total leased liabilities		$346	$1,007

Lease Cost	Classification	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Operating lease cost	SG&A and R&D Expenses	$172	$191	$678	$572
Short term lease cost	SG&A Expenses	3	3	10	10
Sublease income (1)	SG&A and R&D Expenses	(142)	(111)	(404)	(329)
Net lease cost		$33	$83	$284	$253

(1)
Sublease income is recorded as a reduction to lease expense.

Lease Term and Discount Rate	September 30, 2024	December 31, 2023
Weighted-average remaining lease term (years)	0.7	2.3
Weighted-average discount rate	6.5%	6.0%

10.
Equity Financing

March 2023 Private Placement

In March 2023, the Company issued in a private placement offering (the “March 2023 Private Placement”) pursuant to a securities purchase agreement (“March 2023 Purchase Agreement”) (i) 165,500 shares of its common stock, (ii) pre-funded common stock purchase warrants (the “March 2023 Pre-Funded Warrants”) to purchase up to 500,834 shares of common stock, at an exercise price of $0.0001 per share, (iii) Series A preferred investment options (the “March 2023 Options - Series A”) to purchase up to a total of 666,334 shares of common stock, at an exercise price of $9.00 per share, and (iv) Series B preferred investment options (the “March 2023 Options - Series B”, and together with the March 2023 Options - Series A, the “March 2023 Options”) to purchase up to a total of 666,334 shares of common stock, at an exercise price of $9.00 per share, and raised total gross proceeds of $6.0 million. The March 2023 Private Placement closed on March 6, 2023. The March 2023 Pre-Funded Warrants became exercisable upon issuance and were fully exercised as of September 30, 2024. The March 2023 Options - Series A are exercisable at any time at the option of the holder and expire 5 years from the date of issuance. The March 2023 Options - Series B were exercisable at any time at the option of the holder and expire 1.5 years from the date of issuance. As of September 30, 2024, the March 2023 Options - Series B expired.

In connection with the March 2023 Private Placement, the Company entered into preferred investment option amendment agreements (the “Option Amendment Agreements”) with certain investors. Under the Option Amendment Agreements, the Company agreed to amend certain existing warrants and preferred investment options to purchase up to a total of 178,132 shares of common stock that were previously issued to the investors in September 2019, May 2020, July 2020, December 2020, January 2021 and August 2022, with exercise prices of $300.80, $191.00, $154.00, $120.00, $125.20 and $37.35 per share, respectively (the “Existing Warrants”). Under the Option Amendment Agreements, the Company agreed to lower the exercise price of the Existing Warrants to $9.00 per share. In addition, the Company granted to a placement agent preferred investment options to purchase a total of 33,317 shares of Common Stock (the “March 2023 Placement Agent Options”) that have an exercise price per share equal to $11.25 and a term of 5 years from the date of issuance. The re-pricing of the Existing Warrants resulted in an increase in fair value of $404,000, of which $185,000 of the increase in fair value was related to the August 2022 liability classified options. The increase in fair value related to the re-pricing of Existing Warrants was recognized in Valuation Loss on March 2023 PIPE on the condensed consolidated statements of operations and comprehensive loss.

The March 2023 Options and March 2023 Placement Agent Options are classified as liabilities within Level 3 due to certain early settlement provisions that preclude them from equity classification. The Company utilized the Black-Scholes Model on March 6, 2023 with the following assumptions for the Series A Investment Options: volatility of 128.55%, stock price of $7.61 and risk-free rate of 4.27%. The following assumptions were utilized for the Series B Investment Options: volatility of 103.33%, stock price of $7.61 and risk-free rate of 4.97%. The estimated fair value of the liability classified March 2023 Options issued was $6.6 million. The estimated fair value of the common stock option liabilities was subsequently remeasured at September 30, 2024 with the changes recorded on the Company’s condensed consolidated statements of operations and comprehensive loss.

The estimated fair value of the common stock issued and March 2023 Pre-Funded Warrants was $5.1 million. The total estimated fair value of the common stock issued, March 2023 Pre-Funded Warrants and March 2023 Options as of March 6, 2023 exceeded the gross proceeds of the March 2023 Private Placement by $5.7 million and this amount was recognized in Valuation Loss on March 2023 PIPE on the condensed consolidated statements of operations and comprehensive loss.

The March 2023 Placement Agent Options were issued for services performed by the placement agent as part of the March 2023 Private Placement and were treated as offering costs. The value of the March 2023 Placement Agent Options was determined to be $212,000, calculated using the Black-Scholes Model. The Company incurred additional offering costs totaling $548,000 that consist of direct incremental legal, advisory, accounting and filing fees relating to the March 2023 Private Placement. A total of $430,000 was allocated to the common stock option liabilities and expensed while the remaining $330,000 was allocated to the common stock and March 2023 Pre-Funded Warrants and offset to additional paid in capital.

11.
Warrants and Options

Equity Classified Common Stock Warrants

The Company issued the following warrants to purchase shares of its common stock, which are outstanding as of September 30, 2024 and December 31, 2023, respectively. These warrants are exercisable any time at the option of the holder until their expiration date.

	Issuance Date	Term	Exercise Price Per Share	Exercised during the Year Ended December 31, 2023	Outstanding at December 31, 2023	Exercised during the Nine Months Ended September 30, 2024	Outstanding at September 30, 2024
March 2023 Pre-Funded Warrants	March 2023	perpetual	$—	(425,834)	75,000	(75,000)	—
December 2022 Service and Performance Warrants (1)	December 2022	5 years	$11.20	—	1,000	—	1,000
October 2022 Service and Performance Warrants (1)	October 2022	5 years	$16.00	—	1,000	—	1,000
August 2022 Pre-Funded Warrants	August 2022	perpetual	$—	(56,813)	—	—	—
January 2021 Placement Agent Warrants	January 2021	5.5 years	$159.60	—	9,846	—	9,846
December 2020 Warrants (2)	December 2020	5.5 years	$9.00	—	16,367	—	16,367
December 2020 Warrants	December 2020	5.5 years	$120.00	—	49,100	—	49,100
December 2020 Placement Agent Warrants	December 2020	5 years	$152.80	—	3,274	—	3,274
July 2020 Warrants (2)	July 2020	5.5 years	$9.00	—	16,036	—	16,036
July 2020 Placement Agent Warrants	July 2020	5.5 years	$198.80	—	802	—	802
May 2020 Warrants (2)	May 2020	5 years	$9.00	—	9,946	—	9,946
May 2020 Warrants	May 2020	5 years	$191.20	—	24,863	—	24,863
May 2020 Placement Agent Warrants	May 2020	5 years	$245.20	—	1,741	—	1,741
September 2019 Placement Agent Warrants (3)	September 2019	5 years	$379.20	—	1,649	—	—
June 2019 Placement Agent Warrants (3)	June 2019	5 years	$251.60	—	1,862	—	—
April 2019 Service and Performance Warrants (1)(3)	April 2019	5 years	$247.20	—	3,629	—	—
January 2021 Warrants (2)	January 2021	5.5 years	$9.00	—	7,831	—	7,831
January 2021 Warrants	January 2021	5.5 years	$125.20	—	90,629	—	90,629
September 2019 Warrants (2)	September 2019	5.5 years	$9.00	—	9,892	—	9,892
September 2019 Warrants	September 2019	5.5 years	$300.80	—	6,594	—	6,594
June 2019 Warrants	June 2019	5.5 years	$200.00	—	10,896	—	10,896
Total				(482,647)	341,957	(75,000)	259,817

(1)
The Company issued service and performance warrants (“Service and Performance Warrants”) in connection with professional services agreements with non-affiliated third party entities.
(2)
These warrants were repriced as part of the March 2023 Private Placement offering.
(3)
These warrants expired during the nine months ended September 30, 2024.

Liability Classified Preferred Investment Options

The preferred investment options issued in connection with the March 2023 Private Placement and August 2022 Registered Direct offerings contain certain early settlement provisions that preclude them from equity classification and therefore were accounted for as liabilities at the date of issuance and are adjusted to fair value at each balance sheet date. The change in fair value of the options liabilities is recorded as change in fair value of common stock warrant and option liabilities in the condensed consolidated statements of operations and comprehensive loss. The key terms and activity of the liability classified preferred investment options are summarized as follows:

	Issuance Date	Term	Exercise Price Per Share	Exercised during the Year Ended December 31, 2023	Outstanding at December 31, 2023	Exercised during the Nine Months Ended September 30, 2024	Outstanding at September 30, 2024
March 2023 Options - Series A	March 2023	5 years	$9.00	—	666,334	—	666,334
March 2023 Options - Series B (2)	March 2023	1.5 years	$9.00	—	666,334	—	—
March 2023 Placement Agent Options	March 2023	5 years	$11.25	—	33,317	—	33,317
August 2022 Options (1)	August 2022	5 years	$9.00	—	118,063	—	118,063
August 2022 Placement Agent Options	August 2022	5 years	$52.80	—	5,904	—	5,904
Total				—	1,489,952	—	823,618

(1)
These options were repriced as part of the March 2023 Private Placement offering.
(2)
These warrants expired during the nine months ended September 30, 2024.
12.
Stock-Based Compensation and Employee Stock Purchase Program

Stock Incentive Plans

The Company has two equity incentive plans: the 2006 Stock Plan (“2006 Plan”) and the 2015 Omnibus Equity Incentive Plan (“2015 Plan”).

In 2006, the Company adopted the 2006 Plan, which provided for the granting of stock options to executives, employees, and other service providers under terms and provisions established by the Board of Directors. The Company granted non-statutory stock options (“NSOs”) under the 2006 Plan until May 2015, when it was terminated as to future awards, although it continues to govern the terms of options that remain outstanding and were issued under the 2006 Plan. The 2015 Plan became effective upon the Company’s IPO in May 2015 and all shares that were reserved, but not issued, under the 2006 Plan were assumed by the 2015 Plan. Upon effectiveness, the 2015 Plan had 3,860 shares of common stock reserved for future issuance, which included 259 that were transferred to and assumed by the 2015 Plan. The 2015 Plan provides for automatic annual increases in shares available for grant. In addition, shares subject to awards under the 2006 Plan that are forfeited or canceled will be added to the 2015 Plan. The maximum number of shares that may be awarded to any individual employee, including our directors and officers, during any calendar year was 9,375 shares. The 2015 Plan provides for the grant of incentive stock options (“ISOs”), NSOs, restricted stock awards, stock units, stock appreciation rights, and other forms of equity compensation, all of which may be granted to employees, officers, non-employee directors, and consultants. The exercise price for ISOs and NSOs will be granted at a price per share not less than the fair value of our common stock at the date of grant. Options granted generally vest over a four-year period; however, there might be alternative vesting schedules, as approved by the Board. Options granted, once vested, are generally exercisable for up to 10 years, after grant to the extent vested.

On June 25, 2024, the shareholders approved an amendment to the Company’s 2015 Plan that increased the number of shares of common stock that may be issued under the 2015 Plan by 200,000 shares and increased the maximum number of shares of common stock issuable to employees, including our officers and directors, in any fiscal year from 9,375 shares to 50,000 shares. On February 2, 2022, former president and chief executive officer of the Company, Stanley Jacot, Jr. was hired. The Company granted Mr. Jacot an inducement stock option to purchase 7,902 shares of the Company’s common stock pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. The Company filed a registration statement on Form S-8 to register the issuance of shares upon exercise of this inducement stock option. The inducement options grants were issued outside of the 2015 Plan, but are subject to the terms and conditions of the 2015 Plan. As of September 30, 2024, a total of 338,248 shares of common stock were reserved for issuance under the 2015 Plan, of which 127,725 shares of common stock are available for future grant.

As of September 30, 2024, a total of 102 and 210,523 options are outstanding under the 2006 and 2015 Plans, respectively. As of December 31, 2023, a total of 102 and 71,609 options were outstanding under the 2006 and 2015 Plans, respectively. A total of 6,949 and 8,366 inducement options were outstanding as of September 30, 2024 and December 31, 2023, respectively.

The following is a summary of stock option information and weighted average exercise prices under the Company’s stock incentive plans (in thousands, except share data and price per share):

	Shares Subject to Outstanding Options	Weighted- Average Exercise Price Per Share	Aggregate Intrinsic Value
Outstanding — Balance at December 31, 2023	80,078	$85.30	$—
Options granted	158,000	2.71	—
Options forfeited	(7,927)	19.08	$397
Options expired	(12,576)	170.08	—
Outstanding — Balance at September 30, 2024	217,575	$22.83	$3,140
Vested and expected to vest — September 30, 2024	198,542	$24.68	$2,778
Exercisable — September 30, 2024	50,515	$84.37	$—

Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of the Company’s common stock determined by its Board of Directors for each of the respective periods.

As of September 30, 2024, there was $524,000 of unrecognized compensation cost related to unvested stock-based compensation grants that will be recognized over the weighted-average remaining recognition period of 1.4 years.

In determining the fair value of the stock-based awards, the Company uses the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Expected Term—The expected term is the estimated period of time outstanding for stock options granted and was estimated based on a simplified method allowed by the SEC, and defines the term as the average of the contractual term of the options and the weighted-average vesting period for all open employee awards.

Expected Volatility—The historical volatility data was computed using the daily closing prices for the Company’s shares during the equivalent period of the calculated expected term of the stock-based awards.

Risk-Free Interest Rate—The risk-free interest rate is based on the interest rate of U.S. Treasuries of comparable maturities on the date the options were granted.

Expected Dividend—The expected dividend yield is based on the Company’s expectation of future dividend payouts to common stockholders.

The fair value of stock option awards was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumption:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Expected term (years)	8.04	—	8.04	7.06
Expected volatility	101.31%	—	101.31%	124%
Risk-free interest rate	3.77%	—	3.77%	3.61%
Dividend yield	—	—	—	—

The Company recognized $155,000 and $395,000 of compensation expense for stock options awards during the three and nine months ended September 30, 2024, respectively. The Company recognized $162,000 and $573,000 of compensation expense for stock options awards during the three and nine months ended September 30, 2023, respectively.

Employee Stock Purchase Plan

The Company’s 2015 Employee Stock Purchase Plan (“ESPP”) became effective on May 14, 2015. The ESPP allows eligible employees to purchase shares of the Company’s common stock at a discount of up to 15% of their eligible compensation through payroll deductions, subject to any plan limitations. After the first offering period, which began on May 14, 2015 and ended on February 1, 2016, the ESPP provides for six-month offering periods, and at the end of each offering period, employees are able to purchase shares at 85% of the lower of the fair market value of the Company’s common stock on the first trading day of the offering period or on the last day of the offering period. As of September 30, 2024, the number of shares of common stock reserved for future issuance under the ESPP is 3,209. The ESPP provides for automatic annual increases in the shares available for purchase beginning on January 1, 2016. As of September 30, 2024, 8,073 shares had been issued under the ESPP. The Company recorded $2,000 and $6,000 of ESPP related compensation expense during the three and nine months ended September 30, 2024, respectively. The Company recorded $7,000 and $12,000 of ESPP related compensation expense during the three and nine months ended September 30, 2023, respectively.

13.
Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items that are recorded in the interim period. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment, including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known, or as the tax environment changes.

The interim financial statement provision for income taxes is different from the amounts computed by applying the United States federal statutory income tax rate of 21%. The Company’s effective tax rate was 0.00% for each of the three and nine months ended September 30, 2024 and 2023. The difference between the effective tax rate and the federal statutory rate of 21% was primarily due to the full valuation allowance recorded on the Company’s net deferred tax assets.

During the nine months ended September 30, 2024, there were no material changes to the Company’s uncertain tax positions.

In February 2023, the Company received notification from the Internal Revenue Service (“IRS”) that our Archipelago joint venture was selected for audit for the 2021 tax year. The Company received the IRS Notice of Proposed Partnership Adjustment during the third quarter of 2024 and accepted the adjustments. The Company is now awaiting the IRS Final Partnership Adjustment (“FPA”). Reception of the FPA will start a 45-day clock on making the push out election, to push the audit adjustments to the partners. Upon conclusion of the audit, Arcadia expects to adjust their balance of available tax net operating losses and have no penalties or interest due. The Company is currently not under audit for state purposes.

14.
Commitments and Contingencies

Leases

The Company leases office and warehouse space and equipment under operating lease agreements having initial lease terms ranging from one to five years, including certain renewal options available to the Company at market rates. The Company also leases land for trials on a short-term basis. See Note 9.

Legal Matters

From time to time, in the ordinary course of business, the Company may become involved in certain legal proceedings. The Company currently is not a party to any material litigation or other material legal proceedings.

Contingent Liability Related to the Anawah Acquisition

In June 2005, the Company completed its agreement and plan of merger and reorganization with Anawah, to purchase the Anawah’s food and agricultural research company through a non-cash stock purchase. Pursuant to the merger with Anawah, and in accordance with the ASC 805 - Business Combinations, the Company incurred a contingent liability not to exceed $5.0 million. This liability represents amounts to be paid to Anawah’s previous stockholders for cash collected on revenue recognized by the Company upon commercial sale of certain specific products developed using technology acquired in the purchase. During 2010, the Company ceased activities relating to three of the six Anawah product programs thus, the contingent liability was reduced to $3.0 million. During 2016, one of the programs previously accrued for was abandoned and another program previously abandoned was reactivated. During 2019, the Company determined that one of the technologies was no longer active and decided to abandon the previously accrued program. As of September 30, 2024, the Company continues to pursue or are otherwise liable for a total of two development programs using this technology and believes that the contingent liability is probable. As a result, $2.0 million remains on the condensed consolidated balance sheet as an other noncurrent liability.

Contracts

The Company has entered into contract research agreements with unrelated parties that require the Company to pay certain funding commitments. The initial terms of these agreements range from one to three years in duration and in certain cases are cancelable.

The Company licenses certain technologies via executed agreements (“In-Licensing Agreements”) that are used to develop and advance the Company’s own technologies. The Company has entered into various In-Licensing Agreements with related and unrelated parties that require the Company to pay certain license fees, royalties, and/or milestone fees. In addition, certain royalty payments ranging from 2% to 15% of net revenue amounts as defined in the In-Licensing Agreements are or will be due.

The Company could be adversely affected by certain actions by the government as it relates to government contract revenue received in prior years. Government agencies, such as the Defense Contract Audit Agency routinely audit and investigate government contractors. These agencies review a contractor’s performance under its agreements; cost structure; and compliance with applicable laws, regulations and standards. The agencies also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. While the Company’s management anticipates no adverse result from an audit, should any costs be found to be improperly allocated to a government agreement, such costs will not be reimbursed, or if already reimbursed, may need to be refunded. If an audit uncovers improper or illegal activities, civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments or fines, and suspension or prohibition from doing business with the government could occur. In addition, serious reputational harm or significant adverse financial effects could occur if allegations of impropriety were made against the Company.

15.
Net Loss per Share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period and excludes any dilutive effects of stock-based awards and warrants. Diluted net loss per share attributable to common stockholders is computed giving effect to all potentially dilutive common shares, including common stock issuable upon exercise of stock options and warrants. Dilutive securities are not included in the computation of net loss per share when the impact would be anti-dilutive.

Securities that were not included in the diluted per share calculations because they would be anti-dilutive were as follows (in shares):

	Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Options to purchase common stock	217,575	84,058	217,575	84,058
Warrants to purchase common stock	259,817	266,957	259,817	266,957
Preferred investment options	823,618	1,489,952	823,618	1,489,952
Total	1,301,010	1,840,967	1,301,010	1,840,967

16.
Related-Party Transactions

The Company’s related parties include Moral Compass Corporation (“MCC”) and the John Sperling Foundation (“JSF”). The rights to the intellectual property owned by Blue Horse Labs, Inc. (“BHL”) were assigned to its sole shareholder, the John Sperling Revocable Trust (“JSRT”) due to BHL’s dissolution and then subsequently to the JSF. The JSF is deemed a related party of the Company because MCC, one of the Company’s largest stockholder, and the JSF share common officers and directors.

JSF receives a single digit royalty from the Company when revenue has been collected on product sales or for license payments from third parties that involve certain intellectual property developed under research funding originally from BHL. Royalty fees due to JSF were $30,000 and $58,000 as of September 30, 2024 and December 31, 2023, respectively, and are included in the condensed consolidated balance sheets as amounts due to related parties.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Roosevelt Resources, L.P.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Roosevelt Resources, L.P. (the "Company") as of December 31, 2023 and 2022, the related statements of operations, changes in partners’ deficit, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes to the financial statements (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Oil and Gas Properties

Impact of estimated crude oil, natural gas and natural gas liquids proved reserves on depletion expense related to crude oil and natural gas properties

Critical Audit Matter Description

As described in Note 2 to the financial statements, a significant portion of the Company’s properties and equipment, net balance of $31.6 million as of December 31, 2023 and depreciation, depletion and amortization (DD&A) expense of $2.2 million for the year ended December 31, 2023 relate to proved oil and gas properties. The Company uses the successful efforts method of accounting for its oil and gas producing activities. As disclosed by management, the Company’s rate of recording DD&A expense is dependent upon the estimate of proved reserves and proved developed reserves, which are utilized in the unit-of-production calculation. In estimating provided oil and natural gas reserves, management relies on interpretations and judgment of available geological, geophysical, engineering and production data, as well as the use of certain economic assumptions such as commodity prices. Additional assumptions include drilling and operating expenses, capital expenditures, taxes and availability of funds. The estimates of oil and natural gas reserves have been developed by specialists, specifically petroleum engineers.

We identified the procedures performed relating to the impact of proved developed oil and natural gas reserves on proved oil and gas properties, net as a critical audit matter. The principal considerations for our determination included the significant judgment by management and the use of specialists when developing the estimates of proved developed oil and natural gas reserves. In turn, auditing management’s judgments regarding development of the estimates of proved developed oil and natural gas reserves involved a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the data, methods, and assumptions used by management and its specialists.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

•
Assessing the objectivity, competency, and qualifications of the management’s specialists.
•
Evaluating the reasonableness of the proved crude oil, natural gas, and natural gas liquids reserves and evaluating the work of management’s specialists.
•
Evaluating the methods and assumptions used by the specialists, testing the completeness and accuracy of data used by the specialists, and evaluating the specialists’ findings.

/s/ Baker Tilly US, LLP

We have served as the Company's auditor since 2024.

Frisco, Texas

February 14, 2025

C O N T E N T S

Roosevelt Resources, L.P.

Balance Sheets

December 31, 2023 and 2022

ASSETS	2023	2022
CURRENT ASSETS
Cash and cash equivalents	$350,326	$102,863
Affiliate receivable	242,488	—
Crude oil and natural gas receivable, net	446,922	624,259

Total current assets	1,039,736	727,122
OIL AND GAS PROPERTIES, SUCCESSFUL EFFORTS
Proved properties	28,750,267	28,442,762
Unproved properties	5,794,493	5,768,302
Total oil and gas properties	34,544,760	34,211,064
Accumulated depreciation, depletion, amortization	(2,929,400)	(1,506,500)
Total oil and gas properties, net	31,615,360	32,704,564
OTHER ASSETS
Other property and equipment, net	790,131	1,540,780
Total other assets	790,131	1,540,780
TOTAL ASSETS	$33,445,227	$34,972,466
LIABLITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$61,965	$56,795
Accrued liabilities	512,048	281,087
Affiliate payable	—	899,185
Total current liabilities	574,013	1,237,067
NONCURRENT LIABILITIES
Asset retirement obligation, non-current	329,761	314,388
Line of credit	10,898,703	13,154,919
Note payable, related party	55,135,680	48,602,576
Total non-current liabilities	66,364,144	62,071,883
Total liabilities	66,938,157	63,308,950
COMMITMENTS AND CONTINGENCIES (Note 2)

PARTNERS' DEFICIT
Capital, ER FLP	(28,332,855)	(23,377,464)
Capital, RM LLC	(3,629)	(3,133)
Current year net loss	(5,156,446)	(4,955,887)
Total partners' deficit	(33,492,930)	(28,336,484)

TOTAL LIABLITIES AND PARTNERS' DEFICIT	$33,445,227	$34,972,466

The Notes to Financial Statements are an integral part of these statements.

Roosevelt Resources, L.P.

Statements of Operations

Years Ended December 31, 2023 and 2022

	2023	2022
REVENUES
Crude oil revenue	$6,417,620	$11,217,447
Natural gas revenue	20,547	65,226

Total revenues	6,438,167	11,282,673

EXPENSES
Lease operating expense	3,298,356	7,982,851
Production taxes	302,071	521,363
General and administrative expenses	172,093	162,117
Management fee expense	2,253,570	1,709,753
Participation agreement expenses	141,651	153,571
Depreciation, depletion and amortization	2,173,548	2,248,151
Accretion of asset retirement obligation	15,373	14,655

Total expenses	8,356,662	12,792,461

Loss from operations	(1,918,495)	(1,509,788)

OTHER EXPENSES
Interest expense	(3,193,215)	(2,500,349)
Abandonment expense	—	(235,506)
Net realized and unrealized loss on	(44,736)	(710,244)
commodity price hedging contracts

Total other (expense)	(3,237,951)	(3,446,099)

NET LOSS	$(5,156,446)	$(4,955,887)

The Notes to Financial Statements are an integral part of these statements.

Roosevelt Resources, L.P.

Statements of Partners’ Deficit

Years Ended December 31, 2023 and 2022

	E. R. Family Limited Partnership	Roosevelt Management, LLC	Capital - Roosevelt Investments	Total Accumulated Deficit
BALANCE, December 31, 2021	$(23,377,464)	$(3,133)	$—	$(23,380,597)

Net loss	(4,955,391)	(496)		(4,955,887)

BALANCE, December 31, 2022	(28,332,855)	(3,629)	—	(28,336,484)

Net loss	(5,155,930)	(516)		(5,156,446)

BALANCE, December 31, 2023	$(33,488,785)	$(4,145)	$—	$(33,492,930)

The Notes to Financial Statements are an integral part of these statements.

Roosevelt Resources, L.P.

Statements of Cash Flows

Years Ended December 31, 2023 and 2022

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,156,446)	$(4,955,887)
Adjustments to reconcile net loss
to net cash used in operating activities
Depreciation, depletion, and amortization	2,173,548	2,248,151
Interest paid-in-kind	2,046,039	1,837,638
Accretion of asset retirement obligation	15,373	14,655
Abandonment	—	235,506
Commodity price hedging contracts unrealized gains	—	(552,394)
Change in operating assets and liabilities
Accounts/affiliate receivable	(65,151)	73,164
Accounts/affiliate payable	826,550	1,834,554
Asset retirement obligations	—	(51,665)
Accrued liabilities	379,755	(308,676)
Net cash provided by operating activities	219,668	375,046
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures on oil and gas properties	(428,182)	(8,009,589)
Additions to other property and equipment	(54,307)	(367,310)
Net cash (used in) investing activities	(482,489)	(8,376,899)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable - related party	2,766,500	—
Proceeds from line of credit	—	8,100,000
Repayment of line of credit	(2,256,216)	—
Net cash provided by financing activities	510,284	8,100,000
Net increase in cash and cash equivalents	247,463	98,147
CASH AND CASH EQUIVALENTS, beginning of year	102,863	4,716
CASH AND CASH EQUIVALENTS, end of year	$350,326	$102,863
SUPPLEMENTTAL SCHEDULE
Investing and financing activities
Cash paid for interest	$1,162,468	$609,658
Cash paid for taxes	$7,641	$4,537
Settlement of asset retirement obligation
liability due to plugged and abandoned wells	$—	$51,665

The Notes to Financial Statements are an integral part of these statements.

Note 1. Nature of Business Organization and Business

Roosevelt Resources, L.P. (the Company), a Texas-based limited partnership established September 2011, operates within the oil and gas sector, focusing on the extraction and trade of natural resources. The Company’s primary operational sites are located in Yoakum County, Texas. The Company will dissolve on December 31, 2075 according to the partnership agreement.

There are two classes of partner capital, limited partner and general partner. The general partner, Roosevelt Management, LLC (RM LLC), manages the entity and is liable for debts and obligations arising from the Company. The limited partner, E.R. Family Limited Partnership (ER FLP) is comprised of passive investors who contribute capital but do not participate in management. The limited partner financial interest is proportional to the related capital contributions and entitle the partner to periodic distributions determined by the general partner. The limited partner liabilities are limited to the respective contributed capital.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies Basis of Accounting

The Company's financial statements have been prepared using the accrual basis of accounting where revenues are recognized when earned and expenses are recognized when incurred. The basis of accounting conforms to accounting principles generally accepted in the United States of America (GAAP).

Going Concern

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern over the next twelve months from the date of issuance of these financial statements, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2024, the Company had accumulated losses net of contributions since inception of ($37,619,908) and is projecting further losses from continuing operations. Additionally, the Company had negative cash flows from operations of ($1,500,897) for the year ended December 31, 2023. As of December 31, 2023, the Company had liquid assets of $797,248 including $350,326 in cash and $446,922 of oil and gas receivables. The Company had current liabilities of $574,013 including $61,965 of accounts payable and $512,048 of accrued liabilities. Based on the Company’s cash balance as of September 30, 2024, and projected cash needs for the twelve months following the issuance of these financial statements, management estimates that it will need to raise additional capital to cover operating requirements, raising substantial doubt about the entity’s ability to continue as a going concern for one year after the date these financial statements were available to be issued.

Historically, the Company has funded operating shortfalls by receiving loans and or contributions from its parent company, Roosevelt Investments, LP (“RI”) and by drawing on its line of credit with Prosperity Bank (see note 6). Management’s plans to alleviate the substantial doubt include obtaining additional funding from RI and others.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Risks and Uncertainties

As a producer of crude oil and natural gas, the Company’s revenue, profitability and future growth are substantially dependent upon the prevailing and future prices for crude oil and natural gas, which are dependent upon numerous factors beyond its control such as economic, geopolitical, political and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile, and there can be no assurance that the prices for crude oil or natural gas will not be subject to wide fluctuations in the future. A substantial or extended decline in prices for crude oil and to a lesser extent, natural gas, could have a material adverse effect on the Company’s financial position, results of operations, cash flows, the quantities of crude oil and natural gas reserves that may be economically produced and the Company’s access to capital.

Commitments and Contingencies

As of December 31, 2023, the Company is not involved in any material pending legal proceedings or claims, and there are no known contingencies that could reasonably be expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows. The Company continually evaluates any potential liabilities related to legal, environmental, or other matters and discloses them as required under accounting standards. However, no such liabilities or claims were identified as of the balance sheet date.

Concentrations of Market and Credit Risk

The future results of the Company’s operations will be affected by the market prices of crude oil, and natural gas. The availability of a ready market for crude oil and natural gas products in the future will depend on numerous factors beyond the Company’s control, including weather, imports, marketing of competitive fuels, proximity and capacity of crude oil and natural gas pipelines and other transportation facilities, any oversupply or undersupply of crude oil and natural gas, the environmental and climate change regulatory laws, the economic environment and other regional and political events, none of which can be predicted with certainty. Commodity prices have been volatile in recent years and could be volatile in the future. A substantial or extended decline in the price of crude oil could have a material adverse effect on the Company’s financial position, cash flows and results of operations.

The Company’s receivables include amounts due from purchasers of its crude oil and natural gas production and amounts due from joint interest partners for their respective portions of operating expenses and development costs. While certain of these customers and joint interest partners are affected by periodic downturns in the economy in general or in their specific segment of the oil and gas industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been and will continue to be immaterial to the Company’s results of operations over the long term.

For the year ended December 31, 2023, 100% of the Company’s total revenue was earned from two customers. Amounts due from these customers included in crude oil and natural gas receivable, net on December 31, 2023, were $446,922. For the year ended December 31, 2022, 100% of the Company’s total revenue was earned from two customers. Amounts due from these customers included in crude oil and natural gas receivable, net on December 31, 2022, were $624,259.

The Company manages market and counterparty credit risk. In the normal course of business, collateral is not required for financial instruments with credit risk. Financial instruments, which potentially subject the Company to credit risk, consist principally of cash balances and derivative financial instruments. The Company believes the credit quality of its customers is generally high. In the normal course of business, letters of credit or parent guarantees are required for counterparties which management perceives to have a higher credit risk.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company’s cash and cash equivalents are generally held in financial institutions in amounts that may exceed the insurance limits of the Federal Deposit Insurance Corporation. However, management believes that the Company’s counterparty risks are minimal based on the reputation and history of the institutions selected.

Accounts Receivable and Allowance for Credit Losses

Accounts receivables are stated at their estimated realizable value. Management reviews accounts receivable on a regular basis to determine if any receivables will be uncollectible. Accounts receivable at January 1, 2022 was $697,423.

The Company utilizes the aging method in determining its lifetime expected credit losses on its receivables. This method is used for calculating an estimate of losses based primarily on the Company's historical loss experience. In determining its loss rates, the Company evaluates information related to its historical losses, adjusted for current conditions, and further adjusted for the period of time that can be reasonably forecasted. Qualitative and quantitative adjustments related to current conditions and the reasonable and supportable forecast period consider all the following:

past due receivables, the customer creditworthiness, changes in the terms of receivables, effect of other external forces such as competition, and legal and regulatory requirements on the level of estimated credit losses in the existing receivables. For receivables that are not expected to be collected within the normal business cycle, the Company considers the current and forecasted direction of the economic and business environment. Such forecasted information includes Gross Domestic Product (GDP) growth and interest rates amongst others. Based on the aging method, the Company has determined no allowance for credit losses is required as of December 31, 2023 or 2022.

Oil and Gas Properties, Successful Efforts Method

The Company accounts for oil and natural gas properties using the successful efforts method. Under this method of accounting, costs relating to the acquisition and development of proved areas are capitalized when incurred. The costs of developed wells are capitalized whether productive or non-productive. Leasehold acquisition costs are capitalized when incurred. If proved reserves are found on an unproved property, leasehold costs are transferred to proved properties. Exploration dry holes are charged to expense when it is determined that no commercial reserves exist. Other exploration costs, including personnel costs, geological and geophysical expenses and delay rentals for oil and natural gas leases, are charged to expense when incurred. The costs of acquiring or constructing support equipment and facilities used in oil and gas producing activities are capitalized. Production costs are charged to expense as incurred and are those costs incurred to operate and maintain our wells and related equipment and facilities. There was no expense for geological and geophysical costs for the years ended December 31, 2023 and December 31, 2022.

Depletion of producing oil and natural gas properties is calculated by field and recorded using the units of production (UOP) method. Acquisition costs of proved properties are amortized on the basis of all proved reserves, developed and undeveloped, and capitalized development costs (wells and related equipment and facilities) are amortized on the basis of proved developed reserves. Proved reserves are estimated annually by management and an in-house reservoir engineer and are subject to future revisions based on availability of additional information. The Company’s in-house reservoir engineer prepares an updated estimate of reserves each quarter. Depletion is calculated annually based upon the latest estimated reserves data available.

Reserves and their relation to estimated future net cash flows impact the Company’s depletion and impairment calculations. The Company prepares its reserve estimates and the projected cash flows derived from these reserve estimates. The Company’s reserve estimates are a function of many factors including the quality and quantity of available data, interpretation of that data, various economic assumptions, and judgements made by the individuals preparing the estimates.

Upon sale or retirement of completed fields of depreciable or depletable property, the book value thereof, less proceeds from sale or salvage value, is charged to income. On sale or retirement of an individual well, the proceeds are credited to accumulated depletion and depreciation, if doing so does not materially impact the depletion rate of the related amortization base.

Oil and natural gas properties are reviewed for impairment when facts and circumstances indicate that their carrying value may not be recoverable. The Company compares net capitalized costs of proved oil and natural gas properties to estimated undiscounted future net cash flows using management’s expectations of future oil and natural gas prices. These future price scenarios reflect the Company’s estimation of future price volatility. If net capitalized costs exceed estimated undiscounted future net cash flows, the measurement of impairment is based on estimated fair value, using estimated discounted future net cash flows. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices are embedded in the Company’s estimated cash flows. The Company did not recognize any impairment expense on proved properties for the years ended December 31, 2023 and December 31, 2022.

Unproved properties are assessed for impairment, and if considered impaired, are charged to expense when such impairment is deemed to have occurred. These impairment assessments are affected by the estimates of future recoverable reserves, results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. No unproved impairment expense was recognized for the years ended December 31, 2023 and December 31, 2022.

Asset Retirement Obligations

The Company determines asset retirement obligations in accordance with ASC 410, Asset Retirement and Environmental Obligations (ASC Topic 410). The costs associated with retirement obligations primarily involve the removal and disposal of surface equipment, plugging and abandoning the wells and site restoration. ASC Topic 410 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including: 1) the timing of liability recognition, 2) initial measurement of the liability, 3) allocation of asset retirement cost to expense, 4) subsequent measurement of the liability, and 5) related financial statement disclosure. ASC Topic 410 requires that an asset retirement cost be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

The cost of the tangible asset, including the asset retirement obligation (ARO), is depleted over the life of the asset. AROs are recorded at estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligations discounted at the Company’s credit-adjusted risk-free interest rate. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. If estimated future costs of AROs change, an adjustment is recorded to both the ARO and the long-lived asset. Revisions to estimated AROs can result from changes in retirement cost estimates including revisions to estimated inflation rates, revisions to estimated discount rates and changes in the estimated timing of abandonment.

Derivatives

The Company uses derivative instruments to manage market risks resulting from fluctuations in the prices of crude oil and natural gas commodities. The Company enters into derivative contracts, including price swaps, caps and floors, which require payments to (or receipts from) counterparties based on the differential between a fixed price and a variable price for a fixed quantity of the applicable commodity without the exchange of underlying volumes. The notional amounts of these financial instruments are based on expected production. The Company recognizes derivative instruments as assets or liabilities in the balance sheet, measured at fair value and marked-to-market at the end of each period. Any realized gains and losses on settled derivatives, as well as mark-to-market gains or losses, are aggregated and recorded to gain (loss) on derivative instruments, net on the statements of operations. See Note 5 for a description of the derivative contracts into which the Company has entered

Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosure (ASC Topic 820), defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. ASC Topic 820 provides a framework for measuring fair value, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

The three-level fair value hierarchy for disclosure of fair value measurements defined by ASC Topic 820 is as follows:

Level 1

Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2

Inputs, other than quoted prices within Level 1, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3

Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the years ended December 31, 2023 and 2022.

Fair Value Measured on a Recurring Basis

The fair value of the Company’s commodity derivative instruments is determined based upon future prices, volatility and time to maturity, among other things. Counterparty statements are utilized to determine the value of the commodity derivative instruments and are reviewed and corroborated using various methodologies and significant observable inputs. The Company’s and the counterparties’ nonperformance risk is evaluated. The fair value of commodity derivative contracts is reflected in the balance sheet. The current derivative asset and liability amounts represent the fair values expected to be settled in the subsequent twelve months. All of the Company’s commodity derivative contracts are classified as level 2 within the fair value hierarchy.

There were no financial assets or liabilities measured at fair value on a recurring basis as of December 31, 2023 and 2022.

Fair Value Measured on a Non-Recurring Basis

The initial measurement of asset retirement obligations is measured at fair value and is considered a
Level 3 measurement due to management assumptions used in its estimation. Key unobservable assumptions include the credit adjusted risk free rate, inflation rate, estimated plugging costs and estimated remaining lives of the wells.

Property and Equipment

The Company capitalizes equipment additions, betterments and major improvements at cost. Maintenance and repairs are expensed as incurred. Upon the retirement, sales, or other dispositions of fixed assets, the respective cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income of the current period. Depreciation is provided on the straight-line method based on an estimated useful life of seven years.

Depreciation expense for the years ended December 31, 2023 and December 31, 2022 totaled $750,648 and $722,897, respectively.

Income Taxes

The Company is treated as a flow-through entity for federal income tax purposes. Any taxable federal income of the Company and related tax credits are deemed to pass to the Partners and are included in the Partners’ tax returns, irrespective if any such net taxable income or tax credits have actually been distributed. Therefore, no tax provision is reflected in the Company's financial statements.

Revenue Recognition

The Company enters into contracts with customers to sell its produced oil and natural gas. Currently, the Company sells crude oil and natural gas products in the United States through a single reportable segment. Revenue attributable to these contracts is recognized in accordance with the five-step revenue recognition model prescribed in Accounting Standards Codification 606 "Revenue from Contracts with Customers". Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Company expects to receive in accordance with the price specified in the contract. Consideration under the crude oil and natural gas marketing contracts is typically received from the purchaser one to two months after the date of sale. The Company has no unsatisfied performance obligations at the end of each reporting period. All the revenues from the Company’s oil and gas sales are from two large purchasers and earned from its operations in Yoakum County, Texas. There are no material costs to obtain contracts for the year ended December 31, 2024 and 2023.

The Company does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Crude Oil Sales

The Company's oil sales contracts are generally structured such that the Company sells its oil production to the purchaser at a contractually specified delivery point at or near the wellhead. The crude oil production is priced on the delivery date based upon prevailing index prices less certain deductions related to oil quality and physical location. Since the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the statements of operations as they represent part of the transaction price of the contract. The Company recognizes revenue when control transfers to the purchaser upon delivery at the net price received from purchaser. The sales of crude oil as presented on the Company’s Statements of Operations represent the Company’s share of revenues net of royalties and excluding revenue interests owned by others. When selling crude oil on behalf of royalty owners or working interest owners, the Company is acting as an agent and thus reports the revenue on a net basis.

Natural Gas Sales

The Company sells its natural gas production to third party purchasers at a contractually specified delivery point at or near the wellhead or at a collection point for processing. Pricing provisions are tied to a market index, with certain deductions based on, among other factors, whether a well delivers to a gathering or transmission line, quality of natural gas, and prevailing supply and demand conditions, so that the price of the natural gas fluctuates to remain competitive with other available natural gas supplies. The Company recognizes revenue upon delivery of the natural gas to third party purchasers based on the relevant index price net of deductions. When the Company sells natural gas to a processor at the collection point and marketing charges are incurred after control has passed to the processor, those charges are included in the net price recorded as revenue. The sales of natural gas as presented on the Company’s Statements of Operations represent the Company’s share of revenues net of royalties and excluding revenue interests owned by others. When selling natural gas on behalf of royalty owners or working interest owners, the Company is acting as an agent and thus reports the revenue on a net basis.

The following table presents the revenue by type for the years ended December 31, 2023 and 2022:

	2023	2022
Oil	$6,417,620	$11,217,447
Natural gas	636,210	169,677
Less gathering and processing	(615,663)	(104,451)
Natural gas, net	20,547	65,226
Total revenue, net	$6,438,167	$11,282,673

Use of Estimates

In accordance with GAAP, the Company's management is obligated to make estimates and assumptions during the preparation of financial statements. These factors influence the recorded values of assets and liabilities, as well as the disclosure of contingent assets and liabilities as of the financial statement date, and the reported figures for revenues and expenses throughout the reporting period.

Significant estimates affecting the financial statements have been prepared on the basis of the most current and best available information. The estimates and assumptions include but are not limited to inputs used to the estimate of proved oil and natural gas reserves and related present value estimates of future net cash flows therefrom. Additional assumptions are used when estimating the Company’s asset retirement obligations. These estimates and assumptions are based on management’s best estimates and judgements. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

Adoption of New Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326). The
ASU introduces a new credit loss methodology, Current Expected Credit Losses (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. Since its original issuance in 2016, the FASB has issued several updates to the original ASU. The CECL methodology utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. The methodology replaces the multiple existing impairment methods in current GAAP, which generally require that a loss be incurred before it is recognized. On January 1, 2023, the Company adopted the ASU prospectively. There was no adjustment to partners' deficit upon adoption.

New Accounting Standards Not Yet Adopted

Upon consummation of the Merger Transaction (see Note 8), the Company will be a public company.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU updates reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. The amendments in this ASU are effective for public entities for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company does not believe this standard will have a material impact on its financial statements.

In November 2024 and January 2025, the FASB issued ASU 2024-03 and ASU 2025-01, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40).” This guidance requires entities to disclose disaggregated information about certain income statement expense line items in the notes to the financial statements. This guidance is effective for annual reporting periods beginning after December 15, 2026. The Company is currently evaluating the impact of these ASUs on its financial statements.

Note 3. Oil and Gas Properties

Depletion expense for the years ended December 31, 2023 and 2022 totaled $1,422,900 and $1,506,500, respectively.

The following table summarizes the Company's oil and gas activities by classification as of December 31, 2023 and 2022.

	2023	2022
Leasehold costs - developed	$863,387	$863,387
Lease & well equipment	7,728,464	7,589,119
Intangible drilling and completion costs	20,158,416	19,990,256
Proved oil and gas properties	28,750,267	28,442,762
Accumulated depletion, depreciation and amortization	(2,929,400)	(1,506,500)
Proved oil and gas properties, net	25,820,867	26,936,262
Leasehold costs - unproved	5,794,493	5,768,302
Total oil and gas properties, net	$31,615,360	$32,704,564

Note 4. Asset Retirement Obligation

Accretion expense associated with asset retirement obligations was $15,373 and $14,655 for the years ended December 31, 2023 and 2022, respectively.

The Company used the following inputs in its calculation of its asset retirement obligations for the year ended December 31, 2023 and 2022:

	2023	2022
Inflation rate	2.51%	2.51%
Credit adjusted risk free rate (discount factor)	4.89%	4.89%
Estimated remaining useful life	42 years	43 years

The following table summarizes the changes in the Company's asset retirement obligations as of December 31, 2023 and 2022:

	Short-term	Long-term	Total
Balance, January 1, 2022	$51,665	$299,733	$351,398
Liabilities settled	(51,665)	—	(51,665)
Accretion	—	14,655	14,655
Balance December 31, 2022	—	314,388	314,388
Accretion		15,373	15,373
Balance, December 31, 2023	$—	$329,761	$329,761

Note 5. Derivative Financial Instruments

Derivative Gains and Losses

Cash receipts and payments reflect the gains or losses on derivative contracts which matured during the applicable period, calculated as the difference between the contract price and the market settlement price of matured contracts. The derivative contracts of the Company are settled based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on the New York Mercantile Exchange (NYMEX) West Texas Intermediate. Non-cash gains and losses represent the change in fair value of derivative instruments which continued to be held at period end and the reversal of previously recognized non-cash gains or losses on derivative contracts that matured during the period.

The following table represents the Company’s derivative activity for the years ended December 31, 2023 and 2022:

	2023	2022
Realized loss on derivatives	$44,736	$1,262,638
Unrealized gain on derivatives	—	(552,394)
Net realized and unrealized loss on
commodity price hedging contracts	$44,736	$710,244

All derivative financial instruments are recognized at their current fair value as either assets or liabilities in the balance sheets. The Company determines the current and long-term classification based on the timing of expected future cash flows of individual trades. Amounts related to contracts allowed to be netted upon payment subject to a master netting arrangement with the same counterparty are reported on a net basis in the combined balance sheets. There were no open derivative contracts at December 31, 2023 and 2022.

The Company has not designated any derivative instruments as hedges for accounting purposes and does not enter into such instruments for speculative trading purposes. If a derivative does not qualify as a hedge or is not designated as a hedge, the changes in the fair value are recognized in the Company’s statements of operations as a gain or loss on derivative instruments. Mark-to-market gains and losses represent changes in fair values of derivatives that have not been settled. The Company’s cash flow is only impacted when the actual settlements under the derivative contracts result in making or receiving a payment to or from the counterparty. These cash settlements represent the cumulative gains and losses on the Company’s derivative instruments for the periods presented and do not include a recovery of costs that were paid to acquire or modify the derivative instruments that were settled.

Note 6. Credit Agreement and Long-Term Debt

Prosperity Bank

On December 10, 2020, the Company entered into a line of credit agreement with Prosperity Bank (the “Original Prosperity Agreement”) for a maximum borrowing capacity not to exceed the lesser of a borrowing base of $5,321,759 or $15,000,000, which had a maturity date of December 10, 2022. Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate plus .75% or 4%. The line of credit was secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants.

On July 14, 2021, the Original Prosperity Agreement was amended and restated, and the Company entered into an amended and restated term loan agreement with Prosperity Bank for a maximum borrowing capacity not to exceed the lesser of a borrowing base of $8,891,090 or $15,000,000, which had a maturity date of December 10, 2022. Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate plus .75% or 4%. The line of credit was secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants.

On March 10, 2022, the Original Prosperity Agreement was amended and restated, and the Company entered into an amended and restated term loan agreement with Prosperity Bank for a maximum borrowing capacity not to exceed the lesser of a borrowing base of $11,662,394 or $15,000,000, which had a maturity date of December 10, 2023. Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate plus .75% or 4%. The line of credit was secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants.

On July 20, 2022, the Original Prosperity Agreement was amended and restated, and the Company entered into an amended and restated term loan agreement with Prosperity Bank for a maximum borrowing capacity not to exceed the lesser of a borrowing base of $13,166,349 or $15,000,000, which has a maturity date of December 10, 2023. Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate plus .75% or 4% (9.25% as of December 31, 2023). The line of credit is secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants.

As of December 31, 2022, the line of credit had an outstanding balance of $13,154,919.

On October 10, 2023, the Original Prosperity Agreement was amended and restated, and the Company entered into an amended and restated term loan agreement with Prosperity Bank for a maximum borrowing capacity not to exceed the lesser of a borrowing base of $11,936,382 or $15,000,000, which had a maturity date of December 10, 2023. Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate plus .75% or 4% (9.25% as of December 31, 2023). The line of credit was secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants.

On December 8, 2023, the Original Prosperity Agreement was amended and restated, and the Company entered into an amended and restated term loan agreement with Prosperity Bank for a maximum borrowing capacity not to exceed the lesser of a borrowing base of $10,936,382 or $15,000,000, which had a maturity date of June 10, 2024. Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate plus .75% or 4% (9.25% as of December 31, 2023). The line of credit was secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants.

As of December 31, 2023 the line of credit had an outstanding balance of $10,898,703.

For the years ended December 31, 2023 and 2022 the average effective interest rate was 8.96% and 5.72%, respectively.

On March 29, 2024, the Original Prosperity Agreement was amended and restated, and the Company entered into an amended and restated term loan agreement with Prosperity Bank with maximum borrowing capacity of $13,000,000, with a maturity date of March 29, 2026 (Amended Prosperity Agreement). Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate or 5.50%. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants commencing on December 31, 2024.

On December 9, 2024, the Original Prosperity Agreement was amended and restated, and the Company entered into an amended and restated term loan agreement with Prosperity Bank with maximum borrowing capacity of $14,000,000, with a maturity date of June 30, 2025 (Amended Prosperity Agreement). Interest is payable monthly at the greater of a variable rate per annum equal to Prime Rate or 5.50%. The line of credit is secured by substantially all assets of the Company. The line of credit agreement requires the Company to comply with certain financial and nonfinancial covenants commencing on December 31, 2024.

Note Payable – Related Party

On March 1, 2023, the Company entered into a note payable agreement with Roosevelt
Investments, L.P., an entity that owns the majority of the limited partnership interest in the Company. The note payable provides a principle sum of $60,000,000 and matures on July 1, 2028. Interest accrues annually at a rate of 4% per annum. All outstanding principal and interest are due upon maturity. As of December 31, 2023 and 2022, the note payable had an outstanding balance of $44,165,638 and $39,678,573, respectively, with an accrued interest balance of $10,970,042 and $8,924,003, respectively.

A summary of long-term debt as of December 31, 2023 consists of the following:

Line of credit	$10,898,703
Notes payable	55,135,680

Total long-term debt	66,034,383

Less current maturities of long-term debt	—
Long-term debt, net	$66,034,383

Scheduled principal payments were as follows as of December 31:

Years Ending December 31:
2024	$—
2025	10,898,703
2026	—
2027	—
2028	55,135,680
Total	$66,034,383

Note 7. Related-Party Transactions

The Company is party to a management agreement with an affiliated company, ER Operating Company (ER Operating). The purpose of the agreement is for ER Operating to manage the operations of the Company’s oil, gas, and mineral properties. The Company holds title to the subject properties. The Company has outstanding affiliate receivable of $242,488 and affiliate payable of $899,185 due from/to ER Operating at December 31, 2023 and 2022, respectively.

The Company is a party to a management agreement with Roosevelt Investments, for the purpose of providing certain accounting and reporting, human resources, information technology, and other services (to exclude legal services) for a management fee. For the years ended December 31, 2023, and 2022, the Company incurred management fees of $2,253,570 and $1,709,753, respectively, which are included in the statements of operations.

Note 8. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through February 14, 2025. These financial statements were available for distribution on February 14, 2025.

The Prosperity Bank Loan was amended on December 9, 2024, with the repayment terms modified as follows:

•
Interest only payments monthly for the first 18 months.
•
Principal and interest paid monthly for the next 6 months (Months 19-24), based on a 20-Year amortization.

•
If borrower elects to extend the maturity date for 5-years from June 30, 2025, then: Principal and interest continue to be paid monthly for the 5-year extended term, based on a 20-Year amortization.
•
Any remaining balance due in full on June 30, 2030.

The note payable agreement with Roosevelt Investments, L.P. was modified effective September 30, 2024 by entering into a “Debt Exchange and Joinder Agreement” which was essentially a debt for equity swap whereby (i) the principle balance of the Note ($44,165,637.55) was deemed terminated in full and null, void of and of no further force or effect; and (ii) the accrued interest balance on the Note ($12,440,165.70) was deemed to cease accruing additional interest as of this date and was ultimately forgiven in total on December 31, 2024.

The Company and Arcadia Biosciences announced December 5, 2024 that the two parties had entered into a securities exchange agreement which will combine the two companies in an all-stock transaction. Arcadia will issue to the partners of the Company shares of Arcadia common stock at the closing of the transaction in exchange for all of the equity interests in Roosevelt. Following the closing of the transaction, the current equity owners of Roosevelt and the Arcadia stockholders as of the closing are expected to own approximately 90% and 10%, respectively, of the outstanding shares of Arcadia, subject to certain possible adjustments as provided in the definitive agreement. The combined entity expects to file with the Securities and exchange Commission a Registration Statement on Form S-4 to register the shares to be issued in the exchange transaction and seek approval from the Acadia stockholders of the transaction and related matters.

The Company entered into the following gas hedge contracts in September and October 2024:

•
Gas collar for periods October 31, 2024 through December 31, 2025 totaling 112,500 MMBTU at a floor of $2.50 and a ceiling of $4.00;
•
Gas basis swap for the periods October 1, 2024 through December 31, 2025 for 112,500 MMBTU at a price based on the Henry Hub less $1.085;
•
Gas basis swap for the month of October 31, 2024 for 7,500 MMBTU at a price based on the El Paso, Permian Basin (inside FERC) less $0.09;
•
Gas basis swap for the month of November 30, 2024 for 7,500 MMBTU at a price based on the El Paso, Permian Basin (inside FERC) less $0.12.

As of January 1, 2025, Roosevelt Resources, L.P. became the operator of all the properties. Roosevelt Resources, L. P. is now paying all the operating invoices directly and will be processing joint interest billings and distributing revenue to all of the owners. ER Operating Co was the prior operator.

Note 9. Supplemental Crude Oil and Natural Gas Disclosures (Unaudited)

The Company only has one reportable operating segment, which is crude oil and natural gas development, exploration and productions in the U.S.

Net Capitalized Costs

The following table reflects the capitalized costs of crude oil and natural gas properties and the related accumulated depletion:

	December 31,
	2023	2022
Proved properties	$28,750,267	$28,442,762
Unproved properties	5,794,493	5,768,302
Total capitalized costs	34,544,760	34,211,064
Less accumulated depletion	(2,929,400)	(1,506,500)
Net capitalized costs	$31,615,360	$32,704,564

Costs Incurred in Crude Oil and Natural Gas Property Acquisition, Exploration, and Development

There were no cost incurred in crude oil and natural gas property, development or expletory activities in the years ended December 31, 2023 and 2022.

Selected Operating Data for Crude Oil, and Natural Gas Producing Activities, (Unaudited)

The following table reflects selected operating data of the Company’s for crude oil and natural gas producing activities:

	Year Ended December 31,
	2023	2022
Crude oil and natural gas sales	$6,438,167	$11,282,673
Lease operating expenses	3,298,356	7,982,851
Production taxes	302,071	521,363
Depletion, depreciation and amortization expense	2,173,548	2,248,151
Accretion of discount on net asset retirement obligations	15,373	14,655
Operating results from crude oil and natural gas production activities	$648,819	$515,653

Crude Oil and Natural Gas Reserves

Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first day of the month spot prices prior to the end of the reporting period. These prices were $78.22 and $93.67 per barrel for crude oil and $2.637 and $6.357 per MMBtu for natural gas, for the years ended December 31, 2023 and 2022, respectively. Oil prices are adjusted for quality, transportations, and market differentials. Gas prices are adjusted for energy content, transportation fees, and market differentials. The estimated realized prices used in computing the Company’s reserves as of December 31, 2023 were as follows: (i) $75.67 per barrel of crude oil and (ii) $3.56 per Mcf of natural gas. The estimated realized prices used in computing the Company’s reserves as of December 31, 2022 were as follows: (i) $94.01 per barrel of crude oil and (ii) $8.72 per Mcf of natural gas. All realized prices are net of adjustments for regional basis differentials, treating costs, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity adjustments.

The proved reserve estimate as of December 31, 2023 and 2022 were prepared by the Company’s internal reserve engineers, and reflect the Company’s current development plans. All estimates of proved reserves are determined according to the rules prescribed by the SEC in existence at the time estimates were made. These rules require that the standard of “reasonable certainty” be applied to proved reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond the Company’s control, such as reservoir performance, prices, economic conditions, and government restrictions. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of that estimate.

Reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered. Estimating quantities of proved crude oil and natural gas reserves is a complex process that involves significant interpretations and assumptions and cannot be measured in an exact manner. It requires interpretations and judgment of available technical data, including the evaluation of available geological, geophysical and engineering data. The accuracy of any reserve estimate is highly dependent on the quality of available data, the accuracy of the assumptions on which they are based upon, economic factors, such as crude oil and natural gas prices, production costs, severance and excise taxes, capital expenditures, workover and remedial costs, and the assumed effects of governmental regulation. In addition, due to the lack of substantial, if any, production data, there are greater uncertainties in estimating PUD reserves, proved developed non-producing reserves and proved developed reserves that are early in their production life. As a result, the Company’s reserve estimates are inherently imprecise.

The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based. In general, the volume of production from crude oil and natural gas properties the Company owns declines as reserves are depleted. Except to the extent the Company conducts successful exploration and development activities or acquires additional properties containing proved reserves, or both, the Company’s proved reserves will decline as reserves are produced.

The following table reflects changes in proved reserves during the periods indicated:

	Crude Oil (Bbl)	Natural Gas (Mcf)	Total (boe)
Proved Reserves on December 31, 2021	1,635,091	2,718,818	2,088,227
Extensions and discoveries	387,975	359,768	447,936
Purchase of reserves-in-place	—	—	—
Revisions of previous estimates	(126,887)	(606,785)	(228,018)
Production	(117,155)	(23,593)	(121,087)
Proved Reserves on December 31, 2022	1,779,024	2,448,208	2,187,058
Extensions and discoveries	—	—	—
Purchase of reserves-in-place	—	—	—
Revisions of previous estimates	(125,609)	(215,099)	(161,459)
Production	(83,402)	(120,357)	(103,462)
Proved Reserves on December 31, 2023	1,570,013	2,112,752	1,922,137

On December 31, 2023, the Company had approximately 1,922 MBoe of proved reserves. Downward revisions of previous estimates of approximately 161 MBoe for the year ended December 31, 2023 were primarily the result of decreases in commodity prices. Proved reserves also decreased by approximately 103 MBoe in production during the year ended December 31, 2023. The Company’s current development plan reflects allocation of capital with a focus on efficiencies, recoveries and rates of return.

On December 31, 2022, the Company had approximately 2,187 MBoe of proved reserves. For the year ended December 31, 2022, extensions and discoveries increased proved reserves by approximately 448 MBoe as a result of drilling 2 gross (1.7 net) exploratory/extension wells that were on production as of December 31, 2022. Downward revisions of previous estimates of approximately 228 MBoe for the year ended December 31, 2022 were primarily the result of increased operating expenses, offset partially by favorable increases in commodity prices. Proved reserves also decreased approximately 121 Mboe due to production during the year ended December 31, 2022.

The Company’s current development plan reflects allocation of capital with a focus on efficiencies, recoveries and rates of return.

The following table sets forth the Company’s estimated quantities of proved developed and proved undeveloped crude oil and natural gas reserves:

	December 31,
	2023	2022
Proved Developed Reserves (1)
Crude oil (Bbl)	1,570,013	1,779,024
Natural gas (Mcf)	2,112,752	2,448,208
Total (boe)	1,922,138	2,187,059
Total Proved Reserves
Crude oil (Bbl)	1,570,013	1,779,024
Natural gas (Mcf)	2,112,752	2,448,208
Total (boe)	1,922,138	2,187,059

(1)
As of December 31, 2023 and 2022, proved developed reserves include no proved developed non-producing reserves of crude oil or natural gas.

Standardized Measure of Discounted Future Net Cash Flows

The following table reflects the Company’s standardized measure of discounted future net cash flows relating from its proved crude oil and natural gas reserves:

	December 31,
	2023	2022
Future cash inflows	$126,333,613	$188,602,709
Future production costs	(56,165,239)	(63,320,957)
Future development costs (1)	(400,000)	(400,000)
Future income tax expense	(663,251)	(990,164)
Future net cash flows	69,105,123	123,891,588
Discount to present value at 10% annual rate	(49,120,352)	(87,944,243)
Standardized measure of discounted future net cash flows (1)	$19,984,771	$35,947,345

The following table reflects the principal changes in the standardized measure of discounted future net cash flows attributable to the Company’s proved reserves:

	Year Ended December 31,
	2023	2022
Standardized measure of discounted future net cash flows, beginning of year	$35,947,345	$20,729,634
Sales of crude oil and natural gas, net of production costs	(2,837,740)	(2,778,459)
Extensions and discoveries, net of future development costs (1)	—	8,447,307
Net changes in prices and production costs	(14,667,663)	15,469,157
Changes in estimated future development costs (1)	—	—
Purchases of minerals-in-place	—	—
Sales of reserves-in-place	—	—
Revisions of previous quantity estimates	(2,681,436)	(2,298,319)
Accretion of discount	3,623,464	1,679,492
Net changes in income taxes	95,490	(70,753)
Net changes in timing of production and other	505,311	(5,230,714)
Standardized measure of discounted future net cash flows, end of year (1)	$19,984,771	$35,947,345

(1)
The standardized measure of discounted future net cash flows reflects, within the category for future development costs, all estimated future costs that will be incurred to settle our asset retirement obligations including costs for dismantlement, restoration, and abandonment of the existing wells (including both active and inactive wells on leases and future proved undeveloped locations), in each case in compliance with FASB ASC 932-235-50-36.

C O N T E N T S

Roosevelt Resources, L.P.

Balance Sheets

As of September 30, 2024 and December 31, 2023

	2024	2023
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$31,593	$350,326
Affiliate receivable	208,842	242,488
Crude oil and natural gas receivable, net	365,843	446,922
Other current assets	87,999	—
Total current assets	694,277	1,039,736
OIL AND GAS PROPERTIES, SUCCESSFUL EFFORTS
Proved properties	28,750,267	28,750,267
Unproved properties	5,844,490	5,794,493
Total oil and gas properties	34,594,757	34,544,760
Accumulated depreciation, depletion, amortization	(3,743,700)	(2,929,400)
Total oil and gas properties, net	30,851,057	31,615,360
OTHER ASSETS
Other property and equipment, net	581,990	790,131
Total other assets	581,990	790,131
TOTAL ASSETS	$32,127,324	$33,445,227
LIABLITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Accounts payable	$101,563	$61,966
Accrued liabilities	82,117	512,049
Commodity price hedging contracts, current	15,954	—

Total current liabilities	199,634	574,015
NONCURRENT LIABILITIES
Asset retirement obligation, non-current	341,794	329,761
Line of credit	12,600,000	10,898,703
Note payable, related party	12,440,166	55,135,680
Total non-current liabilities	25,381,960	66,364,144
Total liabilities	25,581,594	66,938,159
COMMITMENTS AND CONTINGENCIES (Note 2)
PARTNERS' CAPITAL
Capital, ER FLP	(33,488,787)	(28,332,856)
Capital, RM LLC	(4,144)	(3,629)
Capital, Roosevelt Investments	44,165,638	—
Current year net loss	(4,126,977)	(5,156,447)
Total partners' capital	6,545,730	(33,492,932)
TOTAL LIABLITIES AND PARTNERS' CAPITAL	$32,127,324	$33,445,227

The Notes to Financial Statements are an integral part of this statement.

Roosevelt Resources, L.P.

Statements of Operations

Nine Month Periods Ended September 30, 2024 and 2023

(Unaudited)

	Nine Months Ended September 30,
	2024	2023
REVENUES
Crude oil and natural gas revenues	$4,319,845	$4,866,176

EXPENSES
Lease operating expense	2,141,876	2,184,530
Production taxes	204,824	228,378
General and administrative expenses	611,211	104,510
Management fee expense	1,889,018	1,640,985
Participation agreement expenses	113,071	93,357
Depreciation, depletion and amortization	1,022,442	1,661,163
Accretion of asset retirement obligation	12,033	11,429

Total expenses	5,994,475	5,924,352

Loss from operations	(1,674,630)	(1,058,176)

OTHER EXPENSES
Interest expense	(2,436,393)	(2,395,080)
Net realized and unrealized loss on	(15,954)	(84,069)
commodity price hedging contracts

Total other (expense)	(2,452,347)	(2,479,149)

NET LOSS	$(4,126,977)	$(3,537,325)

The Notes to Financial Statements are an integral part of this statement.

Roosevelt Resources, L.P.

Statements of Changes in Partners’ Capital

Nine Months Ended September 30, 2024 and 2023

(Unaudited)

	E. R. Family Limited Partnership	Roosevelt Management, LLC	Roosevelt Investments	Total Partners' Capital
BALANCE, December 31, 2023	$(33,488,787)	$(4,144)	$—	$(33,492,931)
Convert debt (principal) to equity	—	—	44,165,638	44,165,638
Net loss	(4,126,564)	(413)	—	(4,126,977)
BALANCE, September 30, 2024	$(37,615,351)	$(4,557)	$44,165,638	$6,545,730
BALANCE, December 31, 2022	$(28,332,856)	$(3,629)	$—	$(28,336,485)
Net loss	(3,536,971)	(354)	—	(3,537,325)
BALANCE, September 30, 2023	$(31,869,827)	$(3,983)	$—	$(31,873,810)

The Notes to Financial Statements are an integral part of this statement.

Roosevelt Resources, L.P.

Statements of Cash Flows

Nine Months Ended September 30, 2024 and 2023

(Unaudited)

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,126,977)	$(3,537,325)
Adjustments to reconcile net loss
to net cash used in operating activities
Depreciation, depletion, and amortization	1,022,442	1,661,163
Interest paid-in-kind	1,681,878	1,509,408
Accretion of asset retirement obligation	12,033	11,429
Commodity price hedging contracts unrealized gain	15,954	81,524
Change in operating assets and liabilities
Accounts/affiliate receivable	150,958	(228,743)
Accounts/affiliate payable	1,752,844	640,348
Accrued liabilities	(429,932)	(169,342)
Net cash provided by (used in) operating activities	79,200	(31,538)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures on oil and gas properties	(49,996)	(428,182)
Additions to other property and equipment	—	—
Net cash (used in) investing activities	(49,996)	(428,182)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	2,165,150	—
Repayment of line of credit	(712,321)	—
Cash paid for debt origination costs	124,234	—
Proceeds from note payable	115,000	490,000
Repayment of note payable	(2,040,000)	—
Net cash provided by (used in) financing activities	(347,937)	490,000
Net change in cash and cash equivalents	(318,733)	30,280
CASH AND CASH EQUIVALENTS, beginning of year	350,326	102,863
CASH AND CASH EQUIVALENTS, end of year	$31,593	$133,143
SUPPLEMENTAL SCHEDULE
Investing and financing activities
Cash paid for interest	$712,321	$306,674
Cash paid for taxes	$9,126	$3,104
Non cash conversion of debt to equity	$44,165,638	$—

The Notes to Financial Statements are an integral part of this statement.

Note 1. Nature of Business Organization and Business

Roosevelt Resources, L.P. (the Company), a Texas-based limited partnership established September 2011, operates within the oil and gas sector, focusing on the extraction and trade of natural resources. The Company’s primary operational sites are located in Yoakum County, Texas. The Company will dissolve on December 31, 2075 according to the partnership agreement.

There are two classes of partner capital, limited partner and general partner. The general partner, Roosevelt Management, LLC (RM LLC), manages the entity and is liable for debts and obligations arising from the Company. The limited partners, E.R. Family Limited Partnership (ER FLP) and Roosevelt Investments (RI) are comprised of passive investors who contribute capital but do not participate in management. The limited partner financial interest is proportional to the related capital contributions and entitle the partner to periodic distributions determined by the general partner. The limited partner liabilities are limited to the respective contributed capital.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies Basis of Accounting

The Company's financial statements have been prepared using the accrual basis of accounting where revenues are recognized when earned and expenses are recognized when incurred. The basis of accounting conforms to accounting principles generally accepted in the United States of America (GAAP). These interim financial statements and notes should be read in conjunction with the Company’s year ended December 31, 2023 and 2022 financial statements and notes.

In the opinion of management, all adjustments, of a normal recurring nature, considered necessary for a fair presentation have been included in the financial statements. The results of operations for the nine months ended September 30, 2024 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2024.

Going Concern

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern over the next twelve months from the date of issuance of these financial statements, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2024, the Company had accumulated losses net of contributions since inception of ($37,619,908) and is projecting further losses from operations. As of September 30, 2024, the Company had liquid assets of $397,436, including $31,593 in cash and $365,843 of oil and gas receivables. The Company had current liabilities of $199,634, including $101,563 of accounts payable, $82,117 of accrued liabilities and $15,954 for unrealized losses on derivative contracts. Based on the Company’s cash balance as of September 30, 2024, and projected cash needs for the twelve months following the issuance of these financial statements, management estimates that it will need to raise additional capital to cover operating requirements, raising substantial doubt about the entity’s ability to continue as a going concern for one year after the date these financial statements were available to be issued.

Historically, the Company has funded operating shortfalls by receiving loans and or contributions from its parent company, Roosevelt Investments, and by drawing on its line of credit with Prosperity Bank (see note 6). Management’s plans to alleviate the substantial doubt include obtaining additional funding from RI and others.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current period presentation. These reclassifications are immaterial to the financial statements as a whole and do not affect total assets, liabilities, partners’ capital, or net loss for the periods presented.

Risks and Uncertainties

As a producer of crude oil and natural gas, the Company’s revenue, profitability and future growth are substantially dependent upon the prevailing and future prices for crude oil and natural gas, which are dependent upon numerous factors beyond its control such as economic, geopolitical, political and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile, and there can be no assurance that the prices for crude oil or natural gas will not be subject to wide fluctuations in the future. A substantial or extended decline in prices for crude oil and to a lesser extent, natural gas, could have a material adverse effect on the Company’s financial position, results of operations, cash flows, the quantities of crude oil and natural gas reserves that may be economically produced and the Company’s access to capital.

Commitments and Contingencies

As of September 30, 2024, the Company is not involved in any material pending legal proceedings or claims, and there are no known contingencies that could reasonably be expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows. The Company continually evaluates any potential liabilities related to legal, environmental, or other matters and discloses them as required under accounting standards. However, no such liabilities or claims were identified as of the balance sheet date.

Concentrations of Market and Credit Risk

The future results of the Company’s operations will be affected by the market prices of crude oil, and natural gas. The availability of a ready market for crude oil and natural gas products in the future will depend on numerous factors beyond the Company’s control, including weather, imports, marketing of competitive fuels, proximity and capacity of crude oil and natural gas pipelines and other transportation facilities, any oversupply or undersupply of crude oil and natural gas, the environmental and climate change regulatory laws, the economic environment and other regional and political events, none of which can be predicted with certainty. Commodity prices have been volatile in recent years and could be volatile in the future. A substantial or extended decline in the price of crude oil could have a material adverse effect on the Company’s financial position, cash flows and results of operations.

The Company’s receivables include amounts due from purchasers of its crude oil and natural gas production and amounts due from joint interest partners for their respective portions of operating expenses and development costs. While certain of these customers and joint interest partners are affected by periodic downturns in the economy in general or in their specific segment of the oil and gas industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been and will continue to be immaterial to the Company’s results of operations over the long term.

For the nine months ended September 30, 2024 and 2023, 100% of the Company’s total revenue was earned from two customers. Amounts due from these customers included in crude oil and natural gas receivable on September 30, 2024 and 2023, were $365,843 and $446,922, respectively.

The Company manages market and counterparty credit risk. In the normal course of business, collateral is not required for financial instruments with credit risk. Financial instruments, which potentially subject the Company to credit risk, consist principally of cash balances and derivative financial instruments. The Company believes the credit quality of its customers is generally high. In the normal course of business, letters of credit or parent guarantees are required for counterparties which management perceives to have a higher credit risk.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company’s cash and cash equivalents are generally held in financial institutions in amounts that may exceed the insurance limits of the Federal Deposit Insurance Corporation. However, management believes that the Company’s counterparty risks are minimal based on the reputation and history of the institutions selected.

Accounts Receivable and Allowance for Credit Losses

Accounts receivables are stated at their estimated realizable value. Management reviews accounts receivable on a regular basis to determine if any receivables will be uncollectible. Accounts receivable and affiliate receivable at January 1, 2024 and 2023 cumulatively were $689,410 and $624,259, respectively.

The Company utilizes the aging method in determining its lifetime expected credit losses on its receivables. This method is used for calculating an estimate of losses based primarily on the Company's historical loss experience. In determining its loss rates, the Company evaluates information related to its historical losses, adjusted for current conditions, and further adjusted for the period of time that can be reasonably forecasted. Qualitative and quantitative adjustments related to current conditions and the reasonable and supportable forecast period consider all the following: past due receivables, the customer creditworthiness, changes in the terms of receivables, effect of other external forces such as competition, and legal and regulatory requirements on the level of estimated credit losses in the existing receivables. For receivables that are not expected to be collected within the normal business cycle, the Company considers the current and forecasted direction of the economic and business environment. Such forecasted information includes Gross Domestic Product (GDP) growth and interest rates amongst others. Based on the aging method, the Company has determined no allowance for credit losses is required as of September 30, 2024 and December 31, 2023.

Oil and Gas Properties, Successful Efforts Method

The Company accounts for oil and natural gas properties using the successful efforts method. Under this method of accounting, costs relating to the acquisition and development of proved areas are capitalized when incurred. The costs of developed wells are capitalized whether productive or non-productive. Leasehold acquisition costs are capitalized when incurred. If proved reserves are found on an unproved property, leasehold costs are transferred to proved properties. Exploration dry holes are charged to expense when it is determined that no commercial reserves exist. Other exploration costs, including personnel costs, geological and geophysical expenses and delay rentals for oil and natural gas leases, are charged to expense when incurred. The costs of acquiring or constructing support equipment and facilities used in oil and gas producing activities are capitalized. Production costs are charged to expense as incurred and are those costs incurred to operate and maintain our wells and related equipment and facilities. There was no expense for geological and geophysical costs for the nine months ended September 30, 2024 and 2023.

Depletion of producing oil and natural gas properties is calculated by field and recorded using the units of production (UOP) method. Acquisition costs of proved properties are amortized on the basis of all proved reserves, developed and undeveloped, and capitalized development costs (wells and related equipment and facilities) are amortized on the basis of proved developed reserves. Proved reserves are estimated annually by management and an in-house reservoir engineer and are subject to future revisions based on availability of additional information. The Company’s in-house reservoir engineer prepares an updated estimate of reserves each quarter. Depletion is calculated annually based upon the latest estimated reserves data available.

Reserves and their relation to estimated future net cash flows impact the Company’s depletion and impairment calculations. The Company prepares its reserve estimates and the projected cash flows derived from these reserve estimates. The Company’s reserve estimates are a function of many factors including the quality and quantity of available data, interpretation of that data, various economic assumptions, and judgements made by the individuals preparing the estimates.

Upon sale or retirement of completed fields of depreciable or depletable property, the book value thereof, less proceeds from sale or salvage value, is charged to income. On sale or retirement of an individual well, the proceeds are credited to accumulated depletion and depreciation, if doing so does not materially impact the depletion rate of the related amortization base.

Oil and natural gas properties are reviewed for impairment when facts and circumstances indicate that their carrying value may not be recoverable. The Company compares net capitalized costs of proved oil and natural gas properties to estimated undiscounted future net cash flows using management’s expectations of future oil and natural gas prices. These future price scenarios reflect the Company’s estimation of future price volatility. If net capitalized costs exceed estimated undiscounted future net cash flows, the measurement of impairment is based on estimated fair value, using estimated discounted future net cash flows. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices are embedded in the Company’s estimated cash flows. The Company did not recognize any impairment expense on proved properties for the nine months ended September 30, 2024 and 2023.

Unproved properties are assessed for impairment, and if considered impaired, are charged to expense when such impairment is deemed to have occurred. These impairment assessments are affected by the estimates of future recoverable reserves, results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. No unproved impairment expense was recognized for the nine months ended September 30, 2024 and 2023.

Asset Retirement Obligations

The Company determines asset retirement obligations in accordance with ASC 410, Asset Retirement and Environmental Obligations (ASC Topic 410). The costs associated with retirement obligations primarily involve the removal and disposal of surface equipment, plugging and abandoning the wells and site restoration. ASC Topic 410 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including: 1) the timing of liability recognition, 2) initial measurement of the liability, 3) allocation of asset retirement cost to expense, 4) subsequent measurement of the liability, and 5) related financial statement disclosure. ASC Topic 410 requires that an asset retirement cost be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

The cost of the tangible asset, including the asset retirement obligation (ARO), is depleted over the life of the asset. AROs are recorded at estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligations discounted at the Company’s credit-adjusted risk-free interest rate. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. If estimated future costs of AROs change, an adjustment is recorded to both the ARO and the long-lived asset. Revisions to estimated AROs can result from changes in retirement cost estimates including revisions to estimated inflation rates, revisions to estimated discount rates and changes in the estimated timing of abandonment.

Derivatives

The Company uses derivative instruments to manage market risks resulting from fluctuations in the prices of crude oil and natural gas commodities. The Company enters into derivative contracts, including price swaps, caps and floors, which require payments to (or receipts from) counterparties based on the differential between a fixed price and a variable price for a fixed quantity of the applicable commodity without the exchange of underlying volumes. The notional amounts of these financial instruments are based on expected production from existing wells. The Company recognizes derivative instruments as assets or liabilities in the balance sheet, measured at fair value and marked-to-market at the end of each period. Any realized gains and losses on settled derivatives, as well as mark-to-market gains or losses, are aggregated and recorded to net realized and unrealized loss on commodity price hedging contracts on the statements of operations. See Note 5 for a description of the derivative contracts into which the Company has entered.

Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosure (ASC Topic 820), defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. ASC Topic 820 provides a framework for measuring fair value, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

The three-level fair value hierarchy for disclosure of fair value measurements defined by ASC Topic 820 is as follows:

Level 1

Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2

Inputs, other than quoted prices within Level 1, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3

Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the nine months ended September 30, 2024 and 2023.

Fair Value Measured on a Recurring Basis

The fair value of the Company’s commodity derivative instruments is determined based upon future prices, volatility and time to maturity, among other things. Counterparty statements are utilized to determine the value of the commodity derivative instruments and are reviewed and corroborated using various methodologies and significant observable inputs. The Company’s and the counterparties’ nonperformance risk is evaluated. The fair value of commodity derivative contracts is reflected in the balance sheet. The current derivative asset and liability amounts represent the fair values expected to be settled in the subsequent twelve months. All of the Company’s commodity derivative contracts are classified as level 2 within the fair value hierarchy.

Financial assets measured at fair value on a recurring basis as of September 30, 2024 and December 31, 2023 totaled $15,954 and $0, respectively.

Fair Value Measured on a Non-Recurring Basis

The initial measurement of asset retirement obligations is measured at fair value and is considered a
Level 3 measurement due to management assumptions used in its estimation. Key unobservable assumptions include the credit adjusted risk free rate, inflation rate, estimated plugging costs and estimated remaining lives of the wells.

Property and Equipment

The Company capitalizes equipment additions, betterments and major improvements at cost. Maintenance and repairs are expensed as incurred. Upon the retirement, sales, or other dispositions of fixed assets, the respective cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income of the current period. Depreciation is provided on the straight-line method based on an estimated useful life of seven years.

Depreciation expense for the nine months ended September 30, 2024 and 2023 totaled $208,142 and $562,663, respectively.

Income Taxes

The Company is treated as a flow-through entity for federal income tax purposes. Any taxable federal income of the Company and related tax credits are deemed to pass to the Partners and are included in the Partners’ tax returns, irrespective if any such net taxable income or tax credits have actually been distributed. Therefore, no tax provision is reflected in the Company's financial statements.

Revenue Recognition

The Company enters into contracts with customers to sell its produced oil and natural gas. Currently, the Company sells crude oil and natural gas products in the United States through a single reportable segment. Revenue attributable to these contracts is recognized in accordance with the five-step revenue recognition model prescribed in Accounting Standards Codification 606 "Revenue from Contracts with Customers". Specifically, revenue is recognized when the Company’s performance obligations under these contracts are satisfied, which generally occurs when control of the crude oil and natural gas transfers to the purchaser and collectability of the consideration is considered probable. Given the nature of the Company’s products sold, the Company has concluded that control transfers to its customers at a point in time. This generally occurs when oil or natural gas has been delivered to a pipeline or a tank lifting has occurred. Consideration under our crude oil and natural gas marketing contracts is typically received one to two months in arrears after the date of sale which is standard for the industry. The Company has no unsatisfied performance obligations at the end of the reporting period. There are no costs to obtain contracts for the nine months ended September 30, 2024 and 2023.

The Company does not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Crude Oil Sales

The Company's oil sales contracts are generally structured such that the Company sells its oil production to the purchaser at a contractually specified delivery point at or near the wellhead. The crude oil production is priced on the delivery date based upon prevailing index prices less certain deductions related to oil quality and physical location. Since the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the statement of operations as they represent part of the transaction price of the contract. The Company recognizes revenue when control transfers to the purchaser upon delivery at the net price received from purchaser. The sales of crude oil as presented on the Company’s Statement of Operations represent the Company’s share of revenues net of royalties and excluding revenue interests owned by others. When selling crude oil on behalf of royalty owners or working interest owners, the Company is acting as an agent and thus reports the revenue on a net basis.

Natural Gas Sales

The Company sells its natural gas production to third party purchasers at a contractually specified delivery point at or near the wellhead or at a collection point for processing. Pricing provisions are tied to a market index, with certain deductions based on, among other factors, whether a well delivers to a gathering or transmission line, quality of natural gas, and prevailing supply and demand conditions, so that the price of the natural gas fluctuates to remain competitive with other available natural gas supplies. The Company recognizes revenue upon delivery of the natural gas to third party purchasers based on the relevant index price net of deductions. When the Company sells natural gas to a processor at the collection point and marketing charges are incurred after control has passed to the processor, those charges are included in the net price recorded as revenue. The sales of natural gas as presented on the Company’s statement of operations represent the Company’s share of revenues net of royalties and excluding revenue interests owned by others. When selling natural gas on behalf of royalty owners or working interest owners, the Company is acting as an agent and thus reports the revenue on a net basis.

The following table presents the revenue by type for nine months ended September 30, 2024 and 2023:

	2024	2023
Crude oil	$4,427,491	$4,861,101
Natural gas	503,003	452,299
Less gathering and processing	(610,649)	(447,224)
Natural gas, net	(107,646)	5,075
Total revenues, net	$4,319,845	$4,866,176

Use of Estimates

In accordance with GAAP, the Company's management is obligated to make estimates and assumptions during the preparation of financial statements. These factors influence the recorded values of assets and liabilities, as well as the disclosure of contingent assets and liabilities as of the financial statement date, and the reported figures for revenues and expenses throughout the reporting period.

Significant estimates affecting the financial statements have been prepared on the basis of the most current and best available information. The estimates and assumptions include but are not limited to inputs used to the estimate of proved oil and natural gas reserves and related present value estimates of future net cash flows therefrom. Additional assumptions are used when estimating the Company’s asset retirement obligations. These estimates and assumptions are based on management’s best estimates and judgements. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

New Accounting Standards Not Yet Adopted

Upon consummation of the Merger transaction (see Note 8), the Company will be a public company. We have therefore considered the following recently issued accounting pronouncements and the impact they will have on the Company’s financial statements after the Merger Transaction. In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU updates reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. The amendments in this ASU are effective for public entities for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company does not believe this standard will have a material impact on its financial statements.

In November 2024 and January 2025, the FASB issued ASU 2024-03 and ASU 2025-01, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40).” This guidance requires entities to disclose disaggregated information about certain income statement expense line items in the notes to the financial statements. This guidance is effective for annual reporting periods beginning after December 15, 2026. The Company is currently evaluating the impact of these ASUs on its financial statements.

Note 3. Oil and Gas Properties

Depletion expense for the nine months ended September 30, 2024 and 2023 totaled $814,300 and $1,098,500, respectively.

The following table summarizes the Company's oil and gas activities by classification as of September 30, 2024 and December 31, 2023:

	2024	2023
Leasehold costs - developed	$863,387	$863,387
Lease & well equipment	7,728,464	7,728,464
Intangible drilling and completion costs	20,158,416	20,158,416
Proved oil and gas properties	28,750,267	28,750,267
Accumulated depletion, depreciation and amortization	(3,743,700)	(2,929,400)
Proved oil and gas properties, net	25,006,567	25,820,867
Leasehold costs - unproved	5,844,490	5,794,493
Total oil and gas properties, net	$30,851,057	$31,615,360

Note 4. Asset Retirement Obligation

Accretion expense associated with asset retirement obligations was $12,033 and $11,429 for the nine months ended September 30, 2024 and 2023, respectively.

The Company used the following inputs in its calculation of its asset retirement obligations for the nine months ended September 30, 2024 and year ended December 31, 2023:

	2024	2023
Inflation rate	2.51%	2.51%
Credit adjusted risk free rate (discount factor)	4.89%	4.89%
Estimated remaining useful life	41 years	42 years

The following table summarizes the changes in the Company's asset retirement obligations as of September 30, 2024 and December 31, 2023.

	Long-term	Total
Balance, January 1, 2022	$314,388	$314,388
Accretion	15,373	15,373
Balance, December 31, 2023	$329,761	$329,761
Accretion	12,033	12,033
Balance, September 30, 2024	$341,794	$341,794

Note 5. Derivative Financial Instruments

Derivative Gains and Losses

Cash receipts and payments reflect the gains or losses on derivative contracts which matured during the applicable period, calculated as the difference between the contract price and the market settlement price of matured contracts. The derivative contracts of the Company are settled based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on the New York Mercantile Exchange (NYMEX) West Texas Intermediate. Non-cash gains and losses represent the change in fair value of derivative instruments which continued to be held at period end and the reversal of previously recognized non-cash gains or losses on derivative contracts that matured during the period.

The following table represents the Company’s derivative activity for the nine months ended September 30, 2024 and 2023:

	2024	2023
Realized loss on derivatives	$—	$2,545
Unrealized loss on derivatives	15,954	81,524
Net realized and unrealized loss on
commodity price hedging contracts	$15,954	$84,069

All derivative financial instruments are recognized at their current fair value as either assets or liabilities in the balance sheet. The Company determines the current and long-term classification based on the timing of expected future cash flows of individual trades. Amounts related to contracts allowed to be netted upon payment subject to a master netting arrangement with the same counterparty are reported on a net basis in the combined balance sheets. Open derivative contracts at September 30, 2024 and December 31, 2023 totaled $15,954 and $0, respectively.

The Company has not designated any derivative instruments as hedges for accounting purposes and does not enter into such instruments for speculative trading purposes. If a derivative does not qualify as a hedge or is not designated as a hedge, the changes in the fair value are recognized in the Company’s statements of operations as a net realized and unrealized loss on commodity price hedging contracts. Unrealized gains and losses on derivatives represent changes in fair values of derivatives that have not been settled.

Note 6. Credit Agreement and Long-Term Debt

Prosperity Bank

On December 10, 2020, the Company entered into a line of credit agreement with Prosperity Bank (the “Original Prosperity Agreement”) for a maximum borrowing capacity not to exceed the lesser of a borrowing base of $5,321,759 or $15,000,000, which had a maturity date of December 10, 2022. Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate plus .75%, or 4%. The line of credit was secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants.

On July 14, 2021, the Original Prosperity Agreement was amended and restated, and the Company entered into an amended and restated term loan agreement with Prosperity Bank for a maximum borrowing capacity not to exceed the lesser of a borrowing base of $8,891,090 or $15,000,000, which had a maturity date of December 10, 2022. Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate plus .75%, or 4%. The line of credit was secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants.

On March 10, 2022, the Original Prosperity Agreement was amended and restated and, the Company entered into an amended and restated term loan agreement with Prosperity Bank for a maximum borrowing capacity not to exceed the lesser of a borrowing base of $11,662,394 or $15,000,000, which had a maturity date of December 10, 2023. Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate plus .75%, or 4%. The line of credit was secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants.

On July 20, 2022, the Original Prosperity Agreement was amended and restated and, the Company entered into an amended and restated term loan agreement with Prosperity Bank for a maximum borrowing capacity not to exceed the lesser of a borrowing base of $13,166,349 or $15,000,000, which had a maturity date of December 10, 2023. Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate plus .75%, or 4% (8.50% as of September 30, 2024). The line of credit was secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants.

On October 10, 2023, the Original Prosperity Agreement was amended and restated and, the Company entered into an amended and restated term loan agreement with Prosperity Bank for a maximum borrowing capacity not to exceed the lesser of a borrowing base of $11,936,382 or $15,000,000, which had a maturity date of December 10, 2023. Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate plus .75%, or 4% (8.50% as of September 30, 2024). The line of credit was secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants.

On December 8, 2023, the Original Prosperity Agreement was amended and restated and, the Company entered into an amended and restated term loan agreement with Prosperity Bank for a maximum borrowing capacity not to exceed the lesser of a borrowing base of $10,936,382 or $15,000,000, which had a maturity date of June 10, 2024. Interest was payable monthly at the greater of a variable rate per annum equal to Prime Rate plus .75%, or 4% (8.50% as of September 30, 2024). The line of credit was secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants.

As of December 31, 2023, the line of credit had an outstanding balance of $10,898,703.

On March 29, 2024, the Original Prosperity Agreement was amended and restated and, the Company entered into an amended and restated term loan agreement with Prosperity Bank with maximum borrowing capacity of $13,000,000, with a maturity date of March 29, 2026 (Amended Prosperity Agreement). Interest is payable monthly at the greater of a variable rate per annum equal to Prime Rate or 5.50%. The average interest rate for the nine months ended September 30 ,2024 was 8.75%. The line of credit was secured by substantially all assets of the Company. The line of credit agreement required the Company to comply with certain financial and nonfinancial covenants commencing on December 31, 2024.

As of September 30, 2024, the line of credit had an outstanding balance of $12,600,000.

The average effective interest rate for the nine months ended September 30, 2024 and 2023 was 8.75% and 8.86%, respectively.

On December 9, 2024, the Original Prosperity Agreement was amended and restated and, the Company entered into an amended and restated term loan agreement with Prosperity Bank with maximum borrowing capacity of $14,000,000, with a maturity date of June 30, 2025 (Amended Prosperity Agreement). Interest is payable monthly at the greater of a variable rate per annum equal to Prime Rate or 5.50%. The line of credit is secured by substantially all assets of the Company. The line of credit agreement requires the Company to comply with certain financial and nonfinancial covenants commencing on December 31, 2024.

Note Payable – Related Party

On March 1, 2023, the Company entered into a note payable agreement with Roosevelt
Investments, L.P., an entity that owns the majority of the limited partnership interest in the Company. The note payable provides a principle sum of $60,000,000 and matures on July 1, 2028. Interest accrues annually at a rate of 4% per annum. All outstanding principal and interest are due upon maturity. The Company recorded $1,681,878 as interest paid-in-kind for the period ended September 30, 2024.

The note payable agreement with Roosevelt Investments, L.P. was modified effective September 30, 2024 by entering into a “Debt Exchange and Joinder Agreement” which was essentially a debt for equity swap whereby (i) the principle balance of the Note ($44,165,637.55) was deemed terminated in full and null, void of and of no further force or effect; and (ii) the accrued interest balance on the Note ($12,440,165.70) was deemed to cease accruing additional interest as of this date and was ultimately forgiven in total on December 31, 2024.

A summary of long-term debt as of September 30, 2024 consists of the following:

2024
Line of credit	$12,600,000
Notes payable	—
Total long-term debt	12,600,000
Less current maturities of long-term debt	12,600,000
Long-term debt, net	$—

Scheduled principal payments were as follows as of September 30, 2024:

Years Ending
December 31,
2024	$—
2025	12,600,000
2026	—
2027	—
2028	—
Total	$12,600,000

Note 7. Related-Party Transactions

The Company is party to a management agreement with an affiliated company, ER Operating Company (ER Operating). The purpose of the agreement is for ER Operating to manage the operations of the Company’s oil, gas, and mineral properties. The Company holds title to the subject properties. The Company has outstanding affiliate receivable of $208,842 and $242,488 due from ER Operating at September 30, 2024 and December 31, 2023, respectively.

The Company is a party to a management agreement with Roosevelt Investments, for the purpose of providing certain accounting and reporting, human resources, information technology, and other services (to exclude legal services) for a management fee. For the nine months ended September 30, 2024 and 2023 the Company incurred management fees of $1,889,018 and $1,640,985, respectively, which are included in the statement of operations.

Note 8. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through February 14, 2025. These financial statements were available for distribution on February 14, 2025.

The Company and Arcadia Biosciences announced December 5, 2024 that the two parties had entered into a securities exchange agreement which will combine the two companies in an all-stock transaction (the “Merger Transaction”). Arcadia will issue to the partners of the Company shares of Arcadia common stock at the closing of the transaction in exchange for all of the equity interests in Roosevelt. Following the closing of the transaction, the current equity owners of Roosevelt and the Arcadia stockholders as of the closing are expected to own approximately 90% and 10%, respectively, of the outstanding shares of Arcadia, subject to certain possible adjustments as provided in the definitive agreement. The combined entity expects to file with the Securities and exchange Commission a Registration Statement on Form S-4 to register the shares to be issued in the exchange transaction and seek approval from the Acadia stockholders of the transaction and related matters.

The Prosperity Bank Loan was amended on December 9, 2024, with the repayment terms modified as follows:

•
Interest only payments monthly for the first 18 months.
•
Principal and interest paid monthly for the next 6 months (Months 19-24), based on a 20-Year amortization.
•
If borrower elects to extend the maturity date for 5-years from June 30, 2025, then: Principal and interest continue to be paid monthly for the 5-year extended term, based on a 20-Year amortization.
•
Any remaining balance due in full on June 30, 2030.

The Company entered into the following gas hedge contracts in September and October 2024:

•
Gas collar for periods October 31, 2024 through December 31, 2025 totaling 112,500 MMBTU at a floor of $2.50 and a ceiling of $4.00;
•
Gas basis swap for the periods October 1, 2024 through December 31, 2025 for 112,500 MMBTU at a price based on the Henry Hub less $1.085;
•
Gas basis swap for the month of October 31, 2024 for 7,500 MMBTU at a price based on the
El Paso, Permian Basin (inside FERC) less $0.09;
•
Gas basis swap for the month of November 30, 2024 for 7,500 MMBTU at a price based on the
El Paso, Permian Basin (inside FERC) less $0.12.

As of January 1, 2025, Roosevelt Resources, L.P. became the operator of all the properties. Roosevelt Resources, L. P. is now paying all the operating invoices directly and will be processing joint interest billings and distributing revenue to all of the owners. ER Operating Co was the prior operator.

Annex A

SECURITIES EXCHANGE AGREEMENT

by and among

ARCADIA BIOSCIENCES, INC.,

ROOSEVELT RESOURCES, LP,

AND

ELLIOTT ROOSEVELT JR. AND DAVID A. ROOSEVELT,

in their capacities as Representatives of the Limited Partners dated as of December 4, 2024

-i-

(Continued)

Section 5.6	Consents and Approvals	30
Section 5.7	Legal Proceedings	31
Section 5.8	No Broker	31
Section 5.9	Compliance with Applicable Law	30
Section 5.10	Agreements with Governmental Authorities	32
Section 5.11	Material Contracts	32
Section 5.12	Insurance Coverage	33
Section 5.13	Taxes	34
Section 5.14	Employees; Employee Benefit Plans; ERISA	34
Section 5.15	Intellectual Property	37
Section 5.16	Privacy	38
Section 5.17	Environmental Matters	38
Section 5.18	Suspense Funds	39
Section 5.19	Royalties and Working Interest Payments	39
Section 5.20	Leases and Fee Minerals	39
Section 5.21	Oil and Gas Matters	40
Section 5.22	Limitations on Representations and Warranties	40
Section 5.23	Related Party Transactions	40
Section 5.24	Information Supplied	40
Section 5.25	Absence of Certain Changes	40

Article V-A REPRESENTATIONS AND WARRANTIES OF THE LIMITED PARTNERS		41

Article VI COVENANTS		41

Section 6.1	Conduct of Business by the Company	41
Section 6.2	Acquisition Proposals	43
Section 6.3	Preparation of the Proxy Statement / Prospectus; Shareholders Meeting	45
Section 6.4	Review of Business	47
Section 6.5	Confidentiality and Announcements	47
Section 6.6	Regulatory Matters; Third Party Consents	47
Section 6.7	Notification of Certain Matters	48
Section 6.8	Expenses	48
Section 6.9	Further Assurances	48
Section 6.10	Employees and Employee Benefits	48
Section 6.11	Director & Officer Indemnification	49
Section 6.12	Conversion of Debt	50
Section 6.13	Tax Matters	50
Section 6.14	Anti-Takeover Statutes	50
Section 6.15	Matters	50
Section 6.16	Company Shareholder Proceedings	50
Section 6.17	Nasdaq Matters	51
Section 6.18	Conduct of Business by the Partnership	51

Article VII CONDITIONS TO THE CONSUMMATION OF THE TRANSACTIONS		52

Section 7.1	Mutual Conditions	52
Section 7.2	Conditions to the Obligations of the Partnership	52

-ii-

(Continued)

-iii-

(Continued)

SCHEDULES

Schedule 2.1	Limited Partners Partnership Interests
Schedule 2.3	Officers and Directors of the Company - Post Acquisition
Schedule 2.4(a)	Company Charter - Post Acquisition
Schedule 2.4(b)	Company Bylaws - Post Acquisition
Schedule 3.2(b)(i)(A)	Liability Payoff Amounts
Schedule 3.2(b)(i)(I)	Employees
DISCLOSURE SCHEDULES

Company Disclosure Schedule

Section 1.1(a) – Individuals with Knowledge
Section 4.1(c) – Subsidiaries of the Company
Section 4.2(a) – Capitalization
Section 4.2(b) – Owned Voting Stock
Section 4.3(b) – Non-Violation
Section 4.3(c) – Consents
Section 4.3(f) – Directors and Officers of the Company and each of its Subsidiaries
Section 4.5(a) – Material Contracts
Section 4.7 – Legal Proceedings
Section 4.8(b) – Permits
Section 4.8(c) – Filings with Governmental Authorities
Section 4.9 – Insurance Coverage
Section 4.10(a) – Taxes
Section 4.10(i) – Tax Liability
Section 4.10(m) – Permanent Establishments
Section 4.10(n) – Membership Interests
Section 4.11 – Benefit Plans
Section 4.11(g) – Nonqualified Deferred Compensation
Section 4.11(h) – Agreements and Plans
Section 4.11(i) – Parachute Payments
Section 4.11(j) – Independent Contractors
Section 4.11(l) – Severance
Section 4.11(n) – Visa; Work Permits
Section 4.11(o) – Employee Information
Section 4.12(a) – Intellectual Property
Section 4.12(b) – Intellectual Property Infringement or Misappropriation
Section 4.13(c) – Breaches of Personal Data
Section 4.14(b) – Real Estate Leases and Subleases
Section 4.14(c) – Owned Real Property
Section 4.15 – Certain Changes
Section 6.1 – Business of the Company

Partnership Disclosure Schedule

-iv-

(Continued)

Section 1.1(b) – Individuals with Knowledge
Section 5.3 – Partnership Interests
Section 5.4(a) – Financial Statements
Section 5.5 – Material Adverse Effect; Absence of Changes
Section 5.6 – Consents
Section 5.8 – Broker or Finders Fees
Section 5.11 – Material Contracts
Section 5.12 – Insurance Coverage
Section 5.13(a) – Taxes
Section 5.13(i) – Tax Liability
Section 5.13(l) – Unclaimed Property
Section 5.14(a) – Benefit Plans
Section 5.14(g) – Nonqualified Deferred Compensation
Section 5.14(h) – Agreements and Plans
Section 5.14(i) – Parachute Payments
Section 5.14(j) – Independent Contractors
Section 5.14(l) – Severance
Section 5.14(n) – Visa; Work Permits
Section 5.14(o) – Employee Information
Section 5.14(a) – Intellectual Property
Section 5.15(b) – Intellectual Property Infringement or Misappropriation
Section 5.16(c) – Breaches of Personal Data
Section 5.17(c) – Remediation Activities
Section 5.18 – Suspense Funds
Section 5.20 – Leases and Fee Minerals

-v-

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT, dated as of December 4, 2024 (this “Agreement”), is by and among (i) Arcadia Biosciences, Inc., a Delaware corporation (the “Company”), (ii) Roosevelt Resources, LP, a Texas limited partnership (the “Partnership”), and (iii) Elliott Roosevelt, Jr., and David A. Roosevelt, each solely in his capacity as representative of the limited partners of the Partnership (together, the “Limited Partners Representatives” and each, a “Limited Partners Representative”). The Company, the Partnership and the Limited Partners Representative shall be referred to herein from time to time collectively as the “parties” and individually as a “party.”

RECITALS

WHEREAS, the parties desire to enter into this Agreement under which the parties propose that the Company issues shares of its common stock, $0.001 par value per share (the “Common Stock”), in consideration for (i) the contribution of all outstanding limited partnership interests (the “LP Interests”) of the Partnership held by its limited partners (the “Limited Partners”) and (ii) the contribution of all of the outstanding limited liability company membership interests (the “GP LLC Interest”, and together with the LP Interests, the “Partnership Interests”) in the limited liability company that is the general partner of the Partnership (the “General Partner”) held by the sole member of the General Partner (the “GP Member”, who, together with the Limited Partners, may simply be referred to as the “Limited Partners”), with such contributions and Common Stock issuances herein referred to as the “Exchange”; and

WHEREAS, the Limited Partners have appointed the Limited Partners Representatives to act in their name, place and stead, in connection with all matters related to this Agreement; and

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement, the Exchange and the other transactions contemplated hereby, taken together, are on terms that are advisable and in the best interest of the Company and its shareholders (the “Company Shareholders”) and (ii) unanimously adopted resolutions approving this Agreement, the Exchange and the other transactions contemplated hereby, declaring its advisability and recommending the approval by the Company Shareholders of the issuance of shares of Common Stock of the Company pursuant to this Agreement and the Exchange, and the other transactions contemplated hereby; and

WHEREAS, the Limited Partners Representatives have approved entering into this Agreement; and

WHEREAS, the Partnership has approved this Agreement; and

WHEREAS, as a material inducement to the Partnership’s and the Limited Partners Representatives’ willingness to enter into this Agreement, before or at the Closing, certain employees of the Partnership may execute and deliver new employment agreements with the Company (such agreements as may be approved by the Company, collectively, the “New Employment Agreements”); and

WHEREAS, for United States federal income tax purposes, it is intended that the Exchange will qualify as a tax-free contribution and exchange under the provisions of Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, immediately following the Exchange, the General Partner will become a wholly-owned subsidiary of the Company and the Company will hold all of the LP Interests of the Partnership; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Exchange and also to prescribe various conditions to the Exchange.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties agree as follows:

1

Article I

DEFINITIONs

Section 1.1 Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1.

“409A Plan” has the meaning set forth in Section 4.11(g).

“ACA” has the meaning set forth in Section 4.11(e).

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, share purchase, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any acquisition by any Person resulting in, or proposal or offer, in each case, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty-five percent (25%) or more of the total voting power of any class of equity securities of the Company (or of the surviving entity in a merger involving the Company, as applicable) or twenty-five percent (25%) or more of the total assets of the Company, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlling,” “controlled by” and “under common control with”) means the relevant Person has possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the introduction.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(b)(i)(B).

“Applicable Date” or “Applicable Period” means the date or period that is three years before the date of this Agreement as first written above.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law (whether statutory or common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive or judgment (including those of any self-regulatory organization) applicable to any of the Company, its Subsidiaries, the Partnership or any of their respective Affiliates, equity holders, properties, assets, business, operations, officers, directors, employees or agents, as the case may be.

“Applicable Pro Rata Share” means a fraction, expressed as a percentage (a) the numerator of which is the aggregate Exchange Consideration such Limited Partner is entitled to receive pursuant to this Agreement by virtue of the Exchange Shares issuable to such Limited Partners and (b) the denominator of which is the aggregate Exchange Consideration that all Limited Partners are entitled to receive pursuant to this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 5.4(a).

“Book Entry Shares” has the meaning set forth in Section 3.3(a).

“Burdensome Condition” has the meaning set forth in Section 6.6(b).

“Business Day” means any day that is not a Saturday, a Sunday, a legal holiday or other day on which commercial banks in Dallas, Texas are authorized or required by Applicable Law to close for regular banking business.

2

“Cash Amount” means $2,950,000 of the Company’s unencumbered, unrestricted cash and cash equivalents if the Closing Date occurs in December 2024, $2,150,000 if the Closing Date occurs in January 2025, $1,650,000 if the Closing Date occurs in February 2025, $1,250,000 if the Closing Date occurs in March 2025 and $950,000 if the Closing occurs after March 31, 2025, in each case (i) minus the amount of Unpaid Transaction Expenses (but taking into consideration and giving effect to Company Transaction Expenses that have been paid prior to the Closing Date and to Company Transaction Expenses that will be paid at the Closing), and (ii) plus the amount by which the items included in clause “(i)” of the definition of Company Transaction Expenses exceed $1,000,000, all determined in accordance with GAAP and consistent with the Company’s past accounting policies.

“Certificates” has the meaning set forth in Section 3.3(a).

“Change of Recommendation” has the meaning set forth in Section 6.2(b)(i)(A).

“Closing” has the meaning set forth in Section 3.2(a).

“Closing Date” has the meaning set forth in Section 3.2(a).

“Code” has the meaning set forth in the Recitals.

“Combined Company” means, after the Closing, the Company and the Partnership, and any subsidiaries of either, considered together as a single entity.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the introduction.

“Company Board” has the meaning set forth in the Recitals.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended to date.

“Company Disclosure Schedule” means the disclosure schedule in respect of this Agreement, dated as of the date of this Agreement, and delivered by the Company to the Partnership immediately prior to the execution and delivery of this Agreement.

“Company Employees” means all employees of the Company or any of its Subsidiaries, including any such individuals on a leave of absence.

“Company Insurance Policies” means any insurance contract, policy, certificate, binder, slip, cover or other agreement of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto relating to the Company, its business, assets or operations, or its Affiliates, officers, directors or employees.

“Company Options” means any issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire shares of capital stock of the Company (whether or not vested).

“Company Plans” has the meaning set forth in Section 4.11(a).

“Company Preferred Stock” means the Preferred Stock, $0.001 par value per share, of the Company.

“Company Recommendation” has the meaning set forth in Section 6.3(b).

“Company Reverse Stock Split Amendment” has the meaning set forth in Section 2.5.

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

3

“Company Shareholder Approval” means the adoption and approval of the issuance of shares pursuant to the Exchange, the Reverse Stock Split Proposal, the new Long-Term Incentive Plan and the other Transactions by the holders of the number of shares required for adoption or approval in accordance with the DGCL, the Company’s bylaws, rules of the NASDAQ Stock Exchange and the Company Charter, at the Company Shareholders Meeting duly called and held for such purpose.

“Company Shareholders” has the meaning set forth in the Recitals.

“Company Shareholders Meeting” has the meaning set forth in Section 6.3(a).

“Company Stock” has the meaning set forth in Section 4.2(a).

“Company Transaction Expenses” means, without duplication, all (i) fees, costs, expenses or other amounts incurred by the Company or any of its Subsidiaries paid or not yet paid as of the Closing Date in connection with the Company’s negotiation, documentation, implementation and/or consummation of the Exchange and other transactions contemplated by this Agreement and the other Transaction Documents, including amounts payable pursuant to this Agreement by any of the foregoing, including any fees paid to Lake Street Capital Markets, LLC, Northland Securities, Inc., or any other financial advisor, broker, or finder, and legal, engineering, consulting, accounting or other professional fees and disbursements, (ii) premiums and other costs associated with the D&O Tail Policy, and (iii) any severance, bonus, retention, change in control, transaction or settlement payments that become immediately payable to Company Employees (other than to TJ Schaefer and Mark Kawakami unless their employment terminates before or at the Closing) or other service providers of the Company or its Subsidiaries pursuant to an Existing Employment Agreement or otherwise as a result of or in connection with the Transactions, any gross-up or reimbursement amounts payable to Company Employees or other service providers with respect to any Taxes that may apply to such payments (including, without limitation, Taxes imposed under Code Sections 409A, 280G or 4999), and the employer portion of any employment Taxes that are incurred by the Company or its Subsidiaries in connection with the payment of any amounts described in this clause (iii).

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated August 9, 2024, between the Partnership and the Company.

“Contracts” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable obligation arrangement or agreement, whether written or oral.

“D&O Indemnified Party” has the meaning set forth in Section 6.11(a).

“D&O Tail Policy” has the meaning set forth in Section 6.11(b).

“DGCL” means the Delaware General Corporation Law as in effect as of the date of this Agreement and as the same may be amended from time to time.

“Deficit Amount” means as of the close of business on the second trading day before the Closing Date the amount by which the Company’s cash and cash equivalents is less than the Cash Amount.

“Effective Time” has the meaning set forth in Article II.

“Encumbrance” means, with respect to any property or asset, any pledge, lien, mortgage, charge, encumbrance, hypothecation, option, right of first refusal, right of first offer, security interest or other restriction of any kind or nature.

“Environmental Laws” means all Applicable Laws governing Environmental Matters.

4

“Environmental Matters” means any matters arising out of or relating to health and safety, or pollution or protection of the environment, including, without limitation, any of the foregoing relating to the use, generation, transport, treatment, storage, or disposal of any material defined as a “hazardous substance” or “hazardous waste” under any Applicable Law.

“Environmental Permits” has the meaning described below under Permits.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with the Company or its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange” has the meaning set forth in the Recitals.

“Exchange Act” has the meaning set forth in Section 4.4(a).

“Exchange Consideration” means the aggregate amount of Exchange Shares.

“Exchange Shares” has the meaning set forth in Section 3.1(a).

“Existing Employment Agreement” means a Contract, offer letter or agreement of the Company or any of its Subsidiaries with any current or former Company Employee to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services including any severance, termination, change in control or similar payment.

“Financial Statements” has the meaning set forth in Section 5.4(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Partner” has the meaning set forth in the Recitals.

“GP LLC Interests” has the meaning set forth in the Recitals.

“GP Member” has the meaning set forth in the Recitals.

“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or any foreign jurisdiction, any court, tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory body.

“Historical Financial Statements” has the meaning set forth in Section 5.4(a).

“Indebtedness” means, with respect to any Person, without duplication, any of the following liabilities, whether secured (with or without limited recourse) or unsecured, contingent or otherwise, (i) all liabilities for borrowed money, (ii) all obligations under purchase money financings and all liabilities evidenced by a note, bond, debenture, or other similar instruments, (iii) all obligations under capital leases to the extent required to be capitalized under GAAP and to the extent fully offset by a “right to use” asset account (which shall not include any obligations to pay rent or any other payment obligations under any Leases), (iv) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i), (ii) and (iii), (v) all reimbursement obligations under letters of credit to the extent such letters of credit have been drawn, (vi) all unpaid Taxes of the Company and its Subsidiaries for all Tax periods (or portions thereof) ending on or before the Closing Date; and (vii) all liabilities for accrued but unpaid interest expense and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case,

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with respect to any of the obligations of a type described in clauses (i) through (vi) above; provided, however, that notwithstanding the foregoing, Indebtedness shall exclude any trade payables incurred in the ordinary course of business and any Company Transaction Expenses.

“Intellectual Property” means all intellectual property, intellectual property rights and similar rights in any jurisdiction, including any and all of the following: all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, social media accounts, account names and handles, trade secrets and know-how (including processes, formulae, designs, methods, techniques, procedures and technology), registered and unregistered copyrights and other rights associated with works of authorship, software, patents, or applications, registrations, renewals, extensions and reissues of, and applications for or relating to any of the foregoing, and all goodwill associated with and symbolized by any of the foregoing.

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party after the date hereof in material breach of such agreement or covenant that the breaching party intentionally takes (or fails to take) with Knowledge of such party that such action or omission would or would reasonably be expected to, cause such material breach of such agreement or covenant. The failure to close the Transactions contemplated hereby by a Party when all closing conditions relating to such Party have been satisfied or waived shall constitute an Intentional Breach of this Agreement.

“Interim Financial Statements” has the meaning set forth in Section 5.4(a).

“Internal IT Systems” means the hardware, software, network and telecommunications equipment and internet-related information technology infrastructure owned or leased by the Company or its Subsidiaries, or the Partnership (as applicable), and used in the business of the Company or any of its Subsidiaries, or the Partnership (as applicable).

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” means, (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of those individuals set forth on Section 1.1(a) of the Company Disclosure Schedule and (b) with respect to the Partnership, the actual knowledge, after reasonable inquiry, of those individuals set forth on Section 1.1(b) of the Partnership Disclosure Schedule.

“Leases” has the meaning set forth in Section 4.14(b).

“Letter of Transmittal” means a letter of transmittal from the Transfer Agent on behalf of the Company that, among other things, informs Limited Partners how to obtain their Applicable Pro Rata Share of the Exchange Consideration, in form and substance reasonably satisfactory to the Partnership and the Company.

“Limited Partners” has the meaning set forth in the Recitals.

“Limited Partners Representatives” has the meaning set forth in the Introduction and as discussed in Article IX hereof.

“Limited Partners Representatives Written Consent” has the meaning set forth in Section 6.3.

“Long-Term Incentive Plans” means the Company’s 2006 Stock Plan, as amended, the Company’s 2015 Omnibus Equity Incentive Plan, and the Company’s 2015 Employee Stock Purchase Plan, in effect.

“LP Interests” has the meaning set forth in the Recitals.

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“Material Adverse Effect” means (a) any event, condition, change, circumstance, development, result, occurrence, fact, or effect that, individually or in the aggregate, has or is reasonably likely to have a material adverse impact on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, or the Partnership (as applicable), except to the extent any such event, condition, change, circumstance, development, result, occurrence, fact, or effect relates to, arises out of or results from (i) changes in United States, regional, international or global economic, industry, policy or market conditions (including general changes in credit availability and liquidity, interest rates, currency exchange rates or prices of securities or commodities generally or liquidity of trading markets), (ii) changes in political conditions in the United States, any region or worldwide (including but not limited to the outbreak of war, strikes, riots, crimes or acts of terrorism and sudden legal changes, and events described by the term act of god), (iii) natural catastrophic events, including but not limited to pandemics, epidemics or viruses, (iv) changes or proposed changes in Applicable Law or interpretations thereof, (v) changes in applicable accounting principles, including GAAP, (vi) the execution and delivery, announcement, or pendency of the Transactions contemplated by this Agreement (including, if effected, the Reverse Stock Split), including without limitation the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries (or the Partnership, as applicable) with employees, suppliers, customers, Governmental Authorities, or other third Persons, or on the market prices of the Common Stock, (vii) the taking of any action, or the failure to take any action, by the Company or the Partnership (as applicable) that is required to comply with the terms of this Agreement, or (viii) matters affecting the markets in which the Company and its Subsidiaries, or the Partnership (as applicable), operate generally, except to the extent such event, condition, change, circumstance, development, result, occurrence, fact, or effect adversely and disproportionately negatively impacts the assets, business, results of operations or condition of the Company or its Subsidiaries, or the Partnership (as applicable), as compared to other similarly structured participants operating in the same businesses; and (b) a material impairment on the ability of the Company, or the Partnership (as applicable), to perform its obligations under this Agreement, including consummation of the Transactions.

“Material Contract” has the meaning set forth in Section 4.5(a).

“New Employment Agreements” has the meaning set forth in the Recitals.

“New Long-Term Incentive Plan” means the Company’s 2024 Long-Term Incentive Plan to become effective at Closing.

“Notice of Change of Recommendation” has the meaning set forth in Section 6.2(e)(ii).

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement or such other organizational documents of such Person.

“Owned Real Property” has the meaning set forth in Section 4.14(c).

“Partnership” has the meaning set forth in the introduction.

“Partnership Disclosure Schedule” means the disclosure schedule in respect of this Agreement, dated as of the date of this Agreement, and delivered by the Partnership to the Company immediately prior to the execution and delivery of this Agreement.

“Partnership Interests” has the meaning set forth in the Recitals.

“Partnership Plans” has the meaning set forth in Section 5.14(a).

“Payoff Letters” has the meaning set forth in Section 3.2(b)(i)(A).

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“Permits” means all permits, licenses, registrations, waivers and authorizations with or issued by any Governmental Authority and specifically including any environmental permits (“Environmental Permits”).

“Permitted Encumbrances” means (a) liens for Taxes or assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established; (b) Encumbrances to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations; (c) workmen’s, repairmen’s, warehousemen’s, vendors’, mechanics’ or carriers’ liens or other similar liens imposed by Applicable Law, arising in the ordinary course of business and securing sums that are not yet due, and for which appropriate reserves have been established (but if and only if GAAP requires the establishment of a reserve for such lien); (d) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; and (e) defects of title, easements, rights of way, covenants, restrictions and other similar Encumbrances with respect to real property, or other minor liens that have arisen in the ordinary course of the Company’s business, not materially interfering with the use or value of such real property.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, estate or other entity.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA) and each other anniversary, compensation, bonus (including annual and long-term bonus plans), incentive, deferred compensation, stock purchase, restricted stock, performance unit, phantom stock, profit participation, capital appreciation, pension, profit sharing, retirement (whether qualified or nonqualified), option, equity or equity-based, employment, consulting, unemployment, change of control, retention, severance, reduction-in-force, termination pay or similar plan, program, policy, practice, arrangement or agreement, and each health, life, medical, dental, disability, workers’ compensation, sick leave, vacation, cafeteria plan, educational assistance, or employee loan plan, or other welfare or employee benefit insurance, paid time off, or fringe benefit plan, program, policy, practice, arrangement or agreement, whether or not subject to ERISA or any Applicable Laws within or outside of the United States, and whether or not legally enforceable.

“Proceedings” means legal, administrative, arbitral or other proceedings, claims, suits, actions or investigations, audits or inquiries of any nature instituted by, before or on behalf of any Governmental Authority or arbitrator.

“Proxy Statement / Prospectus” has the meaning set forth in Section 6.3(a).

“Qualified Plan” or “Qualified Plans” has the meaning set forth in Section 4.11(c).

“Qualifying Change of Recommendation” has the meaning set forth in Section 6.2(b)(ii)(A).

“Representatives” has the meaning set forth in Section 6.2(a)(i).

“Representatives’ Losses” has the meaning set forth in Section 9.2.

“Registration Statement” means the Registration Statement on Form S-4 to be filed by the Company registering the Exchange Shares as set forth in Section 6.3(a).

“Reverse Stock Split” has the meaning set forth in Section 2.5.

“Reverse Stock Split Proposal” has the meaning set forth in Section 2.5.

“Reverse Stock Split Ratio” has the meaning set forth in Section 2.5.

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“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.4(a).

“Shareholder-Related Claim” means any claim or threatened claim by any Company Shareholder or former shareholder of the Company, any holder or former holder of Company Options or Warrants or (except with respect to subsection (v) below) any other Person, seeking to assert, or based upon (i) ownership or rights to ownership of any equity securities of the Company, (ii) any rights of a Company Shareholder, including any option, preemptive rights, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the Exchange Consideration are incorrect, (iii) any rights under the Company Charter, or (iv) any claim that his, her or its equity securities were wrongfully repurchased by the Company or (v) any alleged action or failure to act on such Person’s behalf by the Partnership Representatives.

“Shares” means shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than any treasury shares or shares held by the Company, the Partnership or any of their Affiliates).

“Subsidiary” of a Person means any other Person fifty percent (50%) or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from twenty-five (25%) to fifty-one percent (51%)) that would result in a Person or group, other than the Partnership or any of its Subsidiaries or controlled Affiliates, becoming the beneficial owner of, directly or indirectly, fifty-one percent (51%) of the total voting power of the equity securities of the Company (or of the surviving entity in a merger involving the Company, as applicable) or fifty-one percent (51%) of the total assets of the Company that the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisor that (a) if consummated, would result in a transaction more favorable to the Company Shareholders from a financial point of view than the Transactions, and (b) is reasonably likely to be consummated on the terms proposed. Notwithstanding anything to the contrary in this Agreement, no Acquisition Proposal will be deemed to constitute a Superior Proposal for any purpose under this Agreement if the Acquisition Proposal resulted or arose, directly or indirectly, from a material breach of Section 6.2.

“Surplus Amount” means as of the close of business on the second trading day before the Closing Date the amount by which the Company’s cash and cash equivalents are greater than the Cash Amount.

“Tail Period” has the meaning set forth in Section 6.11(b).

“Tax” or “Taxes”, as applicable, means any federal, state, county, municipal, local or foreign tax (including any Transfer Tax), charge, fee, levy, impost, duty or other assessment, including income, gross receipts, premium, escheat, abandoned and unclaimed property, real property, personal property, sales, use, license, excise, franchise, employment, payroll, withholding, recording, severance, documentary, stamp, occupation, windfall profits, alternative or add-on minimum, ad valorem, estimated, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge, including, in all cases, any estimated payments or pre-payments relating thereto and any interest, penalties and additions imposed thereon or with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Return” means all returns, declarations, reports, statements, estimates, information returns or statements and other forms and documents (including all schedules, exhibits, and other attachments thereto) filed or required to be filed with any Tax Authority in connection with the calculation, determination, assessment or collection of any Taxes.

“Termination Date” has the meaning set forth in Section 8.1(a)(v).

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“Trading Price” shall mean the average closing price of the Common Stock on the Nasdaq Capital Market for the five consecutive trading days beginning on the fifth trading day before this Agreement is first publicly announced and ending on the first trading day before the date this Agreement is first publicly announced, subject to adjustment for stock splits, reverse stock splits and similar recapitalizations.

“Transaction Documents” means (i) this Agreement and (ii) the Letters of Transmittal (including in each case, any and all exhibits, schedules and attachments to such documents and, without duplication, any other documents executed or delivered therewith) in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Transactions” means, subject to the terms and conditions of this Agreement, the Exchange and the other transactions contemplated hereby and by the other Transaction Documents.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC.

“Treasury Regulations” means regulations promulgated under relevant provisions of the Code.

“Unpaid Transaction Expenses” means all Company Transaction Expenses that have not been paid at or prior to the Closing Date.

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Article II

EXCHANGE

Section 2.1 Agreement to Exchange. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, the Company shall issue shares of its Common Stock as specified in Section 3.1 in exchange for all Partnership Interests of the Partnership as listed on Schedule 2.1. The “Effective Time” shall be at such time as immediately upon the Closing being fully completed under Section 3.2.

Section 2.2 Effect of the Exchange. At the Effective Time, the effect of the Exchange shall be as provided in this Agreement and the applicable provisions of the DGCL.

Section 2.3 Directors and Officers. At the Effective Time, the directors and officers of the Company will be as set forth in Schedule 2.3.

Section 2.4 Company Charter; Bylaws. At the Effective Time, (a) the Company Charter will be amended and restated as set forth in Schedule 2.4(a) and (b) the Bylaws of the Company will be as set forth in Schedule 2.4(b).

Section 2.5 Reverse Stock Split. If the Company in consultation with the Partnership, determines that in order to further the satisfaction of the closing condition set forth in Section 7.2(c) it is necessary or desirable to include in the Proxy Statement/Prospectus a proposal that the stockholders of the Company approve a reverse stock split proposal authorizing the Board of Directors of the Company, in its discretion, to effect a Reverse Stock Split (as defined below) before or in connection with the Closing (the “Reverse Stock Split Proposal”), then subject to receipt of the requisite Company Shareholder Approval at the Company Shareholders Meeting, if the Company determines to proceed with the Reverse Stock Split, at or before the Effective Time the Company shall cause to be filed with the Secretary of State of the State of Delaware a certificate of amendment to its amended and restated certificate of incorporation, substantially in such form as the Board of Directors of the Company may approve (the “Company Reverse Stock Split Amendment”), pursuant to which, without any further action on the part of the Company or any stockholder of the Company:

(i)
a number of shares of Common Stock, based on the reverse stock split ratio set forth in the Company Reverse Stock Split Amendment (the “Reverse Stock Split Ratio”), issued and outstanding immediately before the filing of the Company Reverse Stock Split Amendment will automatically, without any action by the holder thereof, be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock, subject to the treatment of fractional share interests as provided in the Company Reverse Stock Split Amendment (the “Reverse Stock Split”); and
(ii)
a number of shares of Common Stock, based on the Reverse Stock Split Ratio, held as treasury stock or held or owned by the Company immediately before the filing of the Company Reverse Stock Split Amendment, will each be reclassified and combined into and become one share of Company Common Stock.
(iii)
As used in this Agreement, references to “Common Stock” shall, after the effective time of the Reverse Stock Split, refer to post-Reverse Stock Split shares of Common Stock of the Company, and the number of shares of Common Stock to be issued to the Limited Partners of the Partnership pursuant to this Agreement will be adjusted proportionately based on the Reverse Stock Split Ratio.

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Article III

EXCHANGE CONSIDERATION

Section 3.1 Exchange Consideration.

(a)
At the Closing, the Company shall deliver irrevocable instructions to the Transfer Agent, that 12,284,475 shares of Common Stock, minus (i) the number of shares equal to the quotient obtained by dividing the Surplus Amount, if any, by the Trading Price, or plus (ii) the number of shares equal to the quotient obtained by dividing the Deficit Amount, if any, by the Trading Price (the “Exchange Shares”) shall be transferred, conveyed and delivered, free and clear of all liens and encumbrances, in accordance with written instructions of the Company, to the Limited Partners of the Partnership upon their submission of appropriate Letters of Transmittal. Notwithstanding anything else in this Agreement, in no event shall the number of Exchange Shares be less than the number required so that (i) the number of shares issued to the former Limited Partners of the Partnership is, immediately after the Closing, at least eighty percent (80%) of the total number of (ii) outstanding shares of Company Common Stock.
(b)
Concurrently, the Limited Partners Representatives, on behalf of the Limited Partners, shall deliver to the Company documents satisfactory to the Company and its counsel, evidencing the sale, transfer and conveyance of Partnership Interests representing 100% of the legal and beneficial ownership of the Partnership, with such Partnership Interests to be free and clear of all liens and encumbrances.

Section 3.2 The Closing.

(a)
Subject to the terms and conditions of this Agreement, the closing of the Exchange (the “Closing”) shall take place no later than five (5) Business Days after the last of the conditions set forth in Article VII is satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing), unless another date is agreed to in writing by the parties. The day on which the Closing occurs is referred to as the “Closing Date.” The Closing shall take place at the offices of the Partnership, 5956 Sherry Lane, Suite 1650, Dallas, Texas 75225 unless another place is agreed to in writing by the parties, including without limitation a remote closing.
(b)
At the Closing:
(i)
The Company shall deliver to the Partnership:
(A)
payoff letters for each of the items set forth on Schedule 3.2(b)(i)(A), if any, in form reasonably acceptable to the Partnership (the “Payoff Letters”);
(B)
the certificates contemplated by Section 7.2(a) and (b);
(C)
all invoices or other supporting documentation evidencing the Unpaid Transaction Expenses;
(D)
resignations of each of the directors and officers (except TJ Schaefer and Mark Kawakami) of the Company and each Subsidiary specified by the Partnership in writing at least five (5) Business Days prior to Closing, in each case effective at the Effective Time; and
(E)
such New Employment Agreements as have been approved by the Company and duly executed by the Company and each employee of the Partnership set forth on Schedule 3.2(b)(i)(E) who executes and delivers a New Employment Agreement before the Closing.

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(ii)
The Limited Partners Representatives on behalf of the Limited Partners shall:
(A)
deliver to the Company the certificates or other evidence of ownership, assignment and transfer of the Partnership Interests by the Limited Partners, duly executed by the Limited Partners Representatives;
(B)
the certificates contemplated by Section 7.3(a) and (b); and
(C)
cause or authorize the payment to the parties identified on the invoices delivered in connection with Section 3.2(b)(i)(C), an amount equal to the portion of the Unpaid Transaction Expenses to be paid to such party at the Closing.

Section 3.3 Exchange For Shares.

(a)
Prior to receiving any consideration therefor, each holder of Partnership Interests shall have delivered to the Transfer Agent (A) a properly completed and duly executed Letter of Transmittal and if applicable (B) a certificate or certificates that immediately prior to the Effective Time represented the Partnership Interests held by such holder of record (the “Certificates”). Such Letter of Transmittal shall also bind such holder to the provisions of Article IX. Upon surrender of the Certificate (if applicable) to the Transfer Agent, together with such Letter of Transmittal, duly executed, the holder of such Partnership Interests shall be entitled to receive in exchange therefor the aggregate number of shares of Common Stock into which the Partnership Interests represented by such Certificate (if applicable) shall have been exchanged pursuant to Section 3.2(b)(ii)(A). If any portion of the Exchange Consideration is to be paid to a Person other than the Person in whose name the Partnership Interest Certificate (if applicable) so surrendered or a Person in whose name the Partnership Interest is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer or that the Transfer Agent shall be provided with reasonable evidence of the transfer of such Partnership Interest and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Partnership Interest. Until surrendered as contemplated by this Section 3.3(a), ownership of Partnership Interests and each Certificate, if applicable, shall be deemed as of the Effective Time to represent only the right to receive, upon receipt of a Letter of Transmittal duly signed and surrender of such Certificate in accordance with this Section 3.3, the aggregate amount of Exchange Consideration into which the Partnership Interests shall have been converted pursuant to Section 3.2(b)(ii)(a).
(b)
Any portion of the Exchange Consideration that remains unclaimed by the Limited Partners one (1) year after the Effective Time shall be remitted to the Company, and the Limited Partners shall thereafter look only to the Company for such payment, without any interest thereon. Further, neither the Partnership or the Company shall be liable to any Limited Partner for any portion of the Exchange Consideration or interest thereon properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.
(c)
The Transfer Agent, the Partnership or the Company (as appropriate) shall be entitled to perform any required Tax information reporting regarding Exchange Consideration otherwise payable pursuant to this Agreement to any Limited Partner, and deduct and withhold from consideration otherwise payable pursuant to this Agreement to any Limited Partner such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Limited Partner in respect of which such deduction and withholding was made, and (ii) the Transfer Agent, the Partnership or the Company (as appropriate) shall provide to such Limited Partner written notice of the amounts so deducted or withheld.

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Article IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to the Partnership as of the date hereof and as of the Closing Date (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

Section 4.1 Organization and Related Matters.

(a)
The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)
The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect.
(c)
(i) Each Subsidiary of the Company is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity in good standing under the laws of its jurisdiction of organization, (ii) each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect and (iii) each Subsidiary of the Company has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Section 4.1(c) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, together with the jurisdiction of formation and the authorized, issued and outstanding equity securities of such Subsidiary of the Company.

Section 4.2 Capitalization.

(a)
As of the date of this Agreement, and as of the Closing with respect to the authorized capital stock of the Company, the authorized capital stock (the “Company Stock”) of the Company consists of (i) 150,000,000 shares of Common Stock, 1,364,940 of which are issued and outstanding as of the date of this Agreement and have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights, and (ii) 20,000,000 shares of Company Preferred Stock, none of which are issued and outstanding. As of the date of this Agreement and as of the Closing, except as set forth above and except as disclosed in Section 4.2(a) of the Company Disclosure Schedule, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance, subject to options or warrants to buy, or outstanding. Section 4.2(a) of the Company Disclosure Schedule shows the capitalization of the Company as of September 30, 2024, including: (i) shares of outstanding Common Stock, and (ii) pre-funded warrants, service and performance warrants, placement agent warrants, preferred investment options, placement agent options, employee options under its 2006 Stock Plan and its 2015 Omnibus Equity Incentive Plan and the 2015 Employee Stock Purchase Plan, in all cases showing the aggregate number of shares of Common Stock covered, exercise price per share, and expiration date or term and whether cashless exercise is permitted. Finally, as of the date of this Agreement and as of the Closing, except as disclosed in Section 4.2(a) of the Company Disclosure Schedule or as permitted pursuant to Section 6.1, there are no preemptive rights or other outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities, proxies, stock appreciation rights, phantom stock plans or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities or ownership or equity interests of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such stock, securities or interests.
(b)
Except for the Subsidiaries of the Company and as set forth on Section 4.2(b) of the Company Disclosure Schedule, the Company does not beneficially own, directly or indirectly through one or more other Persons, any voting stock of any other Person. Each of the outstanding shares of capital stock or other securities, or ownership interests of each of the Company’s Subsidiaries, have been duly authorized and validly issued and are

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owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company free and clear of any Encumbrances, other than Permitted Encumbrances. There are no preemptive rights or other outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities, proxies, stock appreciation rights, phantom stock plans or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities or ownership or equity interests of the Company’s Subsidiaries, or otherwise obligating the Company’s Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any such stock, securities or interests.
(c)
There are no voting trusts or other voting or similar agreements or understandings to which the Company, any Company Shareholder or any of the Company’s Subsidiaries is a party with respect to the voting of the Company Stock or the capital stock or other securities of any of the Company’s Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Stock or the capital stock or other securities of any of the Company’s Subsidiaries may vote.

Section 4.3 Authority, No Violation; Consents and Approvals.

(a)
The Company and each of its Subsidiaries has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and, subject to the other items set forth in paragraph (b) below, to consummate or cause to be consummated the Transactions to which it is or will be a party and to perform its obligations hereunder and thereunder. Except for the Company Shareholder Approval, the execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the Transactions to which each of them is a party have been duly and validly approved by all necessary action on the part of the Company and each Subsidiary. This Agreement has been, and each Transaction Document, when executed and delivered by the Company or any Subsidiary, as applicable, will be, duly and validly executed and delivered by the Company and any such Subsidiary, as applicable, and (assuming due authorization, execution and delivery by the other parties hereto or thereto), this Agreement and each Transaction Document constitutes or will constitute a valid and binding obligation of the Company and each Subsidiary party thereto, enforceable against such party in accordance with its or their terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)
Except (i) as disclosed in Section 4.3(b) of the Company Disclosure Schedule, and (ii) for receipt of the Company Shareholder Approval, the filing of amendments to the Company’s Charter Documents and amendments to the Organizational Documents contemplated by the Transaction Documents, such filings as may be required under applicable securities laws, the effectiveness of the Registration Statement and the continued listing of the Company Common Stock (including the Exchange Shares) on Nasdaq, the execution and delivery of the Transaction Documents by the Company and any Subsidiary that is a party thereto, and the consummation of the transactions contemplated thereby by the Company or such Subsidiary do not and will not (i) violate or conflict with any of the provisions of the Organizational Documents of any of the Company and its Subsidiaries, (ii) materially violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with or without notice or lapse of time or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in any charge, penalty, fee or the creation of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Company or its Subsidiaries under, any Contract or (iii) contravene any Applicable Law in any material respect.
(c)
Except for (i) the Company Shareholder Approval, the effectiveness of the Registration Statement and approvals from Nasdaq for the continued listing of the Company Common Stock (including the Exchange Shares) on Nasdaq, the filing of amendments to the Company’s Charter Documents and amendments to the Organizational Documents contemplated by the Transaction Documents, such filings as may be required under applicable securities laws, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on the Combined Company, and (ii) such consents, approvals and notices as are set forth in Section 4.3(c) of the Company Disclosure Schedule, none

15

of the Company or any of its Subsidiaries is required to obtain any consents or approvals of or make any filings, declarations or registrations with any Governmental Authority in connection with (i) the execution and delivery by the Company or its Subsidiaries of this Agreement or any other Transaction Document, or (ii) the consummation by the Company or its Subsidiaries of the Transactions.
(d)
The Company Board, by resolutions duly adopted and not subsequently rescinded or modified, has (A) approved this Agreement, including the execution, delivery and performance thereof, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, (B) directed that the matters included in the Company Shareholder Approval be submitted to the Company Shareholders for approval at the Company Shareholders Meeting to be held in accordance with the DGCL and (C) resolved to recommend that the Company Shareholders vote in favor of adoption of the proposals at the Shareholder Meeting in accordance with the DGCL.
(e)
The Company has made available to the Partnership complete and correct copies of the Company’s and each of its Subsidiary’s Organizational Documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.
(f)
Section 4.3(f) of the Company Disclosure Schedule sets forth a true and correct list of each director and officer of the Company and each of its Subsidiaries as of the date of this Agreement.

Section 4.4 SEC Reports; Financial Statements; Absence of Liabilities.

(a)
The Company has timely filed or furnished, except where the failure to do so would not have a Material Adverse Effect, all reports, statements, schedules, certifications and other documents required to be filed or furnished by the Company with the SEC since the Applicable Date (all such forms, reports, statements, schedules, certifications, exhibits and other information incorporated therein, and other documents, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the filing of the last such amendment, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/or the Sarbanes-Oxley Act of 2002, as applicable, each as in effect on the date so filed. As of the respective dates they were filed, except to the extent that information in any Company SEC Document has been revised or superseded by a Company SEC Document, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)
The consolidated financial statements of the Company and its consolidated Subsidiaries (including any related notes thereto) that are included in the Company SEC Documents (i) comply in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of their operations, changes in cash flows and stockholders’ equity for the periods indicated subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments.
(c)
The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries. The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed to its auditors and the audit committee of the Company Board, based on the most recent assessment of the effectiveness of the Company’s internal controls over financial reporting, (i) any significant deficiency or material weakness and (ii) any fraud, whether or not material, that involved management or other employees who have a significant role in the Company’s internal control over financial reporting. To the Knowledge of the Company, at December 31, 2023, there were no material weaknesses in such internal control over financial reporting. As of the date hereof, nothing has come

16

to the attention of the Company that has caused the Company to believe that there are any material weaknesses in such internal control over financing reporting.
(d)
There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and the Company has not been notified in writing or otherwise by the SEC that any of the Company SEC Documents is the subject of ongoing formal, informal or voluntary SEC review or investigation. There are no pending, and since the Applicable Date, except as publicly available on the SEC’s website, neither the Company nor its Subsidiaries has received any, oral or written correspondence from the SEC staff with respect to any accounting or financial matters or otherwise in respect of the consolidated financial statements of the Company.
(e)
Except for liabilities (a) reflected or reserved against in the Company’s consolidated balance sheet as at December 31, 2023 (or the notes thereto) or in any balance sheet (or notes thereto) included in any subsequent Company SEC Documents or (b) incurred in the ordinary course of business since September 30, 2024 consistent with past practice, neither the Company nor its Subsidiaries have any liabilities or obligations of any nature that would be required to be reflected on the Company’s consolidated balance sheet (or the notes thereto) in accordance with GAAP. Neither the Company nor any of its Subsidiaries maintains any undisclosed “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.

Section 4.5 Material Contracts.

(a)
Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, as of the date hereof neither the Company nor any of its Subsidiaries has entered into or is bound by any of the following types of Contracts that are in effect as of the date of this Agreement and have not been fully performed (each a “Material Contract”):
(i)
any Contracts with any Affiliate of the Company or its Subsidiaries;
(ii)
any Contracts relating to any Indebtedness;
(iii)
any Contracts under which the Company or any of its Subsidiaries is obligated to make, directly or indirectly, any capital contribution to, or other investment in, any Person in any amount;
(iv)
any Contracts prohibiting or restricting in any material respect the ability of the Company or any of its Subsidiaries to conduct business in any geographical area, to solicit clients or to compete with any Person;
(v)
any Contracts that provide for earn-outs or other similar contingent obligations to be paid by the Company or any of its Subsidiaries;
(vi)
any Contracts for the Company’s or any Subsidiary’s purchase of materials, supplies, products or services, involving annual payments in excess of $25,000 in any year;
(vii)
any joint venture, strategic alliance, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues or profits of the Company or any of its Subsidiaries;
(viii)
any Contract with any Governmental Authority;

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(ix)
any Contract under which (A) the Company or any of its Subsidiaries is granted rights by others in any Intellectual Property that is material to the Company’s business (other than (x) commercial off-the-shelf software with an aggregate annual cost of less than $25,000 or (y) agreements with the Company’s or any of its Subsidiary’s employees or contractors entered into in the ordinary course of business) or (B) the Company or any of its Subsidiaries has granted rights to others in Intellectual Property (other than customer agreements entered into in the ordinary course of business);
(x)
any Contracts between or among the Company or any Subsidiary and a third party, including joint and several undertakings and/or guarantees for the benefit of a third party, pursuant to which the Company or any Subsidiary has guaranteed or may otherwise be primarily or secondarily liable in respect to any obligation or liability owed to or for the benefit of a third party;
(xi)
any Contracts between the Company or any Subsidiary, on the one hand, and any Company Shareholder or any Affiliate of any Company Shareholder (other than the Company or any of its Subsidiaries) or any officer or director of the Company or any Subsidiary, on the other hand;
(xii)
indemnification agreements, undertakings and obligations of the type described at Section 6.11(a);
(xiii)
(i) any Contract with any third party administrator and any Contract pursuant to which the Company or any of its Subsidiaries provides services to a third party and (ii) any Contract with any other service provider that involves annual service fees in excess of $25,000;
(xiv)
any Contract (or series of related Contracts) since the Applicable Date that has not been fully performed providing for the acquisition or disposition of any material lines of business, business enterprise or material assets of or by the Company or any of its Subsidiaries;
(xv)
Contracts relating to any Proceeding or settlement agreement to which the Company or any of its Subsidiaries is a party, other than claim related settlements within policy limits entered into in the ordinary course of business;
(xvi)
any management, consulting, independent contractor, employment, severance, bonus or similar agreement with any Company Employees or current independent contractors providing services to the Company;
(xvii)
any Contract that involves annual payments in excess of $25,000 that is not terminable on notice of ninety (90) or fewer calendar days without penalty or premium;
(xviii)
any real property lease, sublease or similar Contract;
(xix)
any Contract that contains any “change of control” or similar term or provision that may be triggered, breached or violated by the Company’s entering into this Agreement and consummating the Transactions; and
(xx)
each Contract entered into prior to the date hereof that is required to be filed by the Company with its Company SEC Documents during the Applicable Period as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, to the extent not so filed by the Company with its Company SEC Documents.
(b)
Each Material Contract is valid, binding and in full force and effect, and is enforceable against the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity

18

or at law. Each of the Company and its Subsidiaries has duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both that would reasonably be expected to become material defaults) of the Company or its Subsidiaries or any other party thereto, under any Material Contract. The Company has made available to the Partnership prior to the date hereof complete copies of all Material Contracts.

Section 4.6 No Broker. Except for Roth Capital Partners, neither the Company nor its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or investment banking or financial advisory fees in connection with the Transactions.

Section 4.7 Legal Proceedings. Except as set forth in Section 4.7 of the Company Disclosure Schedule, as of the date of this Agreement:

(a)
there are no material Proceedings that are pending or, to the Knowledge of the Company, threatened in writing against or relating to the Company or any of its Subsidiaries, that are or are reasonably expected not to be within applicable insurance policy limits;
(b)
there are no material Proceedings that are pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries are subject to any outstanding order, in each case, that as of the date of this Agreement (i) challenge or seek to enjoin, alter or materially delay the consummation of the Transactions or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
(c)
there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any director, officer or employee of the Company in respect of which the Company has or would have the obligation to indemnify a director, officer or employee.

Section 4.8 Compliance with Applicable Law; Permits.

(a)
(i) The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all Applicable Laws except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except that if any representation or warranty contained in this Article IV with respect to the Company’s and its Subsidiaries’ compliance with any particular areas of Applicable Law is qualified by the Company’s Knowledge, then the representation and warranty set forth in this Section 4.8(a) shall be deemed qualified by Knowledge with respect to such particular area of Applicable Law to the same extent as set forth in such other representation and warranty; (ii) since the Applicable Date, the Company and its Subsidiaries have not received any notices, complaints or other communications (in writing or, to the Knowledge of the Company, otherwise) from any Person, or been subject to any order, regarding any actual or alleged material violation of any Applicable Law; and (iii) no material Proceedings have been filed, or to the Knowledge of the Company, threatened, against the Company and its Subsidiaries alleging a material violation of any Applicable Law.
(b)
The Company and its Subsidiaries hold, own or possess all material Permits necessary for the lawful ownership, operation and use of the material properties and assets and the conduct of the businesses of the Company and its Subsidiaries as currently conducted, and the Company and its Subsidiaries are in compliance with their respective material obligations under such Permits, in each case except where failure to have such Permits would not reasonably be expected to result in a Material Adverse Effect. Section 4.8(b) of the Company Disclosure Schedule sets forth a true and complete list of all material Permits held by the Company and each of its Subsidiaries, including (i) the jurisdiction in which the Permit is held and (ii) if not reasonably apparent from the Permit, the purpose of such Permit. None of such Permits has been revoked, suspended, restricted, cancelled, modified, impaired or non-renewed, and no statement or notice regarding any violation or failure to comply with, or intention to revoke, suspend, restrict, cancel, modify, impair or fail to renew, any such Permit has been received in writing during the Applicable Period by any of the Company or its Subsidiaries; provided, however, that this Section 4.8(b) shall not apply to any matter related to Taxes, which shall be governed by Section 4.10.

19

(c)
Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, since the Applicable Date the Company and its Subsidiaries have complied in all material respects with their obligations to submit all filings required to be submitted by the Company and its Subsidiaries with any Governmental Authority except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such filings were in compliance in all material respects with Applicable Law when filed or as amended or supplemented, and no material deficiencies have been asserted in writing or, to the Knowledge of the Company, orally, by any Governmental Authority with respect to such filings that have not been resolved to the satisfaction of such Governmental Authority.
(d)
Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other Persons acting on their behalf has, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar Applicable Laws.

Section 4.9 Insurance Coverage. Section 4.9 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each insurance policy currently in effect covering the Company or its Subsidiaries or any of their assets, properties or employees, together with a description of the coverage and the annual premium for the immediately prior year. Each such insurance policy is in full force and effect, all premiums due and payable thereon have been paid and none of the Company nor its Subsidiaries has received written notice from any insurer or agent of any intent to cancel any such insurance policy. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such insurance policies to the extent affecting the Company or its Subsidiaries. There is no claim over $10,000 by the Company or its Subsidiaries pending under any of such policies with respect to the Company or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

Section 4.10 Taxes.

(a)
Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, all Tax Returns of the Company and its Subsidiaries that are required by Applicable Law to have been filed have been duly and timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. The Company has paid (or caused to be paid) all Taxes required to have been paid (whether or not shown as due on such Tax Returns). The amount of liabilities of the Company and its Subsidiaries for unpaid Taxes attributable to all Tax periods ending on or before the Closing Date does not, in the aggregate, exceed the sum of (i) the amount of accruals and/or reserves for Taxes (excluding reserves for deferred Taxes) reflected on the most recent consolidated financial statements, and (ii) the accruals and reserves for unpaid Taxes as adjusted for the passage of time through the Closing Date.
(b)
No jurisdiction in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return has asserted that it is required to file such Tax Return in such jurisdiction.
(c)
Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, there are no claims, assessments or Proceedings proposed, pending or, to the Knowledge of the Company, threatened by any Tax Authority against the Company or any of its Subsidiaries concerning the Tax liability of such entity. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been requested, entered into or issued by any Governmental Authority with or with respect to the Company.
(d)
There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

20

(e)
All Taxes required to be withheld, collected or deposited by or with respect to the Company or its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant Tax Authority, and the Company and its Subsidiaries have complied in all material respects with all Tax information reporting requirements.
(f)
None of the assets of the Company or its Subsidiaries is subject to any lien for Taxes other than Permitted Encumbrances.
(g)
Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, consolidated, combined, or unitary group for any Tax purpose, other than the affiliated group of which the Company is the common parent.
(h)
The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(i)
Except as set forth in Section 4.10(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person, by contract, or, to the Knowledge of the Company, by operation of law or otherwise. Neither the Company nor any of its Subsidiaries is party to any Tax sharing, indemnity, or allocation agreement that is currently in effect (other than general indemnity agreement obligations that do not explicitly govern Taxes).
(j)
Within the past three years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Code Section 355.
(k)
Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b)(2).
(l)
Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting (or the use of an incorrect method of accounting) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding provisions of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid or deposit amount received, or deferred revenue accrued, on or prior to the Closing Date.
(m)
Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in any country other than the country in which it was established.
(n)
Except as set forth in Section 4.10(n) of the Company Disclosure Schedule, during the Applicable Period, the Company has not (i) owned a membership interest in any limited liability company or (ii) been a member of any partnership or joint venture.
(o)
The Company has disclosed on its federal Income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.
(p)
To the Knowledge of the Company, there is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or any of its Subsidiaries.

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Section 4.11 Employees; Employee Benefit Plans; ERISA.

(a)
Benefit Plans. Section 4.11(a) of the Company Disclosure Schedule contains a complete and accurate list of each Plan (including each of the Existing Employment Agreements) that the Company, its Subsidiaries, or any of their ERISA Affiliates sponsors or maintains, or under which the Company, its Subsidiaries, or any of their ERISA Affiliates, has any liability or obligation, whether direct or indirect, and whether contingent or otherwise, for the benefit of, or relating to, any present or former employee, officer, consultant, leased employee, independent contractor, or non-employee director or any of their dependents, survivors, or beneficiaries (collectively, the “Company Plans”). The Company has made available or delivered to the Partnership (or will make available or deliver at the Partnership’s request) (i) a true, correct and complete copy of each Company Plan, including, but not limited to, and formal and informal amendments thereto (and, to the extent the Company Plan is unwritten, an accurate description); (ii) any related trust agreement, insurance policy, services agreement, or other funding instrument with respect to any Company Plans; (iii) true and complete copies of the most recent employee handbooks or similar documents describing such Company Plans; (iv) all non-routine communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor with respect to any Company Plans; (v) a true and complete copy of each most recently filed Form 5500 (including all attached schedules) for each Company Plan (where a Form 5500 is required to be filed with respect to such Company Plan) since the Applicable Date; (vi) true and complete copies of the current summary plan descriptions and summaries of material modifications with respect to Company Plans (where Applicable Law requires such a summary plan description or summaries of material modifications); (vii) the most recent IRS determination, advisory or opinion letter for each Company Plan with respect to which the IRS makes such determinations or advisory or opinion letters; (viii) all material reports submitted within the preceding three (3) years by third-party administrators, actuaries, investment managers, consultants or other independent contractors with respect to Company Plans; and (ix) all memoranda, minutes, resolutions and similar documents describing the manner in which each Company Plan is or has been administered or describing corrections to the administration of a Company Plan.
(b)
Absence of Certain Plans. Neither the Company, its Subsidiaries, nor any of their current or former ERISA Affiliates maintains, sponsors, participates in, contributes to, or has in the past maintained, sponsored, participated in or contributed to, or otherwise has any liability under (i) any Plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as such term is defined in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.
(c)
Qualified Plans. With respect to each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (a “Qualified Plan” or “Qualified Plans”), the IRS has issued a favorable determination, advisory or opinion letter that has not been revoked (a copy of which has been delivered to the Partnership) and no events or circumstances have occurred that would reasonably be expected to result in the disqualification of any such Qualified Plan. All amendments and actions required to bring each Company Plan into conformity with the applicable provisions of ERISA, the Code and other Applicable Law, have been made or taken.
(d)
Administration of Company Plans. Each Company Plan complies and has been administered in all material respects in accordance with its own terms and in compliance with all Applicable Laws. All contributions, premiums or payments due under each Company Plan have been paid or, if not yet due, have been properly reflected or accrued on the Company’s financial statements to the extent required. There has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA with respect to any Company Plan that could result in any material liability, direct or indirect, for the Company, its Subsidiaries, or any of their current or former ERISA Affiliates or any stockholder, officer, director, or employee of the Company, its Subsidiaries, or any of their current or former ERISA Affiliates.
(e)
No Pending Claims. There are no pending material Proceedings (other than claims for benefits in the ordinary course) by any Governmental Authority or current or former Company Employees against the Company Plans or against the Company or any of its Subsidiaries relating to a Company Plan, nor have there been any such Proceedings since the Applicable Date. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority with respect to employment

22

practices. No Company Plan is, or has been, the subject of an application or filing under, or a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority. Each Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA, Section 4980B of the Code, Section 4980D of the Code and the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”). The Company and its ERISA Affiliates have offered all “full-time employees,” as defined in Section 4980H(c)(4)(A) of the Code (and their dependents) the opportunity to enroll in minimum essential coverage which is affordable and provides minimum value. Neither the Company nor any of its ERISA Affiliates has received any Letters 226-J from the IRS notifying them that they may be liable for an employer shared responsibility payment under Section 4980H of the Code.
(f)
No Retiree Health Care. Neither the Company nor any of its Subsidiaries or their current or former ERISA Affiliates has any liability with respect to any current or former employees, consultants, or independent contractors, or any Plan, except pursuant to the Company Plans. Except as set forth in Section 4.11(f) of the Company Disclosure Schedule, no Company Plan provides for any post-termination or retiree welfare benefits to any individual for any reason, other than as required under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar Applicable Law. With respect to each Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred thereunder, are (i) fully insured, or (ii) covered under a contract with a health maintenance organization.
(g)
Nonqualified Deferred Compensation. Except as provided in Section 4.11(g) of the Company Disclosure Schedule, any Company Plan that constitutes or contains a nonqualified deferred compensation plan within the meaning of Section 409(A) of the Code (each, a “409A Plan”) complies in form and operation with the requirements of Section 409A of the Code or is exempt from the application of Section 409A of the Code so as to avoid the imposition of taxation under Section 409A(a)(1) of the Code. Neither the Company nor its Subsidiaries has any obligation with respect to the failure of any 409A Plan to satisfy the foregoing requirements.
(h)
Agreements and Plans. Except as provided in Section 4.11(h) of the Company Disclosure Schedule, as of the Closing Date, neither the Company nor any of its Subsidiaries or their current or former ERISA Affiliates shall have any liability or obligations under the Long-Term Incentive Plan, the Existing Employment Agreements or any other Company health and welfare and defined contribution Plans requested by the Partnership to be terminated pursuant to Section 6.10(b).
(i)
Parachute Payments. Except as provided in Section 4.11(i) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any compensation or benefit otherwise payable or required to be provided to any current or former employee, director, independent contractor, or consultant, (iii) result in the acceleration of the time of payment, vesting, or funding of any such benefit or compensation to any current or former employee, director, independent contractor or consultant, or (iv) result in the forgiveness of any loan made by the Company to any employee or former employee director, independent contractor, or consultant. No amount paid or payable in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will, (i) be an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999 or not be deductible by the Company or its Subsidiaries by reason of Code Section 280G, or (ii) require a “gross-up” payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1).
(j)
Independent Contractors. Section 4.11(j) of the Company Disclosure Schedule contains a true, complete and correct list of the name, service date, compensation rate, and a brief description of the services of each Person that performs or, since January 1, 2022, performed personal services for the Company or any of its Subsidiaries as an independent contractor where payment to such contractor by the Company or its Subsidiaries has exceeded $25,000 for any 12-month period since January 1, 2022. All individuals characterized and treated by the Company or any of its Subsidiaries as independent contractors or consultants during such period are and have been, properly treated as independent contractors under all Applicable Law. Except for eligibility to receive stock options or other equity awards under Company Plans, or as disclosed in Section 4.11(j) of the Company Disclosure Schedule,

23

no independent contractor participates in any Company Plan. To the Knowledge of the Company, no Company Employee is a party to, or is otherwise bound by, any agreement or arrangement, between such Company Employee and any other Person, in each case, that (x) limits the Company Employee’s ability to perform such Company Employee’s duties to the Company or any of its Subsidiaries, or (y) that materially adversely affects the ability of the Company or any of its Subsidiaries to conduct its business in the ordinary course of business.
(k)
No Collective Bargaining Agreements. None of the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union Contracts with respect to the Company Employees, no such collective bargaining agreement is being negotiated by the Company or its Subsidiaries and no campaign or other attempt for recognition has been made by any labor organization with respect to the Company Employees. There is not now pending or threatened any (i) material labor dispute against the Company; (ii) Unfair Labor Practice (as defined in the National Labor Relations Act) charge or complaint against the Company involving any current or former employee before the National Labor Relations Board, any state labor relations board or any other Governmental Authority; (iii) grievance or other claim against the Company involving any Company Employee before any Governmental Authority; or (iv) formal allegations or investigations by a Governmental Authority relating to the misclassification of any current or former employees as independent contractors. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, threatened, or reasonably anticipated.
(l)
Severance. Except as set forth on Section 4.11(l) of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (i) none of the Company nor any of its Subsidiaries has any obligation, commitment or liability to pay or provide any severance pay or severance benefits to any current or former Company Employee, (ii) no Company Employee is or will be entitled to any severance payment in connection with the execution of this Agreement and the consummation of the Transactions, and (iii) the services provided by each Company Employee in the U.S. is terminable at the will of the Company or its Subsidiary and any such termination would result in no liability to the Company or any of its Subsidiaries.
(m)
Employment. To the Knowledge of the Company, (i) the Company Employees are properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar state Applicable Law, (ii) the Company is in material compliance and has complied, in all material respects, with all Applicable Laws relating to employment and employment practices, and (iii) neither the Company nor any of its Subsidiaries has failed to pay any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such individuals.
(n)
Visa; Work Permits. Section 4.11(n) of the Company Disclosure Schedule contains a list of all Company Employees who are working in the United States pursuant to a visa or work permit. The Company and, to the Knowledge of the Company, each Company Employee is in compliance in all material respects with all applicable visa and work permit requirements, and no visa or work permit held by a Company Employee will expire during the six (6) month period following the date of this Agreement.
(o)
Employee Information. Section 4.11(o) of the Company Disclosure Schedule sets forth a table providing, to the extent permissible by Applicable Law, (i) the name, (ii) the specific entity for whom they provide services, (iii) hiring date, (iv) annual salary, (v) commission and bonus opportunity, (vi) accrued but unused or unpaid vacation/paid time off balances, and (vii) the exempt and non-exempt status of each Company Employee as of the date hereof.

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Section 4.12 Intellectual Property.

(a)
Section 4.12(a) of the Company Disclosure Schedule sets forth (i) a complete list of all material Intellectual Property owned by the Company or any of its Subsidiaries that is registered with a Governmental Authority, including reasonable identifying information for such Intellectual Property, and (ii) a list of all other material Intellectual Property owned by the Company or any of its Subsidiaries. Section 4.12(a) of the Company Disclosure Schedule also identifies each material agreement to which the Company is a party pursuant to which any Person has been granted any license under, or otherwise has received or acquired any interest in, any material Intellectual Property owned by the Company or any of its Subsidiaries (other than commercial off-the-shelf software). Other than as described in Section 4.12(a) of the Company Disclosure Schedule, no Person other than the Company or its Subsidiaries has any ownership interest, including any rights, title or interest, in such Intellectual Property. The Company and its Subsidiaries own or have a valid and legally enforceable right to use all Intellectual Property necessary to operate the business of the Company and its Subsidiaries in all material respects as it is currently conducted. The right, title or interest of the Company and any of its Subsidiaries in all Intellectual Property owned by the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries is free and clear of any Encumbrances and free of any restrictions on the Company or its Subsidiaries’ right or ability to use or enforce any such Intellectual Property, in each case, except for Permitted Encumbrances. The Company and its Affiliates have taken commercially reasonable steps to maintain and protect the Intellectual Property owned by the Company and its Subsidiaries that it material to its current business and maintain the confidentiality of all proprietary information and/or trade secrets.
(b)
Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, during the Applicable Period, none of the Company or its Subsidiaries has received written notice from any third party alleging any infringement or misappropriation of any Intellectual Property rights of any third party by the Company or any of its Subsidiaries and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed upon or misappropriated in any material respect any Intellectual Property rights of any third party. To the Knowledge of the Company, no third party has infringed upon or misappropriated in any material respect any Intellectual Property owned by the Company and its Subsidiaries.
(c)
To the Company’s Knowledge, all Internal IT Systems (i) are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, (ii) conform in all material respects with their related documentation, and (iii) do not contain any virus that would interfere with the ability to conduct the business of the Company and its Subsidiaries. The Company and its Subsidiaries maintain and follow commercially reasonable disaster recovery, data recovery and business continuity plans and procedures, and conduct regular periodic testing of the foregoing.
(d)
None of the source code owned or purported to be owned by the Company or its Subsidiaries has been published, disclosed, or put into escrow by the Company or its Subsidiaries. The Company and its Subsidiaries do not use any open source software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Intellectual Property, or (ii) under any license requiring the Company or its Subsidiaries to disclose or distribute the source code to any proprietary software, to license or provide the source code to any proprietary software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any proprietary software at no or minimal charge. The Company and its Subsidiaries are in compliance in all material respects with the obligations under any agreement pursuant to which the Company or its Subsidiaries have obtained the right to use any open source software, except for such noncompliance, if any, as would not have a Material Adverse Effect.

Section 4.13 Privacy.

(a)
The Company and its Subsidiaries have taken commercially reasonable steps that are intended to protect the confidentiality, integrity, and security of all of their Internal IT Systems and all information, data, and transactions stored or contained therein or transmitted thereby, including Personal Data and other sensitive information received, collected, created, used, accessed, stored, disclosed, transmitted or otherwise processed by the Company or its Subsidiaries against any unauthorized or improper use, disclosure, access, transmittal, interruption, modification, or corruption. To the Company’s Knowledge, the Company and its Subsidiaries are in compliance in all material respects with Applicable Laws relating to privacy, data protection and the collection and use of Personal Data

25

collected and there are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary in which any violation of any Person’s privacy or Personal Data or data rights has been alleged.
(b)
The Company and its Subsidiaries have taken commercially reasonable steps intended to institute or ensure proper information security and eliminate viruses, spyware, bots, keystroke loggers, Trojan horses and any other code designed for malicious purposes from any Internal IT Systems. Commercially reasonable steps include: firewalls, security monitoring, intrusion detection systems, anti-virus protection, patches, required password authentication at login, keeping a verifiable record of all laptops including serial number and name of employee, and periodic security audits.
(c)
Section 4.13(c) of the Company Disclosure Schedule sets forth a full and complete list of all material breaches of Personal Data that to the Company’s Knowledge have occurred with respect to all Internal IT Systems since the Applicable Date.
(d)
Each of the Company and its Subsidiaries performs computer security vulnerability assessments as their management determines and promptly resolves known deficiencies.

Section 4.14 Properties.

(a)
The Company and each of its Subsidiaries has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of its material assets (real and personal, tangible and intangible) and such assets are all of the assets used in and required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted.
(b)
Section 4.14(b) of the Company Disclosure Schedule identifies all of the real estate leases and subleases for the real property used or occupied by the Company or any of its Subsidiaries (the “Leases”). Each of the Leases is valid, binding and in full force and effect, and is enforceable against the Company or its Subsidiary that is a party to such Lease and each other party thereto in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. There exists no material default or condition, or any state of facts or event that with the passage of time or giving of notice would constitute a material default, in the performance by the Company or its Subsidiaries or Affiliates of their respective obligations under any of the Leases or, to the Knowledge of the Company, by any other party to any of the Leases. None of the Company or its Affiliates has received any written or, to the Knowledge of the Company, oral communication from the landlord or lessor under any of the Leases claiming that the Company or any of its Subsidiaries or Affiliates is in breach of its obligations under the respective Leases.
(c)
Section 4.14(c) of the Company Disclosure Schedule sets forth each parcel of real property, including the owner thereof, which the Company or its Subsidiaries owns (the “Owned Real Property”). Each of the Company and its Subsidiaries, as applicable, has good and valid fee simple title to the Owned Real Property. Each Owned Real Property is free and clear of all Encumbrances (except for Permitted Encumbrances). Neither the Company nor any of its Subsidiaries have entered into any leases, arrangements, licenses or other agreements pursuant to which the Company or its Subsidiaries have contracted to sell or lease all or any portion of the Owned Real Property to a third party. To the Knowledge of the Company, there are neither any actual nor threatened in writing, condemnation or eminent domain proceedings that affect the Owned Real Property or any part thereof, and the Company and its Subsidiaries have not received any notice of such condemnation or eminent domain proceedings from any Governmental Authority.

Section 4.15 Absence of Certain Changes. Except as set forth in Section 4.15 of the Company Disclosure Schedule, since September 30, 2024, (a) the Company and its Subsidiaries have conducted their business in all material respects only in the ordinary course, consistent with past practices, except as contemplated by this Agreement, and (b) there has not occurred any fact, change, circumstance or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Combined Company.

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Section 4.16 Environmental Matters. The Company and its Subsidiaries are and since the Applicable Date have been and are in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received written notice of any Proceedings since the Applicable Date, and there are no Proceedings currently pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries or their respective assets or property, alleging any material violation of, or material liability under, any Environmental Law. Each of the Company and its Subsidiaries hold, and are in compliance with, all Permits required under applicable Environmental Law for the current operations of the Company and its Subsidiaries.

Section 4.17 Company NASDAQ Listing. The Common Stock has been listed on the Global Market or Capital Market tier of NASDAQ since May 15, 2015; the Common Stock, as of the date hereof, is listed and trades on NASDAQ under the symbol “RKDA”; and the Company is in good standing with NASDAQ and is not the subject of any formal, informal, oral or other notice of deficiency or non-compliance with NASDAQ listing standards.

Section 4.18 Related Party Transactions. No relationship, direct or indirect (including any transaction or series of related transactions, taken as a whole), exists between the Company and any of its Subsidiaries, on the one hand, and any officer, director or other Affiliate (other than the Company or any of its Subsidiaries) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described therein.

Section 4.19 Takeover Statutes. The Company Board has taken or shall have taken all action prior to the Closing, to ensure that no restrictions included in any “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation applicable to the Company, or any anti-takeover provision in the Organizational Documents of the Company, is applicable to the Acquisition or other Transactions.

Section 4.20 Fairness Opinion. The Company Board has received the opinion of Northland Securities addressed to the Company Board to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Exchange is fair, from a financial point of view, to holders of Common Stock. The Company shall, within two (2) Business Days after the Company receives such final signed fairness opinion or two (2) Business Days from the execution of this Agreement, furnish a signed copy of such final opinion to the Partnership solely for informational purposes.

Section 4.21 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in Article IV of this Agreement, any other Transaction Document or any certificate delivered pursuant hereto or thereto, neither the Company, nor any of its Affiliates or its officers, directors, employees, agents, or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to the Partnership, express or implied, at law or in equity, with respect to the Transactions, and the Company hereby disclaims any such representation or warranty whether by the Company, or any of its Affiliates or its officers, directors, employees, agents, or representatives or any other Person.

Article V

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in the Partnership Disclosure Schedule, the Partnership hereby represents and warrants to the Company as of the date hereof and as of the Closing Date (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

Section 5.1 Organization and Related Matters. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of Texas, and (ii) the Partnership has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted; and (iii) the Partnership is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect.

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Section 5.2 Authority; No Violation.

(a)
The Partnership has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which is it a party and to consummate the Transactions to which it is or will be a party and to perform its obligations hereunder and thereunder, subject to the delivery of the Limited Partners Representatives Consent. The execution and delivery of this Agreement and the consummation of the Transactions to which it is a party have been duly and validly approved by all necessary actions on the part of the Partnership including its General Partner (subject to the delivery of the Limited Partners Representatives Consent). No other proceedings on the part of the Partnership are necessary to approve this Agreement and to consummate the Transactions (subject to the delivery of the Limited Partners Representatives Consent). This Agreement has been, and each Transaction Document, when executed and delivered by the Partnership, will be, duly and validly executed and delivered by the Partnership, and, assuming due authorization, execution and delivery by the other parties hereto or thereto, this Agreement and each Transaction Document constitutes or will constitute a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)
Neither the execution and delivery of this Agreement or any other Transaction Document by the Partnership, nor the consummation by the Partnership or Acquisition Sub of the Transactions, nor compliance by the Partnership with any of the terms or provisions thereof, will (i) violate any provision of the Organizational Documents of the Partnership or (ii) assuming that the consents and approvals referred to in Section 5.6 are duly obtained, contravene any Applicable Law.

Section 5.3 Partnership Interests.

(a)
As of the date of this Agreement and as of the Closing, the Partnership has the Partnership Interests outstanding as shown on Section 5.3 of the Partnership’s Disclosure Schedule. The Partnership Interests represent the entire record and beneficial ownership of all equity interests in the Partnership and there are no pre-emptive or similar rights, options, or other commitments or agreements obligating the Partnership to issue, sell, transfer, purchase, redeem or otherwise acquire or sell any Partnership Interests or other form of equity interest in the Partnership. As of the date of this Agreement and as of the Closing, except as set forth above and except as disclosed in Section 5.3 of the Partnership Disclosure Schedule, no Partnership Interests or other form of equity interest in the Partnership are issued, reserved for issuance, subject to options or warrants to buy, or outstanding.
(b)
As of the date of this Agreement and as of the Closing Date, except as described in Section 5.3 of the Partnership Disclosure Schedule, none of the Limited Partners is, directly or indirectly, the beneficial owner of LP Interests held by any other Limited Partner and as of the Closing Date will not, directly or indirectly, beneficially own any of the Exchange Shares issuable to any other Limited Partner, with beneficial ownership determined in accordance with Rule 13d-3 under the Exchange Act.

Section 5.4 Financial Statements; Books and Records.

(a)
The Partnership has furnished copies of its financial statements described in Section 5.4(a) of the Partnership Disclosure Schedule (the “Historical Financial Statements”), including (i) the Partnership’s audited balance sheet as of December 31, 2023, and related statement of operations, statement of partners’ equity and statement of cash flows for the fiscal year ended December 31, 2023, together with the notes thereto, and (ii) the Partnership’s unaudited balance sheet as of September 30, 2024 (the “Balance Sheet Date”), and related condensed statements of operations, condensed statements of changes in equity and condensed statements of cash flows for the comparative nine (9)-month periods ended on September 30, 2024 and 2023, together with the notes thereto (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”).
(b)
Except as otherwise disclosed in the notes thereto, and subject in the case of the Interim Financial Statements to the absence of normal and recurring year-end adjustments, the Financial Statements present fairly in all material respects the financial condition of the Partnership as of the respective dates thereof, the cash flows

28

of the Partnership and the operating results of the Partnership for the periods covered thereby, in each case in conformity with GAAP in all material respects, consistently applied and without modification of the accounting principles used in the preparation thereof throughout the periods presented (except as may be indicated in the notes thereto).
(c)
The Financial Statements were derived from the books and records of the Partnership, which books and records are accurate and complete in all material respects.
(d)
Except for liabilities (a) reflected or reserved against in the Financial Statements or (b) incurred in the ordinary course of business since September 30, 2024 consistent with past practice, the Partnership has no liabilities or obligations of any nature that would be required to be reflected on the Partnership’s balance sheet (or the notes thereto) in accordance with GAAP. The Partnership does not maintain any undisclosed “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.
(e)
The Partnership maintains a system of internal controls over financial reporting designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Partnership in conformity with GAAP and to maintain accountability of the Partnership’s assets, (iii) access to the Partnership’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Partnership’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Partnership maintains internal controls over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 5.5 No Material Adverse Effect; Absence of Changes.

(a)
Since the Balance Sheet Date, no Material Adverse Effect on the Partnership has occurred.
(b)
Except as set forth on Section 5.5 of the Partnership Disclosure Schedule, since the Balance Sheet Date, the Partnership has conducted its business in the ordinary course consistent with past practices, and other than in the ordinary course of business, the Partnership has not:
(i)
made any material change in any method of accounting or accounting policies;
(ii)
materially amended, terminated or adopted any Partnership Employee Benefit Plan;
(iii)
amended any Material Contract (other than ordinary course, amendments to operating agreements, or extensions or renewals of any Material Contracts in the ordinary course of business);
(iv)
instituted or settled any material claim or lawsuit;
(v)
sold, leased, exchanged, transferred or otherwise disposed of, or agreed to sell, lease, exchange, transfer or otherwise dispose of, any of the assets of the Partnership except (A) idled assets, (B) dispositions of worn-out or obsolete equipment in the ordinary course of business consistent with past practices, and (C) the sale of hydrocarbons in the ordinary course of business;
(vi)
engaged in any transaction with (except pursuant to agreements in effect at the time of this Agreement) and except to the extend disclosed in the notes to the Audited Financial Statements, or entered into any material agreement, arrangement, or understanding with (except pursuant to agreements in effect at the time of this Agreement), directly or indirectly, any of the Partnership’s Affiliates or any Person that holds or owns five percent (5%) or more of the Partnership Interests (or any Affiliate of any such Person);

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(vii)
entered into any contract or similar agreement to do any of the foregoing.

Section 5.6 Consents and Approvals. Except for such consents, approvals and notices of or to other Governmental Authorities as are set forth in Section 5.6 of the Partnership Disclosure Schedule, the Partnership is not required to obtain any consents or approvals of or make any filings, declarations or registrations with any Governmental Authority in connection with (i) the execution and delivery by the Partnership of this Agreement or any other Transaction Document, or (ii) the consummation by the Partnership of the Transactions. Except as disclosed in Section 5.6 of the Partnership Disclosure Schedule, the execution and delivery of the Transaction Documents by the Partnership, and the consummation of the transactions contemplated thereby by the Partnership do not and will not (i) violate or conflict with any of the provisions of the Organizational Documents of the Partnership, (ii) materially violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with or without notice or lapse of time or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in any charge, penalty, fee or the creation of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Partnership under, any Contract or (iii) contravene any Applicable Law in any material respect. The General Partner of the Partnership, by resolutions duly adopted and not subsequently rescinded or modified, has (A) approved this Agreement, including the execution, delivery and performance thereof, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, and (B) directed that this Agreement and the transactions contemplated hereby be submitted to the Limited Partners of the Partnership for approval in accordance with Applicable Law. The Partnership has made available to the Company complete and correct copies of the Partnership’s Organizational Documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 5.7 Legal Proceedings. Except as set forth in Section 5.7 of the Company Disclosure Schedule:

(a)
there are no material Proceedings that are pending or, to the Knowledge of the Partnership, threatened in writing against or relating to the Partnership, that are or are reasonably expected not to be within applicable insurance policy limits;
(b)
there are no material Proceedings that are pending or, to the Knowledge of the Partnership, threatened against or relating to the Partnership, and the Partnership is not subject to any outstanding order that (i) as of the date of this Agreement challenges or seeks to enjoin, alter or materially delay the consummation of the Transactions or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
(c)
there are no material Proceedings pending or, to the Knowledge of the Partnership, threatened against any officer, manager, or general partner of the Partnership in respect of which the Partnership has or would have the obligation to indemnify such Person.

Section 5.8 No Broker. Except as set forth in Section 5.8 of the Partnership Disclosure Schedule, none of the Partnership or any of its Affiliates has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or investment banking or financial advisory fees in connection with the Transactions.

Section 5.9 Compliance with Applicable Law.

(a)
Each of the Partnership and its Affiliates are, and since the Applicable Date have been, is in compliance in all material respects with all Applicable Laws, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except that if any representation or warranty contained in this Article V with respect to the Partnership’s compliance with any particular areas of Applicable Law is qualified by Knowledge, then the representation and warranty set forth in this Section 5.9(a) shall be deemed qualified by Knowledge with respect to such particular area of Applicable Law to the same extent as set forth in such other representation and warranty. Since the Applicable Date, the Partnership and its Affiliates have not received any notices, complaints or other communications (in writing or, to the Knowledge of the Partnership, otherwise) from any Person, or been subject to any order, regarding any actual or alleged material violation of any Applicable Law; and no material Proceedings have been filed, or to the Knowledge of the Partnership, threatened, against the Partnership or its Affiliates alleging a material violation of any Applicable Law. The
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Partnership holds, owns or possesses all material Permits (other than Environmental Permits addressed in Section 5.17) necessary for the lawful ownership, operation and use of the material properties and assets and the conduct of the businesses of the Partnership and its Affiliates as currently conducted, in each case except where failure to have such Permits would not reasonably be expected to result in a Material Adverse Effect. The Partnership and its Affiliates are in compliance with their respective material obligations under such Permits (other than Environmental Permits addressed in Section 5.17). Since the Applicable Date, none of such Permits (other than Environmental Permits addressed in Section 5.17) has been challenged, revoked, suspended, restricted, cancelled, modified, impaired or non-renewed, and no statement or regarding any violation or failure to comply with, or of intention to challenge, revoke, suspend, restrict, cancel, modify, impair or fail to renew any such Permit (other than Environmental Permits addressed in Section 5.17) has been received in writing by the Partnership or any of its Affiliates.
(b)
Except as set forth in Section 5.9(b) of the Partnership Disclosure Schedule, since the Applicable Date the Partnership has complied in all material respects with its obligations to submit all filings required to be submitted by the Partnership with any Governmental Authority except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such filings were in compliance in all material respects with Applicable Law when filed or as amended or supplemented, and no material deficiencies have been asserted in writing or, to the Knowledge of the Partnership, orally, by any Governmental Authority with respect to such filings that have not been resolved to the satisfaction of such Governmental Authority.
(c)
Neither the Partnership nor, to the Knowledge of the Partnership, any other Persons acting on its behalf has, (i) used any Partnership or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar Applicable Laws.

Section 5.10 Agreements with Governmental Authorities. The Partnership is not subject to any cease-and-desist or other order or enforcement action issued by a Governmental Authority, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive.

Section 5.11 Material Contracts.

(a)
Except as set forth in Section 5.11 of the Partnership Disclosure Schedule, as of the date hereof the Partnership has not entered into or is bound by any of the following types of Material Contracts that are in effect as of the date of this Agreement and have not been fully performed:
(i)
any Contracts with any Affiliate of the Partnership;
(ii)
any Contracts relating to any Indebtedness;
(iii)
any Contracts under which the Partnership is obligated to make, directly or indirectly, any capital contribution to, or other investment in, any Person in any amount;
(iv)
any Contracts prohibiting or restricting in any material respect the ability of the Partnership to conduct business in any geographical area, to solicit clients or to compete with any Person;
(v)
any Contracts that provide for earn-outs or other similar contingent obligations to be paid by the Partnership;

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(vi)
any Contracts for the Partnership’s purchase of materials, supplies, products or services, involving annual payments in excess of $25,000 in any year;
(vii)
any joint venture, strategic alliance, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues or profits of the Partnership;
(viii)
any Contract with any Governmental Authority;
(ix)
any Contract under which (A) the Partnership is granted rights by others in any Intellectual Property that is material to the Partnership’s business (other than (x) commercial off-the-shelf software or (y) agreements with the Partnership’s employees or contractors entered into in the ordinary course of business) or (B) the Partnership has granted rights to others in Intellectual Property (other than customer agreements entered into in the ordinary course of business);
(x)
any Contracts between or among the Partnership or any Subsidiary and a third party, including joint and several undertakings and/or guarantees for the benefit of a third party, pursuant to which the Partnership or any Subsidiary has guaranteed or may otherwise be primarily or secondarily liable in respect to any obligation or liability owed to or for the benefit of a third party;
(xi)
any Contracts between the Partnership, on the one hand, and any Limited Partner or any Affiliate of any Limited Partner or any officer of the Partnership, on the other hand;
(xii)
(i) any Contract with any third party administrator and any Contract pursuant to which the Company or any of its Subsidiaries provides services to a third party and (ii) any Contract with any other service provider that involves annual service fees in excess of $25,000;
(xiii)
any Contract (or series of related Contracts) since the Applicable Date that has not been fully performed providing for the acquisition or disposition of any material lines of business, business enterprise or material assets of or by the Company or any of its Subsidiaries;
(xiv)
Contracts relating to any Proceeding or settlement agreement to which the Company or any of its Subsidiaries is a party, other than claim related settlements within policy limits entered into in the ordinary course of business;
(xv)
indemnification agreements, undertakings and obligations of the type described at Section 6.11(a);
(xvi)
any management, consulting, independent contractor, employment, severance, bonus or similar agreement with any Partnership employees or current independent contractors providing services to the Partnership;
(xvii)
any Contract that involves annual payments in excess of $25,000 that is not terminable on notice of ninety (90) or fewer calendar days without penalty or premium;
(xviii)
any real property lease, sublease or similar Contract; and
(xix)
any Contract that contains any “change of control” or similar term or provision that may be triggered, breached or violated by the Partnership’s entering into this Agreement and consummating the Transactions.
(b)
Each Material Contract is valid, binding and in full force and effect, and is enforceable against the Partnership, and, to the Knowledge of the Partnership, each other party thereto in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and

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general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Partnership has duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued. There are no existing material defaults (or events or acts that, with the giving of notice or lapse of time or both that would reasonably be expected to become material defaults) of the Partnership or any other party thereto, under any Material Contract. The Partnership has made available to the Company prior to the date hereof complete copies of all Material Contracts.

Section 5.12 Insurance Coverage. Section 5.12 of the Partnership Disclosure Schedule sets forth a list, as of the date hereof, of each insurance policy (excluding reinsurance contracts) covering the Partnership or any of its assets, properties or employees, together with a description of the coverage and the annual premium for the immediately prior year. Each such insurance policy is in full force and effect, all premiums due and payable thereon have been paid and the Partnership has not received written notice from any insurer or agent of any intent to cancel any such insurance policy. The Partnership has complied in all material respects with the terms and provisions of such insurance policies. There is no claim over $10,000 by the Partnership pending under any of such policies with respect to the Partnership as to which coverage has been denied or disputed by the underwriters of such policies.

Section 5.13 Taxes.

(a)
Except as set forth on Section 5.13(a) of the Partnership Disclosure Schedule, all Tax Returns of the Partnership that are required by Applicable Law to have been filed have been duly and timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. The Partnership has paid all Taxes required to have been paid by it.
(b)
No jurisdiction in which the Partnership has not filed a particular type of Tax Return has asserted that it is required to file such Tax Return in such jurisdiction.
(c)
There are no claims or assessments proposed or pending by any Tax Authority against the Partnership concerning the Tax liability of such entity.
(d)
There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to the Partnership, and the Partnership has not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.
(e)
All Taxes required to be withheld, collected or deposited by or with respect to the Partnership have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant Tax Authority, and the Partnership has complied in all material respects with all Tax information reporting requirements.
(f)
None of the assets of the Partnership is subject to any lien for Taxes other than Permitted Encumbrances.
(g)
The Partnership has never been a member of an affiliated, consolidated, combined, or unitary group for any Tax purpose.
(h)
The Partnership is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(i)
Except as set forth in Section 5.13(i) of the Partnership Disclosure Schedule, the Partnership has no liability for Taxes of any other Person, by contract, or, to the Knowledge of the Partnership, by operation of law or otherwise. The Partnership is not party to any Tax sharing, indemnity, or allocation agreement that is currently in effect (other than general indemnity agreement obligations that do not explicitly govern Taxes).
(j)
The Partnership is not and has not been a party to any “listed transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b)(2).

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(k)
The Partnership does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in any country other than the country in which it was established.
(l)
Except as set forth in Section 5.13(l) of the Partnership Disclosure Schedule, to the Knowledge of the Partnership, there is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Partnership.

Section 5.14 Employees; Employee Benefit Plans; ERISA.

(a)
Benefit Plans. Section 5.14(a) of the Partnership Disclosure Schedule contains a complete and accurate list of each Plan (including each of the Existing Employment Agreements) that the Partnership or any of its ERISA Affiliates sponsors or maintains, or under which the Partnership, its Subsidiaries, or any of their ERISA Affiliates, has any liability or obligation, whether direct or indirect, and whether contingent or otherwise, for the benefit of, or relating to, any present or former employee, officer, consultant, leased employee, independent contractor, or non-employee director or any of their dependents, survivors, or beneficiaries (collectively, the “Partnership Plans”). The Partnership has made available or delivered to the Company (i) a true, correct and complete copy of each Partnership Plan, including, but not limited to, and formal and informal amendments thereto (and, to the extent the Partnership Plan is unwritten, an accurate description); (ii) any related trust agreement, insurance policy, services agreement, or other funding instrument with respect to any Partnership Plans; (iii) true and complete copies of the most recent employee handbooks or similar documents describing such Partnership Plans; (iv) all non-routine communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor with respect to any Partnership Plans; (v) a true and complete copy of each most recently filed Form 5500 (including all attached schedules) for each Partnership Plan since the Applicable Date; (vi) true and complete copies of the current summary plan descriptions and summaries of material modifications with respect to Partnership Plans (where Applicable Law requires such descriptions or summaries); (vii) the most recent IRS determination, advisory or opinion letter for each Partnership Plan (where the IRS provides such determinations or advisory or opinion letters); (viii) all reports submitted within the preceding three (3) years by third-party administrators, actuaries, investment managers, consultants or other independent contractors with respect to Partnership Plans; and (ix) all memoranda, minutes, resolutions and similar documents describing the manner in which each Partnership Plan is or has been administered or describing corrections to the administration of a Partnership Plan.
(b)
Absence of Certain Plans. Neither the Partnership nor any of their current or former ERISA Affiliates maintains, sponsors, participates in, contributes to, or has in the past maintained, sponsored, participated in or contributed to, or otherwise has any liability under (i) any Plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as such term is defined in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.
(c)
Qualified Plans. With respect to each Partnership Plan that is intended to be a Qualified Plan, the IRS has issued a favorable determination, advisory or opinion letter that has not been revoked (a copy of which has been delivered to the Partnership) and no events or circumstances have occurred that would reasonably be expected to result in the disqualification of any such Qualified Plan. All amendments and actions required to bring each Partnership Plan into conformity with the applicable provisions of ERISA, the Code and other Applicable Law, have been made or taken.
(d)
Administration of Partnership Plans. Each Partnership Plan complies and has been administered in all material respects in accordance with its own terms and in compliance with all Applicable Laws. All contributions, premiums or payments due under each Partnership Plan have been paid or, if not yet due, have been properly reflected or accrued on the Partnership’s financial statements to the extent required. There has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA with respect to any Partnership Plan that could result in any liability, direct or indirect, for the Partnership or any of its current or former ERISA Affiliates or any Limited Partner, officer, or employee of the Partnership or any of its current or former ERISA Affiliates.

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(e)
No Pending Claims. There are no pending material Proceedings (other than claims for benefits in the ordinary course) by any Governmental Authority or current or former Partnership Employees against the Partnership Plans or against the Partnership relating to a Partnership Plan, nor have there been any such Proceedings since the Applicable Date. The Partnership is not party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority with respect to employment practices. No Partnership Plan is, or has been, the subject of an application or filing under, or a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority. Each Partnership Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA, Section 4980B of the Code, Section 4980D of the Code and the ACA. The Partnership and its ERISA Affiliates have offered all “full-time employees,” as defined in Code Section 4980H(c)(4)(A) of the Code (and their dependents) the opportunity to enroll in minimum essential coverage which is affordable and provides minimum value. Neither the Partnership nor any of its ERISA Affiliates has received any Letters 226-J from the IRS notifying them that they may be liable for an employer shared responsibility payment under Section 4980H of the Code.
(f)
No Retiree Health Care. Neither the Partnership nor its current or former ERISA Affiliates has any liability with respect to any current or former employees, consultants, or independent contractors, or any Plan, except pursuant to the Partnership Plans. No Partnership Plan provides for any post-termination or retiree welfare benefits to any individual for any reason, other than as required under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar Applicable Law. With respect to each Partnership Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred thereunder, are (i) fully insured, or (ii) covered under a contract with a health maintenance organization.
(g)
Nonqualified Deferred Compensation. Except as provided in Section 5.14(g) of the Partnership Disclosure Schedule, any Partnership Plan that constitutes or contains a 409A Plan complies in form and operation with the requirements of Section 409A of the Code or is exempt from the application of Section 409A of the Code so as to avoid the imposition of taxation under Section 409A(a)(1) of the Code. The Partnership has no obligation with respect to the failure of any 409A Plan to satisfy the foregoing requirements.
(h)
Agreements and Plans. Except as provided in Section 5.14(h) of the Partnership Disclosure Schedule, as of the Closing Date, neither the Partnership nor any of its current or former ERISA Affiliates shall have any liability or obligations under any Partnership Plan.
(i)
Parachute Payments. Except as provided in Section 5.14(i) of the Partnership Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any compensation or benefit otherwise payable or required to be provided to any current or former employee, director, independent contractor, or consultant, (iii) result in the acceleration of the time of payment, vesting, or funding of any such benefit or compensation to any current or former employee, director, independent contractor or consultant, or (iv) result in the forgiveness of any loan made by the Partnership to any employee or former employee director, independent contractor, or consultant. No amount paid or payable in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will, (i) be an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999 or not be deductible by the Partnership by reason of Code Section 280G, or (ii) require a “gross-up” payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1).
(j)
Independent Contractors. Section 5.14(j) of the Partnership Disclosure Schedule contains a true, complete and correct list of the name, service date, compensation rate, and a brief description of the services of each Person that performs or, since January 1, 2022, performed personal services for the Partnership as an independent contractor where payment to such contractor by the Partnership has exceeded $25,000 for any twelve month period since January 1, 2022. All individuals characterized and treated by the Partnership as independent contractors or consultants during such period are and have been, properly treated as independent contractors under all Applicable Law. Except as disclosed in Section 5.14(j) of the Partnership Disclosure Schedule, no independent contractor participates in any Partnership Plan. To the knowledge of the Partnership, no Partnership Employee is a party to, or is

35

otherwise bound by, any agreement or arrangement, between such Partnership Employee and any other Person, in each case, that (x) limits the Partnership Employee’s or independent contractors ability to perform such Partnership Employee’s duties to the Partnership, or (y) that materially adversely affects the ability of the Partnership to conduct its business in the ordinary course of business.
(k)
No Collective Bargaining Agreements. The Partnership is not a party to any collective bargaining or other labor union Contracts with respect to the Partnership Employees, no such collective bargaining agreement is being negotiated by the Partnership or its Subsidiaries and no campaign or other attempt for recognition has been made by any labor organization with respect to the Partnership Employees.
(l)
Severance. Except as set forth on Section 5.14(l) of the Partnership Disclosure Schedule, or as expressly contemplated by this Agreement, (i) the Partnership has no obligation, commitment or liability to pay or provide any severance pay or severance benefits to any current or former Partnership Employee, (ii) no Partnership Employee is or will be entitled to any severance payment in connection with the execution of this Agreement and the consummation of the Transactions, and (iii) the services provided by each Partnership Employee in the U.S. is terminable at the will of the Partnership and any such termination would result in no liability to the Partnership.
(m)
Employment. The Partnership Employees are properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar state Applicable Law. The Partnership is in material compliance and has complied, in all material respects, with all Applicable Laws relating to employment and employment practices. The Partnership has not failed to pay any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such individuals.
(n)
Visa; Work Permits. Section 5.14(n) of the Partnership Disclosure Schedule contains a list of all Partnership Employees who are working in the United States pursuant to a visa or work permit. The Partnership and, to the Knowledge of the Partnership, each Partnership Employee is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by a Partnership Employee will expire during the six (6) month period following the date of this Agreement.

Section 5.15 Intellectual Property.

(a)
Section 5.15(a) of the Partnership Disclosure Schedule sets forth (i) a complete list of all material Intellectual Property owned by the Partnership that is registered with a Governmental Authority, including reasonable identifying information for such Intellectual Property, and (ii) a list of all other material Intellectual Property owned by the Partnership. Section 5.15(a) of the Partnership Disclosure Schedule also identifies each material agreement which any Person has been granted any license under, or otherwise has received or acquired any interest in, any material Intellectual Property owned by the Partnership. No Person other than the Partnership has any ownership interest, including any rights, title or interest, in such Intellectual Property. The Partnership owns or has a valid and legally enforceable right to use all Intellectual Property necessary to operate the business of the Partnership in all material respects as it is currently conducted. The right, title or interest of the Partnership in all Intellectual Property owned by the Partnership that is material to the business of the Partnership is free and clear of any Encumbrances and free of any restrictions on the Partnership’s right or ability to use or enforce any such Intellectual Property, in each case, except for Permitted Encumbrances. The Partnership and its Affiliates have taken commercially reasonable steps to maintain and protect the Intellectual Property owned by the Partnership and maintain the confidentiality of all proprietary information and/or trade secrets.
(b)
Except as set forth in Section 5.15(b) of the Partnership Disclosure Schedule, the Partnership has not received written notice from any third party alleging any infringement or misappropriation of any Intellectual Property rights of any third party by the Partnership and, to the Knowledge of the Partnership, the Partnership has not infringed upon or misappropriated any Intellectual Property rights of any third party. To the Knowledge of the Partnership, no third party has infringed upon or misappropriated any Intellectual Property owned by the Partnership.

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(c)
To the Partnership’s Knowledge, all Internal IT Systems (i) are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, (ii) conform in all material respects with their related documentation, and (iii) do not contain any virus that would interfere with the ability to conduct the business of the Partnership. The Partnership maintains and follows commercially reasonable disaster recovery, data recovery and business continuity plans and procedures, and conducts regular periodic testing of the foregoing.
(d)
None of the source code owned or purported to be owned by the Partnership has been published, disclosed, or put into escrow by the Partnership. The Partnership does not use any open source software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Intellectual Property, or (ii) under any license requiring the Partnership to disclose or distribute the source code to any proprietary software, to license or provide the source code to any proprietary software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any proprietary software at no or minimal charge. The Partnership is in compliance in all material respects with the obligations under any agreement pursuant to which the Partnership has obtained the right to use any open source software, except for such noncompliance, if any, as would not have a Material Adverse Effect.

Section 5.16 Privacy.

(a)
The Partnership has taken commercially reasonable steps that are intended to protect the confidentiality, integrity, and security of all of its Internal IT Systems and all information, data, and transactions stored or contained therein or transmitted thereby, including Personal Data and other sensitive information received, collected, created, used, accessed, stored, disclosed, transmitted or otherwise processed by the Partnership against any unauthorized or improper use, disclosure, access, transmittal, interruption, modification, or corruption. To the Partnership’s Knowledge, the Partnership is in compliance in all material respects with Applicable Laws relating to privacy, data protection and the collection and use of Personal Data collected and there are no Proceedings pending or, to the Knowledge of the Partnership, threatened against the Partnership in which any violation of any Person’s privacy or Personal Data or data rights has been alleged.
(b)
The Partnership has taken commercially reasonable steps intended to institute or ensure proper information security and eliminate viruses, spyware, bots, keystroke loggers, Trojan horses and any other code designed for malicious purposes from any Internal IT Systems. Commercially reasonable steps include: firewalls, security monitoring, intrusion detection systems, anti-virus protection, patches, required password authentication at login, keeping a verifiable record of all laptops including serial number and name of employee, and periodic security audits.
(c)
Section 5.16(c) of the Partnership Disclosure Schedule sets forth a full and complete list of all material breaches of Personal Data that have occurred with respect to all Internal IT Systems since the Applicable Date.
(d)
Each of the Partnership and its Subsidiaries performs computer security vulnerability assessments as their management determines and promptly resolves known deficiencies.

Section 5.17 Environmental Matters.

(a)
(i) The Partnership is not subject to any Proceedings under any Environmental Law; (ii) the Partnership has not (A) received any written notice from any Person alleging a material violation of any Environmental Laws or material release of hazardous materials with respect to any of its oil and gas assets or (B) entered into any agreement with, or is subject to, any order, decree, plea, diversion agreement, consent or judgment issued by, a Governmental Authority pursuant to Environmental Laws that materially interferes with, requires a material and adverse change in or materially restricts the future operation of, or that requires environmental remediation with respect to, its oil and gas assets, in either case of (A) and (B) the subject of which is unresolved; (iii) the Partnership is and since the Applicable Date has been in material compliance with all Environmental Laws, which compliance includes the possession of and compliance with any Environmental Permits required for the operation of its business; and (iv) the Partnership has not released any hazardous materials so as to (A) materially interfere with or prevent compliance in all material respects by the Partnership with any Environmental Law or the terms of any Environmental

37

Permit issued pursuant thereto, (B) give rise to any material liabilities of the Partnership pursuant to any Environmental Laws, or (C) otherwise give rise to or result in any material Environmental Liability of the Partnership to any Person.
(b)
The Partnership is in possession of all Environmental Permits that are materially required for the ownership, operation or use of its oil and gas properties or performance of the Material Contracts as currently conducted. No such Environmental Permits will be terminated or revoked upon the consummation of the transactions contemplated hereby. The ownership, operation and use of its oil and gas assets and the performance of the Material Contracts are and for the last three years have been in material compliance with the terms of such Environmental Permits, and there is no Proceeding seeking the revocation, cancellation, suspension, modification or limitation of any such Environmental Permits.
(c)
Section 5.17(c) of the Partnership Disclosure Schedule sets forth (i) a list of all remediation activities with respect to any of the oil and gas assets operated by the Partnership and, to the Partnership’s Knowledge, any of its non-operated oil and gas assets, in each case that are currently ongoing and (ii) a true, correct and complete list of all remediation activities with respect to any of its oil and gas assets operated by the Partnership and, to the Partnership’s Knowledge, any of its non-operated oil and gas assets, in each case that (A) have resulted in costs for the Partnership in excess of $100,000 (net to the Partnership’s interest) and (B) have been conducted in the last three years prior to the date hereof.

Section 5.18 Suspense Funds. Section 5.18 of the Partnership Disclosure Schedule lists all suspense funds as of the date set forth thereon. Except as withheld in the ordinary course of business, all proceeds from the sale of hydrocarbons produced from its oil and gas assets are being received by the Partnership in a timely manner and are not being held in suspense.

Section 5.19 Royalties and Working Interest Payments. Except for the suspense funds and any royalty settlements occurring in the ordinary course of business, the Partnership has properly and timely paid, or caused to be paid, all royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production and other interest owners’ revenues or proceeds attributable to sales of hydrocarbons produced from or attributable to its oil and gas assets in accordance with the applicable leases and Applicable Laws, in each case, to the extent and only to the extent related to periods in which the Partnership owned such oil and gas assets prior to the date hereof.

Section 5.20 Leases and Fee Minerals.

(a)
During the twelve month period prior to the date hereof, the Partnership has not received from any other party to an oil and gas lease any written notice from a lessor alleging a continuing or uncured material default on the part of the Partnership with respect to such lease or seeking to terminate such lease and no event has occurred which (with notice or lapse of time, or both) would constitute a default under any lease or give the Partnership or, to the Partnership’s Knowledge, any other party to any lease, the right to terminate or modify any lease. The Partnership is not, and to the Partnership’s knowledge is not, no other party to any lease is, in breach of the terms, provisions or conditions of the leases. No party to any lease or right-of-way or any successor to the interest of such party has filed or, to the Partnership’s Knowledge, has threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such lease or right-of-way. There are no express unfulfilled drilling obligations under any of the leases (excluding any drilling obligation necessary to extend such lease beyond its primary term).
(b)
None of the leases or fee minerals that are operated by the Partnership are subject to an outstanding drilling commitment or outstanding condition to drill a well or wells during the primary term thereof (other than ordinary course drilling obligations required to perpetuate a lease beyond its primary term).
(c)
Section 5.20 of the Partnership Disclosure Schedule sets forth those leases that are being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.

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Section 5.21 Oil and Gas Matters. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, and except for property sold or otherwise disposed of in the ordinary course of business, the Partnership has good and defensible title to all its oil and gas properties and in and in each case as attributable to interest owned by the Partnership, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Partnership’s title (as of the date hereof and as of the Closing) to each of the oil and gas properties held or owned by them (or purported to be held or owned by them) (1) entitles the Partnership to receive (after satisfaction of all production burdens applicable thereto), not less than the net revenue interest share shown in its property records of all hydrocarbons produced from such oil and gas properties throughout the productive life of such oil and gas properties, (2) obligates the Partnership to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such oil and gas properties, of not greater than the working interest shown for such oil and gas properties, and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 5.22 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in Article V of this Agreement, neither Partnership nor any of its Affiliates or its or their respective officers, directors, employees, agents or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to the Company, express or implied, at law or in equity, with respect to the Transactions, and Partnership hereby disclaims any such representation or warranty whether by Partnership or any of its Affiliates or its or their officers, directors, employees, agents or representatives or any other person.

Section 5.23 Related Party Transactions. Section 5.23 of the Partnership Disclosure Schedule describes any material transactions or relationships between, on the one hand, the Partnership and, on the other hand, any (i) executive officer or director (or similar position) of the Partnership or any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the outstanding Partnership interests or (iii) to the Knowledge of the Partnership, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Partnership) in the case of each clauses (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act if the Partnership was subject to such disclosure requirements.

Section 5.24 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Partnership or its Affiliates for inclusion or incorporation by reference in the Registration Statement to be filed with the SEC by the Company in connection with the Transactions will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.25 Absence of Certain Changes. Except as set forth in Section 5.25 of the Partnership Disclosure Schedule, since September 30, 2024, (a) the Partnership has conducted its business in all material respects only in the ordinary course, consistent with past practices, except as contemplated by this Agreement, and (b) there has not occurred any fact, change, circumstance or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Combined Company.

Article V-A

REPRESENTATIONS AND WARRANTIES OF THE LIMITED PARTNERS

Each Limited Partner listed on Schedule 2.1 severally and not jointly represents and warrants through its Limited Partner Representatives as follows:

Section 5A.1 Authority. Such Limited Partner has irrevocably appointed the Limited Partner Representatives, or either of them, to perform any and every act necessary or required of such Limited Partner in connection with the negotiation, approval, execution, delivery and performance of this Agreement and any related Transaction Documents, including legally binding such Limited Partner to the representations and warranties of this Article V-A.

Section 5A.2 Good Title. Such Limited Partner is the record and beneficial owner, and has good and marketable title to its Partnership Interests being exchanged by such Limited Partner pursuant to this Agreement, with the right and authority to sell and deliver such Partnership Interests to the Company as provided herein. Upon registering of the

39

Company as the new owner of such Partnership Interests in the records of the Company, the Company will receive good title to such Partnership Interests, free and clear of all Encumbrances.

Section 5A.3 Power and Authority. Subject to the execution and delivery of the Limited Partners Representatives Consent, all acts required to be taken by the Limited Partner to enter into this Agreement and to carry out the Transactions have been properly taken by virtue of the actions taken by the Limited Partners Representatives as authorized by such Limited Partner. The obligations of such Limited Partner under this Agreement constitute legal, valid and binding obligations of such Limited Partner, enforceable against such Limited Partner in accordance with the terms hereof by virtue of the actions taken by such Limited Partners Representatives as authorized by such Limited Partner.

Section 5A.4 No Conflicts. The execution and delivery of this Agreement by such Limited Partner and the performance by such Limited Partners Representatives or such Limited Partner of the obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any Governmental Authority under any Applicable Laws; (ii) will not violate any Applicable Laws with respect to such Limited Partner; and (iii) will not violate or breach any contractual obligation to which such Limited Partner is a party.

Section 5A.5 No Finder’s Fees. Such Limited Partner has not created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions contemplated under this Agreement for which the Company will be responsible.

Article VI

COVENANTS

Section 6.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing through the Closing Date, except as expressly required by this Agreement, or as expressly set forth in Section 6.1 of the Company Disclosure Schedule, or with the prior written consent of Partnership (which shall not be unreasonably withheld, conditioned or delayed), the Company shall and shall cause each of its Subsidiaries to use all commercially reasonable efforts to (a) carry on their business in the ordinary course in all material respects consistent with past practice; (b) keep available the present services of its key Company Employees; and (c) preserve intact their material businesses, operations, and relations with clients, producers, reinsurers, service providers and others with whom they conduct business. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as expressly set forth in Section 6.1 of the Company Disclosure Schedule or consented to in writing by Partnership (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

(a)
(i) amend or agree to amend its respective Organizational Documents, (ii) merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person except as permitted by Sections 6.2 and 8.1, (iii) adjust, split, combine or reclassify any capital stock or other ownership interest, except in connection with the Reverse Stock Split if effected before the Effective Time, (iv) grant any stock appreciation rights or grant to any individual, corporation or other entity (other than employees or contractors pursuant to the Company’s equity plans) any right to acquire any shares of its capital stock or other ownership interest, (v) except for the issuance shares upon the exercise or settlement of Company Options or outstanding warrants to purchase shares of Company Common Stock, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or redeem or propose the purchase or redemption of, any additional shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into, exercisable or exchangeable for, capital stock of the Company or any of its Subsidiaries or other securities convertible into capital stock of the Company or any of its Subsidiaries, or subscriptions, rights, warrants or options to acquire capital stock of the Company or any of its Subsidiaries or other securities convertible into capital stock of the Company or any of its Subsidiaries, or other agreements or commitments of any character obligating any of them to issue or purchase or redeem any such shares or other convertible securities, or create new ownership interests, (vi) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other ownership interest or (vii) declare, pay or set aside any dividend or distribution in respect of any class of shares of capital stock;
(b)
incur any Indebtedness greater than twenty-five thousand dollars ($25,000);

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(c)
make or incur any capital expenditure in excess of twenty-five thousand dollars ($25,000) other than in the ordinary course of business;
(d)
sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its assets except in the ordinary course of business, or grant or suffer to exist, or agree to grant or suffer to exist, any Encumbrances on any of its properties or assets;
(e)
except as it relates to the Transactions contemplated by this Agreement, renew, amend, terminate, accelerate, waive or cancel any Material Contract or any term or condition thereof, in each case, other than (i) the expiration of any Material Contract in accordance with its terms, (ii) the automatic renewal of any Material Contract in accordance with its terms, and (iii) Contracts entered into, renewed, amended, terminated, accelerated, waived or cancelled in the ordinary course of its business;
(f)
(i) enter into, adopt, amend, terminate, renew or accelerate any rights or benefits under any Company Plan or any arrangement that would be a Company Plan if in effect as of the date hereof; (ii) grant to any Company Employee any salary or wage increase or increase in severance or termination pay or make any awards of any shares of capital stock (or securities convertible into, exercisable or exchangeable for, capital stock) or other incentive compensation, or grant any awards or enter into any award agreement under the Long-Term Incentive Plan, or terminate (other than for cause) the employment of any executive officer of the Company or any Subsidiary; or (iv) enter into any collective bargaining agreement applicable to any Company Employee or otherwise recognize any union as the bargaining representative of any such Company Employee;
(g)
Other than with respect to Shareholder-Related Claims, (i) commence or settle any Proceeding other than any Proceedings involving solely the payment of claims arising in the ordinary course of business and not in excess of policy limits under Company Insurance Policies (if such claims are being resolved pursuant to Company Insurance Policies), or (ii) waive or release any material rights or claims other than in the ordinary course of business;
(h)
enter into, amend or extend or renew any material lease or sublease of real property or material tangible personal property (to which the Company is a party as of the date of this Agreement);
(i)
adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, redomestication or other reorganization;
(j)
(i) form any Subsidiary, (ii) acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions or (iii) acquire other assets, properties, interests or securities other than in the ordinary course of business;
(k)
make any material change in the pricing, accounting, investment, valuation, reserving, compliance, marketing, management, tax or other material policies, practices or principles of the Company or any of its Subsidiaries, except as may be required by GAAP, or any other Applicable Law;
(l)
exit any line of business or enter into any new line of business or introduce any new material products or services;
(m)
prepare or file any Tax Return required to be filed by or with respect to the Company or any of its Subsidiaries in a manner inconsistent with past practice; settle or compromise any income Tax liability, enter into any closing agreement or similar agreement related to Taxes; consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; change any taxable period or any Tax accounting method; fail to file any Tax Return when due or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;
(n)
terminate, cancel, permit to lapse (if within the control of the Company) or materially amend any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) that is not replaced by comparable insurance coverage, or fail to maintain, with financially responsible insurance companies, insurance on the assets and properties of the Company and its Subsidiaries in such amounts and against such risks and losses as are consistent with past practice;

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(o)
voluntarily abandon any material Permit, except to the extent required in order to comply with Applicable Law, or voluntarily terminate, fail to renew or permit to lapse any Permit, or enter into any Contract or commitment with any Governmental Authority; or
(p)
authorize, resolve, commit or agree (by Contract or otherwise) to do any of the foregoing.
(q)
Arcadia shall use good faith efforts to periodically notify, consult and discuss with the Partnership material actions contemplated to be taken or material contracts contemplated to be entered into, but the failure to so notify and discuss shall not be deemed to be a material breach of this Section 6.1 for purposes of Article VII hereof.

Section 6.2 Acquisition Proposals.

(a)
No Solicitation or Negotiation.
(i)
The Company agrees that, except as permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its commercially reasonable best efforts to cause its and its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such Persons, collectively, “Representatives”) not to, directly or indirectly: (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or (C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.
(ii)
Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Shareholder Approval is obtained, the Company may (A) provide non-public and other information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms that, if taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions) and promptly discloses (and, if applicable, provides copies of) any such information to Partnership to the extent not previously provided to Partnership, or (B) engage or otherwise participate in any discussions or negotiations regarding such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clauses (A) or (B) of this Section 6.2(a)(ii), the Company Board determines in good faith that based on the information then available (x) after consultation with its financial advisor and outside legal counsel, such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (y) after consultation with its outside legal counsel, tax advisors and other outside advisors it deems relevant, a failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law.
(b)
No Change of Recommendation or Alternative Acquisition Agreement.
(i)
Except as permitted by Section 6.2(b)(ii) and Section 6.2(c), the Company Board and each committee thereof shall not:
(A)
(1) withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation, (2) fail to recommend against acceptance of any tender offer or exchange relating to the securities of the Company within ten (10) Business Days after commencement of such offer, or (3) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal (any of the actions described in clauses (1), (2), or (3), a “Change of Recommendation”); or

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(B)
Except in circumstances that would allow the Company to terminate this Agreement pursuant to Section 8.1(a)(vi), cause or permit the Company to enter into any acquisition agreement, merger agreement or other similar definitive acquisition agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance therewith) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).
(ii)
Notwithstanding the foregoing, prior to the time, but not after, the Company Shareholder Approval is obtained, the Company Board may:
(A)
effect a Change of Recommendation if, and only if, (1) an unsolicited, bona fide written Acquisition Proposal is received by the Company and has not been withdrawn, (2) the Company Board determines in good faith that based on the information then available (x) after consultation with its financial advisor and outside legal counsel, such Acquisition Proposal constitutes a Superior Proposal, and (y) after consultation with its outside legal counsel and other outside advisors it deems relevant, a failure to effect a Change of Recommendation in connection with such Acquisition Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, (3) the Company Board intends to terminate this Agreement pursuant to Section 8.1(a)(vi) in order to enter into an Alternative Acquisition Agreement in relation to such Acquisition Proposal and (4) the Company and the Company Board have complied with the applicable requirements of Section 6.2(e)(ii) (the actions described in this clause (A), a “Qualifying Change of Recommendation”); or
(B)
cause or permit the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (and the Company may enter into or cause a Subsidiary thereof to enter into such an Alternative Acquisition Agreement) or agree, authorize or commit to do so, if, and only if, the Company and the Company Board have complied with the applicable requirements in Section 8.1(a)(vi).
(iii)
Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2(b), including with respect to the requirements in Section 6.2(e) and Section 8.1(a)(vi).
(c)
Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit either the Company or Company Board from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation; provided, further, that a public statement that is limited to describing Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and issuance by the Company Board of a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed a Change of Recommendation.
(d)
Existing Discussions and other Actions. The Company shall, and shall cause its Subsidiaries and all of its and their respective Representatives to, immediately (i) cease all solicitation, encouragement, discussions and negotiations regarding any inquiry, proposal or offer pending at any time on or prior to the date of this Agreement that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; and (ii) terminate access to any Company controlled physical or electronic data rooms relating to a possible Acquisition Proposal.
(e)
Notice; Matching Rights.
(i)
The Company agrees that it will as promptly as reasonably practicable (and, in any event, within two (2) Business Days after receipt) notify the Partnership if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by it or its Subsidiaries or any of their Representatives indicating, in connection with such notice, the name of such Person making such inquiries, proposals or offers and a copy of the inquiries, proposals or offers (if written), or a summary of the material terms and conditions of such proposals or offers (if oral) and thereafter shall keep Partnership reasonably informed, on a current basis, of the status and material terms of any such proposals or offers.

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(ii)
Notwithstanding anything to the contrary in this Agreement, no Qualifying Change of Recommendation may be made until the fourth (4th) Business Day following receipt by the Partnership of written notice from the Company regarding the Company Board’s intention to make a Qualifying Change of Recommendation (a “Notice of Change of Recommendation”), and specifying the reasons for the Qualifying Change of Recommendation in reasonable detail and attaching to such notice the most current version of such agreement shared between the proposed parties thereto. At the Partnership’s option, the parties shall negotiate in good faith during the three (3) Business Days following receipt by the Partnership of the Notice of Change of Recommendation to reach mutual agreement on revisions to this Agreement so that the conditions set forth in Section 6.2(b)(ii)(A)(2) would not be satisfied.
(f)
Representatives. Any action taken by any Representative of the Company that would, if taken directly by the Company, constitute a breach of this Section 6.2, shall be deemed a breach of this Section 6.2 by the Company.

Section 6.3 Preparation of the Proxy Statement / Prospectus; Shareholders Meeting.

(a)
As soon as practicable following the date of this Agreement, but no later than December 31, 2024 (provided that all Persons other than the Company and the Partnership have timely provided all information and consents necessary from such Persons for inclusion in the Registration Statement), the Company and the Partnership shall prepare the Proxy Statement/Prospectus and the Company shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of the Company and the Partnership shall, and shall use all reasonable efforts to cause their accountants and attorneys to, use their reasonable efforts, to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the Transactions contemplated by this Agreement, including causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, each in customary form and covering such matters of the type customarily covered by such documents. The Company and the Partnership shall use their reasonable efforts to cause the Proxy Statement/Prospectus to be delivered to the Company’s shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act by the SEC. The Company shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the Exchange Shares. No filing of, or amendment or supplement to, the Registration Statement will be made by the Company, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Partnership or the Company, in each case without providing the other Party a reasonable opportunity to review and comment thereon. If at any time prior to the time the Registration Statement is declared effective by the SEC under the Securities Act any information relating to the Partnership or the Company, or any of their respective Affiliates, directors or officers, should be discovered by the Partnership or the Company which is required to be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement. If the SEC or applicable rules relating to the content of the Registration Statement require that an opinion of counsel with respect to the intended material U.S. federal income tax consequences of the Exchange be prepared and submitted in connection with the Registration Statement and Proxy Statement/Prospectus, each the Company and the Partnership shall, if requested, deliver to such counsel a Tax certificate, signed by an officer of the Company or the Partnership, as applicable, containing customary representations and covenants reasonably acceptable to the Company or the Partnership, as applicable, in each case, as reasonably necessary and appropriate to enable such advisors to render such opinion.

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(b)
Subject to Section 6.2(a), the Company shall, (i) as soon as reasonably practicable (and in no event later than five (5) Business Days after the date on which the staff of the SEC confirms that it has no further comments on the Registration Statement or that it does not intend to review the Registration Statement), request acceleration of the effectiveness of the Registration Statement and as soon as reasonably practicable thereafter duly call and give notice of the Company Shareholders Meeting to be convened and held no later than forty-five (45) days (or such other date as the Company and the Partnership may agree) following the date on which the definitive version of the Proxy Statement is first mailed to Company Shareholders, (ii) through the Company Board, recommend that the holders of Common Stock adopt this Agreement and the Transactions (the “Company Recommendation”), (iii) use its commercially reasonable efforts to solicit from Company Shareholders proxies in favor of the adoption of this Agreement and the Transactions and (iv) use its commercially reasonable efforts to take all other action necessary or advisable to secure the Company Shareholder Approval. The Company shall have the right, after good faith consultation with the Partnership, to, and shall at the request of the Partnership, postpone or adjourn the Company Shareholders Meeting for no longer than twenty (20) Business Days in the aggregate, or such longer time as the Company and the Partnership may agree in writing, (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Shareholders Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Company Shareholder Approval at the Company Shareholders Meeting. The Company shall keep the Partnership updated with respect to proxy solicitation results as reasonably requested by the Partnership.
(c)
During the period from the date of this Agreement and continuing through the Closing Date, the Company shall timely file or furnish all Company SEC Documents required to be filed or furnished by the Company with the SEC.
(d)
No later than fifteen (15) Business Days after the date on which the staff of the SEC declares the Registration Statement effective (such period of time referred to as the “LPR Consent Delivery Period”), the Limited Partners Representatives may deliver, pursuant to the power of attorney referred to in Section 9.1 below, a duly executed written consent in form and substance reasonably satisfactory to the Company (the “Limited Partners Representatives Consent”) pursuant to which each Limited Partner, acting through the Limited Partners Representatives, agrees to, approves and adopts this Agreement as party hereto, the Exchange and the other transactions contemplated by this Agreement. If the Limited Partners Representatives Consent is not delivered by the end of the LPR Consent Delivery Period, then the Company may terminate this Agreement as provided in Section 8.1.

Section 6.4 Review of Business. Subject to the Confidentiality Agreement, between the date of this Agreement and the Closing, each of the Partnership and the Company shall provide such access to the other Party and the other Party’s employees and agents to all information and data relating to the Company and its Subsidiaries or the Partnership (as applicable), as is reasonably requested, subject to compliance with Applicable Law. Such review shall occur only during normal business hours upon reasonable advance notice by the requesting Party to the other Party and shall be subject to such other Party’s requirements regarding business visitors and shall be conducted in a manner that does not unreasonably interfere with the operations of the other Party. Notwithstanding the foregoing, none of the Company or its Affiliates, or the Partnership or its Affiliates, shall be required to provide access to or to disclose information protected by attorney-client privilege or attorney work product doctrine or similar privilege or where such disclosure would contravene any Applicable Law or fiduciary duty, it being understood that the Company and its Affiliates, the Partnership and its Affiliates, shall (i) cooperate with any request for and use its commercially reasonable efforts to obtain any waivers or other permissions, and (ii) use its commercially reasonable efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, so as to enable the Partnership or the Company, as applicable, to have access to such information.

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Section 6.5 Confidentiality and Announcements.

(a)
The Company and the Partnership agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference and further agree that the Confidentiality Agreement shall terminate upon the Closing.
(b)
The Company and the Partnership shall consult with each other as to the form, substance and timing of any press release, SEC Document or other public disclosure primarily related to this Agreement or the Transactions, and no such press release, SEC Document or other public disclosure shall be made or filed by either party or their respective Affiliates or Representatives without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any party may make such disclosure to the extent (i) contemplated by Section 6.6 or (ii) required by Applicable Law, based on advice of counsel, after making reasonable efforts under the circumstances to consult with, and affording an opportunity for review and comment to, the other party prior to such disclosure and considering any comments from the other party in good faith. The Partnership and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Partnership and the Company.

Section 6.6 Regulatory Matters; Third Party Consents.

(a)
Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Transactions as soon as reasonably practicable after the date hereof, including preparing as promptly as reasonably practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as reasonably practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party including any applicable stock exchange or Governmental Authority in order to consummate the Transactions. The Company and the Partnership shall use their respective commercially reasonable efforts to make filings pursuant to Applicable Laws and stock exchange rules that are necessary, proper or advisable with respect to the Transactions as promptly as practicable. Each party shall use commercially reasonable efforts to supply to any applicable stock exchange or Governmental Authority as promptly as practicable any additional information or documentation that may be required by such stock exchange or Government Authority in connection with their review of the Transactions. Except as set forth in Section 6.18 regarding fees and expenses relating to Nasdaq applications and notice of listing, all filing fees payable in connection with the foregoing shall be borne by the respective filing party incurring such expense.
(b)
Notwithstanding anything to the contrary contained in this Agreement, neither the Partnership nor the Company shall be obligated to take or refrain from taking or to agree to take, or for its Affiliates to take or refrain from taking or agree to take, any action or to permit or suffer to exist any restriction, condition, limitation or requirement, in each case imposed or required by a Governmental Authority that, individually or in the aggregate with any other actions, restrictions, conditions, limitations or requirements imposed or required by a Governmental Authority, would reasonably be likely to result in a Burdensome Condition. As used herein, “Burdensome Condition” means any condition that would require the Partnership, the Company or any of their respective Affiliates to take or agree to take any other action or agree or consent to any limitation or restriction on or changes in any such businesses, operations or assets of the Partnership or the Company or any of their respective Affiliates that, individually or in the aggregate, would have a Material Adverse Effect on the Combined Company.

Section 6.7 Notification of Certain Matters.

(a)
Each party to this Agreement shall give prompt notice to the other parties of (i) any event or existence of any condition of which such party becomes aware that has caused or would reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, (ii) the occurrence of any matter or event that would reasonably be expected to have a Material Adverse Effect, (iii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement that would cause the closing conditions set forth in Sections 7.2(a) or (b) or Sections 7.3(a) or (b) (as applicable) not to be satisfied, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required

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in connection with the consummation of the Transactions, and (v) any Proceeding initiated after the date of this Agreement and pending or, to the applicable party’s Knowledge, threatened against the party or the parties relating to the Transactions; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a breach of this Section 6.7(a) shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VII or give rise to a right of termination under Article VIII if the underlying breach or breaches with respect to which the other party failed to give notice would not result in the failure of the closing conditions set forth in Article VII or would not result in the ability of such non-breaching party to terminate this Agreement, as the case may be.
(b)
From the date hereof until the Closing, the Company shall deliver to the Partnership promptly following the filing or preparation thereof, all quarterly or annual financial statements of the Company prepared in the ordinary course, in each case prepared after the date hereof and prior to the Closing Date.

Section 6.8 Expenses. Except as otherwise provided in this Agreement, each of the Company (and its Subsidiaries), on the one hand, and the Partnership, on the other hand, shall bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions including, without limitation, the fees and expenses of attorneys, accountants, investment bankers, brokers or others engaged by such party.

Section 6.9 Further Assurances. Each party to this Agreement shall use commercially reasonable efforts to (a) execute and deliver to each other such further documents or instruments, and (b) do such other acts and things as may be reasonably necessary or appropriate, in each case in order more effectively to confirm or carry out the provisions of this Agreement and the Transaction Documents and to consummate the Transactions.

Section 6.10 Employees and Employee Benefits.

(a)
The current executive officers of the Partnership will, after the Closing, maintain their current roles with the Company, including without limitation, Elliott “Tony” Roosevelt (CEO), Jimmy C. Hawkins (President), Jerrel Branson (CFO) and Paul Buckner (CLO). The Partnership intends to maintain its current personnel in their same capacities following the Closing Date of the Exchange. The Partnership agrees to cause such persons to provide to the Company the information that is required by applicable rules and regulations of the SEC resulting from their status as prospective officers or as officers of the Company following the Closing.

The current Board of the Company will determine employment matters related to its current management team and personnel, consistent in material respects with the provisions of Section 6.1. The Company shall be solely responsible for payment of any severance or other similar cash payments or equity issuances relating to changes in its personnel at any time prior to or at the Closing Date; provided, however, that the Company shall offer to each person identified on Schedule 3.2(b)(i)(F) continued employment as employees of the Company or as an independent contractor to the Company, after the Closing under existing agreements, or such agreements as amended, satisfactory to the Partnership and the applicable employee or consultant, and adopted with its consent prior to the Closing Date, and any severance relating to the termination of their employment after the Closing Date will be the responsibility of the post-closing Combined Company.

(b)
Following the Closing Date, the Company shall remain a participating employer in, and each Company Employee may continue to participate in, the Company health and welfare and defined contribution Plans until such date as the Combined Company may determine to terminate such Plans (the “Transition Date”).
(c)
Nothing contained in this Section 6.10 or elsewhere in this Agreement, express or implied, shall confer upon any current or former Company Employee or officer, director, or consultant of the Company or its Affiliates any right to continued employment or service (or resumed employment or service) subsequent to the Closing (except as expressly provided for in the New Employment Agreement) or any third-party beneficiary rights under this Agreement (except as expressly provided for in Section 6.11).

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Section 6.11 Director & Officer Indemnification.

(a)
The Partnership understands that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors, officers or employees, as the case may be (each, a “D&O Indemnified Party”), of each of the Company and its Subsidiaries as provided in their respective Organizational Documents, under Applicable Law or under any written indemnification agreement previously entered into between the Company and its directors or officers, shall survive the Closing and shall continue in full force and effect.
(b)
With prior discussion and consultation with, and input from Roosevelt, in particular as to cost and coverage, at or prior to the Effective Time, the Company shall purchase and pay in full all premiums and other costs for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s directors and officers in a form acceptable to the Company and the Partnership that shall provide such directors and officers with coverage for six (6) years following the Effective Time (the “Tail Period”) of not less than the existing coverage as of the Effective Time and have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Effective Time. The Partnership shall, and shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder, for the duration of the Tail Period.
(c)
The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under any Applicable Law. The provisions of this Section 6.11 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.11.

Section 6.12 Conversion of Debt. The Partnership shall cause all outstanding Indebtedness of the Partnership to any Affiliate, Partner or other related party to be converted into Partnership interests before the Closing.

Section 6.13 Tax Matters.

(a)
The Company shall deliver to the Partnership a certificate, dated as of the Closing Date, certifying that the Exchange Shares are not U.S. real property interests as defined in Section 897(c) of the Code (such certificate to be in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c) and reasonably approved by the Partnership).
(b)
All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) that become payable in connection with this Agreement and the Transactions shall be paid when due and borne and paid equally by the Company and the Partnership. Prior to the Effective Time, the Company and the Partnership shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes and each shall use commercially reasonable efforts to avail itself of any available exemptions from such Taxes in accordance with Applicable Law.
(c)
The Company shall deliver to the Partnership proof that the Company and its Subsidiaries timely paid each of its 2024 quarterly estimated federal, state and local income Tax payments, to the extent applicable.
(d)
It is the intent of the parties hereto that the Exchange qualify and be treated as an exchange described in Section 351 of the Code. Each of the parties hereto shall use their respective reasonable best efforts to cause the Exchange to qualify as such, and will not take, or will not agree to take, any action that would prevent the Exchange from qualifying as such an exchange. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the parties hereto shall report the Exchange for U.S. federal income tax purposes as an exchange within the meaning of Section 351(a) of the Code.

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Section 6.14 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Partnership, the Company, the Exchange, or any other Transactions, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.15 Section 16 Matters. The Company and the Company Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or advisable to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law. Notwithstanding the foregoing, none of the Company (after the Effective Time), the Partnership and the Affiliates of the Partnership shall have any liability to any such individual in the event that any such transaction by such individual is not exempt from Section 16(b) of the Exchange Act for any reason. Prior to the Closing Date, the Partnership will furnish information to the Company as may be reasonably required in connection with compliance with Section 16(a) of the Exchange Act.

Section 6.16 Company Shareholder Proceedings. After the execution of this Agreement and prior to Closing, the Company shall promptly advise the Partnership in writing after becoming aware of any Proceeding commenced, or to the Knowledge of the Company threatened in writing, against the Company or any of its directors by any Company Shareholder (on their own behalf or on behalf of the Company) relating to this Agreement, the Exchange or the other Transactions and shall keep the Partnership reasonably informed regarding any such Proceeding. The Company shall: (a) give the Partnership the opportunity to participate in the defense and settlement of any such Proceeding; (b) keep the Partnership reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such Proceeding, and provide the Partnership with the opportunity to consult with the Company regarding the defense of any such Proceeding, which advice the Company shall consider in good faith; and (c) not settle any such Proceeding without the prior written consent of the Partnership which consent shall not be unreasonably withheld, delayed, or conditioned. Nothing in this Section 6.16 shall require that the Partnership consent to a settlement that would create or result in a Burdensome Condition.

Section 6.17 Nasdaq Matters. The Company and the Partnership shall cooperate to prepare any notification form or application for listing, or continued listing, of the Common Stock on the Nasdaq Capital Market (“Nasdaq”) (including the shares of Common Stock that are issuable pursuant to this Agreement) that may be required in connection with the Transactions contemplated by this Agreement, with the goal that the Exchange Shares will be listed upon issuance on Nasdaq and tradable under the symbol requested by the Partnership or any new symbol assigned by NASDAQ at the request of the Company. The Partnership shall pay, or reimburse the Company for, the amount of any application and listing fees relating to such application or notice. The Company and the Partnership agree to use all reasonable efforts to cause such application for listing to be conditionally approved and such shares to be approved for listing (subject to notice of issuance) prior to the Closing. The parties will cooperate as reasonably requested and will promptly furnish to the other party such information concerning the party and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section.

Section 6.18 Conduct of Business by the Partnership. During the period from the date of this Agreement and continuing through the Closing Date, except as expressly required by this Agreement, or as expressly set forth in Section 6.19 of the Partnership Disclosure Schedule, the Partnership shall use all commercially reasonable efforts to (a) carry on its business in the ordinary course in all material respects consistent with past practice; (b) keep available the present services of its employees; and (c) preserve intact its material businesses, operations, and relations with clients, service providers and others with whom they conduct business. Without limiting the generality of the foregoing, except as expressly required by this Agreement or as expressly set forth in Section 6.19 of the Partnership Disclosure Schedule:

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(a)
(i) amend or agree to amend its Organizational Documents, (ii) merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, (iii) adjust, split, combine or reclassify any ownership interest, (iv) grant to any individual, corporation or other entity any right to acquire any interest in Partnership capital or other ownership interest, (v) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or redeem or propose the purchase or redemption of, any Partnership interests or any securities convertible into, exercisable or exchangeable for, Partnership interests or other securities convertible into Partnership interests, or subscriptions, rights, warrants or options to Partnership interests or other securities convertible into interests of the Partnership, or other agreements or commitments of any character obligating the Partnership to issue or purchase or redeem any such interests or other convertible securities, or create new ownership interests, (vi) enter into any agreement, understanding or arrangement with respect to the sale or voting of its Partnership interests or other ownership interest or (vii) declare, pay or set aside any dividend or distribution in respect of any Partnership interest;
(b)
sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its assets except in the ordinary course of business;
(c)
adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, redomestication or other reorganization;
(d)
(i) form any Subsidiary, (ii) acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions or (iii) acquire other assets, properties, interests or securities other than in the ordinary course of business;
(e)
terminate, cancel, permit to lapse or materially amend any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) that is not replaced by comparable insurance coverage, or fail to maintain, with financially responsible insurance companies, insurance on the assets and properties of the Partnership in such amounts and against such risks and losses as are consistent with past practice;
(f)
enter into any transaction or take any other action that would reasonably be expected to cause or constitute a breach of any representation or warranty of the Partnership set forth in this Agreement; or
(g)
authorize, resolve, commit or agree (by Contract or otherwise) to do any of the foregoing.

Article vii

CONDITIONS TO THE CONSUMMATION OF THE TRANSACTIONS

Section 7.1 Mutual Conditions. The obligations of each party to this Agreement to consummate the Transactions shall be subject to the satisfaction of each of the following conditions:

(a)
(i) No order, preliminary or permanent injunction or decree issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Transactions shall be in effect, and (ii) no Applicable Law shall have been enacted, entered or promulgated by any Governmental Authority which prohibits or makes illegal the consummation of the Transactions;
(b)
Company Shareholder Approval. The Company Shareholder Approval shall have been obtained and shall remain in full force and effect; and
(c)
NASDAQ Approval. The Common Stock, including the Exchange Shares upon issuance, shall be or have been approved for listing on the NASDAQ Stock Market, under the symbol RKDA or any new symbol assigned by NASDAQ at the request of the Company.

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Section 7.2 Conditions to the Obligations of the Partnership. The obligations of the Partnership to consummate the Transactions shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by the Partnership:

(a)
Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.3(a) and Section 4.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), and (ii) the other representations and warranties of the Company contained in Article IV shall be true and correct (and, except for the representations and warranties set forth in Section 4.15(b), without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date), except in each of the above cases in clause (i) or (ii) above, where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Combined Company. The Partnership shall have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the foregoing effect and as to the capitalization of the Company in substance as set forth in Section 4.2 hereof, as of the Closing Date.
(b)
Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the foregoing effect.
(c)
[Reserved].
(d)
Other Deliverables. The Partnership shall have received all the items required to be delivered to it pursuant to Section 3.2(b)(i).
(e)
No Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Combined Company.
(f)
Tax Treatment of Exchange. The Exchange shall qualify as a tax-free exchange under the provisions of Section 351(a) of the Code.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to satisfaction of each of the following conditions, which may be waived in writing by the Company:

(a)
Representations and Warranties. (i) Each of the representations and warranties of the Partnership and the Limited Partners set forth in Section 5.1(a) and Sections 5A.1, 5A.2, 5A.3 and 5A.4 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, and (ii) the other representations and warranties of the Partnership and the Limited Partners in Article V and Article V-A shall be true and correct (without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of the date), except in each of the above cases in clause (i) or (ii) above, where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Combined Company. The Company shall have received a certificate dated as of the Closing Date signed on behalf of the Partnership by an appropriate officer of the Partnership to the foregoing effect and by the Limited Partners Representatives on behalf of the Limited Partners.

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(b)
Performance of Obligations of the Partnership and Limited Partners. Each of the Partnership and the Limited Partners or their Affiliates shall have performed in all material respects the obligations and covenants required to be performed by each of them under this Agreement at or prior to the Closing Date. The Company shall have received certificates signed on behalf of the Partnership and Limited Partners by appropriate officers of the Partnership to the foregoing effect.
(c)
Other Deliverables. The Partnership shall have taken the actions described in Section 3.2(b)(ii) and the Partnership shall have delivered to the Company the audited balance sheet of the Partnership as of December 31, 2022, and related statement of operations, statement of partners’ equity and statement of cash flows for the fiscal year ended December 31, 2022, together with the notes thereto, in compliance and conformity with GAAP in all material respects.
(d)
Conversion of Related Party Indebtedness. Except as set forth in Section 7.3(d) of the Partnership Disclosure Schedule, all Indebtedness of the Partnership to any Affiliate, Partner or other related party shall have been converted into Partnership interests before the Closing.
(e)
The Partnership or the Limited Partners Representatives shall have delivered the Limited Partners Representatives Consent within the LPR Consent Delivery Period.

Article VIII
TERMINATION

Section 8.1 Termination.

(a)
This Agreement may be terminated prior to the Closing as follows:
(i)
by written consent of the Company and the Partnership;
(ii)
by the Company or the Partnership, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable;
(iii)
by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall be a breach by the Partnership or the Limited Partners of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within thirty (30) calendar days (but not later than the Termination Date) after the giving of written notice to the Partnership of such breach (provided, that the Partnership may elect by written notice to the Company to extend the Termination Date if and as required in order for the Partnership to have a full thirty (30) days after receipt of written notice of such breach from the Company within which to cure such breach);
(iv)
by the Partnership (provided that neither the Partnership nor Limited Partners is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall be a breach by the Company of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within thirty (30) calendar days (but not later than the Termination Date) after the giving of written notice to the Company of such breach (provided, that the Company may elect by written notice to the Partnership to extend the Termination Date if and as required in order for the Company to have a full thirty (30) days after receipt of written notice of such breach from the Partnership within which to cure such breach);

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(v)
by the Company or the Partnership if the Closing does not occur by the close of business on May 15, 2025 (subject to possible extension as provided in this Section 8.1(a)(v), the “Termination Date”); provided, however, that, notwithstanding the foregoing, no party hereto may terminate this Agreement pursuant to this clause (v) if the action or failure of such party to act has been a principal cause of the failure of the Transaction to occur on or before the Termination Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 35 Business Days prior to the Termination Date, then either party shall be entitled to extend the Termination Date for an additional 30 days;
(vi)
by the Company at any time prior to the time the Company Shareholder Approval is obtained, if (A) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies the Partnership in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (B) during the three Business Day period following delivery of such notice, (1) the Company does not enter into the binding agreement referred to in clause (A) above and (2) the Company negotiates in good faith with the Partnership respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by the Partnership in response to a Superior Proposal, if any, so that the Partnership’s offer would, in the determination of the Company Board, be at least as favorable, from a financial point of view, to the Company Shareholders as the Superior Proposal, and (C) the Partnership does not make, within such three (3) Business Day period, an offer that the Company Board determines, in good faith after consultation with its financial advisor and its legal counsel, is at least as favorable, from a financial point of view, to the Company Shareholders as the Superior Proposal;
(vii)
by the Company or the Partnership if the Company Shareholder Approval is not obtained at the Company Shareholders Meeting (unless such Company Shareholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof);
(viii)
by the Partnership if the Company Board shall have made a Qualifying Change of Recommendation; or
(ix)
by the Company if the Limited Partners Representatives Consent is not delivered by the end of the LPR Consent Delivery Period.
(b)
The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

Section 8.2 Effect of Termination. If this Agreement is terminated in accordance with Section 8.1 hereof and the Transactions are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto; provided that the provisions of Section 6.5, Section 6.8, this Section 8.2, the exculpation and indemnification provisions of Section 9.2, Article X (and any related definitions set forth in Article I) and the Confidentiality Agreement shall remain in effect in accordance with their terms and provided further: (a) the Partnership shall, within five (5) Business Days after such termination, reimburse the Company for the Company’s documented out-of-pocket expenses incurred in connection with this Agreement and the Exchange contemplated thereby not to exceed a total of seven hundred and fifty thousand dollars ($750,000) upon the Partnership’s intentional fraud in the making of the representations and warranties in Article V, or a Limited Partner’s intentional fraud in the making of the representations and warranties in Article V-A, or the Partnership’s Limited Partners Representatives’ Intentional Breach, in each case resulting in a failure to close; and (b) the Company shall, within five (5) Business Days after such termination, reimburse the Partnership for the Partnership’s documented out-of-pocket expenses incurred in connection with this Agreement and the Exchange contemplated thereby, not to exceed a total of (i) seven hundred and fifty thousand dollars ($750,000) upon the Company’s intentional fraud in the making of the representations and warranties in Article IV or Intentional Breach, in each case resulting in a failure to close, or (ii) five hundred thousand dollars ($500,000) upon the Company entering into an Alternative Acquisition Agreement; Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for any Intentional Breach or intentional fraud by such party prior to the date of such termination.

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Article IX
LIMITED PARTNERS REPRESENTATIVES

Section 9.1 Appointment; Authority. By approval of this Agreement and the Transactions and/or the execution and delivery of a Letter of Transmittal, including counterparts thereof, any by the consummation of the Exchange or participating in the Exchange and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Exchange, each of the Partnership’s Limited Partners shall be deemed to have and have by separate power of attorney, such power coupled with an interest and irrevocable, authorized and appointed each of the Limited Partners Representatives as its agent, proxy, attorney-in-fact and representative for all purposes in connection with this Agreement, the Transaction Documents and the agreements ancillary hereto, including to take such action, as it determines in its judgment appropriate, on behalf of such Limited Partner, to exercise all rights, power and authority, as are authorized, delegated and granted to the Limited Partners Representatives on behalf of the Limited Partners (including, to give and receive notices and communications, to receive on behalf of and deliver to any Limited Partner any amounts due to such Limited Partner under this Agreement, to deliver a dispute notice and take such other actions in accordance with this Agreement, to amend this Agreement pursuant to Section 10.2 and to take all actions necessary or appropriate in the judgment of the Limited Partners Representative for the accomplishment of the foregoing). The Company shall be entitled to rely exclusively upon any notices and other acts of the Limited Partners Representatives relating to each Limited Partners rights and obligations under this Agreement as being legally binding acts of each Limited Partner, and the Company shall deliver any notice required or permitted under this Agreement to be delivered to the Limited Partners to the Limited Partners Representatives.

Section 9.2 Exculpation; Indemnification. The Limited Partners Representatives will incur no liability of any kind with respect to any action or omission by the Limited Partners Representatives in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Limited Partners Representatives’ (or either of them) gross negligence or willful misconduct. The Limited Partners Representatives shall not be liable for any action or omission pursuant to the advice of counsel. The Limited Partners, severally and not jointly, shall indemnify, defend and hold harmless each of the Limited Partners Representatives from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representatives Losses”) arising out of or in connection with the Limited Partners Representatives execution and performance of this Agreement, the Transaction Documents and any agreements ancillary hereto, in each case as such Representatives Loss is suffered or incurred; provided, that in the event that any such Representatives Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Limited Partners Representatives, the Limited Partners Representatives will reimburse the Limited Partners the amount of such indemnified Representatives Loss to the extent attributable to such gross negligence or willful misconduct. In no event will the Limited Partners Representatives be required to advance its own funds on behalf of the Limited Partners or otherwise. The foregoing indemnities will survive the Closing, the resignation or removal of the Limited Partners Representatives or the Termination of this Agreement.

Article X
MISCELLANEOUS

Section 10.1 Survival of Representations and Warranties and Agreements. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants or agreements of the Parties herein which by their terms contemplate performance after the Effective Time, and this Article X, shall survive the Effective Time. This Section 10.1 shall not limit Section 8.2.

Section 10.2 Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by the Company (after approval by the Company’s Board of Directors) and the Partnership; provided, however, that after Company Shareholder Approval of this Agreement, no amendment shall be made which by Law requires further approval of the Company’s stockholders without the further approval of such stockholders. No waiver of any party to this Agreement will be effective unless it is in a writing signed by the waiving parties (or in the case of a waiving party which is not a natural person, by a duly authorized officer of the waiving party) that makes express reference to the provision or provisions subject to such waiver. No waiver will constitute a

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waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

Section 10.3 Entire Agreement. This Agreement and any Schedules referred to herein, the other Transaction Documents, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to herein, constitute the entire agreement of the parties with respect to the subject matter contained herein or therein, and supersede all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

Section 10.4 Interpretation. The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term. Any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein, except in each case for references in the schedules hereto (including the Company Disclosure Schedule and the Partnership Disclosure Schedule) means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. Any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section. Any agreement referred to herein shall include reference to all Schedules and other documents or agreements attached thereto.

Section 10.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.6 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given (a) upon delivery in the case of delivery by hand, (b) on the date delivered in the place of delivery if sent by e‑mail (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Pacific time, otherwise on the next succeeding Business Day, or (c) one (1) Business Day after being sent for next Business Day deliver, fees prepaid, via a reputable overnight express courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Arcadia Biosciences, Inc.

5950 Sherry Lane, Suite 215

Dallas, Texas 75225

Attention: TJ Schaefer

Telephone: (530) 756-7077

E-mail: tj.schaefer@arcadiabio.com

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with a copy (which shall not constitute notice) to:

Weintraub Tobin

400 W. Capitol Mall, Suite 1100

Sacramento, CA 95814

Attention: C. Kevin Kelso

Telephone: (916) 558-6000

E-mail: kkelso@weintraub.com

If to the Limited Partners Representatives, to:

5956 Sherry Lane, Suite 1650

Dallas, TX 75225

Attention: Paul Buckner, Chief Legal Officer

Telephone: (214) 871-2666

E-mail: paul@rooseveltresources.com

with a copy (which shall not constitute notice) to:

5956 Sherry Lane, Suite 1650

Dallas, TX 75225

Attention: David A. Roosevelt

Telephone: (241) 571-2666

E-mail: david@eroosevelt.com

If to the Partnership, to:

Roosevelt Resources, LP

5956 Sherry Lane, Suite 1650

Dallas, TX 75225

Attention: Paul Buckner, Chief Legal Officer

Telephone: (214) 871-2666

E-mail: paul@rooseveltresources.com

with a copy (which shall not constitute notice) to:

Jones & Keller, P.C.

1675 Broadway, 26th Floor

Denver, CO 80202

Attention: Reid A. Godbolt

Telephone: (303) 573-1600

E-mail: rgodbolt@joneskeller.com

Section 10.7 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party with the prior written consent of the other party, and any attempted assignment or delegation of this Agreement or any such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Except as otherwise expressly set forth in this Agreement, no provision of this Agreement is intended or shall be construed to confer upon any Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

Section 10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being

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understood that all of the parties need not sign the same counterpart, and may be delivered by facsimile, e-mail of a .pdf attachment, generally recognized e-signature technology or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 10.9 Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PERSON CLAIM OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.9.

Section 10.10 Governing Law; Other . This Agreement shall be governed and construed in accordance with the internal laws (including the statute of limitations) of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. Each of the parties irrevocably agrees that any and all Proceedings arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the state courts of the State of Delaware and the United States District Court for the District of Delaware (collectively, the “Delaware Courts”). Each of the parties agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by the Delaware Courts. Each of the parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Delaware Courts and agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than Delaware Courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with this Agreement, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11 Other Remedies; Specific Performance. Section 10.12. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

[Signature Pages Follow]

57

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

THE COMPANY:

ARCADIA BIOSCIENCES, INC.

By:	/s/ Thomas J. Schaefer
Name:	Thomas J. Schaefer
Title:	President & CEO

LIMITED PARTNERS REPRESENTATIVES:

Elliott Roosevelt, Jr., solely in his capacity as a Limited Partners Representative

By:	Elliott Roosevelt, Jr.
Name:	Elliott Roosevelt, Jr.
Title:

David A. Roosevelt, solely in his capacity as a Limited Partners Representative

By:	David A. Roosevelt
Name:	David. A. Roosevelt
Title:

PARTNERSHIP:

ROOSEVELT RESOURCES, LP

a Texas limited partnership

By:	Roosevelt Resources Management, LLC,
its general partner

By:	Elliott Roosevelt, Jr.
Name:	Elliott Roosevelt, Jr.
Title:	Manager

Annex B

December 3, 2024

Board of Directors of Arcadia Biosciences, Inc. 5950 Sherry Lane, Suite 215

Dallas, Texas 75225

Dear Members of the Board of Directors:

We understand that Arcadia Biosciences, Inc., a Delaware corporation (“RKDA”), proposes to enter into a definitive securities exchange agreement, dated November 26, 2024 (the “Exchange Agreement”), by and among RKDA, Roosevelt Resources, LP, a Texas limited partnership (“RR”), and Elliott Roosevelt, Jr. pursuant to which RKDA will issue shares of its common stock to the partners of RR in exchange for all of the Partnership Interests in RR (the “Exchange”). We have been advised that at Closing of the Exchange, RKDA will: (i) issue a number of shares of Common Stock to the Limited Partners such that the Limited Partners and the pre-Closing RKDA stockholders will own 90% and 10%, respectively, of the combined company. The terms of the Exchange are more fully set forth in the Exchange Agreement and capitalized terms used but not defined herein have the meanings ascribed to such terms in the Exchange Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to RKDA of the Exchange Consideration under the Exchange Agreement

We, as a customary part of our investment banking business, are continually engaged in performing financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions and for estate, corporate and other purposes. We have been engaged by RKDA to render the opinion set forth below (the “Opinion”) to it and we will receive a fee of

$250,000 from RKDA for providing the Opinion, (a) $12,500 of which was due and paid upon execution of the engagement letter, and (b) the balance of which is due and payable in cash immediately upon the initial delivery of Northland’s Opinion following the Board Meeting regarding the definitive agreements that RKDA enters into with RR for the Exchange. In addition, RKDA has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to providing the Opinion. We have not been requested to, and did not, (i) participate in negotiations regarding the Exchange Agreement, (ii) solicit any expressions of interest from any other parties regarding any business combination with RKDA or any other alternative transaction, or (iii) advise the Board of Directors (or any committee thereof) of RKDA or any other party regarding alternatives to the Exchange. In addition, we were not requested to and did not provide advice regarding the structure or any other aspect of the Exchange, or to provide services other than the delivery of the Opinion. We have not otherwise acted as financial advisor to any party to the Exchange. In the ordinary course of our business, we and our affiliates may actively trade securities of RKDA for our own account or the account of our customers and, accordingly, we may hold a long or short position in such securities. We may seek to be engaged for compensation in the future to perform investment banking services for RRI.

In connection with our review of the Exchange and in arriving at the Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

1.
the financial terms of the executed Term Sheet dated October 8, 2024;

2. a draft of the Exchange Agreement, dated November 26, 2024;

3. RKDA’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K, and other reports filed with the Securities and Exchange Commission;

4. Estimated proved reserves of RR as of September 30, 2024;

5. certain non-public financial and business information provided to Northland by RKDA and their advisors;

6. certain internal financial information, estimates, and financial and operations forecasts for RR, prepared by RR, RKDA, and their respective advisors;

7. press releases issued by RKDA and RR;

8. certain industry and research reports; and

9. (i) the reported historical price and trading activity for the common stock of RKDA, (ii) certain financial stock market information for RKDA, (iii) certain financial stock market information for certain other publicly traded companies, (iv) the financial terms of certain recent business combinations, and (v) other studies and analyses it deemed appropriate.

In addition, Northland held numerous discussions with certain members of RKDA’s management team and Board of Directors regarding the assessment of the strategic rationale for, and the potential benefits of, the Exchange and the past and current business operations, financial condition, and future prospects of RR. These discussion and related diligence materials, access through a data room, were held over a period of 29 days, from November 5, 2024, to delivery of the Opinion on December 3, 2024.

In addition, we have conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at the Opinion.

In reviewing the Exchange, financial analyses, and in rendering the Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and assume no responsibility regarding such data, material, and other information. In addition, RKDA’s management and advisors have advised us, and we have assumed with your permission, that the financial projections and reserve data reviewed by us have been reasonably prepared in good faith on bases reflecting the best available estimates and judgments of their respective management as to the future financial results and condition of RR and we express no opinion regarding such projections or the assumptions on which they are based. We have also assumed with your permission that RKDA will have adequate financing to enable it to achieve RR’s financial projections and extract reserves as projected. We have relied upon RKDA’s management to advise us promptly if any information provided became inaccurate or had to be updated during the period of our review. If the foregoing assumptions are inaccurate, the Opinion could be materially affected. Neither RKDA nor RR publicly discloses internal financial information of the type provided to us in connection with our review of the Exchange. As a result, such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure. As you are aware, the credit, financial, and stock markets have from time-to-time experienced unusual volatility, and we express no opinion or view as to any potential effects of such volatility on the Exchange and the Opinion does not address potential developments in any such markets. Furthermore, we express no opinion or view as to any potential effects of any foreign or domestic geopolitical instability. In addition, we express no opinion or view as to any potential effects of the COVID-19 pandemic on the Exchange, RKDA, or RR.

We have relied upon and assumed, without independent verification, there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or the Opinion, and there is no information or any facts that would make the information reviewed by us incomplete or misleading.

We have assumed that the Exchange will be consummated under the terms of the Exchange Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at the Opinion, we have assumed that all the regulatory approvals and consents required for the Exchange will be obtained in a manner that will not adversely affect RR or alter the terms of the Exchange. Without limiting the generality of the foregoing, we have, for purposes of our analyses of the consideration of the fair market value of RKDA and Exchange Consideration, assumed the financial projections, PDP reserves data, and proved reserves data furnished to us by RKDA and their advisors are accurate and have further assumed there will be no adjustment to the consideration for balance sheet or other items.

We have assumed that the final form of the Exchange Agreement will be substantially similar to the draft Exchange Agreement we reviewed, dated November 26, 2024, without modification of material terms or conditions. We have assumed that the Exchange will be consummated under the terms of the Exchange Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at the Opinion, we have assumed that all the regulatory approvals and consents required for the Exchange will be obtained in a manner that will not adversely affect RKDA or RR or alter the terms of the Exchange. Without limiting the generality of the foregoing, we have, for purposes of our analyses of the consideration of the fair market value of RR and Exchange, assumed the financial projections furnished to us by RKDA and their advisors are accurate and have further assumed there will be no adjustment to the consideration for balance sheet or other items.

In arriving at the Opinion, we have performed no appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of RR, including any reserves, intellectual property for which RR might receive royalty or licensing fees, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of RR. We express no opinion regarding the liquidation value of any entity. In arriving at the Opinion, we have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of RR or its affiliates is a party or may be subject and at RKDA’s direction and with its consent, in arriving at the Opinion, we have made no assumption about and therefore have not considered, the possible assertion of claims, outcomes, damages, or recoveries arising out of any such matters.

None of the companies or transactions we may have used in any analysis for purposes of comparison is identical to RR or the Exchange. Accordingly, our analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which RR and the Exchange were compared and other factors that could affect the public trading value or transaction value of the companies or transactions. We also have considered no potential judicial, legislative, or regulatory changes pending or being considered or that may be adopted by any judicial, governmental, or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.

The Opinion is based upon the financial, market, economic, and other conditions that exist on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the Opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion that may come or be brought to our attention after the date of the Opinion. We have not undertaken to reaffirm or revise the Opinion or otherwise comment upon any events after the date hereof and have no obligation to update, revise or reaffirm the Opinion.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. Our research analysts may hold opinions, make statements or recommendations, or publish research reports regarding the RR or the Exchange and other participants in the Exchange that differ from the views of our investment banking personnel.

The Opinion is furnished under our engagement letter dated November 4, 2024 (the“Engagement

Letter”). The Opinion is directed to the Board of Directors of RKDA in connection with its consideration of the Exchange. The Opinion is furnished solely to be used by the Board of Directors of RKDA as only one input to consider in its process of analyzing the Exchange and is not intended to be and does not constitute a recommendation to any member of the Board of Directors or any stockholder of RKDA as to how such director or stockholder should act or vote regarding the Exchange or any other matter. Notwithstanding the foregoing, the Board of Directors of RKDA may rely upon the Opinion. The Opinion delivered to the Board of Directors is subject to the conditions, scope of engagement, limitations, and understandings in this letter.

The Opinion addresses solely the fairness, from a financial point of view, to RKDA of the Exchange Consideration under the Exchange Agreement. We were not requested to opine as to, and the Opinion does not address, the basic business decision to proceed with or effect the Exchange, or any solvency or fraudulent conveyance consideration relating to the Exchange. We express no opinion as to the relative merits of the Exchange as compared to any alternative business strategies or transactions that might exist for RKDA or any other party or the effect of any other transaction in which RKDA or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or because of the Exchange by securityholders, holders of any warrants or debt or debt-like instruments, officers, directors, or employees of RR in such capacities, or relative to or in comparison with the Exchange Consideration. We have not been asked to consider, and the Opinion does not address, the solvency or viability of RKDA to pay its obligations when they come due. We are not rendering any financial, legal, accounting, or other advice and understand that RKDA is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Exchange.

Preparing a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and applying those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at the Opinion, we attributed no particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by us, therefore, is based on applying our own experience and judgment to all analyses and factors considered by us. The Opinion was reviewed and approved by the Northland Securities Fairness Opinion Committee.

The Opinion shall not be published, disclosed, or otherwise used, nor shall any public references to us be made, without our prior written approval. This letter and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by RKDA with the Securities and Exchange Commission and delivered to the holders of RKDA’s securities in connection with the Exchange. However, no reference to this letter or the Opinion in the proxy or information statement may be made without our written consent and subject to our approval of the language that references this letter or the Opinion, which consent we will not unreasonably withhold, condition, or delay.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Consideration under the Exchange Agreement is fair, from a financial point of view, to RKDA.

Sincerely,

Northland Securities, Inc.

By:

Annex C

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARCADIA BIOSCIENCES, INC.

Annex D

ROOSEVELT RESOURCES, INC.

2025 LONG TERM INCENTIVE PLAN

Part II

Item 20. Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws provides that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions. At present, there is no pending litigation or proceeding involving a director or officer of the Company regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

Under the Exchange Agreement, with prior discussion and consultation with, and input from Roosevelt, in particular as to cost and coverage, at or prior to the Effective Time, the Company agreed to purchase and pay in full all premiums and other costs for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s directors and officers in a form acceptable to the Company and the Partnership that provides such directors and officers with coverage for six years following the Effective Time (the “Tail Period”) of not less than the existing coverage as of the Effective Time and have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Effective Time. The Partnership agreed to, agreed to cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder, for the duration of the Tail Period. The Exchange Agreement provides that the rights of each D&O Indemnified Party are in addition to, and not in limitation of, any other rights such person may have under any applicable law. The Exchange Agreement provisions regarding indemnification will survive the Effective Time and are intended to benefit and be enforceable by each of the D&O Indemnified Parties as third party beneficiaries.

Item 21. Exhibits and Financial Statement Schedules

The following is a list of exhibits filed as a part of this registration statement.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1±	Agreement and Plan of Exchange, by and among Arcadia Biosciences, Inc., and Roosevelt Resources LP, Elliott Roosevelt, Jr. and David A. Roosevelt, as Representatives of the Limited Partners, dated as of December 4, 2024 (attached as Annex A to this proxy statement/prospectus which forms part of this Registration Statement and incorporated by reference herein).	8-K	001‑37383	2.1	12/06/2024
3.1	Amended and Restated Certificate of Incorporation of Registrant.	8-K	001‑37383	3.1	05/26/2015
3.2	Amendment to the Amended and Restated Certificate of Incorporation of Registrant.	8-K	001-37383	3.1	02/28/2023
3.3	Certificate of Designation of Series A Preferred Stock.	8-K	001-37383	3.1	12/08/2022
3.4	Amended and Restated Bylaws of Registrant.	8-K	001-37383	3.2	05/26/2015
3.5	Amendment to the Amended and Restated Bylaws of Registrant.	8-K	001-37383	3.2	12/08/2022
3.6†	Proposed Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation (reverse stock split)
4.1	Form of Registrant’s common stock certificate.	S-3	333‑224061	4.1	03/30/2018
4.2	Form of Common Stock Purchase Warrant.	8-K	001-37383	4.1	03/23/2018
4.3	Form of Common Stock Purchase Warrant.	8-K	001-37383	4.1	06/14/2019
4.4	Form of Placement Agent Warrant.	8-K	001-37383	4.2	06/14/2019
4.5	Form of Common Stock Purchase Warrant.	8-K	001-37383	4.1	09/09/2019
4.6	Form of Placement Agent Warrant.	8-K	001-37383	4.2	09/09/2019
4.7	Description of Registrant’s Securities Pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.	10-K	001-37383	4.7	03/28/2024
4.8	Form of Common Stock Purchase Warrant.	8-K	001-37383	4.1	05/18/2020
4.9	Form of Placement Agent Warrant.	8-K	001-37383	4.2	05/18/2020
4.10	Form of Common Stock Purchase Warrant.	8-K	001-37383	4.1	07/08/2020
4.11	Form of Placement Agent Warrant.	8-K	001-37383	4.2	07/08/2020
4.12	Form of Investor Warrant.	8-K	001-37383	4.1	12/22/2020
4.13	Form of Placement Agent Warrant.	8-K	001-37383	4.2	12/22/2020
4.14	Form of Investor Warrant.	8-K	001-37383	4.1	01/29/2021
4.15	Form of Placement Agent Warrant.	8-K	001-37383	4.2	01/29/2021
4.16	Form of Investor Pre-Funded Warrant.	8-K	001-37383	4.1	08/16/2022
4.17	Form of Investor Preferred Investment Option.	8-K	001-37383	4.2	08/16/2022
4.18	Form of Placement Agent Preferred Investment Option.	8-K	001-37383	4.3	08/16/2022
4.19	Form of Pre-Funded Warrant.	8-K	001-37383	4.1	03/03/2023
4.20	Form of Series A Preferred Investment Option.	8-K	001-37383	4.2	03/03/2023
4.21	Form of Series B Preferred Investment Option.	8-K	001-37383	4.3	03/03/2023
4.22	Form of Placement Agent Preferred Investment Option.	8-K	001-37383	4.4	03/03/2023

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
5.1†	Opinion of Weintraub Tobin Chediak Coleman Grodin Law Corporation as to the validity of Arcadia Biosciences, Inc.’s common stock being registered.
10.1*	Form of Indemnification Agreement between the Registrant and each of its Officers and Directors.	S-1	333-202124	10.7	02/17/2015
10.2*	2006 Stock Plan, as amended and restated, and form of agreement thereunder.	S-1	333-202124	10.8	02/17/2015
10.3*	2015 Omnibus Equity Incentive Plan and forms of agreement thereunder.	10-Q	001-37383	10.5	08/13/2024
10.4*	2015 Employee Stock Purchase Plan and form of agreement thereunder.	S-1/A	333-202124	10.10	05/11/2015
10.5*	Executive Incentive Bonus Plan.	S-1/A	333-202124	10.15	05/11/2015
10.6*	Amended and Restated Director Compensation Policy.	10-Q	001-37383	10.14	05/10/2016
10.7*	Form of Severance and Change in Control Agreement	S-1/A	333-202124	10.18	04/06/2015
10.8*	Separation Agreement for Stanley Jacot Jr.	8-K	001-37383	10.1	07/08/2024
10.8	Base Office Lease dated March 17, 2003 between the Registrant and Pac West Office Equities, LP, including Amendments 1‑7.	S-1	333-229047	10.16	12/27/2018
10.9	Amendment No. 8 to the Office Lease dated March 17, 2003 between the Registrant and Pac West Office Equities, LP.	10-Q	001-37383	10.8	05/13/2020
10.10	Amendment No. 9 to the Office Lease dated March 17, 2003 between the Registrant and Pac West Office Equities, LP.	10-Q	001-37383	10.2	08/13/2020
10.11*	Employment Letter for Stanley E. Jacot Jr., Chief Executive Officer.	10-Q	001-37383	10.1	05/12/2022
10.12*	Severance and Change in Control Agreement for Stanley E. Jacot, Jr.	10-Q	001-37383	10.1	05/12/2022
10.13*	Inducement Option Grant for Stanley E. Jacot, Jr.	10-Q	001-37383	10.2	05/12/2022
10.14*	Employment Letter and Severance and Change in Control Agreement for Thomas J. Schaefer.	8‑K/A	001-37383	10.1	01/05/2023
10.15+	Limited Liability Company Operating Agreement for Archipelago Ventures Hawaii, LLC, dated as of August 9, 2019.	8-K	001-37383	10.1	08/09/2019
10.16	Securities Purchase Agreement dated as of March 19, 2018, between Arcadia Biosciences, Inc. and each purchaser named in the signature pages thereto.	8-K	001-37383	10.1	03/23/2018
10.17	Form of Registration Rights Agreement.	8-K	001-37383	10.2	03/23/2018
10.18	Form of Securities Purchase Agreement dated as of June 11, 2018, between Arcadia Biosciences, Inc. and each purchaser named in the signature pages thereto.	8-K	001-37383	10.1	06/14/2018
10.19	Form of Securities Purchase Agreement dated as of June 12, 2019, between Arcadia Biosciences, Inc. and each purchaser named in the signature pages thereto.	8-K	001-37383	10.1	06/14/2019
10.20	Form of Securities Purchase Agreement dated as of September 5, 2019, between Arcadia Biosciences, Inc. and each purchaser named in the signature pages thereto.	8-K	001-37383	10.1	09/09/2019

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.21	Form of Letter Agreement, dated as of May 14, 2020.	8-K	001-37383	10.1	05/18/2020
10.22	Form of Letter Agreement, dated as of July 6, 2020.	8-K	001-37383	10.1	07/08/2020
10.23	Form of Securities Purchase Agreement dated as of December 18, 2020, between Arcadia Biosciences, Inc. and each purchaser named on the signature pages thereto.	8-K	001-37383	10.1	12/22/2020
10.24	Form of Securities Purchase Agreement dated as of January 25, 2021, between Arcadia Biosciences, Inc. and each purchaser named on the signature pages thereto.	8-K	001-37383	10.1	01/29/2021
10.25	Form of Registration Rights Agreement dated as of January 25, 2021, between Arcadia Biosciences, Inc. and each purchaser named on the signature pages thereto.	8-K	001-37383	10.2	01/29/2021
10.26	Form of Securities Purchase Agreement, dated as of August 12, 2022, between Arcadia Biosciences, Inc. and each purchaser named on the signature pages thereto.	8-K	001-37383	10.1	08/16/2022
10.27	Form of Securities Purchase Agreement dated as of March 2, 2023, between Arcadia Biosciences, Inc. and each purchaser named on the signature pages thereto.	8-K	001-37383	10.1	03/03/2023
10.28	Form of Registration Rights Agreement dated as of March 2, 2023, between Arcadia Biosciences, Inc. and each purchaser named on the signature pages thereto.	8-K	001-37383	10.2	03/03/2023
10.29	Form of Investment Option Amendment, dated as of March 2, 2023.	8-K	001-37383	10.3	03/03/2023
10.30+	Master Transaction Agreement.	8-K	001-37383	10.2	12/22/2020
10.31+	Asset Purchase Agreement dated May 17, 2021, by and among Arcadia, Buyer, Seller, Eko, Lief, Zola and Parent.	8-K	001-37383	10.1	05/21/2021
10.32+**	Asset Purchase Agreement	8-K	001‑37383	10.1	05/17/2024
10.33+**	Asset Purchase Agreement	8-K	001-37383	10.1	05/20/2024
10.34	Promissory Note	8-K	001-37383	10.2	05/20/2024
10.35	Security Agreement	8-K	001-37383	10.3	05/20/2024
10.36*	Employment Letter and Severance and Change in Control Agreement for Thomas J. Schaefer	8-K	001-37383	10.1	08/13/2024
10.37*	Employment Letter and Severance and Change in Control Agreement for Mark Kawakami	8-K	001-37383	10.2	08/13/2024
10.38†*	2025 Long Term Incentive Plan (proposed)
21.1	List of Subsidiaries of Arcadia Biosciences, Inc.	S-1	333-262407	21.1	01/28/2022
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.					X
23.2	Consent of Baker Tilly US, LLP, independent registered public accounting firm.					X
23.3†	Consent of Weintraub Tobin Chediak Coleman Grodin Law Corporation.
24.1	Power of attorney (included in the signature page to this filing).					X
99.1*	Consent of Northland Securities, Inc.					X

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
99.2†	Form of Arcadia Biosciences, Inc. proxy card for the Arcadia special meeting.
99.3	Consent of Director Nominee (Elliott Roosevelt, Jr.).					X
99.4	Consent of Director Nominee (Jimmy C. Hawkins).					X
99.5	Consent of Director Nominee (L. Stephen Melzer).					X
99.6	Consent of Director Nominee (G. Larry Lawrence).					X
99.7†

Proposed form of Certificate of Amendment of Amended and Restated Certificate of Incorporation of Arcadia Biosciences, Inc.—Reverse Stock Split (included as Annex B to the proxy statement/prospectus and incorporated herein by reference).

101.INS	Inline XBRL Instance Document.					X
101.SCH	Inline XBRL Taxonomy Extension Schema With Embedded Linkbase Documents.					X
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).					X
107	Filing fee table					X

* Indicates a management contract or compensatory plan.

+ Certain information has been excluded from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed.

± Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

† To be filed by amendment.

** Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

(b)
Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference. No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the related notes.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
that, for the purpose of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(8)
that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(9)
insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(10)
to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(11)
to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on the 14th day of February, 2025.

ARCADIA BIOSCIENCES, INC.

By:	/s/ Thomas J. Schaefer
Thomas J. Schaefer
Chief Executive Officer and Chief Financial Officer
Principal Financial and Accounting Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas J. Schaefer and Mark Kawakami his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement on Form S-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his/her name.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ THOMAS J. SCHAEFER
Thomas J. Schaefer	Director	February 14, 2025

/s/ ALBERT B. BOLLES
Albert D. Bolles	Director	February 14, 2025

/s/ KEVIN COMCOWICH
Kevin Comcowich	Director	February 14, 2025

/s/ LILIAN SHACKELFORD MURRAY
Lilian Shackelford Murray	Director	February 14, 2025

/s/ GREGORY D. WALLER
Gregory D. Waller	Director	February 14, 2025

/s/ AMY YODER
Amy Yoder	Director	February 14, 2025

/s/ DEBORAH D. CAROSELLA
Deborah D. Carosella	Director	February 14, 2025